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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ACTIVISION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Vivendi Games, Inc. common stock, par value $0.01 per share
	(2)	Aggregate number of securities to which transaction applies: 800 shares of Vivendi Games, Inc. common stock
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $1,961,635,000, calculated pursuant to Rule 0-11(c)(1)(i) and Rule 0-11(a)(4) of the Securities Exchange Act of 1934, as amended, which represents (i) the book value of Vivendi Games (the securities of which will be received by Activision in the business combination) and (ii) $1,731,000,000 received for the issuance and sale of 62.9 million shares of Activision common stock.

	(4)	Proposed maximum aggregate value of transaction: $1,961,635,000, calculated pursuant to Rule 0-11(c)(1)(i) and Rule 0-11(a)(4) of the Securities Exchange Act of 1934, as amended.
	(5)	Total fee paid: $77,092.26
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION

3100 Ocean Park Boulevard
Santa Monica, California 90405

                                    , 2008

Dear Stockholder:

        On behalf of our board of directors, we are pleased to deliver to you our proxy statement relating to the proposed combination of Activision and Vivendi Games, Inc., the interactive entertainment business of Vivendi S.A. We believe that Vivendi Games' portfolio of leading franchises, including Blizzard Entertainment, Inc.'s World of Warcraft®, will facilitate Activision's expansion into the higher operating margin and fast growing massively multiplayer online games genre and will provide scale benefits to our international business, including establishing a meaningful presence in the rapidly growing Asian markets, which we have identified as top strategic priorities.

        In this transaction:

  •
  Merger of Vivendi Games.  Activision and Vivendi Games will combine their businesses through the merger of a newly formed, wholly-owned subsidiary of Activision with and into Vivendi Games. As a result of the merger, Vivendi Games, the parent company of Blizzard Entertainment, Inc. and Sierra Entertainment, Inc., will become a wholly-owned subsidiary of Activision. VGAC LLC, a subsidiary of Vivendi and the sole stockholder of Vivendi Games, will receive approximately 295.3 million newly issued shares of Activision common stock in the merger, which number is based upon a valuation of Vivendi Games at $8.121 billion and a per share price for Activision common stock of $27.50.

  •
  Share Purchase by Vivendi.  Simultaneously with the merger, Vivendi will purchase from Activision 62.9 million newly issued shares of Activision common stock, at $27.50 per share, for an aggregate purchase price of approximately $1.731 billion. Immediately following completion of the merger and share purchase, Vivendi and its subsidiaries are expected to own approximately 52.2% of the issued and outstanding shares of the combined company's common stock on a fully diluted basis.

  •
  Post-Closing Corporate Governance.  Upon the closing of the transaction, Activision's certificate of incorporation and bylaws will be amended and restated to provide for, among other things, (a) the change of the combined company's name, (b) the change of the combined company's fiscal year end to December 31, (c) an increase in the authorized number of shares of Activision common stock, (d) certain majority and minority stockholder protections, and (e) certain changes to the structure of the board of the combined company. As a result of these amendments, among other things, Vivendi will be entitled to appoint a majority of the combined company's board of directors.

        After the closing of the transaction, the combined company will commence a cash tender offer for up to 146.5 million of its shares (representing approximately 50% of the shares of Activision common stock outstanding immediately prior to the transaction) at $27.50 per share. If the tender offer is fully subscribed, Vivendi and its subsidiaries are expected to own approximately 68.0% of the issued and outstanding shares of the combined company's common stock on a fully diluted basis.

        Upon closing of the transaction, the combined company will be renamed Activision Blizzard, Inc. and its common stock will be traded on The NASDAQ Global Select Market under Activision's current ticker "ATVI."

        Our board of directors has approved the transaction after careful deliberation. We will hold a special meeting of stockholders at                         , on                        ,                         , 2008 at            , local time, to obtain the approval of Activision stockholders for: (a) the issuance of shares of Activision common stock to VGAC in connection with the merger and to Vivendi in connection with the share purchase; (b) the amendment and restatement of our certificate of incorporation; (c) the amendment of Section 7.4(a) of our bylaws; and (d) any motion to adjourn or postpone the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies.

        Our board of directors unanimously recommends that you vote "FOR" each of the proposals and subproposals described in this proxy statement. We cannot complete the transaction unless the proposals for the issuance and sale of the shares of Activision common stock in the merger and share purchase, the amendment and restatement of our certificate of incorporation, and the amendment of Section 7.4(a) of our bylaws are approved. Accordingly, a vote against any of the aforementioned proposals and any related subproposals effectively will be a vote against the transaction. The approval of the motion to adjourn or postpone the special meeting is not required to complete the transaction. If the transaction is not completed for any reason, the amendment and restatement of our certificate of incorporation (other than the amendment to increase the number of authorized shares), and the amendment of Section 7.4(a) of our bylaws, even if approved by stockholders at the special meeting, will be abandoned and will not become effective.

        We encourage you to carefully review this proxy statement, which contains important information concerning Activision and Vivendi Games, the proposed transaction and the proposals to be voted upon by stockholders at the special meeting. In addition, the section entitled "Risk Factors" of this proxy statement contains a description of risks that you should consider in evaluating the proposals, subproposals and the proposed transaction.

        YOUR VOTE IS IMPORTANT. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY PROXY. YOU MAY VOTE ELECTRONICALLY USING THE WEBSITE ADDRESS OR BY TELEPHONE USING THE NUMBER INCLUDED ON THE ACCOMPANYING PROXY CARD. YOU MAY ALSO VOTE BY MAIL. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES IN THE ENVELOPE PROVIDED. STOCKHOLDERS WHO ARE PRESENT AT THE SPECIAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOU PROVIDE YOUR PROXY PROMPTLY SO THAT ACTIVISION CAN AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

        We are very excited about this transaction and believe it will better position Activision to capitalize on the continued worldwide growth in interactive entertainment. Thank you for your support.

Robert A. Kotick	Brian G. Kelly
Chairman and Chief Executive Officer	Co-Chairman

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the proposed issuance of shares of Activision common stock in connection with the transaction described in this proxy statement or determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated                        , 2008 and is first being mailed to stockholders on or about                        , 2008.

ADDITIONAL INFORMATION

        If you have any questions about the transaction or the special meeting or if you need to obtain copies of this proxy statement, proxy cards, election forms or other documents referenced in this proxy statement, you may contact Morrow & Co., LLC or Innisfree M&A Incorporated, Activision's proxy solicitors, at the addresses and telephone numbers listed below. You will not be charged for any of the documents you request.

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Individuals in the U.S. and Canada please call toll-free: (800) 573-4804
Banks and brokerage firms please call:
(203) 658-9400
International holders please call:
(203) 658-9400 (collect)	Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Individuals in the U.S. and Canada please call
toll-free: (877) 456-3422
Banks and brokerage firms please call:
(212) 750-5833
International holders please call:
(412) 232-3651 (collect)

        In order to receive timely delivery of the documents in advance of the special meeting, you must make your request for information no later than                        , 2008.

        You may obtain copies of our public filings with the Securities and Exchange Commission, or SEC, without charge by following the instructions in the section entitled "Where You Can Find More Information" of this proxy statement.

3100 Ocean Park Boulevard
Santa Monica, California 90405

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD                                    , 2008

To the Stockholders of Activision, Inc.:

        A special meeting of stockholders of Activision, Inc. will be held at                        , on                        ,                         , 2008 at                        , local time to consider and vote on the following proposals:

Proposal No. 1:	To approve the issuance of an aggregate of approximately 358.2 million new shares of Activision common stock, par value $0.000001 per share, to VGAC LLC and Vivendi S.A., in connection with (a) the merger of a wholly-owned subsidiary of Activision with and into Vivendi Games, Inc., and (b) the purchase of shares of Activision common stock by Vivendi, in each case, in accordance with the business combination agreement, dated as of December 1, 2007, by and among Activision, Sego Merger Corporation, Vivendi, VGAC, and Vivendi Games, a copy of which is attached as Annex A to the proxy statement accompanying this notice;
Proposal No. 2:
To approve the amendment and restatement of Activision's amended and restated certificate of incorporation in the form attached as Annex B, subject to completion of the transaction, consisting of the following subproposals:
•	2A—a proposal to change the combined company's name from "Activision, Inc." to "Activision Blizzard, Inc.";
•	2B—a proposal to increase the number of authorized shares of capital stock from four hundred fifty-five million (455,000,000) to one billion two hundred five million (1,205,000,000);
•	2C—a proposal to eliminate the Series A Junior Preferred Stock;
•	2D—a proposal to include certain quorum requirements for committees of the board of directors under certain circumstances;
•	2E—a proposal to require supermajority stockholder approval to amend certain sections of the certificate of incorporation;
•	2F—a proposal to limit the power of the board of directors to amend certain provisions of the bylaws without stockholder approval;
•	2G—a proposal to grant the directors designated by Vivendi certain voting powers when other Vivendi designees are not present at board or committee meetings;
•	2H—a proposal to include limitations on certain business activities in which Vivendi may, directly or indirectly, engage or participate;
•	2I—a proposal to establish procedures allocating certain corporate opportunities between Activision Blizzard and Vivendi;

•
2J—a proposal to require Vivendi or Activision Blizzard to purchase all of the combined company's issued and outstanding shares of common stock if and when Vivendi becomes the record owner of more than 90% of the issued and outstanding shares of common stock;
•	2K—a proposal to establish procedures governing affiliate transactions; and
•
2L—a proposal to cause the combined company to be governed by Section 203 of the Delaware General Corporation Law, a statute which restricts business combinations between corporations and their significant stockholders.
Proposal No. 3:
To approve the amendment of Section 7.4(a) of Activision's third amended and restated bylaws to restrict the amendment of additional sections of the bylaws without stockholder approval, as described in more detail in the proxy statement accompanying this notice, subject to the completion of the transaction; and
Proposal No. 4:
To approve any motion to adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals set forth above.

        Each of the proposals is described more fully in the proxy statement accompanying this notice.

        The board of directors of Activision has fixed the close of business on                        , 2008 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the special meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

        The board of directors of Activision unanimously recommends that you vote "FOR" each of the above proposals and subproposals. The approval of each of the listed proposals (other than Proposal No. 4) and subproposals is a condition to the completion of the transaction. Therefore, if Activision stockholders wish to approve the transaction, they must approve all of these proposals and subproposals.

        STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

        YOUR VOTE IS IMPORTANT. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY PROXY. YOU MAY VOTE ELECTRONICALLY USING THE WEBSITE ADDRESS OR BY TELEPHONE USING THE NUMBER INCLUDED ON THE ACCOMPANYING PROXY CARD. YOU MAY ALSO VOTE BY MAIL. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED FROM WITHIN THE UNITED STATES IN THE ENVELOPE PROVIDED. STOCKHOLDERS WHO ARE PRESENT AT THE SPECIAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOU PROVIDE YOUR PROXY PROMPTLY SO THAT ACTIVISION CAN AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

By order of the Board of Directors,

George L. Rose Secretary
, 2008 Santa Monica, California

CERTAIN FREQUENTLY USED TERMS	1
QUESTIONS AND ANSWERS	3
SUMMARY	12
The Transaction	12
The Business Combination Agreement	13
Special Meeting	20
Other Matters	22
Per Share Market Price Data	24
Selected Historical Financial Data of Activision	25
Selected Historical Financial Data of Vivendi Games	26
Summary Unaudited Pro Forma Condensed Combined Financial Data	27
Comparative Per Share Data	29
RISK FACTORS	31
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	52
THE SPECIAL MEETING	53
THE TRANSACTION	59
Background of the Transaction	59
Activision's Reasons for the Transaction and Tender Offer	69
Opinion of Activision's Financial Advisor	74
Activision's Internal Financial Forecasts	86
Interests of Activision's Executive Officers and Directors in the Transaction	88
Rights Plan Amendment	89
New Credit Facilities	90
Vivendi Games Loan Facility	91
No Appraisal Rights	92
Material United States Federal Income Tax Consequences	92
U.S. Federal or State and Foreign Regulatory Matters	92
Accounting Treatment	92
Litigation Related to the Transaction	93
THE BUSINESS COMBINATION AGREEMENT	97
Structure of the Transaction and Tender Offer	97
The Merger	97
The Share Purchase	99
The Tender Offer	100
Conditions to the Transaction	102
Definition of Material Adverse Effect	104
Restrictions on Solicitation of Acquisition Proposals	105
Termination; Termination Fees and Expenses	108
Conduct of Business Prior to the Closing Date	111
Certain Other Covenants	114
Representations and Warranties	116
Miscellaneous	119
CERTAIN AGREEMENTS RELATED TO THE TRANSACTION	120
Voting and Lock-Up Agreements	120
Investor Agreement	122
Tax Sharing Agreement	126
Services Agreement	128
BOARD AND MANAGEMENT OF ACTIVISION BLIZZARD	129
CORPORATE GOVERNANCE OF ACTIVISION BLIZZARD	141

i

THE PROPOSALS	150
Proposal No. 1—The Share Issuance Proposal	150
Proposal No. 2—The Charter Amendment Proposal	151
Proposal No. 3—The Bylaw Amendment Proposal	158
Proposal No. 4—The Adjournment Proposal	159
OTHER MATTERS TO COME BEFORE THE MEETING	160
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	161
ACTIVISION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ACTIVISION	174
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF ACTIVISION	213
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ACTIVISION	214
VIVENDI GAMES BUSINESS	217
VIVENDI GAMES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF VIVENDI GAMES	220
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK OF VIVENDI GAMES	260
QUARTERLY FINANCIAL INFORMATION FOR VIVENDI GAMES	262
FUTURE STOCKHOLDER PROPOSALS	263
HOUSEHOLDING OF SPECIAL MEETING MATERIALS	264
WHERE YOU CAN FIND MORE INFORMATION	265
INDEX TO FINANCIAL STATEMENTS	F-1

ii

Annexes
Annex A	Business Combination Agreement
Annex B	Form of Amended and Restated Certificate of Incorporation of Activision, Inc.
Annex C	Form of Amended and Restated Bylaws of Activision Blizzard, Inc.
Annex D	Opinion of Allen & Company LLC
Annex E	Kotick Voting and Lock-Up Agreement
Annex F	Kelly Voting and Lock-Up Agreement
Annex G	Credit Agreement

iii

CERTAIN FREQUENTLY USED TERMS

        Unless otherwise specified or if the context so requires:

  •
  "Activision" or "we" refers to Activision, Inc.;

  •
  "Activision Blizzard" refers to the combined company following the completion of the transaction, which will be re-named "Activision Blizzard, Inc." and will be the parent of both Activision's and Vivendi Games' businesses;

  •
  "Blizzard" or "Blizzard Entertainment" refers to Blizzard Entertainment, Inc., a wholly-owned indirect subsidiary of Vivendi and VGAC and a direct wholly-owned subsidiary of Vivendi Games;

  •
  "Blizzard equity plan" refers to the Blizzard 2006 Equity Incentive Plan, as amended;

  •
  "business combination agreement" refers to the Business Combination Agreement, dated as of December 1, 2007, by and among Activision, Merger Sub, Vivendi, VGAC and Vivendi Games, a copy of which is attached as Annex A to this proxy statement;

  •
  "closing date" refers to the date on which the transaction is consummated;

  •
  "Merger Sub" refers to Sego Merger Corporation, a newly formed, wholly-owned direct subsidiary of Activision;

  •
  "MMOG" refers to massively multiplayer online games;

  •
  "MMORPG" refers to massively multiplayer online role-playing games;

  •
  "new credit facilities" refers to the debt agreements which may be entered into by Activision prior to the closing date in accordance with the business combination agreement with either (1) banks or other financial institutions or (2) Vivendi or one or more of Vivendi's affiliates, on market terms in an arm's-length transaction;

  •
  "post-closing bylaws" refers to the amended and restated bylaws of the combined company immediately following the consummation of the transaction, which includes the amendment contemplated by the bylaw amendment proposal and certain other amendments contemplated in the business combination agreement to be adopted by the board of directors at closing, a form of which is attached as Annex C to this proxy statement;

  •
  "post-closing certificate of incorporation" refers to the amended and restated certificate of incorporation of the combined company immediately following the consummation of the transaction, which includes the amendments contemplated in the charter amendment proposals, a form of which is attached as Annex B to this proxy statement;

  •
  "Sierra" refers to Sierra Entertainment, Inc., a wholly-owned indirect subsidiary of Vivendi and VGAC and a direct wholly-owned subsidiary of Vivendi Games;

  •
  "Sierra Online" refers to Sierra Online, a division of Vivendi Games focused on short-and mid-session casual games;

  •
  "Termination Event" refers to the Vivendi Voting Interest falling and remaining below 10% for ninety (90) consecutive days;

  •
  "transaction" refers to the combination of the respective businesses of Activision and Vivendi Games pursuant to the merger and the share purchase by Vivendi contemplated by the business combination agreement;

  •
  "Triggering Event" refers to the Vivendi Voting Interest falling and remaining below 50% for ninety (90) consecutive days;

  •
  "VGAC" refers to VGAC LLC, a wholly-owned indirect subsidiary of Vivendi and the sole stockholder of Vivendi Games;

  •
  "VHIC" refers to Vivendi Holding I Corp., a wholly-owned indirect subsidiary of Vivendi;

  •
  "Vivendi" refers to Vivendi S.A., a société anonyme organized under the laws of France, the stock of which is traded on Euronext Paris;

  •
  "Vivendi Games" refers to Vivendi Games, Inc., a wholly-owned indirect subsidiary of Vivendi and a wholly-owned direct subsidiary of VGAC;

  •
  "Vivendi Games Mobile" refers to Vivendi Games Mobile, a division of Vivendi Games focused on developing and distributing games playable on mobile phone handsets; and

  •
  "Vivendi Voting Interest" refers to the percentage of outstanding Activision Blizzard common stock owned of record by Vivendi and its controlled affiliates.

QUESTIONS AND ANSWERS

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q1:	What is the transaction?
A1:
Activision and Vivendi are proposing to combine Vivendi Games, Vivendi's interactive entertainment business, with Activision's businesses. The transaction is summarized in the section entitled "Summary—The Transaction" and is described more fully therein.
In the transaction:
•
Merger of Vivendi Games. Activision and Vivendi Games will combine their businesses through the merger of a newly formed, wholly-owned subsidiary of Activision with and into Vivendi Games. As a result of the merger, Vivendi Games, the parent company of Blizzard Entertainment and Sierra, will become a wholly-owned subsidiary of Activision. VGAC will receive approximately 295.3 million newly issued shares of Activision common stock in the merger, which number is based upon a valuation of Vivendi Games at $8.121 billion and a per share price for Activision common stock of $27.50.
•
Share Purchase by Vivendi. Simultaneously with the merger, Vivendi will purchase from Activision 62.9 million newly issued shares of Activision common stock, at $27.50 per share, for an aggregate purchase price of approximately $1.731 billion. Immediately following completion of the merger and share purchase, Vivendi and its subsidiaries are expected to own approximately 52.2% of the issued and outstanding shares of the combined company's common stock on a fully diluted basis.
•
Post-Closing Corporate Governance. Upon the closing of the transaction, Activision's certificate of incorporation and bylaws will be amended and restated to provide for, among other things, (a) the change of the company's name, (b) the change of the combined company's fiscal year end to December 31, (c) an increase in the authorized number of shares of Activision common stock, (d) certain majority and minority stockholder protections, and (e) certain changes to the structure of the board. As a result of these amendments, among other things, Vivendi will be entitled to appoint a majority of the combined company's board of directors.

After the closing of the transaction, the combined company will commence a cash tender offer for up to 146.5 million of its shares (representing approximately 50% of the shares of Activision common stock outstanding immediately prior to the transaction) at $27.50 per share. If the tender offer is fully subscribed, Vivendi and its subsidiaries are expected to own approximately 68.0% of the issued and outstanding shares of the combined company's common stock on a fully diluted basis.
For additional information regarding the transaction, see the section below entitled "The Transaction."
Q2:	What happens to my Activision common stock as a result of the transaction?
A2:
If the transaction is completed, your shares of Activision common stock will continue to remain outstanding, and no physical change will occur. Upon closing of the transaction, your shares of Activision common stock will represent an ownership interest in Activision Blizzard, the combined company, parent of both Activision's and Vivendi Games' businesses. You will not be required to sell or exchange your shares of Activision common stock in the transaction.

Q3:	What symbol will the shares of the combined company's common stock trade under after completion of the transaction?
A3:
Upon closing of the transaction, shares of common stock of the combined company, which will be renamed "Activision Blizzard, Inc.," will be traded on The NASDAQ Global Select Market, which is referred to in this proxy statement as "NASDAQ," under Activision's current ticker symbol "ATVI."
Q4:	What percentage of Activision Blizzard will Activision's current stockholders own after completion of the transaction and the tender offer?
A4:
Immediately upon closing of the transaction, our current stockholders will own approximately 47.8% of the issued and outstanding shares of common stock of Activision Blizzard on a fully diluted basis. If the post-closing tender offer is fully subscribed, our current stockholders are expected to own approximately 32.0% of the issued and outstanding shares of Activision Blizzard on a fully diluted basis upon closing of the tender offer.
Q5:	Will any of the cash proceeds received by Activision in connection with the transaction be distributed to Activision's stockholders?
A5:
No. We will not distribute any of the cash or other consideration that we receive in connection with the transaction to our stockholders. After the closing of the transaction, however, the combined company will commence a cash tender offer for up to 146.5 million of the issued and outstanding shares of its common stock at a price of $27.50 per share. You will be given the opportunity to tender some or all of your Activision shares in the tender offer, subject to proration if the tender offer is oversubscribed. For more information about the tender offer see the section entitled "The Business Combination Agreement—The Tender Offer."
Q6:	Will Activision or its stockholders acquire any ownership interest in Vivendi as a result of the transaction?
A6:
No. Neither Activision nor its stockholders will acquire any ownership interest in Vivendi as a result of the transaction. Upon completion of the transaction, Vivendi Games will become a wholly-owned subsidiary of Activision.
Q7:	Are there any risks related to the transaction?
A7:
Yes. The transaction may not achieve the expected benefits because of the risks and uncertainties discussed in the section entitled "Risk Factors" of this proxy statement, which we urge you to read and consider carefully. Our board of directors considered a variety of potential risks in its deliberations concerning the transaction, including, without limitation:
•
After completion of the transaction, the combined company may not successfully integrate the operations of Activision and Vivendi Games in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the transaction to the extent, or in the timeframe, anticipated;
•
As a result of the transaction and the tender offer, Vivendi will own between 52.2% and 68.0% of the combined company's common stock on a fully diluted basis, and will have the ability to determine the outcome of matters submitted to Activision Blizzard stockholders;
• The transaction would make it difficult for another party to acquire Activision Blizzard or otherwise effect a change of control unless Vivendi supported such a transaction;
•
After the transaction, Vivendi will have the ability, subject to certain limitations, to sell its shares of Activision Blizzard common stock, which could adversely affect the combined company's stock price; and

•
If the amendment to our certificate of incorporation is approved, we will be able to issue more shares of common stock than currently authorized, which could have a dilutive effect on earnings per share and the voting power of Activision Blizzard stockholders.
Q8:	When does Activision expect to complete the transaction?
A8:
If Activision's stockholders approve each of the proposals and subproposals set forth in this proxy statement, we will complete the transaction when all of the other conditions set forth in the business combination agreement have been satisfied or waived. We are working toward satisfying these conditions and completing the transaction as quickly as possible. We currently anticipate completing the transaction in July 2008. Because the transaction is subject to a number of other conditions, some of which are beyond our control, the exact timing cannot be predicted.
Q9:	What are the United States Federal income tax consequences to the Activision stockholders of the transaction?
A9:
Activision stockholders will not recognize any gain or loss for United States federal income tax purposes as a result of (a) the consummation of the transaction or (b) the adoption of the proposed amendments to Activision's certificate of incorporation. For more information about the United States federal income tax consequences, see the section entitled "The Transaction —Material United States Federal Income Tax Consequences" of this proxy statement.
Q10:	Do I have appraisal or dissenters' rights?
A10:	No. You will not be entitled to exercise any appraisal or dissenters' rights in connection with the transaction.
QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER
Q11:	What is the tender offer?
A11:
Under the terms of the business combination agreement, after the closing of the transaction, the combined company has agreed to commence a self tender offer to repurchase up to 146.5 million shares of its common stock (representing approximately 50% of the shares of Activision common stock outstanding immediately prior to the transaction) at a purchase price of $27.50 per share.

The tender offer will offer liquidity to Activision Blizzard stockholders at $27.50 per share, regardless of the then-current market price per share, subject to proration if the tender offer is oversubscribed, and will allow Vivendi and any other non-tendering stockholders to increase their respective percentage ownership of Activision Blizzard. Activision Blizzard stockholders will not be diluted by the tender offer except to the extent Vivendi purchases additional shares of Activision Blizzard as it is required to do if the aggregate tender offer consideration exceeds $2.928 billion. Activision Blizzard stockholders are not required to participate in the tender offer. The commencement of the tender offer will not prohibit Activision Blizzard stockholders, including directors, officers, and employees of Activision Blizzard, from selling shares of Activision Blizzard common stock in open market transactions or otherwise, including during the period of the tender offer.
If the maximum number of shares are tendered, the aggregate purchase price for the shares of common stock of Activision Blizzard purchased in the tender offer will be approximately $4.028 billion.
For a more detailed discussion of the tender offer, see the section entitled "The Business Combination Agreement—The Tender Offer."

Q12:	Who can participate in the tender offer?
A12:
Only stockholders as of the record date may participate in the tender offer. Vivendi has agreed that neither it nor any of its subsidiaries will tender any of their respective shares in the tender offer. Further, Messrs. Robert A. Kotick, Activision's Chairman and Chief Executive Officer, and Brian G. Kelly, Activision's Co-Chairman, have agreed not to tender or otherwise sell more than one third (1/3) of their shares of common stock and other equity securities of Activision Blizzard.
Q13:	How do I tender my shares of Activision common stock in the tender offer?
A13:
The procedure for tendering your shares of Activision common stock (which will represent an interest in the combined company, Activision Blizzard, after closing of the transaction) in the tender offer and other important information relating to the tender offer will be addressed in an offer to purchase and related materials that we intend to file with the SEC after the closing of the transaction. These materials will also be mailed to you as a stockholder and will be available free of charge at the SEC's website at http://www.sec.gov, or from the information agent to be named in the tender offer materials.
Q14:	When does Activision expect to commence and complete the tender offer?
A14:
We expect to commence the tender offer within five (5) business days after the closing of the transaction, which we expect to occur in July 2008, and to complete the tender offer approximately twenty (20) business days after commencement. The time period for completing the tender offer may be extended under certain circumstances described more fully in the section entitled "The Business Combination Agreement—The Tender Offer."
Q15:	Can Activision Blizzard decrease the price per share of the tender offer?
A15:	No. The price per share in the tender offer will be $27.50 per share, regardless of the trading price of shares of Activision Blizzard common stock at the time of the commencement of the tender offer.
Q16:	Will Activision Blizzard buy all shares that are tendered?
A16:
The tender offer will not be subject to any minimum condition on the number of shares tendered. As a result, subject to the other conditions of the tender offer being satisfied and the proration described in the following sentence, Activision Blizzard will purchase any and all shares that are tendered, even if the total number of shares tendered by all of our stockholders is less than 146.5 million shares. If the total number of shares of Activision Blizzard common stock tendered is more than 146.5 million shares, Activision Blizzard will purchase the shares pro rata, which means that each stockholder who accepts the offer will have only a portion of such stockholder's shares bought by Activision Blizzard so that Activision Blizzard purchases not more than the maximum of 146.5 million shares.
Q17:	How will Activision Blizzard fund the purchase of shares that are tendered?
A17:	Under the terms of the business combination agreement, Activision and Vivendi have agreed the purchase of the shares tendered in the tender offer will be funded as follows:
•
the first $2.928 billion of the aggregate consideration will be funded by Activision Blizzard with proceeds from the share purchase described above, available cash on hand and, if necessary, borrowings made under the new credit facilities issued by Vivendi;

•
if the aggregate consideration is more than $2.928 billion, Vivendi has agreed to purchase from Activision Blizzard, at a purchase price of $27.50 per share, additional newly issued shares of Activision Blizzard common stock in an amount equal to the lesser of (a) $700 million and (b) the excess of the aggregate consideration over $2.928 billion, which amount will be used to fund the amount of the aggregate consideration that is in excess of $2.928 billion; and
•
if the aggregate consideration exceeds $3.628 billion, Activision will fund the additional amount of the aggregate consideration that is in excess of $3.628 billion (up to the maximum aggregate consideration of $4.028 billion) through borrowings made under the new credit facilities issued by Vivendi. See "The Transaction—New Credit Facilities."
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Q18:	Why am I receiving this proxy statement?
A18:
You are receiving this proxy statement because you have been identified as a stockholder of Activision and, as an Activision stockholder, you are entitled to vote at the special meeting to approve the matters below in order for us to complete the transaction. This proxy statement contains important information about the business combination agreement, the transaction, the tender offer, the special meeting and other related matters. You should read this proxy statement, including all of the annexes, carefully and in their entirety.
Q19:	What matters will be voted on at the special meeting?
A19:	At the special meeting, you will be asked to consider and vote on the following proposals:
Proposal No. 1:
To approve the issuance of an aggregate of approximately 358.2 million new shares of Activision common stock in connection with the transaction. This proposal is referred to in this proxy statement as the "share issuance proposal."
Proposal No. 2:
To approve the amendment and restatement of our amended and restated certificate of incorporation (including all related subproposals), subject to the completion of the transaction. This proposal is referred to in this proxy statement as the "charter amendment proposal."
Proposal No. 3:
To approve the amendment of Section 7.4(a) of our third amended and restated bylaws, subject to the completion of the transaction. This proposal is referred to in this proxy statement as the "bylaw amendment proposal."
Proposal No. 4:
To approve any motion to adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals set forth above. This proposal is referred to in this proxy statement as the "adjournment proposal."

You may also be asked to act on other business, if any, that may properly come before the special meeting (or any adjournment or postponement thereof). We currently do not anticipate that any other business will be presented at the special meeting.
Q20:	What vote is required to approve each proposal?
A20:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to approve the charter amendment proposal and the bylaw amendment proposal.

The affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve the share issuance proposal and the adjournment proposal.
Q21:	How does the Activision board of directors recommend that I vote on each of the proposals?
A21:	After careful consideration, our board of directors unanimously recommends that you vote:
• "FOR" Proposal No. 1—the issuance of shares of our common stock in connection with the transaction;
• "FOR" Proposal No. 2—the amendment and restatement of our amended and restated certificate of incorporation (including all related subproposals);
• "FOR" Proposal No. 3—the amendment of Section 7.4(a) of our third amended and restated bylaws; and
• "FOR" Proposal No. 4—adjournment of the special meeting, if necessary.

For a more complete description of the recommendations of our board of directors as well as the reasons underlying the recommendations, see the sections entitled "The Transaction—Activision's Reasons for the Transaction and Tender Offer" and "Summary—Recommendations of the Board of Directors of Activision."
Q22:	When and where will the special meeting of Activision stockholders be held?
A22:
Unless adjourned or postponed, the special meeting will be held at at , local time, on , , 2008. Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at , local time.
Q23:	Who is entitled to attend and vote at the special meeting?
A23:
You are entitled to receive notice of, and vote at, the special meeting (and any adjournment or postponement thereof) only if you were a stockholder of Activision at the close of business on , 2008, the record date for the special meeting.

On the record date, there were shares of Activision common stock issued and outstanding and entitled to vote. Each share of Activision common stock outstanding on the record date will be entitled to one (1) vote on each matter presented for action at the special meeting.
Q24:	What constitutes a quorum?
A24:
Stockholders who hold a majority of all of the shares of capital stock of Activision entitled to vote at the special meeting must be present in person or represented by proxy in order to constitute a quorum to conduct business. Abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the special meeting.
Q25:	What is a broker non-vote?
A25:
A broker non-vote occurs when a broker, bank or other nominee record holder holding shares for you does not vote on a particular proposal because the broker, bank or other nominee record holder does not have discretionary voting power with respect to that proposal under the rules applicable to broker-dealers and has not received voting instructions from you.

Q26:	How do I vote?
A26:
You are being asked to vote both any shares held directly in your name as a stockholder of record and any shares you hold in "street name" as a beneficial owner. Shares held in "street name" are shares held in a stock brokerage account or shares held by a bank, broker or other nominee record holder.
If you hold your shares directly as a record holder, you may vote prior to the special meeting by:
• calling the number shown on your proxy card;
• visiting the website shown on your proxy card to vote via the Internet; and
• completing, dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.
You may also cast your vote in person at the special meeting.

If your shares are held in "street name" by a bank, broker or other nominee record holder, your bank, broker or other nominee record holder will send you separate instructions describing the procedure for voting your shares. "Street-name" stockholders who wish to vote in person at the special meeting will need to obtain a proxy from the bank, broker or other nominee record holder that holds their shares.
Q27:	May I change my vote after I have delivered my proxy or voting instruction card?
A27:	Yes. If you hold your shares in your name as an Activision stockholder of record, you may change your vote at any time before your shares are voted at the special meeting by:
• delivering a signed written notice to our Corporate Secretary stating that you are revoking your proxy;
• completing, signing and submitting a new, valid proxy card bearing a later date (which automatically revokes any earlier proxy);
• submitting a new proxy by telephone or via the Internet (in which case, your latest telephone or Internet voting instructions will be followed); or
•
attending the special meeting and voting in person. However, your attendance at the special meeting in and of itself will not cause your previously granted proxies to be revoked; you must vote at the special meeting to revoke any prior proxies.

If your shares are held in "street name," and you have instructed a bank, broker or other nominee record holder to vote your shares, you must follow the directions you receive from your bank, broker or other nominee record holder in order to change or revoke your vote. You may also change your vote by attending the special meeting and voting in person provided that you have obtained a signed proxy from the record holder (i.e., your bank, broker or other nominee record holder) giving you the right to vote those shares.
Q28:	When does an abstention occur?
A28:
An abstention occurs when you affirmatively instruct a vote to be withheld (by checking the "abstain" or "withhold authority to vote" box on the proxy card) or when a stockholder who has not given a proxy is present at the special meeting but does not cast a ballot or submit a proxy card in person.

Q29:	What happens if I fail to vote on the proposals or if I abstain from voting?
A29:
Your failure to vote on (a) the charter amendment proposal (and related subproposals), or (b) the bylaw amendment proposal will have the same effect as a vote against each of these proposals. This is because the vote that is required to approve these proposals is based upon the number of shares outstanding as of the record date and entitled to vote thereon (rather than upon the shares actually voted). Similarly, if you respond with an "abstain" vote or are present in person or by proxy and do not vote any of your shares on these proposals, this will have the same effect as a vote against these proposals.

Your failure to vote on (a) the share issuance proposal or (b) the adjournment proposal will have no effect on the outcome of the vote for such proposals. This is because the vote that is required to approve these proposals is based upon the number of shares actually voted. Similarly, if you respond with an "abstain" vote, your proxy will not affect the outcome of the vote, because such abstentions will be counted in determining the presence of a quorum but they will not be considered to be voted for purposes of any proposal.
Q30:	How will broker non-votes be treated?
A30:
Under the rules applicable to broker-dealers, brokers, banks and other nominee record holders holding shares in "street name" have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominee record holders are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the approval of the proposals set forth in this proxy statement. As a result, absent specific instructions from the beneficial owner, brokers, banks and other nominee record holders are not empowered to vote those "street name" shares.

Since the vote required for approval of (a) the charter amendment proposal and (b) the bylaw amendment proposal is based on a percentage of the shares outstanding, broker non-votes will have the same effect as a vote against these proposals. However, broker non-votes will have no effect on the outcome of the vote for the share issuance proposal or the adjournment proposal because the vote required for approval of these proposals is based on the number of shares actually voted, whether in person or by proxy.
Q31:	Is it possible to vote via the Internet or by telephone?
A31:	If you hold your shares directly as a record holder, you may vote your shares via the Internet or by telephone by following the instructions included with your proxy card.

If your shares are held in "street name" by your broker, bank or other nominee record holder, please check the voting instruction card you received or contact your broker, bank or other nominee record holder to determine whether you will be able to vote your shares via the Internet or by telephone.
Q32:	What do I do if I receive more than one proxy card or set of voting instructions?
A32:
If you hold shares in both "street name" and directly as a record holder, you may receive more than one proxy card or voting instruction card relating to the special meeting. Please complete, date, sign and return separately all of the proxy cards or voting instruction cards that you receive (or submit your proxy via the Internet or by telephone) to ensure that all of your shares are voted.

Q33:	What if I can't find where my Activision shares are held?
A33:
To determine if you are a holder of record, please contact our transfer agent, Continental Stock Transfer & Trust Company, toll-free at (800) 509-5586 or, if you are an international holder, at (212) 509-4000. If you are a record holder, Continental will be able to assist you with your stock ownership needs. If you are not, please contact your bank, broker or other nominee record holder to determine who the record holder of your shares is.
Q34:	Who can help answer my questions?
A34:
If you have additional questions about the transaction after reading this proxy statement, or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please call Activision's proxy solicitors, Morrow & Co., LLC, toll-free at (800) 573-4804, or Innisfree M&A Incorporated, toll-free at (877) 456-3422. Banks and brokerage firms please call Morrow at (203) 658-9400 or Innisfree at (212) 750-5833. International holders may call Morrow collect at (203) 658-9400 or Innisfree collect at (412) 232-3651.

If your shares are held in a stock brokerage account or by a bank or other nominee record holder in "street name," you should also call your broker, bank or other nominee record holder for additional information.

SUMMARY

        The following summary highlights certain information contained in this proxy statement. This summary may not contain all of the information that may be important to you. For a more complete description of the business combination agreement and the transactions contemplated thereby, we encourage you to read this proxy statement, including all of the annexes, carefully and in their entirety. You may obtain copies of our public filings with the SEC without charge by following the instructions set forth in the section entitled "Where You Can Find More Information" in this proxy statement.

The Transaction

        Activision and Vivendi have entered into a business combination agreement to combine Vivendi Games, Vivendi's interactive entertainment business, with Activision. We believe that Vivendi Games' portfolio of leading franchises, including Blizzard Entertainment's World of Warcraft®, will facilitate Activision's expansion into the higher operating margin and fast growing massively multiplayer online games genre and will provide scale benefits to our international business, including establishing a meaningful presence in the rapidly growing Asian markets, which we have identified as top strategic priorities.

        The transaction will be governed by the terms of the business combination agreement, a copy of which is attached as Annex A to this proxy statement. We encourage you to read the business combination agreement, including all of the exhibits thereto, carefully and in their entirety. For more information on the business combination agreement, see the section entitled "The Business Combination Agreement."

        In the transaction:

  •
  Merger of Vivendi Games.  Activision and Vivendi Games will combine their businesses through the merger of a newly formed, wholly-owned subsidiary of Activision with and into Vivendi Games. As a result of the merger, Vivendi Games, the parent company of Blizzard Entertainment and Sierra, will become a wholly-owned subsidiary of Activision. VGAC will receive approximately 295.3 million newly issued shares of Activision common stock in the merger, which number is based upon a valuation of Vivendi Games at $8.121 billion and a per share price for Activision common stock of $27.50.

  •
  Share Purchase by Vivendi.  Simultaneously with the merger, Vivendi will purchase from Activision 62.9 million newly issued shares of Activision common stock, at $27.50 per share, for an aggregate purchase price of approximately $1.731 billion. Immediately following completion of the merger and share purchase, Vivendi and its subsidiaries are expected to own approximately 52.2% of the issued and outstanding shares of the combined company's common stock on a fully diluted basis.

  •
  Post-Closing Corporate Governance.  Upon the closing of the transaction, Activision's certificate of incorporation and bylaws will be amended and restated to provide for, among other things, (a) the change of the combined company's name, (b) the change of the combined company's fiscal year end to December 31, (c) an increase in the authorized number of shares of Activision common stock, (d) certain majority and minority stockholder protections, and (e) certain changes to the structure of the board of the combined company. As a result of these amendments, among other things, Vivendi will be entitled to appoint a majority of the combined company's board of directors.

        After the closing of the transaction, the combined company will commence a cash tender offer for up to 146.5 million of its shares (representing approximately 50% of the shares of Activision common stock outstanding immediately prior to the transaction) at $27.50 per share. If the tender offer is fully subscribed, Vivendi and its subsidiaries are expected to own approximately 68.0% of the issued and outstanding shares of the combined company's common stock on a fully diluted basis.

        For a more complete description of Activision's ownership structure following the transaction, see the section entitled "The Business Combination Agreement—The Share Purchase—Ownership of Activision Common Stock Following the Transaction."

        The following diagrams illustrate (a) the steps of the transaction and (b) the organizational structure of Activision Blizzard and its subsidiaries immediately after the transaction:

Transaction	Post-Transaction Structure

(1)
If the post-transaction self tender offer is fully-subscribed, (a) Vivendi and its subsidiaries are expected to own approximately 68.0% of the issued and outstanding shares of Activision Blizzard common stock and (b) Activision's existing stockholders are expected to own approximately 32.0% of the issued and outstanding shares of Activision Blizzard common stock, in each case on a fully diluted basis.

(2)
Includes Blizzard Entertainment, Sierra, Sierra Online and Vivendi Games Mobile.

The Business Combination Agreement

Parties to the Business Combination Agreement

  Activision, Inc.

        We are a leading international developer, publisher and distributor of interactive entertainment software and peripheral products covering diverse game categories, including action/adventure, action sports, racing, role-playing, simulation, first-person action, music-based gaming and strategy.

        Our publishing business involves the development, marketing and sale of products either directly, by license or through our affiliate label program with certain third-party publishers. Our product portfolio includes top-selling franchises for PC and console platforms, such as Guitar Hero™, Call of Duty® and the Tony Hawk series, as well as Spider-Man™, X-Men™, Shrek®, James Bond™ and TRANSFORMERS™.

        Our distribution business consists of operations in Europe that provide logistical and sales services to third-party publishers of interactive entertainment software, Activision's own publishing operations and manufacturers of interactive entertainment hardware.

        We maintain operations in the United States, Canada, the United Kingdom, France, Germany, Ireland, Italy, Japan, Australia, Sweden, Spain, the Netherlands and South Korea. Activision's headquarters are located at 3100 Ocean Park Boulevard, Santa Monica, California 90405, Telephone: (310) 255-2000.

  Sego Merger Corporation

        Sego Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Activision, or Merger Sub, was formed on November 29, 2007 for the purpose of effecting the merger contemplated by the business combination agreement. Merger Sub has not conducted any activities or operations to date, except for those incidental to its formation and undertaken in connection with the transaction. Merger Sub's headquarters are located at 3100 Ocean Park Boulevard, Santa Monica, California 90405, Telephone: (310) 255-2000.

  Vivendi S.A.

        Vivendi S.A., a société anonyme (a form of limited liability company) organized under the laws of France, or Vivendi, is a global leader in digital entertainment with activities in music, television, cinema, mobile, Internet, and games through its ownership of Universal Music Group, Canal+ Group, SFR, Maroc Telecom and Vivendi Games. In 2007, Vivendi had revenues of over €21 billion and a global headcount of 37,000 employees. Listed on the Paris stock market, NYSE—Euronext, compartiment A, under the symbol "VIV," Vivendi is a member of the CAC 40 (one of the main Euronext stock indices).

        Vivendi's media business is comprised of (a) Vivendi Games, a global developer, publisher and distributor of multi-platform interactive entertainment; (b) Universal Music Group, the world's No. 1 music content company; (c) the Canal+ Group, the French leader in premium and theme television channel distribution and programming; and (d) a 20% interest in NBC Universal, one of the world's leading media companies.

        Vivendi's headquarters are located at 42 avenue de Friedland, 75380 Paris Cedex 08, France, Telephone: +33-1-71-71-10-00.

  Vivendi Games, Inc. and VGAC LLC

        Vivendi Games, Inc., a Delaware corporation, or Vivendi Games, is a direct wholly-owned subsidiary of VGAC LLC, which is a Delaware limited liability company and an indirect wholly-owned subsidiary of Vivendi.

        Vivendi Games is a global developer, publisher and distributor of multi-platform interactive entertainment. Vivendi Games is the leader in terms of subscriber base and revenues in the subscription-based MMORPG category, has a traditional PC, console, handheld and mobile games business, and has entered the casual online and mobile gaming segments. Through its subsidiary, Blizzard Entertainment, Vivendi Games' portfolio includes the MMORPG hit World of Warcraft and the Warcraft®, StarCraft®, and Diablo® series.

        Vivendi Games has two principal publishing labels, Blizzard Entertainment and Sierra, which are wholly-owned subsidiaries of Vivendi Games. Vivendi Games' headquarters are located at 6060 Center Drive, 5th Floor, Los Angeles, California 90045, Telephone: (310) 431-4000.

        After the closing of the transaction, we anticipate that Sierra, Sierra Online, and Vivendi Games Mobile will become divisions of Activision Publishing, Inc.

Merger

        At the effective time of the transaction, Merger Sub, a newly formed, wholly-owned subsidiary of Activision, will merge with and into Vivendi Games, an indirect wholly-owned subsidiary of Vivendi and the parent of Blizzard Entertainment and Sierra. Vivendi Games will survive the merger and become a wholly-owned subsidiary of Activision.

  Consideration to be Received in the Merger

        Vivendi Games Common Stock.    At the effective time of the merger, each outstanding share of Vivendi Games common stock will be converted into the right to receive 369,136.36364 newly issued shares of Activision common stock, which is referred to in this proxy statement as the "exchange ratio." Activision will issue approximately 295.3 million shares of Activision common stock to VGAC, the sole stockholder of Vivendi Games, in the merger, which number is based upon a valuation of Vivendi

Games at $8.121 billion and a per share price for Activision common stock of $27.50. For a more complete description of the merger consideration, see the section entitled "The Business Combination Agreement—The Merger—Consideration to be Received in the Merger."

        Treatment of Equity Grants under the Blizzard Equity Plan.    Certain Blizzard Entertainment employees participate in the Blizzard Entertainment 2006 Equity Incentive Plan, which is referred to in this proxy statement as the "Blizzard equity plan," pursuant to which they have been granted options to acquire shares of Blizzard common stock and/or shares of restricted Blizzard common stock. Under the terms of the Blizzard equity plan, at the effective time of the transaction, all outstanding and unexercised options to acquire shares of Blizzard common stock as well as all outstanding shares of restricted Blizzard common stock will be cancelled and converted into the right to receive an amount in cash, each in accordance with the terms of the Blizzard equity plan. The estimated aggregate cash payments to be made by Activision Blizzard to Blizzard equity plan participants will be $116.2 million at the closing of the transaction and an additional $91.8 million eighteen months after such closing, in each case assuming the Blizzard equity plan participants remain employed at Blizzard through the applicable date. For a more complete description of the treatment of the equity grants and certain payments required to be made by the combined company under the Blizzard equity plan, see the section entitled "The Business Combination Agreement—The Merger—Treatment of Equity Grants under the Blizzard Equity Plan."

Share Purchase

        Simultaneously with the closing of the merger, Vivendi will purchase from Activision, at a purchase price of $27.50 per share, approximately 62.9 million newly issued shares of Activision common stock for an aggregate purchase price of approximately $1.731 billion in cash. For a more complete description of the share purchase, see the section entitled "The Business Combination Agreement—The Share Purchase."

Name Change

        Upon closing of the transaction, the combined company will be renamed "Activision Blizzard, Inc."

Post-Closing Corporate Governance

        Upon closing of the transaction, our certificate of incorporation and bylaws will be amended and restated to provide for, among other things, (a) the change of the combined company's name, (b) the change of the combined company's fiscal year end to December 31, (c) an increase in the authorized number of shares of Activision common stock, (d) certain majority and minority stockholder protections, and (e) certain changes to the structure of the board. As a result of these amendments, among other things, Vivendi will be entitled to appoint a majority of the combined company's board of directors.

        As a result of these changes to our certificate of incorporation and bylaws, effective as of the closing of the transaction, the board of directors of Activision Blizzard will consist of 11 members: six (6) directors designated by Vivendi, two (2) Activision executive directors and three (3) independent directors.

        The Vivendi designated directors initially will be Messrs. René Pénisson, Jean-Bernard Lévy, Bruce L. Hack, Doug Morris, Philippe Capron and Frédéric Crépin. The executive directors initially will be Messrs. Robert A. Kotick, our Chairman and Chief Executive Officer, and Brian G. Kelly, our Co-Chairman. The three independent directors initially will be Messrs. Robert J. Corti, Robert J. Morgado and Richard Sarnoff, each of whom currently serves on our board of directors.

        Initially, René Pénisson will be Chairman of Activision Blizzard.

        Following the completion of the transaction, Robert A. Kotick will be President and Chief Executive Officer and Brian G. Kelly will be Co-Chairman of Activision Blizzard. Bruce L. Hack, current Chief Executive Officer of Vivendi Games, will serve as Vice-Chairman and Chief Corporate Officer of Activision Blizzard, responsible for leading the merger integration and the finance, human resources and legal functions. Michael J. Griffith will serve as President and Chief Executive Officer of Activision Publishing, which after closing will include the Sierra, Sierra Online and Vivendi Games Mobile divisions in addition to the Activision Publishing business. Michael Morhaime will continue to serve as President and Chief Executive Officer of Blizzard Entertainment. Thomas Tippl, currently Chief Financial Officer of Activision Publishing, will be appointed Chief Financial Officer of Activision Blizzard, and Jean-François Grollemund, currently Chief Financial Officer of Vivendi Games, will be appointed Chief Accounting Officer of Activision Blizzard.

Tender Offer

        Under the terms of the business combination agreement, within five (5) business days after the closing of the transaction, Activision Blizzard has agreed to commence a cash self tender offer to purchase up to 146.5 million shares of its common stock (representing approximately 50% of the shares of Activision common stock outstanding immediately prior to the transaction) at a purchase price of $27.50 per share.

        The tender offer will offer liquidity to Activision Blizzard stockholders at $27.50 per share, regardless of the then-current market price per share, subject to proration if the tender offer is oversubscribed, and will allow Vivendi and any other non-tendering stockholders to increase their respective percentage ownership of Activision Blizzard. Activision Blizzard stockholders will not be diluted by the tender offer except to the extent Vivendi purchases additional shares of Activision Blizzard as it is required to do if the aggregate tender offer consideration exceeds $2.928 billion. Activision Blizzard stockholders are not required to participate in the tender offer. The commencement of the tender offer will not prohibit Activision Blizzard stockholders, including directors, officers, and employees of Activision Blizzard, from selling shares of Activision Blizzard common stock in open market transactions or otherwise, including during the period of the tender offer.

        The tender offer will not be subject to any minimum condition on the number of shares tendered. Subject to the other conditions of the tender offer being satisfied and the proration described in the following sentence, Activision Blizzard will purchase any shares that are tendered even if the number of shares tendered is less than 146.5 million shares, the maximum number of shares to be purchased in the tender offer. If the number of shares of Activision Blizzard common stock tendered is greater than 146.5 million shares, Activision Blizzard will purchase the shares pro rata, which means that each stockholder who accepts the offer will have only a portion of such stockholder's shares purchased by Activision Blizzard.

        If the maximum number of shares (146.5 million shares) is tendered in the offer, the aggregate purchase price for the shares of common stock purchased in the tender offer will be approximately $4.028 billion. Under the terms of the business combination agreement, Activision and Vivendi have agreed the purchase of the shares tendered in the tender offer will be funded as follows:

  •
  the first $2.928 billion of the aggregate consideration will be funded by Activision Blizzard with proceeds from the share purchase described above, available cash on hand and, if necessary, borrowings made under the new credit facilities issued by Vivendi;

  •
  if the aggregate consideration is more than $2.928 billion, Vivendi has agreed to purchase from Activision Blizzard, at a purchase price of $27.50 per share, additional newly issued shares of Activision Blizzard common stock in an amount equal to the lesser of (a) $700 million and (b) the excess of the aggregate consideration over $2.928 billion, which amount will be used to fund the amount of the aggregate consideration that is in excess of $2.928 billion; and

  •
  if the aggregate consideration exceeds $3.628 billion, Activision Blizzard will fund the additional amount of the aggregate consideration that is in excess of $3.628 billion (up to the maximum aggregate purchase price of $4.028 billion) through borrowings made under the new credit facilities issued by Vivendi. See "The Transaction—New Credit Facilities."

        For a more complete description of the tender offer, see the section entitled "The Business Combination Agreement—The Tender Offer."

Conditions to Closing

        The respective obligations of the parties to effect the transaction are subject to the satisfaction or, to the extent permitted under applicable laws and the terms of the business combination agreement, waiver of a number of conditions, including, among other things, the following:

  •
  the approval by Activision's stockholders of the principal terms of the business combination agreement and the transaction, including the issuance of shares of Activision common stock in the transaction and the amendments to the certificate of incorporation and bylaws of Activision;

  •
  the expiration or earlier termination of the waiting period under U.S. antitrust laws (which waiting period expired on January 16, 2008);

  •
  the receipt of all approvals required from governmental authorities in the European Union (which approval was received on April 16, 2008) as well as any other required regulatory approvals;

  •
  the absence of any injunction, legal restraints or prohibitions preventing the consummation of the transaction; and

  •
  the obtainment by Activision of one or more new credit facilities from either third party lenders or from Vivendi to fund a portion of the tender offer, which has occurred. See "The Transaction—New Credit Facilities."

        The respective obligations of Activision and Merger Sub to effect the transaction are subject to the satisfaction or waiver of several additional conditions (any of which may be waived in writing by Activision), including:

  •
  the accuracy of representations and warranties of Vivendi, VGAC and Vivendi Games as of the closing date, other than those failures to be true and correct that would not reasonably be expected to have a material adverse effect on Vivendi Games;

  •
  the performance in all material respects by Vivendi, VGAC and Vivendi Games of the obligations required to be performed by each of them under the business combination agreement at or prior to the closing date;

  •
  the absence of any pending litigation, commenced by any stockholder of Vivendi or Vivendi Games after the date of the business combination agreement, against Vivendi, VGAC or any of its directors before any governmental entity relating to (a) the business combination agreement, (b) any ancillary document thereto, or (c) the transactions contemplated by the business combination agreement or the ancillary documents thereto that would render it impossible or unlawful to consummate the transaction;

  •
  the taking of all necessary actions by Vivendi, VGAC and Vivendi Games to provide that, immediately prior to the closing of the transaction, (a) all intercompany arrangements, other than licenses entered into in the ordinary course of business, between Vivendi and VGAC, on the one hand, and Vivendi Games and its subsidiaries, on the other hand, have been terminated, and (b) all monies owed pursuant to such intercompany arrangements have been paid in full; and

  •
  the delivery by Vivendi to Activision of executed copies of each of the ancillary documents to the business combination agreement to which either Vivendi, VGAC or Vivendi Games is a party.

        The respective obligations of Vivendi, VGAC and Vivendi Games to effect the transaction are subject to the satisfaction or waiver of several additional conditions (any of which may be waived in writing by Vivendi), including:

  •
  the accuracy of representations and warranties of Activision and Merger Sub as of the closing date other than those failures to be true and correct that would not reasonably be expected to have a material adverse effect on Activision;

  •
  the performance in all material respects by Activision and Merger Sub of the obligations required to be performed by each of them under the business combination agreement at or prior to the closing date;

  •
  the absence of any pending litigation, commenced by any stockholder of Activision after the date of the business combination agreement, against Activision or any of its directors before any governmental entity relating to (a) the business combination agreement, (b) any ancillary document thereto, or (c) the transactions contemplated by the business combination agreement or the ancillary documents thereto that would render it impossible or unlawful to consummate the transaction; and

  •
  the receipt of NASDAQ authorization for listing of the shares of Activision common stock to be issued to VGAC in connection with the merger and to Vivendi in connection with the share purchase (which authorization was received on May 23, 2008).

        The transaction is expected to be completed in July 2008. However, it is possible that factors outside of the parties' control could require the parties to complete the transaction at a later time or not to complete it at all. For a more complete discussion of the conditions to the transaction, see the section entitled "The Business Combination Agreement—Conditions to the Transaction."

Restrictions on Recommendation Withdrawal

        The business combination agreement generally restricts the ability of Activision's board of directors to withdraw its recommendation that Activision stockholders approve the proposals set forth in this proxy statement. However, if Activision's board of directors determines in good faith (after consultation with its outside counsel) that the failure to withdraw this recommendation would be reasonably expected to be a breach of its fiduciary duties under applicable law, then Activision's board of directors may withdraw its recommendation.

Restrictions on Solicitation of Third Party Acquisition Proposals

        Activision has agreed not to, directly or indirectly, solicit or engage in discussions or negotiations with any person or group with respect to an Activision acquisition proposal, which includes any offer relating to an acquisition, merger or other business combination that would result in such person or group acquiring more than a 20% interest in Activision's total outstanding securities or a sale of more than 20% of the assets of Activision and its subsidiaries. The business combination agreement does not, however, prohibit Activision from considering a bona fide acquisition proposal from a third party if certain specified conditions are met.

        Each of Vivendi and Vivendi Games has agreed not to, directly or indirectly, solicit or engage in discussions or negotiations with any person or group with respect to a Vivendi Games acquisition proposal, which includes any offer relating to an acquisition, merger or other business combination that would result in the person or group acquiring more than a 20% interest in Vivendi Games' total outstanding securities or a sale of more than 20% of the assets of Vivendi Games and its subsidiaries.

        For a discussion of the restrictions imposed on the solicitation of acquisition proposals from third parties, see the section entitled "The Business Combination Agreement—Restrictions on Solicitation of Acquisition Proposals" of this proxy statement.

Termination of the Business Combination Agreement

        The business combination agreement may be terminated by mutual written consent of all parties at any time before the closing date. The business combination agreement may also be terminated by either Activision or Vivendi if:

  •
  the transaction is not completed on or before the ten (10) month anniversary of the execution of the business combination agreement;

  •
  any law that makes the consummation of the transaction illegal in the United States or any foreign jurisdiction in which Activision or Vivendi has substantial business and operations has been enacted, entered, enforced or deemed applicable to the transaction by a governmental entity;

  •
  a governmental entity in the United States or any foreign jurisdiction in which Activision or Vivendi has substantial business and operations issues an order, decree or ruling making the transaction illegal in the United States or any such foreign jurisdiction, and such order, decree or ruling has become final and non-appealable;

  •
  the required approval of the Activision stockholders has not been obtained; or

  •
  the other party breached any representation, warranty, covenant or agreement in the business combination agreement in a way that the related condition to closing would not be satisfied, and this breach is not cured or is incurable prior to the ten (10) month anniversary of the execution of the business combination agreement.

        In addition, Vivendi may terminate the business combination agreement if:

  •
  Activision's board of directors or any committee thereof withdraws (or modifies in a manner adverse to Vivendi in any material respect), or publicly proposes to withdraw (or modify in a manner adverse to Vivendi in any material respect) its recommendation that Activision stockholders approve the proposals set forth herein, or publicly proposes to adopt or recommend any Activision acquisition proposal; or

  •
  Activision's board of directors fails to reaffirm publicly its recommendation that Activision stockholders approve the proposals set forth herein within ten (10) business days following the commencement of a third-party tender or exchange offer for Activision's capital stock.

        In addition, Activision may terminate the business combination agreement in response to a superior proposal from a third party in compliance with the restrictions on solicitation provisions discussed above.

Termination Fee and Expenses

        Activision has agreed to pay to Vivendi a termination fee of $180 million if:

  •
  Vivendi terminates the business combination agreement because Activision's board of directors withdraws (or modifies in a manner adverse to Vivendi in any material respect), or publicly proposes to withdraw (or modify in a manner adverse to Vivendi in any material respect), its recommendation of the business combination agreement and the transaction, or publicly proposes to adopt or recommend any Activision acquisition proposal;

  •
  Vivendi terminates the business combination agreement because our board of directors fails to reaffirm publicly its recommendation of the business combination agreement and the transaction within ten (10) business days following the commencement of a third-party tender or exchange offer for our capital stock;

  •
  Activision terminates the business combination agreement in response to a superior proposal from a third party in compliance with the restrictions on solicitation provisions discussed above; or

  •
  each of the following has occurred: (a) prior to the special meeting, an Activision acquisition proposal has been made directly to Activision's stockholders or has become publicly known, or any person has publicly announced an intention to make an Activision acquisition proposal; (b) thereafter, the business combination agreement is terminated by either Vivendi or Activision because the Activision stockholder approval has not been obtained at a duly convened meeting; and (c) within twelve (12) months after such termination, Activision enters into a definitive contract to consummate, or otherwise close, a transaction constituting an Activision acquisition proposal.

        Under specified conditions, Activision must also pay the actual and reasonably documented out-of-pocket expenses (including reasonable attorneys' fees) actually incurred by Vivendi, VGAC and Vivendi Games in connection with the business combination agreement and the transaction, up to a maximum of $15 million. For more information, see the section entitled "The Business Combination Agreement—Termination; Termination Fees and Expenses."

Special Meeting

Stockholders Entitled to Vote; Vote Required

        Unless adjourned or postponed, the special meeting of Activision stockholders will be held on                        ,                         , 2008 at                        , local time, at                        . At the special meeting, you will be asked to approve the proposals described in this proxy statement:

Proposal No. 1:	To approve the issuance of an aggregate of approximately 358.2 million new shares of Activision common stock in connection with the transaction.
Proposal No. 2:	To approve the amendment and restatement of our certificate of incorporation (including all related subproposals), subject to the completion of the transaction.
Proposal No. 3:	To approve the amendment of Section 7.4(a) of our bylaws, subject to the completion of the transaction.
Proposal No. 4:
To approve any motion to adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals set forth above.

        You may also be asked to act on other business, if any, that may properly come before the special meeting (or any adjournment or postponement thereof). We currently do not anticipate that any other business will be presented at the special meeting.

        Only holders of record of shares of Activision common stock at the close of business on                        , 2008, which our board of directors has set as the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were                         shares of Activision common stock outstanding and entitled to vote at the special meeting.

        Approval of the charter amendment proposal and the bylaw amendment proposal require the affirmative vote of the holders of a majority of the outstanding shares of Activision common stock entitled to vote thereon. Approval of the share issuance proposal and the adjournment proposal will require the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively.

        For more information on the special meeting see the section of this proxy statement entitled "The Special Meeting."

Recommendations of the Board of Directors of Activision

        After careful consideration, the Activision board of directors has unanimously approved the business combination agreement and has determined that the business combination agreement and all related documents and exhibits thereto are in the best interest of Activision and its stockholders.

        The Activision board of directors unanimously recommends that the holders of Activision common stock vote:

  •
  "FOR" Proposal No. 1—the issuance of shares of our common stock in connection with the transaction,

  •
  "FOR" Proposal No. 2—the amendment and restatement of our certificate of incorporation (including all related subproposals),

  •
  "FOR" Proposal No. 3—the amendment of Section 7.4(a) of our bylaws, and

  •
  "FOR" Proposal No. 4—adjournment of the special meeting, if necessary.

        For a more complete description of Activision's reasons for the transaction, see the section entitled "The Transaction—Activision's Reasons for the Transaction and Tender Offer."

Opinion of Activision's Financial Advisor

        Activision's financial advisor, Allen & Company LLC, delivered a written opinion to the Activision board of directors to the effect that, as of December 1, 2007, taking into account the transactions contemplated by the business combination agreement as a whole and subject to various qualifications and assumptions described in the written opinion, the per share transaction price of the share purchase, the exchange ratio of the merger, and the per share transaction price of the tender offer were fair, from a financial point of view, to Activision and its stockholders.

        The full text of the Allen & Company opinion, dated December 1, 2007, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Allen & Company in rendering its opinion, is attached as Annex D to this proxy statement. We urge you to read the opinion carefully and in its entirety.

        Allen & Company provided its opinion for the use and benefit of our board of directors in connection with its consideration of the transactions contemplated by the business combination agreement. The Allen & Company opinion addressed only the fairness, from a financial point of view, of the per share transaction price of the share purchase, the exchange ratio of the merger, and the per share transaction price of the tender offer as of the date of the Allen & Company opinion. The Allen & Company opinion is not intended to be and does not constitute a recommendation to any stockholder as to how that stockholder should vote or act with respect to the transactions contemplated by the business combination agreement or any other matter described in this proxy statement. Allen & Company was not requested to opine as to, and its opinion does not in any manner address, Activision's underlying business decision to proceed with or effect the transactions contemplated by the business combination agreement. The summary of the Allen & Company opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

        Pursuant to the terms of the engagement letter between Allen & Company and Activision, Allen & Company was paid a fee upon delivery of the opinion to the Activision board of directors, with such fee creditable against any transaction fee subsequently paid to Allen & Company upon the completion of the transaction. For a more complete description of the fee arrangement and the Allen & Company opinion, see the section entitled "The Transaction—Opinion of Activision's Financial Advisor." See also Annex D to this proxy statement.

Interests of Directors and Executive Officers in the Transaction

        In considering the recommendations of the Activision board of directors with respect to the business combination agreement and the transaction, you should be aware that certain executive officers and directors of Activision have interests in the transaction that may be different from, or in addition to, the interests of Activision stockholders generally. These interests include:

  •
  the rights of certain officers to receive payments or other benefits, including grants of equity awards and the modification of vesting schedules of existing equity awards, following the completion of the transaction;

  •
  the continuing service of several of Activision's existing directors and executive officers in the combined company after the closing date;

  •
  the amendment of employment arrangements with certain of Activision's executive officers to provide incentives for their continued service to the combined company after the closing date; and

  •
  the continued indemnification of Activision's directors post-closing.

        The Activision board of directors was aware of these interests and considered them, among other things, in making its recommendation that Activision stockholders vote for the approval of the share issuance proposal, the charter amendment proposal and the bylaw amendment proposal.

Other Matters

Risk Factors

        In evaluating the business combination agreement, the transaction and, in particular, the issuance of new shares of Activision common stock in connection with the transaction and the tender offer, Activision stockholders should carefully read this proxy statement and especially consider the factors discussed in the section entitled "Risk Factors."

Rights Plan Amendment

        On April 18, 2000, Activision's board of directors approved a stockholder rights plan, pursuant to which each common stockholder at the close of business on April 19, 2000 received a dividend of one right for each share of common stock held. Activision has amended the rights plan concurrent with the execution of the business combination agreement to provide that (a) the rights plan will not be triggered by the business combination agreement or the transaction and (b) the rights plan will terminate upon the completion of the transaction and all rights existing under the rights plan will be extinguished.

        For a more complete discussion of the rights plan amendment, see the section entitled "The Transaction—Rights Plan Amendment" of this proxy statement.

New Credit Facilities

        On April 29, 2008, Activision, acting on behalf of the combined company, entered into a senior unsecured credit agreement with Vivendi, borrowings under which cannot be effected until the closing of the transaction. The credit agreement will provide Activision Blizzard, after the closing of the transaction, with (a) a term loan credit facility, or the Tranche A Facility, in an aggregate amount of up to $400.0 million to be applied to fund that portion of the post-closing tender offer consideration, if any, in excess of $3.628 billion, as discussed in the section of this proxy statement entitled "The Business Combination Agreement—The Tender Offer—Funding of the Tender Offer," (b) a term loan credit facility, or the Tranche B Facility, in an aggregate amount of up to $150.0 million to be applied to repay the Vivendi Games Loan Facility, as discussed in the section of this proxy statement entitled

"The Transaction—Vivendi Games Loan Facility," and (c) a revolving credit facility, or the Revolving Facility, in an aggregate amount at any time outstanding of up to $475.0 million to be used after the closing of the transaction for general corporate purposes. The Tranche A Facility, the Tranche B Facility and the Revolving Facility are referred to in the proxy statement, collectively, as the new credit facilities. In the event that the business combination agreement terminates prior to the closing date of the transaction, the new credit facilities will terminate effective on the same date. See "The Transaction—New Credit Facilities."

Listing of Common Stock

        Upon closing of the transaction, shares of common stock of the combined company, which will be renamed "Activision Blizzard, Inc.", will be traded on NASDAQ under Activision's current ticker symbol "ATVI."

Material United States Federal Income Tax Consequences

        Activision stockholders will not recognize any gain or loss for United States federal income tax purposes as a result of (a) the consummation of the transaction or (b) an adoption of the proposed amendments to Activision's certificate of incorporation. See the section entitled "The Transaction—Material United States Federal Income Tax Consequences."

Accounting Treatment of the Transaction

        The transaction will be accounted for as a reverse acquisition under the purchase method of accounting under U.S. GAAP. For this purpose, Vivendi Games will be deemed to be the accounting acquiror and Activision will be deemed to be the accounting acquiree. Accordingly, Activision Blizzard will account for the transaction as a purchase business combination, using Vivendi Games' historical financial information and accounting policies and applying fair value estimates to the acquired assets, liabilities and commitments of Activision as of the date of the transaction.

No Appraisal Rights

        Under Section 262 of the General Corporation Law of the State of Delaware, which is referred to in this proxy statement as the "DGCL," Activision stockholders do not have appraisal rights in connection with the transaction.

Regulatory Matters

        Activision and Vivendi are required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, to notify and furnish required information to the Antitrust Division of the U.S. Department of Justice and to the U.S. Federal Trade Commission prior to completing the transaction. Activision and Vivendi have made these filings, and the waiting period under the HSR Act expired on January 16, 2008.

        In addition, the transaction is subject to, and the parties' obligations to effect the transaction are conditioned on, approval by governmental authorities in the European Union, which approval was received on April 16, 2008.

        For a more complete discussion of the regulatory matters relating to the transaction, see the section entitled "The Transaction—U.S. Federal or State and Foreign Regulatory Matters" of this proxy statement.

Per Share Market Price Data

        Activision common stock trades on NASDAQ under the symbol "ATVI." The following table shows the high and low closing sale prices in U.S. dollars for Activision common stock for the periods indicated, as reported on NASDAQ after adjustments to account for any subsequent dividends or stock splits. The prices reflect inter-dealer prices and do not include retail markups, markdowns or commissions.

        The closing sale price of Activision common stock as reported on NASDAQ on November 30, 2007, the last business day prior to the public announcement of the proposed transaction, was $22.15 per share. The closing sale price of Activision common stock as reported on NASDAQ on                        , 2008, the record date for the Activision special meeting, was $         per share. As of that date, there were            holders of record of Activision common stock based on information provided by Activision's transfer agent.

	High	Low
Calendar Year 2006
First Quarter	$15.69	$11.91
Second Quarter	14.92	10.75
Third Quarter	15.57	10.72
Fourth Quarter	17.94	14.27
Calendar Year 2007
First Quarter	$19.01	$16.26
Second Quarter	21.27	18.43
Third Quarter	21.59	17.11
Fourth Quarter	29.70	18.92
Calendar Year 2008
First Quarter	$28.43	$25.81
Second Quarter (through May 30, 2008)	$33.75	$27.03

        Activision has never paid cash dividends on its common stock and has no present plans to do so. Activision expects that earnings will be retained for the continued growth and development of the business. Future dividends, if any, will depend on Activision's (or, following completion of the transaction, Activision Blizzard's) earnings, financial condition, cash requirements, future prospects, and other factors deemed relevant by our board of directors.

        Vivendi Games is a privately-held company. Accordingly, per share historical data of Vivendi Games is omitted.

 Selected Historical Financial Data of Activision

        The following selected historical financial data as of and for each of the years in the five-year period ended March 31, 2008 has been derived from Activision's audited consolidated financial statements.

        This selected information is only a summary and you should read it together with Activision's historical consolidated financial statements and the related notes thereto included elsewhere in this proxy statement.

	Year Ended March 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Summary Operating Data
Net revenues	$2,898,136	$1,513,012	$1,468,000	$1,405,857	$947,656
Cost of sales	1,645,435	978,065	940,362	844,946	567,147
Operating income	479,614	73,147	15,226	179,608	104,537
Income before tax provision	530,868	109,825	45,856	192,700	110,712
Net income	344,883	85,787	40,251	135,057	74,098
Basic earnings per share(1)	1.19	0.31	0.15	0.54	0.31
Diluted earnings per share(1)	1.10	0.28	0.14	0.49	0.29
Basic weighted average common shares outstanding(1)	288,957	281,114	273,177	250,023	236,887
Diluted weighted average common shares outstanding(1)	314,731	305,339	294,002	277,712	258,350

	Year Ended March 31,
	2008	2007	2006	2005	2004
Summary Balance Sheet Data
Total assets	$2,530,673	$1,793,947	$1,418,255	$1,305,919	$966,220
Total liabilities	582,781	382,415	195,632	208,645	136,079
Cash, cash equivalents and short term investments	1,449,212	954,849	944,960	840,864	587,649
Capitalized software development and intellectual property licenses	193,337	231,196	147,665	127,340	135,201
Goodwill	279,161	195,374	100,446	91,661	76,493
Working capital	1,423,324	1,060,064	922,199	913,819	675,796
Long term debt	—	—	—	—	—
Stockholders' equity	1,947,892	1,411,532	1,222,623	1,097,274	830,141

(1)
Consolidated financial information for fiscal years 2005-2004 reflects the restated amounts for the effect of Activision's four-for-three stock split effected in the form of a 33 1/3% stock dividend paid on October 24, 2005 to stockholders of record as of October 10, 2005.

 Selected Historical Financial Data of Vivendi Games

        The following selected historical financial data as of and for each of the years in the five-year period ended December 31, 2007 has been derived from Vivendi Games' audited consolidated financial statements. The following selected historical financial data for the three months ended March 31, 2008 and 2007 and as of March 31, 2008 has been derived from Vivendi Games' unaudited interim consolidated financial statements. In the opinion of Vivendi Games' management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the three months ended March 31, 2008, are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2008.

        This selected information below is only a summary and you should read it together with Vivendi Games' historical consolidated financial statements and the notes related thereto included elsewhere in this proxy statement.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in thousands)
	(unaudited)
Summary Operating Data
Net sales	$323,054	$384,748	$1,395,418	$1,017,656	$780,325	$567,419	$637,518
Operating income (loss)	63,285	136,769	220,421	122,441	42,069	(252,591)	(291,353)
Income (loss) from continuing operations before income taxes	64,132	132,150	215,345	106,034	33,376	(263,846)	(299,117)
Income (loss) from continuing operations	42,248	118,935	251,698	139,280	45,130	(274,259)	(299,964)
Net income (loss)	42,248	118,935	251,698	139,280	45,130	(263,527)	(291,691)

		As of December 31,
	As of March 31, 2008
		2007	2006	2005	2004	2003
	(in thousands)
	(unaudited)
Summary Balance Sheet Data
Total assets	$814,245	$902,622	$824,284	$591,736	$685,174	$780,041
Total liabilities	588,705	638,135	477,842	330,973	383,455	303,918
Cash and cash equivalents(1)	47,354	62,241	67,969	32,439	50,349	17,826
Capitalized software development costs, net and royalties and license agreements, net	90,503	93,051	45,432	39,511	56,537	108,395
Goodwill	207,262	203,417	202,094	178,422	131,640	131,640
Working capital (deficit)	(163,072)	(144,473)	(24,620)	(17,908)	84,657	241,317
Owner's equity(2)	225,540	264,487	346,442	260,763	301,719	476,123

(1)
"Cash and cash equivalents" reflect cash balances not transferred to Vivendi via a cash pooling agreement at the end of the applicable period. See Note 11 to the Vivendi Games historical consolidated financial statements for more information about the cash pooling agreement.

(2)
Net cash transfers under a cash pooling agreement with Vivendi are included in "Owner's equity" as part of net transfers to Vivendi.

 Summary Unaudited Pro Forma Condensed Combined Financial Data

        The following summary unaudited pro forma condensed combined financial data has been derived from and should be read together with the unaudited pro forma condensed combined financial information and accompanying notes. This information is based on the historical consolidated balance sheets and statements of operations of both Activision and Vivendi Games which have been presented elsewhere in this proxy statement. The transaction will be accounted for as a reverse acquisition under the purchase method of accounting. For this purpose, Vivendi Games will be deemed the accounting acquiror and Activision will be deemed the accounting acquiree. The unaudited pro forma condensed combined financial information is based on estimates and assumptions set forth in the notes to such statements, which estimates are preliminary and have been made solely for the purposes of developing such pro forma information.

        The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008 and the year ended December 31, 2007 gives effect to the transaction as if it had occurred on January 1, 2007. The unaudited pro forma balance sheet assumes that the transaction took place on March 31, 2008, and combines Activision's historical consolidated balance sheet as of March 31, 2008 with Vivendi Games' historical balance sheet as of March 31, 2008.

        No additional pro forma adjustments have been made to reflect the repurchase of 146.5 million shares of Activision Blizzard common stock at $27.50 per share, under the cash tender offer commencing within five (5) business days after the closing of the transaction, because the Activision common stock price exceeds the tender offer price as of the date of this proxy statement. As of May 30, 2008 the closing price of Activision common stock was $33.75. It is expected that the level of participation in the tender offer may be limited to the extent that the Activision Blizzard stock trades significantly above the $27.50 tender offer price throughout the tender offer period.

        The businesses may have performed differently had they been combined during the periods presented. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented or the results that Activision Blizzard will experience after the transaction and tender offer are consummated.

	Three Months Ended March 31, 2008	Year Ended December 31, 2007(1)
	(in thousands, except per share data) (unaudited)
Pro Forma Statement of Operations:
Net sales	$925,505	$4,293,554
Net income	44,215	305,609
Net income per share:
Basic	0.07	0.47
Diluted	0.07	0.45
Adjusted Pro Forma Statement of Operations(2):
Net sales	$925,505	$4,293,554
Net income	44,215	305,609
Net income per share:
Basic	0.07	0.47
Diluted	0.07	0.45

	Pro Forma as of March 31, 2008	Adjusted Pro Forma as of March 31, 2008(2)
	(in thousands) (unaudited)
Balance Sheet:
Total assets	$14,436,656	$14,436,656
Working capital	2,983,470	2,983,470
Long term debt	33,259	33,259
Stockholders' equity	12,718,945	12,718,945

(1)
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 combines the full year ended March 31, 2008 for Activision with the year ended December 31, 2007 for Vivendi Games. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008 combines the three months ended March 31, 2008 for Activision with the three months ended March 31, 2008 for Vivendi Games. Therefore, the statement of operations for Activision for the period January 1, 2008 to March 31, 2008 has been presented in both the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007. Activision's net revenues and net income for the three months ended March 31, 2008 were $602.5 million and $44.2 million, respectively.

(2)
No additional pro forma adjustments have been made to reflect the repurchase of 146.5 million shares of Activision Blizzard common stock at $27.50 per share, available to be purchased under the cash tender offer commencing within five (5) business days after the closing of the transaction, because the current stock price exceeds the tender offer price. As of May 30, 2008 the closing price of Activision common stock was $33.75. It is expected that the level of participation in the tender offer may be limited to the extent that the Activision Blizzard stock trades significantly above the $27.50 tender offer price throughout the tender offer period. See the sections entitled "The Business Combination Agreement—The Share Purchase," "The Business Combination Agreement—The Tender Offer" and "The Transaction—Credit Facility."

        Please see "Unaudited Pro Forma Condensed Combined Financial Information" for a description of the accounting treatment of the transaction, the unaudited pro forma condensed combined financial statements and notes thereto, and the pro forma adjustments to the historical financial information of Activision and Vivendi Games showing the effect of the transaction and tender offer contemplated by the business combination agreement.

 Comparative Per Share Data

        The following tables set forth the Activision historical net income per share for the year ended March 31, 2008, and the book value per share as of March 31, 2008, and net income per share for Activision Blizzard on an unaudited pro forma combined basis for the three months ended March 31, 2008 and year ended December 31, 2007, and book value per share as of March 31, 2008.

        The pro forma combined data were derived from and should be read together with the unaudited pro forma condensed combined financial statements and accompanying notes. This information is based on the historical consolidated balance sheets and related historical consolidated statements of operations of Activision and Vivendi Games. The pro forma combined data give effect to the transaction using the purchase method of accounting for business combinations as a reverse acquisition in which Vivendi Games will be deemed to be the accounting acquiror of Activision while the adjusted pro forma combined data assumes no repurchase of the 146.5 million maximum Activision Blizzard common shares at $27.50 per share available under the cash tender offer commencing within five (5) business days after closing the transaction because the Activision common stock price exceeds the tender offer price as of the date of this proxy statement.

        The businesses may have performed differently had they been combined during the periods presented. You should not rely on the selected unaudited pro forma combined per share data as being indicative of the historical results that would have been achieved had the businesses been combined during the periods presented or the results that Activision Blizzard will experience after the transaction and tender offer are consummated.

        Activision's historical data were derived from and should be read together with the consolidated financial statements and accompanying notes included elsewhere in this proxy statement.

        Vivendi Games is a privately-held company. Accordingly, per share historical data for Vivendi Games are omitted.

Year Ended March 31, 2008
Activision's Historical Data
Net income per share:
Basic	$1.19
Diluted	$1.10
As of March 31, 2008:
Consolidated book value per share	$6.61

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
Pro Forma Combined Data
Pro forma net income per share(1):
Basic	$0.07	$0.47
Diluted	$0.07	$0.45
Adjusted pro forma net income per share(2):
Basic	$0.07	$0.47
Diluted	$0.07	$0.45
As of March 31, 2008:
Pro forma book value per share(3)		$19.65
Adjusted pro forma book value per share(3)		$19.65

(1)
Pro forma net income per share was calculated by dividing pro forma net income by the pro forma weighted average common shares outstanding as if the transaction had occurred on January 1, 2007.

(2)
Represents adjusted pro forma net income per share, resulting from no adjustment for the repurchase of 146.5 million Activision Blizzard common shares at $27.50 per share available to be repurchased under the tender offer because the Activision common stock price exceeds the tender offer price as of the date of this proxy statement. As of May 30, 2008 the closing price of Activision common stock was $33.75.

(3)
Pro forma book value per share and adjusted pro forma book value per share are computed assuming the transaction and tender offer had occurred on March 31, 2008.

RISK FACTORS

        In addition to the other information included in this proxy statement and found in the Annexes attached hereto, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements," you should carefully consider the following risk factors before deciding whether to vote for the approval of the proposals and subproposals presented in this proxy statement. Additional risks and uncertainties not presently known to us or that are not currently believed to be material, if they occur, also may adversely affect the proposed transaction and the combined company, Activision Blizzard, following the completion of the transaction.

Risks Related to the Transaction

Although we expect that our combination with Vivendi Games will result in benefits to Activision, we may not realize those benefits because of integration difficulties and other challenges.

        The success of our combination with Vivendi Games will be dependent in large part on the success of the management of the combined company in integrating the operations, technologies and personnel of the two companies following the completion of the transaction. The failure of the combined company to meet the challenges involved in successfully integrating the operations of Activision and Vivendi Games or to otherwise realize any of the anticipated benefits of the transaction, including additional revenue opportunities, could impair the results of operations of the combined company. In addition, the overall integration of the companies is a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt the businesses of Activision and Vivendi Games.

        The challenges involved in this integration include the following:

  •
  integrating successfully each company's operations, technologies, products and services;

  •
  reducing the costs associated with each company's operations and, in particular, reducing historic losses in the Sierra businesses;

  •
  coordinating the publishing, distribution and marketing efforts to effectively promote the products of the combined company;

  •
  preserving development, distribution, licensing or other important relationships of both Activision and Vivendi Games and resolving potential conflicts that may arise;

  •
  consolidating and rationalizing information technology platforms and administrative infrastructures;

  •
  minimizing the diversion of management attention from ongoing business concerns; and

  •
  combining the corporate cultures, maintaining employee morale and retaining key employees.

        The combined company may not successfully integrate the operations of Activision and Vivendi Games in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the transaction to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies include cost savings associated with anticipated restructurings and other operational efficiencies, greater economies of scale and revenue enhancement opportunities. However, these anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

Vivendi will own between 52.2% and 68.0% of Activision Blizzard's outstanding shares of common stock after completion of the transaction and the post-closing tender offer.

        Immediately upon closing of the transaction, Vivendi and its subsidiaries are expected to own approximately 52.2% of our issued and outstanding shares of common stock on a fully diluted basis. If the maximum number of our shares is tendered in the tender offer, Vivendi and its subsidiaries are expected to own approximately 68.0% of our issued and outstanding shares of common stock on a fully diluted basis. See the section entitled "The Business Combination Agreement—The Tender Offer" for a more detailed discussion.

        As a result of the transaction, Vivendi will have the ability to nominate a majority of the combined company's board of directors and determine the outcome of certain matters submitted to Activision Blizzard's stockholders, such as the approval of significant transactions. As a result, actions that may be supported by a majority of the other stockholders could be blocked by Vivendi. In addition, Vivendi's ownership could affect the liquidity in the market for the combined company's common stock.

        Furthermore, the ownership position and governance rights of Vivendi would likely discourage a third party from proposing a change of control or other strategic transaction concerning Activision Blizzard. As a result, the Activision Blizzard common stock could trade at prices that do not reflect a "control premium" to the same extent as do the stocks of similarly situated companies that do not have a stockholder with an ownership interest as large as Vivendi's ownership interest.

Some of our current directors and executive officers have interests in the transaction that may differ from your interests as a stockholder, and these persons may have conflicts of interest in recommending you approve the proposals set forth in this proxy statement.

        In considering whether to approve the proposals and subproposals set forth in this proxy statement, you should recognize that some of the members of management and our board of directors may have interests in the transaction that differ from, or are in addition to, their interests as stockholders. These interests include:

  •
  the rights of certain officers to receive payments or other benefits, including grants of equity awards and the modification of vesting schedules of existing equity awards, following the completion of the transaction;

  •
  the continuing service of several of Activision's existing directors and executive officers in the combined company after the closing date;

  •
  the amendment of employment arrangements with certain of Activision's executive officers to provide incentives for their continued service to the combined company after the closing date; and

  •
  the continued indemnification of Activision's directors post-closing.

        These interests are described in greater detail in the sections entitled "The Transaction—Interests of Activision's Executive Officers and Directors in the Transaction," "Board and Management of Activision Blizzard" and "Corporate Governance of Activision Blizzard."

Subject to certain limitations, Vivendi may sell common stock at any time following the completion of the transaction, which could cause our stock price to decrease.

        The sale of shares of common stock that Vivendi and its subsidiaries receive in the transaction or to fund the tender offer will be restricted, but Vivendi may sell these shares under certain circumstances, including pursuant to a registered underwritten public offering under the Securities Act of 1933, as amended, or in accordance with Rule 144 under the Securities Act. We have entered into an investor agreement with Vivendi, which includes registration rights and which will give Vivendi the right 120 days after the closing date to require us to register all or a portion of its shares at any time, subject to certain limitations. The sale of a substantial number of shares of common stock by Vivendi or by our other stockholders within a short period of time could cause our stock price to decrease, and make it more difficult for us to raise funds through future offerings of common stock.

If the amendment to our certificate of incorporation to increase the number of authorized shares of common stock is approved and the transaction is completed, we will be able to issue more shares of common stock than currently authorized. As a result, such future issuances of common stock could have a dilutive effect on the earnings per share and voting power of Activision Blizzard stockholders.

        If the amendment to our certificate of incorporation to increase the number of authorized shares of common stock is approved by stockholders and the transaction is completed, we will be able to issue more shares of common stock than currently authorized. If the board of directors elects to issue additional shares of common stock in the future, whether in public offerings, in connection with mergers and acquisitions, or otherwise, such additional issuances could dilute the earnings per share and voting power of Activision Blizzard stockholders.

The transaction is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to consummate the transaction could have material and adverse effects on Activision.

        The completion of the transaction is subject to a number of conditions, which make the completion and timing of the completion of the transaction uncertain. See the section entitled "The Business Combination Agreement—Conditions to the Transaction" for a more detailed discussion.

        As discussed in this proxy statement, the conditions to Vivendi's obligation to close the transaction include the absence of any pending litigation commenced by any Activision stockholder after December 1, 2007 against Activision or any of its directors before any governmental entity relating to (a) the business combination agreement, (b) any ancillary document thereto, or (c) the transactions contemplated by the business combination agreement or the ancillary documents thereto that would render it impossible or unlawful to consummate the transaction and the tender offer. On February 8, 2008, the Wayne County Employees' Retirement System filed a putative class action complaint against Activision, Merger Sub, Robert J. Corti, Ronald Doornink, Barbara S. Isgur, Robert A. Kotick, Brian G. Kelly, Robert J. Morgado, Peter J. Nolan, Richard Sarnoff, Vivendi, VGAC, and Vivendi Games challenging the transaction. The defendants believe that plaintiff's claims are unsupported by law or facts and intend to defend themselves vigorously against the lawsuit. Because this case is in its early stages, however, an outcome cannot be predicted at this time, and we cannot be assured that it will not prevent or delay the consummation of the transaction and/or result in substantial costs. See "Litigation Related to the Transaction."

        If the transaction is not completed on a timely basis, or at all, because of such lawsuit or otherwise, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the transaction, we will be subject to a number of risks, including the following:

  •
  we may be required to pay a termination fee of $180 million if the transaction is terminated under certain circumstances, as described in the business combination agreement;

  •
  we will be required to pay certain costs relating to the transaction, such as legal, accounting, financial advisor and printing fees, whether or not the transaction is completed; and

  •
  matters relating to the transaction (including integration planning) may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

        In addition, we could also be subject to litigation related to any failure to complete the transaction. If the transaction is not completed on a timely basis, or at all, these risks may materialize and may adversely affect our business, financial results and stock price.

Risks Related to Activision's Business

SEC investigation and litigation relating to stock options remain pending and may adversely affect our business and results of operations.

        Although the special subcommittee of independent members of our board of directors established in July 2006 to review our historical stock option granting practices, which we refer to as the special subcommittee, has completed its review of those practices and our stock option grants made in the period between 1992 and 2006, and although we have made to the SEC Staff an offer of settlement of the SEC's formal investigation relating to our stock option granting practices, which the SEC Staff has indicated it is prepared to recommend to the SEC, and have agreed to a settlement of the derivative litigation against us and certain of our current and former directors and officers, the settlement with the SEC remains subject to final documentation and then approval by the Commission and the settlement of the derivative litigation remain subject to final court approval. We believe that we have taken appropriate action by restating our financial statements through the fiscal year ended March 31, 2006, as filed in our amended Annual Report on Form 10-K/A on May 25, 2007, and made appropriate disclosures for matters relating to stock options. If, however, the pending settlements are not approved, the SEC could institute enforcement action seeking other or additional relief or the court in the derivative actions could make findings disagreeing with the findings of the special subcommittee or with the manner in which we have accounted for and reported, or not reported, the financial impact of past option grant measurement date errors. Under such circumstances, we could be required to further restate our prior financial statements, further amend our filings with the SEC, or take other actions not currently contemplated. In addition, additional proceedings would be likely to result in additional legal expense that may affect our results in future periods, and may also result in diversion of management attention and other resources, as well as fines, penalties, damages and other sanctions against us or individual directors and officers. These eventualities could materially and adversely affect our business and results of operations. We cannot currently predict the ultimate outcome of these proceedings.

We depend on a relatively small number of franchises for a significant portion of our revenues and profits.

        A significant portion of our revenues is derived from products based on a relatively small number of popular franchises each year, and these products are responsible for a disproportionate amount of our profits. In addition, many of these products have substantial production or acquisition costs and marketing budgets. In fiscal 2008, 65% of our consolidated net revenues and 75% of our worldwide publishing net revenues were derived from three franchises, and in fiscal 2007, 39% of our consolidated net revenues and 52% of our worldwide publishing net revenues were derived from three franchises. We expect that a limited number of popular franchises will continue to produce a disproportionately large amount of our revenues and profits. Due to this dependence on a limited number of franchises, the failure to achieve anticipated results by one or more products based on these franchises may significantly harm our business and financial results.

Sales of certain titles such as Guitar Hero are affected by hardware peripheral availability.

        Some of our titles involve one or more separate hardware peripherals, such as the guitar controller in Guitar Hero. Typically, we sell such software both in bundles with the hardware peripheral and on a stand-alone basis. Consumers may not want to buy such game software if they cannot also buy the hardware peripheral. If we underestimate demand or otherwise are unable to produce sufficient quantities of the hardware peripheral of an acceptable quality or allocate too few peripherals to geographic markets and hardware platforms where demand exceeds supply, we will forego revenue.

This may also create greater opportunities for competitors to develop or gain market share with competitive product offerings. If we overestimate demand and make too many peripherals, or allocate too many peripherals to geographic markets and hardware platforms where there is insufficient demand, we will incur unrecoverable manufacturing costs for unsold units as well as for unsold game software. In either case, hardware peripheral manufacturing and allocation decisions may negatively affect our financial performance.

        A limited number of manufacturers are authorized by Sony, Nintendo or Microsoft to make the hardware peripherals for Guitar Hero, and the majority of those manufacturers are located in China. Anything that adversely impacts the ability of those manufacturers to produce or otherwise supply the hardware peripherals for us, including the revocation of the first party license to produce the hardware, the utilization of such manufacturer's capacity by one of our competitors, natural disasters that disrupt manufacturing, transportation or communications, labor shortages, civil unrest or issues generally negatively impacting international companies operating in China, may adversely impact our ability to supply those peripherals to the market.

Our sales may decline substantially without warning and in a brief period of time because a majority of our sales are made to a relatively small number of key customers and because we do not have long-term contracts for the sale of our products.

        In the United States and Canada, we primarily sell our products on a direct basis to mass-market retailers, consumer electronics stores, discount warehouses, and game specialty stores. Our products are sold internationally on a direct-to-retail basis, through third-party distribution and licensing arrangements and through our wholly-owned European distribution subsidiaries. Our sales are made primarily on a purchase order basis without long-term agreements or other forms of commitments. Our largest customers, Wal-Mart and GameStop, accounted for approximately 14% and 13%, respectively, of our consolidated net revenues for the fiscal year ended March 31, 2008 and approximately 22% and 8%, respectively, of our consolidated net revenues for the fiscal year ended March 31, 2007. The loss of, or significant reduction in sales to, any of our principal retail customers or distributors could significantly harm our business and financial results. The concentration of sales in a small number of large customers also could make us more vulnerable to collection risk if one or more of these large customers became unable to pay for our products. In addition, having such a large portion of our total net revenue concentrated in a few customers reduces our negotiating leverage with these customers.

We may not be able to maintain our distribution relationships with key vendors and customers.

        Our CD Contact, NBG, and Centresoft subsidiaries distribute interactive entertainment software and hardware products and provide related services in the Benelux countries, Germany, and the United Kingdom, respectively, and via export in other European countries for a variety of entertainment software publishers, many of which are our competitors, and hardware manufacturers. From time to time, they also maintain exclusive relationships to serve certain retail customers. These services are generally performed subject to limited-term arrangements. Although we expect to use reasonable efforts to retain these vendors and retail customer relationships, we may not be successful in this regard. The cancellation or non-renewal of one or more of these arrangements could adversely affect business and financial results.

Our investments in auction rate securities are subject to risks that may have an adverse effect on our liquidity.

        As of March 31, 2008, the par value of our investment in auction rate securities was $95.2 million, or approximately 6%, of our cash, cash equivalents and investments, and the fair value of these securities was estimated to be $90.9 million, or $4.3 million below par. The change in fair value was recorded as a component of comprehensive income (loss) in the consolidated statement of changes in shareholders' equity, as the decline in fair value is not considered to be "other-than-temporary". The auction rate securities we currently hold are all long term debt obligations secured by student loans, and they carry a "AAA" credit rating—the highest rating given to securities—by a nationally recognized rating agency.

        Liquidity for these auction rate securities is typically provided by an auction process which allows holders to sell their notes and resets the applicable interest rate at pre-determined intervals, usually every 7 to 35 days. Each of the auction rate securities in our investment portfolio as of March 31, 2008 has experienced a failed auction. There is no assurance that future auctions for these securities will succeed. An auction failure means that the parties wishing to sell their securities could not be matched with an adequate volume of buyers. In the event that there is a failed auction, the indenture governing the security requires the issuer to pay interest at a contractually defined rate that is generally above market rates for other types of similar short-term instruments. The securities for which auctions have failed will continue to earn interest at the contractual rate and be auctioned every 7 to 35 days until the auction succeeds, the issuer calls the securities or they mature. As a result, our ability to liquidate and fully recover the carrying value of our auction rate securities in the near term may be limited or not exist. All of our investments were classified as short-term as of December 31, 2007, because such securities were reasonably expected to be realized in cash or sold or consumed during the normal operating cycle of the business, however we have classified these securities as non-current investments in our consolidated financial statements as of March 31, 2008 due to uncertainties of the timing of liquidation.

        If the issuers of these auction rate securities are unable to successfully close future auctions, their credit ratings deteriorate and we determine that an "other-than-temporary" decline in fair market value has occurred, we may in the future be required to record an impairment charge on these investments. We believe we will be able to liquidate our investment without significant loss, and we currently believe these securities are not significantly impaired, primarily due to the government guarantee of a substantial portion of the underlying loans, however, it could take until the final maturity of the underlying notes (up to 39 years) to realize our investments' par value. Based on our other available cash and expected operating cash flows and financing, we do not anticipate the potential lack of liquidity on these investments will affect our ability to execute our current business plan or to consummate the proposed post-closing self tender offer described in this proxy statement in the section entitled "The Business Combination Agreement—The Tender Offer." Additionally, we have received indications from certain lenders that we may borrow against the par value of the securities at competitive rates.

As online functionality becomes an increasingly important feature of our software products, we may need to defer the recognition of an increasing amount of revenue, which may adversely affect the net revenue, net income and earnings per share that we will report under GAAP.

        As online functionality becomes a more important component of gameplay, an increasing number of our online-enabled games may contain a more-than-inconsequential separate service deliverable in addition to the product, and our performance obligations for these games will extend beyond the sale of the games. Vendor-specific objective evidence of fair value does not exist for the online services, as we do not plan to separately charge for this component of online-enabled games. As a result, for certain key titles to be released in the December quarter of fiscal year 2009 and thereafter, we will recognize all of the revenues from the sale of certain online-enabled games for certain platforms ratably over an estimated service period, which we currently estimate to be six months beginning the month after shipment. In addition, we will defer the costs of sales of those titles. This may have an adverse effect on the revenue, net income and earnings per share that we will report for future periods under GAAP. If we are required to recognize a greater portion of the revenue of a sale after shipment, or if we are required to recognize revenue over a longer service period, there may be an adverse effect on our reported net revenue, net income and earnings per share under GAAP.

Risks Related to the Vivendi Games Business

Vivendi Games is dependent on Blizzard's World of Warcraft franchise.

        The majority of Vivendi Games' total net sales are derived from Blizzard's World of Warcraft franchise. For the three months ended March 31, 2008 and for the years ended December 31, 2007, 2006 and 2005, Blizzard's World of Warcraft titles accounted for approximately 85%, 77%, 62%, and 48%, respectively, of Vivendi Games' total net sales. Vivendi Games is the current leading global developer, publisher and distributor in terms of subscriber base and revenues in the subscription-based MMORPG category, due to the popularity of World of Warcraft and related expansion packs. To remain the leader in the MMORPG category, it is important that Vivendi Games continue to refresh World of Warcraft or develop new MMORPG products that are favorably received by its existing customer base and new customers. A number of software publishers have developed and commercialized or are currently developing online games for use by consumers over the Internet which pose a threat to the popularity of World of Warcraft, and Vivendi Games expects new competitors to continue to emerge in the MMOG category. If consumer demand for World of Warcraft games declines and Vivendi Games has not introduced new MMOG or other products that replace World of Warcraft's potentially decreasing revenue, or added other sources of revenue, Vivendi Games' financial condition could suffer. Additionally, if new technologies are developed that replace MMOG games, if consumer preferences trend away from MMOG games or if new business models emerge that offer online subscriptions for free or at a substantial discount to current MMOG subscription fees, Vivendi Games' revenue and profitability will decline.

The development of MMOG products requires substantial up-front expenditures. Vivendi Games may not be able to recover development costs for its future MMOG products.

        Consumer preferences for games are usually cyclical and difficult to predict, and even the most successful titles remain popular for only limited periods of time, unless refreshed with new content. In order to remain competitive in the MMOG market, Vivendi Games must continuously develop new products and enhancements to existing products. Because of the significant complexity of MMOG games, these products require a longer development time and are more expensive to create than traditional console game products. In addition, the long lead time involved in developing a MMOG product and the significant allocation of financial resources that each product requires means it is critical that Vivendi Games accurately predict consumer demand for new MMOG products. While World of Warcraft's popularity allowed it to recoup its production costs, if future MMOG products do not achieve expected market acceptance or generate sufficient sales and subscription revenues upon introduction, Vivendi Games may not be able to recover the development and marketing costs associated with new products, and its financial results could suffer.

A substantial portion of Vivendi Games' revenues is derived from subscriptions paid by World of Warcraft subscribers. If these customers cancel their subscriptions, Vivendi Games' financial condition could suffer.

        A substantial portion of Vivendi Games' revenues is generated by subscription fees paid by consumers who play World of Warcraft. Typically, World of Warcraft subscribers purchase one (1) to three (3) month memberships that are cancelable, without penalty, at the end of the membership period. If World of Warcraft subscribers become dissatisfied, they may chose not to renew their memberships in order to engage in other forms of entertainment (including competing MMOG offerings) and Vivendi Games may not be able to replace lost subscribers. Additionally, if general economic conditions decline, consumers may decrease their discretionary spending on entertainment items such as MMOG games and users may choose not to renew their World of Warcraft subscriptions. A decrease in the overall subscription base of World of Warcraft could substantially harm Vivendi Games' operating results.

Vivendi Games depends on servers to operate its MMORPG business. If Vivendi Games were to lose server capacity, for any reason, its business could suffer.

        Vivendi Games' business relies on the continuous operation of its data servers. Any broad based catastrophic server malfunction, a significant intrusion by hackers that circumvents its security measures, or a failure of Vivendi Games' disaster recovery service would likely interrupt the operation of Vivendi Games' MMORPG games and could result in the loss of subscription-based sales. An extended interruption of service could harm Vivendi Games' goodwill and operating results.

        Vivendi Games must project its future server needs and make advance purchases of servers to accommodate expected business demands. If Vivendi Games underestimates the amount of server capacity its business requires or if Vivendi Games' business were to grow more quickly than expected, Vivendi Games' customers may experience service problems, such as slow or interrupted gaming access. Insufficient server capacity may result in Vivendi Games' experiencing decreased sales, a loss of its customer base, and adverse consequences to its reputation and goodwill. Conversely, if Vivendi Games overestimates the amount of server capacity required by its business, Vivendi Games may incur additional operating costs that it would affect its operating margins.

Vivendi Games may not accurately predict the amount of bandwidth necessary to sustain its business.

        Vivendi Games' online gaming businesses are dependent on the availability of sufficient Internet bandwidth. An increase in the price of bandwidth could have an adverse effect on operating margins since Vivendi Games may not be able to increase its prices or subscriber levels to compensate for such costs. Because of the importance of its MMORPG business, Vivendi Games' ability to access adequate bandwidth to support its business is critical. To secure bandwidth access, Vivendi Games has entered into arrangements with several bandwidth providers and entered into long-term contracts with some of them to secure future bandwidth capacity. If the price of bandwidth were to decrease, Vivendi Games' contractual commitment to pay higher prices could affect Vivendi Games' ability to compete with other video game producers.

        Conversely, since Vivendi Games purchases additional bandwidth based on anticipated growth, its bandwidth capacity is sometimes larger than necessary to sustain its existing needs. If Vivendi Games' projected online business growth is delayed or does not occur, Vivendi Games will incur larger bandwidth expenses than necessary. If Vivendi Games underestimates the amount of bandwidth that its online business requires, and its purchased bandwidth capacity is insufficient to meet demand, Vivendi Games' business and reputation may suffer.

Vivendi Games' results of operations or reputation may be harmed as a result of offensive consumer posted content.

        Vivendi Games is subject to risks associated with World of Warcraft's collaborative online features, specifically its online chat feature. Consumers may post narrative comment, in real time, onto World of Warcraft's gaming sites that is visible to other users. Despite Vivendi Games' efforts to police and restrict inappropriate consumer content, from time to time objectionable and offensive consumer content may be posted to a World of Warcraft's gaming site. Vivendi Games may be subject to lawsuits, governmental regulation or restrictions, and consumer backlash (including decreased sales and harmed goodwill), as a result of consumers posting offensive content, any of which could harm Vivendi Games' operating results.

A substantial portion of World of Warcraft's subscribers pays their subscription fees using credit cards. Credit card fraud could have a negative impact on Vivendi Games' business and operating results.

        A substantial portion of the subscription revenue generated by World of Warcraft is paid by subscribers using credit cards. At times, there may be attempts to use fraudulently obtained credit card numbers to pay for World of Warcraft upgrades or subscriptions. Additionally, the credit card numbers of World of Warcraft's subscribers are maintained in a proprietary database that may be compromised internally or externally by fraudulent maneuvers. As fraudulent schemes become more sophisticated, it may become more difficult and more costly for Vivendi Games to detect credit card fraud and protect subscriber information. An increase in credit card fraud could have an adverse effect on Vivendi Games' business and its operating results.

Risks Related to the Businesses of Activision and Vivendi Games

The future success of the Activision and Vivendi Games businesses depends on each company's ability to release popular products.

        The life of any one console or handheld game product is relatively short and generally involves a relatively high level of sales during the first few months after introduction followed by a rapid decline in sales. Because revenues associated with an initial product launch generally constitute a high percentage of the total revenues associated with the life of a product, delays in product releases or disruptions following the commercial release of one or more new products could have a material adverse effect on the affected company's operating results and cause such operating results to be materially different from expectations. It is therefore important for each of Activision and Vivendi Games to be able to continue to develop many high quality new products that are popularly received. Each company focuses its development and publishing activities principally on products that are, or have the potential to become, franchise brand properties. If the companies are unable to do this, their respective business and financial results may be negatively affected.

The businesses of Activision and Vivendi Games are "hit" driven. If the companies do not deliver "hit" titles, or if consumers prefer competing products, sales could suffer.

        While many new products are regularly introduced, only a relatively small number of "hit" titles account for a significant portion of net revenue. Competitors may develop titles that imitate or compete with either of Activision's or Vivendi Games' "hit" titles, and take sales away from them or reduce their ability to command premium prices for those titles. Hit products published by the companies' competitors may take a larger share of consumer spending than anticipated, which could cause product sales to fall below expectations. If the companies' competitors develop more successful products or offer competitive products at lower prices, or if Activision or Vivendi Games does not continue to develop consistently high-quality and well received products, revenues, margins, and profitability will decline.

If Activision or Vivendi Games is unable to maintain or acquire licenses to intellectual property, they may publish fewer "hit" titles and revenues may decline.

        Some of Activision's and Vivendi Games' products are based on intellectual property and other character or story rights acquired or licensed from third parties. These license and distribution agreements are limited in scope and time, and Activision and Vivendi Games may not be able to renew key licenses when they expire or to include new products in existing licenses. Either company's loss of a significant number of intellectual property licenses or relationships with licensors, or inability to obtain additional licenses of significant commercial value could have a material adverse effect on such company's ability to develop new products and therefore on its business and financial results. Additionally, the failure of intellectual property acquired by either company to be popularly received could impact the market acceptance of those products in which the intellectual property is included. Such lack of market acceptance could result in the write-off of the unrecovered portion of acquired intellectual property assets, which could cause material harm to the affected company's business and financial results. Furthermore, the competition for these licenses and distribution agreements is often intense. Competition for these licenses may also increase the advances, guarantees, and royalties that must be paid to the licensor.

The interactive entertainment industry is highly competitive and competitors may succeed in narrowing the market share and reducing the sales of Activision and Vivendi Games.

        Activision and Vivendi Games compete with other publishers of PC and video game console interactive entertainment software and peripherals. Those competitors vary in size from small companies with limited resources to very large corporations with significantly greater financial, marketing, and product development resources than either company has. For example, integrated video game console hardware and software companies such as Sony, Nintendo, and Microsoft compete directly with the companies in the development of software titles for their respective platforms. Certain of these competitors may spend more money and time on developing and testing products, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors for desirable motion picture, television, sports, music and character properties, and pay more to third-party software developers than either Activision or Vivendi Games do.

        Activision and Vivendi Games also compete with other forms of entertainment and leisure activities. For example, the overall growth in the use of the Internet and online services by consumers may pose a competitive threat if customers and potential customers spend less of their available time using interactive entertainment software and more using the Internet and online services. A number of software publishers who compete with Activision or Vivendi Games have developed and commercialized or are currently developing online games for use by consumers over the Internet. Future increased consumer acceptance and increases in the availability of online games or technological advances in online game software or the Internet could result in a decline in platform-based software and negatively impact sales of each company's console and handheld products. Newer technological advances in online game software may also render products such as Vivendi Games' World of Warcraft obsolete. Direct sales of software over the Internet by competitors could materially adversely affect Activision's distribution business as well.

        Competition in the interactive entertainment industry is intense and Activision and Vivendi Games expect new competitors to continue to emerge.

The businesses of Activision and Vivendi Games are subject to risks and uncertainties of international trade.

        Activision and Vivendi Games conduct business throughout the world, and each company derives a substantial amount of revenue from international trade, particularly from Europe, Australia, and Asia. Activision's revenues outside of North America have accounted for 39%, 50% and 52% of Activision's consolidated net revenues in fiscal 2008, 2007 and 2006, respectively. Similarly, Vivendi Games' international revenues have accounted for approximately 55%, 53%, 48% and 46%, of Vivendi Games' net revenue for the three months ended March 31, 2008 and for the years ended December 31, 2007, 2006 and 2005, respectively. Each company expects that international revenues will continue to account for a significant portion of total revenues in the future.

        Activision and Vivendi Games are subject to risks inherent in foreign trade, including increased tariffs and duties, fluctuations in currency exchange rates, shipping delays, and international political, regulatory and economic developments, all of which may impact operating margins or make it more difficult, if not impossible, for such company to conduct business in foreign markets.

        For example, a deterioration in relations between the U.S. and any country in which Activision or Vivendi Games has significant operations or sales, including China, in particular, could result in the adoption or expansion of trade restrictions that harm Activision's or Vivendi Games' business and operating results as could the implementation of government regulations in a country that Activision or Vivendi Games has significant operations or sales. For example, to operate in China, World of Warcraft must have a publishing number. A decision by the Chinese government to revoke the number or decline to grant a number for future products would adversely impact Vivendi Games operating results. Additionally, in the past, legislation has been implemented in China that has required modifications to the World of Warcraft software. The future implementation of similar laws may require engineering modifications to either company's products that are not cost-effective, if even feasible at all or could degrade the customer experience to the point where customers ceased to purchase such products.

        Further, if government regulations or restrictions prevent Activision or Vivendi Games from repatriating internationally derived revenue into the U.S., or a country's tax structure makes repatriation prohibitively expensive, Activision or Vivendi Games may not transfer this revenue into the U.S., which could affect its ability to reinvest or utilize such amounts in its business.

        In addition, cultural differences may affect consumer preferences and limit the popularity of titles that are "hits" in the United States. If either company does not correctly assess consumer preferences in the countries in our market, its sales and revenue may be lower than expected.

Fluctuations in currency exchange rates may have a negative impact on the businesses of Activision or Vivendi Games.

        Activision and Vivendi Games transact business in various currencies other than the U.S. dollar and have significant international sales and expenses denominated in currencies other than the U.S. dollar, subjecting each to currency exchange rate risks. All of Vivendi Games' international sales are made in local currencies, which could fluctuate against the U.S. dollar. Vivendi Games has, in the past, entered into various derivative financial instruments with Vivendi to manage and reduce the exposure to fluctuations in foreign currency exchange rates. All of these instruments are traded over the counter by Vivendi with highly-rated counter-parties. All derivative financial instruments are only used for hedging purposes. Activision also has engaged in limited currency hedging activities. While these hedging activities mitigate some currency exchange rate risks, each company's reported revenues from international sales and licensing, and thus its results of operations and financial condition would be adversely affected by unfavorable movements in currency exchange rates. Additionally, there can be no assurance that Activision Blizzard will continue these programs, or that it will be successful in managing exposure to currency exchange rate risks.

Activision and Vivendi Games rely on independent third parties to develop some of their respective software products.

        Activision and Vivendi Games rely on independent third-party software developers to develop some of their software products. Since they depend on these developers, in the aggregate, the companies remain subject to the following risks:

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  continuing strong demand for developers' resources, combined with the recognition they receive in connection with their work, may cause developers who worked for either of Activision or Vivendi Games in the past either to work for a competitor in the future or to renegotiate agreements with such company on terms less favorable for Activision or Vivendi Games;

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  limited financial resources and business expertise and inability to retain skilled personnel may force developers out of business prior to completing products or require Activision or Vivendi Games to fund additional costs; and

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  a competitor of Activision or Vivendi Games may acquire the businesses of key developers or sign them to exclusive development arrangements. In either case, the affected company would not be able to continue to engage such developers' services for its products, except for those that such developers are contractually obligated to complete development of for such company.

        Increased competition for skilled third-party software developers also has compelled Activision and Vivendi Games to agree to make significant advance payments on royalties to game developers. If the products subject to these arrangements do not generate sufficient revenues to recover these royalty advances, Activision or Vivendi Games, as applicable, would have to write-off unrecovered portions of these payments, which could cause material harm to such company's business and financial results. Typically, Activision and Vivendi Games pay developers a royalty based on a percentage of net revenues, less agreed upon deductions, but from time to time, the companies have agreed to pay developers fixed per unit product royalties after royalty advances are fully recouped. To the extent that sales prices of products on which the companies have agreed to pay a fixed per unit royalty are marked down, their profitability could be adversely affected.

The platform licensors of each of Activision and Vivendi Games set the royalty rates and other fees that must be paid to publish games for their platforms, and therefore have significant influence on costs.

        Activision and Vivendi Games pay a licensing fee to the hardware manufacturer for each copy of a product manufactured for that manufacturer's game platform. In order to publish products for new hardware platforms, each company must take a license from the platform licensor which gives the platform licensor the opportunity to set the fee structure that such company must pay in order to publish games for that platform. Similarly, the platform licensors have retained the flexibility to change their fee structures for online gameplay and features for their consoles and the manufacturing of products. The control that platform licensors have over the fee structures for their platforms and online access makes it difficult for Activision and Vivendi Games to predict their respective costs and profitability in the medium to long term. It is also possible that platform licensors will not renew the existing licenses of either Activision or Vivendi Games. Any increase in fee structures or nonrenewal of licenses could have a significant negative impact on each company's business models and profitability, particularly for Activision, as the publishing of products for console systems is the largest portion of its business.

The businesses of Activision and Vivendi Games are highly dependent on the success, timely release and availability of new video game platforms, on the continued availability of existing video game platforms, as well as each company's ability to develop commercially successful products for these platforms.

        Activision derives most of its revenue, and Vivendi Games, through its subsidiary Sierra, also derives a substantial amount of revenue, from the sale of products for play on video game platforms manufactured by third parties, such as Sony's PlayStation 2, PlayStation 3 and PlayStation Portable, Microsoft's Xbox 360 and Nintendo's Wii and DS. The success of each company's business is driven in large part by the availability of an adequate supply of these video game platforms, its ability to accurately predict which platforms will be successful in the marketplace, and its ability to develop commercially successful products for these platforms. Activision and Vivendi Games must make product development decisions and commit significant resources well in advance of the anticipated introduction of a new platform. A new platform for which Activision or Vivendi Games is developing products may be delayed, may not succeed or may have a shorter life cycle than anticipated. Alternatively, a platform for which either company has not devoted significant resources could be more successful than initially anticipated, causing such company to miss a meaningful revenue opportunity. Additionally, if the platforms for which either company is developing products are not released when anticipated, are not available in adequate quantities to meet consumer demand, or do not attain wide market acceptance, such company's revenues may suffer, such company may be unable to fully recover the investment it has made in developing those products, and its financial performance may be harmed.

Transitions in console platforms could have a material impact on the market for interactive entertainment software.

        In 2005, Microsoft released the Xbox 360 and, in 2006, Sony and Nintendo introduced their respective next-generation hardware platforms, the PlayStation 3 and Wii. When new console platforms are announced or introduced into the market, consumers typically reduce their purchases of game console entertainment software products for current console platforms in anticipation of new platforms becoming available. During these periods, sales of game console entertainment software products published by Activision or Vivendi Games may be expected to slow or even decline until new platforms are introduced and achieve wide consumer acceptance. This decline may not be offset by increased sales of products for the new console platforms. As console hardware moves through its life cycle, hardware manufacturers typically enact price reductions and decreasing prices may put downward pressure on software prices. During platform transitions, Activision and Vivendi Games may simultaneously incur costs both in continuing to develop and market new titles for prior-generation video game platforms, which may not sell at premium prices, and also in developing products for next-generation platforms, which will not generate immediate or near-term revenue. As a result, the affected company's operating results during platform transitions may be more volatile and more difficult to predict than during other times, and such volatility may cause greater fluctuations in Activision's stock price.

Activision and Vivendi Games must make significant expenditures to develop products for new platforms which may not be successful.

        Each of Activision and Vivendi Games must make substantial product development and other investments in a particular platform well in advance of introduction of the platform and may be required to realign its product portfolio and development efforts in response to market changes. Furthermore, development costs for new console platforms are greater than such costs for current console platforms. If increased costs are not offset by higher revenues and other cost efficiencies, operating results will suffer and the affected company's financial position will be harmed. If the platforms for which either Activision or Vivendi Games develops new software products or modify existing products do not attain significant market penetration, such company may not be able to recover its development costs, which could be significant, and its business and financial results could be significantly harmed.

If the average price of prior-generation titles continues to decline or if Activision or Vivendi Games is unable to sustain launch pricing on next-generation titles, the affected company's operating results will suffer.

        Both Activision and Vivendi Games have experienced a decrease in the average price of titles for prior-generation platforms. With the transition of the interactive entertainment software industry to next-generation video game platforms, fewer prior-generation titles are able to command premium prices, and the companies expect that even those titles that can do so will be subject to price reductions at an earlier point in their sales cycle than was the case with prior platform transitions. The companies expect the average price of prior-generation titles to continue to be under pressure, which may have a negative effect on each company's margins and operating results.

        Next-generation titles for the Xbox 360, Sony's PlayStation 3 and the Nintendo Wii have been offered at premium retail prices since the launch of such consoles. Activision and Vivendi Games expect to continue to price next-generation titles at a premium level, but if they are unable to sustain launch pricing on these next-generation titles they may experience a negative effect on their respective margins and operating results.

Platform licensors are chief competitors of both Activision and Vivendi Games and frequently control the manufacturing of and have broad approval rights over each company's console and handheld video game products.

        Generally, when Activision or Vivendi Games develops interactive entertainment software products for hardware platforms offered by Sony, Nintendo, or Microsoft, the products are manufactured exclusively by that hardware manufacturer or their approved replicator.

        The agreements with these manufacturers include certain provisions, such as approval rights over all software products and related hardware peripherals and promotional materials and the ability to change the fee they charge for the manufacturing of products, which allow them substantial influence over the cost and the release schedule of such interactive entertainment software products. In addition, since each of the manufacturers is also a publisher of games for its own hardware platforms and manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of competitors of Activision or Vivendi Games in the event of insufficient manufacturing capacity. Accordingly, Sony, Nintendo, or Microsoft could cause unanticipated delays in the release of either company's products as well as increases to projected development, manufacturing, marketing, or distribution costs, which could materially harm the business and financial results of such company.

        In addition, platform licensors control each company's ability to provide online game capabilities for console platform products and in large part establish the financial terms on which these services are offered to consumers. Currently, Microsoft provides online capabilities for the Xbox 360 and Sony provides online capabilities for PlayStation 2 and PlayStation 3 products. In each case, compatibility code and/or the consent of the licensor are required for either company to include online capabilities in its console products. As these capabilities become more significant, the failure or refusal of licensors to approve either company's products may harm the business and financial results of the affected company.

Activision and Vivendi Games may face difficulty obtaining access to retail shelf space necessary to market and sell their products effectively.

        Retailers typically have a limited amount of shelf space and promotional resources, and there is intense competition among consumer interactive entertainment software products for high quality retail shelf space and promotional support from retailers. To the extent that the number of products and platforms increases, competition for shelf space may intensify and may require the companies to increase their respective marketing expenditures. Retailers with limited shelf space typically devote the most and highest quality shelf space to those products expected to be best sellers. Neither Activision nor Vivendi Games can be certain that its new products will consistently achieve such "best seller" status. Due to increased competition for limited shelf space, retailers and distributors are in an increasingly better position to negotiate favorable terms of sale, including price discounts, price protection, marketing and display fees, and product return policies. Activision's and Vivendi Games' products constitute a relatively small percentage of any retailer's sales volume. Neither Activision nor Vivendi Games can be certain that retailers will continue to purchase their respective products or to provide those products with adequate levels of shelf space and promotional support on acceptable terms. A prolonged failure in this regard may significantly harm one or both of the companies' business and financial results.

Activision's and Vivendi Games' products may be subject to legal claims.

        In prior fiscal years, at least two lawsuits have been filed against numerous video game companies, including against Activision, by the families of victims who were shot and killed by teenage gunmen in attacks perpetrated at schools. These lawsuits alleged that the video game companies manufactured and/or supplied these teenagers with violent video games, teaching them how to use a gun and causing them to act out in a violent manner. These lawsuits have been dismissed. Similar additional lawsuits may be filed in the future. Although, with respect to the prior lawsuits of this nature against Activision, its general liability insurance carrier agreed to defend such suits, it is uncertain whether either company's insurance carrier would do so in the future, or if such insurance carriers would cover all or any amounts for which Activision or Vivendi Games might be liable if such future lawsuits are not decided in such company's favor. If such future lawsuits are filed and ultimately decided against either company and the relevant insurance carrier does not cover the amounts for which such company may be liable, it could have a material adverse effect on such company's business and financial results. Payment of significant claims by insurance carriers may make such insurance coverage materially more expensive or unavailable in the future, thereby exposing one or both of the companies to additional risk.

If the products of Activision or Vivendi Games contain defects, their business could be harmed significantly.

        Software products and hardware peripherals as complex as the ones published and distributed by Activision or Vivendi Games may contain undetected errors and defects. This risk is often higher when such products or peripherals are first introduced or when new versions are released. Failure to avoid, or to timely detect and correct, such errors or defects could result in loss of, or delay in, market acceptance, and could significantly harm the affected company's business, financial results, and reputation.

Activision and Vivendi Games may permit their respective customers to return products and to receive pricing concessions which could reduce net revenues and results of operations.

        Activision and Vivendi Games are exposed to the risk of product returns and price protection with respect to their distributors and retailers. Return policies allow distributors and retailers to return defective, shelf-worn, and damaged products in accordance with terms granted. Price protection, when granted and applicable, allows customers a credit against amounts owed with respect to merchandise unsold by them. Activision and Vivendi Games may permit product returns from, or grant price protection to, their customers under certain conditions. These conditions include compliance with applicable payment terms, delivery of weekly inventory and sell-through reports, and consistent participation in the launches of premium title releases. The companies may also consider other factors, including the facilitation of slow-moving inventory and other market factors. When each company offers price protection, it is offered with respect to a particular product to all of such company's retail customers (although only customers who meet the conditions detailed above are entitled to such price protection). Activision also offers a 90-day limited warranty to its end users that its products will be free from manufacturing defects. Although each company maintains a reserve for returns and price protection, and although it may place limits on product returns and price protection, either company could be forced to accept substantial product returns and provide substantial price protection to maintain its relationships with retailers and its access to distribution channels. Product returns and price protection that exceed reserves could significantly harm the affected company's business and financial results.

The businesses of Activision and Vivendi Games may be burdened with payment defaults and uncollectible accounts if either company's distributors or retailers cannot honor their existing credit arrangements.

        Distributors and retailers in the interactive entertainment industry have from time to time experienced significant fluctuations in their businesses and a number of them have failed. The insolvency or business failure of any significant retailer or distributor of either company could materially harm such company's business and financial results. Activision and Vivendi Games typically make sales to most such retailers and some such distributors on unsecured credit, with terms that vary depending upon the customer's credit history, solvency, credit limits, and sales history, as well as whether such company can obtain sufficient credit insurance. Although, as in the case with most customers, each of Activision and Vivendi Games has insolvency risk insurance to protect against a customer's bankruptcy, insolvency, or liquidation, this insurance contains a significant deductible and co-payment obligation, and does not cover all instances of non-payment. In addition, although Activision and Vivendi Games maintain a reserve for uncollectible receivables, the reserve may not be sufficient in every circumstance. As a result, a payment default by a significant customer could significantly harm the affected company's business and financial results.

The businesses of Activision and Vivendi Games are subject to risks generally associated with the entertainment industry, any of which could significantly harm each company's operating results.

        The business of each of Activision and Vivendi Games is subject to risks that are generally associated with the entertainment industry, including the popularity, price and timing of the release of such company's games and the platforms on which they are played; economic conditions that adversely affect discretionary consumer spending; changes in consumer demographics; the availability and popularity of other forms of entertainment; and critical reviews and public tastes and preferences, which may change rapidly and cannot necessarily be predicted. Many of these risks are beyond the control of Activision or Vivendi Games. These risks could negatively impact each company's business and financial results.

Activision and Vivendi Games are exposed to seasonality in the sale of their products.

        The interactive entertainment industry is highly seasonal, with the highest levels of consumer demand occurring during the calendar year end holiday buying season. As a result, net revenues, gross profits, and operating income have historically been highest during the second half of the calendar year. Receivables and credit risk are likewise higher during the second half of the calendar year as customers stock up on the companies' products for the holiday season. Further, delays in development, licensor approvals, or manufacturing can also affect the timing of the release of products, causing the affected company to miss key selling periods such as the calendar year end holiday buying season.

Activision and Vivendi Games may not be able to adequately adjust their respective cost structures in a timely fashion in response to a sudden decrease in demand.

        A significant portion of each company's selling and general and administrative expense is comprised of personnel and facilities. In the event of a significant decline in revenues, Activision and Vivendi Games may not be able to exit facilities, reduce personnel, or make other changes to their respective cost structures without disruption to operations or without significant termination and exit costs. Management may not be able to implement such actions in a timely manner, if at all, to offset an immediate shortfall in revenues and profit.

If Activision and Vivendi Games do not continue to attract and retain key personnel, they will be unable to effectively conduct their respective businesses.

        The success of each of Activision and Vivendi Games depends to a significant extent on each company's ability to identify, hire, and retain skilled personnel. The software industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with technical, marketing, sales, product development, and management skills. One or both of the companies may have difficulties in attracting and retaining skilled personnel or may incur significant costs in order to do so. If Activision or Vivendi Games is unable to attract additional qualified employees or retain the services of key personnel, its business and financial results could be negatively impacted.

The products of Activision and Vivendi Games are subject to the threat of piracy and unauthorized copying, and inadequate intellectual property laws and other protections could prevent the companies from enforcing or defending their respective proprietary technologies. Activision and Vivendi Games may also face legal risks arising out of user-generated content.

        Each of Activision and Vivendi Games regards its software as proprietary and relies on a combination of copyright, patent, trademark and trade secret laws, employee and third-party nondisclosure agreements, and other methods to protect its proprietary rights. Activision and Vivendi Games own or license various copyrights, patents, and trademarks. Each company is aware that some unauthorized copying occurs, and if a significantly greater amount of unauthorized copying of its software products were to occur, it could cause material harm to such company's business and financial results.

        Policing unauthorized use of the companies' products is difficult, and software piracy is a persistent problem, especially in certain countries. Further, the laws of some countries where Activision's and Vivendi Games' products are or may be distributed either do not protect their products and intellectual property rights to the same extent as the laws of the United States, or are poorly enforced. Legal protection of each company's rights may be ineffective in such countries. In addition, though each company takes steps to make the unauthorized copying and distribution of its products more difficult, as do the manufacturers of consoles on which some of those games (and a majority of those games published by Activision) are played, the efforts of each company and those of the console manufacturers may not be successful in controlling the piracy of the companies' products. Organized pirate operations have been expanding globally. In addition, the proliferation of technology designed to circumvent the protection measures used in the companies' products, the availability of broadband access to the Internet, the ability to download pirated copies of games from various Internet sites and peer-to-peer networks, and the widespread proliferation of Internet cafes using pirated copies of each company's products, all have contributed to an expansion in piracy. This could have a negative effect on each company's respective growth and profitability in the future.

        Moreover, as the companies leverage their software products using technologies such as the Internet and online services, and as user-generated content increases, the ability of either Activision or Vivendi Games to protect its intellectual property rights and to avoid infringing intellectual property rights of others may diminish. Neither Activision nor Vivendi Games can be certain that existing intellectual property laws will provide adequate protection for its products in connection with these emerging technologies.

Data breaches involving the source code for Activision's and Vivendi Games' products or customer or employee data stored by the companies could adversely affect their respective reputations and revenues.

        Activision and Vivendi Games store the source code for their interactive entertainment software products as it is created on multiple electronic devices. In addition, each company stores confidential information with respect to its customers and employees. A breach of the systems on which such source code, account information (including personally identifiable information) and other sensitive data is stored could lead to piracy of the affected company's software or fraudulent activity resulting in claims and lawsuits against the company in connection with data security breaches. A data intrusion into Blizzard's World of Warcraft servers could also disrupt the operation of World of Warcraft. If Activision or Vivendi Games is subject to data security breaches, it may have a loss in sales or be forced to pay damages or other amounts, which could materially and adversely affect profitability. In addition, any damage to either company's reputation resulting from a data breach could have a material adverse impact on its revenues and future growth prospects, or increased costs arising from the implementation of additional security measures.

Activision and Vivendi Games may be subject to intellectual property claims.

        As the number of interactive entertainment software products increases and the features and content of these products continue to overlap, software developers increasingly may become subject to infringement claims. Many of the companies' products are highly realistic and feature materials that are based on real world examples, which may be the subject of intellectual property infringement claims of others. In addition, the companies' products often utilize complex, cutting edge technology that may become subject to emerging intellectual property rights of others. Although both Activision and Vivendi Games believe that it makes reasonable efforts to ensure that its products do not violate the intellectual property rights of others, it is possible that third parties still may claim infringement. From time to time, each company receives communications from third parties regarding such claims. Existing or future infringement claims against Activision and Vivendi Games, whether valid or not, may be time consuming, distracting to management and expensive to defend.

        Intellectual property litigation or claims could force the companies to do one or more of the following:

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  cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

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  obtain a license from the holder of the infringed intellectual property, which if available at all, may not be available on commercially favorable terms; or

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  redesign the affected interactive entertainment software products or hardware peripherals, which could result in additional costs, delay introduction and possibly reduce commercial appeal of the affected products.

        Any of these actions may cause material harm to the affected company's business and financial results.

Each of Activision's and Vivendi Games' products are subject to ratings by the Entertainment Software Rating Board and similar agencies. Either company's failure to obtain its target ratings for its products could negatively impact its sales.

        The Entertainment Software Rating Board, or ESRB, is a self-regulatory body in the U.S. that provides consumers of interactive entertainment software with ratings information, including information relating to violence, nudity, or sexual content contained in software titles. Certain countries other than the U.S. have also established similar rating systems as prerequisites for product sales in those countries. In some instances, a company may be required to modify its products to comply with the requirements of the rating systems, which could delay or disrupt the release of any given product, or may prevent its sale altogether in certain territories. The relevant ESRB ratings include "Everyone" (age 6 and older), "Everyone 10+" (age 10 and older), "Teen" (age 13 and over), or "Mature" (age 17 and over). Certain of Activision's and Vivendi Games' titles have received a "Mature" rating. None of either company's titles has received the "Adults Only" rating (18 and over). Activision and Vivendi Games believe that they comply with rating systems and properly display the ratings and content descriptions received for their respective titles. If either company is unable to obtain the ratings it has targeted for its products as a result of changes in the ESRB's ratings standards or for other reasons, including the adoption of legislation in this area, the affected company's business and prospects could be negatively affected.

The business, products, and distribution of Activision and Vivendi Games are subject to increasing regulation of content in key territories. If each company does not successfully respond to these regulations, its business may suffer.

        Legislation is continually being introduced that may affect both the content and the distribution of Activision's and Vivendi Games' products. For example, privacy laws in the United States and Europe impose various restrictions on the collection and storage of personal information. Those laws and regulations vary by territory. In addition, many foreign countries have laws that permit governmental entities to censor the content and/or advertising of interactive entertainment software. Other countries, such as Germany, prohibit certain types of content.

        In the United States, numerous laws have been introduced at the federal and state level which attempt to restrict the content of games or the distribution of such products. For example, legislation has been adopted in several states, and proposed at the federal level, that prohibits the sale of certain games (e.g., violent games or those with "M (Mature)" or "AO (Adults Only)" ratings) to minors. In addition, a number of state legislative bodies in states such as Illinois, California, Michigan, and Washington have introduced various forms of legislation designed to regulate and control sales of video games deemed inappropriate for sales to minors. Some argue that there is a link between video games and violence, which may lead to increased pressure for legislative activity. To date, most courts that have ruled on such legislation have ruled in a manner favorable to the interactive entertainment industry. But in the event such legislation is adopted and enforced, the sales of Activision's or Vivendi Games' products may be harmed because the products each company is able to offer to its customers and the size of the potential market for its products may be limited. Activision or Vivendi Games may also be required to modify certain products or alter its marketing strategies to comply with new and possibly inconsistent regulations, which could be costly or delay the release of its products.

If one or more of Activision's or Vivendi Games' titles were found to contain objectionable undisclosed content, the affected company's business could suffer.

        Throughout the history of the interactive entertainment industry, many video games have been designed to include certain hidden content and gameplay features that are accessible through the use of in-game cheat codes or other technological means that are intended to enhance the gameplay experience. However, in some cases, undisclosed content or features have been found in other publishers' interactive entertainment software products. In a few cases, the ESRB has reacted to discoveries of undisclosed content and features by changing the rating that was originally assigned to the product, requiring the publisher to change the game and/or game packaging and/or fining the publisher. Retailers have on occasion reacted to the discovery of such undisclosed content by removing these games from their shelves, refusing to sell them, and demanding that their publishers accept them as product returns. Likewise, interactive entertainment software consumers have reacted to the revelation of undisclosed content by refusing to purchase such games, demanding refunds for games they have already purchased, refraining from buying other games published by the company whose game contained the objectionable material, and, in at least one occasion, filing a lawsuit against the publisher of the product containing such content.

        Each of Activision and Vivendi Games has implemented preventive measures designed to reduce the possibility of objectionable undisclosed content from appearing in the video games it publishes. Nonetheless, these preventive measures are subject to human error, circumvention, overriding, and reasonable resource constraints. If a video game either company published were found to contain undisclosed content, the ESRB could demand that the game be recalled and its packaging changed to reflect a revised rating, retailers could refuse to sell it and demand the acceptance of returns of any unsold copies or returns from customers, and/or consumers could refuse to buy it, demand refunds or file lawsuits against such company. This could have a material negative impact on operating results and financial condition. In addition, such company's reputation could be harmed, which could impact sales of its other video games. If any of these consequences were to occur, the business and financial performance of such company could be significantly harmed.

Other Risks Related to Business and Operations Following the Transaction

Historically, Activision's stock price has been highly volatile.

        The trading price of Activision's common stock has been and could continue to be subject to wide fluctuations in response to many factors, including:

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  quarter to quarter variations in results of operations;

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  the announcements of new products;

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  competitors' announcements of new products;

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  product development or release schedule;

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  general conditions in the computer, software, entertainment, media or electronics industries, and in the economy;

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  timing of the introduction of new platforms and delays in the actual release of new platforms;

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  hardware manufacturers' announcements of price changes in hardware platforms;

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  consumer spending trends;

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  the outcome of lawsuits or regulatory investigations in which Activision is involved;

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  changes in earnings estimates or buy/sell recommendations by analysts;

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  sales or acquisitions of common stock by Activision Blizzard's directors, executive management, or Vivendi and its affiliates; and

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  investor perceptions and expectations regarding products, plans and strategic position, and those of the company's competitors and customers.

        In addition, the public stock markets may experience extreme price and trading volume volatility, particularly in high technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons often unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of Activision Blizzard common stock after completion of the transaction.

The requirements of integrating and maintaining internal controls at the combined company may strain Activision Blizzard's resources and divert management's attention, and if we fail to establish and maintain proper internal controls, the combined company's ability to produce accurate financial statements or comply with applicable regulations could be impaired.

        As a result of the transaction, Vivendi Games, which is a privately-held company, will become a wholly-owned subsidiary of Activision Blizzard and thus will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the National Association of Securities Dealers. The requirements of these rules and regulations will increase Activision Blizzard's legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and may also place undue strain on the combined company's personnel, systems and resources.

        The Sarbanes-Oxley Act requires, among other things, that a company maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain the effectiveness of Activision Blizzard's disclosure controls and procedures and internal controls over financial reporting during the integration process following the transaction, Activision Blizzard will need to expend significant resources and provide significant management oversight. The combined company has a substantial effort ahead of it to implement appropriate processes, implement and document a comprehensive and uniform system of internal controls over relevant processes of the combined company, assess their design, remediate any deficiencies identified and test their operation. As a result, management's attention may be diverted from other business concerns, which could harm the combined company's business, operating results and financial condition. These efforts will also involve substantial accounting-related costs. In addition, if the combined company is unable to continue to meet these requirements, it may not be able to remain listed on NASDAQ.

        Implementing any appropriate changes to internal controls or integrating existing procedures may require specific compliance training of its officers and employees, entail substantial costs in order to modify its existing accounting systems, and take a significant period of time to complete. These actions may not, however, be effective in establishing the adequacy of its internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase Activision Blizzard's operating costs and could materially impair its ability to operate the business. In the event that the combined company is not able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, that its internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Activision Blizzard's operating results and its stock price could decline.

Changes in tax rates or exposure to additional tax liabilities could adversely affect Activision Blizzard's operating results and financial condition.

        Activision Blizzard will be subject to income taxes in the United States and in various other jurisdictions. Significant judgment is required in determining the company's worldwide provision for income taxes and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. Activision is, and the combined company will be, required to estimate future taxes. Although Activision currently believes its tax estimates are reasonable, the estimate process is inherently uncertain, and such estimates are not binding on tax authorities. The effective tax rate could be adversely affected by changes in the business, including the mix of earnings in countries with differing statutory tax rates, changes in tax elections, and changes in applicable tax laws, as well as other factors. Further, tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect the combined company's income tax provision. Should the ultimate tax liability exceed estimates, the combined company's income tax provision and net income could be materially affected.

        Activision is, and Activision Blizzard will be, also required to pay taxes other than income taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes, in both the United States and various other jurisdictions. Tax authorities regularly examine these non-income taxes. There can be no assurance that the outcomes from these examinations, changes in the business or changes in applicable tax rules will not have an adverse effect on the company's operating results and financial condition.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to: (a) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow projections or other financial items; (b) statements of our plans and objectives, including those relating to product releases; (c) statements of future economic performance; and (d) statements of assumptions underlying such statements. We generally use words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "future," "intend," "may," "outlook," "plan," "positioned," "potential," "project," "remain," "scheduled," "set to," "subject to," "to be," "upcoming," "will" and other similar expressions to help identify forward-looking statements. These forward-looking statements are subject to business and economic risk, reflect management's current expectations, estimates and projections about our business, and are inherently uncertain and difficult to predict. Our actual results could differ materially.

        Factors that could cause actual future results to differ materially from those expressed in the forward-looking statements set forth in this proxy statement include, but are not limited to, the timing and successful completion of the transaction (including the timing and receipt of stockholder and regulatory approvals and the satisfaction of other closing conditions), Activision Blizzard's success in executing planned strategies and achieving assumed synergies and cost savings, sales of each company's titles, shifts in consumer spending trends, the seasonal and cyclical nature of the interactive game market, the ability of Activision Blizzard to predict consumer preferences among competing hardware platforms (including next-generation hardware), declines in software pricing, product returns and price protection, product delays, retail acceptance of Activision Blizzard's products, adoption rate and availability of new hardware and related software, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, customers, vendors and third-party developers, international economic and political conditions, integration of recent acquisitions and identification of suitable future acquisition opportunities, and foreign exchange rate changes.

        The forward-looking statements contained herein speak only as of the date on which they were made, and we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this proxy statement. For further details and a discussion of these and other risks and uncertainties, see the section of this proxy statement entitled "Risk Factors."

CAUTIONARY STATEMENT CONCERNING INFORMATION OF
VIVENDI AND ITS AFFILIATES

        Except as specifically described herein, the information concerning Vivendi, Vivendi Games and their affiliates contained in this proxy statement has been taken from or is based upon information furnished by Vivendi or its representatives. Activision has no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither Activision nor any of its affiliates assumes any responsibility for the accuracy, currency or completeness of the information furnished by Vivendi concerning Vivendi, Vivendi Games or their affiliates.

THE SPECIAL MEETING

Date, Time and Place

        The special meeting of Activision stockholders will be held on                        ,                         , 2008 at                        , local time, at                        . We are delivering these proxy materials to you in connection with the solicitation of proxies by our board of directors for use at the special meeting and any adjournment or postponement thereof.

Purpose of the Special Meeting

        At the special meeting, you will be asked to consider and vote on:

Proposal No. 1:	To approve the issuance of an aggregate of approximately 358.2 million new shares of Activision common stock, in connection with (a) the merger of a wholly-owned subsidiary of Activision with and into Vivendi Games, and (b) the purchase of shares of Activision common stock by Vivendi;
Proposal No. 2:	To approve the amendment and restatement of Activision's certificate of incorporation, including, without limitation, the approval of the following subproposals:
•	2A—a proposal to change the combined company's name from "Activision, Inc." to "Activision Blizzard, Inc.";
•	2B—a proposal to increase the number of authorized shares of capital stock from four hundred fifty-five million (455,000,000) to one billion two hundred five million (1,205,000,000);
•	2C—a proposal to eliminate the Series A Junior Preferred Stock;
•	2D—a proposal to include certain quorum requirements for committees of the board of directors under certain circumstances;
•	2E—a proposal to require supermajority stockholder approval to amend certain sections of the certificate of incorporation;
•	2F—a proposal to limit the power of the board of directors to amend certain provisions of the bylaws without stockholder approval;
•	2G—a proposal to grant the directors designated by Vivendi certain voting powers when other Vivendi designees are not present at board or committee meetings;
•	2H—a proposal to include limitations on certain business activities in which Vivendi may, directly or indirectly, engage or participate;
•	2I—a proposal to establish procedures allocating certain corporate opportunities between Activision Blizzard and Vivendi;
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2J—a proposal to require Vivendi or Activision Blizzard to purchase all of the combined company's issued and outstanding shares of common stock if and when Vivendi becomes the record owner of more than 90% of the issued and outstanding shares of common stock;
•	2K—a proposal to establish procedures governing affiliate transactions; and
•	2L—a proposal to cause the combined company to be governed by Section 203 of the DGCL, a statute which restricts business combinations between corporations and their significant stockholders.

Proposal No. 3:
To approve the amendment of Section 7.4(a) of Activision's bylaws to restrict the amendment of additional sections of the bylaws without stockholder approval, as described in more detail in this proxy statement; and
Proposal No. 4:
To approve any motion to adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals set forth above.

        You may also be asked to act on other business, if any, that may properly come before the special meeting (or any adjournment or postponement thereof). We currently do not anticipate that any other business will be presented at the special meeting

        Approval of Proposal No. 1—the share issuance proposal, Proposal No. 2—the charter amendment proposal (including each of the related subproposals under Proposal No. 2) and Proposal No. 3—the bylaw amendment proposal, is required for the completion of the transaction. Accordingly, if you wish to approve the transaction, you must vote "FOR" each of Proposals Nos. 1, 2 (including the related subproposals under Proposal No. 2) and 3.

        Proposal No. 4—the adjournment proposal is not required to complete the transaction. If the transaction is not completed, the amendment and restatement of our certificate of incorporation specified in Proposal No. 2 (including all related subproposals except for the subproposal related to the increase in the number of authorized shares of capital stock), and the amendment of Section 7.4(a) of our bylaws specified in Proposal No. 3, will be abandoned and will not become effective.

Record Date; Stock Entitled to Vote

        You are entitled to receive notice of, and vote at, the Activision special meeting (and any adjournment or postponement thereof) only if you were a stockholder of Activision at the close of business on                        , 2008, the record date for the special meeting.

        At the close of business on the record date,                                     shares of Activision common stock were outstanding and entitled to vote. Each share of Activision common stock outstanding on the record date will be entitled to one (1) vote on each matter presented for action at the special meeting. No other shares of Activision capital stock are entitled to notice of and to vote at the special meeting.

Attending the Meeting

        Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at                        , local time.

        If you are an Activision stockholder of record, an admission ticket is enclosed with your proxy card. If you wish to attend the special meeting, please vote your proxy but keep the admission ticket and bring it with you to the special meeting.

        If your shares are held in "street name" by a bank, broker or other nominee record holder, and you wish to attend the special meeting, you need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the record date.

Voting Procedures

  Submitting Proxies or Voting Instructions

        Whether you hold shares of Activision common stock directly as a stockholder of record or in "street name," you may direct the voting of those shares without attending the special meeting. You may vote Activision shares directly by granting proxies or, for shares held in "street name," by submitting voting instructions to your bank, broker or other nominee record holder.

        If you hold your shares directly as an Activision stockholder of record, you may submit a proxy by voting in person at the special meeting or by using one of the following methods:

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  Telephone Voting, by calling the telephone number shown on your proxy card and following the instructions on your proxy card;

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  Internet Voting, by going to the web address https://www.continentalstock.com and following the instructions on your proxy card; or

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  Mail, by completing, dating, signing and returning your proxy card in the enclosed return envelope; the envelope requires no additional postage if mailed in the United States.

        To ensure that your proxy is voted, a telephonic or Internet vote must be received by 7:00 p.m. Eastern time the day prior to the special meeting; a vote on a physical proxy card must be received prior to the closing of the polls at the special meeting.

        By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

        If you are an Activision stockholder of record you may also vote in person at the special meeting by submitting your proxy card or by filling out a ballot at the special meeting.

        If your Activision shares are held in "street name" by a bank, broker or other nominee record holder, you must follow the voting instructions on the form you receive from that institution. Although most banks and brokers now offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements. If your shares are held in "street name" by a bank, broker or other nominee record holder and you wish to vote in person at the special meeting, you must request a legal proxy from your bank, broker or other nominee record holder and present that proxy and proof of identification at the special meeting.

  Revoking Proxies or Voting Instructions

        If you hold your shares directly as an Activision stockholder of record, you may revoke your proxy at any time before it is exercised at the Activision special meeting by:

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  delivering a written notice of revocation, dated later than the proxy, to Activision's Corporate Secretary;

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  completing, signing and submitting a new, valid proxy card bearing a later date (which automatically revokes any earlier proxy) to Activision's Corporate Secretary;

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  submitting a new proxy by telephone or via the Internet (your latest telephone or Internet voting instructions will be followed), before 7:00 p.m. Eastern time on                         , 2008; or

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  attending the Activision special meeting and voting in person. However, your attendance at the special meeting in and of itself will not cause your previously granted proxies to be revoked. In order to revoke any prior proxies, you must hand deliver a written revocation notice, or a later dated proxy, to Activision's Corporate Secretary at the special meeting before a vote is taken at the special meeting.

        Any written notice of revocation or later dated proxy should be delivered to:

Activision, Inc.
Attn.: George Rose, Corporate Secretary
3100 Ocean Park Boulevard
Santa Monica, California 90405

        If your shares are held in "street name," and you have instructed a bank, broker or other nominee record holder to vote your shares, you must follow the instructions you receive from your bank, broker or other nominee record holder in order to change or revoke your vote. You may also change your vote by attending the special meeting and voting in person provided that you have obtained a signed proxy from the record holder (i.e., your bank, broker or other nominee record holder) giving you the right to vote those shares.

Proxies; Counting Your Vote

        If you provide specific voting instructions, your shares will be voted at the special meeting in accordance with your instructions. If you hold your shares directly as an Activision stockholder of record and sign and return a proxy card or submit a proxy by telephone or via the Internet without giving specific voting instructions, your shares will be voted as follows:

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  "FOR" approval of Proposal No. 1—the share issuance proposal;

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  "FOR" approval of Proposal No. 2—the charter amendment proposal;

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  "FOR" approval of Proposal No. 3—the bylaw amendment proposal; and

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  "FOR" approval of Proposal No. 4—the adjournment proposal.

Quorum

        The presence of the holders of a majority of all of the shares of capital stock of Activision entitled to vote at the special meeting is necessary to establish a quorum at the special meeting. Stockholders are counted as present at the special meeting if they are present in person or are represented by proxy. Shares of Activision common stock subject to abstentions as well as broker non-votes will be treated as present at the special meeting and will therefore be counted toward establishing the presence of a quorum.

Votes Required

  Vote Required to Approve Proposal No. 1—The Share Issuance Proposal

        The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively is required to approve Proposal No. 1—the share issuance proposal. The approval of Proposal No. 1 is a condition to the completion of the transaction; thus, a vote against this proposal effectively will be a vote against the transaction.

  Vote Required to Approve Proposal No. 2 (Including Each of the Related Subproposals)—The Charter Amendment Proposal

        The affirmative vote of the holders of a majority of the outstanding shares of Activision common stock entitled to vote is required to approve Proposal No. 2—the charter amendment proposal. The approval of Proposal No. 2 is a condition to the completion of the transaction; thus, a vote against this proposal (or any of the related subproposals) effectively will be a vote against the transaction.

  Vote Required to Approve Proposal No. 3—The Bylaw Amendment Proposal

        The affirmative vote of the holders of at least a majority of the outstanding shares of Activision common stock entitled to vote is required to approve Proposal No. 3—the bylaw amendment proposal. The approval of Proposal No. 3 is a condition to the completion of the transaction; thus, a vote against this proposal effectively will be a vote against the transaction.

  Vote Required to Approve Proposal No. 4—The Adjournment Proposal

        The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively is required to approve Proposal No. 4—the adjournment proposal.

  Abstentions and Broker Non-Votes

        Proposals Nos. 1 and 4.    The vote required to approve the share issuance proposal and the adjournment proposal is based upon the number of shares actually voted (rather than upon a percentage of the shares of Activision common stock outstanding as of the record date). Therefore, your failure to vote any of your shares of Activision common stock on Proposals Nos. 1 and 4 will have no effect on the outcome of the vote for these proposals. Similarly, abstentions and broker non-votes will not affect the outcome of the vote on these proposals, because they will be counted in determining the presence of a quorum but they will not be considered to be voted for purposes of Proposals Nos. 1 and 4.

        Proposals Nos. 2 (including all related subproposals) and 3.    The vote required to approve the charter amendment proposal (including each of the related subproposals), and the bylaw amendment proposal is based upon a percentage of the shares of Activision common stock outstanding as of the record date (rather than upon the number of shares actually voted). Therefore, your failure to vote any of your shares of Activision common stock on Proposals Nos. 2 (including related subproposals) or 3 will have the same effect as a vote against these proposals. Similarly, abstentions will have the same effect as a vote against Proposals Nos. 2 (including related subproposals) and 3. If you fail to instruct your bank, broker or other nominee record holder on how to vote any of your shares of Activision common stock with respect to Proposals Nos. 2 (including related subproposals) and 3, the resulting broker non-vote will also be counted as a vote against these proposals.

Adjournments

        If a quorum is not present at the special meeting, the special meeting may be adjourned until a quorum is present or represented. In addition, the officer presiding at the special meeting may propose one or more adjournments of the special meeting to permit further solicitation of proxies in favor of Proposals Nos. 1, 2 (including all related subproposals) and 3. Any such adjournment will require the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the special meeting and may be for up to thirty (30) days without further notice (unless a new record date is fixed for the adjourned special meeting), other than by an announcement made at the special meeting.

Voting by Activision Directors and Executive Officers

        On the record date for the Activision special meeting, directors and executive officers of Activision and their affiliates owned and were entitled to vote                                     shares of Activision common stock, or approximately            % of the total voting power of the shares of Activision common stock outstanding on that date.

Solicitation of Proxies; Payment of Solicitation Expenses

        The solicitation of proxies from Activision stockholders is being made on behalf of the Activision board of directors. Activision will bear all costs and expenses associated with printing and mailing this proxy statement as well as all fees paid to the SEC. Activision will also pay the costs of soliciting and obtaining proxies from Activision stockholders, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. In addition to the mailing of these proxy materials, proxies may be solicited in person or by mail, telephone, fax, personal interviews or other methods of communication by Activision's directors, officers and employees, who will not receive any additional compensation for these solicitation activities.

        Activision has retained the firm of Morrow & Co. to assist Activision in the distribution and solicitation of proxies from Activision stockholders. Activision estimates that it will pay Morrow approximately $25,000 plus out-of pocket expenses. Activision has also made arrangements with Innisfree M&A Incorporated to assist in soliciting proxies and estimates that it will pay Innisfree approximately $25,000 plus out-of-pocket expenses.

Recommendation of the Board of Directors

        The Activision board of directors has unanimously approved (a) the share issuance proposal, (b) the charter amendment proposal, and (c) the bylaw amendment proposal.

        Based on Activision's reasons for the transaction described in this proxy statement, the Activision board of directors believes that that the business combination agreement and all related documents and exhibits thereto are in the best interests of Activision and its stockholders and recommends that you vote

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  "FOR" approval of Proposal No. 1—the share issuance proposal;

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  "FOR" approval of Proposal No. 2 (including each of the related subproposals)—the charter amendment proposal;

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  "FOR" approval of Proposal No. 3—the bylaw amendment proposal; and

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  "FOR" approval of Proposal No. 4—the adjournment proposal.

Contact for Questions and Assistance in Voting

        If you have additional questions about the transaction after reading this proxy statement, or if you need assistance in submitting your proxy or voting your shares, or if you need additional copies of the proxy statement or the enclosed proxy card, please contact:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Individuals in the U.S. and Canada please call toll-free: (800) 573-4804
Banks and brokerage firms please call: (203) 658-9400
International holders please call:
(203) 658-9400 (collect)	Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Individuals in the U.S. and Canada please call toll-free: (877) 456-3422
Banks and brokerage firms please call: (212) 750-5833
International holders please call:
(412) 232-3651 (collect)

THE TRANSACTION

        The following is a description of the material aspects of the transaction, including the business combination agreement. While we believe that the following description covers the material terms of the transaction, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement, including the business combination agreement attached as Annex A to this proxy statement, for a more complete understanding of the transaction.

Background of the Transaction

        On an annual basis, Activision reviews its strategic business plan, including any strategic growth alternatives which could significantly accelerate the achievement of its long-term growth objectives. In the course of the strategic planning reviews conducted during the June to September 2006 period, senior management of Activision identified potential strategic opportunities that could create larger scale in international geographies as well as facilitate entry into high growth market segments, particularly MMOG, as one of Activision's top priorities to further accelerate its growth and operating margin expansion. Such strategic opportunities included potential business combinations with public and private companies in the interactive entertainment industry, strategic partnerships and alliances, investments in software development studios, and key license transactions. During the 2006 strategic planning process, Activision specifically evaluated 17 potential acquisition targets, of which 8 (including Vivendi Games) were evaluated as potential entry opportunities into the MMOG market.

        During the months of November and December 2006, Bruce L. Hack, the Chief Executive Officer of Vivendi Games, and Robert A. Kotick, Chairman and Chief Executive Officer of Activision, had several informal telephone conversations about a potential transaction, but no terms or proposals were discussed.

        On January 10, 2007, Messrs. Kotick, Hack, Brian G. Kelly, Co-Chairman of Activision, Jean-Bernard Lévy, Chairman and Chief Executive Officer of Vivendi, and René Pénisson, a Vivendi director and Chairman of Vivendi Games, attended a dinner. At this dinner, the parties discussed the possibility of combining the respective businesses of Activision and Vivendi Games, but no terms or proposals were exchanged.

        In a series of meetings and discussions between January and March 2007, after consideration of various strategic planning alternatives described above and in light of Vivendi's interest in combining the respective businesses of Activision and Vivendi Games, Activision continued pursuing discussions regarding the potential acquisition of, or partnership with, Vivendi Games as a possible means to accomplish Activision's long-term growth objectives identified during its most recent strategic planning reviews.

        In March 2007, Mr. Kotick had several conversations with Mr. Hack, who outlined a conceptual proposal in which the respective businesses of Activision and Vivendi Games would be combined and Vivendi would become the majority stockholder of Activision. No formal proposal or terms were discussed during these conversations, although Mr. Hack did indicate that Vivendi would be willing to pay a control premium with respect to its acquisition of Activision common stock. Additionally, during March 2007, Allen & Company was engaged to act as Activision's financial advisor in connection with reviewing and evaluating (a) Activision's financial condition and historical and projected financial results, (b) Activision's current operations and business prospects, (c) the current condition of the industry, as well as any prevailing trends, and Activision's competitive position therein and (d) among other things, a potential transaction. On March 13, 2007, Vivendi, Vivendi Games and Activision entered into a confidentiality agreement, governing the exchange of any non-public information with regard to the parties and designating (a) Messrs. Lévy, Pénisson, de Metz, Hack or any of their designees as the appropriate contact persons for information regarding Vivendi and Vivendi Games, and (b) Messrs. Kotick, Kelly or any of their designees as the appropriate contact persons for information regarding Activision.

        On March 29, 2007, Messrs. Lévy, Pénisson and Hack, along with Robert de Metz, Vivendi's head of business development, met with Messrs. Kotick and Kelly to reiterate Vivendi's interest in discussing a potential combination of the respective businesses of Activision and Vivendi Games. Mr. Lévy also confirmed Vivendi's willingness to pay a control premium with respect to its acquisition of Activision common stock.

        Over the next several days, Messrs. Kotick and Hack discussed scheduling a meeting in New York, with the companies' respective legal and financial advisors, at which time Vivendi would present a summary overview of the Vivendi Games business, including a preliminary view with respect to its valuation, and a preliminary proposal with respect to the combination of Activision and Vivendi Games. It was determined to hold such a meeting on April 12, 2007.

        On April 12, 2007, Activision's management, including Messrs. Kotick, Kelly, Michael J. Griffith, President and Chief Executive Officer of Activision Publishing, and Thomas Tippl, Chief Financial Officer of Activision Publishing, met with members of Vivendi's management, including Messrs. Lévy, Pénisson, Hack, de Metz, and Jean-François Grollemund, Vivendi Games' Chief Financial Officer. Representatives from Activision's financial and legal advisors, Allen & Company and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, attended the meeting, as did Vivendi's financial and legal advisors, Goldman, Sachs & Co. and Gibson, Dunn & Crutcher LLP, respectively.

        At the meeting, Vivendi presented a preliminary proposal pursuant to which (a) Vivendi Games would be merged with and into a subsidiary of Activision in exchange for Activision common stock, (b) Vivendi would purchase an additional $1.1 billion of Activision common stock, (c) immediately prior to such transactions, Activision would pay a special cash dividend to its stockholders totaling approximately $1.1 billion and (d) certain Activision employees would enter into new employment agreements agreeable to each employee, Activision and Vivendi. Under Vivendi's proposal, Activision's common stock would be valued at a 20% premium for purposes of the merger and the share purchase, and, after giving effect to the transactions, Vivendi would hold approximately 60% of Activision's outstanding shares of common stock on a fully diluted basis. As of April 12, 2007 such a premium would have resulted in a valuation of Activision's common stock at $23.38 per share.

        On April 20, 2007, Allen & Company presented Goldman Sachs with an alternative preliminary proposal on behalf of Activision, which provided that (a) Vivendi Games would be merged with and into a subsidiary of Activision in exchange for $6.0 billion of Activision common stock, (b) Vivendi would purchase an additional amount of Activision common stock for $1.36 billion, and (c) upon completion of the merger and share purchase, Activision would commence a cash self-tender offer to purchase a portion of its outstanding common stock. The proposal further provided that, for purposes of the merger, share purchase and tender offer, Activision's common stock would be valued at a 35% premium over the 10-day trading average prior to signing and that Vivendi would not participate in the tender offer. As of April 20, 2007, such a premium would have resulted in a valuation of Activision's common stock at $26.56 per share. In addition, Activision proposed that it would issue warrants to Vivendi that would permit Vivendi to purchase up to an additional 5% of Activision's outstanding common stock at the same per share transaction price.

        On April 25, 2007, Allen & Company and Goldman Sachs held a telephonic meeting to clarify the details and methodologies used by each in their clients' respective preliminary proposals.

        On April 30, 2007, Activision's board of directors held a regular meeting, for part of which representatives from Allen & Company also participated telephonically. At this meeting, the representatives from Allen & Company reviewed with the board the currently proposed terms and discussed various factors relating to the proposed transaction, including the proposed premiums, the strategic rationale for the transaction, negotiation strategies, and certain market factors. The board was also advised with respect to its fiduciary duties under Delaware law in connection with its consideration of the proposed transaction. The Activision board of directors did not resolve to take any specific action, but rather decided to convene again in the near future with its advisors to further discuss the proposed transaction.

        At the board meeting, Activision's board of directors also considered the fact that senior management had conversations over the past two years with a number of potential public and private companies in the interactive entertainment industry regarding potential business combination transactions, none of which led to any substantive discussions or was as attractive to Activision as a potential transaction with Vivendi Games. In light of such discussions, the board determined the announcement of a proposed transaction with Vivendi Games, rather than a direct solicitation of other potential bidders that senior management had held discussions with and did not lead to any alternative proposals, would be the most effective means of eliciting substantive offers from other third parties, if any, that were interested in pursuing a transaction with Activision.

        Throughout the months of April and May, representatives from Allen & Company and Goldman Sachs met several times to discuss variations of the proposed transaction, each with similar features consisting of: (a) an acquisition of Vivendi Games in exchange for shares of Activision common stock; (b) the purchase of additional shares of Activision common stock by Vivendi; (c) a post-closing self-tender offer conducted by Activision for its outstanding shares of common stock; and (d) the use of the same per share transaction price, including the same control premium, in each step of the proposed transaction; we collectively refer to these tenets in this proxy statement as the "basic principles." The variations discussed by Allen & Company and Goldman Sachs during these meetings primarily involved (x) the premium to be paid with respect to Activision's common stock in connection with the proposed merger, share purchase and tender offer; and (y) the aggregate number of shares to be tendered for by Activision in the post-closing tender offer.

        On May 11, 2007, at a regular meeting of the Activision board of directors, which was also attended by representatives of Skadden Arps, senior management presented the board of directors with an update of the status of discussions with Vivendi. At this meeting, representatives from Skadden Arps advised the board of directors on their fiduciary duties under Delaware law in connection with consideration of the potential transaction, as well as various other legal and regulatory issues that might arise in connection with the potential transaction. The board also discussed the possibility of creating a committee comprised of independent directors to assist the board with its review and evaluation of the proposed transaction and alternative transactions by working with management and Activision's legal and financial advisors, and to make a recommendation to the board as to whether the proposed transaction or any other alternative was in the best interests of Activision and its stockholders.

        After discussion and debate, the Activision board of directors authorized its nominating and corporate governance committee, or NCGC, comprising Robert Corti, Robert Morgado and Richard Sarnoff, on behalf of Activision (a) to review, evaluate, respond to and negotiate with respect to the proposed transaction and any other alternative transaction, offer or expression of interest in a possible business combination with Activision, if made; (b) to recommend to the board of directors a course of action, business combination or similar agreement in connection with the proposed transaction and any other proposal (noting that action by the entire board of directors would be required to pursue any course of action or enter into any business combination or similar agreement with any party); (c) to hire and retain, at the expense of Activision, such legal counsel as the NCGC deemed necessary and appropriate to advise the committee in furtherance of its responsibilities; and (d) to hire and retain, at Activision's expense, such financial advisors or experts as it deemed appropriate to advise the committee in furtherance of its responsibilities. The NCGC was not obligated to recommend or adopt any transaction or any other course of action, including the potential transaction with Vivendi Games.

        At this meeting, the Activision board of directors expressed its belief that the involvement of the NCGC in the process of evaluating the proposed transaction was prudent in light of any potential conflict that might arise concerning management's role in any such transaction. Further, it was stipulated that the NCGC could meet from time to time without a quorum and without full board participation to assist during the process of evaluating the proposed transaction.

        Also on May 11, 2007, the NCGC held a telephonic meeting at which it discussed its objectives and how to best proceed on evaluating the proposed transaction. The NCGC decided to arrange a meeting with Allen & Company for the purpose of updating the committee regarding the current status of negotiations regarding the proposed transaction and discussing possible counter-proposals, transaction structures and other alternatives aimed at, among other things, maximizing stockholder value and ensuring that Activision's stockholders would receive a control premium if a change in control transaction were to take place. The NCGC did not resolve to take any specific action, but decided to convene again in the near future with its advisors to further study the proposed transaction.

        On each of May 16, 2007 and May 22, 2007, the NCGC held meetings with representatives from Allen & Company and Skadden Arps, as well as Messrs. Kotick and Kelly, to discuss the various proposals, the basic principles and the proposed transaction terms as discussed between Allen & Company and Goldman Sachs throughout April and May.

        In particular, the NCGC reviewed the terms of a May 1, 2007 proposal delivered by Goldman Sachs on behalf of Vivendi, which (a) valued Activision's common stock at $25.00 per share; (b) valued Vivendi Games at $7.45 billion and (c) provided for the purchase by Vivendi of an additional $1.5 billion of Activision common stock and a post-closing tender offer for up to $1.5 billion of Activision common stock. The NCGC also reviewed a May 4, 2007 counter-proposal delivered by Allen & Company on behalf of Activision, which (a) valued Activision's common stock at a 32% premium based on the 10-day trading average prior to signing, (b) valued Vivendi Games at approximately $6.9 billion, and (c) provided for the purchase by Vivendi of an additional $2.0 billion of Activision common stock and a post-closing tender offer for up to $2.0 billion of Activision common stock. Further, the NCGC reviewed a May 14, 2007 revised proposal delivered by Goldman Sachs on behalf of Vivendi, which (a) provided that the relative value of Activision and Vivendi Games would be pegged at a ratio rather than a fixed price, and (b) valued Activision's common stock at $25.50 per share which in turn created an implied value of Vivendi Games of $7.35 billion. The May 14th Goldman Sachs proposal further provided that Vivendi would purchase an additional $1.6 billion of Activision common stock and that Activision would conduct a post-closing tender offer for up to $1.6 billion of Activision common stock at the same $25.50 per share transaction price. After discussion of these proposals, the NCGC recommended that Activision and its representatives should continue discussions with Vivendi to explore means of (a) ensuring that stockholders receive a control premium if a change of control were to occur, and (b) protecting existing stockholders in the event that Activision's common stock traded below the per share transaction price after the closing of the proposed transaction. After discussion, the NCGC authorized Allen & Company to present a revised proposal to Goldman Sachs.

        On May 23, 2007, Allen & Company presented Goldman Sachs with Activision's revised proposal, as discussed with the NCGC, which confirmed the use of a fixed ratio that would set the per share transaction price at $25.50, valued Vivendi Games at approximately $7.75 billion and required Vivendi to fund a potential cash distribution to non-Vivendi stockholders equal to the difference between the trading price at closing and the $25.50 per share transaction price.

        On May 29, 2007, Mr. Kotick had a telephone call with Mr. Lévy during which Mr. Lévy indicated that Vivendi would consider Activision's May 23rd proposal, but would prefer to maintain the basic principles.

        On June 6, 2007, Goldman Sachs delivered a revised Vivendi proposal following the basic principles and proposing a $24.75 per share transaction price (representing a 30% premium to the then-current trading price of Activision common stock). Accordingly, the proposal resulted in a

$1.6 billion purchase of shares by Vivendi and an approximate $2.5 billion post-closing tender offer, which would be funded with the cash contributed by Vivendi as well as Activision's cash on-hand.

        On June 11, 2007, Mr. Lévy telephoned Mr. Kotick to advise him that, due to the meaningful differences between the two companies' proposals and lack of any apparent progress, he did not think it made sense to continue discussions concerning a possible transaction at that time.

        On June 15, 2007, the members of the NCGC, along with Messrs. Kotick and Kelly, held a meeting and the NCGC recommended that, if negotiations were to continue, Activision and its representatives should attempt to increase the aggregate size of the cash tender offer to ensure that the tender offer would provide liquidity to Activision's stockholders for a minimum of 50% of Activision's outstanding shares of common stock. In particular, the NCGC considered that such a tender offer would offer the flexibility of not requiring Activision stockholders to tender any or all of their shares in the tender offer, thereby allowing Activision stockholders the option not to tender their shares in the tender offer if they were able to achieve a higher price in the market or otherwise desired to retain ownership of their shares of the combined company. The NCGC directed management and its representatives to inform Vivendi that Activision remained interested in discussing a potential transaction.

        While these discussions were ongoing, the compensation committee of the Activision board of directors retained Shearman & Sterling LLP, or S&S, to serve as its counsel generally during the week of June 4, 2007. At a compensation committee meeting held on June 13, 2007, Robert J. Morgado, chairman of the compensation committee and of the NCGC, recommended commencing a negotiation process with Messrs. Kotick and Kelly with a goal of entering into new employment agreements by year-end 2007, as their existing agreements were scheduled to expire in early 2008 and certain amendments relating to compliance with Section 409A of the Internal Revenue Code were, at that time, required before year-end. During this meeting, the compensation committee discussed the proposed structure of the executive compensation packages and the roles of Messrs. Kotick and Kelly on a going forward basis, and authorized Mr. Morgado to begin discussions.

        Over the next few weeks, Messrs. Lévy, Pénisson, Kotick and Kelly participated in several telephonic and in-person meetings concerning reinitiating discussions about a possible transaction.

        On June 27 and 28, 2007, Messrs. Lévy, Pénisson, Kotick and Kelly met in Paris to discuss whether the parties should try to re-engage in discussions regarding a possible transaction. Mr. Lévy indicated that he believed Activision needed to respond to Vivendi's June 6th proposal in order for Vivendi to determine if further discussions were warranted. Mr. Kotick advised the Vivendi team that he would discuss the matter with the NCGC and hoped to have a response within two weeks.

        On July 8, 2007, Mr. Kotick telephoned Mr. Lévy to present Activision's counter-proposal. The principal terms of Activision's proposal were generally consistent with the basic principles. Further, based upon Activision's then-current stock price, Mr. Kotick indicated that a per share transaction price of $24.75 would be carefully considered. Activision additionally proposed an increase in the size of the tender offer from $2.5 billion to $3.5 billion, which would be funded as follows: (a) the first $2.4 billion would be funded by the proceeds of the share purchase and Activision's cash on hand; (b) the next $700 million would be funded by Vivendi's purchasing additional shares of Activision common stock at the $24.75 per share transaction price; and (c) the remaining $400 million would be funded from a new credit facility to be obtained by Activision. This counter-proposal confirmed the move from a formula based valuation to a fixed per share transaction price and contemplated a self-tender offer for approximately half of Activision common stock then-issued and outstanding.

        On July 10, 2007, Mr. Lévy advised Mr. Kotick that the terms of Activision's July 8th proposal were generally acceptable to Vivendi, subject to both sides completing satisfactory due diligence and acceptable documentation, and that Vivendi was willing to re-engage in negotiations around a possible transaction on the basis of the July 8th proposal. Mr. Lévy and Mr. Kotick then discussed initiating a reciprocal due diligence process and a timeline for further discussions and negotiations.

        On July 12, 2007, at a special meeting of the Activision board of directors, which was also attended by representatives from Allen & Company and Skadden Arps, senior management presented the board of directors with an update of the status of discussions with Vivendi. During this meeting, senior management and the board discussed engaging an outside consultant to assist in (a) evaluating the sustainability of Blizzard Entertainment's subscriber base, including, among other things, an analysis of subscriber churn rates, sources of subscribers and acquisition costs per subscriber and (b) identifying near-term and potential longer-term threats to Blizzard Entertainment's core subscriber base.

        Throughout the months of July and August, the parties and their legal advisors prepared and negotiated drafts of the business combination agreement and ancillary transaction documents and the parties and their advisors and consultants continued to conduct business, financial, accounting and legal due diligence. In addition, during such period, Activision engaged outside consultants who began a preliminary due diligence review of Blizzard Entertainment.

        On August 13, 2007, August 23, 2007 and September 7, 2007, representatives of Activision's outside consultants presented to senior management of Activision their preliminary due diligence findings, which discussed, among other things, an assessment of Blizzard Entertainment's subscriber base and its business model.

        On August 14, 2007, Vivendi Games conducted an all-day management presentation to members of Activision's management and its financial and legal advisors in Los Angeles. Vivendi Games provided detailed information with respect to the historic and anticipated operating results of each of its divisions and included descriptions of their anticipated product offerings and operational systems and demonstrations of gameplay. Vivendi Games' management responded to numerous questions from Activision and its advisors throughout the course of the day.

        On August 26, 2007, Activision made a comparable management presentation to Vivendi and Vivendi Games management and Vivendi's financial and legal advisors in New York. Activision's management provided similar historic and anticipated operating results, as well as information on anticipated product offerings and demonstrations of gameplay.

        On August 27, 2007, Messrs. Lévy, Pénisson, Kotick and Kelly met to discuss open issues on the business combination agreement as well as certain issues regarding post-transaction corporate governance of Activision and Blizzard Entertainment. Messrs. Kotick and Kelly emphasized that Activision and the NCGC wanted to ensure that Activision's corporate governance after the closing of the proposed transaction would provide for management operational flexibility to realize the proposed objectives and benefits of the combined operations as well as adequate protections for Activision's minority stockholders. In addition, management of both Vivendi and Activision expressed concern with respect to the integration of two companies' existing corporate structures and, in particular, Vivendi wanted to ensure that Blizzard Entertainment would continue to be managed by its current management team. Following this meeting, there remained several material open issues with respect to corporate governance, management structure, corporate opportunities and affiliate transactions and certain terms of the business combination agreement, including proposed termination fees and required consents.

        Over the course of the next few weeks, representatives from Allen & Company and Skadden Arps met with Vivendi's financial and legal advisors to attempt to resolve the open issues. Messrs. Lévy and Kotick also spoke several times by telephone during this period regarding the same.

        On September 6, 2007, the members of the NCGC, along with Messrs. Kotick and Kelly, held a meeting to discuss the terms and conditions of the draft business combination agreement, ancillary agreements, and the proposed form of the certificate of incorporation and bylaws of the combined company. Representatives from Skadden Arps presented summaries of the open issues remaining with respect to each of these draft documents. After this meeting, several material corporate governance issues remained open including the management structure, corporate opportunities and affiliate transactions as well as certain issues relating to the terms of the business combination agreement, including the proposed termination fees and required consents. Additionally, representatives from Skadden Arps advised the NCGC with respect to the fiduciary duties of Activision's board of directors in connection with consideration of the proposed transaction. The NCGC recommended that Activision and its representatives continue negotiations regarding the proposed transaction with a view toward obtaining better corporate governance and operational provisions and protections for Activision's existing stockholders.

        While discussions regarding a proposed transaction with Vivendi were ongoing, Mr. Morgado and Messrs. Kotick and Kelly continued to discuss the potential terms of their new executive compensation packages which were memorialized in preliminary term sheets. During this period, Mr. Morgado remained in contact with other members of the compensation committee and the NCGC. On September 10, 2007, following discussions with Mr. Morgado, S&S sent revised preliminary term sheets outlining the proposed terms of the executive compensation packages of Messrs. Kotick and Kelly to Wachtell, Lipton, Rosen & Katz, or WLRK, counsel to Messrs. Kotick and Kelly. The term sheets reflected certain compensation terms that contemplated the proposed transaction, as well as other terms that were not contingent thereon.

        On September 14, 2007, after little progress on the open issues regarding the proposed transaction, Mr. Kotick telephoned Mr. Hack to inform him that, given the number of material open issues remaining, it did not make sense to continue discussions regarding a possible transaction at that time.

        On September 17, 2007, Mr. Kotick attended a previously scheduled dinner with Mr. Morhaime and other members of the Blizzard Entertainment management team. At this dinner, Messrs. Kotick and Morhaime discussed the potential management structure of Blizzard Entertainment if a transaction were to occur. No formal proposals were discussed at this dinner; however, Mr. Kotick did reiterate the NCGC's concern that Activision's corporate governance post-closing would provide for management operational flexibility to realize the proposed objectives and benefits of the combined operations and the NCGC's understanding that Vivendi wanted Blizzard Entertainment to continue to be managed by its current management team.

        On September 20, 2007, Mr. Kotick telephoned Mr. Lévy to propose a post-closing management and corporate governance structure, and inquired if Vivendi would be interested in continuing discussions regarding this proposed structure as well as the other open issues. Such proposal included Messrs. Kotick and Kelly remaining with the combined company for some period of time after the closing and for the retention of the key members of the Blizzard Entertainment management team.

        On September 21, 2007, Mr. Lévy and Mr. Pénisson advised Mr. Kotick that Vivendi would be willing to continue discussions and over the next several weeks Mr. Lévy and Mr. Kotick had several telephone conversations regarding the remaining open issues.

        On a parallel path, during the period from September 10 to September 24, 2007, Mr. Morgado and S&S engaged in several discussions with WLRK regarding the proposed executive compensation packages for Messrs. Kotick and Kelly. Throughout this process, Mr. Morgado also spoke directly with Messrs. Kotick and Kelly about their potential executive compensation packages and kept in contact with the other members of the compensation committee and the NCGC.

        The compensation committee of Activision's board held a meeting on September 25, 2007, during which Mr. Morgado presented the compensation committee with revised term sheets for Messrs. Kotick and Kelly's executive compensation packages reflecting the results of the prior weeks of negotiations. Mr. Morgado informed the compensation committee that the proposed executive compensation packages set forth in the term sheets were conditioned upon the consummation of the transaction. The compensation committee then authorized Mr. Morgado to retain outside compensation consultants to provide additional advice regarding the structure and valuation of the proposed executive compensation packages and to continue negotiations with Messrs. Kotick and Kelly. During the week of October 1, 2007, the compensation committee formally retained outside compensation consultants to engage in these valuations.

        On September 27, 2007, Allen & Company presented an update to the Activision board of directors regarding the status of the proposed transaction. Allen & Company reviewed with the board the terms of the current proposal and the results of its due diligence review. After discussion, the board authorized Activision and its representatives to continue negotiations with regard to the proposed transaction.

        During this period, representatives from Allen & Company and Skadden Arps held discussions and negotiations with Vivendi's financial and legal advisors to finalize the terms of the proposed business combination agreement and ancillary documents. Over this same period, the parties worked to complete their respective due diligence reviews and to respond to follow-up requests. The parties also continued to negotiate the terms and conditions of the corporate governance and management structure of Activision and Blizzard Entertainment in the event the proposed transaction closed.

        On October 8, 2007, the Activision board of directors held a special meeting at which the status of the proposed transaction was discussed. Also at this meeting, representatives of Activision's outside consultants presented to the board their due diligence findings, which discussed, among other things, an assessment of Blizzard Entertainment's subscriber base and its business model. The consultants considered both upside and downside scenarios with respect to potential growth in Blizzard Entertainment's business and subscriber base taking into account various factors.

        On October 9, 2007, S&S, Skadden Arps and Gibson Dunn discussed the preliminary term sheets and forms of employment agreements for Messrs. Kotick and Kelly. Further discussions regarding the structure of proposed executive compensation packages occurred throughout October and November.

        On October 30, 2007, Activision's board of directors held a regularly scheduled meeting at which the status of the proposed transaction with Vivendi and Activision's second fiscal quarter results were discussed. The board recommended that Activision and its representatives continue its discussions with Vivendi.

        During October and early November 2007, Mr. Morgado and S&S continued discussions with WLRK regarding the proposed executive compensation packages and forms of employment agreements for Messrs. Kotick and Kelly. In particular, the discussions focused on the form and structure of equity grants and the terms of the replacement bonus arrangements under the proposed executive compensation packages. During the process, Mr. Morgado remained in contact with the other members of the compensation committee and the NCGC about the status of negotiations.

        Throughout early November, Messrs. Tippl and Grollemund had several discussions regarding the updated financial results and outlooks of both Activision and Vivendi Games since the completion of the parties' reciprocal due diligence reviews. In addition, representatives from Allen & Company and Goldman Sachs had several discussions regarding the principal financial terms of the proposed transaction in light of the financial performance of the companies since the beginning of discussions.

        During this period, Allen & Company advised Goldman Sachs that Activision believed the previously discussed per share transaction price of $24.75 should be increased due to Activision's recent and anticipated financial performance and the increased trading price of its common stock.

        On November 7, 2007, Allen & Company updated the NCGC regarding the current status of the negotiations with Vivendi, including its discussions with Goldman Sachs and possible counter-proposals that it deemed appropriate given Activision's recent and anticipated financial performance and increased stock price.

        On November 7, 2007, the compensation committee met to discuss, among other things, the Kotick and Kelly employment agreements. After a presentation by the committee's outside compensation consultants, the compensation committee authorized Mr. Morgado to continue his negotiations with each of Messrs. Kotick and Kelly to finalize their respective executive compensation packages. During November 2007, S&S and Mr. Morgado continued negotiations with WLRK, and Mr. Morgado remained in contact with the other members of the compensation committee and the NCGC regarding the status of negotiations.

        On November 13, 2007, Goldman Sachs advised Allen & Company that Vivendi was prepared to increase the per share transaction price from $24.75 to an amount between $26.25 and $26.75 and would correspondingly increase the amount of cash used in the share purchase. In addition, Goldman Sachs indicated that Vivendi would also be willing to increase the cash component of the funding for the tender offer by an amount sufficient to provide for the purchase of up to 50% of Activision shares outstanding immediately prior to the transactions at the per share transaction price.

        On November 16, 2007, the members of the NCGC, along with Messrs. Kotick and Kelly, held a meeting at which the status of the proposed transaction with Vivendi was discussed. The NCGC recommended that Activision and its representatives continue its discussions with Vivendi.

        From November 19 to November 22, 2007, S&S and Mr. Morgado, representing the compensation committee, engaged in final negotiations with WLKR on Messrs. Kotick and Kelly's executive compensation packages. Throughout the final negotiation process, Mr. Morgado remained in constant contact with the other members of the compensation committee and the NCGC. On November 22, 2007, the material terms of Messrs. Kotick and Kelly's executive compensation packages were finalized between the compensation committee and S&S, on the one hand, and Messrs. Kotick and Kelly and WLRK on the other. The agreed-upon terms were then sent to Vivendi and Gibson Dunn for their review and input. During the week of November 26, 2007, minor revisions to the terms and conditions of Messrs. Kotick and Kelly's executive compensation packages were made following further discussions among Mr. Morgado, S&S and WLRK and input from Vivendi and Gibson Dunn.

        On November 26, 2007, representatives of Activision, together with its financial and legal advisors, met with representatives of Vivendi and their financial and legal advisors in New York. During the course of this meeting, Vivendi proposed a per share transaction price of $26.50; however, Activision countered that the then-current trading price of its common stock, the recent earnings release, and revised guidance to be provided by Activision for fiscal year 2008 all warranted a higher premium. Vivendi thereafter proposed a per share transaction price of $27.25, but Activision maintained that a higher price was justified. After further discussion, Vivendi agreed to increase its offer to $27.50 (representing a 45.2% premium to the then-current trading price of Activision common stock) and agreed that the resulting increase in the amount of cash paid to Activision would be used to increase the aggregate amount of Activision shares to be purchased by Activision in the tender offer. Mr. Kotick indicated that he would present the $27.50 per share transaction price and other terms to Activision's board of directors for their consideration.

        From November 26 to November 29, 2007, the parties' legal advisors worked to finalize the business combination agreement, disclosure schedules and ancillary agreements. On November 29, 2007, the parties and their legal and financial advisors participated in a telephonic meeting to confirm that, subject to the approval of the Vivendi and Activision boards of directors, the terms and conditions of the business combination agreement and related ancillary agreements were finalized and all open issued resolved. See the sections of this proxy statement entitled "Board and Management of Activision

Blizzard," "The Business Combination Agreement—Termination; Termination Fees and Expenses," and "Corporate Governance of Activision Blizzard—Corporate Opportunities; Fiduciary Duties of Activision Blizzard Directors."

        On November 28, 2007, Activision requested that S&S prepare an amendment to the existing employment agreement of Mr. Griffith that reflected certain terms and conditions independently negotiated between Activision and Mr. Griffith. These terms included an amendment to the terms of Mr. Griffith's existing equity awards and a new grant of equity awards.

        On November 29, 2007, S&S sent final versions of the agreements setting forth the proposed executive compensation packages for Messrs. Kotick and Kelly and the amendment to the Griffith employment agreement to the compensation committee and the NCGC for approval. The materials delivered to the compensation committee at that time also included a reasonableness letter and valuations prepared by the outside compensation consultants with respect to compensation payable under the packages generally and in connection with the proposed transaction in particular.

        On November 30, 2007, Vivendi's management and supervisory boards met to consider the proposed transaction, including the business combination agreement and the ancillary agreement, and unanimously approved the terms thereof.

        On December 1, 2007, the Activision compensation committee and the NCGC held a joint special meeting to consider the proposed executive compensation packages for Messrs. Kotick and Kelly and the proposed amendment to Mr. Griffith's employment agreement. In discussing the new employment arrangements, S&S explained in detail the committees' and the board's duties, obligations and responsibilities under Delaware law and the compensation committee's outside consultants presented their recommendations with regard to the proposed executive compensation packages for Messrs. Kotick and Kelly and the proposed amendment to Mr. Griffith's employment agreement. After extensive discussion, the committees, which include all independent members of the Activision board of directors, jointly and unanimously approved the proposed executive compensation packages for Messrs. Kotick and Kelly and the proposed amendment to Mr. Griffith's employment agreement and resolved to recommend their approval by the entire Activision board of directors.

        Also on December 1, 2007, the entire Activision board of directors held a special meeting to discuss the proposed transaction, including the terms and conditions of the business combination agreement and the ancillary agreements. At this meeting, representatives from Allen & Company reviewed the material financial analyses prepared in connection with the preparation of its fairness opinion. Allen & Company then delivered its oral opinion that, taking into account the transactions contemplated by the business combination agreement as a whole, the per share transaction price of the share purchase, the exchange ratio of the merger and the per share transaction price of the tender offer were fair, from a financial point of view, to Activision and its stockholders. Representatives from Skadden Arps reviewed for the board the fiduciary duties of directors in considering the proposed transaction, including the board's duty to act in a manner reasonably designed to obtain the best price for stockholders, and presented summaries of the terms of the business combination agreement and the ancillary agreements. The compensation committee also presented the joint recommendation of it and the NCGC that the board approve the proposed executive compensation packages for Messrs. Kotick and Kelly and the proposed amendment to Mr. Griffith's employment agreement. The members of the NCGC did not formally provide a recommendation to the Activision board of directors regarding the proposed transaction, but instead participated in the full board's deliberations. After discussion, Activision's board of directors unanimously determined that (a) the business combination agreement and all related documents and exhibits thereto, in each case substantially in the form presented to the board, are in the best interests of Activision and its stockholders, (b) taking into account the transactions contemplated by the business combination agreement as a whole, the per share transaction price of the share purchase, the exchange ratio and the per share transaction price of the tender offer are fair, from a financial point of view, to Activision and its stockholders, and (c) the merger is advisable under Section 251(b) of the DGCL.

        Following the Activision board meeting, the parties executed the business combination agreement and ancillary documents.

        On December 2, 2007, Activision and Vivendi issued a joint press release announcing the transaction.

Activision's Reasons for the Transaction and Tender Offer

  Reasons for the Transaction and Tender Offer and Recommendations

        In evaluating the business combination agreement and the proposed transaction, including the merger, the share purchase, the tender offer, and the amendment and restatement of our certificate of incorporation and bylaws, and recommending that holders of Activision's common stock vote in favor of the proposals described in this proxy statement, the Activision board of directors consulted with Activision's senior management, financial and legal advisors, as well as the NCGC and outside consultants, and considered a number of factors, including the following material factors, which the Activision board of directors viewed as supporting its recommendations:

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  Unique Market Opportunity.  The Activision board considered the potential benefits of combining Vivendi Games' interactive entertainment business, including Blizzard Entertainment's highly successful World of Warcraft MMORPG franchise, with Activision, including the prospect of creating the world's leading pure-play online and console game publisher and the potential to accelerate Activision's growth and expand its operating margins. In considering this opportunity, the Activision board took into account factors such as the competitive landscape of, and trends in, the interactive entertainment industry, other strategic alternatives likely to be available to Activision (including, but not limited to, potential business combinations with public and private companies in the interactive entertainment industry, strategic partnerships and alliances, investments in software development studios, and key license transactions), the results of Activision's due diligence review of Vivendi Games, discussions with management of Vivendi Games and Vivendi and the presentations and evaluations by Activision's financial advisor and outside consultants.

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  Expansion into Online Gaming and New Geographies.  The Activision board considered that the proposed transaction would facilitate Activision's expansion into the higher operating margin and fast growing MMOG genre and would provide scale benefits to its international business, including establishing a meaningful presence in the rapidly growing Asian markets, which Activision's senior management had identified as top strategic priorities.

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  Combining Industry Leaders.  The Activision board considered that the proposed transaction would combine leaders in mass-market entertainment and subscription-based online games, which would enable the combined company to more effectively leverage and diversify its combined product portfolios. In particular, the Activision board considered that the proposed transaction would bring together the world's leading MMORPG franchise, World of Warcraft, and other successful Vivendi Games titles with Activision's top-selling owned and licensed franchises, enabling the combined company to establish leading positions across the competitive interactive entertainment software industry and reach a broader audience.

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  Diversification of Activision's Revenue Base.  The Activision board considered that the proposed transaction would enable Activision to diversify its revenue base among subscription-based online, console and PC formats, as well as wireless and other emerging technologies, providing Activision with a broader platform to capitalize on industry growth as well as a recurring stream of subscription-based revenue.

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  Premium to Market Price.  The Activision board considered the current and historical market prices of Activision's common stock and the fact that the per share transaction price of $27.50 per share represented an approximate 24.2% premium over the closing price of Activision's common stock on November 30, 2007, the last trading day prior to the execution of the business combination agreement, and approximately 33.7% and 26.8% premiums over the closing prices of Activision's common stock over the 10 and 30 trading days, respectively, prior to the date of the execution of the business combination agreement. The Activision board also considered that the transaction represented the best value available for the stockholders for a sale of control of Activision.

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  Tender Offer; Liquidity to Stockholders; Certainty of Value.  The Activision board considered the liquidity and premium to be offered to Activision's stockholders in connection with the proposed post-closing tender offer, including the number of shares to be purchased by the combined company and the other terms and conditions of the tender offer, including restrictions on the ability of Vivendi and certain members of Activision's senior management to participate in the offer, and the fact that Activision's stockholders would be entitled to realize $27.50 per share for shares sold in connection with the tender offer. The Activision board also considered that the tender offer would offer the flexibility of not requiring Activision stockholders to tender any or all of their shares in the tender offer, thereby allowing Activision stockholders the option not to tender their shares in the tender offer if they were able to achieve a higher price in the market or otherwise desired to retain ownership of their shares of the combined company.

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  Experience and Track Record of the Management Team.  The Activision board considered the experience and track record of Vivendi Games' management team, as well as the terms and conditions of the employment agreements of the key members of such management and their overall fit within Activision's current management structure.

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  Successful Operating Model.  The Activision board considered the ability of the combined company to continue using the successful publishing and distribution models and operations team currently employed by Activision Publishing and Blizzard Entertainment.

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  Corporate Governance.  The Activision board considered the post-closing corporate governance structure of the combined company, including the minority stockholder and other protections provided in the proposed amended and restated certificate of incorporation and bylaws of Activision, which will be implemented effective as of closing of the transaction.

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  Special Committee.  The Activision board considered the recommendations of the NCGC and its views regarding the terms and financial aspects of the transaction, including the terms of the amended employment agreements and voting and lock-up agreements of Messrs. Kotick and Kelly.

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  Regulatory and Stockholder Approvals.  The Activision board considered the regulatory and stockholder approvals required in connection with the transaction and the other terms of the business combination agreement, and the likelihood that, once the business combination agreement had been entered into, the transaction would be completed if the issuance of Activision common stock in accordance with the terms of the business combination agreement and the amendment and restatement of our certificate of incorporation were approved by our stockholders and the transaction was approved by applicable regulatory agencies. The Activision board also considered certain regulatory and other approvals required if Activision were to partner with, or be acquired by, other industry participants and the likelihood as to whether such approvals could reasonably be expected to be received.

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  Amended Employment Agreements.  The Activision board considered the recommendations of the NCGC and its counsel in connection with the amended and restated employment agreements to be entered into with Robert A. Kotick concurrently with the execution of the business combination agreement, pursuant to which Mr. Kotick would serve as President and Chief Executive Officer of Activision Blizzard, and Brian G. Kelly, pursuant to which Mr. Kelly would serve as the Co-Chairman of Activision Blizzard, the waiver of certain change in control benefits to which Messrs. Kotick and Kelly may have been entitled as a result of the transaction, and the resulting increased likelihood that the members of Activision's senior management would remain in place at Activision Blizzard for a substantial period following completion of the transaction.

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  No Financing Condition; Vivendi Credit Facility.  The Activision board considered the substantial financial resources of Vivendi, the lack of financing condition in the business combination agreement and Vivendi's available cash resources and financing in an amount sufficient to enable Vivendi to complete the share purchase and the other transactions contemplated by the business combination agreement. The Activision board also considered the current state of the credit markets generally and Vivendi's commitment in the business combination agreement, under certain circumstances, to lend Activision certain amounts needed to complete the tender offer on arms-length terms, subject to the terms and conditions set forth in the business combination agreement.

  •
  Ability to Respond to Certain Unsolicited Acquisition Proposals.  The Activision board considered Activision's ability under certain circumstances, pursuant to the business combination agreement, to engage in negotiations or discussions with, and to provide information to, any third party that made after the date of the business combination agreement and prior to Activision stockholder approval an "Activision Acquisition Proposal" (as such term is defined in the business combination agreement) and that the Activision board determines in good faith (after consultation with its outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably likely to lead to, an "Activision Superior Proposal" (as such term is defined in the business combination agreement).

  •
  Ability to Terminate the Business Combination Agreement to Accept an Activision Superior Proposal. The Activision board considered Activision's ability, following receipt of an Activision Superior Proposal after the date of the business combination agreement and prior to Activision stockholder approval, to change its recommendation with respect to the transaction and terminate the business combination agreement if certain conditions were satisfied, including if the Activision board determines in good faith, after consultation with outside counsel, that its failure to take such action would be reasonably expected to constitute a breach of its fiduciary duties under applicable law, that at least three (3) business days prior written notice is given to Vivendi of the Activision board's intent to take such action, and Activision's requirement to pay Vivendi a $180 million termination fee and reimburse Vivendi for up to $15 million of expenses in connection with any such termination.

  •
  Terms of Business Combination Agreement.  The Activision board considered the terms of the business combination agreement, the investor agreement, the amendment and restatement of the certificate of incorporation and bylaws of the combined company, and the other agreements relating to the proposed transaction, including the respective representations, warranties, covenants and termination rights of the parties, the termination fee and expenses payable in certain circumstances by Activision, and the fact that the terms of such agreements and the termination fee are favorable to Activision's stockholders.

  •
  Termination Fee.  The Activision board considered its discussions with Allen & Company that the termination fee of $180 million that could become payable pursuant to the business combination agreement under certain circumstances, including if Activision terminates the business combination agreement to accept an Activision Superior Proposal or if Vivendi terminates the business combination agreement because the Activision board changes its recommendation with respect to the transaction, was unlikely to be a significant deterrent to competing acquisition offers.

  •
  Allen & Company Opinion.  The Activision board considered the financial analyses and opinion of Allen & Company delivered orally to Activision's board on December 1, 2007 and subsequently confirmed in writing, to the effect that, as of the date of its opinion and based upon and subject to the qualifications, limitations and assumptions set forth therein, taking into account the transactions contemplated by the business combination agreement as a whole, the per share transaction price of the share purchase, the exchange ratio of the merger and the per share transaction price of the tender offer were fair, from a financial point of view, to Activision and its stockholders. For further discussion of Allen & Company's opinion, see "—Opinion of Activision's Financial Advisor" below.

  Reasons Against the Transaction and Tender Offer and Recommendations

        In the course of its deliberations, the Activision board of directors also considered a variety of risks and other potentially negative factors concerning the transaction, including the following:

  •
  No Future Change of Control Transactions.  The Activision board considered that the closing of the transaction, which is expected to result in Vivendi owning approximately 52.2% of the issued and outstanding shares of Activision Blizzard common stock on a fully diluted basis (approximately 68.0% if the tender offer is fully subscribed), would discourage a third party from making an offer to acquire Activision Blizzard in the future unless Vivendi supported such offer and could prevent Activision stockholders from receiving any additional "control premium" following completion of the transaction and the tender offer.

  •
  Proration in Tender Offer.  The Activision board considered that Activision stockholders would be subject to proration if the tender offer is oversubscribed, effectively limiting an Activision stockholder to selling approximately 50% of its holdings if the offer is fully subscribed. The Activision board also considered that the market price of Activision Blizzard common stock could be higher than $27.50 at the time the tender offer is launched and that there is no obligation of Activision Blizzard or Vivendi to offer a higher price, and that the total value to Activision stockholders will vary based on the number of shares, if any, ultimately tendered in the tender offer.

  •
  Effect on Third Party Offers.  The Activision board considered that the terms of the business combination agreement restricting Activision's solicitation of third party acquisition proposals, providing for Activision's payment of a termination fee and expense reimbursement to Vivendi in specified circumstances, and the terms of the voting agreements entered into by certain Activision executives, could limit the willingness of a third party to propose a competing transaction with Activision.

  •
  Control by Vivendi.  The Activision board considered that following completion of the transaction Vivendi will own approximately 52.2% of the issued and outstanding shares of Activision Blizzard common stock on a fully diluted basis and approximately 68.0% if the tender offer is fully subscribed, will control a majority of Activision Blizzard's board of directors, and will have certain other corporate governance and other rights provided in our amended and restated certificate of incorporation and bylaws, which generally impose significant restrictions on the board composition and corporate governance of Activision Blizzard following the completion of the transaction.

  •
  No Standstill.  The Activision board considered that, subject to certain limitations, following completion of the transaction Vivendi is not prohibited from acquiring additional shares of common stock or other securities of Activision Blizzard in the market, directly from third parties, or otherwise.

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  Additional Debt.  The Activision board considered the effect on Activision Blizzard if additional debt is required to be incurred from a third party or Vivendi in connection with financing a portion of the tender offer.

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  Realization of Synergies.  The Activision board considered the possibility that the synergies and other financial and strategic benefits expected to be achieved in the transaction may not be obtained on a timely basis or at all.

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  Effect on Failure to Complete Transaction.  The Activision board considered the risks and costs that could be borne by Activision if the transaction is not completed, including the diversion of management and employee attention during the period after the signing of the business combination agreement, potential employee attrition and the potential effect on Activision's business and client relations.

  •
  Interim Restrictions on Activision's Business.  The Activision board considered that, under the business combination agreement, Activision must conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to completion of the transaction or termination of the business combination agreement, which may delay or prevent Activision from pursuing business opportunities that may arise.

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  Transaction Costs.  The Activision board considered the significant costs involved in connection with entering into the business combination agreement and completing the transaction and the tender offer, and potential related disruptions to the operations of Activision's business.

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  Required Regulatory Approvals.  The Activision board considered the fact that regulatory approvals (including approvals in the European Union) are required to consummate the transaction and the prospects for receiving any such approvals.

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  Risks Related to Vivendi Games' Businesses.  The Activision board considered the prospects for Vivendi Games' businesses and the costs associated with both the continuation and potential discontinuation of certain of Vivendi Games' businesses.

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  Interests of Activision Management.  The Activision board considered the fact that some of Activision's executives, including the Chief Executive Officer, who is a member of the Activision board, may have interests in the transaction that are different from, or in addition to, those of Activision's stockholders, as a result of the employment and other agreements referred to in "Board and Management of Activision Blizzard" below in this proxy statement and their holding of shares and options to purchase shares of Activision common stock and the recommendations of the NCGC and its counsel on such matters.

        The foregoing discussion of the information considered by Activision's board of directors is not exhaustive, but includes the material factors that Activision's board of directors considered in approving and recommending the transaction. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the transaction and the complexity of these factors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision. The board of directors discussed the factors described above, including asking questions of Activision's senior management and financial and legal advisors, as well as the NCGC and its legal advisors, and reached a consensus that the transaction was in the best interests of Activision and its stockholders. In considering the factors described above, individual directors may have assigned different weights to different factors. Activision's board of directors relied on the experience and expertise of its financial advisors for a quantitative analysis of the financial terms of the transaction. See below under "—Opinion of Activision's Financial Advisor."

        The above explanation of the reasoning of Activision's board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Cautionary Statement Concerning Forward-Looking Statements."

        For the reasons set forth above, Activision's board of directors has unanimously approved the business combination agreement, the other agreements entered into in connection with the business combination agreement and the transactions contemplated by those agreements, has concluded that the transaction is advisable and in the best interests of Activision and its stockholders and unanimously recommends that Activision stockholders vote for the issuance of Activision common stock in accordance with the terms of the business combination agreement, the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals, and the amendment of Section 7.4(a) of Activision's third amended and restated bylaws.

Opinion of Activision's Financial Advisor

        Allen & Company LLC has acted as our financial advisor in connection with the transaction. In connection with Allen & Company's engagement as our financial advisor, we requested that Allen & Company evaluate the fairness, from a financial point of view, of the per share transaction price of the share purchase, the exchange ratio of the merger and the per share transaction price of the tender offer, to Activision and its stockholders, taking into account the transactions contemplated by the business combination agreement as a whole. On December 1, 2007, Allen & Company delivered its oral opinion, subsequently confirmed in writing, to our board of directors to the effect that, as of the date of its opinion and based upon and subject to the qualifications, limitations and assumptions set forth therein, taking into account the transactions contemplated by the business combination agreement as a whole, the per share transaction price of the share purchase, the exchange ratio of the merger and the per share transaction price of the tender offer were fair, from a financial point of view, to Activision and its stockholders.

        The summary of Allen & Company's written opinion in this proxy statement is qualified in its entirety by reference to the full text of Allen & Company's written opinion, dated December 1, 2007, attached to this proxy statement as Annex D. You are urged to, and should, read Allen & Company's written opinion carefully and in its entirety. Allen & Company's written opinion addresses only the fairness, from a financial point of view, of the per share transaction price of the share purchase, the exchange ratio of the merger and the per share transaction price of the tender offer to Activision and its stockholders, taking into account the transactions contemplated by the business combination agreement as a whole, as of the date of Allen & Company's written opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the transaction.

        The forecasts, estimates and projections regarding Activision, Vivendi Games and their respective businesses and subsidiaries described in this summary are forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement entitled "Cautionary Statement Concerning Forward-Looking Statements."

        In arriving at its opinion, Allen & Company, among other things:

  •
  reviewed and analyzed the terms and conditions of the transaction including the draft business combination agreement and the draft agreements ancillary thereto (none of which prior to the delivery of the opinion had been executed by the parties);

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  reviewed trends in the interactive entertainment industry including, but not limited to, MMOGs;

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  reviewed public financial information with respect to both Activision and Vivendi Games (a subsidiary of Vivendi);

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  reviewed public financial and transaction information involving companies both in the interactive entertainment industry as well as in the broader entertainment industry, which Allen & Company deemed to be comparable to Activision and Vivendi Games as well as transaction information with respect to comparable transactions;

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  reviewed public financial and transaction information involving companies which have engaged in self-tender offers;

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  reviewed and analyzed the present financial condition and business prospects of both Activision and Vivendi Games obtained from meetings and conversations with both companies' senior management;

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  reviewed historical and projected business information and financial results of Activision and Vivendi Games obtained from meetings and conversations with both companies' senior management;

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  reviewed other information obtained from meetings with senior management of both Activision and Vivendi Games;

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  reviewed and analyzed the trading history of Activision's common stock and certain comparable companies;

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  utilized Allen & Company's familiarity, developed in the course of serving as financial advisor to Activision (and also developed in connection with the negotiation of the transaction), with Activision's business and prospects, as well as prevailing trends in the markets in which Activision and Vivendi Games compete;

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  conferred with the management team of Activision with respect to the proposed transaction;

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  reviewed and analyzed the prospective value of Activision's common stock as of the closing of the transaction and immediately following the completion of the tender offer; and

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  conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for the purposes of the opinion expressed therein.

        In connection with its review, Allen & Company did not assume any responsibility for independent verification of any of the information utilized in its analyses and relied upon and assumed the accuracy and completeness of all of the financial, accounting, tax and other information that was available to Allen & Company from public sources, that was provided to it by Activision and Vivendi Games or their respective representatives, or that was otherwise reviewed by it. With respect to the projected business information and financial results that Allen & Company reviewed, Allen & Company was advised by Activision's management, and Allen & Company assumed, that such forecasts had been reasonably prepared in good faith reflecting the best currently available estimates and judgments of Activision's and Vivendi Games' management as to their respective future financial performance. Allen & Company assumed no responsibility for such forecasts or the assumptions on which they were based.

        Allen & Company also assumed, with Activision's consent, that the transaction would be consummated in accordance with the terms and conditions set forth in the draft business combination agreement and the draft agreements ancillary thereto that it reviewed. Allen & Company neither conducted a physical inspection of the properties and facilities of Activision or Vivendi Games nor, except as specifically set forth in the opinion, made or obtained any evaluations or appraisals of the assets or liabilities of Activision or Vivendi Games, or conducted any analysis concerning the solvency of Activision or Vivendi Games. Allen & Company's opinion addressed only the fairness, from a financial point of view, of the per share transaction price of the share purchase, the exchange ratio of the merger and the per share transaction price of the tender offer, to Activision and its stockholders, taking into account the transactions contemplated by the business combination agreement as a whole, and did not address any other aspect or implication of the transaction or any other agreement, arrangement or understanding entered into in connection with the transaction or otherwise. Allen & Company's opinion was necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of Allen & Company's opinion. Allen & Company was not asked to, and did not, update its opinion to take into account changes since December 1, 2007. Allen & Company has no obligation to advise any person of any change in any matter affecting its opinion or for updating or revising its opinion based on circumstances or events occurring after the date of Allen & Company's opinion. Allen & Company's opinion did not address the relative merits of the transaction as compared to other business strategies that might have been available to Activision, nor did it address Activision's underlying business decision to proceed with the transaction. Allen & Company did not express an opinion as to the price at which any shares of capital stock of Activision would trade either before or after the transaction or the tender offer. Allen & Company did not express an opinion about the fairness of any compensation payable to any of Activision's insiders in connection with the transaction, relative to the compensation payable to Activision's public stockholders. Allen & Company did not express any opinion as to any tax or other consequences that might result from the transaction, nor did Allen & Company's opinion address any legal, tax, regulatory or accounting matters, as to which Allen & Company understood that Activision obtained such advice as it deemed necessary from qualified professionals.

        In preparing its opinion, Allen & Company performed a number of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Allen & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. Allen & Company arrived at its opinion based on the totality of factors considered and the analyses performed by it. Allen & Company did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. The range of valuation resulting from any particular analysis described below should not be taken to be Allen & Company's view of the actual value of Activision or Vivendi Games. No company or transaction used in the analyses performed by Allen & Company as a comparison is identical to Activision or to the contemplated transaction. The analyses performed by Allen & Company are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Allen & Company's analysis of the fairness, from a financial point of view, of the per share transaction price of the share purchase, the exchange ratio of the merger and the per share transaction price of the tender offer, to Activision and its stockholders, taking into account the transactions contemplated by the business combination agreement as a whole, and were provided to the board of directors in connection with the delivery of Allen & Company's opinion.

        The following is a summary of material financial analyses performed by Allen & Company in connection with the preparation of its opinion, and reviewed with the Activision board of directors at a meeting held on December 1, 2007. Certain of the following summaries of financial analyses that were performed by Allen & Company include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Allen & Company, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

        Allen & Company determined that the following methodologies were most appropriate in undertaking its analysis of the fairness, from a financial point of view, of the per share transaction price of the share purchase, the exchange ratio of the merger and the per share transaction price of the tender offer, to Activision and its stockholders, taking into account the transactions contemplated by the business combination agreement as a whole.

  Per Share Transaction Price of the Share Purchase

        Allen & Company used the following methodologies to evaluate the fairness of the $27.50 per share transaction price for shares issued by Activision in the share purchase: (a) comparable company premium analysis; (b) comparable company multiples analysis; (c) comparable precedent transaction analysis; and (d) a discounted cash flow, or DCF, analysis.

        Comparable Company Premium Analysis.    Allen & Company compared the per share transaction price of the share purchase to various measures relating to the price of Activision's common stock between the dates of November 1, 2007 and November 29, 2007. These measures included (a) the closing price; (b) the 10-day trailing average closing prices; (c) the 4-weeks prior closing prices and (d) the 20-day trailing average closing prices. Allen & Company calculated that the premium represented by the per share transaction price of the share purchase ranged from 19% - 45% to the closing prices, 19% - 37% to the 10-day trailing average closing prices, 16% - 25% to the 4-weeks prior closing prices and 20% - 30% to the 20-day trailing average closing prices during the time period between November 1, 2007 and November 29, 2007. As of the closing price on November 29, 2007, the premium represented by the per share transaction price of the share purchase was 25% to the closing price, 35% to the 10-day trailing average closing price, 20% to the 4-weeks prior closing price and 30% to the 20-day trailing average closing price.

        Allen & Company also analyzed and examined the transaction premiums paid in approximately 1,260 other transactions comprised of completed acquisitions of all domestic companies, excluding financial institutions, which were acquired from January 1, 2002 through November 28, 2007. Allen & Company found that the per share transaction price of $27.50 represented premiums to Activision's closing price and 4-weeks prior price that were within the range of premiums paid in those 1,260 change of control transactions.

        Comparable Public Company Multiples Analysis.    Although Allen & Company believed that no companies were directly comparable to Activision, it nonetheless analyzed and examined current trading multiples for companies which it considered similar to, or which operate within the same industry as, Activision and that share similar business risks and opportunities.

        Specifically, Allen & Company analyzed the common stock prices and market multiples of the following comparable publicly-traded companies which were either in the interactive entertainment industry, and belong to a group classified by Allen & Company as diversified publishers, or in the broader general entertainment industry.

        Each of the three companies Allen & Company profiled in the general entertainment industry were deemed somewhat comparable to Activision for a number of reasons, including, but not limited to (1) the markets served, (2) the method of product distribution, (3) the business model used and (4) because the success of these companies is slate-driven and directly correlates to the tastes of its consumers.

  Interactive Entertainment

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  Electronic Arts;

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  THQ;

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  Take Two Interactive; and

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  Ubisoft Entertainment.

  General Entertainment

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  Lions Gate Entertainment;

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  Dreamworks Animation; and

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  Warner Music Group.

        Allen & Company calculated various valuation multiples, including: (a) the ratio of share price to the estimated earnings per share, or EPS, and (b) the ratio of enterprise value, or EV, to the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, on a projected calendar year basis for 2007, 2008 and 2009 for each of the seven companies identified above. Allen & Company determined that the per share transaction price of the share purchase implied enterprise and equity value multiples within or above the range of multiples of the comparable publicly traded companies in both the interactive entertainment industry as well as in the broader entertainment industry. EBITDA and EPS projections and estimates were derived from Wall Street analyst research.

        Set forth below is a chart which sets forth the range of multiples calculated for the seven comparable publicly traded companies in the interactive entertainment and general entertainment industries identified above, using their closing price on November 29, 2007, as compared to the multiples calculated for the $27.50 per share transaction price for shares issued by Activision.

	EV / EBITDA						Price / Adjusted Earnings
Company	CY 2007		CY 2008		CY 2009		CY 2007		CY 2008		CY 2009
Interactive Entertainment
Electronic Arts	35.0	x	20.0	x	14.6	x	54.9	x	31.9	x	23.1	x
THQ	20.7	x	11.2	x	8.4	x	28.0	x	18.3	x	14.5	x
Take Two Interactive	nm		9.7	x	7.7	x	nm		11.0	x	8.8	x
Ubisoft Entertainment	35.0	x	24.0	x	18.7	x	nm		40.5	x	32.1	x
General Entertainment
Lions Gate Entertainment	nm		37.0	x	17.0	x	nm		61.2	x	21.1	x
Dreamworks Animation	6.6	x	7.9	x	8.1	x	11.8	x	15.0	x	16.1	x
Warner Music Group	6.1	x	7.4	x	7.5	x	9.4	x	17.2	x	17.8	x

Activision	21.7	x	17.9	x	15.6	x	34.7	x	28.5	x	25.5	x

        Comparable Precedent Transaction Analysis.    Allen & Company reviewed selected precedent transactions that had announcement dates between 1998 and 2007 and had publicly-disclosed information or industry analyst estimates from which purchase price multiplies could be derived. Finding that there were no transactions of comparable scale in the interactive entertainment industry, Allen & Company examined the broader entertainment industry for acquired businesses having characteristics similar to Activision. Transactions analyzed in the broader entertainment industry included:

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  Terra Firma Capital's acquisition of EMI Group;

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  Walt Disney's acquisition of Pixar;

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  Sony-led investor consortium's purchase of Metro-Goldwyn-Mayer;

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  Combination of Vivendi Universal Entertainment LLLP and National Broadcasting Company, Inc. to form NBC Universal; and

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  The Seagram Company Ltd.'s acquisition of PolyGram N.V.

        As indicated by the chart below, Allen & Company determined that the per share transaction price of the share purchase implies enterprise and equity value multiples for Activision that were above or within the range of multiples paid in comparable transactions in the broader entertainment industry.

	Multiples Implied by Per Share Transaction Price of $27.50	Range of Multiples from Comparable Transactions in Broader Entertainment Industry
Enterprise Value / LTM EBITDA	34.7x	16.1x - 29.3x
Enterprise Value / Forward EBITDA	21.7x	13.2x - 19.7x
Equity Value / LTM Net Income	51.4x	30.8x - 49.7x
Equity Value / Forward Net Income	34.7x	28.0x - 35.4x

        Discounted Cash Flow Analysis.    Allen & Company's DCF approach was based upon certain financial projections and estimates, as set forth in the chart below, for Activision through the year 2013 that were derived from Wall Street analyst reports, which reports included financial projections and assumptions that Allen & Company and Activision's management believed were appropriate for such analysis and incorporated Activision's updated guidance issued at the end of November 2007. Allen & Company's DCF approach included a review of estimates of Activision's projected revenue, after-tax earnings before interest and free cash flow, as set forth in the chart below.

	2008
		Fiscal Year Ending March 31,
	12/01/07- 3/31/08
		2009	2010	2011	2012	2013
	($ in Millions)
Revenue	$962	$2,485	$2,704	$2,920	$3,154	$3,406
After-Tax Earnings Before Interest	133	272	318	364	404	436
Free Cash Flow	140	272	316	362	399	430

        Allen & Company used a DCF analysis to identify a range of present values for Activision's common stock based upon terminal forward P/E multiples ranging from 21x - 25x and discount rates ranging from 12% - 13%, resulting in a calculated per share range of between $22.03 and $25.55. The discount rates used for Activision were based upon the estimated weighted average cost of capital for publicly traded diversified publishers in the interactive entertainment industry. The per share transaction price of $27.50, therefore, exceeded the range of values indicated by its DCF analysis. Because Activision's earnings stream is subject to volatility due to the console cycle, Allen & Company used a range of earnings multiples that are generally consistent with historical trading multiples for Activision to calculate the terminal value for the business.

  Exchange Ratio of the Merger

        Allen & Company relied on a sum-of-the-parts valuation analysis to value Vivendi Games and to determine the fairness, from a financial point of view, of the exchange ratio of the merger to Activision. Allen & Company utilized a variety of methodologies to analyze the four business units that comprise Vivendi Games: (a) Blizzard Entertainment; (b) Sierra; (c) Sierra Online; and (d) Vivendi Games Mobile. The following is a summary of the analyses performed for each of the business units.

        Blizzard Entertainment.    Allen & Company performed a (a) comparable public company analysis, (b) a precedent transaction analysis and (c) a DCF analysis in order to establish a value range for Blizzard Entertainment. Based on the foregoing analyses, Allen & Company determined a value range for Blizzard Entertainment of $8.2 billion - $9.0 billion.

        Comparable Public Company Analysis.    Allen & Company analyzed the common stock prices and market multiples of eleven comparable publicly-traded companies which were classified as either

MMOGs or diversified publishers. MMOGs examined by Allen & Company included Giant Interactive Group, NCSoft, Netease.com, Perfect World Co., Shanda Interactive Entertainment and The9 Limited. Diversified publishers included Electronic Arts, Activision, THQ, Take Two Interactive and Ubisoft Entertainment. Allen & Company selected a range of enterprise and equity value multiples for Blizzard Entertainment based upon the trading multiples of comparable public companies evaluated, as indicated in the chart below.

	Selected Multiple Range for Blizzard Entertainment	Range of Multiples for MMOG Industry	Range of Multiples for Diversified Publishers
EV / CY07 EBITDA	15.5x - 16.5x	9.3x - 27.2x	16.6x - 35.0x
EV / CY08 EBITDA	13.5x - 14.5x	5.8x - 15.5x	9.7x - 24.0x
EV / CY09 EBITDA	11.5x - 13.0x	4.2x - 13.2x	7.7x - 18.7x
Price / CY07 EPS	21.0x - 22.0x	15.8x - 30.1x	27.7x - 54.9x
Price / CY08 EPS	18.0x - 19.0x	12.7x - 19.2x	11.0x - 40.5x
Price / CY09 EPS	15.5x - 16.5x	8.1x - 16.7x	8.8x - 32.1x

        Precedent Transaction Analysis.    Allen & Company's precedent transaction analysis focused solely on minority-stake acquisitions of comparable companies. Specifically, Allen & Company evaluated Electronic Arts' acquisition of a 15% stake in The9 Limited which was announced on May 21, 2007. The purchase price of the minority stake in The9 Limited implied an enterprise value to forward EBITDA multiple of 16.9x and a forward P/E multiple of 26.5x for The9 Limited.

        Discounted Cash Flow Analysis.    Allen & Company estimated the after-tax unlevered free cash flow for Blizzard Entertainment beginning with the second quarter of 2008 through year-end 2012. Unaudited projections of Blizzard Entertainment's revenue, pre-tax earnings before interest, depreciation & amortization, working capital, and capital expenditures for 2008 and 2009 were provided by, and are the sole responsibility of Vivendi Games management. Allen & Company used such projections to extrapolate (i) Blizzard Entertainment's revenue for the last three quarters of 2008, (ii) Blizzard Entertainment's after-tax earnings before interest and free cash flow for 2008 and 2009 and (iii) Blizzard Entertainment's results for 2010 through 2012, all as set forth in the chart below. Allen & Company's DCF approach included a review of its estimates set forth in the chart below of Blizzard Entertainment's projected revenue, after-tax earnings before interest and free cash flow.

	Fiscal Year Ending December 31,
	Q2-Q4 2008	2009	2010	2011	2012
	($ in Millions)
Revenue	$995	$1,551	$1,767	$1,961	$2,118
After-Tax Earnings Before Interest	305	487	555	616	666
Free Cash Flow	275	496	565	628	678

        Allen & Company discounted the free cash flows back to a present value as of December 1, 2007 using discount rates ranging from 10.5% to 12.5%. The discount rates for Blizzard Entertainment were based upon the estimated weighted average cost of capital for publicly traded MMOG companies.

        In addition, Allen & Company assumed perpetuity growth rates ranging from 4.0% to 6.0% in order to calculate a terminal value, growth rates which are in line with long-term nominal GDP growth rates for the United States. Using the midpoint for the range of discount rates of 11.5% and a range of perpetuity growth rate assumptions from 4.5% to 5.5%, which translated into terminal trailing EBITA multiples of 9.7x to 11.5x, the DCF analysis indicated an enterprise value for Blizzard Entertainment ranging from $7.7 billion to $8.8 billion. Allen & Company calculated the terminal value for Blizzard Entertainment using a perpetual growth in free cash flow primarily because (1) Blizzard Entertainment's business is primarily subscription-based, (2) its earnings stream is generally more predictable with steadier cash flow growth as compared to major publishers of console platform titles like Activision and (3) it is a private company, and, as such, there is no available data relating to its historical trading multiples.

        Based upon the enterprise values implied for Blizzard Entertainment by the valuation methodologies described above, Allen & Company estimated a value range for Blizzard Entertainment of $8.2 billion to $9.0 billion.

        Allen & Company also examined Wall Street analyst valuations for Vivendi Games. As of the date of Allen & Company's opinion, many of the published valuations for Vivendi Games ascribed by Wall Street analysts were significantly below Allen & Company's estimated value range for Blizzard Entertainment. As of the date of Allen & Company's opinion, Vivendi had not publicly disclosed separate financial performance data for the individual businesses of Vivendi Games. As such, Wall Street analyst valuations were predicated upon operating income and cash flow measures consolidating estimated losses from Sierra, Sierra Online and Vivendi Games Mobile. In certain cases, Wall Street analysts provided transparency on valuation methodologies employed to derive the valuation estimate published for Vivendi Games. Allen & Company determined that in many of these cases, if these analysts applied their stated valuation methodology to the operating income and cash flow measures for Blizzard Entertainment as provided by Vivendi Games management, the resulting value for Blizzard Entertainment would fall within Allen & Company's estimated value range.

        Other Vivendi Games Businesses.    Allen & Company's valuation analyses for Sierra, Sierra Online and Vivendi Games Mobile derived a range of values for each in which the high value represented the DCF value of continuing to operate the business as a going concern, assuming a terminal multiple based on applicable trading multiples of comparable public companies, and the low value represented the present value of the estimated cost to shut down the business including additional operating losses which would be incurred prior to shut-down occurring. Allen & Company used a discount rate of 12.5% in its DCF analyses to calculate the present value as of December 1, 2007 of the low value cases for each business. Allen & Company used discount rates of 12.5% for Sierra, 40.0% for Sierra Online and 40.0% for Vivendi Games Mobile to calculate the present value as of December 1, 2007 of the high value cases for each business. For the Sierra high value case, the terminal multiple was based upon calendar year 2007 revenue multiples implied by the enterprise values for Atari, Majesco and SCI Entertainment. For the Sierra Online high value case, the terminal multiple was based upon calendar year 2007 revenue multiples implied by the enterprise values for NCSoft and The9 Limited. For the Vivendi Games Mobile high value case, the terminal multiple was based upon calendar year 2007 revenue multiples implied by the enterprise values for BuonGiorno, GameLoft and Glu Mobile. Allen & Company's DCF analyses for each of Sierra, Sierra Online and Vivendi Games Mobile assumed closing of the transaction on March 31, 2008 and a tax rate of 36.0%. Based on Allen & Company's DCF analyses of Sierra, Sierra Online and Vivendi Games Mobile, their aggregate value range was determined to be $(82) million to $491 million.

        Combined Value Range for Vivendi Games.    Combining the value ranges of Vivendi Games' other businesses with the value range for Blizzard, Allen & Company determined that the net value of Vivendi Games ranged between a low valuation case of $8.1 billion and a high valuation case of $9.5 billion. Allen & Company then deducted $148 million from both the low and high valuation cases, representing Allen & Company's estimate, made solely for purposes of its analyses, of the amount payable by Vivendi Games' with respect to the Blizzard equity plan, net of the resulting tax benefit. (Under the terms of the Blizzard equity plan, the value of Blizzard, and the resulting payments owed under the Blizzard equity plan, are determined pursuant to a methodology set forth in the Blizzard equity plan. Consequently, the estimate used by Allen & Company may not reflect the actual payment obligations under the Blizzard equity plan.)

        Based upon the foregoing value ranges for Vivendi Games, Allen & Company was able to calculate an implied exchange ratio for Vivendi Games under both the low valuation case and the high valuation case. These calculations yielded an implied exchange ratio of 362,266.79242 on the low end and 424,694.59760 on the high end. The exchange ratio as set forth in the business combination agreement is 369,136.36364 which falls within the range of these cases.

        For additional information regarding Vivendi Games, see "Risk Factors," "Vivendi Games Business," and "Vivendi Games Management's Discussion and Analysis of Financial Condition and Results of Operation of Vivendi Games" in this proxy statement.

  Per Share Transaction Price of the Tender Offer

        In addition to the methodologies described above in the section entitled "Per Share Transaction Price of the Share Purchase," which were employed by Allen & Company in its evaluation of the per share transaction price of shares issued by Activision in the share purchase, Allen & Company analyzed and examined the premiums paid in comparable self-tender offers over the market price prior to the announcement. More specifically, Allen & Company analyzed the premiums paid in 28 transactions since January 1, 1999 involving domestic public companies that executed self-tender offers for shares for an amount exceeding $100 million. For this universe of transactions, Allen & Company found that the tender price compared to the self-tendering companies' share prices prior to announcement of their self tender ranged from a discount of (8.0)% to a premium of 45.5%, with a median premium of 7.2%. Allen & Company found that the $27.50 per share transaction price of the tender offer represented a premium to Activision's market price prior to the announcement which is significantly greater than the median of the range of premiums paid in comparable self-tender offers.

  Implications of The Business Combination Agreement Transactions as a Whole

        In considering the implications of the transactions contemplated by the business combination agreement taken as a whole to both Activision and its stockholders, Allen & Company performed the following additional analyses: (a) an accretion and dilution analysis; and (b) a determination of value to Activision's stockholders as a result of the transactions using (w) an analysis of the premiums implied by this value range; (x) an analysis of the multiples implied by this value range as compared to trading multiples of comparable public companies; (y) an analysis of the multiples implied by this value range as compared to multiples paid in comparable precedent transactions; and (z) an analysis of the value range compared to a DCF analysis of Activision as a stand-alone entity.

        Accretion/Dilution Analysis.    Allen & Company found that the transaction would be accretive to the stockholders of Activision on a calendar year 2008 basis pro forma as if the transaction occurred on January 1, 2008, and on a calendar year 2009 basis. Allen & Company also examined the impact on accretion/dilution of no tender offer occurring, but a future buyback (which is not contemplated or required by the business combination agreement) of $3.328 billion worth of shares at a 10-20% premium to the per share transaction price of the tender offer being consummated. Allen & Company found that the transaction would be accretive regardless of whether the tender offer is consummated. Allen & Company performed its analysis based on financial estimates developed by Activision for Vivendi Games as well as financial estimates provided by Vivendi Games management for its various businesses. Financial estimates for Activision were provided by its management. Allen & Company's accretion/dilution analysis was not prepared in accordance with generally accepted accounting principles in the United States and did not reflect any one-time restructuring charges, stock-based compensation or additional intangible amortization that may result from the proposed transaction. In performing its accretion/dilution analysis, Allen & Company assumed a projected stand-alone cash balance for Activision of $1.35 billion as of an estimated closing date of March 31, 2008, an average interest rate on cash earned of 4.5%, an average interest rate on debt of 7.5% and a marginal tax rate of 36.0%. Allen & Company's analysis factored in various liabilities assumed at Vivendi Games. In addition,

Allen & Company assumed an increase of shares outstanding for Activision in each of calendar years 2008 and 2009 to take into account share issuances resulting from future stock-based compensation.

        Using financial estimates developed by Activision for Vivendi Games and based on the assumptions summarized above, in the event the tender offer is fully subscribed at a price of $27.50, the transaction would be $0.15 accretive to pro forma calendar year 2008 EPS and $0.19 accretive to calendar year 2009 EPS. In the event no shares are tendered, the transaction would be $0.14 accretive to pro forma calendar year 2008 EPS and $0.12 accretive to calendar year 2009 EPS. In the event no shares are tendered, but a future buy-back of $3.328 billion worth of shares is consummated at a 10% premium to the per share transaction price of the tender offer, the transaction coupled with the buy-back would be $0.13 accretive to pro forma calendar year 2008 EPS and $0.16 accretive to calendar year 2009 EPS.

        Using financial estimates provided by Vivendi Games management in August 2007 for Vivendi Games, in the event the tender offer is fully subscribed at a repurchase price of $27.50, the transaction would be $0.15 accretive to pro forma calendar year 2008 EPS and $0.30 accretive to calendar year 2009 EPS. In the event no shares are tendered, the transaction would be $0.14 accretive to pro forma calendar year 2008 EPS and $0.22 accretive to calendar year 2009 EPS. In the event no shares are tendered, but a future buy-back of $3.328 billion worth of shares is consummated at a 10% premium to the per share transaction price of the tender offer (which is not contemplated or required by the business combination agreement), the transaction coupled with the buy-back would be $0.13 accretive to pro forma calendar year 2008 EPS and $0.28 accretive to calendar year 2009 EPS.

        Value to Activision's Stockholders.    Allen & Company utilized the values established in its previous analyses to establish a range pro forma enterprise values for Activision. The components to establish this enterprise value range consisted of: (a) the enterprise value of Activision as determined by the public trading value of Activision's common stock as of the date of Allen & Company's opinion; (b) the value of Vivendi Games as determined by Allen & Company's estimated value range for Vivendi Games; and (c) an estimate for the capitalized value of estimated synergies. This analysis resulted in a range of potential future enterprise values for the combined company. Allen & Company analyzed the blended value to Activision's stockholders that would result assuming that all stockholders tender in the tender offer if the blended value was below $27.50 and that no stockholders would tender if the blended value was above $27.50. Allen & Company's analysis indicated that the value to Activision's stockholders ranged from $25.81 to $27.85, with a midpoint of $26.77.

        Premiums Implied by the Range of Blended Value.    Allen & Company compared the range of value to Activision's stockholders of $25.81 to $27.85 to various measures relating to the price of Activision's common stock between the dates of November 1, 2007 and November 29, 2007. These measures included: (a) the closing price; (b) the 10-day trailing average closing prices; (c) the 4-weeks prior closing prices; and (d) the 20-day trailing average closing prices.

        Allen & Company demonstrated that the premium represented by the low end of the range of value to Activision's stockholders of $25.81 ranged from 12% - 36% to the closing prices, 12% - 29% to the 10-day trailing average closing prices, 9% - 17% to the 4-weeks prior closing prices and 13% - 22% to the 20-day trailing average closing prices during the time period between November 1, 2007 and November 29, 2007. As of the closing price on November 29, 2007, the premium represented by the implied blended $25.81 value was 17% to the closing price, 26% to the 10-day trailing average closing price, 12% to the 4-weeks prior closing prices and 22% to the 20-day trailing average closing prices.

        Allen & Company demonstrated that the premium represented by the high end of the range of value to Activision's stockholders of $27.85 ranged from 21% - 47% to the closing prices, 21% - 39% to the 10-day trailing average closing prices, 18% - 27% to the 4-weeks prior closing prices and 22% - 32% to the 20-day trailing average closing prices during the time period between November 1, 2007 and November 29, 2007. As of the closing price on November 29, 2007, the premium represented by the implied blended $27.85 value was 27% to the closing price, 36% to the 10-day trailing average closing prices, 21% to the 4-weeks prior closing prices and 32% to the 20-day trailing average closing prices.

        Allen & Company demonstrated that the premium represented by the midpoint of the range of implied blended value to Activision's stockholders of $26.77 ranged from 16% - 41% to the closing prices, 16% - 34% to the 10-day trailing average closing prices, 13% - 22% to the 4-weeks prior closing prices and 17% - 27% to the 20-day trailing average closing prices during the time period between November 1, 2007 and November 29, 2007. As of the closing price on November 29, 2007, the premium represented by the implied blended $26.77 value was 22% to the closing price, 31% to the 10-day trailing average closing prices, 16% to the 4-weeks prior closing prices and 27% to the 20-day trailing average closing prices.

        Analysis of the Multiples Implied by the Range of Blended Value as Compared to Trading Multiples of Comparable Public Companies.    Although Allen & Company believed that no companies were directly comparable to Activision, it nonetheless analyzed and examined current trading multiples for companies which it considered similar to, or which operate within the same industry as, Activision. See the section entitled "Per Share Transaction Price of the Share Purchase—Comparable Public Company Multiples Analysis."

        Allen & Company calculated various valuation multiples, including: the ratio of share price to the estimated EPS and the ratio of enterprise value to the estimated EBITDA on a projected calendar year basis for 2007, 2008 and 2009 for each of the selected companies. Allen & Company determined that the range of blended value to Activision's stockholders of $25.81 to $27.85 and the implied enterprise and equity value multiples derived therefrom were within or above the range of multiples of comparable publicly traded companies in both the interactive entertainment industry as well as in the broader entertainment industry. EBITDA and EPS projections and estimates were derived from Wall Street analyst research.

Multiples Implied by Range of Value to Company's Stockholders
	Low $25.81	High $27.85	Range of Multiples from Comparable Publicly-Traded Companies
EV / CY07 EBITDA	20.2x	22.1x	6.1x - 35.0x
EV / CY08 EBITDA	16.6x	18.2x	7.4x - 37.0x
EV / CY09 EBITDA	14.4x	15.8x	7.5x - 18.7x
Price / CY07 EPS	32.6x	35.1x	9.4x - 54.9x
Price / CY08 EPS	26.8x	28.9x	11.0x - 61.2x
Price / CY09 EPS	23.9x	25.8x	8.8x - 32.1x

        Analysis of the Multiples Implied by the Range of Blended Value to Activision's Stockholders as Compared to Multiples Paid in Comparable Precedent Transactions.    Allen & Company reviewed selected precedent transactions that had announcement dates between 1998 and 2007 and had publicly-disclosed information or industry analyst estimates from which purchase price multiplies could be derived. Finding that there were no transactions of comparable scale in the interactive entertainment industry, Allen & Company examined the broader entertainment industry for acquired businesses having characteristics similar to Activision. See "Per Share Transaction Price of the Share Purchase—Comparable Public Company Multiples Analysis."

        As indicated by the chart below, Allen & Company determined that the range of blended value to Activision's stockholders of $25.81 to $27.85 and the implied enterprise value and equity value multiples for Activision derived therefrom were above or within the range of multiples paid in comparable transactions in the broader entertainment industry.

Multiples Implied by Range of Value to Activision's Stockholders
	Low $25.81	High $27.85	Range of Multiples from Comparable Transactions in Broader Entertainment Industry
Enterprise Value / LTM EBITDA	32.2x	35.2x	16.1x - 29.3x
Enterprise Value / Forward EBITDA	20.2x	22.1x	13.2x - 19.7x
Equity Value / LTM Net Income	48.1x	52.1x	30.8x - 49.7x
Equity Value / Forward Net Income	32.6x	35.1x	28.0x - 35.4x

        DCF Analysis of Activision as a Stand-Alone Entity.    Allen & Company's DCF approach was based upon certain financial projections and estimates for Activision through the year 2013 that were derived from Wall Street analyst reports, which reports included financial projections and assumptions that Allen & Company and Activision's management believed were appropriate for such analysis and incorporated Activision's updated guidance issued at the end of November 2007. Allen & Company used a DCF analysis to identify a range of present values for Activision's common stock based upon terminal forward P/E multiples ranging from 21x - 25x and discount rates ranging from 12% - 13%, resulting in a calculated per share range of between $22.03 and $25.55. The discount rates used for Activision were based upon the estimated weighted average cost of capital for publicly traded diversified publishers in the interactive entertainment industry. Allen & Company determined that the range of blended value to Activision's stockholders of $25.81 and $27.85 exceeded the range of values indicated by its DCF analysis for Activision.

  General Matters Relating to Allen & Company Engagement

        Allen & Company's opinion and presentation to the Activision board of directors was one of many factors that the board of directors took into account in making its decision. Consequently, the analyses described above should not be viewed as determinative of the opinion of the board in determining the fairness, from a financial point of view, to Activision and its stockholders of the per share transaction price of the share purchase, the exchange ratio of the merger and the per share transaction price of the tender offer, taking into account the transactions contemplated by the business combination agreement as a whole.

        Pursuant to an engagement letter dated December 1, 2007, the Activision board of directors confirmed the prior engagement of Allen & Company, which began in March 2007, to act as its financial advisor in connection with reviewing and evaluating (a) Activision's financial condition and historical and projected financial results, (b) Activision's current operations and business prospects, and (c) the current condition of the industry, as well as any prevailing trends, and Activision's competitive position therein and (d) among other things, advising Activision regarding potential transactions. In connection with evaluating such transaction, Allen & Company (i) advised Activision with respect to Allen & Company's analysis of the proposed transaction, (ii) advised Activision as to its view of any appropriate and alternative courses of action relating to the proposed transaction, (iii) assisted Activision in structuring the proposed transaction, and (iv) rendered its opinion on the proposed transaction to the Activision board of directors. Allen & Company was selected by the board based on Allen & Company's qualifications and reputation. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. Except as described in the opinion, Allen & Company does not have and has not had any material relationships involving the payment or receipt of compensation between Allen & Company and Activision, Vivendi, and to Allen & Company's knowledge, any of their respective affiliates during the last two years. For more than the past five years, Allen & Company has advised Activision in connection with other potential transactions, but it has not been compensated for these services. Allen & Company or its affiliates, in the ordinary course of their business as a broker-dealer and market maker, may have long or short positions, either on a discretionary or nondiscretionary basis, for their own accounts or for those of their clients, in the debt and equity securities (or related derivative securities) of Activision, Vivendi or any of their respective affiliates.

        Pursuant to the terms of the engagement letter, Allen & Company was paid a fee of $1,000,000 upon delivery of the opinion to the Activision board of directors, with such fee creditable against any "transaction fee" subsequently paid to Allen & Company. Contingent upon the completion of the transaction, Activision has agreed to pay to Allen & Company a cash fee, which we refer to herein as the transaction fee, in the amount of $27,500,000 for Allen & Company's financial advisory services. Activision has also agreed to reimburse Allen & Company's expenses and indemnify Allen & Company against certain liabilities arising out of such engagement.

Activision's Internal Financial Forecasts

        Activision provided certain internal non-GAAP financial analyses and forecasts prepared by management for its 2008, 2009 and 2010 fiscal years to Vivendi, Activision's board of directors, the NCGC and Allen & Company during the course of Vivendi's due diligence review of Activision. This information represented financial projections and scenario analyses prepared on a non-GAAP basis for financial planning purposes only. These internal non-GAAP financial analyses and forecasts, which were delivered to Vivendi in August 2007 and updated in November 2007, consisted of (a) base case scenarios, which constituted management's conservative projections and generally were consistent with Wall Street estimates at the time, (b) upside scenarios that included more favorable assumptions as to Activision's product performance than the base scenarios and (c) stretch scenarios that included more aggressive assumptions than the base scenarios or the upside scenarios. We refer to the base scenarios, the upside scenarios, and the stretch scenarios collectively as the company's internal financial forecasts. The internal financial forecasts did not reflect any of the effects of the transaction contemplated under the business combination agreement, the tender offer or any other changes that may in the future affect Activision or its business or results of operations in light of the circumstances then existing. The internal financial forecasts also did not reflect any impact incurred from any stock option expenses in accordance with SFAS No. 123R, or any deferral of revenue related to online enabled games.

        The internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. The prospective financial information contained in the internal financial forecasts included in this proxy statement was prepared by, and is the responsibility of, Activision's management. Neither PricewaterhouseCoopers LLP nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the internal financial forecasts, and accordingly, neither PricewaterhouseCoopers LLP nor any other independent accountants express any opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement relates to Activision's historical financial information. It does not extend to the prospective financial information and should not be read to do so. The summary of the internal financial forecasts is not being included in this proxy statement to influence your decision whether to approve the proposals discussed herein, but because the internal financial forecasts were made available by Activision to Vivendi. For purposes of rendering its fairness opinion and performing the underlying financial analyses, Allen & Company utilized then-current Wall Street estimates, which included updated guidance issued by Activision on November 27, 2007 and which Activision and Allen & Company believed were appropriate for such analysis. See "The Transaction—Opinion of Activision's Financial Advisor."

        The internal financial forecasts were based on expectations and assumptions at the time such internal financial forecasts were prepared and are subject to risks and uncertainties, many of which are beyond the control of Activision and may prove not to have been, or may no longer be, accurate. A number of important factors could cause Activision's results for the fiscal year ending March 31, 2009 and 2010 to differ materially from those expressed in such internal financial forecasts.

        Such factors include, without limitation, sales of Activision's titles during fiscal year 2009, shifts in consumer spending trends, the seasonal and cyclical nature of the interactive game market, Activision's ability to predict consumer preferences among competing hardware platforms, including next-generation hardware, declines in software pricing, product returns and price protection, product delays, retail acceptance of Activision's products, adoption rate and availability of new hardware and related software, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, customers, vendors and third-party developers, domestic and international economic, financial, and political conditions and policies, foreign exchange rates, the integration of recent acquisitions, and the identification of suitable future acquisition opportunities, the timing and successful completion of the business combination with Vivendi Games, the combined company's success in integrating the operations of Activision and Vivendi Games in a timely manner, or at all, and the combined company's ability to realize the anticipated benefits and synergies of the transaction to the extent or in the timeframe anticipated.

        Other such factors include the further implementation, acceptance and effectiveness of the remedial measures recommended or adopted by the special sub-committee of independent directors established in July 2006 to review historical stock option granting practices by Activision and its board of directors, the finalization of the tentative settlement of the SEC's formal investigation and final court approval of the proposed settlement of the derivative litigation filed in July 2006 against certain current and former directors and officers of Activision relating to Activision's stock option granting practices, and the possibility that additional claims and proceedings will be commenced, including additional action by the SEC and/or other regulatory agencies, and other litigation unrelated to stock option granting practices.

        The inclusion of the internal financial forecasts in this proxy statement should not be regarded as an indication that any of Activision or its officers, directors, affiliates, advisors or representatives considered or consider the internal financial forecasts to be predictive of actual future events, and should not be relied upon as such. None of Activision nor its officers, directors, affiliates, advisors or representatives can give you any assurance that actual results for fiscal year ending March 31, 2009 and 2010 will not differ from the internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the internal financial forecasts to reflect circumstances existing after the date such internal financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the internal financial forecasts are shown to be in error. Activision does not intend to make publicly available any update or other revisions to its internal financial forecasts.

        The chart below sets forth the then projected non-GAAP revenue, operating margin and earnings per share estimates contained in the internal financial forecasts provided to Vivendi in August 2007, and were intended to be read in light of the above mentioned assumptions and uncertainties and the risks described in "Risk Factors" elsewhere in this proxy statement. Activision did not prepare nor provide internal forecasts on a U.S. GAAP basis. U.S. GAAP financials were only provided in Activision's historical financial statements, including Activision's actual results for the fiscal year ended March 31, 2008.

	Forecast Year Ended March 31,
	Base Case Scenarios			Upside Case Scenarios			Stretch Case Scenarios
	2008	2009	2010	2008	2009	2010	2008	2009	2010
	(dollars in millions, except per share data)
Revenue	$1,870	$2,300	$2,600	$2,124	$2,532	$2,858	$2,253	$2,572	$3,025
Operating margin	13%	15%	18%	13%	15%	18%	16%	19%	22%
Earning per share	$0.61	$0.80	$1.00	$0.68	$0.87	$1.08	$0.83	$1.09	$1.37

        In November 2007, Activision provided Vivendi with revised guidance for the fiscal year ended March 31, 2008 based on financial analyses performed by Activision in November 2007. For the fiscal year ended March 31, 2008, Activision revised its revenue guidance for the upside scenario and stretch scenario to $2,300 million and $2,450 million, respectively. Activision also revised operating margin guidance for fiscal year 2008 for the upside and stretch scenarios to 16% and 17%, respectively. Furthermore, Activision revised its earnings per share guidance for the fiscal year ending March 31, 2008 to $0.85 and $0.95 for each of the upside and stretch scenarios, respectively.

        In April 2008, Activision provided Vivendi with revised guidance for the fiscal year ended March 31, 2008 and fiscal year ending March 31, 2009 based on financial analyses performed by Activision in March 2008. For the fiscal year ended March 31, 2008, Activision revised its revenue guidance to $2,856 million and its earnings per share guidance to $1.16 for each of the upside and stretch scenarios. For the fiscal year ending March 31, 2009, Activision revised its revenue guidance to $2,892 million and $3,042 million for each of the upside and stretch scenarios, respectively. For the fiscal year ending March 31, 2009, Activision revised its earnings per share guidance to $1.23 and $1.43 for each of the upside and stretch scenarios, respectively. However, at this time, although the financial projections for the fiscal year ending March 31, 2010 were out-dated, Activision did not provide Vivendi with revised guidance for this period. As such, it should be noted that the forecast information presented in the preceding table for fiscal year 2010 for the base case, the upside, and the stretch scenarios is outdated and should no longer be relied upon.

        On May 8, 2008, Activision publicly announced results for the fiscal year ended March 31, 2008. Activision reported revenues of $2.90 billion, net income of $344.9 million and earnings per diluted share of $1.10. Excluding the impact of expenses related to equity-based compensation, Activision reported non-GAAP net income of $377.5 million and non-GAAP earnings per diluted share of $1.20 for the fiscal year. Following the completion of Activision's annual operating plan for fiscal year ending March 31, 2009, and approval of the plan by its board of directors on May 6, 2008, Activision publicly announced revenue guidance of $2.75 billion on a GAAP basis and $3.1 billion excluding the impact of the change in deferred revenue related to online enabled games. Activision also publicly announced fiscal year 2009 guidance of GAAP earnings per share of $0.72, and non-GAAP earnings per share of $1.30, excluding the impact of equity-based compensation expense ($0.12 per share), one-time costs related to the Vivendi transaction ($0.07 per share), and the impact of the change in deferred net revenues and costs of sales related to online-enabled games ($0.39 per share).

Interests of Activision's Executive Officers and Directors in the Transaction

        When you consider our board of directors' recommendation to vote in favor of the proposals presented in this proxy statement, you should be aware that some of our executive officers and directors have interests in the transaction that may be different from, or in addition to, the interests of other Activision stockholders.

        Our current board of directors consists of eight members. Of these eight, Messrs. Kotick, Kelly, Corti, Morgado and Sarnoff will continue as directors of Activision Blizzard after the closing date. Additionally, Activision Blizzard has agreed to provide Activision's current directors with customary indemnification and insurance coverage.

        We also expect that several members of our existing management team will continue to serve in executive positions with the combined company.

        Certain of our existing executives have entered into amended employment arrangements with Activision. On December 1, 2007, Messrs. Kotick and Kelly entered into amended and restated employment agreements with Activision. Mr. Kotick will serve as President and Chief Executive Officer of the combined company and Mr. Kelly will serve as Co-Chairman. Additionally, on the closing date, Mr. Kotick will receive a grant of 1,250,000 performance shares, which will vest in 20% increments on each of the first, second, third and fourth anniversaries of the closing date, with another 20% vesting on December 31, 2012, the expiration date of Mr. Kotick's employment agreement, subject to the attainment of certain performance thresholds. Messrs. Kotick and Kelly have also agreed to the waiver of certain change in control benefits to which they may have been entitled as a result of the transaction. In addition, they have entered into replacement bonus agreements pursuant to which they will each receive a grant of 363,637 restricted stock units, or RSUs, and a cash bonus of $5,000,000 on the date of the signing of the replacement bonus agreements and on the closing date (so long as the closing occurs on or before June 30, 2009).

        Additionally, on December 1, 2007, Michael J. Griffith, currently the President and Chief Executive Officer of Activision Publishing, entered into an amendment to his existing employment agreement to provide additional incentives for Mr. Griffith to remain employed by Activision Publishing following the completion of the transaction. The amendment to Mr. Griffith's employment agreement becomes effective upon completion of the transaction and provides for, among other things, a modified vesting schedule for certain equity awards previously granted to Mr. Griffith. Additionally, the amendment provides that, on the closing date, Mr. Griffith will receive 50,000 stock options and 50,000 RSUs.

        See the section of this proxy statement entitled "Board and Management of Activision Blizzard" for additional information.

        The Activision board of directors was aware of these interests and considered them, among other things, in making its recommendation that Activision stockholders vote for the approval of the share issuance proposal, the charter amendment proposal and the bylaw amendment proposal.

Rights Plan Amendment

        On April 18, 2000, Activision's board of directors approved a stockholders rights plan, pursuant to which each common stockholder at the close of business on April 19, 2000 received a dividend of one right for each share of common stock held. The rights were only exercisable if a person or group acquired 15% or more of the common stock of Activision, or announced or commenced a tender or exchange offer which would result in the bidder's beneficial ownership of 15% or more of our common stock. On the record date, there were no shares of the Series A Junior Preferred Stock outstanding.

        In accordance with the terms of the business combination agreement, Activision has amended the rights plan so that (a) neither Vivendi nor any of its affiliates are considered an "Acquiring Person" or a "Beneficial Owner of Common Stock" for purposes of the plan and (b) no "Distribution Date" or "Triggering Event" (as such terms are defined in the rights plan) will occur as a result of the execution, delivery, or performance of the business combination agreement or the completion of the transaction. As a result of such amendments, the rights will not separate from the shares and will not become exercisable as a result of the execution, delivery or performance of the business combination agreement or the completion of the transaction. In addition, the rights plan amendment provides that the rights plan will terminate upon the completion of the transaction and all rights existing under the rights plan will be extinguished.

New Credit Facilities

        The following summary describes the material provisions of the new credit facilities. A copy of the credit agreement governing the new credit facilities is attached as Annex G to this proxy statement and is incorporated by reference into this proxy statement. The rights and obligations of the parties to the credit agreement are governed by the express terms and conditions of the credit agreement and not by this summary. This summary may not contain all of the information about the credit agreement that is of importance to you and is qualified in its entirety by reference to the complete text of the credit agreement. We encourage you to read the credit agreement carefully and in its entirety for a more complete understanding of the new credit facilities.

        On April 29, 2008, Activision, acting on behalf of the combined company, entered into a senior unsecured credit agreement with Vivendi, borrowings under which cannot be effected until the closing of the transaction. The credit agreement will provide Activision Blizzard, after the closing of the transaction, with (a) a term loan credit facility, or the Tranche A Facility, in an aggregate amount of up to $400.0 million to be applied to fund that portion of the post-closing tender offer consideration, if any, in excess of $3.628 billion, as discussed in the section of this proxy statement entitled "The Business Combination Agreement—The Tender Offer—Funding of the Tender Offer," (b) a term loan credit facility, or the Tranche B Facility, in an aggregate amount of up to $150.0 million to be applied to repay the Vivendi Games Loan Facility, as discussed in the section of this proxy statement entitled "The Transaction—Vivendi Games Loan Facility," and (c) a revolving credit facility, or the Revolving Facility, in an aggregate amount at any time outstanding of up to $475.0 million to be used after the closing of the transaction for general corporate purposes. The Tranche A Facility, the Tranche B Facility and the Revolving Facility are referred to in the proxy statement, collectively, as the new credit facilities. In the event that the business combination agreement terminates prior to the closing date of the transaction, the new credit facilities will terminate effective on the same date.

        Subject to execution of customary closing documentation, the Tranche A Facility will be funded after the end of the tender offer period, in a single borrowing which is limited to the amount, if any, of the aggregate consideration to be paid in respect of the post-closing tender offer in excess of $3.628 billion. The Tranche B Facility will be funded after the closing of the transaction and concurrently with the full repayment and cancellation of the Vivendi Games Loan Facility, in an amount equal to the amount paid to repay the amounts outstanding under the Vivendi Games Loan Facility. Borrowings under the Revolving Facility will be subject to the foregoing conditions and other customary conditions, such as the truth of representations and warranties and the absence of default.

        Borrowings under each of the new credit facilities will bear interest by reference to the "LIBOR" (and under limited circumstances, at Vivendi's election, a "Base Rate"). The applicable margin with respect to loans bearing interest by reference to the LIBOR will be (i) 0.85% per annum for loans under the Tranche A Facility and (ii) 1.20% per annum for loans under the Tranche B Facility and the Revolving Facility, respectively. The applicable margin with respect to loans bearing interest with reference to the Base Rate, if any, will be 1.0% lower than the margin applicable to LIBOR borrowings.

        Any unused amounts under the Revolving Facility will be subject to a commitment fee of 0.42% per annum accruing from and after the closing of the transaction.

        The Tranche A Facility is payable in full on March 31, 2010. The Tranche B Facility and the Revolving Facility will terminate and be payable in full on March 31, 2011.

        The loans under each of the new credit facilities may be prepaid in full or in part at any time, without premium or penalty (subject to customary breakage costs for loans bearing interest by reference to LIBOR), at Activision Blizzard's option.

        The loans under each of the new credit facilities are subject to mandatory prepayment in an amount of 100% of the proceeds from (a) asset sales in excess of $30.0 million in the aggregate (subject to customary reinvestment rights) and (b) issuance of equity (subject to exceptions for issuance of stock to employees and issuances the proceeds of which are used to fund permitted acquisitions, investments and/or capital expenditures).

        The new credit facilities are subject to customary negative covenants, in each case subject to certain exceptions, qualifications and baskets, including limitations on: indebtedness; liens; investments, mergers, consolidations and acquisitions; transactions with affiliates; issuance of preferred stock by subsidiaries; sale and leaseback transactions, restricted payments and certain restrictions with respect to subsidiaries. The limitation on indebtedness provides that Activision Blizzard and its subsidiaries cannot incur consolidated indebtedness, net of unrestricted cash, in excess of $1.5 billion, and that no additional indebtedness may be incurred as long as the ratio of Activision Blizzard's consolidated indebtedness (including the indebtedness to be incurred) minus the amount of unrestricted cash to Activision Blizzard's consolidated earnings before interest, taxes, depreciation and amortization for its most recently ended four quarters would be greater than 1.50 to 1.0. This limitation does not, however, affect Activision Blizzard's ability to borrow under the new credit facilities or to incur certain types of limited debt.

        The new credit facilities also impose a requirement on Activision Blizzard that the ratio of (a) its consolidated indebtedness (net of certain cash) to (b) the sum of its shareholder's equity plus consolidated indebtedness (net of certain cash) not exceed 20.0% at any time.

        Events of default under the new credit facilities include nonpayment, breaches of representations, warranties or covenants, cross-defaults, bankruptcy or insolvency events, and failures to satisfy material judgments, in most events subject to materiality levels, grace periods and other customary exceptions.

        A copy of the credit agreement governing the new credit facilities is attached as Annex G to this proxy statement and is incorporated by reference into this proxy statement. The terms of the credit facility can be amended only by agreement between Vivendi and Activision, with any such amendment approved on behalf of Activision by a majority of the independent directors of Activision.

Vivendi Games Loan Facility

        At the time of the closing of the transaction, Vivendi Games will have a credit facility in place, which we refer to in this proxy statement as the Vivendi Games Loan Facility, that will permit Vivendi Games to borrow from an unaffiliated third party an amount up to $150 million for general corporate purposes. Pursuant to the terms of the business combination agreement, Vivendi has agreed that, at the closing of the transaction, the amount outstanding under the Vivendi Games Loan Facility, together with all other indebtedness for money borrowed of Vivendi Games and its subsidiaries (excluding Vivendi Games intracompany indebtedness), will not be more than the aggregate amount of cash and cash equivalents held by Vivendi Games and its subsidiaries on that date, less $15 million. The Vivendi Games Loan Facility is expected to bear interest at 120 basis points over LIBOR and will be payable in full not later than thirty days after the closing of the transaction. It may also be prepaid in full or in part at any time without penalty. The Tranche B Facility may be used solely to repay the Vivendi Games Loan Facility at any time after the closing of the transaction, and the amount available under the Tranche B Facility for such purpose will be sufficient to repay in full any amounts outstanding under the Vivendi Games Loan Facility on the closing date of the transaction. See "The Transaction—New Credit Facilities" of this proxy statement.

No Appraisal Rights

        Under Section 262 of the DGCL, Activision stockholders are not entitled to appraisal rights in connection with the transaction.

Material United States Federal Income Tax Consequences

        The following is a summary of the anticipated material United States federal income tax consequences to Activision stockholders of the adoption of the proposed amendments to Activision's certificate of incorporation and the consummation of the transaction. This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular Activision stockholders in light of their individual investment circumstances, such as stockholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, tax-exempt organizations (including private foundations), and non-United States stockholders) or to persons that will hold Activision stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any tax considerations related to state, local or non-United States tax laws. Each Activision stockholder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income tax considerations of the adoption of the proposed amendments and the consummation of the proposed transaction.

        Activision stockholders will not recognize any gain or loss for United States Federal income tax purposes as a result of (a) an adoption of the proposed amendments to Activision's certificate of incorporation or (b) the consummation of the transaction.

U.S. Federal or State and Foreign Regulatory Matters

        The transaction is subject to review by the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and state antitrust authorities pursuant to applicable federal and state antitrust laws. Under the provisions of the HSR Act, the transaction cannot be completed until (a) the companies have filed the required notification and report forms and have provided certain information and materials to the U.S. Federal Trade Commission and to the Antitrust Division of the U.S. Department of Justice, and (b) the applicable waiting period has expired or been terminated. Activision and Vivendi have made these filings and the waiting period under the HSR Act expired on January 16, 2008.

        Both Activision and Vivendi conduct business in member states of the European Union. Council Regulation (EC) No. 139/2004, as amended, and accompanying regulations require notification to, and approval by, the European Commission of specific transactions, including the transaction, involving parties with worldwide sales and individual European Union sales exceeding specified thresholds before these transactions can be implemented, which approval was received on April 16, 2008.

Accounting Treatment

        The transaction will be accounted for as a reverse acquisition under the purchase method of accounting under U.S. GAAP. For this purpose, Vivendi Games will be deemed to be the accounting acquiror and Activision will be deemed to be the accounting acquiree. Accordingly, Activision Blizzard will account for the transaction as a purchase business combination, using Vivendi Games' historical financial information and accounting policies and applying fair value estimates to the acquired assets, liabilities and commitments of Activision as of the date of the transaction.

Litigation Related to the Transaction

        On February 8, 2008, the Wayne County Employees' Retirement System filed a putative class action complaint in the Delaware Court of Chancery against Robert J. Corti, Ronald Doornink, Barbara S. Isgur, Robert A. Kotick, Brian G. Kelly, Robert J. Morgado, Peter J. Nolan, and Richard Sarnoff, whom we refer to as the Directors, Activision, Merger Sub, Vivendi, VGAC, and Vivendi Games, challenging the transaction and the tender offer. The plaintiff alleged, among other things, that the Directors failed to fulfill their fiduciary duties with regard to the transaction and tender offer by "surrendering" the negotiating process to "conflicted management," and that those breaches were aided and abetted by Vivendi and those of its subsidiaries that are sued in the Delaware action. The plaintiff sought an order from the court that would, among other things, certify the case as a class action, enjoin the transaction, require the defendants to disclose all material information, declare that the transaction is in breach of the Directors' fiduciary duties and therefore unlawful and unenforceable, award the plaintiff and the putative class damages for all profits and special benefits obtained by the defendants in connection with the transaction and tender offer, and award the plaintiff its costs and expenses, including attorneys' fees.

        According to the plaintiff, the Directors failed to inform themselves regarding the comparative value of alternative opportunities and failed to conduct a reasonable and independent process to seek and obtain the best price available in the transaction and a control premium for Activision's stockholders. The plaintiff alleged that the Directors (other than Messrs. Kotick and Kelly) did not participate in the negotiation of the transaction, that the Activision board of directors belatedly formed a special committee that was ineffective, and that the special committee was not authorized to (and did not) hire its own financial and legal advisors, but instead relied on our financial and legal advisors. The plaintiff alleged that Messrs. Kotick and Kelly were conflicted with regard to the transaction because of new employment agreements approved by the board of directors on December 1, 2007. The plaintiff also challenged certain "deal protection" features of the business combination agreement, as well as amendments to Activision's certificate of incorporation and bylaws that will be made in connection with the transaction. In addition, the plaintiff contended that the proposed tender offer is wrongfully coercive. The plaintiff also alleged that our preliminary proxy statement, which we refer to as the Preliminary Proxy, filed with the SEC on January 31, 2008, omitted certain material information concerning the transaction, and that certain statements in the Preliminary Proxy were false and misleading.

        We filed a revised preliminary proxy statement with the SEC on April 30, 2008, which we refer to as the Revised Preliminary Proxy. On May 8, 2008, the plaintiff filed an amended complaint making the same substantive allegations set forth in the original complaint and seeking the same relief; however, the plaintiff added claims related to the Revised Preliminary Proxy.

        In the original complaint, the plaintiff alleged that our Preliminary Proxy omitted certain allegedly material information concerning the transaction, including, but not limited to:

            (i)  whether the special committee conveyed any "recommendations" or "views" to the board of directors regarding the final terms of the transaction approved by the board of directors on December 1, 2007, as well as any such "recommendations" or "views";

           (ii)  whether the special committee made any recommendation or took any other action after the September 6, 2007 meeting;

          (iii)  alternative strategic opportunities considered by the board of directors, the special committee, the board's financial advisors, or management, as well as any comparative analysis;

          (iv)  whether Allen & Company gave different weight to its various analyses presented in the Preliminary Proxy and, if so, how the valuation analyses should be viewed by the stockholders given the disparate weighting and whether Allen & Company explained any disparate weighting to management, the board, or the special committee;

           (v)  a summary of the proposed provisions of Article 9 of Activision's post-closing certificate of incorporation, and the board's rationale for approving these provisions;

          (vi)  other strategic alternatives likely to be available to Activision, and any comparative economic analysis of the value of such alternatives to the stockholders;

         (vii)  whether Skadden Arps advised that the board or special committee was required to obtain the best available price for the stockholders for a sale of control, or what, if any, advice Skadden Arps provided to management, the board, or the special committee regarding the entitlement of the stockholders to a control premium;

        (viii)  whether Skadden Arps advised Messrs. Kotick and Kelly with respect to their amended employment agreements, the voting and lock-up agreements, or other personal matters;

          (ix)  the board's view as to whether the transaction represents the best value available for the stockholders for a sale of control of Activision;

           (x)  the "material open issues" regarding governance and management discussed with the special committee by Skadden Arps at a September 6, 2007 meeting, and how these open issues were ultimately resolved;

          (xi)  the terms of the engagement of Allen & Company and Skadden Arps, including but not limited to the amount of the opinion or transaction fee paid to Allen & Company and whether Skadden Arps is entitled to a transaction or success fee or other compensation;

         (xii)  a description of how the compensation committee approved amended employment agreements, and how and by whom the new terms were determined;

        (xiii)  whether other potential bidders for control were canvassed, solicited, or evaluated by management, the board, the special committee, or their advisors;

        (xiv)  a description of any action or deliberation by the board at a meeting held on April 30, 2007, with respect to the advisability of a sale of control of Activision to Vivendi or any alternatives;

         (xv)  whether the board had, before April 12, 2007, authorized management or the advisors to make a proposal to Vivendi involving a sale of control;

        (xvi)  an explanation of why the special committee was formed;

       (xvii)  whether the special committee was authorized to or did canvass, solicit, or consider alternatives to a sale of control to Vivendi;

      (xviii)  a description of the various proposals discussed in meetings of the special committee held on May 16 and May 22, 2007;

        (xix)  the special committee's reasons for recommending that the size of the cash tender offer be increased to include a minimum of 50% of the outstanding shares of common stock;

         (xx)  an explanation of why Mr. Kotick determined to resume discussions with Vivendi on July 8, 2007, or the basis for his counterproposal, including the amount of the tender offer or what percentage of the outstanding shares the proposal contemplated;

        (xxi)  a description of the open governance and management issues that remained as of September 14, 2007, and the respective positions of Activision and Vivendi on the issues;

       (xxii)  a description of the potential management structure proposed by Mr. Kotick at a dinner on September 17, 2007, and whether the structure had been authorized by the special committee or the board;

      (xxiii)  a description of the management structure proposed to Mr. Lévy by Mr. Kotick in a phone call after the September 17, 2007 dinner;

      (xxiv)  whether there was "active participation in or direction of the negotiations" by the special committee or the board;

        (xxv)  the projections and extrapolations used in Allen & Company's 5-year discounted cash flow analysis of Blizzard Entertainment;

      (xxvi)  an update of the fairness opinion of Allen & Company contemplating subsequent positive financial developments for Activision; and

     (xxvii)  the definition of the standard "fair from a financial point of view" as used by Allen & Company.

        In the original complaint, the plaintiff also alleged that our Preliminary Proxy contained certain statements that were allegedly false and misleading, including but not limited to:

            (i)  the statement that the tender offer provides a premium to the stockholders;

           (ii)  statements concerning minority stockholder protections provided by the post-closing corporate governance structure;

          (iii)  the statement that the special committee asked management to explore means of protecting minority stockholders in the event that the stock price traded below $27.50 after the transaction;

          (iv)  the statement that the proposal from Allen & Company presented to Goldman Sachs on May 23, 2007, which contemplated a share price of $25.50, represented a price increase;

           (v)  Allen & Company's comparable companies valuation analysis, including the use of a comparable group of general entertainment companies in addition to the group of comparable diversified publishing companies;

          (vi)  Allen & Company's comparable precedent transaction analysis, including the use of general entertainment companies instead of diversified publishers or companies involved in interactive entertainment; and

         (vii)  Allen & Company's discounted cash flow analyses of Activision and Blizzard Entertainment, including the use of different models for the two companies.

        In its amended complaint, the plaintiff continues to allege that our Revised Preliminary Proxy omits allegedly material information concerning the transaction and the tender offer, including, but not limited to:

            (i)  Activision management's projections or an explanation of why Allen & Company relied on Wall Street estimates rather than management projections;

           (ii)  an articulation of the "recommendation" and "views" of the NCGC regarding the terms and financial aspects of the transaction or the terms and financial aspects of the transaction on which the NCGC expressed its recommendations and views;

          (iii)  specific alternative strategic opportunities considered by management or the Directors and/or alternatives likely to be available to Activision;

          (iv)  an explanation regarding why the directors approved the charter amendments or whether the board considered the potential impact of the amendments on stockholders;

           (v)  the substance of discussions at an October 8, 2007 board meeting at which McKinsey presented its due diligence findings and an assessment of Blizzard Entertainment's subscriber base and its business model;

          (vi)  that management directors Kotick and Kelly were present at nearly every meeting of the NCGC;

         (vii)  the substance of Skadden Arps' advice to the Directors or the NCGC regarding fiduciary duties or a control premium for the stockholders;

        (viii)  when and on what basis the Activision board of directors concluded the transactions were the best value available for the stockholders;

          (ix)  an explanation of how and by whom the "open" management and governance issues were resolved after the September 6, 2007 NCGC meeting, as well as a description of the issues and the respective positions of Activision management and Vivendi on those issues;

           (x)  the terms of Skadden Arps' engagement and compensation;

          (xi)  an explanation as to why in its comparable precedent transaction analysis Allen & Company used general entertainment companies as opposed to interactive entertainment or diversified publishing businesses;

         (xii)  information regarding Vivendi Games' product pipeline or what Allen & Company did to consider Vivendi Games' product pipeline in connection with its valuation of Games relative to Activision;

        (xiii)  that the opinion letter issued and dated as of December 1, 2007 by Allen & Company is stale and explicitly fails to account for significant positive financial developments that have occurred subsequent to the opinion;

        (xiv)  the definition of the standard "fair from a financial point of view," as used by Allen & Company;

         (xv)  an explanation of the basis for the July 8, 2007 counterproposal, including the amount of the tender offer or what percentage of the then-outstanding Activision shares the proposal contemplated;

        (xvi)  an explanation of why the NCGC's demand for a control premium was abandoned in favor of a partial tender offer;

       (xvii)  a discussion of how, when and by whom the terms of the employment agreement of Michael Griffith, President and Chief Executive Officer of Activision Publishing, were amended; and

      (xviii)  whether Allen & Company gave different weight to its various analyses presented in the Preliminary Proxy and, if so, how the valuation analyses should be viewed by the stockholders given the disparate weighting and whether Allen & Company explained any disparate weighting to management, the board, or the special committee.

        The plaintiff also alleges or suggests in the amended complaint that certain statements in the Revised Preliminary Proxy are allegedly false and misleading, including but not limited to:

            (i)  the use by Allen & Company of general entertainment companies as opposed to interactive entertainment or diversified publishing businesses in its comparable precedent transaction analysis without an explanation; and

           (ii)  the disclosure of Vivendi Games' 2008-09 projections and Allen & Company's extrapolations from those projections for 2010-12 because it provides no information about Activision's or Vivendi's actual views about Vivendi Games' future prospects beyond 2009.

        We believe that the plaintiff's claims—even as amended—are unsupported by the law or facts. The defendants intend to defend themselves vigorously against this lawsuit. Because this case is in its early stages, however, an outcome cannot be predicted at this time, and we cannot be assured that it will not prevent or delay the consummation of the transaction and/or result in substantial costs.

THE BUSINESS COMBINATION AGREEMENT

        The following summary describes the material provisions of the business combination agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The rights and obligations of the parties to the business combination agreement are governed by the express terms and conditions of the business combination agreement and not by this summary. This summary may not contain all of the information about the business combination agreement that is of importance to you and is qualified in its entirety by reference to the complete text of the business combination agreement. We encourage you to read the business combination agreement carefully and in its entirety for a more complete understanding of the business combination agreement.

Structure of the Transaction and Tender Offer

        Pursuant to the business combination agreement, Merger Sub, a newly formed, wholly-owned subsidiary of Activision, will merge with and into Vivendi Games, as described below in greater detail in the section entitled "The Merger." Concurrently, Vivendi will acquire shares of capital stock of Activision as more fully described below in the section entitled "The Share Purchase." The merger and the share purchase are referred to in this proxy statement, collectively, as the "transaction." As a result of the consummation of the transaction, Activision will be an indirect majority-owned subsidiary of Vivendi, and Vivendi Games will be a direct wholly-owned subsidiary of Activision.

        Following the closing of the transaction, the combined company will launch a tender offer to purchase up to 146.5 million shares of its common stock at a price of $27.50 per share. The terms of the tender offer are more fully described below in the section entitled "The Tender Offer." If the tender offer is fully subscribed, Vivendi and its subsidiaries are expected to own approximately 68.0% of the issued and outstanding shares of the combined company's common stock on a fully diluted basis.

The Merger

        Subject to the terms and conditions of the business combination agreement and in accordance with Delaware law, Merger Sub, a newly formed, wholly-owned subsidiary of Activision, will merge with and into Vivendi Games, a direct wholly-owned subsidiary of VGAC and indirect wholly-owned subsidiary of Vivendi, and Vivendi Games will survive the merger and continue as a wholly-owned subsidiary of Activision.

Closing and Effective Time of the Merger

        The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by Activision, Merger Sub, Vivendi, VGAC and Vivendi Games and as specified in the certificate of merger. The certificate of merger will be filed as soon as practicable on the closing date, which is expected to occur on the third (3rd) business day following the satisfaction or waiver (to the extent permitted under applicable law and the terms of the business combination agreement) of all conditions to the obligations of the parties described under the section entitled "Conditions to the Transaction," or at such other place or time or on such other date as Activision, Merger Sub, Vivendi, VGAC and Vivendi Games may collectively agree in writing.

Consideration to be Received in the Merger

  Activision Common Stock

  •
  Activision Common Stock.  Upon completion of the merger, each outstanding share of Vivendi Games common stock (other than treasury shares owned by Vivendi Games immediately prior to the completion of the merger, which will be cancelled and extinguished) will be converted into the right to receive 369,136.36364 newly issued shares of Activision common stock, which number is based upon a valuation of Vivendi Games at $8.121 billion, a per share price for Activision common stock of $27.50 and the number of shares of Vivendi Games outstanding as of November 26, 2007. Based on the exchange ratio, VGAC, as the sole stockholder of Vivendi Games, will receive a total of approximately 295.3 million newly issued shares of Activision common stock in connection with the merger.

  •
  Fractional Shares.  Activision will not issue any fractional shares of Activision common stock in connection with the merger. Instead, if VGAC would otherwise be entitled to receive a fraction of a share of Activision common stock, it will receive cash, without interest, in an amount equal to the fraction multiplied by $27.50.

  Adjustments to Prevent Dilution

        The per share price of $27.50 will be appropriately and equitably adjusted to reflect fully the effect of any stock split, reverse stock split, reclassification, recapitalization, consolidation, exchange or similar change with respect to Activision common stock or any extraordinary dividend or distribution with respect to Activision common stock, in each case occurring (or having a record date) after the date of the business combination agreement and prior to the effective time of the merger.

  Procedures for Exchange of Certificates

        At the completion of the merger and upon proper surrender of any of its Vivendi Games stock certificates to Activision or its designee, VGAC will receive the applicable merger consideration as described above under "Consideration to be Received in the Merger," including (a) cash for any fractional shares of Activision common stock issuable to VGAC, and (b) any dividends or other distributions declared with respect to Activision common stock between the date of the business combination agreement and the effective time of the merger.

        If any Vivendi Games stock certificate is lost, stolen or destroyed, VGAC must deliver an affidavit of that fact prior to receiving any merger consideration and, if required by Activision, may also have to provide an appropriate indemnity prior to receiving any merger consideration.

        After the effective time of the merger, Vivendi Games' transfer books will be closed and there will be no further transfers on Vivendi Games' transfer books of shares of Vivendi Games common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, Vivendi Games stock certificates are presented to Activision or Vivendi Games (as the surviving corporation of the merger), they will be cancelled and exchanged for the applicable merger consideration as described above.

Treatment of Equity Grants under the Blizzard Equity Plan

        Certain Blizzard employees participate in the Blizzard equity plan, pursuant to which they have been granted options to acquire shares of Blizzard common stock and/or shares of restricted Blizzard common stock. Under the terms of the Blizzard equity plan, at the effective time of the transaction, all outstanding and unexercised options to acquire shares of Blizzard common stock as well as all outstanding shares of restricted Blizzard common stock will be cancelled and converted into the right to receive an amount in cash, each in accordance with the terms of the Blizzard equity plan. At the effective time, by virtue of the merger and pursuant to the terms of the Blizzard equity plan:

  •
  each outstanding and unexercised option to acquire shares of Blizzard common stock that was vested prior to the effective time of the merger will be cancelled and automatically converted into the right to receive from Vivendi Games (as the surviving corporation of the merger) an amount in cash equal to the product of (a) the aggregate number of shares of Blizzard common stock that were issuable upon exercise of such stock option immediately prior to the effective time of the merger and (b) the excess, if any, of the per share value of each share of Blizzard common stock as determined in accordance with the Blizzard equity plan over the per share exercise price of such stock option;

  •
  each outstanding share of restricted Blizzard common stock (or shares of restricted Blizzard common stock underlying restricted stock units) that was vested prior to the effective time of the merger will be cancelled and automatically converted into the right to receive from Vivendi Games (as the surviving corporation of the merger) an amount in cash equal to the per share value of each share of Blizzard common stock as determined in accordance with the Blizzard equity plan;

  •
  each outstanding and unexercised option to acquire shares of Blizzard common stock, the vesting of which will accelerate due to the merger, will be cancelled and automatically converted into the right to receive from Vivendi Games (as the surviving corporation of the merger), eighteen (18) months after the effective time of the merger and in accordance with the terms of the Blizzard equity plan, including continued employment through the payment date, an amount in cash equal to the product of (a) the aggregate number of shares of Blizzard common stock that were issuable upon exercise of such stock option immediately prior to the effective time of the merger and (b) the excess, if any, of the per share value of each share of Blizzard common stock as determined in accordance with the Blizzard equity plan over the per share exercise price of such stock option; and

  •
  each outstanding share of restricted Blizzard common stock (or shares of restricted Blizzard common stock underlying restricted stock units), the vesting of which will accelerate due to the merger, will be cancelled and automatically converted into the right to receive from Vivendi Games (as the surviving corporation of the merger), eighteen (18) months after the effective time of the merger and in accordance with the terms of the Blizzard equity plan, including continued employment through the payment date, an amount in cash equal to the per share value of each share of Blizzard common stock as determined in accordance with the Blizzard equity plan.

        Activision will, or will cause Vivendi Games (as the surviving corporation of the merger) to, pay to holders of options to acquire shares of Blizzard common stock and shares of restricted Blizzard common stock outstanding as of the time prior to the effective time of the merger, including those who continue to be employed by the combined company, the applicable consideration in accordance with terms and conditions of the Blizzard equity plan as in effect immediately prior to the effective time of the merger. Such payment will be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. The estimated aggregate cash payments to be made by Activision Blizzard to Blizzard equity plan participants will be $116.2 million at the closing of the transaction and an additional $91.8 million eighteen months after such closing, in each case assuming the Blizzard equity plan participants remain employed at Blizzard through the applicable date.

The Share Purchase

        Concurrently with the merger and subject to the terms and conditions of the business combination agreement, Vivendi will purchase from Activision 62.9 million newly issued shares of Activision common stock for an aggregate purchase price of $1.731 billion in cash.

Closing of the Share Purchase

        The share purchase will close simultaneously with the merger on the third (3rd) business day following the satisfaction or waiver (to the extent permitted under applicable law and the terms of the business combination agreement) of all conditions to the obligations of the parties described under the section entitled "Conditions to the Transaction," or at such other place or time or on such other date as Activision, Merger Sub, Vivendi, VGAC and Vivendi Games may collectively agree in writing.

        The closing date of both the share purchase and the merger is referred to in this proxy statement as "closing date."

Ownership of Activision Common Stock Following the Transaction

        Activision expects to issue an aggregate of approximately 358.2 million new shares of Activision common stock in connection with the transaction, consisting of approximately 295.3 million new shares of Activision common stock issued to VGAC in connection with the merger and approximately 62.9 million new shares of Activision common stock issued to Vivendi in connection with the share purchase. The newly issued shares of Activision common stock are expected to represent approximately 52.2% of the total number of shares of Activision common stock outstanding immediately following consummation of the transaction.

        Upon completion of the transaction, Activision stockholders will continue to own their existing shares of Activision common stock. Accordingly, Activision stockholders will hold the same number of shares of Activision common stock that they held immediately prior to the transaction. However, since Activision will be issuing new shares of Activision common stock to VGAC in connection with the merger and to Vivendi in connection with the share purchase, each outstanding share of Activision common stock immediately prior to the merger and the share purchase will represent a smaller percentage of the total number of shares of Activision common stock outstanding following consummation of the transaction. It is expected that Activision's former stockholders will hold approximately 47.8% of the total number of shares of Activision common stock outstanding upon completion of the transaction and prior to completion of the post-closing tender offer described below. If the tender offer described below is fully subscribed then Activision's former stockholders will hold approximately 32.0% of the total number of shares outstanding following its completion.

        As a result of the transaction, Activision will become an indirect majority-owned subsidiary of Vivendi, and Vivendi Games will become a direct wholly-owned subsidiary of Activision.

The Tender Offer

        The tender offer described in this proxy statement has not yet commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of our common stock. The solicitation and the offer to buy shares of our common stock will only be made pursuant to an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer that we intend to file with the SEC. Once filed, our stockholders should read the Tender Offer Statement and the other documents relating to the tender offer carefully and in their entirety prior to making any decisions with respect to the offer because they will contain important information about the tender offer, including the terms and conditions of the offer. Once filed, our stockholders will be able to obtain the Tender Offer Statement and the other documents relating to the tender offer free of charge at the SEC's website at http://www.sec.gov, or from the information agent named in the tender offer materials.

Commencement of the Tender Offer

        Within five (5) business days after the closing date and subject to the terms and conditions of the business combination agreement and the tender offer statement, the combined company has agreed to launch a cash self tender offer to purchase up to 146.5 million shares of its common stock at a purchase price of $27.50 per share, net to each seller in cash. All shares of Activision Blizzard common stock purchased by Activision Blizzard pursuant to the tender offer will be retired.

Proration

        If, at the expiration date of the tender offer, more than 146.5 million shares of Activision Blizzard common stock have been validly tendered, Activision Blizzard will purchase from each tendering stockholder a prorated number of shares of Activision Blizzard common stock. Proration for each stockholder tendering shares will be based on the ratio of (a) the number of shares of Activision Blizzard common stock that have been properly tendered and not properly withdrawn by a particular stockholder to (b) 146.5 million, divided by the total number of shares of Activision Blizzard common stock properly tendered and not properly withdrawn by all stockholders.

Funding of the Tender Offer

        Assuming the maximum number of shares (146.5 million shares) is tendered in the tender offer, the aggregate purchase price for the shares of Activision Blizzard common stock tendered in the tender offer will be approximately $4.028 billion.

        Activision and Vivendi have agreed that the purchase of the shares tendered in the tender offer will be funded as follows:

  •
  the first $2.928 billion of the aggregate consideration will be funded by Activision Blizzard with proceeds from the share purchase described above, available cash on hand and, if necessary, borrowings made under the new credit facilities issued by Vivendi;

  •
  if the aggregate consideration is more than $2.928 billion, Vivendi has agreed to purchase from Activision Blizzard, at a purchase price of $27.50 per share, additional newly issued shares of Activision Blizzard common stock in an amount equal to the lesser of (a) $700 million and (b) the excess of the aggregate consideration over $2.928 billion, which amount will be used by Activision Blizzard to fund the amount of the aggregate consideration that is in excess of $2.928 billion; and

  •
  if the aggregate consideration exceeds $3.628 billion, Activision Blizzard will fund the additional amount of the aggregate consideration that is in excess of $3.628 billion (up to the maximum aggregate consideration of $4.028 billion) through borrowings made under the new credit facilities issued by Vivendi. See "The Transaction—New Credit Facilities."

Tender Offer Conditions

        Pursuant to the business combination agreement, Activision Blizzard will not be required to accept for payment, or (subject to the rules and regulations of the SEC) to pay for any shares of Activision Blizzard common stock tendered pursuant to the tender offer, and may delay the acceptance for payment of any shares of Activision Blizzard common stock tendered pursuant to the tender offer, and amend or terminate the tender offer, if at any time after the consummation of the transaction on the closing date and prior to the expiration of the tender offer, any of the following conditions exists and is continuing:

  •
  any governmental entity has issued or entered any order or enacted, issued, promulgated or enforced any law, which restrains, enjoins or prohibits consummation of the tender offer or makes the consummation of the tender offer illegal; or

  •
  Activision Blizzard determines that the consummation of the tender offer may cause (a) the number of record holders to be reduced to less than 300 persons, or (b) the shares of Activision Blizzard common stock to be delisted from NASDAQ or to become eligible for deregistration under the Exchange Act.

        Under the business combination agreement, Activision Blizzard may not waive any of the aforementioned conditions to the tender offer or make any change in the terms of or conditions to the tender offer without Vivendi's prior consent, which will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Activision Blizzard has the right to extend the tender offer beyond the initial expiration date (which will be at least twenty (20) business days following the date the tender offer is commenced) in the following circumstances:

  •
  from time to time if, at the initial or extended expiration date of the tender offer, any of the conditions to the tender offer has not been satisfied or waived;

  •
  for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the tender offer or any period required by applicable law; or

  •
  upon the mutual agreement of Activision Blizzard and Vivendi, provided that the extended expiration date will not be more than twenty (20) business days past the initial expiration date.

Tender Prohibitions

        Under the terms of the business combination agreement, neither Vivendi nor any of Vivendi's subsidiaries will tender any shares of Activision Blizzard common stock to Activision Blizzard pursuant to the tender offer. In addition, under the terms of the voting and lock-up agreements described below under "Certain Agreements Related to the Transaction—Voting and Lock-Up Agreements," Messrs. Robert A. Kotick, Activision's Chairman and Chief Executive Officer, and Brian G. Kelly, Activision's Co-Chairman, have agreed not to tender or otherwise sell more than one third (1/3) of their shares of Activision Blizzard common stock and other equity securities of Activision Blizzard.

Ownership of Activision Blizzard Common Stock Following the Tender Offer

        If the tender offer is fully subscribed, Vivendi and its subsidiaries are expected to own approximately 383.7 million shares of Activision Blizzard's common stock, representing approximately 68.0% of the issued and outstanding shares of Activision Blizzard's common stock on a fully diluted basis.

Tender Offer Tax Considerations

        Any material United States federal income tax consequences of the tender offer will be described in the Tender Offer Statement or other documents related to the tender offer.

Conditions to the Transaction

Conditions to Each Party's Obligation to Effect the Transaction

        The obligations of each of the parties to effect the transaction are subject to the satisfaction of each of the following mutual conditions, none of which (except for the new credit facilities condition) may be waived by the parties:

  •
  the approval by Activision's stockholders of the principal terms of the business combination agreement and the transaction, including the issuance of shares of Activision common stock in the transaction and the amendments to the certificate of incorporation and bylaws of Activision, must have been obtained;

  •
  (a) the expiration of the waiting period (and any extensions thereof) required under the HSR Act (which waiting period expired on January 16, 2008), (b) the termination of any investigations relating to the transaction that may have been opened by either the Department of Justice or the FTC, and (c) the obtainment or taking, as the case may be, of all other material consents, approvals and actions of, filings with and notices to any governmental authority of the European Union relating to the transaction (which approval was received on April 16, 2008);

  •
  the obtainment of all other clearances, consents, approvals, orders and authorizations that are necessary for the closing of the transaction, except for such clearances, consents, approval, order or authorizations that would not reasonably be expected to have a material adverse effect on the business and operations of Activision and Vivendi Games (as the surviving corporation in the merger), taken as a whole, and the benefits that are expected to derive from the transaction;

  •
  the absence of any law enacted, entered, enforced or deemed applicable to the transaction by any governmental entity that makes the consummation of the transaction illegal in the U.S. or any foreign jurisdiction in which any of the parties has substantial business and operations;

  •
  the absence of any order by any governmental entity in the United States or any foreign jurisdiction in which Activision or Vivendi Games has substantial business and operations, that makes the consummation of the transaction illegal in the United States or such foreign jurisdiction; and

  •
  the obtainment by Activision of one or more new credit facilities either from third party lenders or from Vivendi, which has occurred. See "The Transaction—New Credit Facilities."

Conditions to Vivendi's, VGAC's and Vivendi Games' Obligation to Effect the Transaction

        The respective obligations of Vivendi, VGAC and Vivendi Games to effect the transaction are subject to the satisfaction of several additional conditions (any of which may be waived in writing by Vivendi), including:

  •
  the representations and warranties of Activision and Merger Sub must be true and correct (without giving any effect to any qualification as to materiality or material adverse effect with respect to Vivendi Games contained in any specific representation or warranty) as of the closing date as if made on and as of the closing date, except:

  •
  for changes contemplated or permitted by the business combination agreement;

  •
  to the extent the representations and warranties address matters only as of a particular date, they must be true and correct only as of that date; and

  •
  where any failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Activision, as described below;

  •
  Activision and Merger Sub must have complied, in all material respects, with all of the agreements, obligations, covenants and conditions required to be performed or to be complied with by each of them under the business combination agreement at or prior to the closing date;

  •
  the shares of Activision common stock which are to be issued in connection with the transaction (and, if applicable, in connection with the tender offer) must have been approved for listing on NASDAQ, subject to official notice of issuance (which authorization was received on May 23, 2008);

  •
  there must be no pending litigation, commenced by any Activision stockholder after the date of the business combination agreement, against Activision or any of Activision's directors before any governmental entity relating to (a) the business combination agreement, (b) any ancillary document thereto, or (c) the transactions contemplated by the business combination agreement or the ancillary documents thereto that would render it impossible or unlawful to consummate the transaction; and

  •
  Activision must have delivered to Vivendi executed copies of each of the ancillary documents to the business combination agreement to which Activision is a party.

Conditions to Activision's and Merger Sub's Obligation to Effect the Transaction

        The respective obligations of Activision and Merger Sub to effect the transaction are subject to the satisfaction of several additional conditions (any of which may be waived in writing by Activision), including:

  •
  the representations and warranties of Vivendi, VGAC and Vivendi Games must be true and correct (without giving any effect to any qualification as to materiality or material adverse effect with respect to Activision contained in any specific representation or warranty) as of the closing date as if made on and as of the closing date, except:

  •
  for changes contemplated or permitted by the business combination agreement;

  •
  to the extent the representations and warranties address matters only as of a particular date, they must be true and correct only as of that date; and

  •
  where any failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Vivendi Games, as described below;

  •
  Vivendi, VGAC and Vivendi Games must have complied, in all material respects, with all of the agreements, obligations, covenants and conditions required to be performed or to be complied with by each of them under the business combination agreement at or prior to the closing date;

  •
  there must be no pending litigation, commenced by any stockholder of Vivendi or Vivendi Games after the date of the business combination agreement, against Vivendi, VGAC or any of its directors before any governmental entity relating to (a) the business combination agreement, (b) any ancillary document thereto, or (c) the transactions contemplated by the business combination agreement or the ancillary documents thereto that would render it impossible or unlawful to consummate the transactions;

  •
  immediately prior to the closing of the transaction, Vivendi, VGAC and Vivendi Games must have taken all necessary actions to provide that (a) all intercompany arrangements, other than licenses entered into in the ordinary course of business, between Vivendi and VGAC, on the one hand, and Vivendi Games and its subsidiaries, on the other hand, have been terminated, and (b) all monies owed pursuant to such intercompany arrangements have been paid in full; and

  •
  Vivendi must have delivered to Activision executed copies of each of the ancillary documents to the business combination agreement to which either Vivendi, VGAC or Vivendi Games is a party.

Definition of Material Adverse Effect

        Under the terms of the business combination agreement, a material adverse effect on either Activision or Vivendi Games means any fact, event or circumstance which is materially adverse to (a) the business, properties, assets, condition (financial or otherwise) or results of operations of Activision and Activision's subsidiaries, taken as a whole, or Vivendi Games and Vivendi Games' subsidiaries, taken as a whole, as the case may be, or (b) the ability of Activision or Merger Sub, or Vivendi, VGAC or Vivendi Games, as the case may be, to perform its respective obligations under the business combination agreement or to consummate the transaction.

        However, none of the following will be deemed to constitute a material adverse effect with respect to Activision or Vivendi Games, as the case may be:

  •
  any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Activision and Activision's subsidiaries, taken as a whole, or Vivendi Games and Vivendi Games' subsidiaries, taken as a whole, as the case may be;

  •
  any changes resulting from or arising out of general market, economic or political conditions in the industries in which Activision or Vivendi Games or any of their subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Activision and Activision's subsidiaries, taken as a whole, or Vivendi Games and Vivendi Games' subsidiaries, taken as a whole, as the case may be; and

  •
  any changes resulting from or arising out of actions taken pursuant to (and required by) the business combination agreement or at the request of Activision or of Vivendi or Vivendi Games, as the case may be, or the failure to take any actions due to restrictions set forth in the business combination agreement.

        In addition, with respect to Activision, none of the following will be deemed to constitute a material adverse effect:

  •
  any changes in the price or trading volume of Activision common stock, in and of itself, provided that such exclusion will not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in market price or trading volume; and

  •
  any failure by Activision to meet published revenue or earnings projections, in and of itself, provided that such exclusion will not apply to any underlying fact, event or circumstance that may have caused or contributed to such failure to meet such published revenue or earnings projections.

        In addition, with respect to Vivendi Games, the following will not be deemed to constitute a material adverse effect:

  •
  any failure by Vivendi or Vivendi Games to meet any revenue or EBITA (earnings before interest, taxes and amortization) projections that are published by Vivendi with respect to Vivendi Games and its subsidiaries, in and of itself, provided that such exclusion will not apply to any underlying fact, event or circumstance that may have caused or contributed to such failure to meet such published revenue or EBITA projections.

Restrictions on Solicitation of Acquisition Proposals

Restrictions on Solicitation of Acquisition Proposals of Activision

        Under the terms of the business combination agreement, Activision has agreed that it will not, and will not authorize or permit any of its subsidiaries or their respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by Activision or any of its subsidiaries) to, directly or indirectly:

  •
  solicit, initiate or knowingly encourage any "Activision acquisition proposal" (as described below);

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish information to any person regarding any Activision acquisition proposal; or

  •
  allow Activision or any of its subsidiaries to execute, or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract related to any Activision acquisition proposal.

        In addition, Activision has agreed to, and to cause each of its subsidiaries to, (a) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the business combination agreement with respect to any Activision acquisition proposal, and (b) request the prompt return or destruction of all confidential information previously furnished.

        Notwithstanding the foregoing restrictions, at any time prior to obtaining the Activision stockholder approval, Activision may, in response to a bona fide written acquisition proposal that was made after the date of the business combination agreement and which Activision's board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably likely to lead to, an "Activision superior proposal" (as described below):

  •
  furnish any information to the person making such Activision acquisition proposal (and that person's representatives) pursuant to a customary confidentiality agreement, provided that all such information has either previously been provided to Vivendi or is provided to Vivendi prior to or substantially concurrent with the time it is provided to such person; and

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding such Activision acquisition proposal with the proposing person (and that person's representatives).

        Activision has agreed to advise Vivendi, orally and in writing, of any Activision acquisition proposal, including the material terms and conditions of such Activision acquisition proposal and the identity of the proposing person. Activision will provide such information to Vivendi as promptly as practicable, and in any event within two (2) business days following receipt of any Activision acquisition proposal, and will keep Vivendi reasonably informed in all material respects of the status and details of any Activision acquisition proposal (including changes to the material terms thereof).

        As used in this proxy statement, the term "Activision acquisition proposal" means any inquiry, proposal or offer relating to (a) the acquisition by any person of, or (b) a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Activision or any of its subsidiaries, which would result in any person acquiring:

  •
  20% or more of the aggregate outstanding voting securities of Activision;

  •
  20% or more of the outstanding shares of capital stock of Activision;

  •
  20% or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of Activision's subsidiaries) of Activision and its subsidiaries, taken as a whole; or

  •
  any combination of the foregoing.

        As used in this proxy statement, the term "Activision superior proposal" means a bona fide written Activision acquisition proposal (with all of the provisions in the definition of the term Activision acquisition proposal given above adjusted to increase the percentages referenced therein to fifty percent (50%)), which Activision's board of directors determines in good faith (after consultation with its financial advisors) to be more favorable to the stockholders of Activision as compared to the transaction and the tender offer as contemplated by the business combination agreement (including any revisions to the business combination agreement made or proposed in writing by Vivendi) and any alternative transaction proposed in writing by Vivendi in accordance with the business combination agreement, taking into account, among other things:

  •
  the person making such Activision acquisition proposal;

  •
  the likelihood that the transaction contemplated by such Activision acquisition proposal will be consummated and the timing thereof;

  •
  the terms and conditions of the business combination agreement and such Activision acquisition proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition; and

  •
  any revisions to the business combination agreement made or proposed in writing by Vivendi prior to the time of determination and any alternative transaction proposed in writing by Vivendi in accordance with the business combination agreement.

Recommendation Change and Termination for Superior Proposal by Activision's Board of Directors

        Activision's board of directors has agreed not to (a) withdraw or adversely and materially modify, or publicly propose to withdraw or adversely and materially modify, its recommendation of the business combination agreement and the transaction, or (b) adopt or recommend, or publicly propose to adopt or recommend, any Activision acquisition proposal.

        Notwithstanding the aforementioned obligations, Activision's board of directors may, at any time prior to the closing date, withdraw or adversely and materially modify, or publicly propose to withdraw or adversely and materially modify, its recommendation of the business combination agreement and the transaction, if Activision's board of directors determines in good faith (after consultation with its outside counsel) that the failure to take such action would be reasonably expected to constitute a breach of its fiduciary duties under applicable law.

        Further, at any time prior to obtaining the Activision stockholder approval, Activision's board of directors may, in response to an Activision acquisition proposal that did not result from a breach of the business combination agreement and which Activision's board of directors determines in good faith constitutes an Activision superior proposal, (a) withdraw or adversely and materially modify, or publicly propose to withdraw or adversely and materially modify, its recommendation of the business combination agreement and the transaction; or adopt or recommend, or publicly propose to adopt or recommend, any Activision acquisition proposal, or (b) cause Activision to terminate the business combination agreement and concurrently with or after such termination enter into an acquisition agreement relating to such Activision superior proposal. However, Activision may only exercise any of the aforementioned rights if it has given three (3) business days prior written notice to Vivendi of its intention to take such action, specifying in the notice the reasons for taking such action and the material terms and conditions of the Activision superior proposal that is the basis of the proposed action. In determining whether to exercise its rights described above, Activision's board of directors has agreed to take into account any changes to the financial terms of the business combination agreement proposed by Vivendi.

Obligation of Activision's Board of Directors with Respect to Holding a Stockholder Meeting

        Under the terms of the business combination agreement, Activision's board of directors has agreed to convene a meeting of its stockholders for purposes of obtaining the Activision stockholder approval. Subject to its rights described above, Activision's board of directors has agreed to recommend the approval of the principal terms of the business combination agreement and the transaction, including, but not limited to, the issuance of shares of Activision common stock in the merger and the share purchase, to its stockholders.

        Activision's obligations to hold such a meeting will not be affected by (a) the commencement, public proposal, public disclosure or communication to Activision of any Activision acquisition proposal, or (b) the withdrawal or modification by Activision's board of directors or any committee thereof of its approval or recommendation of the business combination agreement and the transaction.

Restrictions on Solicitation of Acquisition Proposals of Vivendi Games

        Under the terms of the business combination agreement, each of Vivendi and Vivendi Games has agreed that it will not, and will not authorize or permit any of its subsidiaries or their respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by Vivendi, Vivendi Games or any of its respective subsidiaries) to, directly or indirectly:

  •
  solicit, initiate or knowingly encourage any "Vivendi Games acquisition proposal" (as described below);

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish information to any person regarding any Vivendi Games acquisition proposal; or

  •
  allow Vivendi Games or any of its subsidiaries to execute, or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract related to any Vivendi Games acquisition proposal.

        In addition, each of Vivendi and Vivendi Games has agreed to, and to cause each of its subsidiaries to, (a) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the business combination agreement with respect to any Vivendi Games acquisition proposal, and (b) request the prompt return or destruction of all confidential information previously furnished.

        As used in this proxy statement, the term "Vivendi Games acquisition proposal" means any inquiry, proposal or offer relating to (a) the acquisition by any person of, or (b) a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Activision or any of its subsidiaries, which would result in any person acquiring:

  •
  20% or more of the aggregate outstanding voting securities of Vivendi Games;

  •
  20% or more of the outstanding shares of capital stock of Vivendi Games;

  •
  20% or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of Vivendi Games' subsidiaries) of Vivendi Games and its subsidiaries, taken as a whole; or

  •
  any combination of the foregoing.

Termination; Termination Fees and Expenses

Termination

        The business combination agreement may be terminated in accordance with its terms at any time prior to the closing date, whether before or after obtaining the Activision stockholder approval:

  •
  by mutual written consent of the parties, duly authorized by each party's board of directors;

  •
  by either Vivendi or Activision:

  •
  if the transaction is not completed on or before the ten (10) months anniversary of the execution of the business combination agreement. This date is referred to in this proxy statement as "termination date." However, neither Vivendi nor Activision may terminate the business combination agreement on this basis if it has breached its obligations under the business combination agreement in any material respect and such breach has been a principal cause of, or has resulted in, the failure of the transaction to be consummated on or before that date;

  •
  if any law has been enacted, entered, enforced or deemed applicable to the transaction by a governmental entity that makes the consummation of the transaction illegal in the United States or any foreign jurisdiction in which Activision or Vivendi has substantial business and operations;

    •
    if any governmental entity in the United States or any foreign jurisdiction in which Activision or Vivendi has substantial business and operations has issued or granted any order making the transaction illegal in the United States or any such foreign jurisdiction, and such order has become final and non-appealable; or

    •
    if the Activision stockholder approval has not been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof;

  •
  by Vivendi (provided that none of Vivendi, VGAC or Vivendi Games is then in breach of any of their respective obligations under the business combination agreement), if there is any continuing inaccuracy in the representations and warranties of Activision or Merger Sub set forth in the business combination agreement, or Activision or Merger Sub is then failing to perform any of its covenants or other agreements set forth in the business combination agreement, in either case such that (a) certain conditions to Vivendi's and Vivendi Games' obligation to effect the transaction would fail to be satisfied at the time of such termination, and (b) such inaccuracy or breach is not reasonably capable of being cured by Activision or Merger Sub prior to the termination date;

  •
  by Activision (provided neither it nor Merger Sub is then in breach of any of their respective obligations under the business combination agreement), if there is any continuing inaccuracy in the representations and warranties of Vivendi, VGAC or Vivendi Games set forth in the business combination agreement, or Vivendi, VGAC or Vivendi Games is then failing to perform any of its covenants or other agreements set forth in the business combination agreement, in either case such that (a) certain conditions to Activision's and Merger Sub's obligation to effect the transaction would fail to be satisfied at the time of such termination, and (b) such inaccuracy or breach is not reasonably capable of being cured by Vivendi, VGAC or Vivendi Games prior to the termination date;

  •
  by Vivendi,

  •
  if Activision's board of directors or any committee thereof (a) withdraws or adversely and materially modifies, or publicly proposes to withdraw or adversely and materially modify, its recommendation of the business combination agreement and the transaction (except with respect to events or circumstances relating to Vivendi, VGAC or Vivendi Games), or (b) adopts or recommends, or publicly proposes to adopt or recommend, any Activision acquisition proposal; or

  •
  if Activision's board of directors fails to publicly reaffirm its recommendation of the business combination agreement and the transaction within ten (10) business days following the date upon which a third party first commences a tender or exchange offer for shares of Activision capital stock;

  •
  by Activision, pursuant to and in accordance with the terms and subject to the conditions discussed above with respect to an Activision superior proposal, provided that Vivendi has received the termination fee discussed below not later than the first (1st) business day after such termination.

Effect of Termination

        If the transaction is terminated as described in the section entitled "—Termination" above, the agreement will be void, and there will be no liability or obligation of any party except that:

  •
  each party will remain liable for its willful breach of the business combination agreement; and

  •
  designated provisions of the business combination agreement, including the provisions regarding the termination fee described below, will survive termination.

Termination Fees and Expenses

        Under the terms of the business combination agreement, Activision must (a) pay Vivendi a termination fee equal to $180 million and (b) reimburse Vivendi for all of Vivendi's, VGAC's and Vivendi Games' actual and reasonably documented out-of-pocket expenses (including reasonable attorneys' fees) actually incurred by Vivendi, VGAC and Vivendi Games on or prior to the termination of the business combination agreement in connection with the business combination agreement and the transaction, up to a maximum of $15 million, in the event that:

  •
  the business combination agreement is terminated by Vivendi because:

  •
  Activision's board of directors or any committee thereof (a) withdraws or adversely and materially modifies, or publicly proposes to withdraw or adversely and materially modify, its recommendation of the business combination agreement and the transaction (except with respect to events or circumstances relating to Vivendi, VGAC or Vivendi Games), or (b) adopts or recommends, or publicly proposes to adopt or recommend, any Activision acquisition proposal;

  •
  Activision's board of directors fails to publicly reaffirm its recommendation of the business combination agreement and the transaction within ten (10) business days following the commencement of a third-party tender or exchange offer for Activision's capital stock;

  •
  the business combination agreement is terminated by Activision in response to an Activision superior proposal in compliance with the provisions of the business combination agreement; or

  •
  all of the following three events have occurred:

  •
  prior to the Activision stockholder meeting, an Activision acquisition proposal has been made directly to Activision's stockholders generally and not withdrawn, or has otherwise become publicly known, or any person has publicly announced an intention (whether or not conditional) to make an Activision acquisition proposal;

  •
  thereafter the business combination agreement is terminated by either Vivendi or Activision because (a) the transaction has not been consummated on or before the termination date, or (b) the Activision stockholder approval has not been obtained; and

  •
  within twelve (12) months after such termination, Activision enters into a definitive contract to consummate, or consummates, a transaction constituting an Activision acquisition proposal.

        Further, in the event that the business combination agreement is terminated by either Activision or Vivendi due to a breach of any representation, warranty, covenant or agreement set forth in the business combination agreement, the breaching party must reimburse the non-breaching party for its actual and reasonably documented out-of-pocket expenses (including reasonable attorneys' fees) actually incurred by the non-breaching party on or prior to the termination of the business combination agreement in connection with the business combination agreement and the transaction, up to a maximum of $15 million.

Conduct of Business Prior to the Closing Date

Activision's Conduct of Business Prior to the Closing Date

        Under the business combination agreement, Activision has agreed that, until the closing date and except (a) as set forth in Activision's disclosure schedule to the business combination agreement, (b) as required by applicable law, (c) as required or contemplated by the business combination agreement, or (d) as consented to in writing by Vivendi (which consent will not be unreasonably withheld, delayed or conditioned), it will (and will cause its subsidiaries to):

  •
  conduct its business in the ordinary course;

  •
  use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees; and

  •
  use its reasonable best efforts to protect its intellectual property to the end that the goodwill and ongoing business of Activision and its subsidiaries will not be impaired in any material respects as of the closing date.

        In addition, Activision has agreed that, until the closing date and except (a) as set forth in Activision's disclosure schedule to the business combination agreement, (b) as required by applicable law, (c) as required or contemplated by the business combination agreement, or (d) as consented to in writing by Vivendi (which consent will not be unreasonably withheld, delayed or conditioned), it will not (and will not permit its subsidiaries to), and will not propose or commit to:

  •
  pay dividends (except for dividends by wholly-owned subsidiaries of Activision to their respective parent), reclassify stock or commence any stock repurchases;

  •
  issue securities, subject to certain limited exceptions, including (a) the issuance of restricted shares and equity rights in the ordinary course of business and consistent with past practice not to exceed three million (3,000,000) shares in the aggregate (excluding any shares or equity rights granted pursuant to the employment agreements entered into between Activision and each of Messrs. Robert A. Kotick and Brian G. Kelly concurrently with the execution of the business combination agreement), and (b) the authorization of additional shares as required or contemplated by the business combination agreement or any ancillary agreement thereto;

  •
  amend the certificate of incorporation or bylaws of Activision or any subsidiary of Activision;

  •
  acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, any business, corporation, partnership, association or other business organization, other than acquisitions involving aggregate consideration of less than $75 million;

  •
  dispose of any assets, other than in the ordinary course of business and dispositions of assets with an aggregate fair market value of less than $10 million;

  •
  make loans or investments, subject to certain exceptions, including loans or investments in the ordinary course of business;

  •
  incur indebtedness, subject to certain exceptions, including borrowings not to exceed $25 million in the aggregate;

  •
  make changes to accounting methods, subject to certain limited exceptions;

  •
  commence new capital expenditures, subject to certain exceptions, including (a) disclosed capital expenditures and (b) additional capital expenditures not disclosed but made in the ordinary course of business and in an aggregate amount not to exceed an additional $20 million;

  •
  take actions that would be reasonably likely to prevent or materially delay the consummation of the transaction;

  •
  discharge any liabilities, subject to certain exceptions;

  •
  make any material changes to, or waive any material right under, certain material contracts;

  •
  except in the ordinary course of business, enter into any new material contract;

  •
  grant liens in, sell, assign, abandon, license or sublicense any of Activision's material intellectual property rights (with the exception of licenses and other agreements entered into in the ordinary course of business) or enter into any contract outside the ordinary course of business with respect to Activision's intellectual property;

  •
  make changes in employee benefits, subject to certain exceptions;

  •
  effectuate a plant closing or a mass layoff at any time within the 90-day period before the effective time of the merger without complying fully with the notice and other requirements of the WARN Act;

  •
  fail to timely file material tax returns or timely pay any material taxes;

  •
  engage in transactions with any of its affiliates (except for transactions solely by and among Activision and any of Activision's wholly-owned subsidiaries);

  •
  engage in any liquidation, dissolution, merger or similar transaction (other than the transaction and any other transactions involving solely Activision or any of Activision's wholly-owned subsidiaries and Activision or one or more of its wholly-owned subsidiaries); and

  •
  authorize any of, or announce an intention, or agree to take any of, the foregoing actions.

Vivendi Games' Conduct of Business Prior to the Closing Date

        Under the business combination agreement, Vivendi Games has agreed that, until the closing date and except (a) as set forth in Vivendi Games' disclosure schedule to the business combination agreement, (b) as required by applicable law, (c) as required or contemplated by the business combination agreement, or (d) as consented to in writing by Activision (which consent will not be unreasonably withheld, delayed or conditioned), it will (and will cause its subsidiaries to):

  •
  conduct its business in the ordinary course;

  •
  use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees; and

  •
  use its reasonable best efforts to protect its intellectual property to the end that the goodwill and ongoing business of Vivendi Games and its subsidiaries will not be impaired in any material respects as of the closing date.

        In addition, Vivendi Games has agreed that, until the closing date and except (a) as set forth in Vivendi Games' disclosure schedule to the business combination agreement, (b) as required by applicable law, (c) as required or contemplated by the business combination agreement, or (d) as consented to in writing by Activision (which consent will not be unreasonably withheld, delayed or conditioned), it will not (and will not permit its subsidiaries to):

  •
  pay dividends (except for cash dividends by Vivendi Games and its subsidiaries to their respective parents, provided that, at the closing of the transaction and after giving effect to any such dividends, Vivendi Games and its subsidiaries will hold not less than $15 million in cash), reclassify stock, or commence any stock repurchases (except with respect to the Blizzard equity plan);

  •
  issue securities, subject to certain limited exceptions, including (a) the issuance of shares pursuant to the exercise of options to acquire shares of Blizzard common stock that were outstanding on the date of the business combination agreement, and (b) the granting of options to acquire shares of Blizzard common stock and the granting of shares of restricted Blizzard common stock in the ordinary course of business and consistent with past practice not to exceed one million two hundred fifteen thousand (1,215,000) shares in the aggregate;

  •
  amend the certificate of incorporation or bylaws (or similar organizational documents) of Vivendi Games or any subsidiary of Vivendi Games;

  •
  acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, any business, corporation, partnership, association or other business organization, other than acquisitions involving aggregate consideration of less than $75 million;

  •
  dispose of any assets, other than other than in the ordinary course of business and dispositions of assets with an aggregate fair market value of less than $10 million;

  •
  make loans or investments, subject to certain exceptions, including loans or investments in the ordinary course of business;

  •
  incur indebtedness, subject to certain exceptions, including for borrowings not to exceed $25 million in the aggregate;

  •
  make changes to accounting methods, subject to certain exceptions;

  •
  commence new capital expenditures, subject to certain exceptions, including (a) disclosed capital expenditures, (b) any capital expenditure to acquire hardware or software related to the business of Blizzard Entertainment not to exceed $50 million in the aggregate, and (c) additional capital expenditures not disclosed but made in the ordinary course of business and in an aggregate amount not to exceed an additional $10 million;

  •
  take actions that would be reasonably likely to prevent or materially delay the consummation of the transaction;

  •
  discharge any liabilities, subject to certain exceptions;

  •
  make any material changes to, or waive any material right under, certain material contracts;

  •
  except in the ordinary course of business and except for the termination of certain contracts specified in the business combination agreement, enter into any new material contract;

  •
  grant liens in, sell, assign, abandon, license or sublicense any of Vivendi Games' material intellectual property rights (with the exception of licenses and other agreements entered into in the ordinary course of business) or enter into any contract outside the ordinary course of business with respect to Vivendi Games' intellectual property;

  •
  make changes in employee benefits, subject to certain limited exceptions;

  •
  effectuate a plant closing or a mass layoff at any time within the 90-day period before the effective time of the merger without complying fully with the notice and other requirements of the WARN Act;

  •
  fail to timely file material tax returns or timely pay any material taxes;

  •
  engage in transactions with any of its affiliates (except for transactions solely by and among Vivendi Games and any of Vivendi Games' wholly-owned subsidiaries);

  •
  engage in any liquidation, dissolution, merger or similar transaction (other than the transaction and transactions involving solely Vivendi Games or any of Vivendi Games' wholly-owned subsidiaries and Vivendi Games or one or more of its wholly-owned subsidiaries); and

  •
  authorize any of, or announce an intention, or agree to take any of, the foregoing actions.

Certain Other Covenants

Reasonable Best Efforts to Complete the Transaction

        Under the terms of the business combination agreement, each of Activision, Merger Sub, Vivendi, VGAC and Vivendi Games has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to complete the transaction in the most expeditious manner practicable, including:

  •
  preparing and filing as soon as practicable all forms, registrations and notices required to be filed to consummate the transaction and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or governmental entity, including:

  •
  filings pursuant to the HSR Act with the FTC and the Antitrust Division; and

  •
  filings of any forms or reports required by the European Commission or any other governmental entity required under any foreign antitrust laws;

  •
  defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the business combination agreement, any ancillary agreement thereto, or the consummation of the merger, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed until the issuance of a final, non-appealable order; and

  •
  using reasonable best efforts to cause the satisfaction of all conditions to the closing of the transaction.

        Notwithstanding the above, none of Activision, Merger Sub, Vivendi, VGAC and Vivendi Games is required to enter into any consent arrangement that would be reasonably expected to have a material adverse effect on the benefits that are expected to derive from the transaction.

        In addition, each of Activision, Merger Sub, Vivendi, VGAC and Vivendi Games has agreed to consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any governmental entity or any other information supplied by such party to a governmental entity in connection with the business combination agreement, any ancillary agreement thereto, or the consummation of the transaction.

Access to Information

        Under the business combination agreement, each of Activision and Vivendi Games has agreed to, and to cause each of its subsidiaries to, (a) afford to the other parties to the business combination agreement and their respective officers, employees, accountants, counsel, agents and other representatives reasonable access to all of their properties, personnel, books and records (including tax returns filed and those in preparation, workpapers and other items relating to taxes), and (b) furnish promptly all information concerning its business, properties and personnel as such other parties may reasonably request. Any such access will be conducted under the supervision of personnel of the party providing such access and in a manner that does not interfere with the party's normal operations.

        Notwithstanding the obligations described above, none of Activision or Vivendi Games is required to disclose any information that, in its sole and absolute discretion, (a) it is not legally permitted to disclose or the disclosure of which would contravene any applicable law or order (including any antitrust law) or (b) the disclosure of which would be reasonably likely to cause the loss of any attorney-client or other legal privilege.

Director and Officer Indemnification

        Under the terms of the business combination agreement, Activision has agreed to honor, for a period of six (6) years after the effective time of the merger, all obligations of Vivendi Games and Vivendi Games' subsidiaries contained in any indemnification agreement in effect immediately prior to the effective time of the merger between Vivendi Games or any of Vivendi Games' subsidiaries and any of their current or former directors and officers and any person who becomes a director or officer of Vivendi Games or any of Vivendi Games' subsidiaries prior to the effective time of the merger.

        In addition, for a period of six (6) years after the effective time of the merger, Activision and its subsidiaries (a) will cause the certificate of incorporation and bylaws (and other similar organizational documents) of Vivendi Games, as the surviving corporation of the merger, and Vivendi Games' subsidiaries to contain provisions with respect to indemnification and exculpation of their respective officers and directors that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of Vivendi Games immediately prior to the effective time of the merger, and (b) will not amend, repeal or otherwise modify such provisions in any respect, except as required by applicable law.

        In the event that Vivendi Games, as the surviving corporation of the merger, or any of its successors or assigns, consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of the consolidation or merger, or transfers all or substantially all of its properties and assets to any person, then, in each case, proper provisions must be made to ensure that the successors and assigns of Vivendi Games will assume the aforementioned indemnification and exculpation obligations of Vivendi Games.

Director and Officer Insurance

        For a period of six (6) years after the effective time of the merger, Vivendi will (and will cause Activision to) maintain in effect Activision's existing directors' and officers' liability insurance policy covering claims arising from facts or events occurring at or prior to the effective time of the merger (including acts or omissions occurring in connection with the business combination agreement and the consummation of the transaction and covering each indemnified party who is covered as of the effective time of the merger by Activision's existing directors' and officers' liability insurance policy on terms with respect to coverage and amounts no less favorable than those in effect on the date of the business combination agreement.

        However, neither Vivendi nor Activision will be required to pay annual premiums in excess of 250% of the current annual premium paid by Activision for such insurance. If the annual premiums of such insurance coverage exceed such amount, Activision will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 250% of the current annual premium.

Release of Guarantees

        Vivendi, Vivendi Games and Activision will cooperate and use their reasonable best efforts to obtain, effective as of the closing date, the release of Vivendi and its affiliates (other than Vivendi Games and its subsidiaries) from any guarantee, performance bond, surety bond or other similar agreement relating to the operation of the business of Vivendi Games or any of its subsidiaries. Activision will indemnify Vivendi and its affiliates (other than Vivendi Games and its subsidiaries) for any payments required to be made under, or costs incurred in connection with, any unreleased guarantee following the closing of the transaction.

Employee Benefits

        For one year after the completion of the transaction, Activision Blizzard will maintain and comply with the severance policies, plans and agreements of Vivendi Games and its subsidiaries in effect immediately prior to the closing or otherwise provide severance benefits to employees of those entities that are no less generous in the aggregate than those provided under such policies, plans and agreements in effect immediately prior to the completion of the transaction.

Representations and Warranties

        The business combination agreement contains general representations and warranties made by each of Activision and Merger Sub, on the one hand, and Vivendi, VGAC and Vivendi Games, on the other hand, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the transaction. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects, and expire at the closing of the transaction.

Representations and Warranties by Activision and Merger Sub

        Each of Activision and Merger Sub has made a number of representations and warranties to Vivendi, VGAC and Vivendi Games in the business combination agreement, including representations and warranties relating to the following matters:

  •
  corporate organization, qualifications to do business and corporate standing;

  •
  capital structure and absence of restrictions or encumbrances with respect to the capital stock of Activision;

  •
  corporate organization, qualifications to do business and corporate standing of Activision's subsidiaries;

  •
  ownership of, and absence of restrictions or encumbrances with respect to, capital stock of Activision's subsidiaries;

  •
  corporate authority to enter into the business combination agreement and the ancillary agreements thereto and to consummate the transaction;

  •
  Activision stockholder approval;

  •
  governmental and regulatory approvals required to complete the transaction;

  •
  absence of any conflict or violation of the corporate charter and bylaws of Activision and its subsidiaries, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the business combination agreement;

  •
  maintenance of books and records by Activision and its subsidiaries;

  •
  Activision's SEC filings and the financial statements contained in those filings;

  •
  Activision's internal accounting controls and disclosure controls and procedures;

  •
  absence of a material adverse effect with respect to Activision since March 31, 2007;

  •
  absence of undisclosed liabilities of Activision or any of its subsidiaries;

  •
  Activision's benefit plans, employees and employment practices;

  •
  compliance with employment/labor contracts and laws by Activision, its subsidiaries and their officers, employees and consultants whose annual salary exceeds $200,000;

  •
  absence of collective bargaining arrangements and labor controversies at Activision or any of its subsidiaries;

  •
  material contracts and the absence of breaches of material contracts to which Activision or any of its subsidiaries is a party;

  •
  litigation involving Activision or any of its subsidiaries;

  •
  compliance with applicable law by Activision, Activision's subsidiaries and their respective officers and directors;

  •
  Activision's and Activision's subsidiaries' taxes and tax returns;

  •
  environmental matters;

  •
  inapplicability of state takeover statutes;

  •
  intellectual property of Activision and its subsidiaries;

  •
  absence of indemnifiable claims against Activision or any of its subsidiaries;

  •
  receipt by Activision of a fairness opinion from Allen & Company LLC;

  •
  approval by the boards of directors of Activision and Merger Sub of the business combination agreement, the ancillary agreements thereto to which Activision is a party, and the transaction;

  •
  any person's entitlement to a broker's, finder's, financial advisor's or other similar fee or commission in connection with the transaction;

  •
  accuracy of the information supplied by or on behalf of Activision for this proxy statement; and

  •
  interim operations of Merger Sub.

Representations and Warranties by Vivendi, VGAC and Vivendi Games

        Each of Vivendi, VGAC and Vivendi Games has made a number of representations and warranties to Activision and Merger Sub in the business combination agreement, including representations and warranties relating to the following matters:

  •
  corporate organization, qualifications to do business and corporate standing of Vivendi and Vivendi Games;

  •
  capital structure, absence of restrictions or encumbrances with respect to, and ownership VGAC of the capital stock of Vivendi Games;

  •
  corporate organization, qualifications to do business and corporate standing of Vivendi Games' subsidiaries;

  •
  ownership of, and absence of restrictions or encumbrances with respect to, capital stock of Vivendi Games' subsidiaries;

  •
  corporate authority to enter into the business combination agreement and the ancillary agreements thereto and to consummate the transaction;

  •
  governmental and regulatory approvals required to complete the transaction;

  •
  absence of any conflict or violation of the corporate charter and bylaws (or any similar organizational documents) of Vivendi, VGAC, Vivendi Games and Vivendi Games' subsidiaries, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the business combination agreement;

  •
  maintenance of books and records by Vivendi Games and its subsidiaries;

  •
  financial statements of Vivendi Games and its subsidiaries;

  •
  internal accounting controls of Vivendi Games;

  •
  absence of a material adverse effect with respect to Vivendi Games since December 31, 2006;

  •
  absence of undisclosed liabilities of Vivendi Games and any of its subsidiaries;

  •
  benefit plans, employees and employment practices of Vivendi Games and its subsidiaries;

  •
  compliance with employment/labor contracts and laws by Vivendi Games, its subsidiaries and their officers, employees and consultants whose annual salary exceeds $200,000;

  •
  absence of collective bargaining arrangements and labor controversies at Vivendi Games and its subsidiaries;

  •
  material contracts and the absence of breaches of material contracts to which Vivendi Games or any of its subsidiaries is a party;

  •
  litigation involving Vivendi Games or any of its subsidiaries;

  •
  compliance with applicable law by Vivendi Games and its subsidiaries;

  •
  taxes and tax returns filed by Vivendi Games and its subsidiaries;

  •
  environmental matters;

  •
  inapplicability of state takeover statutes;

  •
  intellectual property of Vivendi Games and its subsidiaries;

  •
  absence of indemnifiable claims against Vivendi Games or any of its subsidiaries;

  •
  approval by the boards of directors of Vivendi, VGAC and Vivendi Games of the business combination agreement, the ancillary agreements thereto to which Vivendi, VGAC or Vivendi Games is a party, and the transaction;

  •
  approval by VGAC, the sole stockholder of Vivendi Games, of the business combination agreement and the transaction;

  •
  any person's entitlement to a broker's, finder's, financial advisor's or other similar fee or commission in connection with the transaction; and

  •
  accuracy of the information supplied by or on behalf of Vivendi or Vivendi Games for this proxy statement.

        The representations and warranties described in this proxy statement and included in the business combination agreement were made by each of Activision and Merger Sub, on the one hand, and Vivendi, VGAC and Vivendi Games, on the other hand, as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the business combination agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that is different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. The business combination agreement is described in this proxy statement and included as Annex A solely to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the parties or their respective businesses. Accordingly, you should not rely on the representations and warranties in the business combination agreement as characterizations of the actual state of facts about the parties, and you should read the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement for information regarding the parties and their respective businesses. See the section entitled "Where You Can Find More Information."

Miscellaneous

Amendment and Waiver

        The business combination agreement may be amended by Activision, Merger Sub, Vivendi, VGAC and Vivendi Games, only by action taken by or on behalf of their respective boards of directors, at any time prior to (but not following) the closing date. Notwithstanding the foregoing, (a) following the Activision stockholder approval, the business combination agreement may not be amended without approval by Activision's stockholders, and (b) after the closing date, the business combination agreement may not be amended without approval by a majority of the independent directors of Activision.

Expenses Generally

        All fees and expenses incurred in connection with the business combination agreement and the transaction and the tender offer (including all fees and expenses of agents, representatives, counsel, financial advisors and accountants) will be paid by the party incurring the fees or expenses. Notwithstanding the foregoing, the fees and expenses of Goldman, Sachs & Co. and Gibson, Dunn & Crutcher LLP, respectively the financial and legal advisors to Vivendi and Vivendi Games, will be paid by Vivendi (other than legal fees incurred by Vivendi in respect of the new credit facilities).

CERTAIN AGREEMENTS RELATED TO THE TRANSACTION

        The following summary describes the material provisions of the voting and lock-up agreements, the investor agreement and the tax sharing agreement, which have been or will be entered into in connection with the transaction. Copies of the voting and lock-up agreements are attached as Annexes E and F to this proxy statement and are incorporated by reference into this proxy statement. Copies of the investor agreement and the tax sharing agreement are attached to the business combination agreement as Exhibit D and Exhibit E, respectively, and are incorporated by reference into this proxy statement. The rights and obligations of the parties to the voting and lock-up agreements, the investor agreement and the tax sharing agreement are governed by the express terms and conditions of the voting and lock-up agreements, the investor agreement and the tax sharing agreement, respectively, and not by this summary. This summary may not contain all of the information about the voting and lock-up agreements, the investor agreement and the tax sharing agreement that may be important to you and is qualified in its entirety by reference to the complete text of the voting and lock-up agreements, the investor agreement and the tax sharing agreement. We encourage you to read the voting and lock-up agreements, the investor agreement and the tax sharing agreement carefully and in their entirety for a more complete understanding of these agreements.

Voting and Lock-Up Agreements

        Concurrently with the execution of the business combination agreement, on December 1, 2007, Vivendi and Activision entered into voting and lock-up agreements with two stockholders of Activision. The two stockholders that are a party to the voting and lock-up agreements are Messrs. Robert A. Kotick, Activision's Chairman and Chief Executive Officer; and Brian G. Kelly, Activision's Co-Chairman. Messrs. Kotick and Kelly are referred to in this proxy statement, collectively, as the "management stockholders."

Agreement to Vote

        Under the terms of the voting and lock-up agreements, the management stockholders have agreed that they will, between the execution of the voting and lock-up agreements and the earlier to occur of the closing of the transaction and the termination of the voting and lock-up agreements:

  •
  appear (in person or by proxy) at any annual or special meeting of Activision's stockholders for the purpose of obtaining a quorum; and

  •
  vote or, if requested, execute proxies with respect to (a) all shares of Activision common stock owned beneficially or of record by the management stockholders as of the date of the voting and lock-up agreements (or over which the management stockholders exercise voting power) as well as (b) all additional shares of Activision common stock that the management stockholders purchase or otherwise acquire beneficial ownership of during the period from the date of the voting and lock-up agreements through the termination of the voting and lock-up agreements, as follows:

  •
  in favor of approval of the business combination agreement and the transaction at every meeting of Activision's stockholders (and any adjournment or postponement thereof) at which such matters are considered;

  •
  against any proposal which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of (a) Activision under the business combination agreement or (b) the management stockholders under the voting and lock-up agreements; and

  •
  against any Activision acquisition proposal.

Transfer Restrictions

        The management stockholders have also agreed to certain restrictions on the transfer of (a) shares of Activision common stock and other equity securities of Activision beneficially owned by the management stockholders as of the date of the voting and lock-up agreements, and (b) all additional shares of Activision common stock and other equity securities of Activision of which the management stockholders acquire beneficial ownership prior to the termination of the voting and lock-up agreements. These securities are referred to in this proxy statement as the "subject securities."

        Between the execution of the voting and lock-up agreements and the closing of the transaction, the management stockholders will not, without Vivendi's prior written consent (a) transfer, or enter into any agreement with respect to a transfer of, any of the subject securities or any interest therein, (b) grant any proxies, options or rights of first offer or refusal with respect to any of the subject securities, or (c) enter into any voting agreement, voting trust or other voting arrangement with respect to any of the subject securities.

        In addition, for a period of one hundred twenty (120) days after the closing date, the management stockholders will not, without Vivendi's prior written consent (a) transfer (including pursuant to the tender offer), or enter into any agreement with respect to a transfer of, more than 33 1/3% of the subject securities, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the subject securities' economic consequences of ownership. Notwithstanding the foregoing and subject to certain limitations, the aforementioned restrictions will not apply to a transfer of the subject securities by gift, will or intestacy.

Registration Rights

        The voting and lock-up agreements also provide for certain registration rights of the management stockholders.

  Demand Registration Rights

        After the expiration of the 120-day lock-up period described above, each of the management stockholders will be entitled to demand that Activision prepare and file with the SEC a registration statement relating to the sale of their securities of Activision, including in an underwritten offering, so long as such securities have a market value of at least $50 million or represent all of the securities then held by such management stockholder.

        Upon receipt of a demand notice, Activision is required to promptly give notice of such requested registration to all persons that may be entitled to participate in such sale. Thereafter, Activision must (a) prepare and file a registration statement with the SEC as soon as possible, but no later than ninety (90) days after receipt of the demand notice (subject to the right of Activision described below to delay such filing), and (b) use its reasonable efforts to have the registration statement declared effective as promptly as practicable after filing. Additionally, Activision is required to use reasonable efforts to keep the registration statement effective until the earlier of (x) one (1) year (in the case of a shelf registration statement) or sixty (60) days (in the case of any other registration statement) from the effective time of such registration statement and (y) such time as all the applicable securities are sold. Activision is not required to file more than two (2) registration statements relating to underwritten offerings, or two (2) registration statements which have become and remained effective in any twenty-four (24) months period.

        Activision is permitted to postpone (or, if necessary or advisable, withdraw) the filing for a period that does not exceed one hundred twenty (120) days, if a majority of Activision's independent directors determines in good faith that the offering (a) would interfere with any pending material financing, acquisition, corporate reorganization or other corporate transaction involving Activision or any of its subsidiaries, (b) would require disclosure of any event or condition that such directors determine would be disadvantageous for Activision to disclose and which Activision is not otherwise required to disclose at such time, or (c) would otherwise be materially detrimental to Activision and its subsidiaries, taken as a whole.

  Piggyback Registration Rights

        The voting and lock-up agreements also provide the management stockholders with piggyback registration rights such that if, after the expiration of the 120-day lock-up period described above, Activision proposes to file a registration statement (other than a registration statement on Form S-8 or Form S-4) in connection with a public offering of any securities of Activision, Activision is required to give at least ten (10) business days prior written notice of such proposed filing to the management stockholders, and the notice must offer the management stockholders the opportunity to register such number of securities as each of the management stockholders may request. Upon receipt of such notice, the management stockholders have seven (7) business days to specify the amount of securities to be included in the proposed registration.

        In connection with an underwritten offering, if the managing underwriter advises that, in its good faith view, there is a maximum number of shares that may be offered, Activision's shares have first priority, and shares of other holders have second priority. All piggyback registration rights are in addition to any demand registration rights, and no piggyback registration of shares will relieve Activision of its obligation to provide a demand registration.

  Expenses

        Activision will bear all registration expenses specified in the voting and lock-up agreements as well as all other expenses incurred by it in connection with the performance of its obligations under the voting and lock-up agreements. The management stockholders will bear all other expenses relating to any registration or sale in which the management stockholders participate.

Termination

        The voting and lock-up agreements will automatically terminate upon the earlier to occur of (a) the termination of the business combination agreement pursuant to its terms prior to the closing of the transaction, (b) the mutual agreement between Vivendi and the management stockholders, and (c) the date that is one hundred twenty (120) days after the closing date. However, the demand registration rights and piggyback registration rights will survive the termination of the voting and lock-up agreements until the earlier to occur of (a) the management stockholders' securities of Activision becoming transferable without volume restrictions pursuant to Rule 144(k) of the Securities Act, and (b) the first occurrence of a Termination Event.

Investor Agreement

        Activision, Vivendi, VGAC and Vivendi Games have agreed to enter into an investor agreement on the closing date, in form and substance attached as Exhibit D to the business combination agreement, a copy of which is attached as Annex A to this proxy statement. Given that the proposed investor agreement will only take effect on the closing date, the following description refers to Activision Blizzard, the combined company following completion of the transaction.

Agreement to Vote

        The proposed investor agreement provides that, prior to the first occurrence of a Termination Event, Vivendi and VGAC will vote all shares of Activision Blizzard common stock owned by them and their respective controlled affiliates:

  •
  in favor of (a) the nominees proposed for election as directors of Activision Blizzard by the independent nominating committee, subject to certain limited exceptions, and (b) the nominees proposed for election as directors of Activision Blizzard by the executive nominating committee, in each case, so long as such nominees are nominated in accordance with the post-closing certificate of incorporation and post-closing bylaws; and

  •
  against all proposals to remove any independent or executive directors other than in the event of malfeasance.

        See "Certain Agreements Related To The Transaction—Investor Agreement—Ratification of Matters Approved at 2007 Annual Meeting of Activision Stockholders."

Vivendi Equity Awards

  Reimbursement for Stock-Settled Equity Award Expenses

        Under the terms of the proposed investor agreement, Activision Blizzard will reimburse Vivendi for expenses recorded by Vivendi and its controlled affiliates in connection with stock option and restricted stock awards to purchase shares of Vivendi common stock that were granted to Vivendi Games' employees between January 1, 2004 and the closing date.

  Payment of Cash-Settled Equity Awards

        Under the terms of the proposed investor agreement, Vivendi Games will be responsible for the payment of all amounts that are payable to its employees upon exercise of stock appreciation rights and/or restricted stock units with respect to shares of Vivendi common stock that were granted to Vivendi Games' employees prior to the closing date under Vivendi's stock option and other equity-based plans.

  Reimbursement for Certain Social Security Contributions

        Under the terms of the proposed investor agreement, Vivendi Games will be responsible for the payment of all amounts payable to Mr. Jean-François Grollemund, the current Chief Financial Officer of Vivendi Games, under his employment agreement with Vivendi. In addition, Activision Blizzard or Vivendi Games will reimburse Vivendi quarterly for all contributions to the French social security system in respect of Mr. Grollemund's employment.

  Use of Transaction Proceeds

        Vivendi and VGAC will acknowledge and agree that the cash consideration paid pursuant to the business combination agreement may be used by Activision Blizzard for its general corporate purposes, including payment of any fees and expenses in connection with the settlement of certain legal proceedings related to Activision's historical stock option grant practices.

Financial Statements

        In order to facilitate the consolidation of Activision Blizzard and Vivendi for financial reporting purposes, Activision Blizzard will provide Vivendi with Activision Blizzard's quarterly consolidated financial statements through, and use its reasonable best efforts to comply with, Vivendi's consolidation and financial reporting process. Activision Blizzard will also provide certain financial and tax-related information with respect to Activision Blizzard and its subsidiaries in order for Vivendi to comply with its reporting obligation under the "bénéfice mondial consolidé" tax scheme recognized and authorized by the French Ministry of the Economy and Finance.

        To the extent required to enable Vivendi to comply with applicable French tax or regulatory requirements, including those with respect to the "bénéfice mondial consolidé" tax scheme, Activision Blizzard will provide Vivendi with a draft copy of each tax return required to be filed by Activision Blizzard or any of Activision Blizzard's subsidiaries at least forty (40) business days prior to the due date.

        The aforementioned provisions regarding financial statements will remain in effect until the first occurrence of a Termination Event, except that Activision Blizzard's obligation to provide quarterly financial statements will continue following a Termination Event if Activision Blizzard is no longer required to file periodic reports with the SEC pursuant to the Exchange Act.

Registration Rights

        The proposed investor agreement will grant certain registration rights to each of (a) Vivendi, (b) any of Vivendi's controlled affiliates, and (c) each holder of securities of Activision Blizzard that acquires from Vivendi or any of Vivendi's affiliates a number of shares of Activision Blizzard common stock that, as of the time of such acquisition, constitutes 10% or more of the aggregate number of issued and outstanding shares of Activision Blizzard common stock. The aforementioned persons are referred to in this proxy statement, collectively, as the "Activision Blizzard security holders."

  Demand Registration Rights

        Commencing one hundred twenty (120) days after the closing date, each of the Activision Blizzard security holders will be entitled to demand that Activision Blizzard prepare and file with the SEC a registration statement relating to the sale of their securities of Activision Blizzard, including in an underwritten offering, so long as such securities (a) have a market value of at least $500 million, (b) represent at least 10% of the outstanding Activision Blizzard common stock, or (c) with respect to Vivendi and its controlled affiliates, represent all of Activision Blizzard's securities then held by Vivendi and its controlled affiliates.

        Upon receipt of a demand notice, Activision Blizzard is required to promptly give notice of such requested registration to all persons that may be entitled to participate in such sale. Thereafter, Activision Blizzard must (a) prepare and file a registration statement with the SEC as soon as possible, but no later than ninety (90) days after receipt of the demand notice (subject to the right of Activision Blizzard described below to delay such filing), and (b) use its reasonable efforts to have the registration statement declared effective as promptly as practicable after filing. Additionally, Activision Blizzard is required to use reasonable efforts to keep the registration statement effective until the earlier of (x) one (1) year (in the case of a shelf registration statement) or sixty (60) days (in the case of any other registration statement) from the effective time of such registration statement and (y) such time as all the applicable securities are sold. Activision Blizzard is not required to file more than four (4) registration statements relating to underwritten offerings, or two (2) registration statements which have become and remained effective in any twenty-four (24) months period.

        Activision Blizzard is permitted to postpone (or, if necessary or advisable, withdraw) the filing for a period that does not exceed one hundred twenty (120) days, if a majority of Activision Blizzard's independent directors determines in good faith that the offering (a) would interfere with any pending material financing, acquisition, corporate reorganization or other corporate transaction involving Activision Blizzard or any of its subsidiaries, (b) would require disclosure of any event or condition that such directors determine would be disadvantageous for Activision Blizzard to disclose and which

Activision Blizzard is not otherwise required to disclose at such time, or (c) would otherwise be materially detrimental to Activision Blizzard and its subsidiaries, taken as a whole.

  Piggyback Registration Rights

        The investor agreement also provides piggyback registration rights such that if, after the expiration of the one hundred twenty (120) day period described above, Activision Blizzard proposes to file a registration statement (other than a registration statement on Form S-8 or Form S-4) in connection with a public offering of any securities of Activision Blizzard, Activision Blizzard is required to give at least ten (10) business days prior written notice of such proposed filing to the Activision Blizzard security holders (provided that Activision Blizzard will not be obligated to provide such notice to any person other than Vivendi and its controlled affiliates unless either Vivendi or one of its controlled affiliates has provided written notice to Activision Blizzard that such other person qualifies as "holder" within the meaning of the investor agreement). The notice must offer the opportunity to register such number of securities as each of the Activision Blizzard security holders may request. Upon receipt of such notice, the Activision Blizzard security holders have seven (7) business days to specify the amount of securities to be included in the proposed registration.

        In connection with an underwritten offering, if the managing underwriter advises that, in its good faith view, there is a maximum number of shares that may be offered, Activision Blizzard's shares have first priority, and shares of other holders have second priority. All piggyback registration rights are in addition to any demand registration rights, and no piggyback registration of shares will relieve Activision Blizzard of its obligation to provide a demand registration.

  Expenses

        Activision Blizzard will bear all registration expenses specified in the investor agreement as well as all other expenses incurred by it in connection with the performance of its obligations under the investor agreement. Each Activision Blizzard security holder that is entitled and elects to sell securities pursuant to a demand registration or piggyback registration will bear its other expenses relating to any registration or sale in which it participates.

Notice of Control Block Sales

        At least five (5) business days prior to execution of any agreement with respect to a "control block sale" (as described below), each of Vivendi and VGAC will provide the Activision Blizzard board of directors with (a) written notice of its intention to enter into such agreement and (b) the identity of the prospective purchaser(s) and the financial terms of such control block sale.

        As used in this proxy statement, the term "control block sale" means a sale or transfer by Vivendi or any of its controlled affiliates to an unaffiliated third party in a privately negotiated transaction (and not pursuant to a registration statement or trades on a national securities exchange or NASDAQ) of ownership of a number of shares of Activision Blizzard common stock that would, upon consummation of such transaction, result in such unaffiliated third party (or any "group" within the meaning of Section 13(d) or 14(d) of the Exchange Act of which it is a member) becoming the beneficial owner of (a) more than 50% of the then-outstanding shares of Activision Blizzard common stock or (b) a percentage of the then-outstanding Activision Blizzard common stock that exceeds the percentage of outstanding Activision Blizzard common stock owned of record by Vivendi and Vivendi's controlled affiliates after giving effect to such transaction.

Ratification of Matters Approved at 2007 Annual Meeting of Activision Stockholders

        In February 2008, Activision discovered that, due to an error, the record date for its September 27, 2007 annual meeting was not in technical compliance with Delaware law or Activision's bylaws, which require such record date to be not more than sixty (60) nor less than ten days (10) before the date of such meeting. In connection with the transaction, Vivendi has agreed to re-approve and ratify all actions and proposals approved by Activision's stockholders at such meeting, and to vote against any actions and proposals not approved by Activision's stockholders at such meeting, by written consent of the stockholders as permitted under Activision bylaws promptly after the closing of the transaction. If the transaction is not consummated for any reason, Activision intends to propose such actions and proposals for ratification at a special meeting of Activision's stockholders called for such purpose or at its next annual stockholder meeting.

Termination

        The proposed investor agreement will automatically terminate upon the occurrence of a Termination Event.

Tax Sharing Agreement

        VHIC and Activision have agreed to enter into a tax sharing agreement on the closing date in substantially the form attached as Exhibit E to the business combination agreement, a copy of which is attached as Annex A to this proxy statement. Given that the proposed tax sharing agreement will only take effect on the closing date, the following description refers to Activision Blizzard, the combined company following completion of the transaction.

Filing of Group Tax Returns

        Under the proposed tax sharing agreement, Activision Blizzard and/or any of its subsidiaries, which are referred to in this proxy statement, collectively, as the "Activision Blizzard subgroup," will join with VHIC in filing certain consolidated, combined or unitary income or franchise tax returns that VHIC may elect or be required to file. Each of these tax returns is referred to in this proxy statement as a "group tax return."

Tax Liability and Payment

        Under the proposed tax sharing agreement, Activision Blizzard will generally pay directly to the appropriate taxing authorities or otherwise discharge the tax liability of the Activision Blizzard subgroup. However, in the event that any Activision Blizzard subgroup member joins VHIC in the filing of a group tax return, Activision Blizzard will pay the Activision Blizzard subgroup's share of the tax liability for such group tax return to VHIC, and VHIC will pay the tax liability for the entire group to the appropriate taxing authority. Activision Blizzard will calculate the tax liability of the Activision Blizzard subgroup for any group tax return at least sixty (60) days prior to the due date of such tax return. In calculating the Activision Blizzard subgroup's tax liability under any group tax return, Activision Blizzard will determine its tax liability on a hypothetical basis as if the Activision Blizzard subgroup was filing its own separate group tax return. If Activision Blizzard would be required to make estimated payments of tax determined on such hypothetical basis, Activision Blizzard will make a good faith estimate of its tax liability pursuant to the hypothetical separate group tax return calculation, and pay such amount to VHIC.

        If VHIC and Activision Blizzard disagree as to Activision Blizzard's calculation of its hypothetical separate tax return liability, the dispute will be resolved by Activision Blizzard's independent public accountants, unless Activision Blizzard's public accountants determine that making any such recommendation may conflict with their status of remaining independent, in which case the dispute will be resolved by the tax group of another nationally recognized independent accounting firm of Activision Blizzard's choosing. VHIC and Activision Blizzard will determine Activision Blizzard's actual tax liability pursuant to the hypothetical separate group tax return calculation for each group tax return after the end of each taxable year and compare such amount to Activision Blizzard's actual payments to VHIC in respect of estimated taxes. Based on such comparison, VHIC and Activision Blizzard will make adjusting payments to address any overpayments or underpayments of tax by Activision Blizzard.

        Under the proposed tax sharing agreement, unless otherwise required by applicable law, VHIC and Activision Blizzard will not take any actions in connection with any tax return or settlement of any tax contest that is reasonably expected to increase the tax liability of the other party, result in a reduction of a beneficial tax item of the other party or result in an increased liability of the other party under the proposed tax sharing agreement.

Repatriation Amount

        Under the proposed tax sharing agreement, VHIC will make payments to Activision Blizzard in respect of (or the obligation of Activision Blizzard to make payments to VHIC under the proposed tax sharing agreement will be reduced by) fifty percent of the tax liability associated with certain distributions that may be made by non-U.S. subsidiaries of Vivendi Games to the Activision Blizzard subgroup during the five year period following the closing date of the transaction.

Indemnification

        VHIC will indemnify the members of the Activision Blizzard subgroup for any tax liability imposed on the Activision Blizzard subgroup due to VHIC's failure to pay any group tax return tax liability, less any payments that Activision Blizzard owes to VHIC under the proposed tax sharing agreement. VHIC will also indemnify the members of the Activision Blizzard subgroup for any tax liability of VHIC arising in a tax period prior to the closing date that is in excess of the amount reserved for such tax liability on the Vivendi Games balance sheet for the quarter ended immediately prior to the closing date (VHIC will not, however, make any representation as to or warrant or guarantee the existence or value of any net operating losses, credits or other tax attributes of VHIC or any of its subsidiaries). In addition, VHIC will indemnify Activision Blizzard for any tax liability arising as a result of a disallowance by any taxing authority of any deduction as an "excess parachute payment" pursuant to Section 280G of the Internal Revenue Code or similar state or local tax law relating to any payment or benefit (a) in effect on or prior to the closing date and provided under any VHIC or Vivendi Games compensatory or similar arrangement and (b) arising as a result of the consummation of the transaction.

        Activision Blizzard will indemnify VHIC for any tax liability imposed on VHIC or any of its subsidiaries (other than members of the Activision Blizzard subgroup) due to Activision Blizzard's failure to pay any taxes of the Activision Blizzard subgroup, less any payments that VHIC owes to Activision Blizzard under the proposed tax sharing agreement.

Tax Contests

        The proposed tax sharing agreement provides that, in the case of any tax contests with any taxing authority involving a group tax return, Activision Blizzard will control the course of any proceedings with respect to such tax contests focused on tax items of any member of the Activision Blizzard subgroup, and VHIC will control all other such contests. Prior to entering into any settlement of any such tax contest with any taxing authority, the party controlling the tax contest is required to obtain the consent of the other party to the proposed tax sharing agreement, which consent will not be unreasonably withheld. However, if the parties disagree as to a portion of a proposed settlement, the party controlling the tax contest can enter into a settlement without the consent of the other party and will forgo its right to any contributing tax payments from the non-settling party with respect to the disputed portion of such settlement amount.

Dispute Resolution

        Under the proposed tax sharing agreement, any other disputes between the parties with respect to the proposed tax sharing agreement will be resolved by a nationally recognized accounting firm that is jointly retained by VHIC and Activision Blizzard and mutually agreeable to both parties.

Services Agreement

        At Activision's request, at the closing of the transaction, Activision Blizzard and Vivendi will enter into a services agreement, pursuant to which Vivendi will provide certain treasury-related services to certain Activision Blizzard subsidiaries for a period of up to three years, subject to extension and terminable by either party on not less than three months notice. Activision Blizzard will be charged a fee based on Vivendi's estimated cost of providing these services and will be obligated to reimburse Vivendi for its out-of-pocket expenses incurred in connection with the services. Activision Blizzard will also license software from Vivendi on a royalty-free basis in connection with certain of those services.

BOARD AND MANAGEMENT OF ACTIVISION BLIZZARD

        This section of the document describes the material board and management arrangements that will apply to Activision Blizzard upon completion of the transaction.

Board of Directors

        After completion of the transaction, the Activision Blizzard board of directors will consist of eleven (11) directors. Prior to the first occurrence of a Triggering Event and subject to applicable law or stock exchange listing rules, the Activision Blizzard board of directors will include six (6) Vivendi designees, Messrs. Robert A. Kotick and Brian G. Kelly who will serve in the capacity of executive directors, and three (3) independent directors.

        We currently anticipate that the following individuals will serve on the initial Activision Blizzard board of directors following completion of the transaction:

Name	Age	Business Experience, Public Company Directorships Held
Robert A. Kotick	45	Director; President and Chief Executive Officer of Activision Blizzard. Mr. Kotick has been a member of the board of directors as well as Chairman and Chief Executive Officer of Activision since February 1991. Since March 2003, Mr. Kotick has served on the board of directors of Yahoo! Inc., an Internet content and service provider, and is a member of that board's nominating and corporate governance committee. He is also a member of the Board of Trustees for The Center for Early Education, is Chairman of the Committee of Trustees at the Los Angeles County Museum of Art and is a member of the board of directors of the Tony Hawk Foundation.
Brian G. Kelly	45
		Co-Chairman of Activision Blizzard. Mr. Kelly has held various positions of responsibility with Activision since 1991, including serving as a director of Activision since July 1995 and as Co-Chairman of Activision since October 1998. Mr. Kelly holds a B.A. degree in accounting from Rutgers University and a J.D. degree from Fordham University School of Law.

Robert J. Corti	58
		Director. Mr. Corti has been a director of Activision since December 2003 and currently serves as chairperson of the Audit Committee. Mr. Corti has more than 25 years of experience at Avon Products, Inc., a global manufacturer and marketer of beauty and related products. Mr. Corti joined Avon Products, Inc.'s tax department as a tax associate in 1976 and held positions of increasing responsibility in Avon Products, Inc.'s finance department throughout his tenure there. He served as the Executive Vice President and Chief Financial Officer of Avon Products, Inc. from 1998 until he retired from his positions as Chief Financial Officer in November 2005 and Executive Vice President in March 2006. Since June 2006, Mr. Corti has served on the board of directors of Bacardi Limited, a wine and spirits group, and, since January 2008, on the board of directors of ING Direct, a U.S. subsidiary of ING Group. Mr. Corti also serves as Chairman of the board of directors of the Avon Products Foundation. Mr. Corti holds a B.A. degree in Accounting from Queens College and an M.B.A. degree in Taxation from St. John's University. Mr. Corti is also a certified public accountant.
Robert J. Morgado	65
		Director. Mr. Morgado has been a director of Activision since February 1997 and currently serves as chairperson of both the Compensation Committee and the Nominating/Corporate Governance Committee. Mr. Morgado is Chairman of Maroley Media Group, a media entertainment investment company he established in 1995. He previously served as Chairman and Chief Executive Officer of the Warner Music Group, Inc. from 1985 to 1995. Mr. Morgado serves on the boards of directors of the Maui Arts & Cultural Center and New Milford Hospital in Connecticut. He is also a member of the board of managers of Nest Top, LLC, the controlling shareholder of Nest Family and Nest Learning Systems, a children's entertainment company. Mr. Morgado holds a B.A. degree from Chaminade University of Honolulu and an M.P.A. degree from The State University of New York.

Richard Sarnoff	49
		Director. Mr. Sarnoff has been a director of Activision since August 2005, and is employed by Bertelsmann AG, a diversified media and services company. Mr. Sarnoff serves as Executive Vice President of Random House, Inc., and as President of Bertelsmann Digital Media Investments (formerly Random House Ventures). Mr. Sarnoff became a member of the Supervisory Board of Bertelsmann AG, the parent company of Random House, Inc., in 2002. Previously, Mr. Sarnoff served as Executive Vice President and Chief Financial Officer of Random House, Inc. Mr. Sarnoff also currently serves on the Board of Directors of The Princeton Review, Inc. (NASDAQ: REVU) and is currently Chairman of the Board of the American Association of Publishers. Mr. Sarnoff holds a B.A. degree from Princeton University and an M.B.A. degree from Harvard Business School.
Jean-Bernard Lévy	53
		Director. Mr. Lévy has served as the Chairman of Vivendi's Management Board since April 2005. From August 2002 until April 2005, Mr. Lévy was Chief Operating Officer of Vivendi. Mr. Lévy currently serves as the Vice-Chairman of the Supervisory Board of Maroc Telecom and as the Chairman of the Supervisory Board of Canal+ France and Viroxis. Mr. Lévy is also a member of the Supervisory Board of Canal+ Group and a director of SFR, Vivendi Games, NBC Universal Inc. and Vinci and l'Institut Pasteur. Mr. Lévy previously served as Chairman and Chief Executive Officer of VU Net and VTI and as a director of UGC, Cegetel, Oddo Pinatton Group and HCA. Mr. Lévy is a graduate of the École Polytechnique and the École Nationale Supérieure des Télécommunications.
René Pénisson	66
		Chairman of Activision Blizzard. Mr. Pénisson has served as a Member of Vivendi's Management Board since April 2005 and as Chairman of Vivendi Games since January 2004. Mr. Pénisson has also served as Senior Executive Vice-President, Human Resources, of Vivendi since April 2004. Prior to these positions, Mr. Pénisson served as adviser to the Chairman and Chief Executive Officer, Social Relations and Organization of Vivendi beginning in September 2002. Mr. Pénisson previously served as a member of the Executive Committee of Aventis and as Chairman of the Boards of Aventis Animal Nutrition and RP Industrialisation. Mr. Pénisson graduated from the École Supérieure de Chimie in Lyon with an engineering degree. He holds a doctorate in engineering from the Université de Lyon and a degree from the French Management Institute.

Bruce L. Hack	59
		Vice-Chairman and Chief Corporate Officer of Activision Blizzard. Mr. Hack has been Vivendi Games' Chief Executive Officer and served on Vivendi Games' board of directors since January 2004. Mr. Hack was previously Executive Vice President—Strategy and Development for Vivendi, during which time he was a key negotiator in the $14 billion sale of Vivendi's film and television business (Universal Studios) to NBC. From 1998 to 2001, Mr. Hack was Vice Chairman of Universal Music Group, and from 1995 to 1998, he served as Executive Vice President and Chief Financial Officer of Universal Studios. From 1982 through 1994 Mr. Hack held various positions of responsibility with what was then the Seagram Company Ltd., including Chief Financial Officer of Tropicana Products, Inc. Mr. Hack joined Seagram after serving as a trade negotiator at the U.S. Treasury in Washington, D.C. Mr. Hack earned a B.A. from Cornell University and an M.B.A. from the University of Chicago.
Douglas Morris	69
		Director. Mr. Morris has served on Vivendi's Management Board since April 2005. Mr. Morris is currently the Chairman and Chief Executive Officer of Universal Music Group, a position he has held since November 1995. Mr. Morris also currently serves on the Board of Directors of the Robin Hood Foundation, the Cold Spring Harbor Laboratory, and the Rock and Roll Hall of Fame, in addition to serving as a director for various Universal Music Group subsidiaries. Mr. Morris is a graduate of Columbia University.
Philippe Capron	50
		Director. Mr. Capron has served as Chief Financial Officer and as a Member of the Management Board of Vivendi since April 2007. He joined Vivendi as Executive Vice-President in January 2007. Mr. Capron is also a member of the Supervisory Boards of Canal+ Group, Canal+ France and Maroc Telecom and a director of Vivendi Games, Inc. From 2006 until 2007, Mr. Capron served as Executive Vice-President Finance and as a Member of the Management Board of the Arcelor Group. From 2002 until 2006, Mr. Capron was Executive Vice-President of Arcelor. Mr. Capron is a graduate of the École des Hautes Études Commerciales, the Institut d'Études Politiques de Paris and the École Nationale d'Administration.

Frédéric Crépin	38
Director. Mr. Crépin has served as Senior Vice-President, Head of Legal Department of Vivendi since August 2005. Mr. Crépin joined Vivendi's office of the General Counsel and Legal Department in July 2000. Prior to joining Vivendi, Mr. Crépin served as an associate at several law firms in both Paris and New York. Mr. Crépin is a member of both the Paris and the New York bars, and is a graduate of the Institut d'Etudes Politiques de Paris. Mr. Crépin holds an LL.M. degree from New York University School of Law, a Masters Degree in European business law from the Université Paris II Panthéon-Assas and a Masters Degree in employment and labor law from the Université Paris X Nanterre.

Resignation; Removal; Vacancies

        Under the post-closing bylaws, a director may resign his office at any time, and any director may be removed from office with or without cause at any time by the affirmative vote of stockholders holding of record in the aggregate at least a majority of the outstanding shares of Activision Blizzard stock, given at a special meeting of Activision Blizzard stockholders called for that purpose.

        Under the post-closing bylaws, vacancies on the Activision Blizzard board of directors may generally only be filled by the affirmative vote of a majority of the remaining directors then in office, although fewer than a quorum, or by the sole remaining directors. However, prior to the first occurrence of a Termination Event:

  •
  a vacancy created by the resignation, death or removal of a Vivendi designee may only be filled by the affirmative vote of a majority of the directors on the Vivendi nominating committee; and

  •
  a vacancy created by the resignation, death or removal of an independent director may only be filled by the unanimous vote of the directors on the executive nominating committee.

        In addition, prior to the first occurrence of a Triggering Event, a vacancy created by the resignation, death or removal of an executive director may only be filled by the unanimous vote of the directors on the executive nominating committee. See the section entitled "Corporate Governance of Activision Blizzard—Activision Blizzard Board of Directors—Committees of the Activision Blizzard Board of Directors" for a description of the committees and their composition.

Executive Management

        Activision and Vivendi Games have agreed that, upon completion of the transaction, the following persons will hold the officer positions set forth opposite their names:

Name	Age	Office and Business Experience
René Pénisson	66	Chairman of Activision Blizzard. Mr. Pénisson has served as a Member of Vivendi's Management Board since April 2005 and as Chairman of Vivendi Games since January 2004. Mr. Pénisson has also served as Senior Executive Vice-President, Human Resources, of Vivendi since April 2004. Prior to these positions, Mr. Pénisson served as adviser to the Chairman and Chief Executive Officer, Social Relations and Organization of Vivendi beginning in September 2002. Mr. Pénisson previously served as a member of the Executive Committee of Aventis and as Chairman of the Boards of Aventis Animal Nutrition and RP Industrialisation. Mr. Pénisson graduated from the École Supérieure de Chimie in Lyon with an engineering degree. He holds a doctorate in engineering from the Université de Lyon and a degree from the French Management Institute.
Robert A. Kotick	45
		President and Chief Executive Officer of Activision Blizzard. Mr. Kotick has been a member of the board of directors as well as Chairman and Chief Executive Officer of Activision since February 1991. Since March 2003, Mr. Kotick has served on the board of directors of Yahoo! Inc., an Internet content and service provider, and is a member of that board's nominating and corporate governance committee. He is also a member of the Board of Trustees for The Center for Early Education, is Chairman of the Committee of Trustees at the Los Angeles County Museum of Art and is a member of the board of directors of the Tony Hawk Foundation.
Brian G. Kelly	45
		Co-Chairman of Activision Blizzard. Mr. Kelly has held various positions of responsibility with Activision since 1991, including serving as a director of Activision since July 1995 and as Co-Chairman of Activision since October 1998. Mr. Kelly holds a B.A. degree in accounting from Rutgers University and a J.D. degree from Fordham University School of Law.

Bruce L. Hack	59
		Vice-Chairman and Chief Corporate Officer of Activision Blizzard. Mr. Hack has been Vivendi Games' Chief Executive Officer and served on Vivendi Games' board of directors since January 2004. Mr. Hack was previously Executive Vice President—Strategy and Development for Vivendi, during which time he was a key negotiator in the $14 billion sale of Vivendi's film and television business (Universal Studios) to NBC. From 1998 to 2001 Mr. Hack was Vice Chairman of Universal Music Group, and from 1995 to 1998 he served as Executive Vice President and Chief Financial Officer of Universal Studios. From 1982 through 1994 Mr. Hack held various positions of responsibility with what was then the Seagram Company Ltd., including Chief Financial Officer of Tropicana Products, Inc. Mr. Hack joined Seagram after serving as a trade negotiator at the U.S. Treasury in Washington, D.C. Mr. Hack earned a B.A. from Cornell University and an M.B.A. from the University of Chicago.
Michael J. Griffith	51
		President and Chief Executive Officer of Activision Publishing, Inc. Mr. Griffith has been President and Chief Executive Officer of Activision Publishing and Principal Executive Officer of Activision Inc. since June 2005. Prior to joining Activision, Mr. Griffith served in a number of executive level positions at The Procter & Gamble Company, a manufacturer of consumer goods products, from 1981 to 2005, including President of The Procter & Gamble Company's Global Beverage Division from 2002 to 2005, Vice President and General Manager, Coffee Products from 1999 to 2002 and Vice President and General Manager of Fabric & Home Care—Japan and Korea and Fabric & Home Care Strategic Planning—Asia for The Procter & Gamble Company from 1997 to 1999. Mr. Griffith holds a B.A. degree from Albion College and an M.B.A. degree from the University of Michigan.
Michael Morhaime	40
		President and Chief Executive Officer of Blizzard Entertainment. Mr. Morhaime co-founded Blizzard Entertainment in February 1991 and transitioned to the role of President from Vice President in April 1998. Mr. Morhaime has served on the Vivendi Games executive committee since January 1999, when Blizzard Entertainment became a subsidiary of Vivendi Games. Mr. Morhaime holds a Bachelor of Science degree in electrical engineering from the University of California at Los Angeles.

Thomas Tippl	41
		Chief Financial Officer of Activision Blizzard. Mr. Tippl has been Chief Financial Officer of Activision Publishing since October 2005 and Principal Financial and Accounting Officer of Activision since January 2006. Prior to joining Activision, Mr. Tippl served as Head of Investor Relations and Shareholder Services at The Procter & Gamble Company from 2004 to 2005. Mr. Tippl also served as Finance Director of The Procter & Gamble Company, Baby Care, Europe and as a member of the board of directors of The Procter and Gamble Company's Fater Italy Joint Venture from 2001 to 2003. Mr. Tippl co-founded The Procter & Gamble Company's Equity Venture Fund in 1999 and also served as Associate Director of Acquisitions and Divestitures for The Procter and Gamble Company from 1999 to 2001. Prior to 1999, Mr. Tippl served in various financial executive positions for The Procter and Gamble Company in Europe, China and Japan. Mr. Tippl holds a Masters degree in Economics & Social Sciences from the Vienna University of Economics and Business Administration.
Jean-François Grollemund	63
		Chief Accounting Officer of Activision Blizzard. Mr. Grollemund has been Vivendi Games' Executive Vice President and Chief Financial Officer, and served on Vivendi Games' board of directors since January 2004. Prior to that, Mr. Grollemund was Chief Operating Officer of VU Net (Europe & USA) and served as Chief Operating Officer and Chief Financial Officer in many positions for Vivendi Universal's Publishing Division in France and Latin America. Mr. Grollemund graduated from the Institut d'Études Politiques de Paris, and received a DESS in Law and Economic Science from the University Panthéon Sorbonne.

Management Employment Agreements

        As previously disclosed, on December 1, 2007, Activision entered into an amended and restated employment agreement with Mr. Robert A. Kotick, pursuant to which Mr. Kotick will serve as President and Chief Executive Officer of Activision. The employment agreement with Mr. Kotick is referred to in this proxy statement as the "Kotick employment agreement." Also, as previously disclosed, on December 1, 2007, Activision entered into an amended and restated employment agreement with Mr. Brian G. Kelly, pursuant to which Mr. Kelly will serve as Co-Chairman of Activision. The employment agreement with Mr. Kelly is referred to in this proxy statement as the "Kelly employment agreement."

        Both the Kotick employment agreement and the Kelly employment agreement supersede and replace the existing employment agreements between Activision and each of Messrs. Kotick and Kelly, specifically the prior employment agreements with each of them dated May 22, 2000, which were scheduled to expire on March 31, 2008. Pursuant to the amended and restated employment agreements, each of Messrs. Kotick and Kelly have agreed to waive, in connection with the transaction, certain benefits they would have been entitled to receive under the prior employment agreements. The waived benefits include the right to (a) elect to receive a cash payment in respect of all stock options held by Messrs. Kotick and Kelly equal to, as to each share of Activision common stock subject to such stock options, the excess of the closing price of Activision common stock on the date of the transaction over the option exercise price, (b) accelerated vesting on the date of the transaction of unvested stock options granted in June 2007, and (c) resign for any reason during the six-month period following the three-month anniversary of the transaction and receive severance of five times the sum of their base salary and most recent annual bonus, as well as a pro-rata annual bonus for the year of resignation and two years of health insurance continuation.

  Replacement Bonus Agreements

        Messrs. Kotick's and Kelly's prior employment agreements provided for the payment of certain benefits upon a change of control of Activision. On December 29, 2006, these agreements were amended to remove certain of those benefits that may have imposed adverse tax consequences on Messrs. Kotick and Kelly under Section 409A of the Internal Revenue Code of 1986, as amended. In connection with these amendments, the parties agreed to negotiate in good faith to develop benefits reasonably comparable to those forgone by Messrs. Kotick and Kelly under their prior employment agreements.

        As a result of those negotiations, on December 1, 2007, Activision entered into replacement bonus agreements with each of Messrs. Kotick and Kelly. These agreements provide that each of Messrs. Kotick and Kelly will receive two cash bonuses and a grant of RSUs. The first cash bonus of $5,000,000 was paid in a cash lump sum on December 28, 2007. The second cash bonus of $5,000,000 will be paid in a cash lump sum on the closing date so long as the closing date occurs on or before June 30, 2009 and each of Messrs. Kotick and Kelly is continuously employed through the closing date.

        In addition, each of Messrs. Kotick and Kelly will receive a grant of 363,637 RSUs on the closing date so long as the closing date occurs on or before June 30, 2009 and they are continuously employed through the closing date. The RSUs for Mr. Kotick will vest in three equal annual installments on December 31, 2008, December 31, 2009 and December 31, 2010. The RSUs for Mr. Kelly will vest in full on December 31, 2010. In the event that either Mr. Kotick or Mr. Kelly resigns or is terminated for any reason other than for cause (as defined in the Kotick and Kelly employment agreements), the vesting of all unvested RSUs will accelerate. RSUs will be settled in shares of common stock within thirty days following the date on which they vest.

  Kotick Employment Agreement

        The Kotick employment agreement became effective on December 1, 2007 and will expire on December 31, 2012. During the term of the Kotick employment agreement, Mr. Kotick will be entitled to an annual base salary of $950,000, with annual increases equal to the average percentage increase approved by the compensation committee of the Activision board of directors for members of the executive leadership team, excluding any increases guaranteed by contract or due to an executive's significant promotion or modification in duties. Additionally, Mr. Kotick will be eligible to receive an annual bonus under Activision's 2007 Incentive Plan, with a target amount of 200% of his base salary based upon achievement of certain financial and business objectives determined by the compensation committee. Mr. Kotick will also be eligible to participate in all benefit and perquisite plans, programs and arrangements generally made available to Activision's executives. In addition, for a period of ten years following the effective date of the Kotick employment agreement, Activision will provide Mr. Kotick with a life insurance policy having a death benefit equal to three times Mr. Kotick's salary and target annual bonus as of December 1, 2007.

        Pursuant to the amended and restated employment agreement, on December 5, 2007, the third business day following the compensation committee's approval of the Kotick employment agreement, Mr. Kotick received a grant of 1,850,000 non-qualified stock options to purchase shares of Activision common stock. These new options have an exercise price equal to $26.58 and will vest in sixty equal monthly installments commencing on January 1, 2008.

        On the closing date, Mr. Kotick will receive a grant of 1,250,000 performance shares, which will vest in 20% increments on each of the first, second, third and fourth anniversaries of the closing date, with another 20% vesting on December 31, 2012, the expiration date of the Kotick employment agreement, in each case subject to Activision attaining the specified compound annual total shareholder return target for that vesting period. If Activision does not achieve the performance target for a vesting period, none of Mr. Kotick's performance shares mentioned above will vest for that vesting period. If, however, Activision achieves a performance target for a subsequent vesting period, then all of such performance shares that would have vested on the previous vesting date will vest on the vesting date where the performance targets were achieved.

        The Kotick employment agreement also entitles Mr. Kotick to severance benefits upon his termination of employment depending on the reason for termination. In the event Mr. Kotick's employment is terminated by Activision without cause, or he resigns his employment for good reason (each as defined in the Kotick employment agreement), other than during the 12-month period following a change of control (as defined in the Kotick employment agreement), he will receive (a) two times his base salary and target annual bonus for the year of termination of employment, (b) a pro-rata annual bonus for the year of his termination of employment, (c) two years of medical benefit continuation, (d) accelerated vesting of all outstanding options granted on or prior to June 15, 2007, (e) accelerated vesting of 40% of the new options (or the remaining unvested options, if less than 40%), and (f) vesting of a portion of the performance shares. If Mr. Kotick's employment is terminated on account of his disability (as defined in the Kotick employment agreement), he will receive one times his base salary and the benefits described in clauses (b), (c) and (d) above. Upon Mr. Kotick's resignation other than for good reason or termination for cause, he will not be eligible to receive additional severance benefits.

        Upon a change of control of Activision following consummation of the transaction, Mr. Kotick is entitled to (a) accelerated vesting of all outstanding options granted prior to January 1, 2007, (b) accelerated vesting of 20% of the options granted on June 15, 2007, and (c) accelerated vesting of the new options and the performance shares as follows: (w) 60% of the total number of new options and performance shares if the change of control occurs prior to January 1, 2009, (x) 40% of the total number of new options and performance shares if the change of control occurs during calendar year 2009, (y) 20% of the total number of new options and performance shares if the change of control occurs during calendar year 2010, and (z) up to 100% of the total number of new options and performance shares if the change of control occurs during calendar year 2011 or 2012. Mr. Kotick will also be entitled to a gross-up payment for any excise taxes imposed on him under Section 4999 of the Internal Revenue Code. Moreover, if Mr. Kotick's employment is terminated during the 12-month period following a change of control by Activision without cause, or by Mr. Kotick for good reason, he will be entitled to (a) three times his base salary and bonus, (b) a pro rata annual bonus for the year of termination and (c) two years of medical benefit continuation. Finally, if Mr. Kotick's employment is terminated following a change of control which occurs prior to January 1, 2011 either on account of his disability, by Activision without cause or by Mr. Kotick for good reason, the amount of severance will be reduced by the value of any new options and performance shares accelerated in connection with the change of control in excess of $25 million.

        Mr. Kotick is subject to Activision's standard proprietary information agreement. In addition, for a period of two years following the termination of his employment, Mr. Kotick will be prevented from soliciting employees of Activision and from utilizing confidential and proprietary information to solicit customers, employees and other Activision affiliates.

  Kelly Employment Agreement

        The Kelly employment agreement became effective on December 1, 2007 and will expire on March 31, 2011. Through March 31, 2008, Mr. Kelly continued to receive a base salary of $876,920. Beginning on April 1, 2008 and for the duration of the term of the Kelly employment agreement, Mr. Kelly will be entitled to a reduced annual base salary of $450,000, with annual increases at the discretion of the compensation committee of the Activision board of directors. For fiscal year 2008, Mr. Kelly was eligible for an annual bonus under Activision's existing Executive Bonus Plan. Thereafter, Mr. Kelly is not entitled to an annual bonus unless otherwise determined by the compensation committee in its sole discretion. Mr. Kelly will also participate in all benefit and perquisite plans, programs and arrangements generally made available to Activision's executives. In addition, for the duration of the term of the Kelly employment agreement, Activision will provide Mr. Kelly with a life insurance policy having a death benefit equal to $6,000,000.

        The Kelly employment agreement entitles Mr. Kelly to severance benefits upon his termination of employment depending on the reason for termination. In the event Mr. Kelly's employment is terminated by Activision without cause, or he resigns his employment for good reason (each as defined in the Kelly employment agreement), he will receive (a) three times the average annual base salary and bonus paid to him for the three most recent fiscal years, (b) a pro-rata annual bonus for the year of his termination of employment, (c) two years of medical benefit continuation, and (d) accelerated vesting of all outstanding options granted on or prior to June 15, 2007. If Mr. Kelly's employment is terminated on account of his disability (as defined in the Kelly employment agreement), he will receive one times his average base salary for the three most recent fiscal years and the benefits described in clauses (b), (c) and (d) above. If the good reason event is Activision failing to renew the Kelly employment agreement on similar terms and conditions at the end of the term, the severance amount in clause (a) will be reduced to "two times" the average annual base salary and bonus paid to him for the three most recent fiscal years.

        Upon a change of control of Activision following the consummation of the transaction, Mr. Kelly is entitled to (a) accelerated vesting of all outstanding options granted prior to January 1, 2007 and (b) accelerated vesting of 20% of the options granted on June 15, 2007. Mr. Kelly will also be entitled to a gross-up payment for any excise taxes imposed on him under Section 4999 of the Internal Revenue Code.

        For a period of one year following the termination of his employment, Mr. Kelly will be prevented from (a) competing with Activision, (b) soliciting employees of Activision and (c) utilizing confidential and proprietary information to solicit customers, employees and other Activision affiliates. Moreover, Mr. Kelly remains subject to Activision's standard proprietary information agreement.

Griffith Employment Agreement Amendment
        Michael Griffith currently serves as President and Chief Executive Officer of Activision Publishing pursuant to an employment agreement, which we refer to as the Griffith employment agreement. As previously disclosed, on December 1, 2007, Activision entered into an amendment to the Griffith employment agreement to provide additional incentives for Mr. Griffith to remain employed by Activision Publishing following the completion of the transaction. The amendment to the Griffith employment agreement becomes effective upon completion of the transaction.

        The amendment to the Griffith employment agreement provides that, on the closing date, Mr. Griffith will receive 50,000 stock options and 50,000 RSUs. The stock options will vest in three equal annual installments on each of the first, second and third anniversaries of the closing. The RSUs will vest in full on June 30, 2010.

        In addition, the amendment modifies the vesting provisions of certain equity awards previously granted to Mr. Griffith to reduce the vesting term by one year. Under his employment agreement, Mr. Griffith had received 1,000,000 stock options under Activision's 2003 Incentive Plan, which were granted in three tranches. The first tranche consisted of 350,000 stock options, which were to vest ratably over five years beginning on June 15, 2006. The amendment provides that these stock options will now vest in four installments as follows: 20% on June 15, 2006, 20% on June 15, 2007, 20% on June 15, 2008 and 40% on June 15, 2009. The second tranche consisted of 350,000 stock options, which were to vest in full on June 15, 2010, subject to possible earlier vesting if Mr. Griffith attained certain performance objectives. The amendment provides that these stock options will now vest in full on June 15, 2009, subject to possible earlier vesting if Mr. Griffith attains certain performance objectives. The third tranche consisted of 300,000 stock options, which were to vest in full on June 15, 2010. The amendment provides that these options will now vest in full on June 15, 2009.

        Pursuant to his employment agreement, Mr. Griffith also received a grant of RSUs, which were to vest in three equal annual installments on June 15, 2008, June 15, 2009 and June 15, 2010. The amendment provides that the RSUs will now vest in two installments, with one third (1/3) of the shares to vest on June 15, 2008, and two-thirds (2/3) of the shares to vest on June 15, 2009.

CORPORATE GOVERNANCE OF ACTIVISION BLIZZARD

        The following section summarizes the material provisions of the post-closing certificate of incorporation and the post-closing bylaws. Upon closing of the transaction and assuming approval of the charter amendment proposal and the bylaw amendment proposal by Activision stockholders, Activision's certificate of incorporation and bylaws will be amended and restated in their entirety. Copies of the post-closing certificate of incorporation and the post-closing bylaws are attached as Annexes B and C, respectively, to this proxy statement, and are incorporated herein by reference.

        The following summary may not contain all of the information about the post-closing certificate of incorporation and the post-closing bylaws that may be important to you and is qualified in its entirety by reference to the complete text of the post-closing certificate of incorporation and the post-closing bylaws. We encourage you to read the post-closing certificate of incorporation and the post-closing bylaws carefully and in their entirety for a more complete understanding of these documents.

Corporate Name

        The combined company's corporate name will be "Activision Blizzard, Inc."

Fiscal Year

        The fiscal year of the combined company will end on December 31.

Capital Stock

        The total number of shares of capital stock that Activision Blizzard will have the authority to issue under the post-closing certificate of incorporation is one billion two hundred five million (1,205,000,000) shares, of which (a) one billion two hundred million (1,200,000,000) shares will be designated common stock, par value $0.000001 per share, and (b) five million (5,000,000) shares will be designated preferred stock.

Activision Blizzard Board of Directors

  Size of the Activision Blizzard Board of Directors

        After completion of the transaction, the Activision Blizzard board of directors will consist of eleven (11) directors.

  Composition of the Activision Blizzard Board of Directors

        Prior to the first occurrence of a Triggering Event, the members of the Activision Blizzard board of directors will include:

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  six (6) directors designated by Vivendi (these directors are referred to in this proxy statement, collectively, as "Vivendi designees");

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  two (2) Activision management directors (these directors are referred to in this proxy statement, collectively, as "executive directors"); and

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  three (3) directors who currently serve on Activision's board of directors and who qualify as "independent directors" pursuant to Rule 4200(15) of the NASDAQ Marketplace Rules (these directors are referred to in this proxy statement, collectively, as "independent directors").

        If, at any time prior to the first occurrence of a Triggering Event, while Activision Blizzard's securities are listed on NASDAQ or any other U.S. stock exchange, applicable law or listing rules require a greater number of independent directors, the size of the Activision Blizzard board of directors will be increased to add (a) the number of additional required independent directors, and

(b) a number of additional Vivendi designees such that at least a majority of the directors will be Vivendi designees.

        Following the first occurrence of a Triggering Event, but prior to the first occurrence of a Termination Event, (a) the Activision Blizzard board of directors will include a number of Vivendi designees that is proportional to the Vivendi Voting Interest, and (b) the Vivendi nominating committee (as described below in the section entitled "Corporate Governance of Activision Blizzard— Activision Blizzard Board of Directors—Committees of the Activision Blizzard Board of Directors") will be entitled to nominate individuals for the Vivendi designees; provided that if, at any time while Activision Blizzard's securities are listed on NASDAQ or any other U.S. stock exchange, applicable law or listing rules require that at least a majority of the Activision Blizzard board of directors be "independent" as defined by such law or listing rules, then (x) the size of the Activision Blizzard board of directors will be increased to add the number of additional independent directors to satisfy such law or listing rules, and (y) such vacancies will be filled by individuals nominated by the Vivendi designees and appointed by the affirmative vote of a majority of the directors then in office.

  Classification of the Activision Blizzard Board of Directors

        Activision Blizzard will have one class of directors.

  Committees of the Activision Blizzard Board of Directors

        The Activision Blizzard board of directors will have three standing committees: (a) an audit committee, (b) a compensation committee, and (c) a nominating and corporate governance committee. In addition to the three standing committees, the Activision Blizzard board of directors will establish three (3) subcommittees of the nominating and corporate governance committee:

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  a Vivendi nominating committee, which will be maintained until the first occurrence of a Termination Event and will be comprised solely of Vivendi designees;

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  an independent nominating committee, which will be maintained until the first occurrence of a Termination Event and will be comprised solely of independent directors; and

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  an executive nominating committee, which will be maintained until the first occurrence of a Triggering Event and will be comprised of two (2) Vivendi designees and two (2) independent directors.

        The three subcommittees of the Activision Blizzard nominating and corporate governance committee are referred to in this proxy statement, collectively, as "special nominating committees."

        All committees of the Activision Blizzard board of directors (other than the special nominating committees and the audit committee) will:

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  prior to the first occurrence of a Triggering Event, (a) have at least a majority of Vivendi designees, and (b) include at least one (1) independent director; and

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  following the first occurrence of a Triggering Event and prior to the first occurrence of a Termination Event, include at least a number of Vivendi designees that is proportional to the Vivendi Voting Interest, rounded up to the nearest whole number.

  Controlled Company Exemption

        Following completion of the transaction, we expect that Activision Blizzard will qualify as a "controlled company," as that term is defined by Rule 4350(c)(5) of the NASDAQ Marketplace Rules. A controlled company is a company of which more than 50% of the voting power is held by an individual, group or another company. Immediately after the completion of transaction, Vivendi and its subsidiaries will collectively own more than 50% of the voting power of the outstanding common stock of Activision Blizzard. Accordingly, we believe that Activision Blizzard will be generally exempt from the requirements of Rule 4350(c) of the NASDAQ Marketplace Rules that would otherwise require Activision Blizzard to have:

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  a majority of independent directors;

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  a compensation committee composed solely of independent directors;

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  compensation of Activision Blizzard's executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors;

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  a nominating committee composed solely of independent directors; and

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  director nominees selected, or recommended for the board of directors' selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

  Quorum for Meetings of the Activision Blizzard Board of Directors

        Prior to the first occurrence of a Triggering Event, the presence in person of a number of directors equal to a majority of the total number of directors plus one (1) will constitute a quorum for meetings of the Activision Blizzard board of directors. If a quorum is not obtained at a meeting of the Activision Blizzard board of directors solely because none of the executive directors or independent directors was present at such meeting, then, for purposes of the next meeting, a quorum for such meeting solely with respect to those matters duly noticed for the prior meeting will require the presence, in person, of a number of directors equal to a majority of the total number of directors.

        Following the first occurrence of a Triggering Event, the presence in person of a number of directors equal to a majority of the total number of directors will constitute a quorum for meetings of the Activision Blizzard board of directors.

  Acts of the Activision Blizzard Board of Directors

        Prior to the first occurrence of a Triggering Event, the vote of a majority of the votes present or otherwise able to be cast will constitute an act of the Activision Blizzard board of directors.

        Following the first occurrence of a Triggering Event, the vote of a majority of the directors present will constitute an act of the Activision Blizzard board of directors.

  Voting Power of Vivendi Designees

        Prior to the first occurrence of a Triggering Event, at each meeting of the Activision Blizzard board of directors or any committee of the Activision Blizzard board of directors (other than the special nominating committees and the audit committee), each Vivendi designee who is not an employee of Activision Blizzard or any of Activision Blizzard's subsidiaries and who is present at such meeting will be entitled to cast a number of votes equal to the quotient of (a) the sum of (x) the total number of Vivendi designees who are not employees of Activision Blizzard or any of Activision Blizzard's subsidiaries and who serve on the Activision Blizzard board of directors or any committee thereof and who are not present at such meeting plus (y) the total number of Vivendi designees (other than Vivendi designees who are not employees of Activision Blizzard or any of Activision Blizzard's subsidiaries) who serve on the Activision Blizzard board of directors or any committee thereof and who are not present at such meeting, divided by (b) the total number of Vivendi designees who are not employees of Activision Blizzard or any of Activision Blizzard's subsidiaries and who are present at such meeting.

  Vacancies on the Activision Blizzard Board of Directors

        In general, vacancies on the Activision Blizzard board of directors may only be filled by the affirmative vote of a majority of the remaining directors then in office, although fewer than a quorum, or by the sole remaining director. However, prior to the first occurrence of a Termination Event:

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  a vacancy created by the resignation, death or removal of a Vivendi designee may only be filled through the affirmative vote of a majority of the directors on the Vivendi nominating committee; and

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  a vacancy created by the resignation, death or removal of an independent director may only be filled through the affirmative vote of a majority of the directors on the independent nominating committee.

        In addition, prior to the first occurrence of a Triggering Event, a vacancy created by the resignation, death or removal of an executive director may only be filled by the unanimous vote of the directors on the executive nominating committee.

  Approval of Certain Matters by Activision Blizzard Board of Directors

        Prior to the fifth anniversary of the closing date, the approval of certain matters by the Activision Blizzard board of directors will require the affirmative vote of (a) a majority of the votes present or otherwise able to be cast at a meeting of the board of directors, and (b) at least a majority of the independent directors.

        These matters include:

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  the declaration and payment of any dividend on Activision Blizzard's capital stock, provided that after the first anniversary of the closing date, this restriction will not apply if Activision Blizzard's pro forma net debt amount, after giving effect to such dividend, does not exceed $400 million;

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  changing Activision Blizzard's state of incorporation;

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  any transaction or agreement between Activision Blizzard or any of its subsidiaries, on the one hand, and Vivendi or any of Vivendi's controlled affiliates, on the other hand;

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  waiver of the provisions of Section 203 of the DGCL with respect to any transaction involving Vivendi or any of Vivendi's controlled affiliates;

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  any change in Activision Blizzard's corporate name;

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  any relocation of Activision Blizzard's headquarters or principal offices to any location not in the Los Angeles, California area;

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  subject to certain limited exceptions, the creation of any committee of the Activision Blizzard board of directors;

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  prior to the first occurrence of a Triggering Event, any increase in the size of the Activision Blizzard board of directors, except as otherwise required pursuant to the provisions relating to the composition of the Activision Blizzard board of directors outlined above; or

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  the appointment or election of Activision Blizzard's chief financial officer.

        Prior to the third (3rd) anniversary of the closing date, the affirmative vote of (a) a majority of the votes present or otherwise able to be cast, and (b) at least a majority of the independent directors will be required for:

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  the termination, with or without cause, of Activision Blizzard's chief executive officer; or

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  in the event Activision Blizzard's chief executive officer resigns for "good reason" (as defined in the chief executive officer's employment agreement), the appointment or election of a new chief executive officer.

Matters Relating to Activision Blizzard Stockholders

  Special Meetings of Activision Blizzard Stockholders

        Special meetings of Activision Blizzard stockholders may only be called by the Activision Blizzard board of directors pursuant to a resolution approved by a majority of the directors then in office. Stockholders of Activision Blizzard are not permitted to call a special meeting or to require that the Activision Blizzard board of directors call a special meeting of stockholders.

  Advance Notice Requirement for Stockholder Proposals

        In order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to Activision Blizzard's Corporate Secretary.

        To be timely, a stockholder's notice of business must be delivered to Activision Blizzard's Corporate Secretary at the principal executive offices of Activision Blizzard:

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  not less than forty-five (45) nor more than seventy-five (75) days prior to the first anniversary of the date on which Activision Blizzard first mailed its proxy materials for the previous year's annual meeting of stockholders; or

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  if either (a) no proxy materials were mailed in connection with the previous year's annual meeting or (b) the date of the annual meeting is more than thirty (30) days before or thirty (30) days after the anniversary of the previous year's annual meeting, not later than the close of business on the later of the ninetieth (90th) day before the annual meeting or the tenth (10th) day after public announcement of the date of the annual meeting.

        In the event that the number of directors to be elected at the annual meeting is increased, and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least fifty-five (55) days prior to the first anniversary of the previous year's annual meeting, a stockholder's notice with respect to nominees for the additional directorships will be considered timely if delivered to Activision Blizzard's Corporate Secretary at the principal executive offices of Activision Blizzard not later than ten (10) days following the day on which such public announcement is first made.

Future Amendments to Post-Closing Bylaws

        Subject to the exceptions specified below, amendments to the post-closing bylaws may made by either (a) the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of Activision Blizzard's capital stock entitled to vote thereon, or (b) the Activision Blizzard board of directors at any regular or special meeting without the assent or vote of Activision Blizzard stockholders.

        The following exceptions apply:

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  The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock entitled to vote thereon is required to amend bylaw provisions that protect the stockholders of Activision Blizzard, including:

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  Section 2.4 (Special Meetings of Stockholders);

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  Section 2.6(a) (Quorum Requirements for Meetings of Stockholders);

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    Section 2.14 (Notice of Stockholder Business and Nominations); and

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    Section 8.4 (Amendment of Post-Closing Bylaws) as it relates to the aforementioned sections.

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  The affirmative vote of the holders of more than 66 2/3% of the voting power of the outstanding shares of Activision Blizzard's capital stock entitled to vote thereon is required to amend Section 3.3 (Vivendi Stockholder's Right to Proportionate Representation); and Section 8.4 (Amendment of Post-Closing Bylaws) as it relates to the aforementioned section.

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  Certain post-closing bylaw provisions protecting Vivendi or the minority stockholders may only be amended as follows: (a) prior to the first occurrence of a Triggering Event, by the affirmative vote of (x) the holders of at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock entitled to vote thereon, and (y) the holders of at least a majority of the outstanding shares of Activision Blizzard's capital stock other than shares of capital stock owned by Vivendi and its controlled affiliated; and (b) after the first occurrence of a Triggering Event, by the affirmative vote of the holders of more than 66 2/3% of the voting power of the outstanding shares of Activision Blizzard's capital stock entitled to vote thereon. These provisions include:

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  Section 3.2(b) (Composition of Activision Blizzard Board of Directors);

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  Section 3.4(b) (Vacancies on Activision Blizzard Board of Directors);

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  Section 3.6 (Quorum and Action Requirements for Activision Blizzard Board of Directors);

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  Section 3.10(c) (Creation of Special Nominating Committees);

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  Section 3.10(d) (Composition of Activision Blizzard Board Committees);

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  Section 3.10(f) (Quorum Requirements for Activision Blizzard Board Committees); and

  •
  Section 8.4 (Amendment of Post-Closing Bylaws) as it relates to the aforementioned sections.

  •
  The affirmative vote of the holders of (a) at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock, and (b) at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock other than shares of Activision Blizzard's capital stock owned by Vivendi and Vivendi's controlled affiliates is required to amend:

  •
  Section 2.3 (Purposes of Annual Meeting; Election of Directors); and

  •
  Section 8.4 (Amendment of Post-Closing Bylaws) as it relates to the aforementioned section.

  •
  Prior to the fifth anniversary of the closing date, Section 3.12 (Approval of Certain Matters by Activision Blizzard Board of Directors), Section 4.3 (Chief Executive Officer) and Section 8.4 (Amendment of Post-Closing Bylaws) (as it relates to the foregoing sections) may only be amended by either:

  •
  the separate affirmative vote of (a) a majority of the votes present or otherwise able to be cast at a meeting of the board of directors, and (b) at least a majority of the independent directors; or

  •
  the separate affirmative vote of the holders of (a) at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock, and (b) at least a majority of the outstanding shares of Activision Blizzard's capital stock other than shares of Activision Blizzard's capital stock owned by Vivendi and Vivendi's controlled affiliates.

  •
  In addition to any vote required by law, the separate affirmative vote of the holders of (a) at least a majority of the shares of Activision Blizzard's capital stock, and (b) at least a majority of the outstanding shares of Activision Blizzard's capital stock other than shares of Activision Blizzard's capital stock owned by Vivendi and Vivendi's controlled affiliates is required to amend:

  •
  Section 3.3(b) as to decrease the percentages in the definitions of "Triggering Event" and "Termination Event" set forth therein, or

  •
  any of the provisions of the post-closing bylaws in a manner that would be beneficial to Vivendi and Vivendi's controlled affiliates in their capacities as stockholders, other than amendments that affect the rights of all stockholders in the same manner.

Future Amendments to Post-Closing Certificate of Incorporation

        Amendments to the post-closing certificate of incorporation may be made in accordance with Section 242 of the DGCL, except that:

  •
  The affirmative vote of the holders of Activision Blizzard's capital stock entitled to vote thereon representing more than 66 2/3% of the shares entitled to be voted thereon is required to amend:

  •
  Section 5.3(a)(i) (Amendment of Post-Closing Bylaw Provisions Protecting All Stockholders);

  •
  Section 5.3(a)(ii) (Amendment of Post-Closing Bylaw Provision Protecting Vivendi Stockholder's Right to Proportionate Representation);

  •
  Section 5.3(c) (Amendment of Post-Closing Bylaws by Stockholders); and

  •
  Articles VIII and IX, subject to the requirements specified below for the amendment of Sections 8.2, 8.3, 8.5 and 9.1(b).

  •
  Section 5.1(b) (Quorum Requirements for Committees) and Section 5.3(a)(iii) (Amendment of Certain Post-Closing Bylaw Provisions Protecting Vivendi) may only be amended as follows: (a) prior to the first occurrence of a Triggering Event, by the affirmative vote of (x) the holders of at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock entitled to vote thereon, and (y) the holders of at least a majority of the outstanding shares of Activision Blizzard's capital stock other than shares of Activision Blizzard's capital stock owned by Vivendi and its controlled affiliated; and (b) after the first occurrence of a Triggering Event, by the affirmative vote of the holders of more than 66 2/3% of the voting power of the outstanding shares of the Activision Blizzard's capital stock entitled to vote thereon.

  •
  The affirmative vote of (a) the holders of at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock entitled to vote thereon, and (b) the holders of at least a majority of the outstanding shares of Activision Blizzard's capital stock other than shares of capital stock owned by Vivendi and Vivendi's controlled affiliates is required to amend:

  •
  Sections 5.3(a)(iv), 5.3(a)(v) and 5.3(b) (Amendment of Certain Post-Closing Bylaw Provisions Protecting Minority Stockholders);

  •
  Section 8.2 (Business Activities);

  •
  Section 8.3 (Corporate Opportunities);

  •
  Section 8.5 (Purchase of Activision Blizzard Stock by Vivendi); and

  •
  Section 9.1(b) (Approval of Certain Business Combinations).

Corporate Opportunities; Fiduciary Duties of Activision Blizzard Directors

  Corporate Opportunities

        Neither Vivendi nor any of Vivendi's controlled affiliates will be under an obligation to refrain from engaging in the same or similar activities or lines of business as Activision Blizzard other than businesses conducted by Blizzard Entertainment and Sierra immediately prior to the closing; provided, however, that the businesses conducted by Vivendi and its controlled affiliates as of the closing date will not be considered a competing business. In addition, neither Vivendi nor any of its officers or directors will be liable to Activision Blizzard or Activision Blizzard's stockholders for breach of any fiduciary duty by reason of any such activities. In the event that Vivendi acquires knowledge of a potential corporate opportunity for both Vivendi and Activision Blizzard, Vivendi will have no duty to communicate or offer the corporate opportunity to Activision Blizzard and will not be liable to Activision Blizzard or Activision Blizzard's stockholders for breach of any fiduciary duty as a stockholder of Activision Blizzard by reason of the fact that Vivendi acquires or seeks the corporate opportunity for itself, directs the corporate opportunity to another person or entity, or otherwise does not communicate information regarding the corporate opportunity to Activision Blizzard.

  Fiduciary Duties of Directors

        If a director or officer of Activision Blizzard who is also a director or officer of Vivendi acts in a manner consistent with the following policy with respect to the allocation of a potential corporate opportunity for both Activision Blizzard and Vivendi about which such director acquires knowledge, he or she will have fully satisfied and fulfilled his or her fiduciary duty to Activision Blizzard and Activision Blizzard's stockholders with respect to the corporate opportunity. A corporate opportunity for both Activision Blizzard and Vivendi offered to any person who is an officer or director of Activision Blizzard and who is also an officer, director or employee of Vivendi, will belong to Vivendi unless such corporate opportunity was expressly offered to such person in his or her capacity as a director or officer of Activision Blizzard.

Purchase of Activision Blizzard Stock by Vivendi

        In the event that the Vivendi Voting Interest equals or exceeds 90%, either Vivendi or Activision Blizzard will, within sixty (60) days following the date upon which the Vivendi Voting Interest first equals or exceeds 90%, commence a tender offer to acquire all shares of Activision Blizzard common stock not owned by Vivendi as of such date at a price not less than the volume-weighted average closing price per share of Activision Blizzard common stock, as reported on NASDAQ (or, if applicable, such other national securities exchange on which Activision Blizzard's common stock is listed), as reported by Bloomberg, L.P., for the twenty (20) consecutive trading days immediately preceding (but not including) the trading day immediately preceding the date upon which the Vivendi Voting Interest first equals or exceeds 90%.

        At any time on or before the date upon which the Vivendi Voting Interest first equals or exceeds 90%, Vivendi may (but is not obligated to) cause Activision Blizzard to effect a merger or other business combination pursuant to which the holders of shares of Activision Blizzard common stock not owned by Vivendi as of such date will receive, in exchange for their shares, an amount equal to a price not less than the volume-weighted average closing price per share of Activision Blizzard common stock, as reported on NASDAQ (or, if applicable, such other national securities exchange on which Activision Blizzard's common stock is listed), as reported by Bloomberg, L.P., for the twenty (20) consecutive trading days immediately preceding (but not including) the trading day immediately preceding the date upon which the Vivendi Voting Interest first equals or exceeds 90%.

        Additionally, Vivendi and its affiliates are prohibited from participating in any share repurchase program initiated by Activision Blizzard and from making purchases in the open market while any such share repurchase program is operative.

Affiliate Transactions

        Any transaction or agreement between Activision Blizzard or any of its subsidiaries, and Vivendi or any of its controlled affiliates (other than Activision Blizzard and its subsidiaries) must be approved by a majority of the board of directors and a majority of the independent directors. Unless the Vivendi Voting Interest (a) equals or exceeds 90% or (b) is less than 35%, any merger, business combination or similar transaction involving Activision Blizzard or any of its subsidiaries, on the one hand, and Vivendi or Vivendi's directly or indirectly controlled affiliates, on the other, must be approved, in addition to any approval required pursuant to the DGCL and/or the post-closing bylaws, by the affirmative vote of a majority in interest of the stockholders of Activision Blizzard, other than Vivendi or Vivendi's directly or indirectly controlled affiliates, that are present and entitled to vote at a stockholders' meeting called for such purpose.

        Additionally, no contract, agreement, arrangement or transaction between Activision Blizzard, on the one hand, and Vivendi or Vivendi's directly or indirectly controlled affiliates, on the other, shall be void or voidable solely for the reason that Vivendi or Vivendi's directly or indirectly controlled affiliates is a party thereto.

        To the fullest extent permitted by law, neither Vivendi, its controlled affiliates, nor any of their respective officers or directors thereof shall be liable to Activision Blizzard or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of Activision Blizzard or the derivation of any improper personal benefit by reason of the fact that Vivendi, its controlled affiliates or an officer of director thereof in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between Vivendi and its controlled affiliates, on the one hand, and Activision Blizzard, on the other hand. No vote cast or other action taken by any person who is an officer, director or other representative of Vivendi, which vote is cast or action is taken by such person in his capacity as a director of Activision Blizzard, shall constitute an action of or the exercise of a right by or a consent of Vivendi for the purpose of any such agreement or contract.

THE PROPOSALS

PROPOSAL NO. 1

The Issuance of Shares Under the Business Combination Agreement

        Under the terms of the business combination agreement, Activision will issue an aggregate of approximately 358.2 million new shares of Activision common stock. At the effective time of the merger, each share of Vivendi Games common stock outstanding immediately before the merger will be converted into the right to receive 369,136.36364 shares of Activision common stock, which will result in the issuance of an aggregate of approximately 295.3 million newly issued shares of Activision common stock to VGAC, the sole stockholder of Vivendi Games. Concurrently with the merger, Vivendi will purchase from Activision approximately 62.9 million newly issued shares of Activision common stock for an aggregate purchase price of approximately $1.731 billion in cash. Immediately following completion of the merger and the share purchase, Vivendi and its subsidiaries are expected to own approximately 52.2% of the issued and outstanding shares of the combined company's common stock on a fully diluted basis.

        Under NASDAQ Marketplace Rule 4350(i), a company listed on NASDAQ is required to obtain stockholder approval prior to the issuance of common stock, among other things, (a) if the issuance will result in a change of control of the company, or (b) in connection with the acquisition of another company's stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The 358.2 million newly issued shares of Activision common stock to be issued in the transaction exceed the 20% threshold under the NASDAQ Marketplace Rules and are expected to represent approximately 52.2% of the issued and outstanding shares of the combined company's common stock on a fully diluted basis. Accordingly, in order to ensure compliance with NASDAQ Marketplace Rule 4350(i), Activision must obtain the approval of Activision stockholders for the issuance of these securities in the transaction.

Vote Required and Board of Directors Recommendation

        Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal. Given that the vote that is required to approve this proposal is based upon the number of shares actually voted, a stockholder's failure to vote on the share issuance proposal will have no effect on the outcome of the vote for the proposal. Similarly, abstentions with respect to this proposal and broker non-votes will not affect the outcome of the vote, because they will be counted in determining the presence of a quorum but they will not be considered to be voted for purposes of the share issuance proposal.

        Our board of directors has unanimously approved the issuance of shares of our common stock in connection with the transaction and recommends a vote "FOR" the share issuance proposal.

        For a more detailed description of the business combination agreement and the transaction, see the section entitled "The Business Combination Agreement." See also Annex A to this proxy statement.

PROPOSAL NO. 2

The Amendment and Restatement of Activision's Amended and Restated
Certificate of Incorporation, as Amended

        In connection with the transaction, Activision and Vivendi have agreed that Activision would amend and restate its certificate of incorporation and bylaws to implement a number of governance and other changes. See the section entitled "Corporate Governance of Activision Blizzard" of this proxy statement. A copy of the proposed post-closing certificate of incorporation is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement.

        At the special meeting, you will be asked to consider and vote on a proposal to approve the post-closing certificate of incorporation. In order to comply with applicable rules of the SEC relating to proxy statements, we are also presenting Sub-Proposals Nos. 2A through 2L to Activision stockholders as separate proposals for approval. As a matter of state law, only the approval of the post-closing certificate of incorporation, as a whole, is required. Because we are required to present the sub-proposals separately and because all of the revisions to Activision's amended and restated certificate of incorporation that are reflected in the post-closing certificate of incorporation are considered by Activision and Vivendi to be integral parts of the overall transaction, the approval of Proposal No. 2 and each of the Sub-Proposals 2A through 2L is a condition to completion of the transaction. Accordingly, a vote against Proposal No. 2 or any of the related Sub-Proposal Nos. 2A through 2L is effectively a vote against the transaction.

        The following is a summary of selected provisions of the post-closing certificate of incorporation. We believe that this description covers the material terms of the post-closing certificate of incorporation, which differ materially from Activision's current certificate of incorporation. However, the description may not contain all of the information that is important to you and is qualified in its entirety by reference to the complete text of the post-closing certificate of incorporation. In conjunction with this summary description, we encourage you to read the post-closing certificate of incorporation carefully and in its entirety.

Sub-Proposal No. 2A: Proposal to change the combined company's name from "Activision, Inc." to "Activision Blizzard, Inc."

        The parties to the business combination agreement have agreed that the name of the combined company should reflect its leading product lines and therefore propose to change the combined company's corporate name from "Activision, Inc." to "Activision Blizzard, Inc."

Sub-Proposal No. 2B: Proposal to increase the number of shares of authorized capital stock.

        Activision's current certificate of incorporation authorizes the issuance of up to four hundred fifty-five million (455,000,000) shares of capital stock, consisting of (a) four hundred fifty million (450,000,000) shares of Activision common stock, par value $0.000001 per share, and (b) five million (5,000,000) shares of preferred stock, par value $0.000001 per share, two million (2,000,000) of which are designated Series A Junior Preferred Stock, par value $0.000001 per share. On the record date for the Activision special meeting, Activision had outstanding                        shares of Activision common stock and no shares of preferred stock or Series A Junior Preferred Stock.

        In the transaction, Activision expects to issue an aggregate of approximately 358.2 million additional shares of Activision common stock. Activision expects to issue approximately 295.3 million additional shares of common stock to VGAC in connection with the merger. Concurrently with the merger, Activision expects to issue approximately 62.9 million additional shares of common stock to Vivendi in connection with the share purchase.

        Activision is proposing to increase the number of authorized shares of capital stock to give it sufficient authorized shares to complete the transaction and the subsequent tender offer. The increased share authorization will also provide greater flexibility in the capital structure of the combined company by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the combined company's board of directors.

        To that end, Activision is proposing to increase the number of authorized shares of capital stock from four hundred fifty-five million (455,000,000) to one billion two hundred five million (1,205,000,000), of which one billion two hundred million (1,200,000,000) shares will be designated common stock, par value $.000001 per share, and five million (5,000,000) shares will be designated preferred stock, par value $.000001 per share.

Sub-Proposal No. 2C: Proposal to eliminate the Series A Junior Preferred Stock.

        Activision's current certificate of incorporation designates one series of preferred stock, the Series A Junior Preferred Stock, and includes certain provisions relating to the powers, rights and privileges of the Series A Junior Preferred Stock. On the record date for the Activision special meeting, Activision had no outstanding shares of Series A Junior Preferred Stock. Therefore, it is proposed that the post-closing certificate of incorporation eliminate the Series A Junior Preferred Stock.

Sub-Proposal No. 2D: Proposal to include certain quorum requirements for committees of the board of directors under certain circumstances.

        It is proposed that the post-closing certificate of incorporation include a provision establishing specific quorum requirements for committees of the Activision Blizzard board of directors. In particular, it is proposed to provide that, prior to the first occurrence of a Triggering Event, a quorum for any regular or special meeting of a committee of the Activision Blizzard board of directors (other than the special nominating committees and the audit committee), will require the presence, in person, of a majority of the directors appointed to such committee including at least one independent director. However, if a quorum is not obtained at such committee meeting because no independent director is present, then, for purposes of the next duly called and noticed committee meeting, a quorum will require the presence, in person, of a majority of the directors appointed to such committee.

Sub-Proposal No. 2E: Proposal to require supermajority stockholder approval to amend certain sections of the certificate of incorporation.

        It is proposed that amendments to certain sections of the post-closing certificate of incorporation will require supermajority stockholder approval. In particular, it is proposed that:

  •
  The affirmative vote of the holders of Activision Blizzard's capital stock representing more than 66 2/3% of the shares entitled to be voted will be required to amend:

  •
  Section 5.3(a)(i) (Amendment of Bylaw Provisions Protecting All Stockholders);

  •
  Section 5.3(a)(ii) (Amendment of Bylaw Provision Protecting Vivendi Stockholder's Right to Proportionate Representation);

  •
  Section 5.3(c) (Amendment of Bylaws by Stockholders); and

  •
  Articles VIII (Corporate Opportunities) and IX (Affiliate Transactions), subject to the requirements specified below for the amendment of Sections 8.2, 8.3, 8.5 and 9.1(b).

  •
  Section 5.1(b) (Quorum Requirements for Committees) and Section 5.3(a)(iii) (Amendment of Certain Bylaw Provisions Protecting Vivendi) may only be amended as follows: (a) prior to the first occurrence of a Triggering Event, by the affirmative vote of (x) the holders of at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock entitled to vote thereon, and (y) the holders of at least a majority of the outstanding shares of Activision Blizzard's capital stock other than shares of Activision Blizzard's capital stock owned by Vivendi and its controlled affiliated; and (b) after the first occurrence of a Triggering Event, by the affirmative vote of the holders of more than 66 2/3% of the voting power of the outstanding shares of the Activision Blizzard's capital stock entitled to vote thereon.

  •
  The affirmative vote of (a) the holders of at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock entitled to vote thereon, and (b) the holders of at least a majority of the outstanding shares of Activision Blizzard's capital stock other than shares of capital stock owned by Vivendi and Vivendi's controlled affiliates will be required to amend:

  •
  Sections 5.3(a)(iv), 5.3(a)(v) and 5.3(b) (Amendment of Certain Bylaw Provisions Protecting Minority Stockholders);

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  Section 8.2 (Business Activities);

  •
  Section 8.3 (Corporate Opportunities);

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  Section 8.5 (Purchase of Company Stock by Vivendi); and

  •
  Section 9.1(b) (Approval of Certain Business Combinations).

Sub-Proposal No. 2F: Proposal to limit the power of the board of directors to amend certain provisions of the bylaws without stockholder approval.

        It is proposed that the post-closing certificate of incorporation will provide that, subject to the exceptions specified below, amendments to the post-closing bylaws may made by either (a) the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of Activision Blizzard's capital stock entitled to vote thereon, or (b) the Activision Blizzard board of directors at any regular or special meeting without the vote of Activision Blizzard's stockholders.

        It is proposed that the post-closing certificate of incorporation will provide for the following exceptions:

  •
  The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock entitled to vote thereon will be required to amend post-closing bylaw provisions that protect the stockholders of Activision Blizzard, including:

  •
  Section 2.4 (Special Meetings of Stockholders);

  •
  Section 2.6(a) (Quorum Requirements for Meetings of Stockholders);

  •
  Section 2.14 (Notice of Stockholder Business and Nominations); and

  •
  Section 8.4 (Amendment of Bylaws) as it relates to the aforementioned sections.

  •
  The affirmative vote of the holders of more than 66 2/3% of the voting power of the outstanding shares of Activision Blizzard's capital stock entitled to vote thereon will be required to amend Section 3.3 (Vivendi Stockholder's Right to Proportionate Representation); and Section 8.4 (Amendment of Bylaws) as it relates to the aforementioned section.

  •
  Certain post-closing bylaw provisions protecting Vivendi in its capacity as an Activision Blizzard stockholder may only be amended as follows: (a) prior to the first occurrence of a Triggering Event, by the affirmative vote of (x) the holders of at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock entitled to vote thereon, and (y) the holders of at least a majority of the outstanding shares of Activision Blizzard's capital stock other than shares of capital stock owned by Vivendi and its controlled affiliated; and (b) after the first occurrence of a Triggering Event, by the affirmative vote of the holders of more than 66 2/3% of the voting power of the outstanding shares of Activision Blizzard's capital stock entitled to vote thereon. These provisions include:

    •
    Section 3.2(b) (Composition of Activision Blizzard Board of Directors);

    •
    Section 3.4(b) (Vacancies on Activision Blizzard Board of Directors);

    •
    Section 3.6 (Quorum and Action Requirements for Activision Blizzard Board of Directors);

    •
    Section 3.10(c) (Creation of Special Nominating Committees);

    •
    Section 3.10(d) (Composition of Activision Blizzard Board Committees);

    •
    Section 3.10(f) (Quorum Requirements for Activision Blizzard Board Committees); and

    •
    Section 8.4 (Amendment of Bylaws) as it relates to the aforementioned sections.

  •
  The affirmative vote of the holders of (a) at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock, and (b) at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock other than shares of Activision Blizzard's capital stock owned by Vivendi and Vivendi's controlled affiliates will be required to amend:

  •
  Section 2.3 (Purposes of Annual Meeting; Election of Directors); and

  •
  Section 8.4 (Amendment of Bylaws) as it relates to the aforementioned section.

  •
  Prior to the fifth anniversary of the closing date, Section 3.12 (Approval of Certain Matters by Activision Blizzard Board of Directors), Section 4.3 (Chief Executive Officer) and Section 8.4 (Amendment of Bylaws) (as it relates to the foregoing sections) may only be amended by either:

  •
  the separate affirmative vote of (a) a majority of the votes present or otherwise able to be cast (giving effect to the voting rights of the non-employee Vivendi designees), and (b) at least a majority of the independent directors; or

  •
  the separate affirmative vote of the holders of (a) at least a majority of the voting power of the outstanding shares of Activision Blizzard's capital stock, and (b) at least a majority of the outstanding shares of Activision Blizzard's capital stock other than shares of Activision Blizzard's capital stock owned by Vivendi and Vivendi's controlled affiliates.

  •
  In addition to any vote required by law, the separate affirmative vote of the holders of (a) at least a majority of the shares of Activision Blizzard's capital stock, and (b) at least a majority of the outstanding shares of Activision Blizzard's capital stock other than shares of Activision Blizzard's capital stock owned by Vivendi and Vivendi's controlled affiliates will be required to amend:

  •
  Section 3.3(b) as to decrease the percentages in the definitions of "Triggering Event" and "Termination Event" set forth therein, or

  •
  any of the post-closing bylaws in a manner that would be beneficial to Vivendi and Vivendi's controlled affiliates in their capacities as stockholders, other than amendments that affect the rights of all stockholders in the same manner.

Sub-Proposal No. 2G: Proposal to grant the directors designated by Vivendi certain voting powers when other Vivendi designees are not present at board or committee meetings.

        It is proposed that the post-closing certificate of incorporation include a provision to the effect that, prior to the first occurrence of a Triggering Event, at each meeting of the Activision Blizzard board of directors or any committee thereof (other than the special nominating committees and the audit committee), each of the Vivendi designees who is not an employee of Activision Blizzard or any of Activision Blizzard's subsidiaries and who is present at the meeting will be entitled to cast a number of votes equal the quotient of (a) the sum of (x) the total number of Vivendi designees who are not employees of Activision Blizzard or any of Activision Blizzard's subsidiaries and who serve on the Activision Blizzard board of directors or the relevant committee that are not present at such meeting plus (y) the total number of Vivendi designees (other than Vivendi designees who are not employees of Activision Blizzard or any of Activision Blizzard's subsidiaries) on the Activision Blizzard board of directors or relevant committee that are not present at such meeting, divided by (b) the total number of Vivendi designees who are not employees of Activision Blizzard or any of Activision Blizzard's subsidiaries and who are present at such meeting.

Sub-Proposal No. 2H: Proposal to include limitations on certain business activities in which Vivendi may, directly or indirectly, engage or participate.

        It is proposed to include a provision in the post-closing certificate of incorporation to the effect that neither Vivendi nor any of its controlled affiliates is under an obligation to refrain from engaging in the same or similar activities or lines of business as Activision Blizzard other than businesses conducted by Blizzard Entertainment and Sierra immediately prior to the closing; provided, however, that the businesses conducted by Vivendi and its controlled affiliates as of the closing date will not be considered a competing business. Neither Vivendi nor any of its officers or directors will be liable to Activision Blizzard or its stockholders for breach of any fiduciary duty by reason of any such activities.

Sub-Proposal No. 2I: Proposal to establish procedures allocating certain corporate opportunities between Activision Blizzard and Vivendi.

        It is proposed that the post-closing certificate of incorporation provide that, in the event that Vivendi acquires knowledge of a potential corporate opportunity for both Vivendi and Activision Blizzard, Vivendi will have no duty to communicate or offer the corporate opportunity to Activision Blizzard and will not be liable to Activision Blizzard or Activision Blizzard's stockholders for breach of any fiduciary duty as a stockholder of Activision Blizzard by reason of the fact that Vivendi acquires or seeks the corporate opportunity for itself, directs the corporate opportunity to another person or entity, or otherwise does not communicate information regarding the corporate opportunity to Activision Blizzard.

        In addition, it is proposed that the post-closing certificate of incorporation provide that, if a director or officer of Activision Blizzard who is also a director or officer of Vivendi, acts in a manner consistent with the following policy with respect to the allocation of a potential corporate opportunity for both Activision Blizzard and Vivendi about which such director acquires knowledge, he or she will have fully satisfied and fulfilled his or her fiduciary duty to Activision Blizzard and Activision Blizzard's stockholders with respect to the corporate opportunity. A corporate opportunity for both Activision Blizzard and Vivendi offered to any person who is an officer or director of Activision Blizzard and who is also an officer, director or employee of Vivendi, will belong to Vivendi unless such corporate opportunity was expressly offered to such person in his or her capacity as a director or officer of Activision Blizzard.

Sub-Proposal No. 2J: Proposal to require Vivendi or Activision Blizzard to purchase all of the combined company's issued and outstanding shares of Activision Blizzard common stock if and when Vivendi becomes the record owner of more than 90% of the issued and outstanding shares of Activision Blizzard common stock.

        It is proposed to include a provision in the post-closing certificate of incorporation that will require Vivendi to purchase all of the issued and outstanding shares of Activision Blizzard common stock under certain specified circumstances. The proposed provision would provide that, in the event that the Vivendi Voting Interest equals or exceeds 90%, either Vivendi or Activision Blizzard will, within sixty (60) days following the date upon which the Vivendi Voting Interest first equals or exceeds 90%, commence a tender offer to acquire all shares of Activision Blizzard common stock not owned by Vivendi as of such date at a price not less than the volume-weighted average closing price per share of Activision Blizzard common stock, as reported on NASDAQ (or, if applicable, such other national securities exchange on which Activision Blizzard's common stock is listed), as reported by Bloomberg, L.P., for the twenty (20) consecutive trading days immediately preceding (but not including) the trading day immediately preceding the date upon which the Vivendi Voting Interest first equals or exceeds 90%.

        In addition, the proposed provision would provide that, at any time on or before the date upon which the Vivendi Voting Interest first equals or exceeds 90%, Vivendi may (but is not obligated to) cause Activision Blizzard to effect a merger or other business combination pursuant to which the holders of the shares of Activision Blizzard common stock not owned by Vivendi as of such date will receive, in exchange for each of their shares, an amount equal to a price not less than the volume-weighted average closing price per share of Activision Blizzard common stock, as reported on NASDAQ (or, if applicable, such other national securities exchange on which Activision Blizzard's common stock is listed), as reported by Bloomberg, L.P., for the twenty (20) consecutive trading days immediately preceding (but not including) the trading day immediately preceding the date upon which the Vivendi Voting Interest first equals or exceeds 90%.

Sub-Proposal No. 2K: Proposal to approve a provision regarding affiliate transactions.

        It is proposed that the post-closing certificate of incorporation include a provision stipulating that, unless the Vivendi Voting Interest (a) equals or exceeds 90% or (b) is less than 35%, any merger, business combination or similar transaction involving Activision Blizzard or any of its subsidiaries, on the one hand, and Vivendi or Vivendi's directly or indirectly controlled affiliates, on the other, must be approved, in addition to any approval required pursuant to the DGCL and/or the post-closing bylaws, by the affirmative vote of a majority in interest of the stockholders of Activision Blizzard, other than Vivendi or Vivendi's directly or indirectly controlled affiliates, that are present and entitled to vote at a stockholders' meeting called for such purpose.

Sub-Proposal No. 2L: Proposal to cause Activision Blizzard to be governed by Section 203 of the DGCL, a statute which restricts business combinations between corporations and their significant stockholders.

        Activision's current certificate of incorporation contains a provision expressly electing that Activision not be governed by Section 203 of the DGCL. Section 203 of the DGCL generally provides that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in a wide range of business combinations with the corporation for a period of three years following the date the person became an interested stockholder, unless:

  •
  the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or

  •
  the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

        It is proposed that neither the post-closing certificate of incorporation nor the post-closing bylaws contain a provision pursuant to which Activision Blizzard will opt out of Section 203 of the DGCL. Accordingly, Activision Blizzard will be governed by Section 203 of the DGCL.

Vote Required and Board of Directors Recommendation

        In accordance with Section 242 of the DGCL, approval of Proposal No. 2 and each of the subproposals 2A through 2L require the affirmative vote of the holders of a majority of the outstanding shares of Activision common stock entitled to vote on the proposal at the special meeting.

        The Activision board of directors has unanimously approved the amendment and restatement of Activision's certificate of incorporation and recommends a vote "FOR" Proposal No. 2, including each of the Sub-Proposals 2A through 2L.

PROPOSAL NO. 3

The Amendment of Section 7.4(a) of Activision's
Third Amended and Restated Bylaws

        Activision's current bylaws provide that Section 7.4(a) may only be amended by the vote of a majority in interest of Activision stockholders represented and entitled to vote at any meeting at which a quorum is present.

        Activision is proposing to amend Section 7.4(a) of its third amended and restated bylaws to read in its entirety as follows:

          "Amendment of By-Laws. The by-laws of the Corporation may be altered, amended or repealed or new by-laws may be made or adopted by the Board of Directors at any regular or special meeting of the Board; provided, however, that Sections 2.3, 2.4, 2.6(a), 2.14, 3.2(b), 3.3, 3.4(b), 3.6, 3.10(c), 3.10(d), 3.10(f), 3.12, 4.3 and Section 8.4 of these by-laws may be altered, amended or repealed only as provided in the Certificate of Incorporation."

Vote Required and Board of Directors Recommendation

        The affirmative vote of the holders of a majority of the outstanding shares of Activision common stock entitled to vote is required to approve Proposal No. 3.

        The Activision board of directors unanimously recommends a vote "FOR" the bylaw amendment proposal.

PROPOSAL NO. 4

Adjournment of the Special Meeting

        In the event that the number of shares of Activision common stock present in person or represented by proxy at the special meeting is insufficient to approve the share issuance proposal, the charter amendment proposal and the bylaw amendment proposal, Activision may move to adjourn or postpone the special meeting in order to enable the Activision board of directors to solicit additional proxies in favor of the approval of the share issuance proposal, the charter amendment proposal and the bylaw amendment proposal. In that event, Activision will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board of Directors Recommendation

        Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal.

        The Activision board of directors unanimously recommends a vote "FOR" the adjournment proposal.

OTHER MATTERS TO COME BEFORE THE MEETING

        No other matters are intended to be brought before the special meeting by Activision, and Activision does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2008 and for the year ended December 31, 2007 give effect to the transaction as if it was consummated on January 1, 2007 and include all adjustments which give effect to events that are directly attributable to the transaction, expected to have a continuing impact, and that are factually supportable. The unaudited pro forma condensed combined balance sheet as of March 31, 2008 gives effect to the transaction as if it had been consummated on March 31, 2008 and includes all adjustments which give effect to events that are directly attributable to the transaction and that are factually supportable. The notes to the pro forma financial information describe the pro forma amounts and adjustments presented below.

        The pro forma adjustments reflecting the consummation of the transaction are based upon the purchase method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the notes herein. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The allocation of the purchase price is preliminary and is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. In addition, the estimated purchase price itself is preliminary and will be adjusted based upon the Activision share price on the date of closing. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary pro forma adjustments presented herein. This unaudited pro forma condensed combined financial information should be read in conjunction with the financial information appearing under "Selected Historical Financial Data of Activision" and "Selected Historical Financial Data of Vivendi Games" and the historical financial statements of Activision and Vivendi Games included elsewhere in this proxy statement.

        No additional pro forma adjustments have been made to reflect the repurchase of 146.5 million shares of Activision Blizzard common stock at $27.50 per share, representing the maximum amount of shares to be purchased under the cash tender offer commencing within five (5) business days after the closing of the transaction, because the Activision common stock price exceeds the tender offer price as of the date of this proxy statement. As of May 30, 2008 the closing price of Activision common stock was $33.75. It is expected that the level of participation in the tender offer may be limited to the extent that the Activision Blizzard stock trades significantly above the $27.50 tender offer price throughout the tender offer period. To the extent that Activision's stockholders participate in the tender offer, the tender offer will be funded with (according to the terms of the business combination agreement): (a) Activision's available cash on hand including $1.731 billion in proceeds from the sale of 62.9 million shares to Vivendi, short term investments (excluding restricted cash) and borrowings made under the new credit facilities from Vivendi for the first $2.928 billion of the aggregate tender, (b) proceeds from the issuance of additional shares to Vivendi for $700 million, and (c) additional borrowings under such credit facilities from Vivendi.

        The pro forma adjustments do not reflect any operating efficiencies or inefficiencies which may result from the transaction. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented or the results that Activision Blizzard will experience after the transaction is consummated. In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Actual results could differ, perhaps materially, from these estimates and assumptions.

 Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2008

	Vivendi Games		Activision	Pro Forma Adjustments		Pro Forma Activision Blizzard		Other Adjustments See note (w)	Adjusted Pro Forma Activision Blizzard
	(in thousands, except per share data)
Revenues:
Product sales	$69,320		$602,451	$—		$671,771		$—	$671,771
Subscription and licensing revenues	253,734		—	—		253,734		—	253,734

Net revenues	323,054		602,451	—		925,505		—	925,505
Costs and expenses:
Cost of sales	93,736		350,229	(294	)a	443,671		—	443,671
Product development	102,716		79,052	(2,177	)b	179,591		—	179,591
Sales and marketing	27,278		67,473	(89	)c	94,662		—	94,662
General and administrative	19,993		51,164	(9,051	)d	62,106		—	62,106
Depreciation and amortization	16,046		—	80,579	e	96,625		—	96,625

Total costs and expenses	259,769		547,918	68,968		876,655		—	876,655

Operating income (loss)	63,285		54,533	(68,968)		48,850		—	48,850
Other income (expenses), net	847		15,542	(319	)f	16,070		—	16,070

Income (loss) before income tax provision	64,132		70,075	(69,287)		64,920		—	64,920
Income tax provision (benefit)	21,884		25,912	(27,091	)g	20,705		—	20,705

Net income (loss)	$42,248		$44,163	$(42,196)		$44,215		$—	$44,215

Net income per share:
Basic	N/A	h	$0.15			$0.07	j		$0.07	j
Diluted	N/A	h	$0.14			$0.07	j		$0.07	j
Weighted average number of common shares outstanding:
Basic	N/A	h	293,764	358,254	i	652,018		—	652,018
Diluted	N/A	h	318,784	358,254	i	677,038		—	677,038

See notes to unaudited pro forma condensed combined financial statements

 Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2007

	Vivendi Games		Activision	Pro Forma Adjustments		Pro Forma Activision Blizzard		Other Adjustments See note (w)	Adjusted Pro Forma Activision Blizzard
	(in thousands, except per share data)
Revenue:
Product sales	$549,391		$2,898,136	$—		$3,447,527		$—	$3,444,527
Subscription and licensing revenues	846,027		—	—		846,027		—	846,027

Net revenues	1,395,418		2,898,136	—		4,293,554		—	4,293,554
Costs and expenses:
Cost of sales	398,025		1,645,435	12,390	a	2,055,850		—	2,055,850
Product development	384,806		269,535	15,231	b	669,572		—	669,572
Sales and marketing	175,582		308,143	8,716	c	492,441		—	492,441
General and administrative	153,851		195,409	(6,463	)d	342,797		—	342,797
Depreciation and amortization	62,733		—	446,635	e	509,368		—	509,368

Total costs and expenses	1,174,997		2,418,522	476,509		4,070,028		—	4,070,028

Operating income	220,421		479,614	(476,509)		223,526		—	223,526
Other income (expenses), net	(5,076)		51,254	(1,277	)f	44,901		—	44,901

Income before income tax provision (benefit)	215,345		530,868	(477,786)		268,427		—	266,427
Income tax provision (benefit)	(36,353)		185,985	(186,814	)g	(37,182)		—	(37,182)

Net income	$251,698		$344,883	$(290,972)		$305,609		$—	$305,609

Net income per share:
Basic	N/A	h	$1.19			$0.47	j		$0.47	j
Diluted	N/A	h	$1.10			$0.45	j		$0.45	j
Weighted average number of common shares outstanding:
Basic	N/A	h	288,957	358,254	i	647,211		—	647,211
Diluted	N/A	h	314,731	358,254	i	672,985		—	672,985

See notes to unaudited pro forma condensed combined financial statements

 Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2008

	Vivendi Games	Activision	Pro Forma Adjustments		Pro Forma Activision Blizzard	Other Adjustments See note (w)	Adjusted Pro Forma Activision Blizzard
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$47,354	$1,396,250	$1,625,008	k	$3,068,612	$—	$3,068,612
Short term investments	—	52,962	—		52,962	—	52,962
Accounts receivable, net	102,669	203,420	(53,348	)n	252,741	—	252,741
Inventory	20,075	146,874	14,826	l	181,775	—	181,775
Deferred income taxes	126,243	41,242	(44,128	)m	123,357	—	123,357
Other current assets	46,212	138,647	108,057	l	292,916	—	292,916

Total current assets	342,553	1,979,395	1,650,415		3,972,363	—	3,972,363
Long term investments	—	91,215	—		91,215	—	91,215
Property and equipment, net	121,561	54,528	—		176,089	—	176,089
Deferred income taxes	26,768	32,825	(59,593	)o	—	—	—
Other assets	116,101	93,549	1,709,706	l	1,919,356	—	1,919,356
Goodwill	207,262	279,161	7,791,210	l	8,277,633	—	8,277,633

Total assets	$814,245	$2,530,673	$11,091,738		$14,436,656	$—	$14,436,656

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$30,805	$129,896	$—		$160,701	$—	$160,701
Accrued expenses and others	474,820	426,175	(72,803	)n	828,192	—	828,192

Total current liabilities	505,625	556,071	(72,803)		988,893	—	988,893
Deferred income taxes	—	—	608,902	o	608,902	—	608,902
Long term debt	—	—	33,259	f	33,259	—	33,259
Other liabilities	83,080	26,710	(23,133	)p	86,657	—	86,657

Total liabilities	588,705	582,781	546,225		1,717,711	—	1,717,711
Shareholders' equity:
Common stock	—	—	1	q	1	—	1
Additional paid-in capital	487,436	1,148,880	11,341,146	q	12,977,462	—	12,977,462
(Accumulated deficit) retained earnings	(300,344)	772,660	(773,537	)r	(301,221)	—	(301,221)
Accumulated other comprehensive income	42,703	26,352	(26,352	)s	42,703	—	42,703
Net receivable from affiliates	(4,255)	—	4,255	k	—	—	—

Total shareholders' equity	225,540	1,947,892	10,545,513		12,718,945	—	12,718,945

Total liabilities and shareholders' equity	$814,245	$2,530,673	$11,091,738		$14,436,656	$—	$14,436,656

See notes to unaudited pro forma condensed combined financial statements

 NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1: Basis of Pro Forma Presentation

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 combines the twelve months ended March 31, 2008 for Activision with the twelve months ended December 31, 2007 for Vivendi Games. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008 combines the three months ended March 31, 2008 for Activision with the three months ended March 31, 2008 for Vivendi Games. Therefore, Activision's consolidated statement of operations for the period January 1, 2008 to March 31, 2008 has been presented in both the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007. In addition, the accompanying unaudited pro forma condensed combined balance sheet combines the consolidated balance sheet of Activision as of March 31, 2008 with the consolidated balance sheet of Vivendi Games as of March 31, 2008.

        Under the terms of the business combination agreement, Activision and Vivendi Games will combine their businesses through the merger of a newly formed, wholly-owned subsidiary of Activision with and into Vivendi Games. In the transaction, shares of Vivendi Games will be converted into 295.3 million newly issued shares of Activision common stock which is based upon a valuation of Vivendi Games at $8.121 billion and a per share price for Activision common stock of $27.50. Concurrently, Vivendi will purchase 62.9 million newly issued shares of Activision common stock at a price of $27.50 per share for a total of approximately $1.731 billion in cash. As a result of these transactions, Vivendi will own approximately 52.2% of the issued and outstanding shares of Activision Blizzard common stock on a fully diluted basis.

        Within five (5) business days after closing the transaction, Activision Blizzard has agreed to commence an approximately $4.028 billion cash tender offer to purchase up to 146.5 million shares of Activision Blizzard common stock at $27.50 per share, regardless of the then-current stock price. The tender offer will be funded by Activision Blizzard's cash on hand at closing, including the $1.731 billion in cash received from the Vivendi share purchase and, if necessary, borrowings made under the new credit facilities issued by Vivendi. In addition, if the aggregate tender offer consideration exceeds $2.928 billion, Vivendi has agreed to acquire from Activision Blizzard additional newly issued shares for up to an additional $700 million of Activision Blizzard common stock at $27.50 per share, the proceeds of which would also be used to fund the tender offer. Any remaining funds required to complete the tender offer up to a maximum of $400 million will be borrowed by Activision Blizzard from Vivendi under such credit facility. If the tender offer is fully subscribed, Vivendi will own approximately 68.0% of the issued and outstanding shares of Activision Blizzard common stock on a fully diluted basis. To the extent that the Activision Blizzard stock trades significantly above the tender offer price of $27.50 per share throughout the tender offer period, shareholder participation in the tender offer may be limited.

Overview of the accounting for the transaction

        The transactions contemplated by the business combination agreement will be accounted for as a reverse acquisition under the purchase method of accounting. For this purpose, Vivendi Games will be deemed to be the accounting acquiror and Activision will be deemed to be the accounting acquiree.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 1: Basis of Pro Forma Presentation (Continued)

        The preliminary purchase price of Activision consists of the following items (in thousands):

Fair market value of Activision's outstanding common stock immediately prior to the transaction at the Assumed Closing Price(1)	$9,709,000
Fair value of Activision's existing vested and unvested stock awards at the assumed closing price(2)	967,300
Vivendi Games' estimated transaction expenses	26,500

Total purchase price	$10,702,800

    (1)
    In preparing the unaudited pro forma condensed combined financial information, a price per Activision Blizzard common stock of $32.75 is assumed, which we refer to as the "Assumed Closing Price," which represents approximately the five day average close price of Activision's common stock as traded on the NASDAQ subsequent to Activision's May 8, 2008 earnings release. The actual closing price per share will be based upon the actual closing market price per share upon transaction close. A $1 increase or decrease in the per share price upon close would increase or decrease, as applicable, the purchase price by approximately $334.7 million, goodwill and equity by approximately $337.5 million and, pro forma net income would change by approximately $2.0 million and $8.5 million for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively. Net income per share would change by approximately $0.01 and $0.02 per share for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively. If the actual closing price is $27.50, which is the per share price of Activision common stock used in the transaction under the business combination agreement, as well as the per share price of the tender offer to repurchase the shares of Activision Blizzard common stock, it would reduce the purchase price by approximately $1,752.0 million, and goodwill and equity by approximately $1,766.9 million. Additionally, pro forma net income would increase by approximately $1.2 million and $12.4 million for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively. Net income per share would increase by approximately $0.00 and $0.02 per share for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively.

    (2)
    The fair value of the existing vested and unvested stock awards is comprised of the following (in thousands):

Fair value of Activision's existing vested stock awards	$799,700
Fair value of Activision's existing unvested stock awards	384,400
Less: Unearned stock-based compensation	(216,800)

Net fair value of stock based awards	$967,300

      The fair value of Activision's stock awards was determined using an assumed fair value of Activision's common stock of $32.75 per share and a binomial-lattice model with the following assumptions: (a) implied volatility of 30.67%, (b) a time varying risk free interest rate ranging from 1.84% to 5.61%, (c) an expected life ranging from

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 1: Basis of Pro Forma Presentation (Continued)

      approximately 3.22 years to 4.14 years, (d) risk adjusted stock return of 8.93%, and (e) an expected dividend yield of 0.0%.

        Assuming a pro forma balance sheet date of March 31, 2008, the purchase price of Activision will be allocated to the following assets and liabilities (in thousands):

Working capital, excluding inventories		$1,082,865
Inventories		161,700
Property and equipment		54,528
Long term investments		91,215
Other long term assets		15,055
Intangible assets:	Life
License agreements	3 - 10 years	122,000
Developed software	Less than 1 year	200,100
Game engines	2 - 5 years	128,600
Internally developed franchises	5 - 12 years	1,202,100
Retail customer relationships	Less than 1 year	36,400
Activision trademark/trade name	Indefinite	321,900
Goodwill	Indefinite	8,070,371
Long term liabilities		(52,642)
Deferred tax liability		(638,556)
Financial instrument classified as equity(v)		(92,836)

Allocated purchase price		$10,702,800

        The acquired finite-lived intangible assets are being amortized over the estimated useful life in proportion to the economic benefits consumed, which for some intangibles assets are approximated by using the straight-line method. The estimated future after-tax decreases to net income from the amortization of the finite-lived intangible assets are the following amounts (in thousands):

Year 1	$251,263
Year 2	178,323
Year 3	156,130
Year 4	104,726
Year 5	81,850

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 2: Pro Forma Adjustments

(a)
Represents the following pro forma adjustments to cost of sales (in thousands):

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
Reclassification of Activision's depreciation and amortization expense(t)	$(491)	$(4,115)
Stock-based compensation adjustments due to stock option valuation(u)	197	16,505

Pro forma adjustment to cost of sales	$(294)	$12,390

(b)
Represents the following pro forma adjustments to product development expense (in thousands):

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
Reclassification of Activision's depreciation and amortization expense(t)	$(3,517)	$(11,440)
Stock-based compensation adjustments due to stock option valuation(u)	1,340	26,671

Pro forma adjustment to product development expense	$(2,177)	$15,231

(c)
Represents the following pro forma adjustments to sales and marketing expense (in thousands):

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
Reclassification of Activision's depreciation and amortization expense(t)	$(399)	$(1,633)
Stock-based compensation adjustments due to stock option valuation(u)	310	10,349

Pro forma adjustment to sales and marketing expense	$(89)	$8,716

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 2: Pro Forma Adjustments (Continued)

(d)
Represents the following pro forma adjustments to general and administrative expense (in thousands):

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
Reclassification of Activision's depreciation and amortization expense(t)	$(2,969)	$(16,864)
Elimination of Activision's historical transaction costs	(7,400)	(17,200)
Stock-based compensation adjustments due to stock option valuation(u)	1,318	27,601

Pro forma adjustment to general and administrative expense	$(9,051)	$(6,463)

(e)
Represents the following pro forma adjustments to depreciation and amortization expense (in thousands):

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
Amortization expense as a result of fair value adjustments to intangible assets	$73,203	$412,583
Reclassification of Activision's depreciation and amortization expense(t)	7,376	34,052

Pro forma adjustment to depreciation and amortization expense	$80,579	$446,635

(f)
Represents borrowings by Activision Blizzard for settlement of net payable to Vivendi and the related interest expense. The borrowings carry a rate of interest of LIBOR plus 120 basis points. A 1/8% change in interest rates would increase interest expense by an additional eleven thousand dollars which is six thousand dollars after tax or $0.00 per share for the three months ended March 31, 2008. A 1/8% change in interest rates would increase interest expense by an additional forty-two thousand dollars which is twenty-six thousand dollars after tax or $0.00 per share for the year ended December 31, 2007.

(g)
Represents the income tax effect of the pro forma adjustments at the combined federal and state statutory rate of 39.1%.

(h)
Vivendi Games is a privately-held company. Accordingly, per share historical data for Vivendi Games is omitted.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 2: Pro Forma Adjustments (Continued)

(i)
Represents the following pro forma adjustments to the weighted average number of shares (in thousands):

Issuance of 295.3 million newly issued shares of Activision Blizzard common stock to Vivendi for contribution of Vivendi Games to Activision	295,309
Issuance of additional 62.9 million newly issued shares of Activision Blizzard common stock to Vivendi at a price of $27.50 per share	62,945

Pro forma adjustment to weighted average number of common shares outstanding	358,254

(j)
Pro forma net income per share was calculated by dividing pro forma net income by the pro forma weighted average common shares outstanding as if the transaction had occurred on January 1, 2007.

(k)
Represents the following pro forma adjustments to cash and cash equivalents (in thousands except share and per share amounts):

Issuance of additional 62.9 million newly issued shares of Activision Blizzard common stock to Vivendi at a price of $27.50 per share	$1,731,000
Cash received from credit facility(f)	33,259
Cash receipt to settle net receivable from Vivendi	4,255
Less: Cash payout for Blizzard equity plan at closing	(106,897)
Less: Dividend of unrestricted cash available in excess of $15,000 to Vivendi per business combination agreement	(36,609)

Pro forma adjustment to cash and cash equivalents	$1,625,008

(l)
Represents the purchase accounting entry to adjust Activision's tangible and intangible assets to fair value.

(m)
Represents the following pro forma adjustments for current deferred income taxes (in thousands):

Increase in current deferred tax asset related to increase in current liabilities	$3,910
Increase in current deferred tax liability related to step up in tangible and intangible assets	(48,038)

Pro forma adjustment to current deferred tax liabilities	$(44,128)

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 2: Pro Forma Adjustments (Continued)

(n)
Represents the following pro forma adjustments (in thousands):

Liability for bonus payout to certain members of the management upon close of the transaction	$10,000
Liability assumed for Activision transaction costs incurred at closing	27,500
Less: Reclassification of Vivendi Games' reserve for customer returns and allowances from accrued liabilities to accounts receivables	(53,348)
Less: Portion of Blizzard equity plan payout included in accrued payroll and which is assumed to be paid upon the close of the transaction	(56,955)

Pro forma adjustment to accrued expenses and other liabilities	$(72,803)

(o)
Represents the following pro forma adjustments for non current deferred income taxes (in thousands):

Reclassification of non current deferred tax asset to non current deferred tax liability	$(59,593)
Increase in non current deferred taxes related to the step up in non current intangible asset values	668,495

Pro forma adjustment to non current deferred tax liability	$608,902

(p)
Represents the following pro forma adjustments to other non current liabilities (in thousands):

Fair value of contingent consideration relating to a previous acquisition by Activision	$25,932
Less: Portion of Blizzard equity plan payout included in non current liabilities	(49,065)

Pro forma adjustment to accrued expenses and other liabilities	$(23,133)

(q)
Represents the pro forma adjustments to common stock ($1) and to additional paid-in capital (in thousands except share and per share amounts):

Purchase price (See Note 1)	$10,702,800
Issuance of additional 62.9 million newly issued shares of Activision Blizzard common stock to Vivendi at a price of $27.50 per share	1,730,999
Financial instrument classified as equity(v)	92,836
Less: Elimination of Activision's historical additional paid-in capital	(1,148,880)
Less: Dividend of unrestricted cash available in excess of $15,000 to Vivendi per business combination agreement	(36,609)

Pro forma adjustment to additional paid-in capital	$11,341,146

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 2: Pro Forma Adjustments (Continued)

(r)
Represents the following pro forma adjustments to historical retained earnings (in thousands):

Elimination of Activision's historical retained earnings	$(772,660)
Additional expense for Blizzard equity plan payout not previously accrued	(877)

Adjustment to retained earnings	$(773,537)

(s)
Elimination of Activision's historical accumulated other comprehensive income.

(t)
Represents the reclassification of depreciation and amortization expense to conform to Vivendi Games' presentation

(u)
Represents the change in stock-based compensation expense associated with the increase in fair value of Activision's unvested stock awards at the closing date of the transaction.

(v)
Represents the fair value of contingent consideration relating to a previous acquisition by Activision which will be settled through the issuance of a fixed number of shares of Activision common stock.

(w)
No additional pro forma adjustments have been made to reflect the repurchase of Activision Blizzard common stock under the cash tender offer, because the Activision common stock price exceeds the tender offer price as of the date of this proxy statement. It is expected that the level of participation in the tender offer may be limited to the extent that the Activision Blizzard stock trades significantly above the $27.50 tender offer price throughout the tender offer period.

If participation in the tender offer were to occur, the following sensitivity analysis has been prepared to present the estimated impact of different levels of shareholder participation—representing from 25% to 100% participation related to the repurchase of 146.5 million shares of Activision Blizzard common stock at $27.50 per share, representing the maximum amount of shares to be purchased under the all cash tender offer within five business days after closing the transaction. The analysis estimates the effect of different levels of shareholder participation in the tender offer on: cash and cash equivalents, short term investments, borrowings, additional paid in capital, other income (expense), net income, and net income per share. For the purpose of this analysis, the following assumptions have been made:

(1)
Activision Blizzard will use available cash on hand and short term investments for the repurchase of shares. A total of $2,843,842 in cash and short term investments on the pro forma balance sheet as of March 31, 2008 was assumed as available for the repurchase of shares. Any additional amount will be funded by issuance of additional shares to Vivendi to the maximum of $700 million, and by borrowings from Vivendi under the new credit facilities.

(2)
The borrowings to fund the tender offer bear interest at LIBOR plus 85-120 basis points per the credit agreement between Vivendi and Activision Blizzard. The rates were estimated at 3.49%-3.84% using the LIBOR rate as of May 22, 2008.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 2: Pro Forma Adjustments (Continued)

        The results of this analysis, which may differ from actual results, are as follows (in thousands):

	Tender Participation level
	100%	75%	50%	25%
Cash required for tender offer	$4,028,000	$3,021,000	$2,014,000	$1,007,000
Vivendi tender contribution	700,000	93,000	—	—
Borrowings	484,158	84,158	—	—
Selected Adjusted Pro Forma Activision Blizzard Balance Sheet amounts as of March 31, 2008:
Decrease in cash and cash equivalents	$(2,802,431)	$(2,802,431)	$(1,972,589)	$(965,589)
Decrease in short-term investments	(41,411)	(41,411)	(41,411)	(41,411)
Increase in long-term debt	484,158	84,158	—	—
Decrease in additional paid in capital	(3,328,000)	(2,928,000)	(2,014,000)	(1,007,000)
Selected Adjusted Pro Forma Activision Blizzard Statement of Operations amounts:
Three months ended March 31, 2008
Decrease in other income	$20,250	$16,760	$5,589	$499
Decrease in net income	12,332	10,207	3,404	304
Impact of 1/8% change in interest rate on net income	92	16	—	—
Adjusted diluted net income per share	0.06	0.06	0.07	0.07
Impact of 1/8% change in interest rate on adjusted net income per share	0.00	0.00	—	—
Year ended December 31, 2007
Decrease in other income	$70,087	$56,127	$18,780	$1,995
Decrease in net income	42,683	34,181	11,437	1,215
Impact of 1/8% change in interest rate on net income	369	64	—	—
Adjusted diluted net income per share	0.47	0.47	0.48	0.47
Impact of 1/8% change in interest rate on adjusted net income per share	0.00	0.00	—	—

Note 3: Acquisition costs of Activision

        Activision's estimated transaction expenses ranging from $50.0 million to $54.0 million incurred and to be incurred were excluded from the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2008 and the year ended December 31, 2007.

ACTIVISION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ACTIVISION

Overview

Our Business

        We are a leading international publisher of interactive entertainment software products. We have built a company with a diverse portfolio of products that spans a wide range of categories and target markets and that are used on a variety of game hardware platforms and operating systems. We have created, licensed, and acquired a group of highly recognizable franchises, which we market to a variety of consumer demographics. Our fiscal 2008 product portfolio includes titles such as Guitar Hero III: Legends of Rock, Guitar Hero II for the Microsoft Xbox360, Guitar Hero: Rocks the 80s for the PS2, Call of Duty 4: Modern Warfare, Spider-Man 3 The Game ("Spider-Man 3"), Shrek the Third, TRANSFORMERS: The Game, Enemy Territory: Quake Wars, Tony Hawk's Proving Ground, Bee Movie Game, and Spider-Man: Friend or Foe.

        Our products cover diverse game categories including action/adventure, action sports, racing, role-playing, simulation, first-person action, music-based gaming, and strategy. Our target customer base ranges from casual players to game enthusiasts, children to adults, and mass-market consumers to "value" buyers. We currently offer our products primarily in versions that operate on the Sony PlayStation 2 ("PS2"), the Sony PlayStation 3 ("PS3"), the Nintendo Wii ("Wii"), and the Microsoft Xbox360 ("Xbox360") console systems, the Nintendo Dual Screen ("NDS"), and the Sony PlayStation Portable ("PSP") hand-held devices, and the personal computer ("PC"). The installed base for the previous generation of hardware platforms (e.g., the PS2) is significant and the fiscal 2006 release of the Xbox360 and the fiscal 2007 releases of the PS3 and the Wii have further expanded the software market. To take advantage of the growth of the PS3, the Xbox360, and the Wii ("the next-generation platforms"), during fiscal 2008, we increased our presence on the next-generation platforms through the increased number of new released titles on the next-generation platforms. For example, the number of new released titles for the Wii tripled from 5 releases during fiscal 2007 to 15 releases, and we successfully released several major titles for the PS3, the Xbox360 and/or the Wii—Guitar Hero III: Legends of Rock, Call of Duty 4: Modern Warfare, Spider-Man 3, Shrek the Third, TRANSFORMERS: The Game, and Tony Hawk's Proving Ground. Some of these titles are also available on the PS2. Our plan is to continue to build a significant presence on the PS3, the Wii, and the Xbox360 ("the next-generation platforms") by continuing to expand the number of titles released on the next-generation and hand-held platforms while continuing to market to the PS2 platform as long as economically attractive given its large installed base.

        Our publishing business involves the development, marketing, and sale of products directly, by license, or through our affiliate label program with certain third-party publishers. In North America, we primarily sell our products on a direct basis to mass-market retailers, consumer electronics stores, discount warehouses, and game specialty stores. We conduct our international publishing activities through offices in the United Kingdom ("UK"), Germany, France, Italy, Spain, the Netherlands, Norway, Sweden, Australia, Canada, South Korea, and Japan. Our products are sold internationally on a direct-to-retail basis, through third-party distribution and licensing arrangements, and through our wholly owned European distribution subsidiaries. Our distribution business consists of operations located in the UK, the Netherlands, and Germany that provide logistical and sales services to third-party publishers of interactive entertainment software, our own publishing operations, and manufacturers of interactive entertainment hardware.

        Our profitability is directly affected by the mix of revenues from our publishing and distribution businesses. Operating margins realized from our publishing business are typically substantially higher than margins realized from our distribution business. Operating margins in our publishing business are affected by our ability to release highly successful or "hit" titles. Though many of these titles have substantial production or acquisition costs and marketing budgets, once a title recoups these costs, incremental net revenues directly and positively impact our operating margin. Operating margins in our distribution business are affected by the mix of hardware and software sales, with software typically producing higher margins than hardware.

Our Focus

        With respect to future game development, we will continue to focus on our "big propositions" products that are backed by strong franchises and high quality development, for which we will provide significant marketing support.

        We have focused on establishing and maintaining relationships with talented and experienced software development and publishing teams. In June 2006, we acquired RedOctane, Inc. ("RedOctane"), the publisher of the popular Guitar Hero franchise. The Guitar Hero franchise has set an industry record, surpassing $1 billion in North America retail sales in 26 months, according to The NPD Group, which is a provider of consumer and retail market research information for a wide range of industries. Guitar Hero III: Legends of Rock was the number one best-selling game in dollars in the U.S. and Europe for fiscal 2008, according to The NPD Group, Charttrack and Gfk. We plan on continuing to build on this franchise by investing in the future development of Guitar Hero titles across a variety of platforms. We have also been successful in the first person action categories through the Call of Duty original franchise, which we plan on continuing as a successful long-term franchise. Call of Duty has achieved over $1 billion life-to-date net revenues in fiscal 2008. Call of Duty 4: Modern Warfare ended the fiscal year as the number two best-selling game worldwide in dollars, according to The NPD Group, Charttrack and Gfk. In September 2007, we acquired U.K.-based video game developer Bizarre Creations Limited ("Bizarre Creations"), a leader in the racing category. With more than 10 years of experience in the racing genre, Bizarre Creations developed the innovative multi-million unit selling franchise, Project Gotham Racing for Microsoft, a critically-acclaimed series for the Xbox and Xbox360. Bizarre Creations and its games have won numerous industry awards including: Best Racing Game for Project Gotham Racing 2 from the British Academy of Film and Television Arts (BAFTA); the Industry Grand Prix Award from Develop; MCV's UK Development Team 2006 award; Best Racing/Driving Game from IGN; Game of the Year from OXM and Gamespy for Project Gotham Racing 3; and IGN's Best Xbox Live Arcade ("XBLA") Game for Geometry Wars: Retro Evolved. Bizarre Creations will play a role in our growth strategy as we develop new intellectual property for the racing segment, expand our development capability and capacity for other genres and utilize Bizarre Creations' proprietary development technology. We also have development agreements with other top-level, third-party developers such as id Software, Inc., Splash Damage, Ltd., and Next Level Games.

        Our fiscal 2008 releases include well-established franchises, which are backed by high-profile intellectual property and/or highly anticipated motion picture releases. For example, we have a long-term relationship with Marvel Entertainment, Inc. through an exclusive licensing agreement for the Spider-Man and X-Men franchises through 2017. This agreement grants us the exclusive, worldwide rights to develop and publish video games based on Marvel's comic book franchises: Spider-Man and X-Men. In addition, we have an agreement with Spider-Man Merchandising, LP which grants us exclusive, worldwide rights to publish video games based on subsequent Spider-Man feature films through 2017. Through March 31, 2008, games based on the Spider-Man and X-Men franchises have generated approximately $1.1 billion in net revenues worldwide. Under this agreement, in the first quarter fiscal 2007 we released the video game, X-Men: The Official Game coinciding with the theatrical release of X-Men: The Last Stand. In the third quarter fiscal 2007, we released Marvel: Ultimate Alliance across multiple platforms and Spider-Man: Battle for New York on the NDS and the GBA. In the first quarter fiscal 2008, we released Spider-Man 3 based on Columbia Pictures/Marvel Entertainment, Inc.'s feature film "Spider-Man 3," which was released in May 2007. We also released Spider-Man: Friend or Foe in the third quarter fiscal 2008.

        We also have an exclusive licensing agreement with professional skateboarder Tony Hawk. The agreement grants us exclusive rights to develop and publish video games through 2015 using Tony Hawk's name and likeness. Through March 31, 2008, we have released nine titles in the Tony Hawk franchise with cumulative net revenues of $1.3 billion, including the fiscal 2008 third quarter release, Tony Hawk's Proving Ground, which was released on the PS3, the PS2, the Wii, the Xbox360 and the NDS.

        We will also continue to evaluate and exploit emerging franchises that we believe have potential to become successful game franchises. For example, we have multi-year, multi-property, agreements with DreamWorks Animation LLC that grant us the exclusive rights to publish video games based on DreamWorks Animation SKG's theatrical releases, including "Shark Tale," which was released in the second quarter fiscal 2005, "Madagascar," which was released in the first quarter fiscal 2006, "Over the Hedge," which was released in the first quarter fiscal 2007, "Shrek the Third," which was released in the first quarter fiscal 2008, "Bee Movie," which was released in the third quarter fiscal 2008, and all of their respective sequels. In addition, our multi-year agreements with DreamWorks Animation LLC also grant us the exclusive video game rights to three upcoming DreamWorks Animation feature films, including "Kung Fu Panda," "Monsters vs Aliens" and "How to Train Your Dragon." We plan to release Kung Fu Panda, Monsters vs Aliens, and Madagascar 2 during fiscal 2009.

        Additionally, we have a strategic alliance with Harrah's Entertainment, Inc. that grants us the exclusive, worldwide interactive rights to develop and publish "World Series of Poker" video games based on the popular World Series of Poker Tournament. In the second quarter fiscal 2006, we released our first title under this alliance, World Series of Poker, which became the number one poker title of calendar year 2005. Further building on this franchise, in the second quarter fiscal 2007, we released our second title under this alliance, World Series of Poker: Tournament of Champions. Additionally, we released our third title under this alliance, World Series of Poker: Battle for the Bracelet in the second quarter fiscal 2008.

        We also continue to build on our portfolio of licensed intellectual property. In February 2006, we signed an agreement with Hasbro Properties Group granting us the exclusive global rights (excluding Japan) to develop console, hand-held, and PC games based on Hasbro's "Transformers" franchise. We released our first "Transformers" game, TRANSFORMERS: The Game, in late June 2007 concurrently with the early July 2007 movie release of the live action "Transformers" film from DreamWorks Pictures and Paramount Pictures. In April 2006, we signed an agreement with MGM Interactive and EON Productions Ltd. granting us the exclusive rights to develop and publish video games based on the James Bond license through 2014. We plan to release our first James Bond title, Quantum of Solace, during fiscal 2009.

        In April 2006, we signed a multi-year agreement with Mattel, Inc. which grants us the exclusive, worldwide distribution rights for the catalog of video games based on Mattel, Inc.'s Barbie franchise on all platforms. Through the third quarter fiscal 2007, we distributed six Barbie titles: Barbie and the 12 Dancing Princesses, The Barbie Diaries: High School Mystery, Barbie Fashion Show, Barbie Horse Adventures: Mystery Ride, Barbie and the Magic of Pegasus, and Barbie as the Princess and the Pauper. Based on the success of this distribution, we signed multi-year license agreements with Mattel, Inc. in January 2007 which grant us the exclusive worldwide rights to develop and publish new video games based on Mattel Inc.'s Barbie and Hot Wheels franchises on all platforms. In the second quarter fiscal 2008, we released Hot Wheels: Beat That!. In September 2006, we entered into a distribution agreement with MTV Networks Kids and Family Group's Nickelodeon, a division of Viacom Inc., to be the exclusive distributor of three new Nick Jr. PC CD-ROM titles, published by Nickelodeon and based on the top preschool series on commercial television, Dora The Explorer, The Backyardigans, and Go, Diego, Go!

        We are utilizing these developer relationships, new intellectual property acquisitions, new original intellectual property creations, and our existing library of intellectual property to further focus our game development on product lines that will deliver significant, lasting, and recurring revenues and operating profits.

Business Combination

        On December 2, 2007, we and Vivendi S.A. ("Vivendi") announced an agreement to combine Vivendi Games, Inc. ("Vivendi Games"), Vivendi's interactive entertainment business which includes Blizzard Entertainment, Inc., the creator of World of Warcraft, a massively multi-player online role-playing game ("MMORPG") franchise, with us. If the transaction closes, we will be renamed Activision Blizzard, Inc. ("Activision Blizzard") and continue to operate as a public company with our common stock traded on NASDAQ under the ticker ATVI.

        All information included in this report reflects only Activision's results, and does not reflect any impact of the proposed combination. The forward-looking comments in this Management's Discussion & Analysis of Financial Condition and Results of Operations are prepared on an Activision standalone basis, without considering any potential impacts of the proposed business combination with Vivendi Games.

Critical Accounting Policies and Estimates

        We have identified the policies below as critical to our business operations and the understanding of our financial results. The impact and any associated risks related to these policies on our business operations are discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion of the application of these and other accounting policies, see Note 1 of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Revenue Recognition.    We recognize revenue from the sale of our products upon the transfer of title and risk of loss to our customers, and once any performance obligations have been completed. Certain products are sold to customers with a street date (the earliest date these products may be sold by retailers). For these products we recognize revenue on the later of the street date or the sale date. Revenue from product sales is recognized after deducting the estimated allowance for returns and price protection. With respect to license agreements that provide customers the right to make multiple copies in exchange for guaranteed amounts, revenue is recognized upon delivery of a master copy. Per copy royalties on sales that exceed the guarantee are recognized as earned.

        Some of our software products provide limited online features at no additional cost to the consumer. Generally, we consider such features to be incidental to the overall product offering and an inconsequential deliverable. Accordingly, we do not defer any revenue related to products containing these limited online features. In instances where online features or additional functionality is considered a substantive deliverable in addition to the software product, we take this into account when applying our revenue recognition policy. This evaluation is performed for each software product when it is released. We determined that one of our software titles, Enemy Territory: Quake Wars (which is primarily an online multiplayer PC game), contains online functionality that constitutes a more-than-inconsequential separate service deliverable in addition to the product, principally because of its importance to game play. As such, our performance obligations for this title extend beyond the sale of the game, which is unique compared to other previously released titles. Vendor-specific objective evidence of fair value ("VSOE") does not exist for the online functionality, as we do not separately charge for this component of the title. As a result, we are recognizing all of the revenue from the sale of this title ratably over an estimated service period, which is currently estimated to be six months beginning the month after shipment. In addition, we are deferring the costs of sales for this title. Cost of sales includes: manufacturing costs, software royalties and amortization, and intellectual property licenses. Overall, online play functionality is still an emerging area for us.

        We continue to monitor the development of online functionality (together with online transactions, such as electronics downloads of titles or product add-ons) and its significance to our products. Based on our current assessment of obligations with respect to the online functionality for certain of our fiscal 2009 titles on certain platforms, we expect that certain fiscal 2009 titles will contain online functionality that constitutes a more-than-inconsequential separate service deliverable in addition to the product, and that our performance obligations for these fiscal 2009 titles will extend beyond the sale of the game. VSOE of fair value does not exist for these online features, as we do not plan to separately charge for this component of these fiscal 2009 titles. As a result, we expect to recognize all of the revenue from the sale of these fiscal 2009 titles ratably over an estimated service period, which is currently estimated to be six months beginning the month after shipment. In addition, we expect to defer the costs of sales of these fiscal 2009 titles. We anticipate that, in fiscal 2009, we will likely defer approximately $350.0 million in net revenues and $150.0 million in costs of sales from the sale of these fiscal 2009 titles into fiscal 2010. Since most of these fiscal 2009 titles are planned to release in the third quarter fiscal 2009, we expect that a majority of revenues and costs of sales for these products will be deferred in the third quarter fiscal 2009, and recognized later in the calendar year 2009. However, the actual amount of revenues and costs of sales deferred will vary significantly depending upon the timing of the release of these fiscal 2009 titles and the sales volume of such products.

        With respect to online transactions, such as electronic downloads of titles or product add-ons, revenue is recognized when the fee is paid by the online customer to purchase online content and we are notified by the online retailer that the product has been downloaded. In addition, in order to recognize revenue for both product sales and licensing transactions, persuasive evidence of an arrangement must exist and collection of the related receivable must be probable.

        Sales incentives or other consideration given by us to our customers is accounted for in accordance with the Financial Accounting Standards Board's Emerging Issues Task Force ("EITF") Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products). In accordance with EITF Issue 01-9, sales incentives and other consideration that are considered adjustments of the selling price of our products, such as rebates and product placement fees, are reflected as reductions of revenue. Sales incentives and other consideration that represent costs incurred by us for assets or services received, such as the appearance of our products in a customer's national circular advertisement, are reflected as sales and marketing expenses.

        Allowances for Returns, Price Protection, Doubtful Accounts, and Inventory Obsolescence.    We closely monitor and analyze the historical performance of our various titles, the performance of products released by other publishers and the anticipated timing of other releases in order to assess future demands of current and upcoming titles. Initial volumes shipped upon title launch and subsequent reorders are evaluated to ensure that quantities are sufficient to meet the demands from the retail markets but at the same time, are controlled to prevent excess inventory in the channel. We benchmark our units to be shipped to our customers using historical and industry data.

        We may permit product returns from, or grant price protection to, our customers under certain conditions. In general, price protection refers to the circumstances when we elect to decrease the wholesale price of a product by a certain amount and, when granted and applicable, allows customers a credit against amounts owed by such customers to us with respect to open and/or future invoices. The conditions our customers must meet to be granted the right to return products or price protection are, among other things, compliance with applicable payment terms and consistent delivery to us of inventory and sell-through reports. We may also consider other factors, including the facilitation of slow-moving inventory and other market factors. Management must make estimates of potential future product returns and price protection related to current period product revenue. We estimate the amount of future returns and price protection for current period product revenue utilizing historical experience and information regarding inventory levels and the demand and acceptance of our products by the end consumer. The following factors are used to estimate the amount of future returns and price protection for a particular title: historical performance of titles in similar genres, historical performance of the hardware platform, historical performance of the franchise, console hardware life cycle, our sales force and retail customer feedback, industry pricing, weeks of on-hand retail channel inventory, absolute quantity of on-hand retail channel inventory, our warehouse on-hand inventory levels, the title's recent sell-through history (if available), marketing trade programs, and competing titles. The relative importance of these factors varies among titles depending upon, among other items, genre, platform, seasonality, and sales strategy. Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price protection in any accounting period. Based upon historical experience we believe our estimates are reasonable. However, actual returns and price protection could vary materially from our allowance estimates due to a number of reasons including, among others, a lack of consumer acceptance of a title, the release in the same period of a similarly themed title by a competitor, or technological obsolescence due to the emergence of new hardware platforms. Material differences may result in the amount and timing of our revenue for any period if factors or market conditions change or if management makes different judgments or utilizes different estimates in determining the allowances for returns and price protection. For example, a 1% change in our March 31, 2008 allowance for returns and price protection would impact net revenues by $1.3 million.

        Similarly, management must make estimates of the uncollectibility of our accounts receivable. In estimating the allowance for doubtful accounts, we analyze the age of current outstanding account balances, historical bad debts, customer concentrations, customer creditworthiness, current economic trends, and changes in our customers' payment terms and their economic condition, as well as whether we can obtain sufficient credit insurance. Any significant changes in any of these criteria would affect management's estimates in establishing our allowance for doubtful accounts.

        We value inventory at the lower of cost or market. We regularly review inventory quantities on hand and in the retail channel and record a provision for excess or obsolete inventory based on the future expected demand for our products. Significant changes in demand for our products would impact management's estimates in establishing our inventory provision.

        Software Development Costs and Intellectual Property Licenses.    Software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products.

        We account for software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Software development costs are capitalized once the technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility of a product encompasses both technical design documentation and game design documentation. Significant management judgments and estimates are utilized in the assessment of when technological feasibility is established. For products where proven technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Prior to a product's release, we expense, as part of "cost of sales—software royalties and amortization," capitalized costs when we believe such amounts are not recoverable. Capitalized costs for those products that are cancelled or abandoned are charged to product development expense in the period of cancellation. Amounts related to software development which are not capitalized are charged immediately to product development expense.

        Commencing upon product release, capitalized software development costs are amortized to "cost of sales—software royalties and amortization" based on the ratio of current revenues to total projected revenues for the specific product, generally resulting in an amortization period of six months or less.

        Intellectual property license costs represent license fees paid to intellectual property rights holders for use of their trademarks, copyrights, software, technology, music or other intellectual property or proprietary rights in the development of our products. Depending upon the agreement with the rights holder, we may obtain the rights to use acquired intellectual property in multiple products over multiple years, or alternatively, for a single product. Prior to the related product's release, we expense, as part of "cost of sales—intellectual property licenses," capitalized intellectual property costs when we believe such amounts are not recoverable. Capitalized intellectual property costs for those products that are cancelled or abandoned are charged to product development expense in the period of cancellation.

        Commencing upon the related product's release, capitalized intellectual property license costs are amortized to "cost of sales—intellectual property licenses" based on the ratio of current revenues for the specific product to total projected revenues for all products in which the licensed property will be utilized. As intellectual property license contracts may extend for multiple years, the amortization of capitalized intellectual property license costs relating to such contracts may extend beyond one year.

        We evaluate the future recoverability of capitalized software development costs and intellectual property licenses on a quarterly basis. For products that have been released in prior periods, the primary evaluation criterion is actual title performance. For products that are scheduled to be released in future periods, the recoverability of capitalized software development costs is evaluated based on the expected performance of the specific products to which the costs relate or in which the licensed trademark or copyright is to be used. Criteria used to evaluate expected product performance include: historical performance of comparable products developed with comparable technology; orders for the product prior to its release; and for any sequel product, estimated performance based on the performance of the product on which the sequel is based. As many of our intellectual property licenses extend for multiple products over multiple years, we also assess the recoverability of capitalized intellectual property license costs based on certain qualitative factors, such as the success of other products and/or entertainment vehicles utilizing the intellectual property, whether there are any future planned theatrical releases or television series based on the intellectual property, and the rights holder's continued promotion and exploitation of the intellectual property.

        Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized costs. In evaluating the recoverability of capitalized costs, the assessment of expected product performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual product sales are less than, and/or revised forecasted or actual costs are greater than, the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge. Additionally, as noted above, as many of our intellectual property licenses extend for multiple products over multiple years, we also assess the recoverability of capitalized intellectual property license costs based on certain qualitative factors such as the success of other products and/or entertainment vehicles utilizing the intellectual property, whether there are any future planned theatrical releases or television series based on the intellectual property and the rights holder's continued promotion and exploitation of the intellectual property. Material differences may result in the amount and timing of charges for any period if management makes different judgments or utilizes different estimates in evaluating these qualitative factors.

        Stock-based Compensation Expense.    On April 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, ("SFAS No. 123R") which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors, including employee stock options and employee stock purchases made pursuant to the Employee Stock Purchase Plan based on estimated fair values. Stock-based compensation expense recognized under SFAS No. 123R for the years ended March 31, 2008, and 2007 was $53.6 million, and $25.5 million, respectively. See Note 14 of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement for additional information.

        We estimate the value of employee stock options on the date of grant using a binomial-lattice model. The fair value of a share-based payment as of the grant date estimated in accordance with this option pricing model depends upon our future stock price as well as assumptions concerning expected volatility, risk-free interest rate, and risk-adjusted stock return, and measures of employees' forfeiture, exercise, and post-vesting termination behavior. Statistical methods were used to estimate employee rank specific termination rates. These termination rates, in turn, were used to model the number of options that are expected to vest and employees' post-vesting termination behavior. Employee rank specific estimates of expected time-to-exercise ("ETTE") were used to reflect employee exercise behavior. ETTE was estimated by using statistical procedures to first estimate the conditional probability of exercise occurring during each time period, conditional on the option surviving to that time period and then using those probabilities to estimate ETTE. The model was calibrated by adjusting parameters controlling exercise and post-vesting termination behavior so that the measures output by the model matched values of these measures that were estimated from historical data. The weighted-average estimated value of employee stock options granted during the years ended March 31, 2008 and 2007 was $9.21 and $5.86, respectively, per share using the binomial-lattice model with the following weighted-average assumptions:

	Employee and Director Options For the years ended March 31,
	2008	2007
Expected life (in years)	5.41	4.87
Risk free interest rate	4.70%	4.99%
Volatility	51%	54%
Dividend yield	—	—

        To estimate volatility for the binomial-lattice model, we use methods or capabilities that are discussed in SFAS No. 123R and SAB No. 107. These methods included the implied volatility method, which is based upon the volatilities for exchange-traded options with respect to our stock, to estimate short-term volatility, the historical method which is based upon the annualized standard deviation of the instantaneous returns on Activision's stock during the option's contractual term, to estimate long-term volatility and a statistical model to estimate the transition or "mean reversion" from short-term volatility to long-term volatility. Based on these methods, for options granted during the year ended March 31, 2008, the expected stock price volatility ranged from 34% to 53%, with a weighted-average volatility of 51%. For options granted during the year ended March 31, 2007, the expected stock price volatility ranged from 38% to 56%, with a weighted average volatility of 54%.

        As was the case for volatility, the risk-free rate is assumed to change during the option's contractual period. As required by a binomial-lattice model, the risk-free rate reflects the interest from one time period to the next (the "forward rate") as opposed to the interest rate from the grant date to the given time period (the "spot rate.") Since we do not currently pay dividends and do not currently expect to pay them in the future, we have assumed that the dividend yield is zero.

        The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is, as required by SFAS No. 123R, output by the binomial-lattice model. The expected life of employee stock options depends on all of the underlying assumptions and calibration of our model. The binomial-lattice model assumes that employees will exercise options when the stock price equals or exceeds an exercise boundary. The exercise boundary is not constant but continually declines as one approaches the option's expiration date. The exact placement of the exercise boundary depends on all of the model inputs as well as the measures that were used to calibrate the model to estimated measures of employees' exercise and termination behavior.

        Stock-based compensation expense recognized in the Consolidated Statement of Operations is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

        If factors change and we employ different assumptions in the application of SFAS No. 123R in future periods, the compensation expense that we record under SFAS No. 123R may differ significantly from what we have recorded in the current period.

        Income Taxes.    We record a tax provision for the anticipated tax consequences of the reported results of operations. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. Effective at the beginning of fiscal 2008, we adopted Financial Interpretation No. ("FIN") 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. Further information may be found in Note 12 of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement.

        Management believes it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with the tax effects of the deferred tax liabilities, will be sufficient to fully recover the remaining deferred tax assets. In the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of FIN 48 and other complex tax laws. Resolution of these uncertainties in a manner inconsistent with management's expectations could have a material impact on our financial condition and operating results.

Selected Consolidated Statements of Operations Data

        The following table sets forth certain Consolidated Statements of Operations data for the periods indicated as a percentage of consolidated net revenues and also breaks down net revenues by territory, business segment, and platform, as well as operating income by business segment (amounts in thousands):

	For the fiscal years ended March 31,
	2008		2007		2006
Net revenues	$2,898,136	100%	$1,513,012	100%	$1,468,000	100%
Costs and expenses:
Cost of sales—product costs	1,240,605	43	799,587	52	734,874	50
Cost of sales—software royalties and amortization	294,279	10	132,353	9	147,822	10
Cost of sales—intellectual property licenses	110,551	4	46,125	3	57,666	4
Product development	269,535	9	133,073	9	132,651	9
Sales and marketing	308,143	10	196,213	13	283,395	19
General and administrative	195,409	7	132,514	9	96,366	7

Total costs and expenses	2,418,522	83	1,439,865	95	1,452,774	99

Income from operations	479,614	17	73,147	5	15,226	1
Investment income, net	51,254	1	36,678	2	30,630	2

Income before income tax provision	530,868	18	109,825	7	45,856	3
Income tax provision	185,985	6	24,038	1	5,605	—

Net income	$344,883	12%	$85,787	6%	$40,251	3%

Net Revenues by Territory:
North America	$1,761,753	61%	$753,376	50%	$710,040	48%
Europe	1,037,257	36	718,973	47	717,494	49
Other	99,126	3	40,663	3	40,466	3

Total net revenues	$2,898,136	100%	$1,513,012	100%	$1,468,000	100%

Net Revenues by Segment/Platform Mix:
Publishing:
Console	$2,129,799	73%	$886,795	59%	$812,345	55%
Hand-held	219,299	8	153,357	10	158,861	11
PC	156,068	5	78,886	5	183,457	13

Total publishing net revenues	2,505,166	86	1,119,038	74	1,154,663	79

Distribution:
Console	268,794	9	238,662	16	196,413	13
Hand-held	94,918	4	122,293	8	76,973	5
PC	29,258	1	33,019	2	39,951	3

Total distribution net revenues	392,970	14	393,974	26	313,337	21

Total net revenues	$2,898,136	100%	$1,513,012	100%	$1,468,000	100%

Operating Income (Loss) by Segment:
Publishing	$461,718	16%	$64,076	4%	$(6,715)	—%
Distribution	17,896	1	9,071	1	21,941	1

Total operating income	$479,614	17%	$73,147	5%	$15,226	1%

Results of Operations—Fiscal Years Ended March 31, 2008 and 2007

Net Revenues

        We primarily derive revenue from sales of packaged interactive software games designed for play on video game consoles (such as the PS2, PS3, Xbox360, and Wii), PCs, and hand-held game devices (such as the NDS, and PSP). We also derive revenue from our distribution business in Europe that provides logistical and sales services to third-party publishers of interactive entertainment software, our own publishing operations and third-party manufacturers of interactive entertainment hardware.

        The following table details our consolidated net revenues by business segment and our publishing net revenues by territory for the years ended March 31, 2008 and 2007 (amounts in thousands):

	For the fiscal years ended March 31,
			Increase/ (Decrease)	Percent Change
	2008	2007
Publishing net revenues
North America	$1,761,753	$753,376	$1,008,377	134%

Europe	644,287	324,999	319,288	98%
Other	99,126	40,663	58,463	144%

Total international	743,413	365,662	377,751	103%

Total publishing net revenues	2,505,166	1,119,038	1,386,128	124%
Distribution net revenues	392,970	393,974	(1,004)	0%

Consolidated net revenues	$2,898,136	$1,513,012	$1,385,124	92%

        Consolidated net revenues increased 92% from $1,513.0 million for the fiscal year ended March 31, 2007 to $2,898.1 million for the fiscal year ended March 31, 2008.

        In the second quarter fiscal 2008, we determined to recognize all of the net revenues from the sale of one of our titles, Enemy Territory: Quake Wars (which is primarily an online multiplayer PC game), on a deferred basis—straight-line over an estimated service period, which we estimate to be six months beginning the month after shipment. There is no impact to consolidated net revenues for the year ended March 31, 2008.

        Overall, the increase in consolidated net revenues for the fiscal year ended March 31, 2008, was driven by the following:

  •
  Our total publishing net revenues increased substantially by $1,386.1 million year over year. This is due to the strong performance of titles released during fiscal 2008 in each territory. During fiscal 2008, in the U.S., we grew our market share by 7.2 percent to a record 17.3 percent, were the number one console and handheld software publisher in dollars, and had three top-10 best-selling titles overall in dollars, according to The NPD Group. In particular, Guitar Hero III: Legends of Rock, was the number one best-selling game in the U.S. and Europe in dollars for fiscal 2008, according to The NPD Group, Charttrack, and Gfk. Call of Duty 4: Modern Warfare ended the fiscal year as the number two best-selling game worldwide in dollars, according to The NPD Group, Charttrack and Gfk. We have expanded our presence on the next-generation platforms through the increased number of premium priced titles released on those platforms. This has further increased our publishing net revenues as the installed base of the next-generation platforms continues to expand. Other major worldwide releases contributing to the results were Spider-Man 3, Shrek the Third, Bee Movie Game as well as our new licensed intellectual property TRANSFORMERS: The Game. Spider Man 3 and TRANSFORMERS: The Game were the number one and number two best-selling movie based games in dollars worldwide for fiscal 2008, according to The NPD Group, Charttrack and Gfk. In fiscal 2007, our major releases included Call of Duty 3, Guitar Hero 2, Marvel: Ultimate Alliance, Tony Hawk's Project 8, Over the Hedge, X-Men: Official Game, Shrek Smash N' Crash, Tony Hawk's Downhill Jam, World Series of Poker Tournament of Champions, Pimp My Ride, and titles for our Cabela's History Channel and Barbie franchises.

  •
  Changes in foreign exchange rates from a year over year strengthening of the Great Britain Pound ("GBP"), Euro ("EUR") and Australian Dollar ("AUD") in relation to the United States Dollar ("USD") increased reported net revenues by approximately $87.7 million for the year ended March 31, 2008. Excluding the impact of changing foreign currency rates, our consolidated net revenues increased 86% compared to prior year.

        In fiscal 2009, we plan to publish Guitar Hero: On Tour for the NDS; Guitar Hero: Aerosmith, Guitar Hero: Metallica, and Guitar Hero IV across multiple platforms. We plan to release Call of Duty 5, and continue to expand our licensed titles such as Kung Fu Panda, Madagascar: Escape 2 Africa, Monsters vs. Aliens, Marvel Ultimate Alliance 2, our first James Bond title, Quantum of Solace, and several other titles. We also expect to increase our titles across multiple platforms to take advantage of the expected growth of different hardware platforms in fiscal 2009. As a result, we anticipate net revenues will increase in fiscal 2009 in comparison to the record net revenues achieved in fiscal 2008. However, such increases may be offset by the impact of revenue deferral described below.

        When we plan our fiscal 2009 titles releases, we continue to monitor the development of online functionality (together with online transactions, such as electronics downloads of titles or product add-ons) and its significance to our products. Based on our current assessment of obligations with respect to the online functionality for certain of our fiscal 2009 titles on certain platforms, we expect that certain fiscal 2009 titles will contain online functionality that constitutes a more-than-inconsequential separate service deliverable in addition to the product, and that our performance obligations for these fiscal 2009 titles will extend beyond the sale of the game. Vendor specific objective evidence of fair value does not exist for these online features, as we do not plan to separately charge for this component of these fiscal 2009 titles. As a result, we expect to recognize all of the revenue from the sale of these fiscal 2009 titles ratably over an estimated service period, which is currently estimated to be six months beginning the month after shipment. In addition, we expect to defer the costs of sales of these fiscal 2009 titles. We anticipate that, in fiscal 2009, we will likely defer approximately $350.0 million in net revenues and $150.0 million in costs of sales from the sale of these fiscal 2009 titles into fiscal 2010. Since most of these fiscal 2009 titles are planned to release in the third quarter fiscal 2009, we expect that a majority of revenues and costs of sales for these products will be deferred in the third quarter fiscal 2009, and recognized later in the calendar year 2009. However, the actual amount of revenues and costs of sales deferred will vary significantly depending upon the timing of the release of these fiscal 2009 titles and the sales volume of such products.

North America Publishing Net Revenues (amounts in thousands)

March 31, 2008	% of Consolidated Net Revenues	March 31, 2007	% of Consolidated Net Revenues	Increase/ (Decrease)	Percent Change
$1,761,753	61%	$753,376	50%	$1,008,377	134%

        North America publishing net revenues increased 134% from $753.4 million for the year ended March 31, 2007 to $1,761.8 million for the year ended March 31, 2008. The main revenue drivers for the year ended March 31, 2008 were Guitar Hero III: Legends of Rock and Call of Duty 4: Modern Warfare. Guitar Hero III: Legends of Rock, was the number one best-selling game in dollars in the U.S. for fiscal 2008, according to The NPD Group. Call of Duty 4: Modern Warfare ended the fiscal 2008 as the number three best-selling game in dollars in the U.S., according to The NPD Group. Other key revenue contributors during the year include Guitar Hero II for the Xbox360, Spider-Man 3, Shrek the Third, and our new licensed intellectual property TRANSFORMERS: The Game.

        North America publishing net revenues increased as a percentage of consolidated net revenues from 50% for the year ended March 31, 2007 to 61% for the year ended March 31, 2008. The increases in the percentages of total consolidated net revenues were a result of the stronger growth in net revenues for the publishing segment than that of the distribution segment during the year.

International Publishing Net Revenues (amounts in thousands)

March 31, 2008	% of Consolidated Net Revenues	March 31, 2007	% of Consolidated Net Revenues	Increase/ (Decrease)	Percent Change
$743,413	26%	$365,662	24%	$377,751	103%

        International publishing net revenues increased by 103% from $365.7 million for the year ended March 31, 2007 to $743.4 million for the year ended March 31, 2008. The increase in international publishing net revenues was primarily due to the increase in the number of titles released internationally in fiscal 2008, and the success of Guitar Hero III: Legends of Rock and Call of Duty 4: Modern Warfare. We also grew our European market share from 4.8 percent to 7.4 percent during fiscal 2008, according to Charttrack and Gfk.

        International publishing net revenues were further increased by a year over year strengthening of the EUR, AUD, and GBP in relation to the USD of approximately $63.0 million for the year ended March 31, 2008 as compared to the year ended March 31, 2007. Excluding the impact of changing foreign currency rates, our international publishing net revenues increased 86% year over year. As a percentage of consolidated net revenues, international publishing net revenues increased slightly from 24% for the year ended March 31, 2007 to 26% for the year ended March 31, 2008. The slight increase in the percentage of total consolidated net revenues was a result of the stronger growth in net revenues for the publishing segment than that of the distribution segment during the year.

Publishing Net Revenues by Platform

        Publishing net revenues increased 124% from $1,119.0 million for the year ended March 31, 2007 to $2,505.2 million for the year ended March 31, 2008. The following table details our publishing net revenues by platform and as a percentage of total publishing net revenues for the years ended March 31, 2008 and 2007 (amounts in thousands):

	Year Ended March 31, 2008	% of Publishing Net Revs	Year Ended March 31, 2007	% of Publishing Net Revs	Increase/ (Decrease)	Percent Change
Publishing Net Revenues
PC	$156,068	6%	$78,886	7%	$77,182	98%

Console
Sony PlayStation 3	313,123	13%	53,842	5%	259,281	482%
Sony PlayStation 2	716,922	29%	500,927	45%	215,995	43%
Microsoft Xbox360	785,476	31%	200,394	18%	585,082	292%
Nintendo Wii	309,867	12%	54,636	5%	255,231	467%
Other	4,411	—%	76,996	7%	(72,585)	(94)%

Total console	2,129,799	85%	886,795	80%	1,243,004	140%

Hand-held	219,299	9%	153,357	13%	65,942	43%

Total publishing net revenues	$2,505,166	100%	$1,119,038	100%	$1,386,128	124%

Personal Computer Net Revenues (amounts in thousands)

March 31, 2008	% of Publishing Net Revenues	March 31, 2007	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$156,068	6%	$78,886	7%	$77,182	98%

        Net revenues from sales of titles for the PC increased 98% from $78.9 million for the year ended March 31, 2007 to $156.1 million for the year ended March 31, 2008. The increases were primarily due to the strong performance of our fiscal 2008 PC release of Call of Duty 4: Modern Warfare. For fiscal 2008, Call of Duty 4: Modern Warfare was the number one PC title in dollars worldwide, according to The NPD Group, Charttrack and Gfk. The increase also resulted from an increased number of titles, both mainline titles and value titles, released on the PC. This compares to fiscal 2007 where net revenues were primarily derived from catalog sales of Call of Duty 2, Quake 4 and The Movies, as well as revenues from our European affiliate title LucasArts' Lego Star Wars II: The Original Trilogy.

        We plan to release several key titles on the PC in fiscal 2009, however, we anticipate net revenues from the PC to be partially offset by the impact of revenue deferral as previously discussed.

Sony PlayStation 3 Net Revenues (amounts in thousands)

March 31, 2008	% of Publishing Net Revenues	March 31, 2007	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$313,123	13%	$53,842	5%	$259,281	482%

        The PS3 was released in North America in November 2006 and in Europe in March 2007. With more than a full year for the installed base of the PS3 to expand, and our increased number of titles available on the PS3, net revenues from sales of titles for the PS3 increased 482% from $53.8 million, or 5% of publishing net revenues for the year ended March 31, 2007 to $313.1 million, or 13% of publishing net revenues for the year ended March 31, 2008. The increase was primarily attributable to the success of Call of Duty 4: Modern Warfare, which was the number one best-selling title in dollars on the PS3, according to The NPD Group. Further, the increased number of titles available on the PS3 has increased our revenues from this platform. We released eight titles on the PS3 during fiscal 2008 as compared to three titles for fiscal 2007. During fiscal 2008, we released Guitar Hero III: Legends of Rock, Call of Duty 4: Modern Warfare, Spider-Man 3, TRANSFORMERS: The Game, Tony Hawk's Proving Ground, Soldier of Fortune: Payback, History Channel: Battle for the Pacific, and our European affiliate title LucasArts' Lego Star Wars: The Complete Saga on the PS3. This compares to the third quarter fiscal 2007 releases of Call of Duty 3, Marvel: Ultimate Alliance and Tony Hawk's Project 8.

        Over the last twelve months, Sony has cut prices and introduced lower priced models of the PS3 hardware. These price reductions have grown the installed base of the PS3, which combined with our strong slate of titles led to a significant increase in net revenues on the PS3 platform. We expect net revenues from sales of titles for the PS3 to continue to increase as we plan to increase our releases on the PS3 to take advantage of the expected growth of the hardware installed base, however, we anticipate such increase will be partially offset by the impact of revenue deferral as previously discussed.

Sony PlayStation 2 Net Revenues (amounts in thousands)

March 31, 2008	% of Publishing Net Revenues	March 31, 2007	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$716,922	29%	$500,927	45%	$215,995	43%

        In general, there was an overall decline in industry sales of titles for the PS2 as more consumers migrated to the next-generation platforms as compared to the prior year. However, net revenues from sales of our titles for the PS2 increased 43% from $500.9 million for the year ended March 31, 2007 to $716.9 million for the year ended March 31, 2008. The key titles impacting the fiscal 2008 results were Guitar Hero III: Legends of Rock, Spider-Man: Friend or Foe, Bee Movie Game, Tony Hawk's Proving Ground, Guitar Hero: Rocks the 80s, Spider-Man 3, Shrek the Third, and TRANSFORMERS: The Game and the continued momentum for our fiscal 2007 third quarter titles. This compares to the titles released in fiscal 2007 such as Call of Duty 3, the number three title overall in dollars for the third quarter fiscal 2007, according to The NPD Group, and Guitar Hero II (game and accessories), the number one best-selling title in dollars on the PS2 platform for the third quarter fiscal 2007 per The NPD Group. Also, in fiscal 2007, we released Marvel: Ultimate Alliance, Over the Hedge, Tony Hawk's Project 8, X-Men: The Official Game, Shrek Smash N' Crash Racing and our European affiliate title, LucasArts' Star Wars Lego 2. As a percentage of publishing net revenues, net revenues from the PS2 decreased from 45% for the year ended March 31, 2007 to 29% for the year ended March 31, 2008. This was mainly attributable to the growth of net revenues from the next-generation platforms at a faster pace than revenues from the PS2.

        Although we expect net revenues from sales of titles for the PS2 to decline over time as consumers transition to the next-generation platforms, we expect significant net revenues for the PS2 for fiscal 2009 as we plan to develop and release many of our key titles on this platform.

Microsoft Xbox360 Net Revenues (amounts in thousands)

March 31, 2008	% of Publishing Net Revenues	March 31, 2007	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$785,476	31%	$200,394	18%	$585,082	292%

        Net revenues from sales of titles for the Xbox360 increased 292% from $200.4 million for the year ended March 31, 2007 to $785.5 million for the year ended March 31, 2008. As a percentage of publishing net revenues, net revenues from sales of titles for the Xbox360 increased from 18% for the year ended March 31, 2007 to 31% for the year ended March 31, 2008. These increases are due to the growing installed base for the Xbox360, as well as an increase in the number of new titles we released. In fiscal 2008, we released seventeen titles for this platform, and the key revenue drivers were Guitar Hero III: Legends of Rock which was the number one best-selling game in dollars in the U.S. and Europe, and Call of Duty 4: Modern Warfare which was the number two best-selling game in dollars worldwide, according to The NPD Group, Charttrack, and Gfk. Other major titles released on the Xbox360 in fiscal 2008 such as Tony Hawk's Proving Ground, Guitar Hero II, Spider-Man 3, and TRANSFORMERS: The Game also contributed to the increase in revenues. This compares to our fiscal 2007 releases of ten titles for this platform, three of which, Call of Duty 3, Tony Hawk's Project 8 and Marvel: Ultimate Alliance ranked among the top ten Xbox360 titles during the third quarter fiscal 2007, according to The NPD Group.

        In August 2007, Microsoft announced a reduction of the retail price of the Xbox360 by $50 in the U.S. market and by EUR 50 in European markets. These price reductions have grown the installed base of the Xbox360, which combined with our strong slate of titles led to a significant increase in net revenues on the Xbox360 platform. We expect net revenues from sales of titles for the Xbox360 to continue to increase as we plan several key releases on the Xbox360 to take advantage of the expected growth of the hardware installed base, however, we anticipate such increase will be partially offset by the impact of revenue deferral as previously discussed.

Nintendo Wii Net Revenues (amounts in thousands)

March 31, 2008	% of Publishing Net Revenues	March 31, 2007	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$309,867	12%	$54,636	5%	$255,231	467%

        The Wii was released in November 2006 and quickly gained strong consumer acceptance due to its innovative controller and mass market appeal. With more than a full year of expanding the installed base of the Wii and our increased number of new titles on the Wii, net revenues from the sales of titles for the Wii increased to $309.9 million for the year ended March 31, 2008 from $54.6 million for the year ended March 31, 2007. As a percentage of publishing net revenues, net revenues from the sales of titles for the Wii increased from 5% to 12% year over year. We released the first version of Guitar Hero for the Wii, Guitar Hero III: Legends of Rock in the third quarter fiscal 2008 which was the main contributor to our net revenues on the platform and the primary reason for the increase in net revenues from sales of Wii titles for the year ended March 31, 2008. Further, we have released fourteen other Wii titles during fiscal 2008 as compared to five Wii titles released during fiscal 2007. Some of the titles we released during fiscal 2008 were Bee Movie Game, Spider-Man: Friend or Foe, Tony Hawk's Proving Ground, Dancing with Stars, Barbie Island Princess, Cabela's: Big Game Hunter 2008 and, in Europe our affiliate LucasArt's titles, Thrillville: Off the Rails, and Lego Star Wars: The Complete Saga. This compares to the five titles concurrently released with the release of the Wii in November 2006, Call of Duty 3, Marvel: Ultimate Alliance, World Series of Poker: Tournament of Champions, Rapala Tournament Fishing, and Tony Hawk's Downhill Jam.

        We expect net revenues from sales of titles for the Wii to continue to increase as we plan key releases on the Wii for the expected growth of the hardware installed base, however, we anticipate such increase will be partially offset by the impact of revenue deferral as previously discussed.

Hand-held Net Revenues (amounts in thousands)

March 31, 2008	% of Publishing Net Revenues	March 31, 2007	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$219,299	9%	$153,357	13%	$65,942	43%

        Net revenues from sales of titles for the hand-held platforms increased 43% from $153.4 million for the year ended March 31, 2007 to $219.3 million for the year ended March 31, 2008. During fiscal 2008, we have released more "big proposition" titles which contributed to the increase in net revenues. The increase in net revenues was primarily due to the releases of Bee Movie Game, Call of Duty 4: Modern Warfare, Spider-Man: Friend or Foe, Shrek: Ogres and Donkeys, TRANSFORMERS: The Game on the PSP, TRANSFORMERS: Decepticon and TRANSFORMERS: Autobots exclusively on the NDS, and our European releases of two LucasArts' titles, Thrillville: Off the Rails, and Lego Star Wars: The Complete Saga. This compares to the fiscal 2007 releases of Tony Hawk's Downhill Jam, Over the Hedge: Hammy Goes Nuts!, Barbie and the 12 Dancing Princesses, Marvel: Ultimate Alliance, Spider-Man: Battle for New York, Over the Hedge, X-Men: The Official Game, World Series of Poker: Tournament of Champions and Rapala Trophies and our European affiliate title, LucasArts' Lego Star Wars II: The Original Trilogy. As a percentage of publishing net revenues, net revenues from hand-held platforms decreased from 13% for the year ended March 31, 2007 to 9% for the year ended March 31, 2008. This was mainly attributable to the growth of net revenues from the Guitar Hero titles on the next-generation platforms and the Guitar Hero titles were not yet available on the hand-held platforms during fiscal 2008. Our first Guitar Hero title on the hand-held platform will be released in fiscal 2009.

        With the installed base of the NDS and PSP continuing to increase and our increasing presence on hand-held platform, such as Guitar Hero: On Tour, and several other titles, we expect fiscal 2009 hand-held net revenues to continue to increase year over year.

Overall

        The platform mix of our future publishing net revenues will likely be impacted by a number of factors, including the ability of hardware manufacturers to continue to increase their installed hardware base for the next-generation platforms, as well as the performance of key product releases from our product release schedule. According to The NPD Group, we were the number one console and handheld software publisher in dollars for fiscal 2008. Additionally, Guitar Hero III: Legends of Rock, was the number one best-selling game in dollars in the U.S. and Europe for fiscal 2008, according to The NPD Group, Charttrack, and Gfk. Call of Duty 4: Modern Warfare ended the fiscal year as the number two best-selling game worldwide in units, with sell-through of more than 9 million units to date, according to The NPD Group, Charttrack and Gfk. In fiscal 2008, both the Guitar Hero and Call of Duty franchises surpassed a billion dollars in life to date net revenues.

        A significant portion of our revenues and profits are derived from a relatively small number of popular titles and franchises each year, so revenues and profits are significantly affected by our ability to release highly successful "hit" titles. For example, for the year ended March 31, 2008, 65% of our consolidated net revenues and 75% of publishing net revenues were derived from net revenues from three franchises. This revenue concentration reflects an industry wide trend, with market share of the top 10 titles of calendar year 2007 doubling versus a year ago, according to The NPD Group. For fiscal 2008, we published three top-10 best-selling titles in dollars overall, according to The NPD Group. Though many of our titles have substantial production or acquisition costs and marketing budgets, once a title recoups these costs, incremental net revenues directly and positively impact operating profits resulting in a disproportionate amount of operating income being derived from these select titles. We expect that a limited number of titles and franchises will continue to produce a disproportionately large amount of our net revenues and profits.

        Three key factors that could affect future publishing and distribution net revenues performance are console hardware pricing, software pricing, and transitions in console platforms. As console hardware moves through its life cycle, hardware manufacturers typically enact price reductions. Reductions in the price of console hardware typically result in an increase in the installed base of hardware owned by consumers. Historically, we have also seen that lower console hardware prices put downward pressure on software pricing. However, we expect console software launch pricing for the next-generation platforms to hold at current levels as a result of the strong consumer acceptance of these price points that has occurred since the launch of the next-generation platforms and the greater product capability and entertainment value of next generation titles. We continue to expect software launch pricing on the PS2 to hold at $39.99 for top titles on this platform.

Distribution Net Revenues (amounts in thousands)

March 31, 2008	% of Consolidated Net Revenues	March 31, 2007	% of Consolidated Net Revenues	Increase/ (Decrease)	Percent Change
$392,970	14%	$393,974	26%	$(1,004)	0%

        Distribution net revenues for the year ended March 31, 2008 decreased slightly from $394.0 million to $393.0 million year over year. Foreign exchange rates increased reported distribution net revenues by approximately $24.7 million for the year ended March 31, 2008. Excluding the impact of the changing foreign currency rates, our distribution net revenues decreased $25.7 million or 7% year over year. The decrease in absolute dollars of distribution net revenues for the year ended March 31, 2008 was primarily due to the effect of the termination of a significant customer, which outweighed the beneficial effect of foreign currency rates. Distribution net revenues as a percentage of consolidated net revenues decreased from 26% for the year ended March 31, 2007 to 14% for the year ended March 31, 2008, primarily due to the significant increase in publishing net revenues.

        The mix of distribution net revenues between hardware and software sales varied slightly year over year with approximately 26% of distribution net revenues from hardware sales for the year ended March 31, 2008 as compared to 17% for the year ended March 31, 2007. The mix of future distribution net revenues will be driven by a number of factors including the occurrence of further hardware price reductions instituted by hardware manufacturers, and our ability to establish and maintain distribution agreements with hardware manufacturers, third-party software publishers and retail customers. For fiscal 2009, we expect distribution net revenues to decrease in absolute dollars due to the full year effect of the termination of the significant customer when compared to fiscal 2008.

Costs and Expenses

Cost of Sales—Product Costs (amounts in thousands)

March 31, 2008	% of Consolidated Net Revenues	March 31, 2007	% of Consolidated Net Revenues	Increase/ (Decrease)	Percent Change
$1,240,605	43%	$799,587	52%	$441,018	55%

        "Cost of sales—product costs" increased 55% from $799.6 million for the year ended March 31, 2007 to $1,240.6 million for the year ended March 31, 2008. "Cost of sales—product costs" increased as a result of the revenue growth in our publishing businesses. "Cost of sales—product costs" as a percentage of consolidated net revenues decreased from 52% for the year ended March 31, 2007 to 43% for year ended March 31, 2008. The decrease in "cost of sales—product costs" as a percentage of consolidated net revenues was partially due to a higher percentage of net revenues for fiscal 2008 as compared to fiscal 2007, relating to our publishing business which in general carries a lower percentage "cost of sales—product costs" than our distribution business. Net revenues from our publishing business was 86% of total net revenues for the year ended March 31, 2008 as compared to 74% for the year ended March 31, 2007. As we increase our presence on the next-generation platforms, publishing net revenues during fiscal 2008 included a larger mix of next-generation product sales which carries lower product costs than the other console platforms.

        We expect "cost of sales—product costs" as a percentage of consolidated net revenues for fiscal 2009 to be about in line with fiscal 2008.

Cost of Sales—Software Royalties and Amortization (amounts in thousands)

March 31, 2008	% of Publishing Net Revenues	March 31, 2007	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$294,279	12%	$132,353	12%	$161,926	122%

        "Cost of sales—software royalties and amortization" as a percentage of publishing net revenues for the year ended March 31, 2008 remained constant from the prior fiscal year at 12%. In absolute dollars, "cost of sales—software royalties and amortization" increased from $132.4 million for the year ended March 31, 2007 to $294.3 million for the year ended March 31, 2008. The increase was the result of a larger slate of titles released leading to an increase in net revenues during fiscal 2008 when compared to fiscal 2007.

        For fiscal 2009, we expect "costs of sales—software royalties and amortization" as a percentage of publishing net revenues to be about in line with fiscal 2008 levels.

Cost of Sales—Intellectual Property Licenses (amounts in thousands)

March 31, 2008	% of Publishing Net Revenues	March 31, 2007	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$110,551	4%	$46,125	4%	$64,426	140%

        "Cost of sales—intellectual property licenses" increased in absolute dollars from $46.1 million for the year ended March 31, 2007 to $110.6 million for the year ended March 31, 2008 and remained constant as a percentage of publishing net revenues over the last fiscal year. This was primarily the result of the increase in net revenues and a larger movie slate with higher overall intellectual property costs, offset on a percentage of publishing net revenues by the larger growth of net revenues from titles of our wholly owned intellectual properties, such as Guitar Hero III: Legends of Rock and Call of Duty 4: Modern Warfare, which do not have significant intellectual property costs.

        For fiscal 2009, we expect "costs of sales—intellectual property licenses" as a percentage of publishing net revenues to be about in line with fiscal 2008 levels.

Product Development (amounts in thousands)

March 31, 2008	% of Publishing Net Revenues	March 31, 2007	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$269,535	11%	$133,073	12%	$136,462	103%

        Product development expenses of $269.5 million and $133.1 million represented 11% and 12% of publishing net revenues for the years ended March 31, 2008 and 2007, respectively. The increase in product development expenses primarily resulted from costs incurred during fiscal 2008 to support the greater number of new titles in development, the more technologically advanced nature of those titles, the development costs of those titles that have not yet reached technological feasibility, and exceptional title performance during fiscal 2008 leading to increased costs for studio performance incentive plans.

        For fiscal 2009, we expect product development expenses as a percentage of publishing net revenues to be about in line with fiscal 2008 levels.

Sales and Marketing (amounts in thousands)

March 31, 2008	% of Consolidated Net Revenue	March 31, 2007	% of Consolidated Net Revenue	Increase/ (Decrease)	Percent Change
$308,143	10%	$196,213	13%	$111,930	57%

        Sales and marketing expenses of $308.1 million and $196.2 million represented 10% and 13% of consolidated net revenues for the years ended March 31, 2008 and 2007, respectively. The increases in absolute dollars were a result of higher spending associated with several larger and successful releases particularly in the third quarter fiscal 2008 and the movie-based releases in the first quarter fiscal 2008, and several marketing programs conducted in the fourth quarter fiscal 2008. As a result of the success of our title releases, our consolidated net revenues increased by a higher percentage than sales and marketing expenses which led to the decrease of sales and marketing expenses as a percentage of consolidated net revenues.

        For fiscal 2009, we expect sales and marketing expenses as a percentage of consolidated net revenues to increase when compared to fiscal 2008 levels because of the effect of revenue deferral as previously discussed and the expected spending increases on sales and marketing to grow market share internationally and to support a larger slate of titles planned in fiscal 2009.

General and Administrative (amounts in thousands)

March 31, 2008	% of Consolidated Net Revenues	March 31, 2007	% of Consolidated Net Revenues	Increase/ (Decrease)	Percent Change
$195,409	7%	$132,514	9%	$62,895	47%

        General and administrative expenses of $195.4 million and $132.5 million represented 7% and 9% of consolidated net revenues for the years ended March 31, 2008 and 2007, respectively. Expenses were higher than prior year primarily due to an increase in headcount related costs due to the expansion of RedOctane to support the growth of the Guitar Hero titles, increased bonus accruals due to strong financial performances of Activision, costs related to Activision's pending merger with Vivendi Games, the consolidation and related amortization of intangibles related to DemonWare and Bizarre Creations (acquired in May 2007 and September 2007, respectively) included in our results of operations, and the impact of changes in foreign currency rates.

        For fiscal 2009, we expect general and administrative expenses as a percentage of consolidated net revenues to increase when compared to fiscal 2008 levels because of the effect of revenue deferral as previously discussed although the expenses are expected to be about in line with fiscal 2008.

Operating Income (amounts in thousands)

	March 31, 2008	% of Segment/ Consolidated Net Revs	March 31, 2007	% of Segment/ Consolidated Net Revs	Increase/ (Decrease)	Percent Change
Publishing	$461,718	18%	$64,076	6%	$397,642	621%
Distribution	17,896	5%	9,071	2%	8,825	97%

Consolidated	$479,614	17%	$73,147	5%	$406,467	556%

        Publishing operating income for the year ended March 31, 2008 increased $397.6 million from $64.1 million for fiscal 2007 to $461.7 million for fiscal 2008. The increase was primarily due to:

  •
  The strong performance of our fiscal 2008 titles, leading to the substantial growth in our publishing segment which in general has a higher operating margin than our distribution segment.

  •
  Cost control relative to significant growth in net revenues.

        Distribution operating income for the year ended March 31, 2008 increased over the last fiscal year, from $9.1 million to $17.9 million. The results from the distribution business have improved primarily due to the effect of foreign currency rates, higher operating margin as a result of the termination of a significant customer that generated limited operating income, and the strong performance of Activision titles for the year ended March 31, 2008.

Investment Income, Net (amounts in thousands)

March 31, 2008	% of Consolidated Net Revenues	March 31, 2007	% of Consolidated Net Revenues	Increase/ (Decrease)	Percent Change
$51,254	2%	$36,678	2%	$14,576	40%

        Investment income, net for the year ended March 31, 2008 was $51.3 million as compared to $36.7 million for the year ended March 31, 2007. The increase was primarily due to higher yields earned on our increasing portfolio of investments and cash equivalents, and a net realized gain in the fourth quarter fiscal 2008 of $1.1 million on the sale of investments.

Provision for Income Taxes (amounts in thousands)

March 31, 2008	% of Pre Tax Income	March 31, 2007	% of Pre Tax Income	Increase/ (Decrease)	Percent Change
$185,985	35%	$24,038	22%	$161,947	674%

        The income tax provision of $186.0 million for the year ended March 31, 2008 reflects our effective income tax rate of 35%. While our effective income tax rate for the year equals our statutory rate there are certain items that would normally generate a variance between the two rates. Those items are the federal and state research and development tax credits and the impact of foreign tax rate differentials partially offset by state taxes. However, the net effect for the year is approximately zero.

        The aforementioned effective income tax rate for the year ended March 31, 2008 of 35% differs from our effective income tax rate of 22% for the year ended March 31, 2007 due to an increase in pretax income for fiscal 2008 versus the pretax income for fiscal 2007, without a corresponding increase in the benefit of book/tax differences. The lower effective income tax rate in fiscal 2007 was also due to the reversal of valuation allowance.

Net Income

        Net income for the year ended March 31, 2008 was $344.9 million or $1.10 per diluted earnings per share, as compared to net income of $85.8 million or $0.28 per diluted earnings per share for the year ended March 31, 2007.

Results of Operations—Fiscal Years Ended March 31, 2007 and 2006

Net Revenues

        The following table details our consolidated net revenues by business segment and our publishing net revenues by territory for the years ended March 31, 2007 and 2006 (amounts in thousands):

	For the fiscal years ended March 31,
			Increase/ (Decrease)	Percent Change
	2007	2006
Publishing net revenues
North America	$753,376	$710,040	$43,336	6%

Europe	324,999	404,157	(79,158)	(20)%
Other	40,663	40,466	197	—%

Total international	365,662	444,623	(78,961)	(18)%

Total publishing net revenues	1,119,038	1,154,663	(35,625)	(3)%
Distribution net revenues	393,974	313,337	(80,637)	26%

Consolidated net revenues	$1,513,012	$1,468,000	$45,012	3%

        The increase in consolidated net revenues for fiscal 2007 was driven by the following:

  •
  Strong performance of our North American publishing unit led to a year over year increase in net revenues of $43.3 million or 6%. In the third quarter fiscal 2007, we released a focused but high quality slate of titles, which resulted in strong consumer demand for our new releases in the third quarter, continuing reorders in the fourth quarter and strong price realization. In fiscal 2007, our major releases included Call of Duty 3, Guitar Hero 2, Marvel: Ultimate Alliance, Tony Hawk's Project 8, Over the Hedge, X-Men: Official Game, Shrek Smash N' Crash, Tony Hawk's Downhill Jam, Series of Poker Tournament of Champions, Pimp My Ride, and titles for our Cabela's History Channel and new Barbie franchises. In fiscal 2006, we released the following major releases: Doom 3 for the Xbox, Madagascar, Fantastic Four, Ultimate Spider-Man, X-Men Legends II, THAW, Call of Duty 2, Call of Duty 2: Big Red One, GUN, True Crime: New York City, Quake 4, Shrek SuperSlam, The Movies, Cabela's Dangerous Hunts 2, and World Series of Poker.

  •
  An increase in net revenues from our distribution business due to a stronger release schedule for certain third-party publishers, higher revenues from hardware sales related to the launch of PS3 and Nintendo Wii, as well as ongoing sales of NDS and PSP, and the addition of a significant new customer in the second quarter fiscal 2007.

  •
  Impact of the year over year strengthening of the Great Britain Pound ("GBP"), Euro ("EUR") and Australian Dollar ("AUD") in relation to the United States Dollar ("USD"). Foreign exchange rates increased reported net revenues by approximately $51.6 million or 4% for the year ended March 31, 2007. Excluding the impact of changing foreign currency rates, our consolidated net revenues remained about in line with prior year.

Partially offset by:

  •
  A decrease in publishing net revenues from our European publishing operations primarily due to a more focused slate in fiscal 2007, and a decrease in our affiliate business as only one title, LucasArts' Star Wars Lego 2 was released in 2007, whereas two strong affiliate titles, LucasArts' Star Wars: Episode III Revenge of the Sith and LucasArts' Star Wars Battlefront II, were released in fiscal 2006.

North America Publishing Net Revenues (amounts in thousands)

March 31, 2007	% of Consolidated Net Revenues	March 31, 2006	% of Consolidated Net Revenues	Increase/ (Decrease)	Percent Change
$753,376	50%	$710,040	48%	$43,336	6%

        North America publishing net revenues increased 6% from $710.0 million for the year ended March 31, 2006 to $753.4 million for the year ended March 31, 2007. Although we released fewer titles in fiscal 2007, the high quality slate drove strong consumer demand and enabled us to maintain pricing and record lower provisions for returns and price protection than in fiscal 2006. Net revenues were impacted by strong performances from Guitar Hero 2, Call of Duty 3, Marvel: Ultimate Alliance and Tony Hawk's Project 8. North America publishing net revenues increased as a percentage of consolidated net revenues from 48% for the year ended March 31, 2006 to 50% for the year ended March 31, 2007. The increase in the percentage of consolidated net revenues is due to a combination of strong performance in North America and a decrease in our international publishing net revenues due to a smaller slate and a decrease in the number of affiliate titles in Europe released in fiscal 2007.

International Publishing Net Revenues (amounts in thousands)

March 31, 2007	% of Consolidated Net Revenues	March 31, 2006	% of Consolidated Net Revenues	Increase/ (Decrease)	Percent Change
$365,662	24%	$444,623	30%	$(78,961)	(18)%

        International publishing net revenues decreased by 18% from $444.6 million for the year ended March 31, 2006 to $365.7 million for the year ended March 31, 2007. Additionally, international publishing net revenues as a percentage of consolidated net revenues decreased from 30% for the year ended March 31, 2006 to 24% for the year ended March 31, 2007. The decrease in international publishing net revenues was primarily due to the decrease in the number of titles released internationally in fiscal 2007. Additionally, in Europe, our net revenues were impacted by a decrease in revenues from our affiliate titles. Fiscal 2006 included the successful LucasArts' titles, Star Wars: Revenge of the Sith and Star Wars Battlefront II, while fiscal 2007 included one major affiliate label release, LucasArts' Lego Star Wars II: The Original Trilogy. The decrease in international publishing net revenues was partially offset by a year over year strengthening of the EUR and the GBP in relation to the USD, which increased reported net revenues for fiscal 2007 by approximately $24.2 million. Excluding the impact of changing foreign currency rates, our international publishing net revenues decreased 23% year over year.

Publishing Net Revenues by Platform

        Publishing net revenues decreased 3% from $1,154.7 million for the year ended March 31, 2006 to $1,119.0 million for the year ended March 31, 2007. The following table details our publishing net revenues by platform and as a percentage of total publishing net revenues for the years ended March 31, 2007 and 2006 (amounts in thousands):

	Year Ended March 31, 2007	% of Publishing Net Revs	Year Ended March 31, 2006	% of Publishing Net Revs	Increase/ (Decrease)	Percent Change
Publishing Net Revenues
PC	$78,886	7%	$183,457	16%	$(104,571)	(57)%

Console
Sony PlayStation 3	53,842	5%	—	—%	53,842	n/a
Sony PlayStation 2	500,927	45%	422,239	36%	78,688	19%
Microsoft Xbox360	200,394	18%	102,809	9%	97,585	95%
Microsoft Xbox	54,232	5%	205,864	18%	(151,632)	(74)%
Nintendo Wii	54,636	5%	—	—%	54,636	n/a
Nintendo GameCube	22,761	2%	80,964	7%	(58,203)	(72)%
Other	3	—%	469	—%	(466)	(99)%

Total console	886,795	80%	812,345	70%	74,450	9%

Hand-held
Game Boy Advance	48,478	4%	79,738	7%	(31,260)	(39)%
PlayStation Portable	49,931	4%	52,016	5%	(2,085)	(4)%
Nintendo Dual Screen	54,948	5%	27,107	2%	27,841	103%

Total hand-held	153,357	13%	158,861	14%	(5,504)	(3)%

Total publishing net revenues	$1,119,038	100%	$1,154,663	100%	$(35,625)	(3)%

Personal Computer Net Revenues (amounts in thousands)

March 31, 2007	% of Publishing Net Revenues	March 31, 2006	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$78,886	7%	$183,457	16%	$(104,571)	(57)%

        Net revenues from sales of titles for the PC decreased 57% from $183.5 million and 16% of publishing net revenues for the year ended March 31, 2006 to $78.9 million and 7% of publishing net revenues for the year ended March 31, 2007. The decreases were primarily due to the strong performance of our fiscal 2006 PC releases, as well as a decrease in the number of titles released for the PC during fiscal 2007 as compared to fiscal 2006. In fiscal 2006, we released the highly successful PC title, Call of Duty 2, which was ranked by NPD Funworld as the number two best selling PC title in the United States for the third quarter fiscal 2006, as well as Quake 4, The Movies, and Doom 3: Resurrection of Evil. This compares to fiscal 2007 where net revenues were primarily derived from catalog sales of Call of Duty 2, Quake 4 and The Movies, as well as revenues from our European affiliate title LucasArts' Lego Star Wars II: The Original Trilogy.

Sony PlayStation 3 Net Revenues (amounts in thousands)

March 31, 2007	% of Publishing Net Revenues	March 31, 2006	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$53,842	5%	$—	—%	$53,842	n/a

        The PS3 was released in November 2006 in North America and in March 2007 in Europe. Consistent with our goal of having a significant presence at the launch of each new platform, we released three titles concurrently with the hardware releases: Call of Duty 3, Marvel: Ultimate Alliance, and Tony Hawk's Project 8. All of these titles were released at premium retail pricing (i.e. $59.99 in the United States).

Sony PlayStation 2 Net Revenues (amounts in thousands)

March 31, 2007	% of Publishing Net Revenues	March 31, 2006	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$500,927	45%	$422,239	36%	$78,688	19%

        Net revenues from sales of titles for the PS2 increased 19% from $422.2 million for the year ended March 31, 2006 to $500.9 million for the year ended March 31, 2007. Although we released a fewer number of major titles for the PS2 in fiscal 2007, the strong performance of these releases, particularly the PS2 exclusive title Guitar Hero 2, resulted in higher net revenues in absolute dollars and as a percentage of publishing net revenues. The key titles impacting the fiscal 2007 results were Call of Duty 3, the #3 title overall for the third quarter fiscal 2007, according to NPD Funworld, and Guitar Hero 2 (game and accessories), the #1 best selling title on the PS2 platform for the third quarter fiscal 2007 per NPD Funworld. In addition, we released Marvel: Ultimate Alliance, Over the Hedge, Tony Hawk's Project 8, X-Men: The Official Game, Shrek Smash N' Crash Racing and our European affiliate title, LucasArts' Star Wars Lego 2. This compares to fiscal 2006 where we released the PS2 titles Call of Duty 2: Big Red One, Tony Hawk's American Wasteland, Shrek SuperSlam, GUN, True Crime: New York City, Madagascar, Fantastic Four, X-Men Legends 2, Ultimate Spiderman and two affiliate titles in Europe, LucasArts' Star Wars: Revenge of the Sith and Star Wars Battlefront II.

Microsoft Xbox360 Net Revenues (amounts in thousands)

March 31, 2007	% of Publishing Net Revenues	March 31, 2006	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$200,394	18%	$102,809	9%	$97,585	95%

        Net revenues from sales of titles for the Xbox360 increased 95% from $102.8 million for the year ended March 31, 2006 to $200.4 million for the year ended March 31, 2007. As a percentage of publishing net revenues, net revenues from sales of titles for the Xbox360 doubled from 9% for the year ended March 31, 2006 to 18% for the year ended March 31, 2007. These increases are due to the growing installed base for the Xbox360, as well as an increase in the number of titles released. In fiscal 2007, we released ten titles for this platform, and according to NPD Funworld, three of our titles, Call of Duty 3, Tony Hawk's Project 8 and Marvel: Ultimate Alliance ranked among the top ten Xbox 360 titles during the third quarter fiscal 2007. In fiscal 2006, we released four titles concurrently with the November 2005 launch of the Xbox360 hardware, Call of Duty 2, THAW, Quake 4, and GUN, and we experienced strong sales for these four titles although limited by hardware availability.

Microsoft Xbox Net Revenues (amounts in thousands)

March 31, 2007	% of Publishing Net Revenues	March 31, 2006	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$54,232	5%	$205,864	18%	$(151,632)	(74)%

        Net revenues from sales of titles for the Xbox decreased 74% from $205.9 million for the year ended March 31, 2006 to $54.2 million for the year ended March 31, 2007. As a percentage of publishing net revenues, net revenues from sales of titles for the Xbox decreased from 18% for the year ended March 31, 2006 to 5% for the year ended March 31, 2007. These decreases were primarily attributable to a slowdown in sales for the Xbox as customers upgrade to the Xbox360, and the reduction in the number of titles released by us for this platform. In fiscal 2007 we released five major titles for Xbox: Call of Duty 3, Tony Hawk's Project 8, Marvel: Ultimate Alliance, Over the Hedge and X-Men: The Official Game. In fiscal 2006, we released our largest slate including Call of Duty: Big Red One, Tony Hawk's American Wasteland, GUN, Ultimate Spiderman, X-Men Legends 2, True Crime: New York City, Shrek: SuperSlam, Madagascar, Fantastic Four and the Xbox exclusive, Doom 3.

Nintendo Wii Net Revenues (amounts in thousands)

March 31, 2007	% of Publishing Net Revenues	March 31, 2006	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$54,636	5%	$—	—%	$54,636	n/a	%

        The Nintendo Wii was released in November 2006. Consistent with our goal of having a significant presence at the launch of each next generation platform, we released five titles concurrently with the release of Wii; Call of Duty 3, Marvel: Ultimate Alliance, World Series of Poker: Tournament of Champions, Rapala Tournament Fishing, and Tony Hawk's Downhill Jam. With the strong consumer demand for the platform, our five releases performed well, three of which were top ten Wii titles in the third quarter fiscal 2007, according to NPD Funworld: Call of Duty 3, Marvel Ultimate Alliance and Tony Hawk's Downhill Jam.

Nintendo GameCube Net Revenues (amounts in thousands)

March 31, 2007	% of Publishing Net Revenues	March 31, 2006	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$22,761	2%	$80,964	7%	$(58,203)	(72)%

        Net revenues from sales of titles for the Nintendo GameCube decreased 72% from $81.0 million for the year ended March 31, 2006 to $22.8 million for the year ended March 31, 2007. The decrease in absolute dollars and as a percentage of publishing net revenues reflects a decrease in the number of new releases in fiscal 2007 compared to fiscal 2006 and a significant slowdown in sales on the GameCube platform as customers transition to the next generation platforms. In fiscal 2006, we released nine major titles: Madagascar, Tony Hawk's American Wasteland, Ultimate Spiderman, Fantastic Four, Call of Duty: Big Red One, True Crime: New York City, GUN, Shrek Super Slam and X-Men Legends 2. This compares to fiscal 2007 when we released four titles: Over the Hedge, X-Men: The Official Game, Shrek Smash N' Crash Racing, and our European affiliate title, Star Wars Lego 2.

Hand-held Net Revenues (amounts in thousands)

March 31, 2007	% of Publishing Net Revenues	March 31, 2006	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$153,357	13%	$158,861	14%	$(5,504)	(3)%

        Net revenues from sales of titles for the hand-held platforms decreased 3% from $158.9 million for the year ended March 31, 2006 to $153.4 million for the year ended March 31, 2007. Hand-held net revenues as a percentage of publishing net revenues decreased slightly from 14% to 13%. Within the hand-held platforms, net revenues for the GBA platform decreased 39%, from $79.7 million for the prior fiscal year, to $48.5 million for fiscal 2007, PSP decreased by 4%, from $52.0 million to $49.9 million, and net revenues for the NDS doubled from $27.1 million for fiscal 2006 to $54.9 million for the current year. The decrease in net revenues for GBA is primarily related to slower GBA sales due to wider acceptance of the NDS platform. The net revenue increase for NDS reflects the strong performance of our key fiscal 2007 titles which includes Over the Hedge, Tony Hawk's Downhill Jam, X-Men: The Official Game, Spider-Man: Battle for New York and LucasArts' Star Wars Lego 2 in Europe, as the platform continued to gain consumer acceptance and market share. PSP net revenues for fiscal 2007 were slightly lower than the previous year. In fiscal 2006, we released a stronger PSP slate and our titles performed well with the consumer excitement for the March 2005 North America platform launch, and the September 2005 European platform launch. The 2006 slate included Tony Hawk's Underground 2, Spider-Man: The Movie 2, X-Men Legends 2, World Series of Poker, and two affiliate titles in Europe. Our key releases in fiscal 2007 were Marvel: Ultimate Alliance, Tony Hawk's Project 8, Call of Duty: Roads to Victory, and one European affiliate title, LucasArts' Star Wars Lego 2.

Distribution Net Revenues (amounts in thousands)

March 31, 2007	% of Consolidated Net Revenues	March 31, 2006	% of Consolidated Net Revenues	Increase/ (Decrease)	Percent Change
$393,974	26%	$313,337	21%	$80,637	26%

        Distribution net revenues for the year ended March 31, 2007 increased 26% from the prior fiscal year, from $313.3 million to $394.0 million. Foreign exchange rates increased reported distribution net revenues by approximately $27.3 million for the year ended March 31, 2007. Excluding the impact of the changing foreign currency rates, our distribution net revenues increased $53.3 million or 17% year over year. This year over year increase was primarily due to the strong releases for certain third-party publishers, increased hardware sales primarily related to the launch of two new platforms in fiscal 2007, the PS3 and the Nintendo Wii, as well as ongoing sales of NDS and PSP hardware, and the addition of a new customer in the second quarter fiscal 2007.

        The mix of distribution net revenues between hardware and software sales varied year over year with approximately 17% of distribution net revenues from hardware sales in the year ended March 31, 2007 as compared to 20% in the prior fiscal year. Fiscal 2007 results included the hardware releases of the Nintendo Wii in November 2006 and the PS3 in late March 2007. Fiscal 2006 included the release of the PSP in Europe in the second quarter and the Xbox360 in November 2005. The mix of future distribution net revenues will be driven by a number of factors including the occurrence of further hardware price reductions instituted by hardware manufacturers, and our ability to establish and maintain distribution agreements with hardware manufacturers, third-party software publishers and retail customers.

Costs and Expenses

Cost of Sales—Product Costs (amounts in thousands)

March 31, 2007	% of Consolidated Net Revenues	March 31, 2006	% of Consolidated Net Revenues	Increase/ (Decrease)	Percent Change
$799,587	52%	$734,874	50%	$64,713	9%

        "Cost of sales—product costs" represented 52% and 50% of consolidated net revenues for the years ended March 31, 2007 and 2006, respectively. In absolute dollars, "cost of sales—product costs" increased 9% from $734.9 million for the year ended March 31, 2006 to $799.6 million for the year ended March 31, 2007. The primary factors affecting the increase in "cost of sales—product costs" in absolute dollars and as a percentage of consolidated net revenues were:

  •
  An increase in consolidated net revenues of 3% from $1,468.0 million for the year ended March 31, 2006 to $1,513.0 million for the year ended March 31, 2007.

  •
  A higher percentage of our business relating to distribution which carries higher product costs than our publishing business.

  •
  Higher net revenues from products for console platforms in absolute dollars and as a percentage of publishing net revenues from $812.3 million and 70% of publishing net revenues in fiscal 2006 to $886.8 million and 80% of publishing net revenues in fiscal 2007. Console products have higher costs of sales—product costs associated with them than PC products, due to the royalty payments to hardware manufacturers.

Partially offset by:

  •
  Non-recurring write-downs of inventory costs recorded in fiscal 2006 in the amount of $14.5 million due to the high level of inventory for certain titles which, due to weaker market conditions and a slow down in re-orders caused by the console transition.

Cost of Sales—Software Royalties and Amortization (amounts in thousands)

March 31, 2007	% of Publishing Net Revenues	March 31, 2006	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$132,353	12%	$147,822	13%	$(15,469)	(10)%

        "Cost of sales—software royalties and amortization" for the year ended March 31, 2007 decreased as a percentage of publishing net revenues from the prior fiscal year, from 13% to 12%. In absolute dollars, "cost of sales—software royalties and amortization" for the year ended March 31, 2007 also decreased from the prior fiscal year, from $147.8 million to $132.4 million. The decreases were mainly due to:

  •
  A decrease in the number of titles released in fiscal 2007 as compared to the prior year when we had the largest slate of new releases in our history. A decrease in amortization of software development costs from internally developed games, was partially offset by increases in royalties for games developed by third party developers.

  •
  Non-recurring costs recorded in fiscal 2006 totaling $12.6 million, related to impairment charges for a title in development in 2006, and recoverability write-offs related to released titles.

Cost of Sales—Intellectual Property Licenses (amounts in thousands)

March 31, 2007	% of Publishing Net Revenues	March 31, 2006	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$46,125	4%	$57,666	5%	$(11,541)	(20)%

        "Cost of sales—intellectual property licenses" for the year ended March 31, 2007 decreased in absolute dollars and as a percentage of publishing net revenues over the same period last year, from $57.7 million to $46.1 million and from 5% to 4%, respectively. The decreases in both absolute dollars and as a percentage of publishing net revenues were due mainly to a decrease in the number of titles with associated intellectual property in fiscal 2007 compared to fiscal 2006. In fiscal 2007, we released the following titles with associated intellectual property: Marvel: Ultimate Alliance, Over the Hedge, X-Men: Official Game, Guitar Hero 1 and 2, Tony Hawk's Project 8 and Tony Hawk's Downhill Jam. In fiscal 2006, we released the following titles with associated intellectual property: Doom 3 for the Xbox, Madagascar, Fantastic Four, Ultimate Spider-Man, X-Men Legends II, THAW, Quake IV, and Shrek SuperSlam.

Product Development (amounts in thousands)

March 31, 2007	% of Publishing Net Revenues	March 31, 2006	% of Publishing Net Revenues	Increase/ (Decrease)	Percent Change
$133,073	12%	$132,651	11%	$422	—%

        Product development expenses of $133.1 million and $132.7 million represented 12% and 11% of publishing net revenues for the years ended March 31, 2007 and 2006, respectively. The increases in both absolute dollars and as a percentage of net revenues was primarily generated by:

  •
  Increased costs incurred to fund more product development capacity at certain studios as well as the addition of RedOctane.

  •
  Increases in product development expenses of $4.8 million in fiscal 2007 related to stock-based compensation expense as a result of the implementation of SFAS No. 123R.

  •
  Compensation provided to employees in fiscal 2007 to cure tax penalties related to previously-exercised stock options.

Partially offset by:

  •
  Product cancellation charges of $11.4 million, including termination fees, incurred during fiscal 2006. Given the market conditions, the lower than expected performance of some of our third quarter fiscal 2006 releases, and risks associated with console transition, we performed a thorough review of the then pending product slate. To better align opportunities associated with the next-generation console platforms with income potential and risks associated with certain titles in development, we canceled development of certain titles and permanently removed them from our future title slate. There were no product cancellation charges during fiscal 2007.

  •
  The implementation during fiscal 2007 of certain cost control initiatives including sharing technologies and tools across multiple platforms and studios, increasing our development schedules to facilitate a longer pre-production phase and more predictable workflow times, and outsourcing certain areas of game development to lower cost service providers.

Sales and Marketing (amounts in thousands)

March 31, 2007	% of Consolidated Net Revenue	March 31, 2006	% of Consolidated Net Revenue	Increase/ (Decrease)	Percent Change
$196,213	13%	$283,395	19%	$(87,182)	(31)%

        Sales and marketing expenses of $196.2 million and $283.4 million represented 13% and 19% of consolidated net revenues for the years ended March 31, 2007 and 2006, respectively. The decrease in both absolute dollars and as a percentage of net revenues was a result of the implementation of a more targeted media program which worked more efficiently helped by the overall strength and high quality of our fiscal 2007 title slate. We also released fewer titles in fiscal 2007 compared to fiscal 2006, when we had the largest slate of new releases in our history. The decreases were partially offset by expenses of $5.1 million in fiscal 2007 related to stock-based compensation expense as a result of the implementation of SFAS No. 123R, as well as sales and marketing expenses associated with the acquisition of the Guitar Hero franchise.

General and Administrative (amounts in thousands)

March 31, 2007	% of Consolidated Net Revenues	March 31, 2006	% of Consolidated Net Revenues	Increase/ (Decrease)	Percent Change
$132,514	9%	$96,366	7%	$36,148	38%

        General and administrative expenses of $132.5 million and $96.4 million represented 9% and 7% of consolidated net revenues for the years ended March 31, 2007 and 2006, respectively. The increases were primarily due to increased legal expenses and professional fees relating primarily to our internal review of historical stock option granting practices, the consolidation of RedOctane into our results of operations, amortization of intangible assets related to the RedOctane acquisition, and stock-based compensation expense of $10.0 million in fiscal 2007 as a result of the implementation of SFAS No. 123R. These increases were partially offset by the benefits of our cost optimization program launched in the fourth quarter fiscal 2006 and gains on foreign currency.

Operating Income (amounts in thousands)

	March 31, 2007	% of Segment Net Revenues	March 31, 2006	% of Segment Net Revenues	Increase/ (Decrease)	Percent Change
Publishing	$64,076	6%	$(6,715)	(1)%	$70,791	1,054%
Distribution	9,071	2%	21,941	7%	(12,870)	(59)%

Consolidated	$73,147	5%	$15,226	1%	$57,921	380%

        Publishing operating income for the year ended March 31, 2007 increased $70.8 million from the same period last year, from an operating loss of $6.7 million to operating income of $64.1 million. The increase was primarily due to:

  •
  The strong performance of our fiscal 2007 titles.

  •
  A decrease in provision for returns and price protection in fiscal 2007 from 18% of consolidated net revenues in fiscal 2006 compared to 9% of consolidated net revenues in fiscal 2007, primarily due to improved market conditions and stronger sell through of our 2007 title releases.

  •
  A significant decrease in sales and marketing spending as a result of improved efficiency in executing our marketing programs.

  •
  The implementation of certain cost control initiatives resulting in decreased product development and general and administrative expenses (excluding expenses related to our internal review of historical stock option granting practices and expenses relating to the informal SEC inquiry and derivative litigation).

  •
  Fiscal 2006 results included cancellation, impairment, and earn-out recoverability charges totaling $24.0 million. See additional description of charges incurred in the cost of sales—software royalties and amortization and the product development discussions.

  •
  Fiscal 2006 results also included write-downs of inventory costs of $14.5 million. See additional description in the cost of sales—product costs discussion.

Partially offset by:

  •
  Stock-based compensation expenses of $22.4 million for the year ended March 31, 2007 as a result of the implementation of SFAS No. 123R.

  •
  Legal and other professional fees of $26.9 million associated with our internal review of historical stock option granting practices, including expenses relating to the informal SEC inquiry and derivative litigation.

  •
  Amortization of intangible assets related to the RedOctane acquisition of $11.7 million.

        Distribution operating income for the year ended March 31, 2007 decreased over the same period last year, from $21.9 million to $9.1 million. The decrease in operating income in 2007 was primarily due to increased business from large mass-market customers for which we earn smaller margins, an increase in hardware sales which carries a lower margin than software, and higher reserves for inventory obsolescence.

Investment Income, Net (amounts in thousands)

March 31, 2007	% of Consolidated Net Revenues	March 31, 2006	% of Consolidated Net Revenues	Increase/ (Decrease)	Percent Change
$36,678	2%	$30,630	2%	$6,048	20%

        Investment income, net for the year ended March 31, 2007 was $36.7 million as compared to $30.6 million for the year ended March 31, 2006. The increase was primarily due to higher yields earned on our short term investments and cash equivalents, and a realized gain in the third quarter fiscal 2007 of $1.8 million on the sale of an investment in common stock.

Provision for Income Taxes (amounts in thousands)

March 31, 2007	% of Pre Tax Income	March 31, 2006	% of Pre Tax Income	Increase/ (Decrease)	Percent Change
$24,038	22%	$5,605	12%	$18,433	329%

        The income tax provision of $24.0 million for the year ended March 31, 2007 reflects our effective income tax rate of 22%. This is higher than prior years as a result of an increase in pretax income for the year ended March 31, 2007, versus the amount of pretax income for the year ended March 31, 2006, without a corresponding increase in the benefit of book/tax differences. The significant items that generated the variance between our effective rate and our statutory rate of 35% were research and development tax credits, the impact of foreign tax rate differentials, and the elimination of the valuation allowance for research and development tax credits, partially offset by state taxes and the establishment of tax reserves for these credits and other deferred tax assets.

Net Income

        Net income for the year ended March 31, 2007 was $85.8 million or $0.28 per diluted share, as compared to $40.3 million or $0.14 per diluted share for the year ended March 31, 2006.

Selected Quarterly Operating Results

        Our quarterly operating results have in the past varied significantly and will likely vary significantly in the future, depending on numerous factors, several of which are not under our control. See "Risk Factors." Our business also has experienced and is expected to continue to experience significant seasonality, largely due to consumer buying patterns and our product release schedule focusing on those patterns. Net revenues typically are significantly higher during the fourth calendar quarter, primarily due to the increased demand for consumer software during the year-end holiday buying season. Accordingly, we believe that period to period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

        The following table is a comparative breakdown of our unaudited quarterly results for the immediately preceding eight quarters (amounts in thousands, except per share data):

	For the quarters ended
	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006
Net revenues	$602,451	$1,482,484	$317,746	$495,455	$312,512	$824,259	$188,172	$188,069
Cost of sales	350,229	762,290	204,956	327,960	216,007	483,180	141,078	137,800
Operating income (loss)	54,533	404,534	(9,545)	30,092	(29,114)	173,120	(37,410)	(33,449)
Net income (loss)	44,163	272,196	698	27,826	(14,422)	142,820	(24,302)	(18,309)
Basic earnings (loss) per share	0.15	0.93	0.00	0.10	(0.05)	0.51	(0.09)	(0.07)
Diluted earnings (loss) per share	0.14	0.86	0.00	0.09	(0.05)	0.46	(0.09)	(0.07)

Liquidity and Capital Resources

Sources of Liquidity

	As of and for the years ended March 31,
			Increase/ (Decrease)
	2008	2007
	(amounts in thousands)
Cash and cash equivalents	$1,396,250	$384,409	$1,011,841
Short-term investments	52,962	570,440	(517,478)

	$1,449,212	$954,849	$494,363

Percentage of total assets	57%	53%
Cash flows provided by operating activities	$573,500	$27,162	$546,338
Cash flows provided by (used in) investing activities	326,291	(35,242)	361,533
Cash flows provided by financing activities	105,163	27,968	77,195

        As of March 31, 2008, our primary source of liquidity is comprised of $1,396.3 million of cash and cash equivalents and $53.0 million of short-term investments. Over the last two years, our primary sources of liquidity have included cash on hand at the beginning of the year and cash flows generated from continuing operations. We have also generated cash flows from the issuance of our common stock to employees through the exercise of options, which is described in more detail below in "Cash Flows from Financing Activities." We have not utilized debt financing as a significant source of cash flows. However, we do have available at certain of our international locations credit facilities, which are described below in "Credit Facilities," that can be utilized if needed.

        Following the closing of our proposed business combination with Vivendi Games, Inc. (see Note 20 of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement), Activision Blizzard, Inc. ("Activision Blizzard") will commence a cash tender offer for up to 146.5 million of its shares at $27.50 per share. If the tender offer is fully subscribed, the aggregate consideration will be approximately $4.028 billion. Under the terms of the business combination agreement ("BCA"), we and Vivendi S.A. ("Vivendi") have agreed the purchase of the shares tendered in the tender offer will be funded as follows: (a) the first $2.928 billion of the aggregate consideration will be funded by Activision Blizzard with proceeds from the share purchase described in Note 20 of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement, available cash on hand and, if necessary, borrowings made under the new credit facilities issued by Vivendi (see below and Note 21 of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement); (b) if the aggregate consideration is more than $2.928 billion, Vivendi has agreed to purchase from Activision Blizzard, at a purchase price of $27.50 per share, additional newly issued shares of Activision Blizzard common stock in an amount equal to the lesser of (x) $700.0 million and (y) the excess of the aggregate consideration over $2.928 billion, which amount will be used to fund the amount of the aggregate consideration that is in excess of $2.928 billion; and (c) if the aggregate consideration exceeds $3.628 billion, Activision Blizzard will fund the additional amount of the aggregate consideration that is in excess of $3.628 billion (up to the maximum aggregate consideration of $4.028 billion) through borrowings made under the new credit facilities issued by Vivendi.

        On April 29, 2008, we, acting on behalf of Activision Blizzard, entered into a senior unsecured credit agreement (the "Credit Agreement") with Vivendi. Borrowings under the Credit Agreement cannot be effected until the consummation of the transactions contemplated by the business combination agreement described above (the "Transactions.") After the closing of the Transactions, among other things, Activision's name will be changed to Activision Blizzard.

        After the closing of the Transactions, the Credit Agreement will provide Activision Blizzard with (i) a term loan credit facility (the "Tranche A Facility") in an aggregate amount of up to $400.0 million to be applied to fund that portion of the post-closing tender offer consideration in excess of $3.628 billion as set forth in the BCA, (ii) a term loan credit facility (the "Tranche B Facility") in an aggregate amount of up to $150.0 million to be applied to repay certain indebtedness of Vivendi Games after the closing in accordance with the terms of the BCA, and (iii) a revolving credit facility (the "Revolving Facility," and collectively with the Tranche A Facility and the Tranche B Facility, the "New Credit Facilities") in an aggregate amount of up to $475.0 million to be used after the closing of the Transactions for general corporate purposes. In the event the BCA terminates prior to the closing of the Transactions, the New Credit Facilities will terminate effective on the same date (see Note 21 of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement).

        We believe that we have sufficient working capital ($1,423.3 million at March 31, 2008), as well as proceeds available from our international credit facilities, to finance our operational requirements for at least the next twelve months, including purchases of inventory and equipment, the funding of the development, production, marketing and sale of new products, the acquisition of intellectual property rights for future products from third parties and the completion of the tender offer in connection with the combination with Vivendi Games.

Cash Flows from Operating Activities

        The primary source of cash flows provided by operating activities typically have included the collection of customer receivables generated by the sale of our products, offset by payments to vendors for the manufacture, distribution, and marketing of our products, third-party developers and intellectual property holders, and our own employees. For the years ended March 31, 2008 and 2007, cash flows from operating activities were $573.5 million and $27.2 million, respectively. The principal components comprising cash flows from operating activities for the year ended March 31, 2008 included an increase in amounts collected from customers due to increased net revenues, an increase in accounts payable, accrued expenses and other liabilities partially offset by the increase in inventory and accounts receivables. See an analysis of the change in key balance sheet accounts below in "Key Balance Sheet Accounts." We expect that a primary source of future liquidity, both short-term and long-term, will be the result of cash flows from continuing operations.

        A significant operating use of our cash relates to our continued investment in software development and intellectual property licenses. We spent approximately $168.8 million and $166.1 million for the years ended March 31, 2008 and 2007, respectively, in connection with the acquisition of publishing or distribution rights for products being developed by third parties, the execution of new license agreements granting us long-term rights to intellectual property of third parties, as well as the capitalization of product development costs relating to internally developed products. We expect that we will continue to make significant expenditures relating to our investment in software development and intellectual property licenses. Our future cash commitments relating to these investments are detailed below in "Commitments." Cash flows from operations are affected by our ability to release highly successful or "hit" titles. Though many of these titles have substantial production or acquisition costs and marketing expenditures, once a title recoups these costs, incremental net revenues typically will directly and positively impact cash flows.

Cash Flows from Investing Activities

        The primary source of cash used in investing activities typically have included capital expenditures, acquisitions of privately held interactive software development companies and publishing companies, and the net effect of purchases and sales/maturities of short-term investment vehicles. The goal of our investments is to maximize return while minimizing risk, maintaining liquidity, coordinating with anticipated working capital needs, and providing for prudent investment diversification.

        For the years ended March 31, 2008 and 2007, cash flows provided by and used in investing activities were $326.3 million and $35.2 million, respectively. For the year ended March 31, 2008, cash flows provided by investing activities were primarily the result of proceeds from sales and maturities of investments, as offset by cash paid for business acquisitions, capital expenditures, and purchases of short-term investments. The increase in cash flows provided by investing activities versus the prior year was primarily related to our investment activities as we had a bigger net proceeds from sales and maturities of investments, particularly in the fourth quarter fiscal 2008 as compared to that of fiscal 2007. Such activities were carried out in anticipation of the close of the BCA with Vivendi and the related tender offer (see Note 20 of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement), and are part of the reason for the substantial increase in cash and cash equivalents of approximately $1 billion. We have historically financed our acquisitions through the issuance of shares of common stock or a combination of common stock and cash.

        Due to uncertainties surrounding the timing of liquidation of our auction rate securities, which are comprised of AAA-rated student-loan-backed taxable securities, all our investments in such securities were classified as long-term investments in our consolidated balance sheets as of March 31, 2008. Liquidity for these auction rate securities is typically provided by an auction process which allows holders to sell their notes and resets the applicable interest rate at pre-determined intervals, usually every 7 to 35 days. On an industry-wide basis, many auctions have failed, and there is, as yet, no meaningful secondary market for these instruments. Each of the auction rate securities in our investment portfolio as of March 31, 2008 has experienced a failed auction and there is no assurance that future auctions for these securities will succeed. An auction failure means that the parties wishing to sell their securities could not be matched with an adequate volume of buyers. In the event that there is a failed auction, the indenture governing the security requires the issuer to pay interest at a contractually defined rate that is generally above market rates for other types of similar short-term instruments. The securities for which auctions have failed will continue to earn interest at the contractual rate and be auctioned every 7 to 35 days until the auction succeeds, the issuer calls the securities or they mature. As a result, our ability to liquidate and fully recover the carrying value of our auction rate securities in the near term may be limited or not exist.

        As there is not yet any meaningful secondary market for these securities, quoted market prices are not available. We estimated the fair market value using valuation models, which take into account both observable market data and non-observable factors, including credit quality, duration, insurance wraps, collateral composition, maximum rate formulas, comparable trading instruments, and likelihood of redemption. Accordingly, we consider the values generated by such valuation models to represent management's best estimate of fair value for the purposes of applying the Statement of Financial Accounting Standards No. 115 Accounting for Certain Investments in Debt and Equity Securities.

        The change in fair value of the auction rate securities of $4.3 million was recorded as a component of comprehensive income (loss) in the Consolidated Statement of Changes in Shareholders' Equity for the year ended March 31, 2008, as the decline in fair value is not considered to be "other-than-temporary." We have the intent and ability to hold these securities for a period of time sufficient for a recovery of fair value up to (or beyond) the initial cost of the investment.

        Based on our other available cash and expected operating cash flows and financing, we do not anticipate the potential lack of liquidity on these investments will affect our ability to execute our current business plan or to consummate the proposed post-closing tender offer described in Note 20 of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement. Additionally we have received indications from certain lenders that we may borrow against the par value of the securities at competitive rates.

Cash Flows from Financing Activities

        The primary source of cash from financing activities has been transactions involving our common stock, including the issuance of shares of common stock to employees. We have not utilized debt financing as a significant source of cash flows. However, we do have available at certain of our international locations, credit facilities, which are described below in "Credit Facilities," that can be utilized if needed.

        For the years ended March 31, 2008 and 2007, cash flows provided by financing activities were $105.2 million and $28.0 million, respectively. The increase in cash provided by financing activities for the year ended March 31, 2008 was the result of the issuance of common stock related to employee equity incentive and stock purchase plans. The increase in stock option exercises was primarily due to the performance of our share price and the release in June 2007 of the suspension of stock option exercises implemented while we were not current with the filings we are required to make pursuant to the Exchange Act.

        During fiscal 2003, our Board of Directors authorized a buyback program under which we can repurchase up to $350.0 million of our common stock. Under the program, shares may be purchased as determined by management and within certain guidelines, from time to time, in the open market or in privately negotiated transactions, including privately negotiated structured stock repurchase transactions and through transactions in the options markets. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time to time without prior notice. As of March 31, 2008, we had approximately $226.2 million available for utilization under the buyback program. We actively manage our capital structure as a component of our overall business strategy. Accordingly, in the future, when we determine that market conditions are appropriate, we may seek to achieve long term value for the shareholders through, among other things, new debt or equity financings or refinancings, share repurchases, and other transactions involving our equity or debt securities.

Key Balance Sheet Accounts

Accounts Receivable

	March 31, 2008	March 31, 2007	Increase/ (Decrease)
	(amounts in thousands)
Gross accounts receivable	$332,831	$240,112	$92,719
Net accounts receivable	203,420	148,694	54,726

        The increase in gross accounts receivable was primarily the result of increased sales volume in the fourth quarter fiscal 2008 of our successful titles Call of Duty 4: Modern Warfare and Guitar Hero III: Legends of Rock leading to higher net revenues for the fourth quarter fiscal 2008 of $602.5 million compared to $312.5 million for the fourth quarter fiscal 2007.

        Reserves for returns, price protection and bad debt increased from $91.4 million at March 31, 2007 to $129.4 million at March 31, 2008 whereas reserves as a percentage of gross receivables increased from 38% to 39% at March 31, 2007 and 2008, respectively. This was the result of increases in revenues during the fourth quarter fiscal 2008 as compared to the fourth quarter fiscal 2007. Reserves for returns and price protection are a function of the number of units and pricing of titles in retail inventory, which has been consistently applied. (see description of Allowances for Returns, Price Protection, Doubtful Accounts, and Inventory Obsolescence elsewhere in this proxy statement).

Inventories

	March 31, 2008	March 31, 2007	Increase/ (Decrease)
	(amounts in thousands)
Inventories	$146,874	$91,231	$55,643

        The increase in inventories at March 31, 2008 compared to March 31, 2007 is primarily the result of the expanding Guitar Hero franchise, and larger slate of titles when compared to fiscal 2007 across all console platforms and our continued international business growth.

Software Development

	March 31, 2008	March 31, 2007	Increase/ (Decrease)
	(amounts in thousands)
Software development	$109,786	$130,922	$(21,136)

        Software development decreased from $130.9 million at March 31, 2007 to $109.8 million at March 31, 2008. The decrease in software development was primarily the result of an increase in amortization related to the increase in the number of titles released in fiscal 2008 and stock option expenses for the year ended March 31, 2008, partially offset by our continued investment in Activision's future product slate of titles.

Intellectual Property Licenses

	March 31, 2008	March 31, 2007	Increase/ (Decrease)
	(amounts in thousands)
Intellectual Property Licenses	$83,551	$100,274	$(16,723)

        Intellectual property licenses decreased from $100.3 million at March 31, 2007 to $83.6 million at March 31, 2008. The decrease in intellectual property licenses primarily resulted from the amortization of intellectual property licenses upon releases of titles during fiscal 2008.

Accounts Payable

	March 31, 2008	March 31, 2007	Increase/ (Decrease)
	(amounts in thousands)
Accounts payable	$129,896	$136,517	$(6,621)

        The slight decrease in accounts payable of $6.6 million from March 31, 2007 to March 31, 2008 primarily reflects the timing of the payment of several items.

Accrued Expenses and Other Liabilities

	March 31, 2008	March 31, 2007	Increase/ (Decrease)
	(amounts in thousands)
Accrued expenses and other liabilities	$426,175	$204,652	$221,523

        The increase in accrued expenses and other liabilities was primarily driven by:

  •
  Taxes payable as a result of improved profitability leading to utilization of all of our net operating loss carryforwards.

  •
  Increased annual bonuses as a result of our record financial performance.

  •
  Increased royalties payable due to higher net revenues.

See Note 9 of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement for details of accrued expenses and other liabilities.

Capital Requirements

        For the fiscal year ending March 31, 2009, we anticipate total capital expenditures of approximately $35.6 million. Capital expenditures will be primarily for computer hardware and software purchases and various corporate projects.

Credit Facilities

        We have revolving credit facilities with our Centresoft subsidiary located in the UK (the "UK Facility") and our NBG subsidiary located in Germany (the "German Facility.")

        The UK Facility provided Centresoft with the ability to borrow up to GBP 12.0 million ($23.9 million), including issuing letters of credit, on a revolving basis as of March 31, 2008. Furthermore, under the UK Facility, Centresoft provided a GBP 0.6 million ($1.2 million) guarantee for the benefit of our CD Contact subsidiary as of March 31, 2008. The UK Facility bore interest at LIBOR plus 2.0% as of March 31, 2008, is collateralized by substantially all of the assets of the subsidiary and expires in March 2009. The UK Facility also contains various covenants that require the subsidiary to maintain specified financial ratios related to, among others, fixed charges. As of March 31, 2008, we were in compliance with these covenants.

        The German Facility provided for revolving loans up to EUR 0.5 million ($0.8 million) as of March 31, 2008, bore interest at a Eurocurrency rate plus 2.5%, is collateralized by certain of the subsidiary's property and equipment and has no expiration date. No borrowings were outstanding against the German Facility as of March 31, 2008.

        As of March 31, 2008, we maintained a $10.0 million irrevocable standby letter of credit. The standby letter of credit is required by one of our inventory manufacturers to qualify for payment terms on our inventory purchases. Under the terms of this arrangement, we are required to maintain on deposit with the bank a compensating balance, restricted as to use, of not less than the sum of the available amount of the letter of credit plus the aggregate amount of any drawings under the letter of credit that have been honored thereunder but not reimbursed. At March 31, 2008, the $10.0 million deposit is included in short-term investments as restricted cash. No borrowings were outstanding as of March 31, 2008.

        As of March 31, 2008, our publishing subsidiary located in the UK maintained a EUR 7.0 million ($11.0 million) irrevocable standby letter of credit. The standby letter of credit is required by one of our inventory manufacturers to qualify for payment terms on our inventory purchases. The standby letter of credit does not require a compensating balance and is collateralized by substantially all of the assets of the subsidiary and expires in February 2009. No borrowings were outstanding as of March 31, 2008.

Commitments

        In the normal course of business, we enter into contractual arrangements with third parties for non-cancelable operating lease agreements for our offices, for the development of products, as well as for the rights to intellectual property. Under these agreements, we commit to provide specified payments to a lessor, developer, or intellectual property holder, based upon contractual arrangements. Typically, the payments to third-party developers are conditioned upon the achievement by the developers of contractually specified development milestones. These payments to third-party developers and intellectual property holders typically are deemed to be advances and are recoupable against future royalties earned by the developer or intellectual property holder based on the sale of the related game. Additionally, in connection with certain intellectual property right acquisitions and development agreements, we will commit to spend specified amounts for marketing support for the related game(s) which is to be developed or in which the intellectual property will be utilized. Additionally, we lease certain of our facilities and equipment under non-cancelable operating lease agreements. Assuming all contractual provisions are met, the total future minimum commitments for these and other contractual arrangements in place as of March 31, 2008, are scheduled to be paid as follows (amounts in thousands):

	Contractual Obligations(1)
	Facility & Equipment Leases	Developer & IP	Marketing	Total
Fiscal years ending March 31,
2009	$19,343	$110,771	$41,401	$171,515
2010	17,028	31,041	22,100	70,169
2011	14,553	34,086	13,100	61,739
2012	10,256	16,586	—	26,842
2013	8,791	21,586	—	30,377
Thereafter	31,201	26,001	—	57,202

Total	$101,172	$240,071	$76,601	$417,844

(1)
We have omitted FIN 48 liabilities from this table due to the inherent uncertainty regarding the timing of potential issue resolution. Specifically, either (a) the underlying positions have not been fully enough developed under audit to quantify at this time or, (b) the years relating to the issues for certain jurisdictions are not currently under audit. At the adoption date of April 1, 2007, we had $65.5 million of unrecognized tax benefits. At March 31, 2008, we had $74.2 million of unrecognized tax benefits.

Off Balance Sheet Arrangements

        As of March 31, 2008 and 2007, we did not have any relationships with unconsolidated entities or financial parties, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we do not have any off balance sheet arrangements and are not exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

Financial Disclosure

        We maintain internal control over financial reporting, which generally include those controls relating to the preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America. We also are focused on our "disclosure controls and procedures," which as defined by the Securities and Exchange Commission are generally those controls and procedures designed to ensure that financial and non-financial information required to be disclosed in our reports filed with the Securities and Exchange Commission is reported within the time periods specified in the Securities and Exchange Commission's rules and forms, and that such information is communicated to management, including our Chief Executive Officers and our Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

        Our Disclosure Committee, which operates under the Board approved Disclosure Committee Charter and Disclosure Controls & Procedures Policy, includes senior management representatives and assists executive management in its oversight of the accuracy and timeliness of our disclosures, as well as in implementing and evaluating our overall disclosure process. As part of our disclosure process, senior finance and operational representatives from all of our corporate divisions and business units prepare quarterly reports regarding their current quarter operational performance, future trends, subsequent events, internal controls, changes in internal controls, and other accounting and disclosure-

relevant information. These quarterly reports are reviewed by certain key corporate finance representatives. These corporate finance representatives also conduct quarterly interviews on a rotating basis with the preparers of selected quarterly reports. The results of the quarterly reports and related interviews are reviewed by the Disclosure Committee. Finance representatives also conduct reviews with our senior management team, our internal and external counsel, and other appropriate personnel involved in the disclosure process, as appropriate. Additionally, senior finance and operational representatives provide internal certifications regarding the accuracy of information they provide that is utilized in the preparation of our periodic public reports filed with the Securities and Exchange Commission. Financial results and other financial information also are reviewed with the Audit Committee of the Board of Directors on a quarterly basis. As required by applicable regulatory requirements, the Chief Executive Officers and the Chief Financial Officer review and make various certifications regarding the accuracy of our periodic public reports filed with the Securities and Exchange Commission, our disclosure controls and procedures, and our internal control over financial reporting. With the assistance of the Disclosure Committee, we will continue to assess and monitor our disclosure controls and procedures, and our internal control over financial reporting, and will make refinements as necessary.

Recently Issued Accounting Standards

        In December 2007, the FASB issued Statement No. 141(R), Business Combinations ("SFAS No. 141(R).") This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquiror to disclose the nature and financial effect of the business combination. Also in December 2007, the FASB issued Statement No. 160, Non-controlling Interests in Consolidated Financial Statements ("SFAS No. 160.") This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 141(R) and SFAS No. 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008 with earlier adoption being prohibited. We do not currently have any non-controlling interests in our subsidiaries, and accordingly the adoption of SFAS No. 160 is not expected to have a material impact on our financial statements. We are currently evaluating the impact from the adoption of SFAS No. 141R on our Consolidated Financial Statements.

        In September 2006, the FASB issued Statement No. 157 ("SFAS No. 157"), Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 for financial assets and liabilities and is effective for fiscal years beginning after November 15, 2008 for non-financial assets and liabilities. The adoption of SFAS No. 157 is not expected to have a material effect on our financial position or results of operations.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 ("SFAS No. 159.") SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The provisions of SFAS No. 159 are effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 is not expected to have a material effect on our financial position or results of operations.

        In June 2007, the FASB ratified the Emerging Issues Task Force's ("EITF") consensus conclusion on EITF 07-03, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development. EITF 07-03 addresses the diversity which exists with respect to the accounting for the non-refundable portion of a payment made by a research and development entity for future research and development activities. Under this conclusion, an entity is required to defer and capitalize non-refundable advance payments made for research and development activities until the related goods are delivered or the related services are performed. EITF 07-03 is effective for interim or annual reporting periods in fiscal years beginning after December 15, 2007 and requires prospective application for new contracts entered into after the effective date. The adoption of EITF 07-03 is not expected to have a material impact on our Consolidated Financial Statements.

        In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133 ("SFAS No. 161.") SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. The guidance in SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. We are currently assessing the impact of SFAS No. 161.

Inflation

        Our management currently believes that inflation has not had a material impact on continuing operations.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF ACTIVISION

        Market risk is the potential loss arising from fluctuations in market rates and prices. Our market risk exposures primarily include fluctuations in interest rates, currency exchange rates, and market prices. Our market risk sensitive instruments are classified as instruments entered into for purposes "other than trading." Our views on market risk are not necessarily indicative of actual results that may occur and do not represent the maximum possible gains and losses that may occur, since actual gains and losses will differ from those estimated, based upon actual fluctuations in interest rates, currency exchange rates, market prices, and the timing of transactions.

Interest Rate Risk

        Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We manage our interest rate risk by maintaining an investment portfolio consisting primarily of debt instruments with high credit quality and relatively short average maturities. We also manage our interest rate risk by maintaining sufficient cash and cash equivalent balances such that we are typically able to hold our investments to maturity. As of March 31, 2008, our cash equivalents and short-term investments included debt securities of $1,171.4 million. Also, as of March 31, 2008, we classified our investments in auction rate securities of $91.2 million as long-term investments (see Note 1 of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement for summary of significant accounting policies.)

        The following table presents the amounts and related weighted average interest rates of our investment portfolio as of March 31, 2008 (amounts in thousands):

	Average Interest Rate	Amortized Cost	Fair Value
Cash equivalents:
Variable rate	3.09%	$1,129,980	$1,129,980
Short-term investments:
Fixed rate	5.21%	$41,619	$41,411
Long-term investments:
Variable rate	6.09%	$95,538	$91,215

        Our short-term investments generally mature between three months and thirty months.

Currency Exchange Rate Risk

        We transact business in many different foreign currencies and may be exposed to financial market risk resulting from fluctuations in currency exchange rates, particularly EUR, GBP, and AUD. The volatility of EUR, GBP, and AUD (and all other applicable currencies) will be monitored frequently throughout the coming year. When appropriate, we enter into hedging transactions in order to mitigate our risk from currency fluctuations. We will continue to use hedging programs in the future and may use currency forward contracts, currency options, and/or other derivative financial instruments commonly utilized to reduce financial market risks if it is determined that such hedging activities are appropriate to reduce risk. We do not hold or purchase any currency contracts for trading purposes. As of March 31, 2008, we had no outstanding exchange forward contracts. As of March 31, 2007, accrued expenses included approximately $90,000 of pre-tax unrealized losses for the estimated fair value of outstanding currency exchange forward contracts.

Market Price Risk

        With regard to the structured stock repurchase transactions described in Note 15 of the Notes to Consolidated Financial Statements included elsewhere in this proxy statement, at those times when we have structured stock repurchase transactions outstanding, it is possible that at settlement we could take delivery of shares at an effective repurchase price higher than the then market price. As of March 31, 2008, we had no structured stock repurchase transactions outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF ACTIVISION

        The following table sets forth information, as of May 20, 2008 (unless otherwise noted), with respect to the beneficial ownership of Activision common stock by: (i) each "named executive officer" (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act); (ii) each director; (iii) all current executive officers and directors as a group; and (iv) each Activision stockholder (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known by Activision to be the beneficial owner of more than 5% of its common stock. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by him or her.

	Shares Beneficially Owned
Beneficial Owner	Shares Owned		Right to Acquire(1)		Percent of Outstanding Shares(2)
Robert A. Kotick	4,494,896	(3)	8,538,353	(5)	4.27%
Brian G. Kelly	1,628,980	(4)	8,205,162		3.22%
Michael J. Griffith	155,763	(6)	510,577		*
Thomas Tippl	96,712	(7)(8)	344,446	(7)	*
Robin Kaminsky	30,366	(9)	53,000		*
Brian Hodous	37,777	(10)	80,000		*
George Rose	22,765	(11)	351,252		*
Ann Weiser	15,000	(12)	0		*
Robert J. Corti	17,000	(13)(15)	135,765		*
Ronald Doornink	793,600	(14)(15)	642,430	(14)	*
Barbara S. Isgur	14,000	(16)	235,589		*
Robert J. Morgado	70,666	(16)	469,630		*
Peter J. Nolan	51,666	(15)	135,765		*
Richard Sarnoff	16,000	(15)	73,452		*
All directors and executive officers as a group (14 persons)	7,439,767	(3)	19,775,401		8.60%
FMR LLC	33,407,496	(17)	—		11.26%
Goldman Sachs Asset Management L.P.	15,383,439	(18)	—		5.18%

*
Percent of class less than 1%.

(1)
Represents shares of common stock that may be acquired within 60 days of May 20, 2008 through the exercise of stock options.

(2)
The percentage of outstanding shares was calculated by dividing the number of shares of common stock beneficially owned by each beneficial owner or group of beneficial owners as of May 20, 2008 (including the number of shares that each beneficial owner or group of beneficial owners had the right to acquire within 60 days of that date) by the sum of (a) 296,748,734, the total number of shares of common stock outstanding on that date (including 303,263 restricted shares of common stock, which were issued but subject to forfeiture on that date), and (b) the number of shares that may be acquired by such beneficial owner or group of beneficial owners within 60 days of that date.

(3)
Includes 112,441 shares of common stock owned directly by Delmonte Investments, L.L.C. Messrs. Kotick and Kelly are controlling persons of such entity and share voting and investment power with respect to such shares. Also, includes 3,178 shares of common stock transferred by

  Mr. Kotick to an irrevocable trust for the benefit of his minor children as to which Mr. Kotick disclaims beneficial ownership.

(4)
Includes (a) 112,440 shares of common stock owned by Delmonte Investments, L.L.C., an entity controlled by Messrs. Kotick and Kelly and (b) 400,010 shares held jointly by Mr. Kelly and his spouse, who share voting and investment power with respect to such shares.

(5)
Includes (a) 7,547,866 shares of common stock that may be acquired pursuant to options held in Mr. Kotick's name and (b) 990,487 shares of common stock that may be acquired pursuant to options transferred by Mr. Kotick to an irrevocable trust for the benefit of his minor children and as to which Mr. Kotick disclaims beneficial ownership.

(6)
Represents 155,763 restricted shares of common stock that were granted to Mr. Griffith on June 15, 2005 in connection with his employment agreement and that vest ratably over three years commencing on June 15, 2008.

(7)
Represents shares held by the Thomas and Laura Tippl Family Trust. Thomas and Laura Tippl are co-trustees of such trust and share voting and investment power with respect thereto.

(8)
Represents 96,712 restricted shares of common stock that were granted to Mr. Tippl on October 3, 2005 in connection with his employment agreement and that vest ratably over three years commencing on October 3, 2008.

(9)
Includes 21,388 of the 35,000 restricted shares of common stock that were granted to Ms. Kaminsky in two tranches on October 19, 2006 in connection with her employment agreement. The restrictions with respect to one-third of the first tranche of 23,333 shares lapsed on October 19, 2007, and the restrictions with respect to the remaining shares lapse with respect to one-third of the tranche on each of October 19, 2008 and 2009. The restrictions with respect to one-fourth of the second tranche of 11,667 shares lapsed on each of May 15, 2007 and May 15, 2008, and the restrictions lapse with respect to the remaining shares on October 19, 2009.

(10)
Includes 23,000 of the 46,000 restricted shares of common stock that were granted to Mr. Hodous in two tranches on November 3, 2006 in connection with his employment agreement. The restrictions with respect to one-half of the first tranche of 25,000 shares lapsed on November 3, 2007, and the restrictions with respect to the remaining shares lapse on November 3, 2008. The restrictions with respect to one-half of the second tranche of 21,000 shares lapsed on May 15, 2008, and the restrictions with respect to the remaining shares lapse on November 3, 2009, subject to the possible earlier lapse following Activision's fiscal 2009 if Activision were to meet or exceed corporate operating income targets established by the compensation committee of Activision's board of directors for such year.

(11)
Includes 18,750 of the 25,000 restricted stock units, each representing the conditional right to receive one share of common stock, that were granted to Mr. Rose on September 28, 2007 in connection with his employment agreement. One-quarter of the restricted stock units vested on May 15, 2008 and the remainder of the units will vest on March 31, 2010, subject to the possible earlier vesting of one-quarter of the units following Activision's fiscal 2009 if Activision were to meet or exceed corporate operating income targets established by the compensation committee of Activision's board of directors for such year.

(12)
Consists of restricted stock units, each representing the conditional right to receive one share of common stock, that were granted to Ms. Weiser on September 28, 2007 in connection with her employment agreement. The restricted stock units vest in full on August 31, 2010, subject to the earlier vesting of one-quarter of the units on August 31, 2008 as Activision has met or exceeded corporate operating income targets established by the compensation committee of Activision's board of directors for Activision's fiscal 2008 and the possible earlier vesting of one-quarter of the units on August 31, 2009 if Activision were to meet or exceed corporate operating income targets established by the compensation committee of Activision's board of directors for Activision's fiscal 2009.

(13)
Includes 12,000 shares held jointly by Mr. Corti and his spouse, who share voting and investment power with respect to such shares.

(14)
Represents shares held by the Ronald Doornink Martha Doornink TTEE U/A/D 12-17-1996 FBO Doornink Rev Living Trust. Ronald and Martha Doornink are co-trustees of such trust and share voting and investment power with respect to such shares.

(15)
Includes 5,000 restricted stock units, each representing the conditional right to receive one share of common stock, that were granted to such director on October 1, 2007, one-fourth of which vested on each of January 1, 2008 and April 1, 2008 and one-fourth of which will vest on each of July 1, 2008 and October 1, 2008.

(16)
Includes 10,000 shares of restricted stock units, each representing the conditional right to receive one share of common stock, that were granted to such director on October 1, 2007, one-eighth of which vested on each of January 1, 2008 and April 1, 2008 and one-eighth of which will vest on each of July 1, 2008, October 1, 2008, January 1, 2009, April 1, 2009, July 1, 2009 and October 1, 2009.

(17)
FMR LLC, or FMR, had sole voting power over 1,003 shares of common stock and sole dispositive power over 33,407,496 shares of common stock as of December 31, 2007. Fidelity Management & Research Company, or FMRC, a wholly owned subsidiary of FMR, may be deemed the beneficial owner of 33,393,893 shares of common stock in its capacity as an investment advisor. Each of Edward C. Johnson III, chairman of FMRC, and FMR, through its control of FMRC and, in turn, the funds controlled by FMRC, has sole power to dispose of the 33,393,893 shares owned by such funds. Strategic Advisors, Inc., a wholly owned subsidiary of FMR, in its capacity as an investment advisor, beneficially owns 1,003 shares of common stock. Pyramis Global Advisors Trust Company, or PGATC, an indirect wholly owned subsidiary of FMR, beneficially owns 12,600 shares of common stock as a result of its serving as investment manager of institutional accounts holding such shares. Each of Edward C. Johnson III and FMR, through its control of PGATC, has sole dispositive power over the 12,600 shares of common stock owned by the institutional accounts managed by PGATC. This information is based on a Schedule 13G/A filed with the SEC by FMR on February 14, 2008. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(18)
Goldman Sachs Asset Management, L.P., or GSAM LP, had sole voting power over 14,784,699 shares of common stock and sole dispositive power over 15,383,439 shares of common stock as of December 31, 2007. GSAM LP, in its capacity as an investment advisor, disclaims beneficial ownership of any securities managed on its behalf by third parties. This information is based upon a Schedule 13G/A filed with the SEC by GSAM LP on February 1, 2008. The address for GSAM LP is 32 Old Slip, New York, New York 10005.

 VIVENDI GAMES BUSINESS

        Vivendi Games, formerly known as Vivendi Universal Games, Inc., is a global developer, publisher and distributor of multi-platform interactive entertainment. Vivendi Games is a wholly owned indirect subsidiary of Vivendi S.A.

        Headquartered in Los Angeles, California, Vivendi Games is structured around two main divisions: Blizzard Entertainment and Sierra, along with the recently created divisions Sierra Online and Vivendi Games Mobile.

        Vivendi Games, through its division Blizzard Entertainment, is the leader in terms of subscriber base and revenues in the subscription-based MMORPG category. It also has a traditional PC, console and handheld business through its Sierra division, and has entered the casual online and mobile gaming segments via dedicated new divisions Sierra Online and Vivendi Games Mobile. Each of these divisions employs its own creative and marketing teams, but all divisions are supported by Vivendi Games' collective global retail sales, operations and support services in order to leverage economies of scale.

        Vivendi Games maintains relationships with strategic partners such as NBC Universal, Universal Music Group and 20th Century Fox.

        In the first three months of 2008, Vivendi Games had total net sales of $323.1 million, a decrease of 16% over the equivalent period of 2007. As Vivendi Games anticipated, growth in subscription revenues was not sufficient to offset the decrease in net product sales related to the successful 2007 release of World of Warcraft: The Burning Crusade, Blizzard Entertainment's first expansion set for its subscription-based, massively multiplayer online role-playing game World of Warcraft. The second expansion, Wrath of the Lich King, is anticipated to be released in the second half of 2008. With its global footprint, Vivendi Games' sales for the first three months of 2008 in North America, Europe, and Asia Pacific accounted for 45%, 41% and 14% of its worldwide total net sales, respectively, which Vivendi Games believes makes it one of the strongest videogame publishers in Asia Pacific, in particular. Growth in net sales over the prior two fiscal years has been strong, increasing 37% in 2007 over 2006 and increasing 30% in 2006 over 2005; it is anticipated that net sales will show solid growth again in fiscal year 2008 versus fiscal year 2007.

        In the first three months of 2008, Vivendi Games' subscription revenues contributed 73% of total net sales, providing a significant recurring revenue base while product sales, licensing revenues, and other revenues contributed 21%, 5%, and 1%, respectively.

        As of March 31, 2008, Vivendi Games had approximately 4,438 employees worldwide, with approximately 2,661 employees in North America, 1,430 employees in Europe and 347 employees in Asia Pacific.

Blizzard Entertainment

        Blizzard Entertainment, founded in 1991, is headquartered in Irvine, California and is a development studio and publisher best known as the creator of World of Warcraft and the Diablo, StarCraft and Warcraft franchises. Blizzard distributes its products and generates revenues worldwide through various means: subscription revenues (which consist of fees from individuals playing World of Warcraft and other ancillary online revenues); retail sales of physical "boxed" product; electronic download sales of PC products; and licensing revenues from third-party companies who distribute World of Warcraft in China and Taiwan.

        In addition, Blizzard operates a free online game service, Battle.net®, which attracts millions of active players making it one of the largest online-game services in the world. Battle.net is a tool that introduces millions of new users to Blizzard products and services and strengthens brand loyalty among current Blizzard customers.

        World of Warcraft was initially launched on November 23, 2004 in North America, Australia, and New Zealand; and was subsequently launched in South Korea, Europe, China, Singapore, Taiwan, Hong Kong, and Macau in 2005; Malaysia in 2006; and Thailand in 2007. At March 31, 2008, World of Warcraft had more than 10.7 million paying subscribers worldwide. World of Warcraft is available in seven different languages based on the regions in which it is played, and has earned awards and praise from publications around the world. Blizzard launched an expansion set to World of Warcraft, World of Warcraft: The Burning Crusade®, in January 2007 in North America, Europe, Australia, New Zealand, Singapore, Malaysia, and Thailand. World of Warcraft: The Burning Crusade was launched in South Korea in February 2007; Taiwan, Hong Kong, and Macau in April 2007; and China in September 2007. Blizzard is currently developing the second World of Warcraft expansion, World of Warcraft: Wrath of the Lich King®.

        In addition to its head office in Irvine, California, Blizzard Entertainment maintains offices in or around Austin, Texas; Paris, France; Cork, Ireland; Seoul, South Korea; Shanghai, China; and Taipei, Taiwan to provide 24/7 game support to World of Warcraft players in their native language, to enhance online community management and to tailor marketing initiatives to specific regions.

Sierra

        Sierra, headquartered in Los Angeles, California, is focused on the traditional PC, console and handheld game markets. Games are developed by internal and external studios. Sierra is focused on launching new original franchises or licensed intellectual properties (such as F.E.A.R.®, Scarface: The World is Yours and Ice Age®), continuing to deploy its existing franchises (such as Crash Bandicoot® and Spyro the Dragon®) and improving its internal development capabilities to better meet consumers' expectations over the current and next generation consoles.

        Over the last three years, Sierra has expanded its internal development capabilities through the acquisition of development studios and the upgrading of those studios and now operates four integrated internal studios which provide development capabilities across numerous genres for gamers worldwide: High Moon Studios (San Diego, California), a specialist in the development of third person action titles, such as the upcoming The Bourne Conspiracy game; Massive Entertainment (Malmö, Sweden), a developer in the real time strategy genre and creator of the recently released World in Conflict PC title; Radical Entertainment (Vancouver, B.C.), which focuses on creating open world games, including Scarface: The World is Yours; and Swordfish Studios (Birmingham and Manchester, England), which focuses on developing first person action titles.

        Sierra also provides services to the other operating divisions, by handling global retail sales and operations. In North America, products are sold on a direct-to-retail basis to mass-market retailers, consumer electronics stores, discount warehouses, and game specialty stores. International activities are conducted through offices in the United Kingdom, Germany, France, Italy, Spain, the Netherlands, Sweden, and Australia. Products are sold internationally on a direct-to-retail basis, through Sierra's wholly-owned subsidiaries and through third-party distributors.

Sierra Online

        Sierra Online, headquartered in Los Angeles, California, initiated its operations in early 2006. Sierra Online is focused on short and mid-session casual games, mainly playable on dedicated console Internet networks (such as Microsoft's Xbox Live Arcade, or XBLA), or via open PC Internet access through portals. Games are developed by external developers and increasingly by internal studios: Wanako in Santiago, Chile, Secret Lair in Seattle, Washington and Studio Ch'in in Shanghai, China. Sierra Online distributes its products worldwide.

Vivendi Games Mobile

        Vivendi Games Mobile, headquartered outside of Paris, France, initiated its operations in early 2006. Vivendi Games Mobile is focused on developing and distributing games playable on mobile phone handsets by leveraging existing properties from Sierra, licensing third party intellectual property or creating new intellectual property. Vivendi Games Mobile's games are mainly developed internally and, to a lesser extent, by third-party developers. Games are distributed (downloaded on handsets) by mobile phone carriers to their own consumers, primarily in North America, Europe and Australia.

Available Information

        Vivendi Games' website is located at http://www.vivendi.com/corp/en/subsidiaries/index_games.php. You can also find more information regarding Vivendi, the parent company of Vivendi Games, at http://www.vivendi.com. The information found on Vivendi's and Vivendi Games' respective websites is not a part of, and is not incorporated by reference into, this proxy statement.

 VIVENDI GAMES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION OF VIVENDI GAMES

Overview

        The following overview is a discussion of Vivendi Games' financial condition and results of operations as well as some of the trends and drivers that affect its business. Vivendi Games' management believes that an understanding of these trends and drivers is important in order to understand Vivendi Games' historical results, as well as Vivendi Games' future prospects. This summary is not intended to be exhaustive, nor is it intended to be a substitute for the detailed discussion and analysis provided elsewhere in this proxy statement, including in the remainder of "Vivendi Games Management's Discussion and Analysis of Financial Condition and Results of Operations," or the historical financial statements and notes thereto presented in this proxy statement.

  Vivendi Games

        Vivendi Games is a global developer, publisher and distributor of multi-platform interactive entertainment. Through its division Blizzard Entertainment, Vivendi Games is the leader in terms of subscriber base and revenues generated in the subscription-based MMORPG category, and through Sierra, it develops and distributes games for the PC, console and handheld markets. Vivendi Games has recently entered the casual online and mobile gaming markets by establishing new divisions: Sierra Online and Vivendi Games Mobile.

        Vivendi Games has a global footprint, a history of franchise success, development teams around the world and a pipeline of its own original and copyrighted material. Vivendi Games maintains relationships with strategic partners such as Universal Music Group, NBC Universal and 20th Century Fox.

        Headquartered in Los Angeles, California, Vivendi Games is structured around two main divisions: Blizzard Entertainment and Sierra (along with the divisions Sierra Online and Vivendi Games Mobile). Vivendi Games also provides, through Sierra, functional support services, such as global wholesale sales and operations and corporate support services, such as executive management, finance, legal and human resources, to all divisions in order to leverage economies of scale.

        Vivendi Games is a wholly owned indirect subsidiary of Vivendi, but operates its activities independently, through its various offices and locations, with limited operational reliance on Vivendi or Vivendi's other affiliates.

        Vivendi Games shares certain corporate support services rendered at the Vivendi level, mainly cash and tax management. Vivendi maintains a centralized cash management pool from which Vivendi Games borrows and lends cash on a daily basis. Vivendi pays and/or earns interest on the average net cash positions. Likewise, Vivendi manages its global tax situation for the benefit of the entire portfolio of its businesses. Vivendi Games is a party of certain tax sharing agreements and files consolidated returns together with Vivendi in certain jurisdictions.

  Blizzard Entertainment

        Blizzard Entertainment is headquartered in Irvine, California and is a development studio and publisher best known as the creator of World of Warcraft and the Diablo, StarCraft and Warcraft franchises. Blizzard distributes its products and generates revenues worldwide through various means: subscription revenues (which consist of fees from individuals playing World of Warcraft, and other ancillary online revenues); retail sales of physical "boxed" product; electronic download sales of PC products; and licensing revenues from third-party companies who distribute World of Warcraft in China and Taiwan.

        In addition to its head office in Irvine, California, Blizzard Entertainment maintains offices in or around Austin, Texas; Paris, France; Cork, Ireland; Seoul, South Korea; Shanghai, China; and Taipei, Taiwan, to provide 24/7 game support to World of Warcraft players in their native language, to enhance online community management and to tailor marketing initiatives to specific regions.
  Sierra

        Sierra, headquartered in Los Angeles, California, is focused on the traditional PC, console and handheld game markets. Games are developed by internal and external studios. In order to acquire a prominent position in the console market, Sierra is focused on launching new original franchises, continuing to rejuvenate existing franchises, and improving its internal development capabilities to meet the standards for current and next generation technologies.

        Sierra operates four integrated internal studios which provide development capabilities across numerous genres for gamers worldwide: High Moon Studios (San Diego, California), a specialist in the development of third person action titles, such as the upcoming The Bourne Conspiracy game; Massive Entertainment (Malmö, Sweden), a developer in the real time strategy genre and creator of the recently released World in Conflict PC title; Radical Entertainment (Vancouver, B.C.), which focuses on creating open world games, including Scarface: The World is Yours; and Swordfish Studios (Birmingham and Manchester, England), which focuses on developing first person action titles.

        Sierra also provides services to the other operating divisions by handling global wholesale sales and operations. In North America, products are sold on a direct-to-retail basis to mass-market retailers, consumer electronics stores, discount warehouses, and game specialty stores. International activities are conducted through offices in the United Kingdom, Germany, France, Italy, Spain, the Netherlands, Sweden and Australia. Products are sold internationally on a direct-to-retail basis, through Sierra's wholly-owned subsidiaries and through third-party distributors.

  Sierra Online and Vivendi Games Mobile

        During 2006 Vivendi Games launched two new divisions to capture the opportunities arising from the growing casual game market. These divisions established their product portfolios either by: (a) leveraging existing intellectual properties from the Sierra controlled portfolio, (b) licensing properties from third parties or (c) creating new original intellectual properties. Games are mainly developed internally and, to a lesser extent, by third-party developers.

        Sierra Online, headquartered in Los Angeles, California is focused on short and mid-session casual games, mainly playable on dedicated console Internet networks such as Xbox Live Arcade from Microsoft or on the Internet. Games are developed by internal studios and external developers.

        Vivendi Games Mobile, headquartered close to Paris, France is focused on developing and distributing games playable on mobile phone handsets. Games are distributed by mobile phone carriers to the handsets of their respective mobile phone network subscribers on a pay-per-download or subscription basis, with Vivendi Games Mobile receiving a share of revenues from the carriers. Games are primarily distributed in North America, Europe and Australia.

Business Combination Agreement with Activision, Inc. ("Activision")

        On December 1, 2007, Vivendi signed a definitive business combination agreement with Activision to combine Vivendi Games with Activision. Under the terms of the agreement, a wholly owned subsidiary of Activision will be merged with and into Vivendi Games. In the merger, shares of Vivendi Games will be converted into 295.3 million new shares of Activision common stock. Concurrent with the merger, Vivendi will purchase 62.9 million newly issued shares of Activision common stock at a price of $27.50 per share for a total of $1.7 billion in cash. As a result of these transactions, Vivendi will own approximately 52.2% of the new combined entity, Activision Blizzard, on a fully diluted basis. This transaction is subject to the approval of Activision's stockholders, the satisfaction of customary closing conditions, the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (which waiting period expired on January 16, 2008) and the receipt of approval from the European Union merger control regulations (which approval was received on April 16, 2008). Upon closing, all pre-existing arrangements, other than licenses entered into the ordinary course of business with Vivendi or Vivendi's affiliates, will be terminated.

        All information included in this report reflects only Vivendi Games results, and does not reflect any impact of the proposed merger as described above.

Historical and Prospective Business Trends

        Vivendi Games anticipates that the global interactive entertainment market will continue to grow as a result of: (a) increased broadband penetration in all markets (including numerous emerging markets) making online gaming available to new large categories of consumers, (b) the continued growth in the installed base of console systems as the console transition matures and offers advanced capabilities at affordable prices, and (c) advances in handheld and mobile technologies, resulting in a variety of new and evolving platforms for on-the-go interactive entertainment that appeal to a broader demographic of consumers. Vivendi Games expects that its game offerings will be responsive to changes in consumer expectations towards more online and "community driven" game features while delivering increased quality by leveraging the potential of the next generation console and handheld systems and the expanding online features they offer.

  PC Online Market

        Vivendi Games believes the PC online market will remain a fast growing category throughout the world. The large and still increasing PC installed base in all regions and the continued development of broadband connectivity facilitate online games and community experiences while creating access to new potential customers. Blizzard Entertainment is particularly well positioned to capture business opportunities in this online space across all markets and to monetize them through recurring subscription-based revenue streams. Vivendi Games' management believes that online revenues will remain a major part of its business in the long term.

        Blizzard Entertainment plans to maintain and build upon its leadership position in the MMORPG genre by regularly providing new content and game features to further solidify the loyalty of its subscriber base, as well as to expand the global game footprint to new markets.

        World of Warcraft subscribers are defined as individuals who have paid a subscription fee or have an active prepaid card to play World of Warcraft, as well as those who have purchased the game and are within their free month of access. Internet game room players who have accessed the game over the last thirty days are also counted as subscribers. The above definition excludes all players under free promotional subscriptions, expired or canceled subscriptions, and expired prepaid cards. Subscribers in licensees' territories are defined along the same terms.

        World of Warcraft is the world's most popular game in the MMORPG category, as measured by the number of paying subscribers, and has established worldwide leadership in the category with more than 8 million subscribers at the end of 2006, more than 10 million subscribers at the end of 2007, and more than 10.7 million subscibers as of March 31, 2008. World of Warcraft is currently available in seven languages and is played in North America, Europe, China, Korea, Australia, New Zealand, Singapore, Malaysia, Thailand, Taiwan, Hong Kong and Macau. It is anticipated to reach new territories in 2008, with a Russian version recently announced and further expansion of the Spanish version into Spanish-speaking Latin America. Blizzard Entertainment has established in-game support services for players in multiple regions.

        In 2007, Blizzard Entertainment continued expanding its customer base in the subscription-based MMORPG market with the successful release of its expansion pack, World of Warcraft: The Burning Crusade (released in January 2007 in North America and Europe, February 2007 in South Korea, April 2007 in Taiwan and September 2007 in China). Additional content is expected to be provided in future years to bring new features and gaming experiences to the game's players, both through regular downloadable patches and through periodic larger expansion packs, such as the recently announced next expansion pack World of Warcraft: Wrath of the Lich King.

        Given the success of World of Warcraft in Asia, Blizzard Entertainment expects to be well positioned to capture the increasing consumer demand in this region. Blizzard Entertainment is among the few companies with video game franchises created and developed in the U.S. that have gained and retained success in Asia. Warcraft and StarCraft are strong brands in Asia and titles in those series have been among the most played games in the region for many years while also supporting a thriving professional gaming industry, particularly in South Korea. Also as World of Warcraft is a server-based game, only playable online, Blizzard Entertainment is one of the few companies that can target markets that have been dominated by piracy and be able to monetize former illegitimate players as well as expand in markets that have not been penetrated by consoles but offer a large PC installed base.

        Including World of Warcraft and its expansion pack, Blizzard Entertainment's track record includes four of the five top-selling PC games of all-time, with Warcraft, StarCraft and Diablo, which won multiple "Game of the Year" awards. Revenues generated by these key franchises and their iterations should also remain a growth driver for the future. Additionally, Blizzard Entertainment's free online gaming service, Battle.net, has been one of the largest multiplayer game networks in the world over the last ten years, with millions of players worldwide. The announced upcoming StarCraft II will be combined with an updated version of Battle.net and is expected to contribute significantly to Blizzard Entertainment's global organic growth.

  Console Market

        Similar to all other games publishers, Vivendi Games has been confronted with the challenges and opportunities presented by the console transition cycle to next generation console systems. Video game hardware systems, or consoles, have historically seen the introduction of new consoles every four to six years which causes the video game software market to be cyclical. Microsoft launched the Xbox 360 in November 2005, while Sony and Nintendo launched the Playstation 3 and the Wii, respectively, in November 2006.

        In response to the most recent console transition cycle, Vivendi Games' focus has been on building internal development capabilities and introducing new original franchises and licensed intellectual properties to the market. Over the last three years, Sierra has expanded its internal development capabilities through the acquisition of new development studios and upgrading existing development studios. These increased development capabilities enabled Sierra to begin releasing its first titles for the "next generation" consoles in late 2006 and to develop a number of successful new titles based upon original and licensed intellectual properties including the released titles Scarface: The World is Yours and F.E.A.R., as well as the upcoming release of The Bourne Conspiracy in 2008. Sierra also invested in rejuvenating existing franchises such as Crash Bandicoot and Spyro the Dragon. Recently, Vivendi Games released World in Conflict on PC, the game chosen as the Best Strategy Game of E3 2007, with the intent to also launch on console in the second half of 2008.

        In focusing on original intellectual property creation, creative in-house talent and popular entertainment licensing, and leveraging the capabilities of its internal development studios, management believes Sierra is well-positioned for growth across all platforms and improving both the game experience and the profitability over successive iterations of the franchises which have been created.

        The Xbox 360 online dimension provides a growth opportunity for Sierra Online. The games for Xbox Live Arcade, developed by Sierra Online, including Carcassonne, Assault Heroes, and 3D Ultra Minigolf Adventures, have gained a solid footprint in this market segment and are expected to be a potential source of future growth. These titles have also won the following awards or accolades: Assault Heroes was named IGN's Downloadable Game of the Year in 2007 and Switchball was named Team Xbox's Downloadable Game of E3. As the online features of the console evolve, Sierra Online intends to port these games to and create new games for the PS3, as well as creating PC downloadable versions.

  Handheld and Mobile Markets

        Advances in handheld and mobile technologies have resulted in a variety of new and evolving platforms for on-the-go interactive entertainment that appeal to a broader demographic of consumers. Vivendi Games established Vivendi Games Mobile, a dedicated mobile game division, to capitalize on the growth in mobile interactive entertainment downloadable games for cellular handsets. Vivendi Games Mobile creates and publishes games for the worldwide mobile market, including a wide range of action, strategy, casual and arcade games based on its own original intellectual property, entertainment licenses and classic Sierra games titles. Further capitalizing on the growth in the handheld market, Sierra develops and releases handheld versions of most of its titles on the Nintendo DS and the Sony PlayStation Portable.

  International Expansion

        Vivendi Games expects international sales to remain a fundamental growth driver of its business.

        As part of its international expansion strategy, Blizzard Entertainment intends to pursue the deployment of World of Warcraft into new languages and territories, leveraging its existing regional bases of service. Blizzard Entertainment's worldwide leadership position and successful footprint in Asia, through both direct operations and licenses, brings a competitive advantage which Blizzard Entertainment intends to leverage to support upcoming new titles, along with plans to pursue and solidify an increased direct presence in Asia.

        Given the nature of World of Warcraft as a server based game, Blizzard Entertainment has two key competitive advantages to international expansion. First, the PC installed base coupled with broadband connectivity is significant and rapidly increasing in all markets, especially in those international markets where neither the current generation nor next generation consoles have ever been successful. PC games can be played at home or in Internet game rooms at affordable prices. Secondly, online server based games have the potential to derive revenue from international markets that have historically been dominated by piracy, by converting players to legitimate paying customers and regaining the "grey market."

        Vivendi Games believes that in order to succeed internationally, it is important to develop content locally that is specifically directed toward local cultures and consumers. Accordingly, it plans to continue to devote resources to hiring local development talent and expanding its worldwide infrastructure.

  Management's Discussion of Prospective Business Trends and their Impacts on Projected 2008 Results of Operations

        The following forward-looking comments are prepared on a Vivendi Games standalone basis, without considering any potential impact of the proposed business combination with Activision (see the unaudited pro forma condensed combined financial information for possible impacts of the combination on the combined company's results of operations).

        As a result of the prospective business trends discussed above and expected performance of its 2008 release slate, Vivendi Games expects that in 2008 Blizzard Entertainment's World of Warcraft will continue to grow subscribers globally and represent the majority of its total net sales worldwide. It is also anticipated that Blizzard Entertainment will continue to increase its research and development costs in 2008, with development being focused on additional content for World of Warcraft and other Blizzard Entertainment franchises, including Starcraft II, with the expectation to launch the next expansion product for World of Warcraft, titled Wrath of the Lich King, in the second half of 2008. The direct operating margin for Blizzard Entertainment, as a percentage of net sales, is expected to remain consistent with 2007. At Sierra, management expects the 2008 release slate to be larger than that of 2007, with a greater proportion of revenues from new original and licensed intellectual properties and largely on console platforms. Accordingly, the related direct costs to manufacture and market these titles will increase in absolute dollars and as a percentage of net sales. Conversely in 2008 Vivendi Games anticipates it will benefit from a greater number of releases from Sierra's internal studios, where a large proportion of development costs have been expensed in prior years. Sierra also expects to continue to increase its investment in its internal studios, increasing its development capacity for the 2009 release year and beyond. In the Sierra Online and Vivendi Games Mobile divisions, management expects to continue to invest in these businesses, which, while expected to generate growth in revenues in 2008, will still represent in aggregate less than five percent of total Vivendi Games net sales. Management also expects general and administrative costs to increase modestly in absolute dollars in 2008 due primarily to the annualized impact of staffing additions in 2007, but to represent a lower percentage of net sales than in 2007.

Acquisitions, reorganization and restructuring activities

        There were no acquisitions of development studios during the three months ended March 31, 2008 or during the year 2007.

  2006

        During 2006, Vivendi Games launched two new divisions, which were spun off from Sierra: Vivendi Games Mobile and Sierra Online. Sierra Online expanded its specialized internal development capabilities through the acquisitions of the following development studios: Secret Lair in Seattle, Washington; Wanako in Santiago, Chile; and Studio Ch'in in Shanghai, China. Vivendi Games Mobile also expanded its dedicated development capabilities and acquired Centerscore in San Mateo, California. These studios develop interactive entertainment software products, games and related technologies. Total purchase consideration for these studios was approximately $25.4 million, all of which was paid in cash. Prior to these studio acquisitions, Vivendi Games had entered into development and licensing agreements with certain of these studios.

  2005

        In 2005, Sierra acquired three independent development studios which extended Vivendi Games' internal developmental capabilities, with each acquired studio positioned to develop titles for the next generation of consoles. In March 2005, Sierra completed the acquisition of Vancouver-based Radical Entertainment, the developer of The Incredible Hulk: Ultimate Destruction and The Simpsons: Hit & Run. In June 2005, Sierra acquired UK-based Swordfish Studios, named "Developer of the Year" in 2004 by The Independent Game Developers Association in the UK. In December 2005, Sierra purchased High Moon Studios, based in Carlsbad, California.

        In addition, in May 2005, Blizzard acquired Swingin' Ape Studios, which was subsequently merged into Blizzard Entertainment's operations.

        Total purchase consideration for these studios in 2005 was approximately $71.6 million, all of which was paid in cash. This amount includes additional consideration earned since the acquisition date. Prior to these studio acquisitions, Vivendi Games had entered into development and licensing agreements with certain of these studios.

Critical Accounting Policies and Estimates

        The policies discussed below are considered by management of Vivendi Games to be critical because they are not only important to the presentation of Vivendi Games' financial condition and results of operations, but also because application and interpretation of these policies requires both judgment and estimates of matters that are inherently uncertain and unknown. For a detailed discussion on the application of these and other accounting policies, please refer to Note 2 to the notes to Vivendi Games' consolidated financial statements included elsewhere in this proxy statement.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period, including but not limited to sales returns and price protection, the collectability of accounts receivable, the realizability of third party and internal capitalized software costs, valuation of deferred tax assets and the fair value of stock-based compensation. Actual results could differ from those estimates.

        All information presented and discussed in this report reflects only Vivendi Games results, and does not reflect any impact of the proposed merger as previously discussed.

  Revenue Recognition

Product Sales

        Vivendi Games recognizes revenue from the sale of its products upon the transfer of title and risk of loss to customers, net of estimated returns, price protection and other allowances. In addition, in order to recognize revenue for product sales, persuasive evidence of an arrangement must exist and collection of the related receivable must be probable. Revenue recognition also determines the timing of recognition of certain expenses. Where uncertainty about collectability exists, Vivendi Games defers revenue recognition until collectability of amounts owed is reasonably assured.

        Revenues related to the sale of World of Warcraft (a game that is playable through Blizzard Entertainment's servers on a subscription-only basis) boxed software are recognized in accordance with EITF No. 00-21, Accounting for Revenues Arrangements with Multiple Deliverables, and in accordance with Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements ("SAB No. 101"), as amended by SAB No. 104, Revenue Recognition ("SAB No. 104"). These revenues are separated into elements based on relative fair values. The element of revenues that relates to the included first month of free usage by the end user is deferred and recognized as product sales, over the one-month access period, beginning when the end user accesses the servers for the first time. The element of revenues and related costs that relates to the boxed software is deferred and recognized on a straight-line basis as product sales over the estimated average length of play, which is approximately ten months, beginning when the end user accesses the servers for the first time.

        The revenues from pay-per-downloads or subscriptions operated by third-party distributors for Sierra Online and Vivendi Games Mobile are recognized upon receiving appropriate revenue statements from each distributor. These revenues are included in product sales.

        With the exception of World of Warcraft, some of Vivendi Games' software products provide limited online features at no additional cost to the consumer. Generally, such features are considered to be incidental to the overall product offering and an inconsequential deliverable. Accordingly, Vivendi Games does not defer any revenue related to products containing these limited online features.

Subscription Revenues

        Subscription revenues are recognized in accordance with SAB No. 101, as amended by SAB No. 104. Subscription revenues are derived from World of Warcraft, a game that is playable through Blizzard Entertainment's servers on a subscription-only basis. After the first month of free usage that is included with the boxed software, the World of Warcraft end user may enter into a subscription agreement for additional access. Subscription revenues received are deferred and recognized as subscription revenues on a straight-line basis over the subscription period. Revenue from the sale of prepaid cards, sold through retail outlets and other stores, is deferred and recognized as subscription revenue on a straight-line basis beginning when the cards are first activated. Revenue from Internet games rooms in Asia is recognized upon usage of the time packages sold. Ancillary revenues associated with subscriptions are recorded within subscription revenues when services are complete.

Licensing Revenues

        Third-party licensees in China and Taiwan distribute and host Blizzard Entertainment's World of Warcraft game in their respective countries under a license agreement with Blizzard Entertainment. The licensees paid certain minimum, non-refundable, generally recoupable guaranteed royalties when initially entering into the licensing agreements. Upon receipt of the recoupable advances, Vivendi Games defers their recognition and recognizes the revenues in subsequent periods as these advances are recouped by the licensees. As the licensees pay additional royalties above and beyond those initially advanced, Vivendi Games recognizes these additional royalties as revenues based on activation of the underlying prepaid time by the end users.

Other Revenues

        Other revenues primarily include ancillary sales of non-software related products. It includes licensing activity of intellectual property other than software (such as characters) to third- parties. Revenue is recorded upon receipt of licensee statements, or upon the receipt of cash, provided the license period has begun.

  Accounts Receivable, Sales Returns, Price Protection and Other Reserves

        Accounts receivable consist principally of amounts owed by distributors, retail and mass marketing chains, software specialty retail chains and computer superstores.

        Vivendi Games may permit product returns from, or grant price protection to, Vivendi Games' customers under certain conditions. In general, price protection refers to the circumstances when Vivendi Games elects to decrease the wholesale price of a product by a certain amount and, when granted and applicable, allows customers a credit against amounts owed by such customers with respect to open and/or future invoices. Vivendi Games has provided for the estimated amounts of returns and price-protection deductions to be taken by customers as a reduction to product sales and is included within accrued liabilities.

        The conditions Vivendi Games' customers must meet to be granted the right to return products or price protection are, among other things, compliance with applicable payment terms, and consistent delivery of inventory and sell-through reports. Vivendi Games may also consider other factors, including the facilitation of slow-moving inventory and other market factors. Management must make estimates of potential future product returns and price protection related to current period product revenue. Vivendi Games estimates the amount of future returns and price protection for current period product revenue utilizing historical experience and information regarding inventory levels and the demand and acceptance of its products by the end consumer.

        The following factors are used to estimate the amount of future returns and price protection for a particular title: historical performance of titles in similar genres; historical performance of the hardware platform; historical performance of the brand; console hardware life cycle; Vivendi Games' sales force and retail customer feedback; industry pricing; weeks of on-hand retail channel inventory; absolute quantity of on-hand retail channel inventory; warehouse on-hand inventory levels; the title's recent sell-through history (if available); marketing trade programs; and competing titles. The relative importance of these factors varies among titles depending upon, among other items, genre, platform, seasonality, and sales strategy. Significant management judgments and estimates must be made and used in connection with establishing the accrual for sales returns and price protection in any accounting period.

        Based upon historical experience, Vivendi Games believes the estimates are reasonable. However, actual returns and price protection could vary materially from accrual estimates due to a number of reasons including, among others, a lack of consumer acceptance of a title, the release in the same period of a similarly themed title by a competitor, or technological obsolescence due to the emergence of new hardware platforms. Material differences may result in the amount and timing of revenue for any period if factors or market conditions change or if management makes different judgments or utilizes different estimates in determining the accrual for sales returns and price protection. For example, a 1% increase in the March 31, 2008 and the December 31, 2007 accruals for sales returns and price protection would reduce net sales for the three and twelve month periods by $0.5 million and $0.6 million, respectively.

        In addition, Vivendi Games also provides co-operative advertising concessions, marketing development funds, volume discounts and front-end rebates to certain customers. These reserves are presented as a reduction to accounts receivable and were determined based on historical experience, budgeted customer allowances and existing commitments to customers. The ultimate amount of these deductions taken by customers could differ from Vivendi Games' estimates and the difference could be material.

        Vivendi Games extends credit to various companies in the retail and mass merchandising industry, and management has provided for the estimated accounts receivable that will remain uncollected. These estimates were based on an analysis of historical bad debts, customer concentrations, customer creditworthiness, current economic trends and customers' payment terms and their economic condition. Collection of trade receivables may be affected by changes in any of these criteria as well as economic or other industry conditions and may, accordingly, impact Vivendi Games' overall credit risk.

  Capitalized Software Development Costs

        Capitalized software development costs represent costs incurred in connection with the internal development of products. Vivendi Games accounts for capitalized software development costs in accordance with Statement of Financial Accounting Standard ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Software development costs are capitalized once the technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility is evaluated on a product-by-product basis. Prior to a product's release, Vivendi Games expenses capitalized costs when it believes such amounts are not recoverable. Capitalized costs for those products that are cancelled or abandoned are charged to research and development expense in the period of cancellation. Amounts related to software development which are not capitalized are charged immediately to research and development expense. For many of the Vivendi Games' internal development projects, technological feasibility has been determined to be achieved late in the development cycle. As a result, most software development costs are expensed as research and development costs, and not capitalized.

        Capitalized software development costs are classified as current based upon the expected 2008 release dates of the associated software titles. Capitalized software development costs are amortized on a product-by-product basis generally over a four-month period which commences in the month that the product is released, with a majority of the expense being recognized in the first month. Capitalized software costs related to the initial development of World of Warcraft were amortized straight-line over a ten-month period commencing on its first launch in November 2004.

  Royalties and License Agreements

        Royalties and license agreements consist primarily of prepayments made to independent software developers under development arrangements that have alternative future uses or are based on existing, proven game engine technology and prepaid royalties and license fees paid to intellectual property rights holders for use of their trademarks, copyrights, software, or other intellectual property or proprietary rights in the development of Vivendi Games products. Depending upon the agreement with the rights holder, Vivendi Games may obtain the rights to use acquired intellectual property in multiple products over multiple years, or alternatively, for a single product. Royalties and license agreements are generally expensed to cost of sales based on contractual rates applied to actual net product sales. Royalties and license agreements are classified as current and non-current assets based upon the expected release date of the associated software titles.

        Capitalized royalties and license costs are reviewed by Vivendi Games quarterly for recoverability. The recoverability of capitalized royalties and license costs are evaluated based on the expected performance of the specific products to which the costs relate. Criteria used to evaluate expected product performance include: historical performance of comparable products using comparable technology; orders for the product prior to its release; and estimated performance of a sequel product based on the performance of the product on which the sequel is based.

        Any capitalized royalties and license costs not considered recoverable are either written off or impaired to net realizable value. Such costs are written off, as a component of research and development costs, if titles are canceled prior to completion due to failure to meet Vivendi Games' desired quality specifications. Impairments are taken on capitalized royalties and license costs for games to be released in future periods which are not considered recoverable. Such impairments are recorded either as a component of research and development costs in the period of the change in estimate for titles to be released in future years, or as a component of cost of sales for titles to be released later within the current year. Certain license agreements deemed to be "at risk" for full recoverability are amortized on a straight line basis over the term of the license.

        Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized costs. In evaluating the recoverability of capitalized costs, the assessment of expected product performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual product sales are less than and/or revised forecasted or actual costs are greater than the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge.

  Income Taxes

        Vivendi Games' income taxes are presented as if it were a stand-alone taxpayer even though Vivendi Games' operating results are included in the consolidated federal, and certain foreign, and state and local income tax returns of Vivendi or Vivendi's subsidiaries. Vivendi manages its tax position for the benefit of the entire portfolio of its businesses, and as such, the calculation of Vivendi Games'

tax provision and related tax accounts herein may differ from those of Vivendi, and in addition, are not necessarily reflective of tax strategies Vivendi Games may have utilized if on a stand-alone basis.

        Income taxes are accounted in accordance with SFAS No. 109, Accounting for Income Taxes ("SFAS No. 109"). Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

        Further, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        In accordance with Accounting Principles Board Opinions ("APB") No. 23, Accounting for Income Taxes—Special Areas, Vivendi Games has not provided for U.S. income taxes on undistributed earnings of its foreign subsidiaries since it is management's intention that undistributed earnings will be indefinitely reinvested in the foreign operations. Amounts at any period-end presented were not significant.

        On January 1, 2007, Vivendi Games adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting for the uncertainty in recognizing income taxes in an organization in accordance with SFAS No. 109 by providing detailed guidance for financial statement recognition, measurement and disclosure involving uncertain tax positions. FIN 48 requires an uncertain tax position to meet a more-likely-than-not recognition threshold at the effective date to be recognized both upon the adoption of FIN 48 and in subsequent periods. The adoption did not have a material effect on the consolidated financial statements.

        Vivendi Games recognizes penalties related to income tax matters as part of the provision for income taxes and interest is included within interest expense. Amounts recorded in periods presented are immaterial.

  Stock-Based Compensation

        Vivendi adopted several stock-based award programs, and Blizzard has adopted an equity compensation plan, under which options and other instruments may be granted to employees of Vivendi Games.

        Prior to 2005, Vivendi Games accounted for stock-based employee compensation arrangements in accordance with APB No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations, and complied with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Under APB No. 25, compensation expense is calculated as the difference between the fair value of the underlying Vivendi stock at the grant date and the strike price.

        On January 1, 2005, Vivendi Games adopted SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123(R)"), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS No. 123(R) supersedes Vivendi Games' previous accounting under APB No. 25. Vivendi Games elected to adopt SFAS No. 123(R) as of January 1, 2005, using the modified prospective method. As a result, Vivendi Games' consolidated financial statements as of and for all periods presented reflect the impact of SFAS No. 123(R).

        SFAS No. 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant, and re-measure the fair value of liability awards at each reporting period, using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in Vivendi Games' consolidated statements of operations.

        Stock-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Prior to 2007, Vivendi Games generally attributed the value of stock-based compensation to expense using the accelerated multi-tranche method. Beginning in 2007, Vivendi Games' employees have been granted awards which cliff vest at the end of a three-year vesting period. Stock-based compensation expense relating to these awards is recognized on a straight-line basis over the vesting period.

        Restricted stock grants from Vivendi (including restricted stock units) are generally attributed to expense using the straight-line method. However, awards granted under the Blizzard equity plan (see Note 8 to the Notes to consolidated financial statements included elsewhere is this proxy statement) are attributed to expense using the accelerated multi-tranche method, as they are subject to graded vesting.

        Vivendi Games estimates the fair value of stock-based awards granted using a binomial option-pricing model. For purposes of determining the expected term and in the absence of historical data relating to stock options exercises, Vivendi Games applies a simplified approach: the expected term of equity-settled instruments granted is presumed to be the mid-point between the vesting date and the end of the contractual term. For cash-settled instruments, the expected term applied is equal to:

  •
  for rights that can be exercised, one-half of the residual contractual term of the instrument at the reporting date; and

  •
  for rights that cannot be exercised yet, the average of the residual vesting period and the residual contractual term of the instrument at the reporting date.

        For stock-based awards in Vivendi stock, the computed volatility corresponds to the average of Vivendi's three-year historical volatility and its implied volatility, which is determined with Vivendi's put and call options traded on the Marché des Options Négociables de Paris with a maturity of six months or more.

        For the Blizzard equity plan, the expense recognized is based on the elapsed portion of each vesting tranche and the estimated value of Blizzard Entertainment shares at each quarter end. No forfeitures are anticipated based on recent and projected turnover rates of the beneficiaries.

Impact of Recently Issued Accounting Pronouncements

        In September 2006, the FASB issued Statement No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 was effective for fiscal years beginning after November 15, 2007. Subsequently, the FASB decided to provide a one year deferral for the implementation of SFAS No. 157 solely for non-financial assets and non-financial liabilities, except those non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually). Due to the deferral of the effective date to January 1, 2009 for Vivendi Games' non-financial assets and non-financial liabilities, the adoption of SFAS No. 157 had no impact on the consolidated financial statements of Vivendi Games as its financial assets and financial liabilities consist primarily of cash and cash equivalents. Vivendi Games does not expect that the adoption of the provisions of SFAS No. 157 to its non-financial assets and non-financial liabilities in 2009 will have a material effect on its financial position or results of operations.

        In September 2006, the SEC issued SAB No. 108, Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB No. 108"). SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB No. 108 requires the use of both the "iron curtain" and "rollover" approach in quantifying the materiality of misstatements. SAB No. 108 also discusses the implications of misstatements uncovered upon the application of SAB No. 108 in situations when a registrant has historically been using either the iron curtain approach or the rollover approach. SAB No. 108 was effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 had no impact on the financial position or results of operations of Vivendi Games.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The provisions of SFAS No. 159 are effective for financial statements issued for fiscal years beginning after November 15, 2007. Vivendi Games adopted SFAS No. 159 on January 1, 2008 and did not elect to use the fair value option or re-measure any of its assets or liabilities.

        In June 2007, the FASB ratified the Emerging Issues Task Force's ("EITF") consensus conclusion on EITF No. 07-03, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development. EITF No. 07-03 addresses the diversity which exists with respect to the accounting for the non-refundable portion of a payment made by a research and development entity for future research and development activities. Under this conclusion, an entity is required to defer and capitalize non-refundable advance payments made for research and development activities until the related goods are delivered or the related services are performed. EITF No. 07-03 is effective for interim or annual reporting periods in fiscal years beginning after December 15, 2007 and requires prospective application for new contracts entered into after the effective date. The adoption of EITF No. 07-03 had no material impact on the consolidated financial statements of Vivendi Games.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations ("SFAS No. 141(R)"). This statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquiror to disclose the nature and financial effect of the business combination. Also in December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements ("SFAS No. 160"). This statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 141(R) and SFAS No. 160 are required to be adopted simultaneously and are effective for the first annual reporting periods beginning on or after December 15, 2008 with earlier adoption being prohibited. Vivendi Games expects the adoption of SFAS No. 141(R) and SFAS No. 160 to have an impact on the consolidated financial statements when effective, but the nature and magnitude of the specific effects depend on the nature, terms and size of the acquisitions consummated, if any, after the effective date. Therefore, Vivendi Games is still assessing the impact of this standard on its future consolidated financial statements.

        In March 2008, the FASB issued Statement No. 161, Disclosures about Derivatives Instruments and Hedging Activities—an amendment of FASB Statement No. 133 ("SFAS No. 161"). SFAS No. 161 changes the disclosures requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. The guidance in SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. Vivendi Games does not expect the adoption of SFAS No. 161 to have a material impact on its disclosures.

Selected Consolidated Statements of Operations Data for the Three Months Ended March 31, 2008 and 2007

        The table below presents Vivendi Games' selected unaudited consolidated statements of operations data the three months ended March 31, 2008 and 2007. The information below should be read in conjunction with Vivendi Games' consolidated financial statements and the notes thereto, included elsewhere in this proxy statement.

	Three Months Ended March 31,
	2008		2007
	(unaudited) (in thousands, except percentages)
Net sales	$323,054		$384,748
Cost of sales (excluding depreciation and amortization)	92,811		84,647
Sales and marketing	27,278		30,584
Research and development	102,716		81,380
General and administrative	19,978		33,803
Amortization of capitalized software development costs	925		5,662
Depreciation expense and amortization of other intangibles	16,046		13,522
Restructuring costs	15		(1,619)

Total operating expenses	259,769		247,979

Operating income	63,285		136,769

Other expenses (income):
Interest, net (from) to Vivendi	(2,021)		2,626
Interest, net	(507)		(329)
Foreign currency exchange loss (gain)	1,778		1,653
Other, net	(97)		669

Total other expenses (income)	(847)		4,619

Income before income taxes	64,132		132,150
Provision for income taxes on a stand-alone basis	21,884		13,215

Net income	$42,248		$118,935

Net sales by category:
Product sales, net of returns and allowances	$67,682	21%	$190,272	49%
Subscription revenues	236,997	73	181,276	47
Licensing revenues	16,737	5	10,656	3
Other revenues	1,638	1	2,544	1

	$323,054	100%	$384,748	100%

Net sales by geographical area:
North America	$144,285	45%	$193,062	50%
Europe	134,040	41	152,364	40
Asia Pacific	44,729	14	39,322	10

	$323,054	100%	$384,748	100%

Net sales by platform:
MMOG	$273,334	85%	$348,626	90%
PC	9,418	3	7,942	2
Console	32,807	10	21,776	6
Online, mobile and other	7,495	2	6,404	2

	$323,054	100%	$384,748	100%

Net sales by segment:
Blizzard Entertainment	$280,888	87%	$358,435	93%
Sierra and other	42,166	13	26,313	7

	$323,054	100%	$384,748	100%

Direct operating margin by segment:
Blizzard Entertainment	$135,248		$195,559
Sierra and other	(62,017)		(34,421)

Direct operating margin	73,231		161,138
Unallocated group costs	(9,946)		(24,369)

	$63,285		$136,769

Highest revenue titles for the Three Months ended March 31, 2008 and 2007

Three Months Ended March 31,
	2008	2007
Highest revenue titles	• World of Warcraft	• World of Warcraft
	• Spiderwick	• World of Warcraft: The Burning Crusade
	• World of Warcraft: The Burning Crusade	• F.E.A.R.
	• Crash of the Titans	• Eragon
	• Timeshift	• M.A.C.H
	• Crash Racing	• Crash Racing
	• Spyro: The Eternal Night	• Warcraft III

  Comparison of Three Months Ended March 31, 2008 to Three Months Ended March 31, 2007

Net Sales

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Product sales, net of returns and allowances	$67,682	21%	$190,272	49%	$(122,590)	(64)%
Subscription revenues	236,997	73	181,276	47	55,721	31%
Licensing revenues	16,737	5	10,656	3	6,081	57%
Other revenues	1,638	1	2,544	1	(906)	(36)%

Net sales	$323,054	100%	$384,748	100%	$(61,694)	(16)%

        For the first quarter of 2008, Vivendi Games' net sales of $323.1 million were $61.7 million, or 16% below the same period last year (excluding the impact of changes in foreign currency rates, sales would have decreased by 20%). As Vivendi Games anticipated, overall net sales decreased, despite 31% growth in subscription revenues, as increased subscription revenues were not sufficient to offset the decrease in net product sales compared to the first quarter of 2007, which was impacted by the successful January 2007 release of World of Warcraft: The Burning Crusade, Blizzard Entertainment's first expansion set for its subscription-based, massively multiplayer online role-playing game World of Warcraft. The second expansion, Wrath of the Lich King, is anticipated to be released in the second half of 2008. The subscriber base and related subscription revenue for World of Warcraft has grown solidly over the last year, adding 2 million incremental subscribers as compared to March 31, 2007, from more than 8.7 million at March 31, 2007 to more than 10.7 million at March 31, 2008 and with approximately 0.7 million new players added in the first quarter of 2008 (with approximately 0.2 million in North America, 0.1 million in Europe and 0.4 million in Asia Pacific).

        Net product sales in the first three months of 2008 included primarily "boxed" sales of World of Warcraft and World of Warcraft: The Burning Crusade, as well as sales from the new release Spiderwick. In the first quarter of 2007, net product sales included the successful retail launch impact of World of Warcraft: The Burning Crusade, as well as the World of Warcraft base box and Sierra backlist titles.

        Vivendi Games expects World of Warcraft to account for the majority of Vivendi Games total net sales throughout the remainder of 2008.

Net Sales by Territory

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
North America	$144,285	45%	$193,062	50%	$(48,777)	(25)%
Europe	134,040	41	152,364	40	(18,324)	(12)%
Asia Pacific	44,729	14	39,322	10	5,407	14%

Net sales	$323,054	100%	$384,748	100%	$(61,694)	(16)%

        Net sales in North America in the first three months of 2008 was $48.8 million lower than the comparable period in 2007, while in Europe net sales decreased in the first three months of 2008 by $18.3 million versus the comparable period in 2007. As Vivendi Games anticipated, growth in World of Warcraft subscription revenues was not sufficient to offset the decrease in net product sales compared to the first quarter of 2007, which was impacted by the successful January 2007 release of World of Warcraft: The Burning Crusade, Blizzard Entertainment's first expansion set for its subscription-based, massively multiplayer online role-playing game World of Warcraft. The second expansion, Wrath of the Lich King, is anticipated to be released in the second half of 2008.

        In Asia, due to the different business model of World of Warcraft, net sales increased in the first three months of 2008 by $5.4 million versus the comparable period in 2007. This increase was due primarily to higher performance of World of Warcraft subscription revenues related to subscriber increases following the launch of World of Warcraft: The Burning Crusade, which launched in successive release dates across the first nine months of 2007 in South Korea, Taiwan and China.

Net Sales by Platform

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
MMOG	$273,334	85%	$348,626	90%	$(75,292)	(22)%
PC	9,418	3	7,942	2	1,476	19%
Console	32,807	10	21,776	6	11,031	51%
Online, mobile and other	7,495	2	6,404	2	1,091	17%

Net sales	$323,054	100%	$384,748	100%	$(61,694)	(16)%

        Net revenues from sales on the MMOG platform decreased 22% from $348.6 million and 90% of net sales for the three months ended March 31, 2007 to $273.3 million and 85% of net sales for the three months ended March 31, 2008. As Vivendi Games anticipated, growth in World of Warcraft subscription revenues was not sufficient to offset the decrease in net product sales compared to the first quarter of 2007, which was impacted by the successful January 2007 release of World of Warcraft: The Burning Crusade, Blizzard Entertainment's first expansion set for its subscription-based, massively multiplayer online role-playing game World of Warcraft. The second expansion, Wrath of the Lich King, is anticipated to be released in the second half of 2008.

        Net revenues from sales on the PC platform increased 19% from $7.9 million and 2% of net sales for the three months ended March 31, 2007 to $9.4 million and 3% of net sales for the three months ended March 31, 2008. The increase in absolute dollars was due to sales of Spiderwick, World in

Conflict and Blizzard Entertainment's backlist in 2008, versus F.E.A.R., Joint Task Force and Blizzard Entertainment's backlist in 2007.

        Net revenues from sales on console platforms increased 51% from $21.8 million and 6% of net sales for the three months ended March 31, 2007 to $32.8 million and 10% of net sales for the three months ended March 31, 2008. The increase in absolute dollars and as a percentage of net sales was due to sales of Spiderwick and Timeshift in 2008, versus primarily backlist sales in 2007.

        Net revenues from sales generated on the online, mobile and other platforms increased 17% from $6.4 million and 2% of net sales for the three months ended March 31, 2007 to $7.5 million and 2% of net sales for the three months ended March 31, 2008. The increase in absolute dollars was due to the continued growth and larger product slate of Sierra Online and Vivendi Games Mobile.

Cost of Sales (excluding depreciation and amortization)

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Cost of sales (excluding depreciation and amortization)	$92,811	29%	$84,647	22%	$8,164	10%

        Cost of sales includes direct operating costs associated with supporting and servicing World of Warcraft players, royalties to external developers and licensors and the traditional manufacturing costs of "retail box" PC and console products. For the first three months of 2008, cost of sales amounted to $92.8 million compared to $84.6 million for the same period in 2007. This increase of $8.2 million, or 10%, was due primarily to higher royalties expenses for released titles as well as pre-release impairments on certain titles to be launched in the remainder of 2008 ($5.6 million and $0 in 2008 and 2007, respectively for such impairments), partially offset by lower customer service costs for World of Warcraft resulting from cost efficiencies implemented over the last year.

        Cost of sales as a percentage of net sales increased by 7 percentage points due to a decrease in the higher margin revenues generated from boxed product sales within the MMOG platform and higher revenues from console products, as well as accelerated royalties expenses for external development on certain 2008 releases.

Sales and Marketing

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Sales and marketing	$27,278	8%	$30,584	8%	$(3,306)	(11)%

        For the first three months of 2008, sales and marketing expenses were $27.3 million representing a $3.3 million, or 11%, decrease compared to $30.6 million for the same period in 2007. Sales and marketing expenses in the first three months of 2008 mainly included advertising expenses as well as indirect costs and charges related to sales. In 2007, a significant portion of marketing costs related to investments to market and promote the launch of World of Warcraft: The Burning Crusade; in 2008, these costs included a more standard level of initiatives designed primarily to recruit and retain subscribers.

Research and Development

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Research and development	$102,716	32%	$81,380	21%	$21,336	26%

        Research and development costs were $102.7 million for the first three months of 2008 compared to $81.4 million for the same period in 2007. This $21.3 million, or 26%, increase was primarily due to (a) increased headcount at Sierra's internal studios focused on the development of new titles to be released in 2008 and beyond and (b) the development of the Sierra Online and Vivendi Games Mobile product pipelines.

        Research and development costs also included expenses related to write-offs of canceled titles and/or impairments of titles to be released in future years of $2.4 million and $1.2 million for the first three months of 2008 and 2007, respectively.

General and Administrative

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
General and administrative	$19,978	6%	$33,803	9%	$(13,825)	(41)%

        For the first three months of 2008, general and administrative expenses decreased by $13.8 million, or 41%, due mainly to a benefit for stock-based compensation resulting from a lower fair value for the cash-settled awards based on the Vivendi stock price, as well as lower expenses related to incentive plans, salary and benefits costs as compared to the same period in 2007. As a percentage of net sales, general and administrative expenses decreased by 3 percentage points due to a combination of the benefit for stock-based compensation and ongoing cost controls.

Amortization of Capitalized Software Development Costs

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Amortization of capitalized software development costs	$925	0%	$5,662	1%	$(4,737)	(84)%

        Amortization of capitalized software development costs amounted to $0.9 million in the first three months of 2008, compared to $5.7 million for the same period in 2007, representing a $4.8 million, or 84%, decrease. This decrease relates primarily to the 2007 amortization of capitalized development costs related to World of Warcraft: The Burning Crusade expansion pack, compared to a lower amortization in 2008 relating primarily to Spiderwick.

Depreciation Expense and Amortization of Other Intangibles

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Depreciation expense and amortization of other intangibles	$16,046	5%	$13,522	4%	$2,524	19%

        Depreciation expense and amortization of other intangibles was $16 million for the first three months of 2008 compared to $13.5 million for the same period in 2006, representing a $2.5 million, or 19%, increase. This increase is due primarily to higher depreciation expense resulting from the 2007 phased acquisition of additional servers to support the increase in subscribers and additional server capacity requirements resulting from the release of World of Warcraft: The Burning Crusade.

Restructuring Costs

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Restructuring costs	$15	0%	$(1,619)	0%	$1,634	n/a

        Restructuring costs were insignificant for the first three months of 2008, compared to a benefit of $1.6 million for the same period in 2007. During the first three months of 2007, certain lease obligations previously accrued as restructuring costs have been reduced due to successful sublease arrangements.

Operating Income

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Operating income	$63,285	20%	$136,769	36%	$(73,484)	(54)%

        Vivendi Games operating income of $63.3 million in the first three months of 2008 was 54% lower than its operating income of $136.8 million in the first three months of the prior year. As Vivendi Games anticipated, the operating income impact from growth in the World of Warcraft global subscribers base could not offset the decrease related to the successful 2007 release of World of Warcraft: The Burning Crusade, Blizzard Entertainment's first expansion set for its subscription-based, massively multiplayer online role-playing game World of Warcraft. The operating income in 2008 was also impacted by increased investment in internal product development capabilities within Sierra, partially offset by a benefit in stock-based compensation.

Interest (Income) Expense

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Interest, net (from) to Vivendi	$(2,021)	1%	$2,626	1%	$(4,647)	n/a
Interest, net	(507)	0	(329)	0	(178)	54%

Interest (income) expense	$(2,528)	1%	$2,297	1%	$(4,825)	n/a

        Vivendi provides Vivendi Games access to a centralized cash management pool from which Vivendi Games borrows and lends on a daily basis at market rates. Interest, net (from) to Vivendi for the first three months of 2008 was income of $2.0 million compared to expense of $2.6 million net for the same period in 2007, a change of $4.6 million. This change is due to the net payable to Vivendi becoming a receivable as funds were transferred to Vivendi during 2007 and the first quarter of 2008. This is the result of excess funds generated from earnings in 2007 and 2008.

Provision for Income Taxes on a Stand-alone Basis

	Three Months Ended March 31, 2008	% of Pretax Income	Three Months Ended March 31, 2007	% of Pretax Income	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Provision for income taxes on a stand-alone basis	$21,884	34%	$13,215	10%	$8,669	66%

        For the first three months of 2008, the provision for income taxes on a standalone basis was $21.9 million compared to a provision of $13.2 million for the same period in 2007. In the first three months of 2008, the income tax expense of $21.9 million reflects Vivendi Games's effective tax rate for the quarter of approximately 34.1%. In the first three months of 2007, the income tax expense of $13.2 million reflects an effective tax rate of 10%, which differs from the effective tax rate benefit of 17% for the year ended December 31, 2007. The primary reasons for the difference between the March 31, 2007 and the 2007 annual effective tax rates are (i) the recognition of research and development tax credits in the fourth quarter of 2007 after completion by Vivendi Games of its research and development tax credit study, and (ii) the release of additional valuation allowance on the Vivendi Games deferred tax assets and net operating losses surrendered to Vivendi when compared to those estimated at March 31, 2007, as a result of meeting the more likely than not recognition criteria in the fourth quarter of 2007. The estimated annual effective tax rate used for the quarter ended March 31, 2008 is different from the annual rate benefit in 2007, because 2007 had the benefit of the 2000 through 2007 research and development tax credits recognized and valuation allowance release as discussed above.

Net Income

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Net income	$42,248	13%	$118,935	31%	$(76,687)	(65)%

        For the first three months of 2008, net income was $42.2 million compared to $118.9 million for the same period in 2007, representing a decrease in net income of $76.7 million or 65%. The decrease in net sales of $61.7 million, or 16% was the primary driver of the $76.7 million decrease in net income. The decrease also results from an $8.7 million increase in the tax expense.

Net Sales by Segment

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Blizzard Entertainment	$280,888	87%	$358,435	93%	$(77,547)	(22)%
Sierra and other	42,166	13	26,313	7	15,853	60%

Net sales	$323,054	100%	$384,748	100%	$(61,694)	(16)%

        Blizzard Entertainment's net sales of $280.9 million in the first three months of 2008 were 22% lower than its net sales of $358.4 million in the first three months of 2007. As Vivendi Games anticipated, 31% growth in World of Warcraft subscription revenues was not sufficient to offset the decrease in net product sales compared to the first quarter of 2007, which was impacted by the successful January 2007 release of World of Warcraft: The Burning Crusade, Blizzard Entertainment's first expansion set for its subscription-based, massively multiplayer online role-playing game World of Warcraft. The second expansion, Wrath of the Lich King, is anticipated to be released in the second half of 2008.

        Sierra and other net sales of $42.2 million in the first three months of 2008 were 60% higher than its net sales of $26.3 million in the first three months of 2007. The increase was driven primarily by sales of the new release Spiderwick in 2008, versus 2007 which included primarily sales of backlist titles.

Direct Operating Margin by Segment

	Three Months Ended March 31, 2008	% of Net sales	Three Months Ended March 31, 2007	% of Net sales	Increase (Decrease)	% change
	(unaudited) (in thousands, except percentages)
Blizzard Entertainment	$135,248	42%	$195,559	51%	$(60,311)	(31)%
Sierra and other	(62,017)	(19)	(34,421)	(9)	(27,596)	80%

Direct operating margin	73,231	23	161,138	42	(87,907)	(55)%
Unallocated group costs(1)	(9,946)	(3)	(24,369)	(6)	14,423	(59)%

Operating income	$63,285	20%	$136,769	36%	$(73,484)	(54)%

(1)
See note 13 to the Vivendi Games consolidated financial statements included elsewhere in this proxy statement for an explanation of these costs.

        Blizzard Entertainment's direct operating margin of $135.2 million in the first three months of 2008 was 31% lower than its direct operating margin of $195.6 million in the first three months of 2007. The decrease was primarily driven by the impact of the reduced sales from higher margin boxed product sales, coupled with increased research and development expenses on additional content for World of Warcraft and development of the future release slate in Blizzard's other PC franchises.

        Sierra and other direct operating loss of $62.0 million in the first three months of 2008 was 80% higher than its direct operating loss of $34.4 million in the first three months of 2007. The increased loss was driven by continued investment in Sierra's internal studios and future product portfolio and accelerated royalties expenses or impairment charges on the 2008 release slate, partially offset by slightly higher net sales.

Selected Consolidated Statements of Operations Data for the Years Ended December 31, 2007, 2006 and 2005

        The table below presents Vivendi Games' selected consolidated statements of operations data for each of the years ended December 31, 2007, 2006 and 2005. The information below should be read in conjunction with Vivendi Games' consolidated financial statements and the notes thereto, included elsewhere in this proxy statement.

	Years Ended December 31,
	2007		2006		2005
	(In thousands, except percentages)
Net sales	$1,395,418		$1,017,656		$780,325

Cost of sales (excluding depreciation and amortization)	387,786		321,349		304,028
Sales and marketing	175,582		149,865		140,745
Research and development	384,806		246,527		157,087
General and administrative	154,715		126,003		73,025
Amortization of capitalized software development costs	10,239		8,088		17,897
Depreciation expense and amortization of other intangibles	62,733		39,000		43,774
Restructuring costs	(864)		4,383		1,700

Total operating expenses	1,174,997		895,215		738,256

Operating income (loss)	220,421		122,441		42,069

Other expenses (income):
Interest, net (from) to Vivendi	2,960		18,100		14,512
Interest, net	(1,008)		(813)		587
Foreign currency exchange loss/(gain)	2,250		(1,751)		(1,176)
Other, net	874		871		(5,230)

Total other expenses	5,076		16,407		8,693

Income from continuing operations before income taxes	215,345		106,034		33,376
Benefit for income taxes on a stand-alone basis	(36,353)		(33,246)		(11,754)

Net income	$251,698		$139,280		$45,130

Net sales by category:
Product sales, net of returns and allowances	$538,518	38%	$469,034	46%	$483,839	62%
Subscription revenues	795,621	57%	502,326	49%	270,174	35%
Licensing revenues	50,406	4%	42,278	4%	18,806	2%
Other revenues	10,873	2%	4,018	1%	7,506	1%

	$1,395,418	100%	$1,017,656	100%	$780,325	100%

Net sales by geographical area:
North America	$660,947	47%	$522,633	52%	$419,862	54%
Europe	567,960	41%	359,552	35%	247,273	32%
Asia Pacific	166,511	12%	135,471	13%	113,190	14%

	$1,395,418	100%	$1,017,656	100%	$780,325	100%

Net sales by platform:
MMOG	$1,070,967	77%	$620,850	61%	$370,486	48%
PC	75,476	5%	77,432	8%	136,129	17%
Console	220,091	16%	314,246	31%	268,502	34%
Online, mobile and other	28,885	2%	5,128	0%	5,208	1%

	$1,395,418	100%	$1,017,656	100%	$780,325	100%

Net sales by segment:
Blizzard	$1,113,379	80%	$654,216	64%	$401,683	51%
Sierra and other	282,039	20%	363,440	36%	378,642	49%

	$1,395,418	100%	$1,017,656	100%	$780,325	100%

Direct operating margin by segment:
Blizzard	$451,975		$316,811		$175,978
Sierra and other	(112,125)		(69,006)		(28,767)

Direct operating margin	339,850		247,805		147,211
Unallocated group costs	(119,429)		(125,364)		(105,142)

	$220,421		$122,441		$42,069

Highest revenue titles for the Years Ended December 31, 2007, 2006 and 2005

Years Ended December 31,
	2007	2006	2005
Highest revenue titles	• World of Warcraft	• World of Warcraft	• World of Warcraft
	• World of Warcraft: The Burning Crusade	• Scarface	• 50 Cent: Bulletproof
	• Crash of the Titans	• Ice Age 2	• Crash Tag Team Racing
	• Spyro: The Eternal Night	• Eragon	• Robots
	• F.E.A.R.	• The Legend of Spyro	• F.E.A.R.
	• Timeshift	• F.E.A.R.	• Hulk II
	• World in Conflict	• 50 Cent: Bulletproof

  Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2006

Net Sales

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Product sales, net of returns and allowances	$538,518	38%	$469,034	46%	$69,484	15%
Subscription revenues	795,621	57	502,326	49	293,295	58%
Licensing revenues	50,406	4	42,278	4	8,128	19%
Other revenues	10,873	1	4,018	1	6,855	171%

Net sales	$1,395,418	100%	$1,017,656	100%	$377,762	37%

        Vivendi Games' net sales in 2007 of $1.395 billion were $377.8 million, or 37%, above 2006 (excluding the impact of changes in foreign currency rates, sales would have increased by 32%). This increase in net sales was driven primarily by the continued growth of World of Warcraft subscription revenues, primarily in North America and Europe (up 58% as compared to 2006), coupled with the success of the North American and European release in January 2007 of Blizzard Entertainment's first expansion pack for World of Warcraft, titled World of Warcraft: The Burning Crusade. World of Warcraft global subscribers grew by 2.0 million during 2007, from 8.1 million at December 31, 2006 to more than 10 million at December 31, 2007 (with approximately 2.5 million in North America, 2.1 million in Europe and 5.4 million in Asia Pacific). The Burning Crusade was also subsequently released in South Korea, Taiwan, and late in the third quarter of 2007 in China, with similar levels of success. Due to the staggered 2007 launch timing of The Burning Crusade throughout Asia Pacific, growth in net sales in 2007 for World of Warcraft was primarily achieved in Western countries. Including revenues from all sources, World of Warcraft accounted for 77% of Vivendi Games' total net sales in 2007 as compared to 62% in 2006.

        Net product sales were higher in 2007 primarily due to higher "boxed" sales of World of Warcraft and World of Warcraft: The Burning Crusade, and also included sales from the established franchises Crash, Spyro, and F.E.A.R., and sales from two new owned intellectual properties: the action-strategy game World in Conflict (a new owned and internally developed intellectual property) from internal studio Massive Entertainment, and Timeshift, from an external developer. Net sales also included backlist sales from prior year releases (backlist is defined throughout as sales from releases launched in any period prior to the current fiscal year). In 2006, net product sales primarily included boxed sales of World of Warcraft, as well as several successful new releases from Sierra, including Scarface: The World is Yours (developed by internal studio Radical Entertainment), Ice Age 2, The Legend of Spyro: A New Beginning, Eragon (based on the Fox movie), and F.E.A.R. (for Xbox 360).

Net Sales by Territory

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
North America	$660,947	47%	$522,633	52%	$138,314	26%
Europe	567,960	41	359,552	35	208,408	58%
Asia Pacific	166,511	12	135,471	13	31,040	23%

Net sales	$1,395,418	100%	$1,017,656	100%	$377,762	37%

        Strong performance in North America in 2007 led to an increase in net sales of $138.3 million as compared to 2006. This increase was due primarily to higher performance of World of Warcraft, including the impact of The Burning Crusade launch in the first quarter of 2007, as compared to 2006 which included primarily World of Warcraft (at a lower subscriber base), Scarface, Ice Age 2, Eragon and Spyro. North American revenues as a percentage of total worldwide revenues decreased by 5 percentage points, due primarily to the disproportionate growth in European World of Warcraft revenues.

        In Europe, net sales increased in 2007 by $208.4 million as compared to 2006. This increase was due primarily to an increased subscriber base and higher performance of World of Warcraft, including The Burning Crusade launch in the first quarter of 2007, as compared to 2006 which included primarily World of Warcraft (at a lower subscriber base), Scarface, Ice Age 2, Eragon and Spyro. European revenues as a percentage of total worldwide revenues increased by 6 percentage points due primarily to strong growth in World of Warcraft revenues and the impact of foreign currency rate changes.

        In Asia Pacific, net sales increased in 2007 by $31.0 million as compared to 2006. This increase was due primarily to the improved performance of World of Warcraft, driven by The Burning Crusade launches throughout the first nine months of 2007 in South Korea, Taiwan, and late in the third quarter of 2007 in China, as compared to 2006 when net sales included primarily World of Warcraft (at a lower subscriber base), Scarface, Ice Age 2, Eragon and Spyro. Additionally, all "licensing revenues" from the licensees operating World of Warcraft in Asia Pacific are included in "Net sales—Asia Pacific." Asia Pacific revenues as a percentage of total worldwide revenues decreased by 1 percentage point, due primarily to strong growth in North America and European World of Warcraft revenues, as well as the staggered launch timing of The Burning Crusade in 2007.

Net Sales by Platform

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
MMOG	$1,070,966	77%	$620,850	61%	$450,116	72%
PC	75,476	5	77,432	8	(1,956)	(3)%
Console	220,091	16	314,246	31	(94,155)	(30)%
Online, mobile and other	28,885	2	5,128	0	23,757	463%

Net sales	$1,395,418	100%	$1,017,656	100%	$377,762	37%

        Net revenues from sales on the MMOG platform increased 72% from $620.9 million and 61% of total net sales in 2006 to $1.1 billion and 77% of total net sales in 2007. The increase was due to continued growth of World of Warcraft, including the successful launch of The Burning Crusade in 2007.

        Net revenues from sales on the PC platform decreased 3% from $77.4 million and 8% of total net sales in 2006 to $75.5 million and 5% of total net sales in 2007. The decrease in absolute dollars was due to lower sales of World in Conflict, F.E.A.R., Scarface and from Blizzard Entertainment's backlist in 2007, as compared to F.E.A.R., Ice Age 2, Empire Earth II expansion pack and Blizzard Entertainment's backlist in 2006.

        Net revenues from sales generated on console platforms decreased 30% from $314.2 million and 31% of total net sales in 2006 to $220.1 million and 16% of total net sales in 2007. The decrease in absolute dollars and as a percentage of total revenues was mainly due to fewer console releases, comprised of Crash of the Titans, Spyro: The Eternal Night and Timeshift, in 2007, compared to revenues from the new releases Scarface: The World is Yours, Ice Age 2, The Legend of Spyro: A New Beginning, Eragon and F.E.A.R. (for Xbox 360) as well as backlist sales of 50 Cent Bulletproof, Crash Racing and Simpsons Hit & Run in 2006.

        Net revenues from sales generated on online, mobile and other platforms increased 463% from $5.1 million and 0% of total net sales in 2006 to $28.9 million and 2% of total net sales in 2007. The increase in absolute dollars and as a percentage of total revenues was due to the continued growth and larger product slate of Sierra Online and Vivendi Games Mobile, which were launched in 2006.

Cost of Sales (excluding depreciation and amortization)

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Cost of sales (excluding depreciation and amortization)	$387,786	28%	$321,349	32%	$66,437	21%

        Cost of sales includes direct operating costs associated with supporting and servicing World of Warcraft players, royalties to external developers and licensors and the traditional manufacturing costs of "retail box" PC and console products. In 2007, cost of sales amounted to $387.8 million compared to $321.3 million in 2006. This increase of $66.4 million, or 21%, was due primarily to higher customer service and other associated technical costs related to a larger World of Warcraft subscriber base at December 31, 2007 compared to December 31, 2006. In addition, cost of sales increased due to higher compensation expense and other incentive plans.

        Cost of sales as a percentage of net sales decreased by 4 percentage points due to an increase in revenues generated from subscriptions and PC products and a lower portion of revenues generated by console products which carry higher cost of sales as a percentage of net sales.

Sales and Marketing

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Sales and marketing	$175,582	13%	$149,865	15%	$25,717	17%

        In 2007, sales and marketing expenses were $175.6 million representing a $25.7 million, or 17%, increase compared to $149.9 million in 2006. Sales and marketing expenses in 2007 mainly included advertising expenses as well as indirect costs and charges related to sales. A significant portion of these costs related to investments to grow the World of Warcraft subscriber base in all regions, through numerous online or traditional subscriber recruitment or retention initiatives, and to market and promote World of Warcraft and its expansion pack The Burning Crusade in all regions.

        Sales and marketing costs as a percentage of net sales decreased due to disproportionate increase for World of Warcraft revenues, with comparatively lower direct marketing costs as compared to traditional PC and console releases.

Research and Development

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Research and development	$384,806	28%	$246,527	24%	$138,279	56%

        Research and development costs were $384.8 million in 2007 compared to $246.5 million in 2006. This $138.3 million, or 56%, increase was due to (a) higher development costs by Blizzard Entertainment, as a result of new game content and feature creation for World of Warcraft and The Burning Crusade, as well as costs associated with new products in development, (b) increased headcount at Sierra's internal studios focused on the development of new titles to be released in 2008 and beyond and (c) the development of the Sierra Online and Vivendi Games Mobile product pipelines. Additionally, research and development costs increased due to higher compensation and incentive plan expenses.

        Research and development costs also included expenses related to write-offs of canceled titles and/or impairments of future releases of $6.9 million and $19.2 million in 2007 and 2006, respectively.

General and Administrative

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
General and administrative	$154,715	11%	$126,003	12%	$28,712	23%

        In 2007, general and administrative expenses increased by $28.7 million, or 23%, due to higher expenses related to incentive plans, salary and benefits costs. This increase was partially offset by lower stock-based compensation expense (as 2006 included $14.0 million in charges related to conversion of the former ADS option plans for U.S. residents into cash-settled equivalent Stock Appreciation Rights—see Note 8 to the consolidated financial statements for additional information) as compared to 2007, which includes higher expenses related to incentive plans. As a percentage of net sales, general and administrative expenses decreased by 1 percentage point due to a combination of the decreased stock-based compensation expenses, ongoing cost control and significant revenue growth.

Amortization of Capitalized Software Development Costs

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Amortization of capitalized software development costs	$10,239	1%	$8,088	1%	$2,151	27%

        Amortization of capitalized software development costs amounted to $10.2 million in 2007, compared to $8.1 million in 2006, representing a $2.2 million, or 27%, increase. This increase relates primarily to the 2007 amortization of capitalized development costs related to The Burning Crusade expansion pack, compared to lower amount of capitalized costs and related amortization in 2006 relating primarily to Scarface, Ice Age 2 and Empire Earth II.

Depreciation Expense and Amortization of Other Intangibles

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Depreciation expense and amortization of other intangibles	$62,733	4%	$39,000	4%	$23,733	61%

        Depreciation expense and amortization of other intangibles was $62.7 million in 2007 compared to $39.0 million in 2006, representing a $23.7 million, or 61%, increase. This increase is due primarily to higher depreciation expense resulting from the acquisition of additional servers to support the increase in subscribers and additional server capacity requirements resulting from the release of The Burning Crusade.

Restructuring Costs

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Restructuring costs	$(864)	0%	$4,383	0%	$(5,247)	N/M

        Restructuring costs represent a credit of $(0.9) million in 2007 compared to an expense of $4.4 million in 2006. The restructuring costs primarily relate to employee severance and the closure of certain facilities. During 2007, certain leases obligations previously accrued as restructuring costs have been reduced due to successful sublease arrangements.

Operating Income

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Operating income	$220,421	16%	$122,441	12%	$97,980	80%

        Vivendi Games' operating income of $220.4 million in 2007 was 80% higher than its operating income of $122.4 million in the prior year. The increase was primarily driven by the continued growth of World of Warcraft, including the successful release in multiple markets of The Burning Crusade (which has higher operating margins than the typical PC or console release), coupled with the implementation of new cost controls in the areas of sales and marketing and general and administrative expenses. This was partially offset by higher expenses for incentive plans and increased research and development spending in Blizzard Entertainment, the continued investment in Sierra's internal studios and future product portfolio and higher investments in Sierra Online and Vivendi Games Mobile.

Interest Expense

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Interest, net (to Vivendi)	$2,960	0%	$18,100	2%	$(15,140)	(84)%
Interest, net	(1,008)	0	(813)	0	(195)	24%

Interest expense	$1,952	0%	$17,287	2%	$(15,335)	(89)%

        Vivendi provides Vivendi Games access to a centralized cash management pool from which Vivendi Games borrows and lends on a daily basis at market rates. Interest expense charged by Vivendi in 2007 was $3.0 million compared to $18.1 million in 2006, a decrease of $15.1 million, or 84%. This decrease is due to a reduction in the net payable to Vivendi as a result of Vivendi Games' increased cash levels resulting from earnings in 2007.

Benefit for Income Taxes on a Stand-alone Basis

	Year Ended December 31, 2007	% of Pretax Income	Year Ended December 31, 2006	% of Pretax Income	Increase (Decrease)	% change
	(in thousands, except percentages)
Benefit for income taxes on a stand-alone basis	$(36,353)	(17)%	$(33,246)	(31)%	$(3,107)	9%

        In 2006, the benefit was largely driven by the release of valuation allowance on Vivendi Games' net operating losses ("NOLs") computed on a stand-alone basis. In 2007 a larger benefit was recorded, which is the net result of remaining valuation allowance release on U.S. NOLs computed on a stand-alone basis, the recognition of U.S. Federal and state research and development tax credits and the release of valuation allowance of foreign tax credits, offset by higher pre-tax income.

Net Income

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Net income	$251,698	18%	$139,280	14%	$112,418	81%

        In 2007, net income was $251.7 million compared to $139.3 million in 2006, representing an increase in net income of $112.4 million, or 81%. The increase in net sales of $377.8 million, or 37%, translates into a $112.4 million increase in net income, rising from 14% on net sales to 18%, partially due to the $3.1 million increase in the tax benefit.

Net Sales by Segment

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Blizzard Entertainment	$1,113,379	80%	$654,216	64%	$459,163	70%
Sierra and other	282,039	20	363,440	36	(81,401)	(22)%

Net sales	$1,395,418	100%	$1,017,656	100%	$377,762	37%

        Blizzard Entertainment's net sales of $1.1 billion in 2007 were 70% higher than its net sales of $654.2 million in 2006. The increase was primarily driven by the continued subscriber growth of World of Warcraft, and the successful release of The Burning Crusade in multiple markets.

        Sierra and other net sales of $282.0 million in 2007 were 22% lower than net sales of $363.4 million in 2006. The decrease was caused primarily by fewer available titles and lower performance in 2007 of the the existing franchises Crash, Spyro and F.E.A.R.; low sales from the new intellectual properties World in Conflict and Timeshift; and lower backlist sales from prior year releases. In 2006, net sales primarily included Scarface, Ice Age 2, Eragon, FEAR, as well as backlist sales.

Direct Operating Margin by Segment

	Year Ended December 31, 2007	% of Net sales	Year Ended December 31, 2006	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Blizzard Entertainment	$451,975	32%	$316,811	31%	$135,164	43%
Sierra and other	(112,125)	(8)	(69,006)	(7)	(43,119)	(62)%

Direct operating margin	339,850	24	247,805	24	92,045	37%
Unallocated group costs(1)	(119,429)	(8)	(125,364)	(12)	5,935	5%

Operating income	$220,421	16%	$122,441	12%	$97,980	80%

(1)
See Note 13 to the consolidated financial statements included elsewhere in this proxy statement.

        Blizzard Entertainment direct operating margin of $452.0 million in 2007 was 43% higher than its direct operating margin of $316.8 million in 2006. The increase was primarily driven by the continued growth in the subscriber base of World of Warcraft, and the successful release in all markets of the The Burning Crusade. This was partially offset by higher expenses for incentive plans and increased research and development expenses on additional content for World of Warcraft and development of the future release slate in Blizzard Entertainment's other PC franchises.

        Sierra and other direct operating loss of $112.1 million in 2007 was 62% higher than its direct operating loss of $69.0 million in 2006. The increased loss was primarily driven by the decrease in sales, continued investment in Sierra's internal studios and future product portfolio and continued investment in Sierra Online and Vivendi Games Mobile.

  Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005

Net Sales

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Product sales, net of returns and allowances	$469,034	46%	$483,839	62%	$(14,805)	(3)%
Subscription revenues	502,326	49	270,174	35	232,152	86%
Licensing revenues	42,278	4	18,806	2	23,472	125%
Other revenues	4,018	1	7,506	1	(3,488)	(46)%

Net sales	$1,017,656	100%	$780,325	100%	$237,331	30%

        Vivendi Games' net sales in 2006 of $1.018 billion were $237.3 million, or 30%, above 2005 (the impact of changes in foreign currency rates was minimal and did not impact the percentage change). This increase in net sales was driven primarily by the continued worldwide success of World of Warcraft, reflecting a full year of operations in all regions as compared to staggered territory releases throughout 2005. Subscription revenues grew by 86%, reflecting the effect of continuous organic growth of the subscriber base throughout 2006 as compared to the partial year of operations in 2005. World of Warcraft accounted for approximately 62% of total net sales in 2006 as compared to 48% of total net sales in 2005.

        During 2006, World of Warcraft continued to grow in all regions, reaching more than 8 million players worldwide as of December 31, 2006 (with over 2 million in North America, over 1.5 million in Europe and more than 4.5 million in Asia Pacific).

        Net product sales in 2006 were lower by $14.8 million, or 3%. Revenues in 2006 included continued retail box sales of World of Warcraft, as well as several successful new releases from Sierra, including Scarface: The World is Yours (developed by internal studio Radical Entertainment), Ice Age 2, The Legend of Spyro: A New Beginning, Eragon (based on the Fox movie), and F.E.A.R. (for Xbox 360). This compares to stronger sales in 2005, which included initial launch year box sales of World of Warcraft, generally at higher launch pricing, and the new Sierra releases 50Cent: Bulletproof, Crash Racing, Robots, F.E.A.R. and Hulk II, as well as higher backlist sales including Simpson's Hit & Run and Half Life 2.

Net Sales by Territory

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
North America	$522,633	52%	$419,862	54%	$102,771	24%
Europe	359,552	35	247,273	32	112,279	45%
Asia Pacific	135,471	13	113,190	14	22,281	20%

Net sales	$1,017,656	100%	$780,325	100%	$237,331	30%

        Strong performance of net sales in North America in 2006 led to an increase of $102.8 million, or 24%, compared to 2005. This increase was due primarily to increased subscription revenues for World of Warcraft, due to the increased subscriber base of 2.1 million at the end of 2006 compared to 1.4 million at the end of 2005. Sierra revenues were lower in 2006, mainly due to lower backlist revenues.

        North American net sales as a percentage of total worldwide net sales decreased by 2 percentage points, due primarily to higher growth in European World of Warcraft revenues.

        In Europe, net sales increased in 2006 by $112.3 million, or 45%, as compared to 2005. This increase was due primarily to increased subscription revenues for World of Warcraft, due to the increased subscriber base of 1.6 million at the end of 2006 as compared to 1.0 million at the end of 2005. Net product sales related to World of Warcraft retail box revenues were lower in 2006 (due to lower volume and lower average pricing), while net product sales of Sierra new releases and backlist were higher, driven by Scarface and Ice Age 2.

        European net sales as a percentage of total worldwide net sales increased by 3 percentage points, due primarily to very strong growth in World of Warcraft revenues.

        In Asia Pacific, net sales increased in 2006 by $22.3 million, or 20%, compared to 2005. This increase was primarily due to higher performance of World of Warcraft, with a full year of operations in South Korea, Taiwan, and China as compared to staggered launch dates in 2005; the total subscriber base in Asia Pacific increased to 4.3 million at the end of 2006 as compared to 3.1 million at the end of 2005. Additionally, all the "licensing revenues" from the licensees operating World of Warcraft are included in Net sales—Asia Pacific. Asia Pacific net sales as a percentage of total worldwide net sales decreased by 1 percentage point, due primarily to stronger growth in North American and European World of Warcraft revenues due to the licensing revenue model in certain Asian countries.

Net Sales by Platform

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
MMOG	$620,850	61%	$370,486	48%	$250,364	68%
PC	77,432	8	136,129	17	(58,697)	(43)%
Console	314,246	31	268,502	34	45,744	17%
Online, mobile and other	5,128	0	5,208	1	(80)	(2)%

Net sales	$1,017,656	100%	$780,325	100%	$237,331	30%

        Net revenues from sales on the MMOG platform increased 68% from $370.5 million and 48% of total net sales in 2005 to $620.9 million and 61% of total net sales in 2006. The increase was due to continued growth of World of Warcraft, primarily subscription and licensing revenues, due to the increased global subscriber base of 8.1 million at the end of 2006 as compared to 5.5 million at the end of 2005.

        Net revenues from sales on the PC platform decreased 43% from $136.1 million and 17% of total net sales in 2005 to $77.4 million and 8% of total net sales in 2006. The decrease in absolute dollars was due to sales of Ice Age 2, Empire Earth II (plus expansion), F.E.A.R., Caesar IV and Blizzard backlist in 2006, as compared to stronger sales in 2005 related to Half Life 2, F.E.A.R., Empire Earth II, Counterstrike: Condition Zero, SWAT 4 and Blizzard Entertainment backlist.

        Net revenues from sales generated on console platforms increased 17%, from $268.5 million and 34% of total net sales in 2005 to $314.2 million and 31% of total net sales in 2006. The increase in absolute dollars was due to revenues from the new releases Scarface, Ice Age 2, Eragon, Spyro VI and F.E.A.R. (on Xbox 360) as well as backlist sales of 50 Cent Bulletproof, Crash Racing and Simpsons Hit & Run in 2006, as compared to 2005 which primarily included 50 Cent Bulletproof, Crash Racing, Robots, Hulk 2 and backlist sales of Simpsons Hit & Run.

        Net revenues from sales generated on online, mobile and other platforms decreased 2%, from $5.2 million and 1% of total net sales in 2005 to $5.1 million of total net sales in 2006. The slight decrease in absolute dollars was due to higher ancillary and merchandising revenues in 2005, with mobile and online revenues essentially unchanged across the two periods.

Cost of Sales (excluding depreciation and amortization)

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Cost of sales (excluding depreciation and amortization)	$321,349	32%	$304,028	39%	$17,321	6%

        Cost of sales includes direct operating costs associated with supporting and servicing World of Warcraft players, royalties to external developers and licensors and the traditional manufacturing costs of "retail box" PC and console products. In 2006, cost of sales was $321.3 million, a $17.3 million, or 6%, increase compared to $304.0 million in 2005. As a percentage of net sales, cost of sales decreased 7 percentage points due to the disproportionate increase in World of Warcraft revenues at a lower relative cost. The increase in absolute dollars was primarily driven by the continued buildout of the global World of Warcraft customer service and operations infrastructure to support the growth of the World of Warcraft subscriber base plus higher compensation expense from incentive plans, partially offset by lower royalty expenses and manufacturing costs of traditional PC and console products.

Sales and Marketing

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Sales and marketing	$149,865	15%	$140,745	18%	$9,120	6%

        In 2006, sales and marketing expenses were $149.9 million, a $9.1 million, or 6%, increase compared to $140.7 million in 2005. As a percentage of net sales, sales and marketing expense decreased due to the disproportionate growth in World of Warcraft revenues which required less sales and marketing expense relative to sales. Advertising expenses represent the single largest component of these expenses ($73.4 million in 2006 and $63.2 million in 2005). In 2006, Blizzard Entertainment initiated its first major marketing effort following its launch to attract new subscribers through campaigns for World of Warcraft. Also in 2006, Sierra promotion increased slightly to support traditional established franchises such as Crash and Spyro as well as to promote new ones, such as Scarface: The World is Yours, F.E.A.R and Ice Age 2.

Research and Development

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Research and development	$246,527	24%	$157,087	20%	$89,440	57%

        Research and development costs were $246.5 million in 2006 compared to $157.1 million in 2005. This $89.4 million, or 57%, increase resulted from the continued increase in headcount across all creative divisions: Blizzard Entertainment, for new content development for World of Warcraft and other future products; Sierra, with higher personnel costs at internal studios (Radical, High Moon, Swordfish and Massive), including the full year impact attributable to studios acquired in 2005; and finally, the investment in the product portfolios for the new divisions within Sierra (Sierra Online and Vivendi Games Mobile).

        2006 research and development costs also included higher expenses related to incentive plans, including those implemented in late 2006. Finally, research and development costs also included expenses related to write-offs of cancelled titles and/or impairments of future releases of $19.2 million and $17.7 million in 2006 and 2005, respectively.

General and Administrative

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
General and administrative	$126,003	12%	$73,025	9%	$52,978	73%

        In 2006, general and administrative expenses increased by $53.0 million, or 73%, due primarily to higher stock-based compensation expense of $20.6 million, including $14.0 million in charges related to conversion of the former ADS option plans for U.S. residents into equivalent cash-settled Stock Appreciation Rights (see note 8 to the Vivendi Games consolidated financial statements for additional information). Personnel costs were also higher due to increased costs for salary, benefits and incentive plans. As a percentage of net sales, general and administrative costs were higher by 3 percentage points, due primarily to the ADS option plans conversion.

Amortization of Capitalized Software Development Costs

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Amortization of capitalized software development costs	$8,088	1%	$17,897	2%	$(9,809)	(55)%

        Amortization of capitalized software development costs was $8.1 million in 2006 compared to $17.9 million in 2005, representing a $9.8 million, or 55%, decrease. This decrease relates primarily to the 2006 amortization of capitalized development costs related to Scarface, Ice Age 2, Empire Earth II, F.E.A.R. and Eragon as compared to 2005 which included higher costs from a greater number of internally developed releases including World of Warcraft, Crash Racing, Hulk 2, Cold Winter, Empire Earth II and F.E.A.R.

Depreciation Expense and Amortization of Other Intangibles

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Depreciation expense and amortization of other intangibles	$39,000	4%	$43,774	6%	$(4,774)	(11)%

        Depreciation expense and amortization of other intangibles was $39.0 million in 2006 compared to $43.8 million in 2005, representing a $4.8 million, or 11% decrease. This decrease is primarily related to the January 1, 2006 reassessment of the useful lives of trade names in which it was determined that they had an indefinite life, thus ceasing further amortization. In 2005, Vivendi Games recognized amortization expense of $17.2 million related to trade names. This $17.2 million decrease in amortization expense was partially offset by higher depreciation costs related to an increase in server capacity for Blizzard Entertainment's World of Warcraft product to support the growing customer base.

Restructuring Costs

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Restructuring costs	$4,383	0%	$1,700	0%	$2,683	158%

        Restructuring costs were $4.4 million in 2006 compared to $1.7 million in 2005, representing a $2.7 million, or 158%, increase. The increase in restructuring costs primarily related to certain additional employee severance and the closure of certain facilities.

Operating Income

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Operating income	$122,441	12%	$42,069	5%	$80,372	191%

        Vivendi Games' operating income of $122.4 million in 2006 was $80.3 million, or 191%, higher compared to 2005 operating income of $42.1 million. The increase was driven primarily by growth in net sales, with a large proportion of those net sales relating to World of Warcraft's success in 2006

(World of Warcraft added an additional 2.6 million subscribers during 2006). Partially offsetting the increase from World of Warcraft, operating income was reduced by increased product development costs linked to increased headcount for development efforts at Sierra's internal studios, the expenses associated with the launches of the new Sierra Online and Vivendi Games Mobile divisions and higher expenses for incentive plans.

Interest Expense

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Interest, net (to Vivendi)	$18,100	2%	$14,512	2%	$3,588	25%
Interest, net	(813)	0	587	0	(1,400)	N/M

Interest expense	$17,287	2%	$15,099	2%	$2,188	14%

        Vivendi provides Vivendi Games access to a centralized cash management pool from which Vivendi Games borrows and lends on a daily basis at market rates. Interest expense charged by Vivendi in 2006 was $18.1 million compared to $14.5 million in 2005, an increase of $3.6 million, or 25%. The increase is due to the acquisition costs of new studios in Sierra as well as higher interest rates in 2006, partially offset by a reduction of the net payable to Vivendi as a result of Vivendi Games' strong net operating cash flow in 2006.

Benefit for Income Taxes on a Stand-alone Basis

	Year Ended December 31, 2006	% of Pretax Income	Year Ended December 31, 2005	% of Pretax Income	Increase (Decrease)	% change
	(in thousands, except percentages)
Benefit for income taxes on a stand-alone basis	$(33,246)	(31)%	$(11,754)	(35)%	$(21,492)	183%

        In 2006, the benefit for income taxes was $33.2 million compared to a benefit of $11.8 million in 2005. In 2006, the income before income tax increased from $33.4 million in 2005 to $106.0 million in 2006. The tax benefit in both years resulted from the reversal of valuation allowance on NOLs. Excluding such reversals, the effective tax rates were 32% and 14% in 2006 and 2005, respectively. In 2005, the tax rate of 14% was significantly lower than the federal statutory rate of 35% due to two main factors; Vivendi Games generated sufficient taxable income to allow the release of valuation allowance on certain deferred tax assets other than those related to NOLs, and the rate was impacted by lower tax rates in several foreign jurisdictions.

Net Income

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Net income	$139,280	14%	$45,130	6%	$94,150	209%

        In 2006, net income was $139.3 million compared to $45.1 million in 2005, an increase of $94.2 million, or 209%. The increase in net sales of $237.3 million, or 30%, translated into a $94.2 million increase in net income, rising from 6% on net sales to 14%, of which $21.5 million resulted from a higher tax benefit.

Net Sales by Segment

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Blizzard Entertainment	$654,216	64%	$401,683	51%	$252,533	63%
Sierra and other	363,440	36	378,642	49	(15,202)	(4)%

Net sales	$1,017,656	100%	$780,325	100%	$237,331	30%

        Blizzard Entertainment net sales of $654.2 million in 2006 were 63% higher than its net sales of $401.7 million in 2005, representing 64% and 51% of total net sales, respectively. The increase in both absolute dollars and as a percentage of total net sales was largely driven by the continued growth of World of Warcraft, primarily subscription and licensing revenues, due to the increased global subscriber base of 8.1 million at the end of 2006 as compared to 5.5 million at the end of 2005.

        Sierra and other net sales of $363.4 million in 2006 were 4% lower than its net sales of $378.6 million in 2005. The decrease was driven primarily by lower revenues from backlist sales in 2006, as compared to 2005 which included stronger revenues from backlist sales including Half Life 2 and sales of Mattel products.

Direct Operating Margin by Segment

	Year Ended December 31, 2006	% of Net sales	Year Ended December 31, 2005	% of Net sales	Increase (Decrease)	% change
	(in thousands, except percentages)
Blizzard Entertainment	$316,811	31%	$175,978	23%	$140,833	80%
Sierra and other	(69,006)	(7)	(28,767)	(4)	(40,239)	(140)%

Direct operating margin	247,805	24	147,211	19	100,594	68%
Unallocated group costs(1)	(125,364)	(12)	(105,142)	(14)	(20,222)	(19)%

Operating income	$122,441	12%	$42,069	5%	$80,372	191%

(1)
See note 13 to the Vivendi Games consolidated financial statements included elsewhere in this proxy statement.

        Blizzard Entertainment direct operating margin of $316.8 million in 2006 was 80% higher than its direct operating margin of $176.0 million in 2005, improving its direct operating margin as a percentage of net sales from 23% in 2005 to 31% in 2006. The increase in both absolute dollars and margin percentage was primarily driven by the continued growth of World of Warcraft, due to the increased global subscriber base of 8.1 million at the end of 2006 as compared to 5.5 million at the end of 2005. This was partially offset by higher expenses for incentive plans and increased research and development spending on additional content for World of Warcraft and development of the future release slate in their other PC franchises.

        Sierra and other direct operating loss of $69.0 million 2006 was 140% higher than its direct operating loss of $28.8 million in 2005. The increased loss was driven partially by the decrease in sales, but to a greater extent related to the continued investment in Sierra's internal studios and future product portfolio and the initial investments in the new divisions Sierra Online and Vivendi Games Mobile, which launched in 2006.

  Liquidity and Capital Resources

	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005
	(unaudited)
	(in thousands)
Cash and cash equivalents at the beginning of the year	$62,241	$67,969	$67,969	$32,439	$50,349
Net cash provided by (used in):
Operating activities	97,801	203,273	432,200	229,929	201,071
Investing activities	(9,473)	(23,616)	(68,330)	(121,864)	(99,060)
Financing activities(1)	(106,814)	(225,856)	(371,126)	(76,700)	(116,713)
Foreign currency translation adjustments	3,599	(8,069)	1,528	4,165	(3,208)

Change in cash and cash equivalents over the period	(14,887)	(54,268)	(5,728)	35,530	(17,910)

Cash and cash equivalents at the end of the period(2)	$47,354	$13,701	$62,241	$67,969	$32,439

Net payable to (receivable from) Vivendi at the end of the period	$(4,255)	$247,829	$77,254	$312,051	$366,578

(1)
"Financing activities" reflect exclusively the net transfer of cash from or to Vivendi via the cash management pool from which Vivendi Games borrows and lends on a daily basis.

(2)
"Cash and cash equivalents on hand" reflect cash balances not transferred to Vivendi via a cash pooling agreement at the end of the applicable period. See note 11 to the consolidated financial statements for more information about the cash pooling agreement.

        Vivendi Games believes that its existing cash and cash equivalents, cash generated from operations and, if needed, the proceeds available from a centralized cash management pooling maintained by Vivendi, will be sufficient to finance the operational requirements of Vivendi Games for at least the next twelve months, including purchases of inventory and equipment, the funding of the development, production, marketing and sale of new products, the acquisition of intellectual property rights for future products from third parties and payments under incentive plans.

  Comparison of Three Months ended March 31, 2008 to Three Months ended March 31, 2007

Cash Flows Provided by Operating Activities

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Increase/(Decrease)
	(Unaudited)
	(in thousands)
Net cash provided by operating activities	$97,801	$203,273	$(105,472)

        For the first three months of 2008, net cash provided by operating activities was $97.8 million compared to $203.3 million in 2007, a decrease of $105.5 million. The decrease is primarily related to higher net income in 2007, due to the strong sales performance of World of Warcraft: The Burning Crusade, first released in January 2007, as well as increased working capital in 2007 derived from strong fourth quarter 2006 sales of Scarface.

Cash Flows Used in Investing Activities

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Increase/(Decrease)
	(Unaudited)
	(in thousands)
Net cash used in investing activities	$(9,473)	$(23,616)	$14,143

        For the first three months of 2008, cash flows used in investing activities were $9.5 million compared to $23.6 million for the same period in 2007. In 2007, capital expenditures reflected ongoing investments to upgrade servers related to the release of World of Warcraft: The Burning Crusade in multiple regions. This reduction of $14.1 million in 2008 was due to lower investment in capital expenditures by $18.2 million, as the server capacity build up in 2007 was sufficient to cover the actual growth in subscribers, partially offset by $4.1 million in additional purchase consideration paid in 2008 related to an earnout payments to the former owners of development studios acquired in 2005.

Cash Flows Used in Financing Activities

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Increase/(Decrease)
	(Unaudited)
	(in thousands)
Net cash used in financing activities	$(106,814)	$(225,856)	$119,042

        Cash flows used in financing activities reflect the net cash transfers to Vivendi which maintains a centralized cash management pool from which Vivendi Games borrows and lends on a daily basis at market rates (see Note 11 to the consolidated financial statements for more information). For the first three months of 2008, the net cash transfers made under the cash management pool were $106.8 million compared to $225.9 million for the same period in 2007. All cash balances are transferred to Vivendi, except amounts temporarily left in certain countries for legal reasons.

        As of March 31, 2008, the net receivable from Vivendi, as shown on the balance sheet, amounted to $4.3 million compared to a net payable of $247.8 million as of March 31, 2007, a $243.5 million change reflecting the cash generated by Vivendi Games' operating activities, net of investing activities.

  Comparison of Year ended December 31, 2007 to Year ended December 31, 2006

Cash Flows Provided by Operating Activities

	Year Ended December 31, 2007	Year Ended December 31, 2006	Increase/(Decrease)
	(in thousands)
Net cash provided by operating activities	$432,200	$229,929	$202,271

        In 2007, cash flow provided by operating activities was $432.2 million compared to $229.9 million in 2006, an increase of $202.3 million. The increase is the result of improved operating results related to World of Warcraft, including the expansion pack The Burning Crusade, first released in January 2007, coupled with a smaller Sierra launch slate resulting in lower working capital requirements.

Cash Flows Used in Investing Activities

	Year Ended December 31, 2007	Year Ended December 31, 2006	Increase/(Decrease)
	(in thousands)
Net cash used in investing activities	$(68,330)	$(121,864)	$53,534

        In 2007, cash flows used in investing activities were $68.3 million compared to $121.9 million in 2006. In 2006, capital expenditures reflect significant investments made to upgrade all servers prior to the release of The Burning Crusade in 2007 in multiple regions. This improvement of $53.5 million in 2007 reflected lower investment in capital expenditures as the server capacity build up in late 2006 was sufficient to cover a portion of the growth in subscribers in 2007. Also, development studios had been acquired in 2006 for $25.4 million, primarily in the divisions Sierra Online and Vivendi Games Mobile, while none occurred in 2007.

Cash Flows Used in Financing Activities

	Year Ended December 31, 2007	Year Ended December 31, 2006	Increase/(Decrease)
	(in thousands)
Net cash used in financing activities	$(371,126)	$(76,700)	$294,426

        Cash flows used in financing activities reflect the net cash transfers to Vivendi which maintains a centralized cash management pool from which Vivendi Games borrows and lends on a daily basis at market rates (see Note 11 to the consolidated financial statements for more information). In 2007, the net cash transfers made under the cash management pool were $371.1 million compared to $76.7 million in 2006. All cash balances are transferred to Vivendi, except amounts temporarily left in certain countries for legal reasons, therefore the increase is largely driven by the increased cash flow from operations in 2007.

        As of December 31, 2007, the net payable to Vivendi, as shown on the balance sheet, amounted to $77.3 million compared to a net payable of $372.1 million as of December 31, 2006, a $294.8 million change reflecting the increase in the cash generated by Vivendi Games' operating activities, net of investing activities.

  Contractual and other obligations

        Vivendi Games has commitments under certain firm contractual arrangements ("Firm Commitments") to make future payments for goods and services. These Firm Commitments secure the future rights to various assets and services to be used in the normal course of business. The Firm Commitments for software development projects represent the contractual payments due on development projects assuming that each third-party development studio earns all contractual milestone fees. Vivendi Games has also entered into arrangements to sublease office space to third parties, the amounts of which are reflected as reductions to the total Firm Commitments below. Vivendi has guaranteed certain operating lease commitments of Vivendi Games.

        The table below sets forth the Firm Commitments and related sublease arrangements at December 31, 2007, and the estimated timing and effect that such obligations are expected to have on liquidity and cash flow in future periods:

	Contractual Obligations
	Operating Lease Commitments	Office Sublease Agreements	Software Development Costs(1)	Marketing Commitments	Total
	(in thousands)
Year ended December 31st,
2008	$24,923	$(3,662)	$91,544	$5,258	$118,063
2009	23,196	(3,742)	22,187	7,000	48,641
2010	17,268	(634)	—	—	16,634
2011	11,775	—	—	—	11,775
2012	10,428	—	—	—	10,428
Thereafter	29,618	—	—	—	29,618

Total	$117,208	$(8,038)	$113,731	$12,258	$235,159

(1)
Software development costs included above are those Vivendi Games is contractually obligated to pay, including intellectual property obligations but not taking into consideration standard cancellation clauses exercisable at the option of Vivendi Games.

        Note 9 to the Vivend Games consolidated financial statements provides additional information with respect to the contractual and other obligations listed above and describes the principal contingent commitments related to the acquisition of businesses.

        Note 8 to the Vivendi Games consolidated financial statements provides additional information with respect to obligations under the Blizzard equity plan.

Off-balance Sheet Arrangements

        As of March 31, 2008 and December 31, 2007, Vivendi Games had no relationships with unconsolidated entities or financial parties, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes, that have or are reasonably likely to have a material future effect on Vivendi Games' financial condition, changes in financial condition, revenues or expenses, results of operation, liquidity, capital expenditure or capital resources.

Inflation

        Management currently believes that inflation has not had a material impact on continuing operations.

 QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT
MARKET RISK OF VIVENDI GAMES

        Vivendi Games is exposed to certain market risks from transactions in the normal course of business, principally risks associated with foreign currency fluctuations and interest rate risk. Those risks are directly managed by Vivendi on behalf of Vivendi Games. Vivendi and Vivendi Games' views on market risk are not necessarily indicative of actual results that may occur. Vivendi uses various derivative financial instruments to manage and reduce the exposure to fluctuations in foreign currency exchange rates and interest rates. All of these instruments are traded over the counter with highly-rated counter-parties.

Foreign Currency Exchange Rate Risk

        Vivendi Games transacts business in various foreign currencies and has significant international sales and expenses denominated in foreign currencies, subjecting Vivendi Games to foreign currency risk.

        Vivendi Games' foreign currency risk policy seeks to hedge, via Vivendi, forecasted transaction exposures, resulting primarily from cash flows generated by operations conducted in currencies other than the U.S. dollar and firm commitments, essentially relating to third-party development contracts, denominated in foreign currencies. For this purpose, Vivendi Games enters into forward contracts with Vivendi, generally with maturities of twenty-four months or less, in accordance with the following procedures forbidding speculative transactions:

  •
  Vivendi is the sole counter-party for foreign currency transactions within Vivendi Games, unless specific regulatory or operational restrictions require otherwise;

  •
  all foreign currency hedging transactions are backed, in amount and by maturity, by an identified economic underlying item;

  •
  all identified exposures are hedged at a minimum of 80% for forecasted transactions exposures and 100% for firm commitment contracts.

        In addition, Vivendi Games also hedges foreign currency exposure resulting from foreign currency denominated financial assets and liabilities, consisting primarily of intercompany receivables and payables, by entering into symmetrical foreign currency intercompanies with Vivendi that match the corresponding balance sheet exposures.

        As of April 1st, 2008, firm commitments contracted before January 1st were entirely hedged and April's forecasted transactions were hedged at 80%.

        As of March 31, 2008, forward foreign exchange contracts to purchase foreign currencies amounted to approximately $8 million. Of this amount, $4 million represented contracts to purchase British pound sterling in exchange for U.S. dollars, $3 million to purchase Swedish Krona in exchange for U.S. dollars and $1 million to purchase Canadian dollars in exchange for U.S. dollars. As of December 31, 2007, forward foreign exchange contracts to purchase foreign currencies amounted to approximately $14 million. Of this amount, $7 million represented contracts to purchase British pound sterling in exchange for U.S. dollars, $5 million to purchase Swedish Krona in exchange for U.S. dollars and $2 million to purchase Canadian dollars in exchange for U.S. dollars. As of December 31, 2006, forward foreign exchange contracts to purchase foreign currencies amounted to approximately $29 million. Of this amount, $16 million represented contracts to purchase British pound sterling in exchange for U.S. dollars and $13 million to purchase Swedish Krona in exchange for U.S. dollars.

Interest Rate Risk

        Vivendi maintains a centralized cash management pool from which Vivendi Games borrows and lends money on a daily basis. As such, significant amounts of cash balances are swept by Vivendi (see Notes 2 and 11 to the consolidated financial statements included elsewhere in this proxy statement) and Vivendi Games has not historically, nor currently entered into interest rate derivatives. Moreover, Vivendi Games does not consider its cash and cash equivalents to be exposed to significant interest rate risk because its cash and cash equivalent portfolio consists of highly liquid investments purchased with original maturities of three months or less.

 QUARTERLY FINANCIAL INFORMATION FOR VIVENDI GAMES

        The following tables set forth unaudited quarterly information for each of the years in the three-year period ended December 31, 2007, and for the three months ended March 31, 2008. In Vivendi Games' opinion, such unaudited quarterly information includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the three months ended March 31, 2008, are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2008. The financial information for the years ended December 31, 2007, 2006 and 2005 is derived from Vivendi Games' audited financial statements.

        This selected information below is only a summary and you should read it together with Vivendi Games' historical financial statements and the notes related thereto included elsewhere in this proxy statement.

Three Months Ended March 31, 2008
(unaudited) (in thousands)
Net sales	$323,054
Operating income	63,285
Net income	42,248

	For the Quarters Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	Year Ended December 31, 2007
	(unaudited)
	(in thousands)
Net sales	$384,748	$283,771	$294,245	$432,654	$1,395,418
Operating income	136,769	27,397	28,841	27,414	220,421
Net income	118,935	27,684	30,535	74,544	251,698

	For the Quarters Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	Year Ended December 31, 2006
	(unaudited)
	(in thousands)
Net sales	$167,809	$195,404	$232,594	$421,849	$1,017,656
Operating income	33,203	24,599	34,145	30,494	122,441
Net income	43,519	26,822	35,635	33,304	139,280

	For the Quarters Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	Year Ended December 31, 2005
	(unaudited)
	(in thousands)
Net sales	$127,867	$162,799	$198,803	$290,856	$780,325
Operating income (loss)	(3,358)	(1,815)	9,936	37,306	42,069
Net income (loss)	(7,466)	(5,915)	11,125	47,386	45,130

FUTURE STOCKHOLDER PROPOSALS

        Whether or not the transaction is completed, Activision will hold its regular annual meeting of stockholders in 2008. Pursuant to Rule 14a-8 under the Exchange Act, Activision stockholders may present proper proposals for inclusion in the proxy statement and for consideration at the 2008 annual meeting of stockholders by submitting their proposals to Activision in a timely manner. In order to be so included for the next annual meeting, stockholder proposals must have been received by Activision no later than April 16, 2008 and must otherwise comply with the requirements of Rule 14a-8.

        In addition, Activision's bylaws establish an advance notice procedure with regard to nominations for the election of directors and business proposals to be brought before an annual meeting of stockholders by any stockholder. To be presented at the 2008 annual meeting of stockholders without inclusion in Activision's proxy statement for such meeting, Activision's bylaws require that a stockholder's proposal must be in writing, set forth certain specified information relating to such stockholders and his or her nominations or business proposal, and be delivered to or mailed and received by Activision's Corporate Secretary not less than sixty (60) days nor more than ninety (90) days prior to the 2008 annual meeting of stockholders. However, in the event that less than seventy (70) days' notice or prior public disclosure of the date of the 2008 annual meeting is given or made to stockholders, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the 2008 annual meeting was mailed or such public disclosure was made, whichever occurs first.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other nominee record holders) to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

        Some brokers, banks or other nominee record holders may be participating in the practice of "householding" Activision's proxy materials. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive a separate copy of this proxy statement, or would like to receive separate proxy statements and annual reports of Activision in the future, or if you are receiving multiple copies of proxy statements and annual reports at an address shared with another stockholder and would like to participate in householding, please notify (a) your bank, broker or other nominee record holder if your shares are held in a brokerage account or (b) Activision if you hold your shares directly as an Activision stockholder of record. You can notify Activision by sending a written request to Activision, Inc., 3100 Ocean Park Boulevard, Santa Monica, California 90405, Attention: George Rose, Corporate Secretary, or by calling Activision's Investor Relations department at (310) 255-2000.

WHERE YOU CAN FIND MORE INFORMATION

        Activision files annual, quarterly and current reports, proxy statements, and other information with the SEC. Anything that we file with the SEC may be read and copied at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings should also be available to the public from commercial document retrieval services and at the web site that the SEC maintains at http://www.sec.gov.

        You may obtain copies of documents that we file with the SEC from us without charge, excluding all exhibits, by requesting them in writing or by telephone at the following address:

Activision, Inc.
Attn.: Investor Relations
3100 Ocean Park Boulevard
Santa Monica, California 90405
Telephone: +1-310-255-2000

        We have provided all information contained in this proxy statement with respect to Activision and Merger Sub. Vivendi, VGAC, and Vivendi Games have each provided certain information contained in this proxy statement. No party assumes any responsibility for the accuracy or completeness of the information provided by any other party. You should rely only on the information contained in this proxy statement (including any supplement hereto) to vote on the matters described herein. None of Activision, Merger Sub, Vivendi, VGAC or Vivendi Games have authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement. Neither the mailing of this proxy statement to stockholders nor the completion of the transaction will create any implication to the contrary.

        Information about Vivendi may be obtained from the documents Vivendi has filed with the Autorité des Marchés Financiers (French securities regulator) and which are also available in English on Vivendi's website (www.vivendi.com). Investors and security holders may obtain a free copy of documents filed by Vivendi with the Autorité des Marchés Financiers at http://www.amf-france.org, or directly from Vivendi. Information about Vivendi Games may be found on its website http://www.vivendi.com/corp/en/subsidiaries/index_games.php.

INDEX TO FINANCIAL STATEMENTS

ACTIVISION, INC.

Page No.
CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets of Activision, Inc. and Subsidiaries as of March 31, 2008 and March 31, 2007	F-3
Consolidated Statements of Operations of Activision, Inc. and Subsidiaries for each of the fiscal years in the three-year period ended March 31, 2008	F-4
Consolidated Statements of Changes in Shareholders' Equity of Activision, Inc. and Subsidiaries for each of the fiscal years in the three-year period ended March 31, 2008	F-5
Consolidated Statements of Cash Flows of Activision, Inc. and Subsidiaries for each of the fiscal years in the three-year period ended March 31, 2008	F-6
Notes to Consolidated Financial Statements of Activision, Inc. and Subsidiaries for the year ended March 31, 2008	F-7
Schedule II—Activision, Inc. and Subsidiaries Valuation and Qualifying Accounts	F-50

VIVENDI GAMES, INC.

CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors	F-51
Consolidated Balance Sheets of Vivendi Games, Inc. as of December 31, 2007 and December 31, 2006, and as of March 31, 2008 (unaudited)	F-52
Consolidated Statements of Operations of Vivendi Games, Inc. for Each of the Years in the Three-Year Period Ended December 31, 2007, and for the three month periods ended March 31, 2007 and March 31, 2008 (unaudited)	F-53
Consolidated Statements of Owner's Equity and Comprehensive Income of Vivendi Games, Inc. for Each of the Years in the Three-Year Period ended December 31, 2007 and the three months ended March 31, 2008 (unaudited)	F-54
Consolidated Statements of Cash Flows of Vivendi Games, Inc. for Each of the Years in the Three-Year Period Ended December 31, 2007, and for the three month periods ended March 31, 2007 and March 31, 2008	F-55
Notes to Consolidated Financial Statements of Vivendi Games, Inc.	F-56

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Activision, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and cash flows, present fairly, in all material respects, the financial position of Activision, Inc. and its subsidiaries (the "Company") at March 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule, Schedule II, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in fiscal 2007. As discussed in Note 12 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in fiscal 2008.

PricewaterhouseCoopers LLP
Los Angeles, California
May 30, 2008

 ACTIVISION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	As of March 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$1,396,250	$384,409
Short-term investments	52,962	570,440
Accounts receivable, net of allowances of $129,411 and $91,418 at March 31, 2008 and 2007, respectively	203,420	148,694
Inventories	146,874	91,231
Software development	96,182	107,779
Intellectual property licenses	18,661	27,784
Deferred income taxes	41,242	51,564
Other current assets	23,804	19,332

Total current assets	1,979,395	1,401,233
Long-term investments	91,215	—
Software development	13,604	23,143
Intellectual property licenses	64,890	72,490
Property and equipment, net	54,528	46,540
Deferred income taxes	32,825	48,791
Other assets	15,055	6,376
Goodwill	279,161	195,374

Total assets	$2,530,673	$1,793,947

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$129,896	$136,517
Accrued expenses and other liabilities	426,175	204,652

Total current liabilities	556,071	341,169
Other liabilities	26,710	41,246

Total liabilities	582,781	382,415
Commitments and contingencies (Note 13)
Shareholders' equity:
Preferred stock, $.000001 par value, 3,750,000 shares authorized, no shares issued at March 31, 2008 and 2007	—	—
Series A Junior Preferred stock, $.000001 par value, 1,250,000 shares authorized, no shares issued at March 31, 2008 and 2007	—	—
Common stock, $.000001 par value and 450,000,000 shares authorized, 294,651,325 and 283,310,734 shares issued and outstanding at March 31, 2008 and 2007, respectively	—	—
Additional paid-in capital	1,148,880	963,553
Retained earnings	772,660	427,777
Accumulated other comprehensive income	26,352	20,202

Total shareholders' equity	1,947,892	1,411,532

Total liabilities and shareholders' equity	$2,530,673	$1,793,947

The accompanying notes are an integral part of these consolidated financial statements.

 ACTIVISION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	For the fiscal years ended March 31,
	2008	2007	2006
Net revenues	$2,898,136	$1,513,012	$1,468,000
Costs and expenses:
Cost of sales—product costs	1,240,605	799,587	734,874
Cost of sales—software royalties and amortization	294,279	132,353	147,822
Cost of sales—intellectual property licenses	110,551	46,125	57,666
Product development	269,535	133,073	132,651
Sales and marketing	308,143	196,213	283,395
General and administrative	195,409	132,514	96,366

Total costs and expenses	2,418,522	1,439,865	1,452,774

Income from operations	479,614	73,147	15,226
Investment income, net	51,254	36,678	30,630

Income before income tax provision	530,868	109,825	45,856
Income tax provision	185,985	24,038	5,605

Net income	$344,883	$85,787	$40,251

Basic earnings per share	$1.19	$0.31	$0.15

Weighted average common shares outstanding	288,957	281,114	273,177

Diluted earnings per share	$1.10	$0.28	$0.14

Weighted average common shares outstanding—assuming dilution	314,731	305,339	294,002

The accompanying notes are an integral part of these consolidated financial statements.

 ACTIVISION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the fiscal years ended March 31, 2008, 2007, and 2006

(Amounts in thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital	Retained Earnings		Unearned Compensation	Shareholders' Equity
	Shares	Amount
Balance, March 31, 2005	268,041	$—	$783,917	$301,739	$11,618	$—	$1,097,274
Components of comprehensive income:
Net income for the year	—	—	—	40,251	—	—	40,251
Unrealized appreciation on short-term investments, net of taxes	—	—	—	—	10,576	—	10,576
Foreign currency translation adjustment	—	—	—	—	(5,825)	—	(5,825)

Total comprehensive income							45,002
Issuance of common stock to employees	8,782	—	45,188	—	—	—	45,188
Stock-based compensation	—	—	2,632	—	—	—	2,632
Restricted stock grant	—	—	3,500	—	—	(3,500)	—
Cash distribution for fractional shares	(7)	—	(100)	—	—	—	(100)
Amortization of unearned compensation	—	—	—	—	—	467	467
Tax benefit attributable to employee stock options and common stock warrants	—	—	29,367	—	—	—	29,367
Issuance of common stock to effect business combinations	205	—	2,793	—	—	—	2,793

Balance, March 31, 2006	277,021	—	867,297	341,990	16,369	(3,033)	1,222,623
Components of comprehensive income:
Net income for the year	—	—	—	85,787	—	—	85,787
Unrealized depreciation on short-term investments, net of taxes	—	—	—	—	(8,224)	—	(8,224)
Foreign currency translation adjustment	—	—	—	—	12,057	—	12,057

Total comprehensive income							89,620
Issuance of common stock to employees	3,532	—	18,956	—	—	—	18,956
Stock-based compensation	—	—	32,077	—	—	—	32,077
Tax benefit attributable to employee stock options and common stock warrants	—	—	11,338	—	—	—	11,338
Issuance of common stock to effect business combinations	2,758	—	36,918	—	—	—	36,918
Reclassification of unearned compensation	—	—	(3,033)	—	—	3,033	—

Balance, March 31, 2007	283,311	—	963,553	427,777	20,202	—	1,411,532
Components of comprehensive income:
Net income for the year	—	—	—	344,883	—	—	344,883
Unrealized depreciation on investments, net of taxes	—	—	—	—	(1,896)	—	(1,896)
Foreign currency translation adjustment	—	—	—	—	8,046	—	8,046

Total comprehensive income							351,033
Issuance of common stock pursuant to employee stock options, restricted stock rights, employee stock purchase plans and employee bonuses	9,954	—	49,869	—	—	—	49,869
Stock-based compensation expense related to employee stock options, restricted stock rights, and employee stock purchase plans	—	—	55,322	—	—	—	55,322
Tax benefit associated with employee stock options	—	—	57,335	—	—	—	57,335
Issuance of common stock to effect business combinations (see note 8)	1,386	—	25,864	—	—	—	25,864
Employee tender offer (see note 14)	—	—	(3,063)	—	—	—	(3,063)

Balance, March 31, 2008	294,651	$—	$1,148,880	$772,660	$26,352	$—	$1,947,892

The accompanying notes are an integral part of these consolidated financial statements.

 ACTIVISION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the fiscal years ended March 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$344,883	$85,787	$40,251
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	24,550	(44,092)	(28,453)
Depreciation and amortization	34,128	30,155	14,634
Loss on disposal of property and equipment	1,522	—	—
Realized gain on sale of short term investments	(1,103)	(1,823)	(4,297)
Amortization and write-offs of capitalized software development costs and intellectual property licenses(1)	209,419	91,456	173,602
Stock-based compensation expense(2)	53,565	25,522	3,099
Tax benefit of stock options and warrants exercised	57,335	11,338	29,367
Excess tax benefits from stock option exercises	(57,151)	(9,012)	—
Change in operating assets and liabilities (net of effects of acquisitions):
Accounts receivable, net	(52,416)	(108,802)	80,405
Inventories	(55,643)	(26,124)	(13,465)
Software development and intellectual property licenses	(168,768)	(166,138)	(193,927)
Other assets	(11,816)	7,294	(2,038)
Accounts payable	(6,497)	41,115	(19,985)
Accrued expenses and other liabilities	201,492	90,486	6,814

Net cash provided by operating activities	573,500	27,162	86,007

Cash flows from investing activities:
Cash used in business acquisitions (net of cash acquired)	(68,797)	(30,545)	(6,890)
Capital expenditures	(29,400)	(17,935)	(30,406)
Proceeds from disposal of property and equipment	243	—	—
Increase in restricted cash	(4,050)	—	(7,500)
Purchase of investments	(556,643)	(479,533)	(242,568)
Proceeds from sales and maturities of investments	984,938	492,771	201,568

Net cash provided by (used in) investing activities	326,291	(35,242)	(85,796)

Cash flows from financing activities:
Proceeds from issuance of common stock to employees and common stock pursuant to warrants	48,012	18,956	45,088
Excess tax benefits from stock option exercises	57,151	9,012	—

Net cash provided by financing activities	105,163	27,968	45,088

Effect of exchange rate changes on cash	6,887	10,190	(4,576)

Net increase in cash and cash equivalents	1,011,841	30,078	40,723
Cash and cash equivalents at beginning of period	384,409	354,331	313,608

Cash and cash equivalents at end of period	$1,396,250	$384,409	$354,331

(1)
Excludes amortization of stock-based compensation expense.

(2)
Includes the net effects of capitalization and amortization of stock-based compensation expense.

The accompanying notes are an integral part of these consolidated financial statements.

 ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Business

        Activision, Inc. ("Activision," the "Company," or "we") is a leading international publisher of interactive entertainment software and peripheral products. We have built a company with a diverse portfolio of products that spans a wide range of categories and target markets and that is used on a variety of game hardware platforms and operating systems. We have created, licensed, and acquired a group of highly recognizable franchises, which we market to a variety of consumer demographics. Our products cover diverse game categories including action/adventure, action sports, racing, role-playing, simulation, first-person action, music-based gaming and strategy. Our target customer base ranges from casual players to game enthusiasts, children to adults, and mass-market consumers to "value" buyers. We currently offer our products primarily in versions that operate on the Sony PlayStation 2 ("PS2"), Sony PlayStation 3 ("PS3"), Nintendo Wii ("Wii"), and Microsoft Xbox 360 ("Xbox360") console systems, Sony PlayStation Portable ("PSP"), and Nintendo Dual Screen ("NDS") hand-held devices, and the personal computer ("PC"). In prior years, we have also offered our products on the Sony PlayStation ("PS1"), Microsoft Xbox ("Xbox"), Nintendo GameCube ("NGC"), Nintendo Game Boy Advance ("GBA"), and Nintendo 64 ("N64") console systems, and the Nintendo Game Boy Color ("GBC") hand-held device.

        Our publishing business involves the development, marketing, and sale of products directly, by license, or through our affiliate label program with certain third-party publishers. Our distribution business consists of operations in Europe that provide logistical and sales services to third-party publishers of interactive entertainment software, our own publishing operations, and manufacturers of interactive entertainment hardware.

        We maintain operations in the United States, Canada, the United Kingdom ("UK"), Germany, France, Italy, Spain, Japan, Australia, Sweden, South Korea, Norway, and the Netherlands. In fiscal 2008, operations outside of North America contributed approximately 39% of consolidated net revenues.

Principles of Consolidation

        The consolidated financial statements include the accounts of Activision, Inc., a Delaware corporation, and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Cash, Cash Equivalents, and Investments

        Cash and cash equivalents include cash, money markets, and short-term investments with original maturities of not more than 90 days.

        Short-term investments generally mature between three and thirty months. Investments with maturities beyond one year may be classified as short-term based on their liquid nature and because such securities represent the investment of cash that is available for current operations. All other investments that are not classified as short-term are classified as long-term investments. All of our investments are classified as available-for-sale and are carried at fair market value with unrealized appreciation (depreciation) reported, net of taxes, as a component of accumulated other comprehensive income (loss) in shareholders' equity. The specific identification method is used to determine the cost of securities disposed with realized gains and losses reflected in investment income, net.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

Restricted Cash—Compensating Balances

        We maintained an irrevocable standby letter of credit in the amount of a $10.0 million as of March 31, 2008 and $7.5 million as of March 31, 2007. The standby letter of credit is required by one of our inventory manufacturers to qualify for payment terms on our inventory purchases. Under the terms of this arrangement, we are required to maintain with the issuing bank a compensating balance, restricted as to use, of not less than the sum of the available amount of the letter of credit plus the aggregate amount of any drawings under the letter of credit that have been honored thereunder but not reimbursed. At March 31, 2008 and 2007, $11.6 million and $7.5 million, respectively, of restricted cash is included in short-term investments, most of which is related to that standby letter of credit.

Concentration of Credit Risk

        Financial instruments which potentially subject us to concentration of credit risk consist principally of temporary cash investments and accounts receivable. We place our temporary cash investments with financial institutions. At various times during the fiscal years ended March 31, 2008, 2007, and 2006, we had deposits in excess of the Federal Deposit Insurance Corporation ("FDIC") limit at these financial institutions.

        Our customer base includes retail outlets and distributors, including mass-market retailers, consumer electronics stores, discount warehouses, and game specialty stores in the United States and countries worldwide. We perform ongoing credit evaluations of our customers and maintain allowances for potential credit losses. We generally do not require collateral or other security from our customers. We had two customers, Wal-Mart and GameStop, that accounted for 14% and 13% of consolidated net revenues for the fiscal year ended March 31, 2008 and 17% and 10% of consolidated gross accounts receivable at March 31, 2008, respectively. These customers were customers of both our publishing and distribution businesses. We had two customers, Wal-Mart and Gamestop, that accounted for 22% and 8% of consolidated net revenues for the year ended March 31, 2007 and 26% and 6% of consolidated gross accounts receivable at March 31, 2007, respectively. For the fiscal year ended March 31, 2006, our two largest customers, Wal-Mart and GameStop, accounted for 22% and 10% of consolidated net revenues, respectively.

Financial Instruments

        The estimated fair values of financial instruments have been determined using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

        Cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses have been recorded at the fair value due to their short-term nature. Short-term investments are carried at fair value with fair values estimated based on quoted market prices. Long-term investments are comprised of AAA-rated student loan backed taxable auction rate securities. On an industry-wide basis, many auctions have failed, including those for our auction rate securities, and as of yet, a meaningful secondary market for these instruments has not emerged. As a result, quoted market prices are not available, and we estimated the fair market value using valuation models, which take into account both

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

observable market data and non-observable factors including credit quality, duration, insurance wraps, collateral composition, maximum rate formulas, comparable trading instruments, and likelihood of redemption. Accordingly, we consider the values generated by such valuation models to represent management's best estimate of fair value for the purposes of applying the Statement of Financial Accounting Standards No. 115 Accounting for Certain Investments in Debt and Equity Securities.

        We account for derivative instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133 and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 133, 138, and 149 require that all derivatives, including foreign exchange contracts, be recognized in the balance sheet in other assets or liabilities at their fair value.

        We utilize forward contracts in order to reduce financial market risks. These instruments are used to hedge foreign currency exposures of underlying assets or liabilities. Our accounting policies for these instruments are based on whether they meet the criteria for designation as hedging transactions. Changes in fair value of derivatives that are designated as cash flow hedges, are highly effective, and qualify as hedging instruments, are recorded in other comprehensive income until the underlying hedged item is recognized in earnings. Any ineffective portion of a derivative's change in fair value is immediately recognized in earnings. Changes in fair value of derivatives that do not qualify as hedging instruments are recorded in earnings. The fair value of foreign currency contracts is estimated based on the spot rate of the various hedged currencies as of the end of the period. As of March 31, 2008, we had no outstanding foreign exchange forward contracts. As of March 31, 2007, accrued expenses included approximately $90,000 of pre-tax unrealized losses for the estimated fair value of outstanding foreign currency exchange forward contracts.

Software Development Costs and Intellectual Property Licenses

        Software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products.

        We account for software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Software development costs are capitalized once the technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility of a product encompasses both technical design documentation and game design documentation. Significant management judgments and estimates are utilized in the assessment of when technological feasibility is established. For products where proven technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Prior to a product's release, we expense, as part of "cost of sales—software royalties and amortization," capitalized costs when we believe such amounts are not recoverable. Capitalized costs for those products that are cancelled or abandoned are charged to product development expense in the period of cancellation. Amounts related to software development which are not capitalized are charged immediately to product development expense.

        Commencing upon product release, capitalized software development costs are amortized to "cost of sales—software royalties and amortization" based on the ratio of current revenues to total projected revenues for the specific product, generally resulting in an amortization period of six months or less.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

        Intellectual property license costs represent license fees paid to intellectual property rights holders for use of their trademarks, copyrights, software, technology, music or other intellectual property or proprietary rights in the development of our products. Depending upon the agreement with the rights holder, we may obtain the rights to use acquired intellectual property in multiple products over multiple years, or alternatively, for a single product. Prior to the related product's release, we expense, as part of "cost of sales—intellectual property licenses," capitalized intellectual property costs when we believe such amounts are not recoverable. Capitalized intellectual property costs for those products that are cancelled or abandoned are charged to product development expense in the period of cancellation.

        Commencing upon the related product's release, capitalized intellectual property license costs are amortized to "cost of sales—intellectual property licenses" based on the ratio of current revenues for the specific product to total projected revenues for all products in which the licensed property will be utilized. As intellectual property license contracts may extend for multiple years, the amortization of capitalized intellectual property license costs relating to such contracts may extend beyond one year.

        We evaluate the future recoverability of capitalized software development costs and intellectual property licenses on a quarterly basis. For products that have been released in prior periods, the primary evaluation criterion is actual title performance. For products that are scheduled to be released in future periods, recoverability is evaluated based on the expected performance of the specific products to which the costs relate or in which the licensed trademark or copyright is to be used. Criteria used to evaluate expected product performance include: historical performance of comparable products developed with comparable technology; orders for the product prior to its release; and, for any sequel product, estimated performance based on the performance of the product on which the sequel is based. Further, as many of our intellectual property licenses extend for multiple products over multiple years, we also assess the recoverability of capitalized intellectual property license costs based on certain qualitative factors, such as the success of other products and/or entertainment vehicles utilizing the intellectual property, whether there are any future planned theatrical releases or television series based on the intellectual property, and the rights holder's continued promotion and exploitation of the intellectual property.

        Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized costs. In evaluating the recoverability of capitalized costs, the assessment of expected product performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual product sales are less than, and/or revised forecasted or actual costs are greater than, the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge. Additionally, as noted above, as many of our intellectual property licenses extend for multiple products over multiple years, we also assess the recoverability of capitalized intellectual property license costs based on certain qualitative factors such as the success of other products and/or entertainment vehicles utilizing the intellectual property, whether there are any future planned theatrical releases or television series based on the intellectual property and the rights holder's continued promotion and exploitation of the intellectual property. Material differences may result in the amount and timing of charges for any period if management makes different judgments or utilizes different estimates in evaluating these qualitative factors.

Inventories

        Inventories are valued at the lower of cost (first-in, first-out) or market.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

Property and Equipment

        Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the shorter of the estimated useful lives or the lease term: buildings, 25 to 33 years; computer equipment, office furniture and other equipment, 2 to 5 years; leasehold improvements, through the life of the lease. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed and any resulting gains or losses are recognized in current operations.

Goodwill and Other Intangible Assets

        We account for goodwill using the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. ("SFAS No. 142.") Under SFAS No. 142, goodwill is deemed to have an indefinite useful life and is not amortized but rather tested at least annually for impairment at the reporting unit level. An impairment loss is recognized if the carrying amount of goodwill is not recoverable and its carrying amount exceeds its fair value. Our impairment tests as of March 31, 2008, 2007, and 2006 did not indicate that goodwill was impaired. Our reporting units are determined based on the guidance provided by SFAS No. 142 and EITF Issue D-101 "Clarification of Reporting Unit Guidance in Paragraph 30 of SFAS No. 142," and at March 31, 2008 consisted of our publishing and distribution operating segments. In accordance with SFAS No. 142, we have not amortized goodwill during the fiscal years ended March 31, 2008, 2007, and 2006. SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets ("SFAS No. 144") when events or circumstances indicate that the carrying value may not be recoverable. The Company determined there was no impairment of intangible assets for the years ended March 31, 2008, 2007, and 2006.

Revenue Recognition

        We recognize revenue from the sale of our products upon the transfer of title and risk of loss to our customers, and once any performance obligations have been completed. Certain products are sold to customers with a street date (the earliest date these products may be sold by retailers). For these products we recognize revenue on the later of the street date or the sale date. Revenue from product sales is recognized after deducting the estimated allowance for returns and price protection. With respect to license agreements that provide customers the right to make multiple copies in exchange for guaranteed amounts, revenue is recognized upon delivery of a master copy. Per copy royalties on sales that exceed the guarantee are recognized as earned. Some of our software products provide limited online features at no additional cost to the consumer. Generally, we consider such features to be incidental to the overall product offering and an inconsequential deliverable. Accordingly, we do not defer any revenue related to products containing these limited online features. In instances where online features or additional functionality is considered a substantive deliverable in addition to the software product, we take this into account when applying our revenue recognition policy. This evaluation is performed for each software product when it is released. In fiscal 2008, we determined that one of our software titles, Enemy Territory: Quake Wars (which is primarily an online multiplayer personal computer ("PC") game), contains online functionality that constitutes a more-than-inconsequential separate service deliverable in addition to the product, principally because of its importance to game play. As such, our performance obligations for this title extend beyond the sale

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

of the game, which is unique compared to other previously released titles. Vendor-specific objective evidence of fair value ("VSOE") does not exist for the online functionality, as we do not separately charge for this component of the title. As a result, we are recognizing all of the revenue from the sale of this title ratably over an estimated service period, which is currently estimated to be six months beginning the month after shipment. In addition, we are deferring the costs of sales for this title, which includes: manufacturing costs, software royalties and amortization, and intellectual property licenses. Overall, online play functionality is still an emerging area for us. As we move forward, we will monitor this developing functionality and its significance for our products.

        With respect to online transactions, such as electronic downloads of titles or product add-ons, revenue is recognized when the fee is paid by the online customer to purchase online content and we are notified by the online retailer that the product has been downloaded. In addition, in order to recognize revenue for both product sales and licensing transactions, persuasive evidence of an arrangement must exist and collection of the related receivable must be probable.

        Sales incentives or other consideration given by us to our customers is accounted for in accordance with the Financial Accounting Standards Board's Emerging Issues Task Force ("EITF") Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products). In accordance with EITF Issue 01-9, sales incentives and other consideration that are considered adjustments of the selling price of our products, such as rebates and product placement fees, are reflected as reductions of revenue. Sales incentives and other consideration that represent costs incurred by us for assets or services received, such as the appearance of our products in a customer's national circular ad, are reflected as sales and marketing expenses.
Allowances for Returns, Price Protection, Doubtful Accounts, and Inventory Obsolescence

        We closely monitor and analyze the historical performance of our various titles, the performance of products released by other publishers, and the anticipated timing of other releases in order to assess future demands of current and upcoming titles. Initial volumes shipped upon title launch and subsequent reorders are evaluated to ensure that quantities are sufficient to meet the demands from the retail markets, but at the same time are controlled to prevent excess inventory in the channel. We benchmark units to be shipped to our customers using historical and industry data.

        We may permit product returns from, or grant price protection to, our customers under certain conditions. In general, price protection refers to the circumstances when we elect to decrease the wholesale price of a product by a certain amount and, when granted and applicable, allows customers a credit against amounts owed by such customers to us with respect to open and/or future invoices. The conditions our customers must meet to be granted the right to return products or price protection are, among other things, compliance with applicable payment terms, and consistent delivery to us of inventory and sell-through reports. We may also consider other factors, including the facilitation of slow-moving inventory and other market factors. Management must make estimates of potential future product returns and price protection related to current period product revenue. We estimate the amount of future returns and price protection for current period product revenue utilizing historical experience and information regarding inventory levels and the demand and acceptance of our products by the end consumer. The following factors are used to estimate the amount of future returns and price protection for a particular title: historical performance of titles in similar genres; historical performance of the hardware platform; historical performance of the franchise; console hardware life cycle; Activision sales force and retail customer feedback; industry pricing; weeks of on-hand retail

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

channel inventory; absolute quantity of on-hand retail channel inventory; our warehouse on-hand inventory levels; the title's recent sell-through history (if available); marketing trade programs; and competing titles. The relative importance of these factors varies among titles depending upon, among other items, genre, platform, seasonality, and sales strategy. Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price protection in any accounting period. Based upon historical experience we believe our estimates are reasonable. However, actual returns and price protection could vary materially from our allowance estimates due to a number of reasons including, among others, a lack of consumer acceptance of a title, the release in the same period of a similarly themed title by a competitor, or technological obsolescence due to the emergence of new hardware platforms. Material differences may result in the amount and timing of our revenue for any period if factors or market conditions change or if management makes different judgments or utilizes different estimates in determining the allowances for returns and price protection. For example, a 1% change in our March 31, 2008 allowance for returns and price protection would impact net revenues by $1.3 million.

        Similarly, management must make estimates of the uncollectibility of our accounts receivable. In estimating the allowance for doubtful accounts, we analyze the age of current outstanding account balances, historical bad debts, customer concentrations, customer creditworthiness, current economic trends, and changes in our customers' payment terms and their economic condition, as well as whether we can obtain sufficient credit insurance. Any significant changes in any of these criteria would affect management's estimates in establishing our allowance for doubtful accounts.

        We value inventory at the lower of cost or market. We regularly review inventory quantities on hand and in the retail channel and record a provision for excess or obsolete inventory based on the future expected demand for our products. Significant changes in demand for our products would impact management's estimates in establishing our inventory provision.

Shipping and Handling

        Shipping and handling costs, which consist primarily of packaging and transportation charges incurred to move finished goods to customers, are included in "cost of sales—product costs."

Advertising Expenses

        We expense advertising as incurred, except for production costs associated with media advertising which are deferred and charged to expense the first time the related ad is run. Advertising expenses for the fiscal years ended March 31, 2008, 2007, and 2006 were approximately $180.3 million, $98.4 million, and $192.6 million, respectively, and are included in sales and marketing expense in the Consolidated Statements of Operations.

Income Taxes

        We account for income taxes using Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109.") Under SFAS No. 109, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency Translation

        The functional currencies of our foreign subsidiaries are their local currencies. All assets and liabilities of our foreign subsidiaries are translated into U.S. dollars at the exchange rate in effect at the end of the period, and revenue and expenses are translated at weighted average exchange rates during the period. The resulting translation adjustments are reflected as a component of accumulated other comprehensive income (loss) in shareholders' equity.

Comprehensive Income

        Comprehensive income includes net income, unrealized appreciation (depreciation) on short-term and long-term investments and foreign currency translation adjustments.

Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities or the disclosure of gain or loss contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Common Share

        Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for all periods. Diluted earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding, increased by common stock equivalents. Common stock equivalents are calculated using the treasury stock method and represent incremental shares issuable upon exercise of our outstanding options and warrants. However, potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

Stock-Based Compensation

        On April 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123R"), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases made pursuant to the Employee Stock Purchase Plan ("employee stock purchases,") based on estimated fair values. SFAS No. 123R supersedes our previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25.") In March 2005, the SEC issued Staff Accounting Bulletin No. 107, Share- Based Payment ("SAB No. 107") relating to SFAS No. 123R. We have applied the provisions of SAB No. 107 in our adoption of SFAS No. 123R.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

        We adopted SFAS No. 123R using the modified prospective transition method, which requires the application of the accounting standard as of April 1, 2006, the first day of our fiscal 2007. Therefore, commencing from our fiscal 2007, the Company's Consolidated Financial Statements reflect the impact of SFAS No. 123R. The Company's Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123R in accordance with the modified prospective transition method. See Note 14 for additional information.

        In November 2005, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") No. FAS 123(R)-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards ("FSP No. 123R-3.") We have elected not to adopt the alternative transition method provided in the FSP No. 123R-3 for calculating the tax effects of stock-based compensation pursuant to SFAS No. 123R. We followed paragraph 81 of SFAS No. 123R to calculate the initial pool ("APIC pool") of excess tax benefits and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS No. 123R.

        SFAS No. 123R requires companies to estimate the fair value of share-based payment awards on the measurement date using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statement of Operations. Stock-based compensation expense recognized under SFAS No. 123R for the fiscal years ended March 31, 2008 and March 31, 2007 was $53.6 million and $25.5 million, respectively. Prior to the adoption of SFAS No. 123R, the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123.") Under APB No. 25, compensation expense was recorded for the issuance of stock options and other stock-based compensation based on the intrinsic value of the stock options and other stock-based compensation on the date of grant or measurement date. Under the intrinsic value method, compensation expense was recorded on the measurement date only if the current market price of the underlying stock exceeded the stock option or other stock-based award's exercise price. For the fiscal year ended March 31, 2006, we recognized $3.1 million in stock-based compensation expense related to employee stock options and restricted stock, under APB No. 25. See Note 14 for additional information.

        Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in our Consolidated Statements of Operations for the fiscal year ended March 31, 2008 includes compensation expense for share-based payment awards granted prior to, but not yet vested as of, April 1, 2006 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123, and compensation expense for the share-based payment awards granted subsequent to April 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. As stock-based compensation expense recognized in the Consolidated Statements of Operations for the fiscal year ended March 31, 2008 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

2. Investment Income, Net

        Investment income, net is comprised of the following, (amounts in thousands):

	For the fiscal years ended March 31,
	2008	2007	2006
Interest income	$50,289	$34,952	$26,595
Interest expense	(138)	(97)	(262)
Net realized gain on investments	1,103	1,823	4,297

Investment income, net	$51,254	$36,678	$30,630

3. Acquisitions

Bizarre Creations

        On September 26, 2007, we acquired 100% of Bizarre Creations Limited ("Bizarre Creations") for an aggregate purchase price of $67.4 million in cash. In addition, in the event that certain financial performance measures of Bizarre Creations' business over a certain period of time (currently estimated to be 5 years from fiscal 2008) exceed specified target levels, the former shareholders of Bizarre Creations will be entitled to an additional amount of up to $40.0 million payable in shares of our common stock. The contingent consideration will be recorded as an addition to the purchase price if the specified target levels are met. Based in the United Kingdom (the "UK"), Bizarre Creations is a video game developer focusing on the racing category with its multi-million unit selling franchise Project Gotham Racing, a series for the Microsoft Xbox and the Microsoft Xbox360 platforms. Bizarre Creations has also developed and owns the Geometry Wars intellectual property. We expect that Bizarre Creations will play a role in our growth strategy as we develop intellectual property for the racing genre, expand our development capability and capacity for other genres and utilize Bizarre Creations' proprietary development technology.

        The results of operations of Bizarre Creations and the estimated fair market values of the acquired assets and liabilities have been included in our Consolidated Financial Statements since the date of acquisition. Pro forma consolidated statements of operations for this acquisition are not shown, as they would not differ materially from reported results. The acquired finite-lived intangible assets are being amortized over the estimated useful lives in proportion to the economic benefits consumed, which for some intangible assets are approximated by using the straight-line method. Goodwill has been included in the publishing segment of our business and is amortized over 15 years for tax purposes.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

3. Acquisitions (Continued)

Purchase Price Allocation

        The purchase price for the Bizarre Creations transaction was allocated to assets acquired and liabilities assumed as set forth below (amounts in thousands):

Current assets	$4,352
Property and equipment, net	2,203
Goodwill	55,833
Trademark, acquired contracts and acquired technologies	9,500
Deferred tax liability	(1,876)
Other liabilities	(2,639)

Total consideration	$67,373

Purchased Intangible Assets

        The following table presents the components of the purchased finite-lived intangible assets acquired in the Bizarre Creations acquisition (amounts in thousands):

	Estimated Useful Life (in years)	Amount
Finite-lived intangibles:
Trademark	8	$1,100
Acquired contracts	0.5	2,800
Acquired technologies	1 - 5	5,600

Total finite-lived intangibles		$9,500

        The following table presents the gross and net balances, and accumulated amortization of the components of our purchased finite-lived intangible assets acquired in the Bizarre Creations acquisition as of March 31, 2008 (amounts in thousands):

	Gross	Accumulated Amortization	Effect of foreign currency rates	Net
Trademark	$1,100	$—	$(27)	$1,073
Acquired contracts	2,800	(2,767)	(33)	—
Acquired technologies	5,600	(690)	(130)	4,780

Total	$9,500	$(3,457)	$(190)	$5,853

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

3. Acquisitions (Continued)

        The estimated future amortization expense of our purchased finite-lived intangible assets acquired in the Bizarre Creations acquisition as of March 31, 2008 is as follows (amounts in thousands):

Fiscal years ending March 31,	Amount
2009	$683
2010	1,125
2011	1,500
2012	1,125
2013	750
Thereafter	670

Total	$5,853

DemonWare

        On May 11, 2007, we completed our acquisition of DemonWare, Ltd., a provider of network middleware technologies for console and PC games headquartered in Dublin, Ireland. We expect the acquisition to enable us to gain efficiencies related to online game development and to position us to take advantage of the growth in online gameplay that is expected to be driven by the next-generation consoles. The acquisition is immaterial to fiscal 2008 earnings per share and cash flow.

RedOctane, Inc.

        On June 6, 2006, we completed our acquisition of 100% of RedOctane, Inc. ("RedOctane") for an aggregate accounting purchase price of $99.9 million, including transaction costs, consisting of $30.9 million in cash and 2,382,077 shares of Activision common stock valued at approximately $30.0 million based upon prevailing market prices which was issued on the closing date, and $39.0 million payable in Activision common stock within two years of the closing date, which is recorded in accrued expenses and other liabilities at March 31, 2008 and in other liabilities at March 31, 2007. In addition, in the event the net income of the business over a certain period of time exceeds specified target levels by certain amounts, certain former shareholders of RedOctane will be entitled to an additional amount of up to $51.0 million payable in shares of Activision common stock. The contingent consideration will be recorded as an additional element of the purchase price if those contingencies are achieved. We issued part of the contingent considerations in fiscal 2008 as the contingency was achieved (see Note 8 for additional information.) Based in Sunnyvale, California, RedOctane is a publisher, developer, and distributor of interactive entertainment software, hardware and accessories. RedOctane offers its interactive entertainment products in versions that operate on the PS2, Xbox 360, and PC, and its leading software product offering is Guitar Hero. RedOctane also designs, manufactures, and markets high quality video game peripherals and accessories.

        The results of operations of RedOctane and the estimated fair market values of the acquired assets and liabilities have been included in the Consolidated Financial Statements since the date of acquisition. The acquired, finite-lived intangible assets are being amortized over estimated lives ranging from 0.6 to 1.6 years. Goodwill has been included in the publishing segment of our business and is non-deductible for tax purposes.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

3. Acquisitions (Continued)

Purchase Price Allocation

        The purchase price for the RedOctane transaction was allocated to assets acquired and liabilities assumed as set forth below (amounts in thousands):

Current assets	$17,530
Property and equipment, net	207
Other assets	1,033
Goodwill	87,004
Trademark and other intangibles	16,700
Deferred tax liability	(6,496)
Other liabilities	(16,033)

Total consideration	$99,945

Purchased Intangible Assets

        The following table presents the components of the purchased finite-lived intangible assets acquired in the RedOctane acquisition (amounts in thousands):

	Estimated Useful Life (in years)	Amount
Finite-lived intangibles:
Trademark	1.3	$1,000
Development-related intangibles	0.6-1.6	15,700

Total finite-lived intangibles		$16,700

        At March 31, 2008, the purchased finite-lived intangible assets acquired in the RedOctane acquisition were fully amortized. At March 31, 2007, the net purchased finite-lived intangible assets were $5.0 million which were included in other current assets.

        During the three years ended March 31, 2008, we separately completed the acquisition of other three privately held interactive software development companies. We accounted for these acquisitions in accordance with SFAS No. 141, which addresses financial accounting and reporting for business combinations, requiring that the purchase method be used to account and report for all business combinations. These acquisitions have further enabled us to implement our multi-platform development strategy by bolstering our internal product development capabilities for console systems and personal computers and strengthening our position in the first-person action, action/adventure, music-based gaming and action sports game categories. A significant portion of the purchase price for all of these acquisitions was assigned to goodwill as the primary asset that we acquired in each of the transactions was an assembled workforce with proven technical and design talent with a history of high quality product creation. Pro forma Consolidated Statements of Operations for all of these acquisitions in aggregate are not shown, as they would not differ materially from each year's reported results.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

4. Cash, Cash Equivalents, Short-Term and Long-Term Investments

        The following table summarizes our cash, cash equivalents, short-term and long-term investments as of March 31, 2008 (amounts in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash and cash equivalents:
Cash and time deposits	$266,270	$—	$—	$266,270
Money market instruments	1,129,980	—	—	1,129,980

Cash and cash equivalents	1,396,250	—	—	1,396,250

Short-term investments:
U.S. agency issues	7,168	45	—	7,213
Corporate bonds	17,031	71	—	17,102
Mortgage-backed securities	11,927	5	(332)	11,600
Commercial paper	5,493	3	—	5,496
Restricted cash	11,551	—	—	11,551

Short-term investments	53,170	124	(332)	52,962

Cash, cash equivalents and short-term investments	$1,449,420	$124	$(332)	$1,449,212

Long-term investments:
Taxable auction rate notes	95,538	—	(4,323)	91,215

	$95,538	$—	$(4,323)	$91,215

Total cash, cash equivalent, short-term and long-term investments	$1,544,958	$124	$(4,655)	$1,540,427

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

4. Cash, Cash Equivalents, Short-Term and Long-Term Investments (Continued)

        The following table summarizes our cash, cash equivalents, and short-term investments as of March 31, 2007 (amounts in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash and cash equivalents:
Cash and time deposits	$187,594	$—	$—	$187,594
Commercial paper	86,776	—	(34)	86,742
Money market instruments	106,986	—	—	106,986
Corporate bonds	3,087	—	—	3,087

Cash and cash equivalents	384,443	—	(34)	384,409

Short-term investments:
U.S. agency issues	191,840	8	(1,011)	190,837
Corporate bonds	103,006	39	(148)	102,897
Mortgage-backed securities	33,142	—	(199)	32,943
Taxable auction rate notes	114,698	—	—	114,698
Asset-backed securities	7,754	2	(7)	7,749
Commercial paper	92,018	—	(67)	91,951
Certificate of deposit	21,866	2	(3)	21,865
Restricted cash	7,500	—	—	7,500

Short-term investments	571,824	51	(1,435)	570,440

Cash, cash equivalents and short-term investments	$956,267	$51	$(1,469)	$954,849

        In accordance with EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, and FSP SFAS No. 115-1 and SFAS No. 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments investments are reviewed periodically to identify possible impairment. When evaluating the investments, the Company reviews factors such as the length of time and extent to which fair value has been below the cost basis, the financial condition of the issuer, and the Company's ability and intent to hold the investment for a period of time which may be an amount of time sufficient to recover the anticipated market value. The following table illustrates the gross unrealized losses on securities available-for-sale and the fair value of those securities, aggregated by investment category as of March 31, 2008. The table also illustrates the length of time that they have been in a continuous unrealized loss position as of March 31, 2008 (amounts in thousands):

	Less than 12 months		12 months or more		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
Taxable auction rate notes	$(4,323)	$91,215	$—	$—	$(4,323)	$91,215
Mortgage-backed securities	(2)	1,890	(330)	5,322	(332)	7,212

Total temporarily impaired securities	$(4,325)	$93,105	$(330)	$5,322	$(4,655)	$98,427

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

4. Cash, Cash Equivalents, Short-Term and Long-Term Investments (Continued)

        Our investment portfolio usually consists of government and corporate securities with effective maturities of less than 30 months, except for auction rate securities classified as long-term investments as of March 31, 2008 that have stated maturities of up to 39 years. The $4.7 million gross unrealized losses on securities available-for-sale represents 0.3% of total investments and cash and cash equivalents at amortized cost. These unrealized losses consist primarily of individual securities with unrealized losses of less than 10% of each security's amortized cost. The unrealized loss position of approximately $0.3 million of more than 12 months relates to a mortgage-backed security with a decline of approximately 6% of amortized cost.

        Based upon our analysis of the impaired securities, which includes consideration of the status of debt servicing, the financial condition of the issuer, and our intent and ability to hold the securities until they mature or recover their costs, we have concluded that the gross unrealized losses of $4.7 million at March 31, 2008 were temporary in nature. We have the intent and ability to hold these securities for a period of time sufficient for a recovery of fair value up to (or beyond) the initial cost of the investment. We expect to realize the full value of all of these investments upon maturity or sale. However, facts and circumstances may change which could result in a decline in fair value considered to be other-than-temporary in the future.

        The following table illustrates the gross unrealized losses on securities available-for-sale and the fair value of those securities, aggregated by investment category as of March 31, 2007. The table also illustrates the length of time that they have been in a continuous unrealized loss position as of March 31, 2007 (amounts in thousands):

	Less than 12 months		12 months or more		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
U.S. agency issues	$(23)	$17,146	$(988)	$162,505	$(1,011)	$179,651
Corporate bonds	(123)	57,285	(25)	12,796	(148)	70,081
Commercial paper	(100)	178,694	—	—	(100)	178,694
Taxable auction rate notes	—	10,006	—	—	—	10,006
Mortgage-backed securities	(126)	19,994	(80)	18,784	(206)	38,778
Asset-backed securities	—	—	—	64	—	64
Certificate of deposit	(4)	18,936	—	—	(4)	18,936

Total temporarily impaired securities	$(376)	$302,061	$(1,093)	$194,149	$(1,469)	$496,210

        The increase from March 31, 2007 to March 31, 2008 in the total unrealized losses is predominantly due to the taxable auction rate notes category and relates primarily to the recent failed auctions. All of our investments in auction rate securities were classified as long-term investments at March 31, 2008 due to the recent failed auctions and uncertainties of the timing of liquidation. Our investments in auction rate securities are all backed by higher education student loans.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

4. Cash, Cash Equivalents, Short-Term and Long-Term Investments (Continued)

        The following table summarizes the contractually stated maturities of our investments in corporate bonds, commercial paper, and U.S. agency issues as of March 31, 2008 (amounts in thousands):

	Amortized Cost	Fair Value
Due after one year or less	$26,615	$26,669
Due after one year through two years	3,077	3,142
Due after two years through three years	—	—

	$29,692	$29,811

        For the years ended March 31, 2008, 2007, and 2006 gross realized gains on investments were $1.5 million, $1.8 million, and $4.3 million, respectively. Gross realized losses were $0.4 million for the year ended March 31, 2008, and zero for the years ended March 31, 2007 and 2006. The proceeds from the sale of available-for-sale securities were $193.0 million, $4.0 million, and $27.4 million for the years ended March 31, 2008, 2007, and 2006, respectively.

5. Software Development Costs and Intellectual Property Licenses

        As of March 31, 2008, capitalized software development costs included $97.8 million of internally developed software costs and $12.0 million of payments made to third-party software developers. As of March 31, 2007, capitalized software development costs included $94.3 million of internally developed software costs and $36.6 million of payments made to third-party software developers. Capitalized intellectual property licenses were $83.6 million and $100.3 million as of March 31, 2008 and 2007, respectively. Amortization and write-offs of capitalized software development costs and intellectual property licenses, including capitalized stock-based compensation expense, was $220.3 million, $94.0 million, and $173.6 million for the years ended March 31, 2008, 2007, and 2006, respectively.

6. Inventories

        Our inventories consisted of the following (amounts in thousands):

	As of March 31,
	2008	2007
Finished goods	$144,549	$89,048
Purchased parts and components	2,325	2,183

	$146,874	$91,231

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

7. Property and Equipment, Net

        Property and equipment, net was comprised of the following (amounts in thousands):

	As of March 31,
	2008	2007
Land	$722	$612
Buildings	5,818	4,915
Leasehold improvements	25,895	19,816
Computer equipment	74,700	61,382
Office furniture and other equipment	25,439	19,879

Total cost of property and equipment	132,574	106,604
Less accumulated depreciation	(78,046)	(60,064)

Property and equipment, net	$54,528	$46,540

        Depreciation expense for the years ended March 31, 2008, 2007, and 2006 was $23.3 million, $17.8 million, and $14.2 million, respectively.

8. Goodwill

        The changes in the carrying amount of goodwill were as follows (amounts in thousands):

	Publishing	Distribution	Total
Balance as of March 31, 2006	$95,094	$5,352	$100,446
Goodwill acquired during the year	87,257	—	87,257
Issuance of contingent consideration	6,918	—	6,918
Adjustment-prior period purchase allocation	51	—	51
Effect of foreign currency exchange rates	22	680	702

Balance as of March 31, 2007	189,342	6,032	195,374

Goodwill acquired during the year	58,609	—	58,609
Issuance of contingent consideration	25,864	—	25,864
Adjustment-prior period purchase allocation	(318)	—	(318)
Effect of foreign currency exchange rates	(430)	62	(368)

Balance as of March 31, 2008	$273,067	$6,094	$279,161

        Goodwill acquired during the year represents goodwill of $55.8 million and $2.8 million related to the acquisitions of Bizarre Creations and DemonWare, respectively. See Note 3 for additional information. Issuance of contingent consideration consists of additional purchase consideration related to the acquisition of RedOctane Inc. and Vicarious Visions Inc. for $22.7 million and $3.1 million, respectively, which was paid in shares of our common stock.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

9. Accrued Expenses and Other Liabilities

        Accrued expenses were comprised of the following (amounts in thousands):

	As of March 31,
	2008	2007
Accrued royalties payable	$43,894	$21,583
Accrued selling and marketing costs	51,174	23,909
Common stock payable—RedOctane	39,000	—
Income tax payable	83,953	55,530
Accrued payroll related costs	125,279	63,249
Accrued professional and legal costs	49,827	9,494
Other	33,048	30,887

Total accrued expenses	$426,175	$204,652

10. Operations by Reportable Segments and Geographic Area

        We operate two business segments: (i) publishing of interactive entertainment software and peripherals and (ii) distribution of interactive entertainment software and hardware products.

        Publishing refers to the development, marketing, and sale of products directly, by license or through our affiliate label program with certain third-party publishers. In the United States, we primarily sell our products on a direct basis to mass-market retailers, consumer electronics stores, discount warehouses, and game specialty stores. We conduct our international publishing activities through offices in the UK, Germany, France, Italy, Spain, the Netherlands, Norway, Australia, Sweden, Canada, South Korea and Japan. Our products are sold internationally on a direct-to-retail basis and through third-party distribution and licensing arrangements and through our wholly-owned distribution subsidiaries located in the UK, the Netherlands, and Germany.

        Distribution refers to our operations in the UK, the Netherlands, and Germany that provide logistical and sales services to third-party publishers of interactive entertainment software, our own publishing operations, and manufacturers of interactive entertainment hardware.

        The accounting policies of these segments are the same as those described in the Summary of Significant Accounting Policies. Transactions between segments are eliminated in consolidation.

        Information on the reportable segments for the three years ended March 31, 2008 is as follows (amounts in thousands):

	For the year ended March 31, 2008
	Publishing	Distribution	Total
Total segment revenues	$2,645,494	$392,970	$3,038,464
Revenue from sales between segments	(140,328)	—	(140,328)

Revenues from external customers	$2,505,166	$392,970	$2,898,136

Operating income	$461,718	$17,896	$479,614

Total assets	$2,371,661	$159,012	$2,530,673

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

10. Operations by Reportable Segments and Geographic Area (Continued)

	For the year ended March 31, 2007
	Publishing	Distribution	Total
Total segment revenues	$1,199,764	$393,974	$1,593,738
Revenue from sales between segments	(80,726)	—	(80,726)

Revenues from external customers	$1,119,038	$393,974	$1,513,012

Operating income	$64,076	$9,071	$73,147

Total assets	$1,618,195	$175,752	$1,793,947

	For the year ended March 31, 2006
	Publishing	Distribution	Total
Total segment revenues	$1,286,294	$313,337	$1,599,631
Revenue from sales between segments	(131,631)	—	(131,631)

Revenues from external customers	$1,154,663	$313,337	$1,468,000

Operating income (loss)	$(6,715)	$21,941	$15,226

Total assets	$1,293,014	$125,241	$1,418,255

        Geographic information is based on the location of the selling entity. Revenues from external customers by geographic region were as follows (amounts in thousands):

	For the years ended March 31,
	2008	2007	2006
North America	$1,761,753	$753,376	$710,040
Europe	1,037,257	718,973	717,494
Other	99,126	40,663	40,466

Total	$2,898,136	$1,513,012	$1,468,000

        Revenues by platform were as follows (amounts in thousands):

	For the years ended March 31,
	2008	2007	2006
Console	$2,398,593	$1,125,457	$1,008,758
Hand-held	314,217	275,650	235,834
PC	185,326	111,905	223,408

Total	$2,898,136	$1,513,012	$1,468,000

        A significant portion of our revenues is derived from products based on a relatively small number of popular franchises each year. In fiscal 2008, 65% of our consolidated net revenues and 75% of worldwide publishing net revenues were derived from three franchises. In fiscal 2007, 39% of our consolidated net revenues and 52% of worldwide publishing net revenues were derived from three franchises. In fiscal 2006, 30% of our consolidated net revenues and 38% of worldwide publishing net revenues were derived from three franchises.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

10. Operations by Reportable Segments and Geographic Area (Continued)

        We had two customers, Wal-Mart and GameStop, that accounted for 14% and 13% of consolidated net revenues for the fiscal year ended March 31, 2008 and 17% and 10% of consolidated gross accounts receivable at March 31, 2008, respectively. These customers were customers of both our publishing and distribution businesses. We had two customers, Wal-Mart and Gamestop, that accounted for 22% and 8% of consolidated net revenues for the year ended March 31, 2007 and 26% and 6% of consolidated gross accounts receivable at March 31, 2007, respectively. For the fiscal year ended March 31, 2006, our two largest customers, Wal-Mart and GameStop, accounted for 22% and 10% of consolidated net revenues, respectively.

11. Computation of Earnings Per Share

        The following table sets forth the computations of basic and diluted earnings per share (amounts in thousands, except per share data):

	For the years ended March 31,
	2008	2007	2006
Numerator:
Numerator for basic and diluted earnings per share—income available to common shareholders	$344,883	$85,787	$40,251

Denominator:
Denominator for basic earnings per share—weighted average common shares outstanding	288,957	281,114	273,177
Effect of dilutive securities:
Employee stock options and stock purchase plan	25,062	23,611	20,232
Warrants to purchase common stock	712	614	593

Potential dilutive common shares	25,774	24,225	20,825

Denominator for diluted earnings per share—weighted average common shares outstanding plus assumed conversions	314,731	305,339	294,002

Basic earnings per share	$1.19	$0.31	$0.15

Diluted earnings per share	$1.10	$0.28	$0.14

        Options to purchase approximately 7.1 million, 7.9 million, and 1.0 million shares of common stock for the years ended March 31, 2008, 2007, and 2006, respectively, were not included in the calculation of diluted earnings per share because their effect would be antidilutive.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

12. Income Taxes

        Domestic and foreign income before income taxes and details of the income tax provision are as follows (amounts in thousands):

	For the years ended March 31,
	2008	2007	2006
Income (loss) before income taxes:
Domestic	$463,792	$99,210	$52,321
Foreign	67,076	10,615	(6,465)

	$530,868	$109,825	$45,856

Income tax expense (benefit):
Current:
Federal	$87,126	$34,342	$—
State	8,659	15,325	308
Foreign	9,820	3,842	4,383

Total current	105,605	53,509	4,691

Deferred:
Federal	11,040	(17,074)	(11,095)
State	5,873	(19,608)	(7,266)
Foreign	6,132	(4,127)	(10,092)

Total deferred	23,045	(40,809)	(28,453)

Add back benefit credited to additional paid-in capital:
Tax benefit related to stock option and warrant exercises	57,335	11,338	29,367

Income tax provision	$185,985	$24,038	$5,605

        The items accounting for the difference between income taxes computed at the U.S. federal statutory income tax rate and the income tax provision for each of the years are as follows:

	For the years ended March 31,
	2008	2007	2006
Federal income tax provision at statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	3.6	4.1	4.3
Research and development credits	(3.8)	(8.5)	(36.2)
Decremental effect of foreign tax rates	(0.6)	(3.6)	(10.5)
Increase (decrease) in valuation allowance	—	(26.6)	18.0
Increase (decrease) in tax reserves	1.1	18.8	(2.2)
Other	(0.3)	2.7	3.8

	35.0%	21.9%	12.2%

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

12. Income Taxes (Continued)

        Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for accounting purposes and the amounts used for income tax purposes. The components of the net deferred tax assets are as follows (amounts in thousands):

	As of March 31,
	2008	2007
Deferred tax assets:
Allowance for doubtful accounts	$421	$369
Allowance for sales returns and price protection	18,835	14,094
Inventory reserve	894	1,507
Accrued payroll related costs	12,732	5,996
Accrued professional and legal costs	17,913	2,901
Amortization and depreciation	5,293	1,566
Tax credit carryforwards	25,619	89,014
Net operating loss carryforwards	1,740	29,822
Stock-based compensation	30,058	11,879
Other	15,394	6,057

Deferred tax assets	128,899	163,205
Valuation allowance	(382)	(382)

Deferred tax assets, net of valuation allowance	128,517	162,823

Deferred tax liabilities:
Capitalized development expenses	43,766	50,159
State taxes	10,684	12,309

Deferred tax liabilities	54,450	62,468

Net deferred tax assets	$74,067	$100,355

        As of March 31, 2008, our available federal net operating loss carryforward of approximately $1.0 million is subject to certain limitations as defined under Section 382 of the Internal Revenue Code. The net operating loss carryforwards will begin to expire in 2023. We have various state net operating loss carryforwards totaling $14.4 million which are not subject to limitations under Section 382 of the Internal Revenue Code and will begin to expire in 2013. We have tax credit carryforwards of $0.8 million and $24.6 million for federal and state purposes, respectively, which begin to expire in fiscal 2016.

        Realization of the deferred tax assets is dependent upon the continued generation of sufficient taxable income prior to expiration of tax credits and loss carryforwards. Although realization is not assured, management believes it is more likely than not that the net carrying value of the deferred tax assets will be realized.

        Cumulative undistributed earnings of foreign subsidiaries for which no deferred taxes have been provided approximated $168.1 million at March 31, 2008. Deferred income taxes on these earnings have not been provided as these amounts are considered to be permanent in duration.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

12. Income Taxes (Continued)

        We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes ("FIN 48") an interpretation of SFAS No. 109 on April 1, 2007. Implementation of FIN 48 did not result in a material adjustment to the liability for unrecognized income tax benefits. At the adoption date of April 1, 2007, we had $65.5 million of unrecognized tax benefits, of which $26.2 million would affect our effective tax rate if recognized. As of March 31, 2008, we had approximately $74.2 million in total unrecognized tax benefits of which $30.0 million would affect our effective tax rate if recognized. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (amounts in thousands):

Unrecognized tax benefits balance at April 1, 2007	$65,472
Gross increase for tax positions of prior years	3,370
Gross decrease for tax positions of prior years	(697)
Gross increase for tax positions of current year	6,032
Gross decrease for tax positions of current year	—
Settlements	—
Lapse of statute of limitations	—

Unrecognized tax benefits balance at March 31, 2008	$74,177

        In addition, consistent with the provisions of FIN 48, we reclassified $23.5 million of income tax liabilities from current to non-current liabilities because payment of cash or settlement is not anticipated within one year of the balance sheet date. These non-current income tax liabilities are recorded in other liabilities in the Consolidated Balance Sheets as of March 31, 2008.

        We recognize interest and penalties related to uncertain tax positions in income tax expense. As of March 31, 2008, we had approximately $609,000 of accrued interest related to uncertain tax positions. For the year ended March 31, 2008, we recorded $69,000 of interest expense related to uncertain tax positions.

        The tax years 2002 through 2007 remain open to examination by the major taxing jurisdictions to which we are subject, including United States of America ("U.S.") and non-U.S. locations. We are currently under audit by the Internal Revenue Service and the California Franchise Tax Board, and it is reasonably possible that the current portion of our unrecognized tax benefits will significantly decrease within the next twelve months due to the outcome of these audits.

13. Commitments and Contingencies

Credit Facilities

        We have revolving credit facilities with our Centresoft subsidiary located in the UK (the "UK Facility") and our NBG subsidiary located in Germany (the "German Facility.") The UK Facility provided Centresoft with the ability to borrow up to Great British Pounds ("GBP") 12.0 million ($23.9 million) and GBP 12.0 million ($23.6 million), including issuing letters of credit, on a revolving basis as of March 31, 2008 and 2007, respectively. Furthermore, under the UK Facility, Centresoft provided a GBP 0.6 million ($1.2 million) and a GBP 0.6 million ($1.2 million) guarantee for the benefit of our CD Contact subsidiary as of March 31, 2008 and 2007, respectively. The UK Facility bore interest at LIBOR plus 2.0% as of March 31, 2008 and 2007, is collateralized by substantially all

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

13. Commitments and Contingencies (Continued)

of the assets of the subsidiary and expires in March 2009. The UK Facility also contains various covenants that require the subsidiary to maintain specified financial ratios related to, among others, fixed charges. As of March 31, 2008 and 2007, we were in compliance with these covenants. No borrowings were outstanding against the UK Facility as of March 31, 2008 or 2007. The German Facility provided for revolving loans up to EUR 0.5 million ($0.8 million) as of March 31, 2008 and EUR 0.5 million ($0.7 million) as of March 31, 2007, bore interest at a Eurocurrency rate plus 2.5%, is collateralized by certain of the subsidiary's property and equipment and has no expiration date. No borrowings were outstanding against the German Facility as of March 31, 2008 or 2007.

        As of March 31, 2008 and 2007, we maintained a $10.0 million and $7.5 million irrevocable standby letter of credit, respectively. The standby letter of credit is required by one of our inventory manufacturers to qualify for payment terms on our inventory purchases. Under the terms of this arrangement, we are required to maintain on deposit with the bank a compensating balance, restricted as to use, of not less than the sum of the available amount of the letter of credit plus the aggregate amount of any drawings under the letter of credit that have been honored thereunder but not reimbursed. At March 31, 2008 and 2007, the $10.0 million and $7.5 million deposit is included in short-term investments as restricted cash, respectively. No borrowings were outstanding as of March 31, 2008 or 2007.

        As of March 31, 2008 and 2007, our publishing subsidiary located in the UK maintained a EUR 7.0 million ($11.0 million) and EUR $4.0 million ($5.3 million) irrevocable standby letter of credit, respectively. The standby letter of credit is required by one of our inventory manufacturers to qualify for payment terms on our inventory purchases. The standby letter of credit does not require a compensating balance and is collateralized by substantially all of the assets of the subsidiary and expires in February 2009. No borrowings were outstanding as of March 31, 2008 or 2007.

Commitments

        In the normal course of business, we enter into contractual arrangements with third parties for non-cancelable operating lease agreements for our offices, for the development of products, as well as for the rights to intellectual property. Under these agreements, we commit to provide specified payments to a lessor, developer, or intellectual property holder, based upon contractual arrangements. Typically, the payments to third-party developers are conditioned upon the achievement by the developers of contractually specified development milestones. These payments to third-party developers and intellectual property holders typically are deemed to be advances and are recoupable against future royalties earned by the developer or intellectual property holder based on the sale of the related game. Additionally, in connection with certain intellectual property rights acquisitions and development agreements, we will commit to spend specified amounts for marketing support for the related game(s) which is to be developed or in which the intellectual property will be utilized.

        Additionally, we lease certain of our facilities and equipment under non-cancelable operating lease agreements. Assuming all contractual provisions are met, the total future minimum commitments for

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

13. Commitments and Contingencies (Continued)

these and other contractual arrangements in place as of March 31, 2008, are scheduled to be paid as follows (amounts in thousands):

	Contractual Obligations(1)
	Facility & Equipment Leases	Developer and IP	Marketing	Total
Fiscal years ending March 31,
2009	$19,343	$110,771	$41,401	$171,515
2010	17,028	31,041	22,100	70,169
2011	14,553	34,086	13,100	61,739
2012	10,256	16,586	—	26,842
2013	8,791	21,586	—	30,377
Thereafter	31,201	26,001	—	57,202

Total	$101,172	$240,071	$76,601	$417,844

(1)
We have omitted FIN 48 liabilities from this table due to the inherent uncertainty regarding the timing of potential issue resolution. Specifically, either (a) the underlying positions have not been fully enough developed under audit to quantify at this time or, (b) the years relating to the issues for certain jurisdictions are not currently under audit. At the adoption date of April 1, 2007, we had $65.5 million of unrecognized tax benefits. At March 31, 2008, we had $74.2 million of unrecognized tax benefits.

        Facilities rent expense for the years ended March 31, 2008, 2007, and 2006 was approximately $18.3 million, $14.8 million, and $14.2 million, respectively.

Compensation Guarantee

        In June 2005, we entered into an employment agreement with the President and Chief Executive Officer of Activision Publishing, Inc. containing a guarantee related to total compensation. The agreement guarantees that in the event that on May 15, 2010 total compensation has not exceeded $20.0 million, we will make a payment for the amount of the shortfall. The $20.0 million guarantee will be recognized as compensation expense over the term of the employment agreement comprising of salary payments, bonus payments, restricted stock expense, stock option expense, and an accrual for any anticipated remaining portion of the guarantee. The remaining portion of the guarantee is accrued over the term of the agreement in "Other liabilities" and will remain accrued until the end of the employment agreement at which point it will be used to make a payment for any shortfall or reclassified into shareholders' equity.

Legal Proceedings

        On February 8, 2008, the Wayne County Employees' Retirement System filed a lawsuit challenging the transactions contemplated by the business combination agreement, dated as of December 1, 2007, among us, a wholly owned subsidiary of ours established in connection with the proposed transaction, Vivendi, S.A., Vivendi Games, Inc., a wholly owned subsidiary of Vivendi, S.A., and VGAC, a wholly

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

13. Commitments and Contingencies (Continued)

owned subsidiary of Vivendi, S.A., and the sole stockholder of Vivendi Games, Inc. The suit is a putative class action filed against the parties to that business combination agreement as well as certain members of our Board of Directors. The plaintiff alleges, among other things, that our directors named therein failed to fulfill their fiduciary duties with regard to the transactions by "surrendering" the negotiating process to "conflicted management," that those breaches were aided and abetted by Vivendi, S.A., and those of its subsidiaries named in the complaint, and that a preliminary proxy statement contains certain statements that the plaintiff alleges are false and misleading. The plaintiff seeks an order from the court that, among other things, certifies the case as a class action, enjoins the transaction, requires the defendants to disclose all material information, declares that the transaction is in breach of the directors' fiduciary duties and therefore unlawful and unenforceable, awards the plaintiff and the putative class damages for all profits and special benefits obtained by the defendant in connection with the transaction and tender offer, and awards the plaintiff its cost and expense, including attorney's fees.

        In a ruling on March 12, 2008, the court initially declined to schedule a preliminary injunction hearing or allow broad discovery, pending the Company's filing of a revised preliminary proxy statement in connection with the proposed transactions. The court did order the parties to initiate discovery of core documents, and the Company made an initial production of documents. On March 7, 2008, the Company filed a motion to dismiss the complaint, the grounds for which were detailed in a brief filed on April 30, 2008. On April 30, 2008, the Company also filed a motion to stay discovery in the case pending a ruling on the motion to dismiss. Separately, on March 6, 2008, Vivendi, S.A., and those of its subsidiaries named in the complaint filed a motion to dismiss the sole claim alleged against them.

        On May 8, 2008, the plaintiff filed an amended complaint that, among other things, added allegations relating to a revised preliminary proxy statement filed by the Company on April 30, 2008. That same date, the plaintiff also renewed its motion for expedited proceedings. On May 13, 2008, the Company moved to dismiss the amended complaint. On May 14, 2008, Vivendi and its subsidiaries named in the amended complaint also moved to dismiss. On May 22, 2008, the court scheduled a combined hearing for June 30, 2008 on the plaintiff's motion for a preliminary injunction and the defendants' motions to dismiss, but withheld a ruling on the plaintiff's motion for expedited discovery, pending further briefing. On May 28, 2008, the court ordered that expedited discovery proceed as to certain claims and that final briefing on the motions to be heard on June 30, 2008 be filed with the court on June 27, 2008. The Company intends to defend itself vigorously, and no amounts have been recorded in the Company's consolidated financial statements as of March 31, 2008.

        In July 2006, individuals and/or entities claiming to be our stockholders filed derivative lawsuits, purportedly on our behalf, against certain current and former members of our Board of Directors as well as several of our current and former officers. Three derivative actions have been filed in Los Angeles Superior Court: Vazquez v. Kotick, et al ., L.A.S.C. Case No. BC355327 (filed July 12, 2006); Greuer v. Kotick, et al. L.A.S.C. Case No. SC090343 (filed July 12, 2006); and Amalgamated Bank v. Baker, et al., L.A.S.C. Case No. BC356454 (filed August 3, 2006). These actions have been consolidated by the court under the caption In re Activision Shareholder Derivative Litigation, L.A.S.C. Master File No. SC090343 (West, J.). Four derivative actions have been filed in the United States District Court for the Central District of California: Pfeiffer v. Kotick, et al., C.D. Cal. Case No. CV06-4771 MRP (JTLx) (filed July 31, 2006), Hamian v. Kotick, et al., C.D. Cal. Case No. CV06-5375 MRP (JLTx) (filed August 25, 2006) Abdelnur vs. Kotick et al., C.D. Cal. Case

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

13. Commitments and Contingencies (Continued)

No. CV07-3575 AHM (PJWx) (filed June 1, 2007), and Scarborough v. Kotick et al., C.D. Cal. Case No. CV07-4602 SVW (PLAx) (filed July 18, 2007). These actions have also been consolidated, under the caption In re Activision, Inc. Shareholder Derivative Litigation, C.D. Cal. Case No. CV06-4771 MRP (JTLx) (Pfaelzer, J.). The consolidated complaints allege, among other things, purported improprieties in our issuance of stock options. Plaintiffs seek various relief on our behalf, including damages, restitution of benefits obtained from the alleged misconduct, equitable relief, including an accounting and rescission of option contracts; and various corporate governance reforms. We expect that defense expenses associated with the matters will be covered by our directors and officers insurance, subject to the terms and conditions of the applicable policies.

        On or about December 4, 2007, we, the plaintiffs, and certain of our current and former officers and directors notified the court in the federal action that we had reached agreement in principle to settle the shareholder derivative litigation pending against such current and former directors and officers of ours. On January 17, 2008, the parties amended that agreement to, among other things, include the plaintiffs in the state court action as parties thereto. The nonbinding agreement in principle was subject, among other things, to the negotiation of a binding definitive settlement agreement addressing all settlement terms, as well as to further approval by the parties and the court.

        Effective as of May 8, 2008, the parties signed a Stipulation of Settlement with respect to these matters. In entering into the Stipulation of Settlement, neither we nor any of the settling parties has admitted to any liability or wrongdoing. Under the terms of the Stipulation of Settlement, which is subject to court approval, we will adopt, implement and/or maintain certain corporate governance and internal control measures, relating principally to the following: board composition, structure and practices, director independence standards, stock ownership and compensation, and education; shareholder proposal evaluation process; nomination procedures for shareholder-nominated directors; shareholder meeting procedures; executive compensation policies and procedures; insider trading controls; and stock option granting procedures. We have agreed to keep these measures in place for a period of three years, subject to certain exceptions. The Stipulation of Settlement also addresses matters relating to the agreements by certain of our current and former directors and officers to reimburse the Company in connection with the receipt of options that required measurement date corrections. In the case of options already exercised, the agreements allowed reimbursement to be made either by cancellation of vested but unexercised options with a value equivalent to the additional exercise price or by payment of additional exercise price. In the case of options not yet exercised, the exercise price to be paid upon future exercise of those options is increased. In the aggregate, settling defendants have elected to cancel options to acquire approximately 800,000 shares of our common stock and have agreed to increases in the exercise prices of approximately 16.1 million options. The modification of these options did not result in any incremental compensation expense. In addition, the Stipulation of Settlement provides for us to pay $10,000,000 to plaintiffs' attorneys for their fees and expenses, subject to court approval of such fees and expenses and subject to our reservation of all rights against our D&O insurance carriers, reinsurers and co-insurers. In anticipation of the settlement, the Company had recorded a legal expense accrual of approximately $10.0 million as a probable and reasonable estimate in its consolidated financial statements as of March 31, 2008. The Stipulation of Settlement provides that plaintiffs' attorneys will also be entitled to 15% (up to $750,000) of any payment made by our insurance carriers to us in connection with the settlement. We have not reached agreements with our insurers related to the settlement. The stipulation also provides for the forgiveness of approximately $2.3 million in legal fees previously billed to us by former outside corporate counsel.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

13. Commitments and Contingencies (Continued)

        The Stipulation of Settlement was filed in federal court on May 12, 2008 and was preliminarily approved by the U.S. District Court for the Central District of California by order dated May 13, 2008 and entered on May 14, 2008. The settlement is subject to final court approval after notice and a hearing at which shareholders will have the opportunity to object, which is currently scheduled to be held on July 21, 2008. The court will then decide whether to approve the settlement as fair, adequate and in the best interest of our stockholders. While we believe that the settlement meets these criteria, there can be no guarantee that the settlement will receive the required court approval. If final approval is granted, all claims against all defendants in the litigation will be dismissed with prejudice, and all claims that were or could have been brought by any derivative plaintiff, and all claims that arise from or relate to the matters or occurrences that were or could have been alleged in the federal and state derivative actions, will be fully, finally and forever released. The individual settling defendants make no admission of wrongdoing under the Stipulation of Settlement, and they have denied (and continue to deny) all charges of wrongdoing and liability and each and all of the claims and contentions alleged in the derivative actions.

        On July 24, 2006, we received a letter of informal inquiry from the SEC requesting certain documents and information relating to our historical stock option grant practices. Thereafter, in early June 2007, the SEC issued a formal order of non-public investigation, pursuant to which it subpoenaed documents from us related to the investigation, and testimony and documents from certain current and former directors, officers and employees of ours. The Company has made an offer of settlement to the Staff of the SEC, which the SEC Staff has indicated it is prepared to recommend to the SEC. The tentative settlement of the SEC's investigation, which would allege violations of various provisions of the Federal securities laws, is subject to agreement on the specific language of the settlement documents, and then to review and approval by the SEC. There can be no assurance that a final settlement will be approved. In connection with the proposed settlement, the Company would not be required to pay a monetary penalty. Under the proposed settlement, the Company would settle this matter without admitting or denying the SEC's findings.

        In addition, we are party to other routine claims and suits brought by us and against us in the ordinary course of business, including disputes arising over the ownership of intellectual property rights, contractual claims, employment laws, regulations and relationships, and collection matters. In the opinion of management, after consultation with legal counsel, the outcome of such routine claims and lawsuits will not have a material adverse effect on our business, financial condition, results of operations, or liquidity.

14. Stock-Based Compensation and Employee Benefit Plans

Equity Incentive Plans

        On July 30, 2007, our Board of Directors adopted the Activision 2007 Incentive Plan (the "2007 Plan,") subject to shareholder approval, and reserved 15,000,000 shares for issuance thereunder and, on September 27, 2007, the 2007 Plan was approved by our shareholders and became effective.

        Upon the effective date of the 2007 Plan, we ceased to make awards under the following equity incentive plans (collectively, the "Rolled-Up Plans"), although such plans will remain in effect and continue to govern outstanding awards: (i) Activision, Inc. 1998 Incentive Plan, as amended; (ii) Activision, Inc. 1999 Incentive Plan, as amended; (iii) Activision, Inc. 2001 Incentive Plan, as amended; (iv) Activision, Inc. 2002 Incentive Plan, as amended; (v) Activision, Inc. 2002 Executive

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

14. Stock-Based Compensation and Employee Benefit Plans (Continued)

Incentive Plan, as amended; (vi) Activision, Inc. 2002 Studio Employee Retention Incentive Plan, as amended; and (vii) Activision, Inc. 2003 Incentive Plan, as amended. The number of shares available for issuance under the 2007 Plan was increased by an additional 2,685,577 shares of our common stock to reflect the shares reserved for issuance but not subject to outstanding awards under the Rolled-Up Plans at the time the 2007 Plan became effective. Additionally, the number of shares of our common stock reserved for issuance under the 2007 Plan may be further increased from time to time by: (i) the number of shares relating to awards outstanding under any Rolled-Up Plan that: (a) expire, or are forfeited, terminated or cancelled, without the issuance of shares; (b) are settled in cash in lieu of shares; or (c) are exchanged, prior to the issuance of shares of our common stock, for awards not involving our common stock; and (ii) if the exercise price of any option outstanding under any Rolled-Up Plan is, or the tax withholding requirements with respect to any award outstanding under any Rolled-Up Plan are, satisfied by withholding shares otherwise then deliverable in respect of the award or the actual or constructive transfer to us shares already owned, the number of shares equal to the withheld or transferred shares. As of March 31, 2008, we had approximately 16.1 million shares of our common stock reserved for future issuance under the 2007 Plan. Shares issued in connection with awards made under the 2007 Plan are generally issued as new stock issuances.

        The 2007 Plan authorizes the Compensation Committee of our Board of Directors to provide equity-based compensation in the form of stock options, share appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other performance- or value-based awards structured by the Compensation Committee within parameters set forth in the 2007 Plan, including custom awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock, or factors that may influence the value of our common stock or that are valued based on our performance or the performance of any of our subsidiaries or business units or other factors designated by the Compensation Committee, as well as incentive bonuses, for the purpose of providing incentives and rewards for superior performance to the directors, officers, employees of, and consultants to, Activision and its subsidiaries.

        While the Compensation Committee has broad discretion to create equity incentives, our equity-based compensation program currently primarily utilizes a combination of options and restricted stock units. Such awards generally have time-based vesting schedules, vesting annually over periods of three to five years, or vest in their entirety on an anniversary of date of grant, subject to possible earlier vesting if certain performance measures are met, and all such awards which are options generally expire ten years from the grant date. Under the terms of the 2007 Plan, the exercise price for options must be equal to or greater than the closing price per share of our common stock on the date the award is granted, as reported on the NASDAQ.

        In February 2008, we discovered that, due to an error, the record date for our September 27, 2007 annual meeting was not in technical compliance with Delaware law or our bylaws, which require such record date to be not more than sixty (60) nor less than ten days (10) before the date of such meeting. In connection with the business combination (see Note 20), Vivendi has agreed to re-approve and ratify all actions and proposals approved by our shareholders at such meeting, and to vote against any actions and proposals not approved by our shareholders at such meeting, by written consent of the shareholders as permitted under our bylaws promptly after the closing of the transaction. If the transaction is not consummated for any reason, we intend to have such actions and proposals ratified at a special meeting of our shareholders called for such purpose or at our next annual stockholder meeting. We have determined that options and restricted stock rights granted under the 2007 Plan have

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

14. Stock-Based Compensation and Employee Benefit Plans (Continued)

met the definition of a grant date in accordance with SFAS No. 123(R), as we have the ability and intent to grant options and restricted stock rights under the Roll-Up Plans in view of the technical non-compliance described above. Further, we have also established a mutual understanding with the employees as to the terms of these grants. Accordingly, stock-based compensation has been recorded for these options and restricted stock rights grants.

Restricted Stock Units and Restricted Stock

        We grant restricted stock units and restricted stock (collectively referred to as "restricted stock rights") under the 2007 Plan to employees around the world. Restricted stock units entitle the holders thereof to receive shares of our common stock at the end of a specified period of time. Restricted stock is issued and outstanding upon grant; however, restricted stock holders are restricted from selling the shares until they vest. Upon vesting of restricted stock rights, we may withhold shares otherwise deliverable to satisfy tax withholding requirements. Restricted stock rights are subject to forfeiture and transfer restrictions. Vesting for restricted stock rights is based upon the holders' continued employment with us. If the vesting conditions are not met, unvested restricted stock rights will be forfeited.

        The following table summarizes our restricted stock rights activity for the fiscal year ended March 31, 2008:

	Restricted Stock Rights	Weighted- Average Grant Date Fair Value
Balance as of March 31, 2007	333,475	$14.28
Activity for the fiscal year ended March 31, 2008:
Granted	576,718	21.53
Vested	(23,195)	15.57
Forfeited	(10,150)	20.75

Balance as of March 31, 2008	876,848	$18.97

        As of March 31, 2008, $9.1 million of total unrecognized compensation cost related to restricted stock rights is expected to be recognized over a weighted-average period of 1.64 years.

Non-Plan Employee Stock Options

        In connection with prior employment agreements between the Company and Robert A. Kotick, our Chairman and Chief Executive Officer, and Brian G. Kelly, our Co-Chairman, Mr. Kotick and Mr. Kelly were granted options to purchase our common stock. The Board of Directors approved the granting of these options. As of March 31, 2008, options to purchase approximately 8,304,800 shares under such grants were outstanding with a weighted-average exercise price of $2.05.

Employee Stock Purchase Plan

        Effective October 1, 2005, the Board of Directors approved the Activision, Inc. Third Amended and Restated 2002 Employee Stock Purchase Plan and the Activision, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan for International Employees (together, the "ESPP"). Under the ESPP, up to an aggregate of 4,000,000 shares of our common stock may be purchased by

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

14. Stock-Based Compensation and Employee Benefit Plans (Continued)

eligible employees during two six-month offering periods that commence each April 1 and October 1 (the "Offering Period"). Common stock is purchased by the ESPP participants at a price per share generally equal to 85% of the lower of the fair market value of our common stock on the first day of the Offering Period and the fair market value of our common stock on the purchase date (the last day of the Offering Period). Employees may purchase shares having a value not exceeding 15% of their gross compensation during an Offering Period and are limited to a maximum of $10,000 in value for any two purchases within the same calendar year. On June 13, 2007, employees purchased 228,242 shares of our common stock at a purchase price of $12.835 per share. On September 28, 2007, employees purchased 126,008 shares of our common stock at a purchase price of $16.099 per share. On March 31, 2008, the most recent purchase date employees purchased 208,311 shares of our common stock at a purchase price of $18.862. As of March 31, 2008, we had approximately 1.0 million shares of our common stock reserved for future issuance under the ESPP. Shares issued in connection with purchases made under the ESPP are generally issued as new stock issuances.

Non-Employee Warrants

        In prior years, we have granted stock warrants to third parties in connection with the development of software and the acquisition of licensing rights for intellectual property. The warrants generally vest upon grant and are exercisable over the term of the warrant. The exercise price of third-party warrants is generally greater than or equal to the fair market value of our common stock at the date of grant. No third-party warrants were granted during the years ended March 31, 2008 and 2007. As of March 31, 2008 and 2007, respectively, third-party warrants to purchase 919,800 and 936,000 shares of our common stock were outstanding with a weighted-average exercise price of $4.59 and $4.54 per share, respectively.

        In accordance with the Financial Accounting Standards Board's Emerging Issues Task Force ("EITF") Issue 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in conjunction with Selling Goods or Services, we measure the fair value of the securities on the measurement date. The fair value of each warrant is capitalized and amortized to expense when the related product is released and the related revenue is recognized. Additionally, as more fully described in Note 1, the recoverability of capitalized software development costs and intellectual property licenses is evaluated on a quarterly basis with amounts determined as not recoverable being charged to expense. In connection with the evaluation of capitalized software development costs and intellectual property licenses, any capitalized amounts for related third-party warrants are additionally reviewed for recoverability with amounts determined as not recoverable being amortized to expense. As of March 31, 2006, capitalized amounts of third-party warrants were fully amortized.

Employee Retirement Plan

        We have a retirement plan covering substantially all of our eligible employees. The retirement plan is qualified in accordance with Section 401(k) of the Internal Revenue Code. Under the plan, employees may defer up to 92% of their pre-tax salary, up to the maximum amount allowed by law. We contribute an amount equal to 20% of each dollar contributed by a participant. Our matching contributions to the plan were approximately $1.8 million, $1.5 million, and $1.3 million for the years ended March 31, 2008, 2007 and 2006, respectively.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

14. Stock-Based Compensation and Employee Benefit Plans (Continued)

        The following table sets forth the total stock-based compensation expense (amounts in thousands) resulting from stock options, restricted stock rights, and the ESPP included in our Consolidated Statements of Operations in accordance with SFAS No. 123R for the fiscal years ended March 31, 2008 and March 31, 2007, and APB No. 25 for the fiscal year ended March 31, 2006:

	For the years ended March 31,
	2008	2007	2006
Cost of sales—software royalties and amortization	$10,898	$2,503	$—
Product development	17,610	5,728	869
Sales and marketing	6,833	5,267	175
General and administrative	18,224	12,024	2,055

Stock-based compensation expense before income taxes	53,565	25,522	3,099
Income tax benefit	(20,944)	(9,979)	(1,208)

Total stock-based compensation expense, net of income tax benefit	$32,621	$15,543	$1,891

        Additionally, stock option expenses are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed as discussed in Note 1. For the year ended March 31, 2008, stock-based compensation costs in the amount of $13.7 million were capitalized and $10.9 million of capitalized stock-based compensation costs were amortized. The following table summarizes stock-based compensation included in our Consolidated Balance Sheets as a component of software development (amounts in thousands):

Software Development
Balance as of March 31, 2006	$—
Stock-based compensation expense capitalized during period	9,069
Amortization of capitalized stock-based compensation expense	(2,503)

Balance as of March 31, 2007	6,566
Stock-based compensation expense capitalized during period	13,690
Amortization of capitalized stock-based compensation expense	(10,898)

Balance as of March 31, 2008	$9,358

        Net cash proceeds from the exercise of stock options were $48.0 million, $19.0 million, and $45.1 million for the years ended March 31, 2008, 2007, and 2006, respectively. Income tax benefit from stock option exercises was $57.3 million, $11.3 million, and $29.4 million for the years ended March 31, 2008, 2007, and 2006, respectively. In accordance with SFAS No. 123R, we present excess tax benefits from the exercise of stock options, if any, as financing cash flows rather than operating cash flows.

        Prior to the adoption of SFAS No. 123R, we applied SFAS No. 123, amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure ("SFAS No. 148"), which allowed companies to apply the existing accounting rules under APB No. 25 and related Interpretations. According to APB No. 25, a non-cash stock-based compensation expense is recognized for any options granted where the exercise price is lower than the market price on the actual date of grant. This expense is then amortized over the vesting period of the associated option. As required by SFAS No. 148, prior to the adoption of SFAS No. 123R, we provided pro forma net income and pro forma

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

14. Stock-Based Compensation and Employee Benefit Plans (Continued)

net income per common share disclosures for stock-based awards, as if the fair-value-based method defined in SFAS No. 123 had been applied.

        The following table illustrates the effect on net income after tax and net earnings per common share as if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation during the year ended March 31, 2006 (amounts in thousands, except per share amounts):

For the year ended March 31, 2006
Net income, as reported	$40,251
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,589
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(16,175)

Pro forma net income	$25,665

Earnings per share
Basic—as reported	$0.15

Basic—pro forma	$0.09

Diluted—as reported	$0.14

Diluted—pro forma	$0.09

        In the table above, stock-based compensation has been tax effected using our effective tax rate which differs from our statutory rate. Additionally, included in fiscal 2006 net income, as reported, is $467,000 of amortization of unearned compensation related to restricted stock.

        As of April 1, 2005, the Company began estimating the value of employee stock options on the date of grant using a binomial-lattice model. Prior to April 1, 2005 the value of each employee stock option was estimated on the date of grant using the Black-Scholes model for the purpose of the pro forma financial information in accordance with SFAS No. 123.

        Our employee stock options have features that differentiate them from exchange-traded options. These features include lack of transferability, early exercise, vesting restrictions, pre- and post-vesting termination provisions, blackout dates, and time-varying inputs. In addition, some of the options have non-traditional features, such as accelerated vesting upon the satisfaction of certain performance conditions that must be reflected in the valuation. A binomial-lattice model was selected because it is better able to explicitly address these features than closed-form models such as the Black-Scholes model, and is able to reflect expected future changes in model inputs, including changes in volatility, during the option's contractual term.

        Consistent with SFAS No. 123R, we have attempted to reflect expected future changes in model inputs during the option's contractual term. The inputs required by our binomial-lattice model include expected volatility, risk-free interest rate, risk-adjusted stock return, dividend yield, contractual term, and vesting schedule, as well as measures of employees' forfeiture, exercise, and post-vesting

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

14. Stock-Based Compensation and Employee Benefit Plans (Continued)

termination behavior. Statistical methods were used to estimate employee rank- specific termination rates. These termination rates, in turn, were used to model the number of options that are expected to vest and post-vesting termination behavior. Employee rank-specific estimates of Expected Time-To-Exercise ("ETTE") were used to reflect employee exercise behavior. ETTE was estimated by using statistical procedures to first estimate the conditional probability of exercise occurring during each time period, conditional on the option surviving to that time period and then using those probabilities to estimate ETTE. The model was calibrated by adjusting parameters controlling exercise and post-vesting termination behavior so that the measures output by the model matched values of these measures that were estimated from historical data. The weighted-average estimated value of employee stock options granted during the years ended March 31, 2008, 2007, and 2006 was $9.21, $5.86, and $5.09 per share, respectively, using the binomial-lattice model with the following weighted-average assumptions:

	Employee and Director Options and Warrants			Employee Stock Purchase Plan
	For the years ended March 31,			For the years ended March 31,
	2008	2007	2006	2008	2007	2006
Expected life (in years)	5.41	4.87	4.85	0.5	0.5	0.5
Risk free interest rate	4.70%	4.99%	5.17%	4.61%	4.71%	3.05%
Volatility	51%	54%	48%	38%	43%	42%
Dividend yield	—	—	—	—	—	—
Weighted-average fair value at grant date	$9.21	$5.86	$5.09	$5.49	$3.72	$3.11

        To estimate volatility for the binomial-lattice model, we use methods or capabilities that are discussed in SFAS No. 123R and SAB No. 107. These methods include the implied volatility method based upon the volatilities for exchange-traded options on our stock to estimate short-term volatility, the historical method (annualized standard deviation of the instantaneous returns on Activision's stock) during the option's contractual term to estimate long-term volatility and a statistical model to estimate the transition or "mean reversion" from short-term volatility to long-term volatility. Based on these methods, for options granted during the year ended March 31, 2008, the expected stock price volatility ranged from 34% to 53%, with a weighted-average volatility of 51%. For options granted during the year ended March 31, 2007, the expected stock price volatility ranged from 38% to 56%, with a weighted average volatility of 54%. For options granted during the year ended March 31, 2006, the expected stock price volatility ranged from 40% to 55%, with a weighted average volatility of 48%.

        As is the case for volatility, the risk-free rate is assumed to change during the option's contractual term. Consistent with the calculation required by a binomial lattice model, the risk-free rate reflects the interest from one time period to the next ("forward rate") as opposed to the interest rate from the grant date to the given time period ("spot rate.") Since we do not currently pay dividends and are not expected to pay them in the future, we have assumed that the dividend yield is zero.

        The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is, as required by SFAS No. 123R, an output by the binomial-lattice model. The expected life of employee stock options depends on all of the underlying assumptions and calibration of our model. A binomial-lattice model can be viewed as assuming that employees will exercise their options when the stock price equals or exceeds an exercise boundary. The exercise boundary is not constant but continually declines as one approaches the option's expiration

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

14. Stock-Based Compensation and Employee Benefit Plans (Continued)

date. The exact placement of the exercise boundary depends on all of the model inputs as well as the measures that are used to calibrate the model to estimated measures of employees' exercise and termination behavior.

        As stock-based compensation expense recognized in the Consolidated Statement of Operations for the year ended March 31, 2008 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience.

Accuracy of Fair Value Estimates

        We developed the assumptions used in the binomial-lattice model, including model inputs and measures of employees' exercise and post-vesting termination behavior. Our ability to accurately estimate the fair value of share-based payment awards as of the grant date depends upon the accuracy of the model and our ability to accurately forecast model inputs as long as ten years into the future. These inputs include, but are not limited to, expected stock price volatility, risk-free rate, dividend yield, and employee termination rates. Although the fair value of employee stock options is determined in accordance with SFAS No. 123R and SAB No. 107 using an option-pricing model, the estimates that are produced by this model may not be indicative of the fair value observed between a willing buyer/willing seller. Unfortunately, it is difficult to determine if this is the case, because markets do not currently exist that permit the active trading of employee stock option and other share-based instruments.

        Stock option activity for the year ended March 31, 2008 is as follows (amounts in thousands, except per share amounts):

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 31, 2007	49,429	$7.18
Granted	11,457	20.52
Exercised	(9,918)	6.53
Forfeited	(2,313)	9.48

Outstanding at March 31, 2008	48,655	$10.67	5.94	$809,420

Exercisable at March 31, 2008	26,816	$5.98	3.93	$572,001
Vested and expected to vest at March 31, 2008	45,469	$10.20	5.12	$778,006

        The aggregate intrinsic value in the table above represents the total pretax intrinsic value (i.e., the difference between our closing stock price on the last trading day of the period and the exercise price, times the number of shares for options where the exercise price is below the closing stock price) that would have been received by the option holders had all option holders exercised their options on that date. This amount changes based on the fair market value of our stock. Total intrinsic value of options actually exercised was $165.4 million, $32.0 million, and $77.9 million for the years ended March 31, 2008, 2007, and 2006, respectively.

        As of March 31, 2008, $70.0 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 1.59 years.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

14. Stock-Based Compensation and Employee Benefit Plans (Continued)

        On June 8, 2007, consistent with Internal Revenue Service guidance, the Company commenced an offer to amend the exercise price of unexercised options subject to Section 409A of the Internal Revenue Code held by employees who were not executive officers, in order to eliminate those employees' Section 409A tax liability. Pursuant to the offer, which closed on July 6, 2007, we made a cash payment in January 2008 to the employees who accepted the offer, totaling approximately $4.1 million, which represents the difference between the original exercise price of each amended option and the amended exercise price of each amended option. The offer with respect to all eligible options is considered a modification of those options for financial reporting purposes. Pursuant to the accounting standards in effect under SFAS No. 123R, the incremental fair value of approximately $1.0 million and the remaining portion of approximately $3.1 million, created as a result of the cash payment that become payable pursuant to the terms of the offer, were recognized as compensation expense and equity, respectively, at the expiration of the offer period on July 6, 2007.

15. Capital Transactions

Buyback Program

        During fiscal 2003, our Board of Directors authorized a buyback program under which we can repurchase up to $350.0 million of our common stock. Under the program, shares may be purchased as determined by management, from time to time and within certain guidelines, in the open market or in privately negotiated transactions, including privately negotiated structured stock repurchase transactions and through transactions in the options markets. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time to time without prior notice.

        Under the buyback program, we did not repurchase any shares of our common stock in the years ended March 31, 2008, 2007 and 2006. As of March 31, 2008, we had approximately $226.2 million available for utilization under the buyback program and no outstanding stock repurchase transactions.

Shareholders' Rights Plan

        On April 18, 2000, our Board of Directors approved a shareholders rights plan (the "Rights Plan.") Under the Rights Plan, each common shareholder at the close of business on April 19, 2000, received a dividend of one right for each share of common stock held. Each right represents the right to purchase one-six hundredths (1/600) of a share, as adjusted on account of stock dividends made since the plan's adoption, of our Series A Junior Preferred Stock at an exercise price of $6.67 per share, as adjusted on account of stock dividends made since the plan's adoption. Initially, the rights are represented by our common stock certificates and are neither exercisable nor traded separately from our common stock. The rights will only become exercisable if a person or group acquires 15% or more of the common stock of Activision, or announces or commences a tender or exchange offer which would result in the bidder's beneficial ownership of 15% or more of our common stock.

        In the event that any person or group acquires 15% or more of our outstanding common stock each holder of a right (other than such person or members of such group) will thereafter have the right to receive upon exercise of such right, in lieu of shares of Series A Junior Preferred Stock, the number of shares of common stock of Activision having a value equal to two times the then-current exercise price of the right. If we are acquired in a merger or other business combination transaction after a person has acquired 15% or more of our common stock, each holder of a right will thereafter have the

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

15. Capital Transactions (Continued)

right to receive upon exercise of such right a number of the acquiring company's common shares having a market value equal to two times the then-current exercise price of the right. For persons who, as of the close of business on April 18, 2000, beneficially own 15% or more of the common stock of Activision, the Rights Plan "grandfathers" their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.

        We may redeem the rights for $.01 per right at any time until the first public announcement of the acquisition of beneficial ownership of 15% of our common stock. At any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of our common stock, we may exchange all or part of the rights for shares of common stock at an exchange ratio of one share of common stock per right. The rights expire on April 18, 2010.

        We have amended the Rights Plan concurrent with the execution of the business combination agreement with Vivendi (see Note 20) to provide that (a) the Rights Plan will not be triggered by the business combination agreement or the transaction and (b) the Rights Plan will terminate upon the completion of the transaction and all rights existing under the Rights Plan will be extinguished.

16. Comprehensive Income (Loss) and Accumulated Other Comprehensive Income (Loss)

        The components of comprehensive income (loss) for the years ended March 31, 2008, 2007, and 2006 were as follows (amounts in thousands):

	March 31, 2008	March 31, 2007	March 31, 2006
Net income	$344,883	$85,787	$40,251
Other comprehensive income (loss):
Unrealized appreciation (depreciation) on investments, net of taxes	(1,896)	(8,224)	10,576
Foreign currency translation adjustment	8,046	12,057	(5,825)

Other comprehensive income	6,150	3,833	4,751

Comprehensive income	$351,033	$89,620	$45,002

        The components of accumulated other comprehensive income (loss) for the year ended March 31, 2008 were as follows (amounts in thousands):

	Foreign Currency	Unrealized Appreciation (Depreciation) on Investments	Accumulated Other Comprehensive Income (Loss)
Balance, March 31, 2007	$21,070	$(868)	$20,202
Other comprehensive income (loss)	8,046	(1,896)	6,150

Balance, March 31, 2008	$29,116	$(2,764)	$26,352

        Comprehensive income is presented net of taxes of $1.2 million related to net unrealized depreciation on investments for the year ended March 31, 2008. Income taxes were not provided for foreign currency translation items as these are considered indefinite investments in non-U.S. subsidiaries.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

17. Supplemental Cash Flow Information

        Non-cash investing and financing activities and supplemental cash flow information are as follows (amounts in thousands):

	For the years ended March 31,
	2008	2007	2006
Non-cash investing and financing activities:
Common Stock issued related to acquisitions	$25,864	$36,918	$2,793
Common Stock related to employee bonuses	1,857	—	—
Change in unrealized appreciation (depreciation) on investments, net of taxes	(1,896)	(8,224)	10,576
Common stock payable, related to acquisition	—	39,000	—
Adjustment-prior period purchase allocation	(318)	51	(260)
Supplemental cash flow information:
Cash paid for income taxes	$48,393	$3,677	$4,698
Cash paid for interest	108	100	263

18. Quarterly Financial and Market Information (Unaudited)

	For the quarters ended
					For the year ended
	June 30	Sept. 30	Dec. 31	Mar. 31
	(Amounts in thousands, except per share data)
Fiscal 2008:
Net revenues	$495,455	$317,746	$1,482,484	$602,451	$2,898,136
Cost of sales	327,960	204,956	762,290	350,229	1,645,435
Operating income (loss)	30,092	(9,545)	404,534	54,533	479,614
Net income	27,826	698	272,196	44,163	344,883
Basic earnings per share	0.10	0.00	0.93	0.15	1.19
Diluted earnings per share	0.09	0.00	0.86	0.14	1.10
Common stock price per share:
High	21.43	21.91	29.87	29.76	29.87
Low	18.16	16.94	18.81	25.11	16.94
Fiscal 2007:
Net revenues	$188,069	$188,172	$824,259	$312,512	$1,513,012
Cost of sales	137,800	141,078	483,180	216,007	978,065
Operating income (loss)	(33,449)	(37,410)	173,120	(29,114)	73,147
Net income (loss)	(18,309)	(24,302)	142,820	(14,422)	85,787
Basic earnings (loss) per share	(0.07)	(0.09)	0.51	(0.05)	0.31
Diluted earnings (loss) per share	(0.07)	(0.09)	0.46	(0.05)	0.28
Common stock price per share:
High	15.11	16.00	18.19	19.20	19.20
Low	10.71	10.47	14.22	16.05	10.47

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

19. Recently Issued Accounting Standards

        In December 2007, the FASB issued Statement No. 141(R), Business Combinations ("SFAS No. 141(R).") SFAS No. 141(R) provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquiror to disclose the nature and financial effect of the business combination. Also in December 2007, the FASB issued Statement No. 160. Non-controlling Interests in Consolidated Financial Statements ("SFAS No. 160.") SFAS No. 160 Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 141(R) and SFAS No. 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008 with earlier adoption being prohibited. We do not currently have any non-controlling interests in our subsidiaries, and accordingly the adoption of SFAS No. 160 is not expected to have a material impact on our financial statements. We are currently evaluating the impact from the adoption of SFAS No. 141R on our Consolidated Financial Statements.

        In September 2006, the FASB issued Statement No. 157 ("SFAS No. 157,") Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 for financial assets and liabilities and is effective for fiscal years beginning after November 15, 2008 for non-financial assets and liabilities. The adoption of SFAS No. 157 is not expected to have a material effect on our financial position or results of operations.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 ("SFAS No. 159.") SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The provisions of SFAS No. 159 are effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 is not expected to have a material effect on our financial position or results of operations.

        In June 2007, the FASB ratified the Emerging Issues Task Force's ("EITF") consensus conclusion on EITF 07-03, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development. EITF 07-03 addresses the diversity which exists with respect to the accounting for the non-refundable portion of a payment made by a research and development entity for future research and development activities. Under this conclusion, an entity is required to defer and capitalize non-refundable advance payments made for research and development activities until the related goods are delivered or the related services are performed. EITF 07-03 is effective for interim or annual reporting periods in fiscal years beginning after December 15, 2007 and requires prospective application for new contracts entered into after the effective date. The adoption of EITF 07-03 is not expected to have a material impact on our Consolidated Financial Statements.

        In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133 ("SFAS No. 161") SFAS No. 161 changes

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

19. Recently Issued Accounting Standards (Continued)

the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. The guidance in SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. We are currently assessing the impact of SFAS No. 161.

20. Business Combination Agreement with Vivendi

        On December 2, 2007, we and Vivendi S.A. ("Vivendi") (Euronext Paris: VIV) announced the signing of a definitive agreement to combine Vivendi Games, Inc. ("Vivendi Games,") Vivendi's interactive entertainment business—which includes Blizzard Entertainment, Inc., the creator of World of Warcraft, a massively multi-player online role-playing game franchise—with us. If the transaction closes, we will be renamed Activision Blizzard, Inc. ("Activision Blizzard"), and will continue to operate as a public company traded on NASDAQ under the ticker ATVI. While we will be the legal acquiror and the surviving entity in this transaction, Vivendi Games will be deemed to be the accounting acquiror in the transaction treated as a reverse acquisition for accounting purposes. As such, our historical financial statements after the close of the merger will be those of Vivendi Games. As Activision will be the deemed accounting acquiree, we are charging to expenses all costs related to the merger as incurred.

        Under the term of the business combination agreement, we and Vivendi Games will combine our businesses through the merger of a newly formed, wholly owned subsidiary of ours with and into Vivendi Games. As a result of the merger, Vivendi Games, the parent company of Blizzard Entertainment, Inc. and Sierra Entertainment, Inc., will become a wholly owned subsidiary of ours. VGAC LLC, a subsidiary of Vivendi and the sole stockholder of Vivendi Games, will receive approximately 295.3 million newly issued shares of our common stock in the merger, which number is based upon a valuation of Vivendi Games at $8.121 billion and a per share price for our common stock of $27.50.

        Simultaneously with the merger, Vivendi will purchase from us 62.9 million newly issued shares of our common stock, at $27.50 per share, for an aggregate purchase price of approximately $1.731 billion. Immediately following completion of the merger and share purchase, Vivendi and its subsidiaries are expected to own approximately 52.2% of the issued and outstanding shares of Activision Blizzard's common stock on a fully diluted basis.

        After the closing of the transaction, Activision Blizzard will commence a cash tender offer for up to 146.5 million of its shares (representing approximately 50% of the shares of our common stock outstanding immediately prior to the transaction) at $27.50 per share. If the tender offer is fully subscribed, Vivendi and its subsidiaries are expected to own approximately 68.0% of the issued and outstanding shares of Activision Blizzard's common stock on a fully diluted basis. Under the terms of the business combination agreement, we and Vivendi have agreed the purchase of the shares tendered in the tender offer will be funded as follows: (a) the first $2.928 billion of the aggregate consideration will be funded by Activision Blizzard with proceeds from the share purchase described above, available cash on hand and, if necessary, borrowings made under the new credit facilities issued by Vivendi (see Note 21); (b) if the aggregate consideration is more than $2.928 billion, Vivendi has agreed to purchase

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

20. Business Combination Agreement with Vivendi (Continued)

from Activision Blizzard, at a purchase price of $27.50 per share, additional newly issued shares of Activision Blizzard common stock in an amount equal to the lesser of (x) $700 million and (y) the excess of the aggregate consideration over $2.928 billion, which amount will be used to fund the amount of the aggregate consideration that is in excess of $2.928 billion; and (c) if the aggregate consideration exceeds $3.628 billion, Activision Blizzard will fund the additional amount of the aggregate consideration that is in excess of $3.628 billion (up to the maximum aggregate consideration of $4.028 billion) through borrowings made under the new credit facilities issued by Vivendi.

        All information included in the accompanying Consolidated Financial Statements and notes to Consolidated Financial Statements in this report reflects only our results, and does not reflect any impact of the proposed merger.

21. Senior Unsecured Credit Agreement with Vivendi

        On April 29, 2008, we entered into a senior unsecured credit agreement (the "Credit Agreement") with Vivendi. Borrowings under the Credit Agreement cannot be effected until the consummation of the transactions contemplated by the business combination agreement ("BCA") described in Note 20 above (the "Transactions.") As previously disclosed, after the closing of the Transactions, among other things, the Company's name will be changed to Activision Blizzard.

        After the closing of the Transactions, the Credit Agreement will provide Activision Blizzard with (i) a term loan credit facility (the "Tranche A Facility") in an aggregate amount of up to $400.0 million to be applied to fund that portion of the post-closing tender offer consideration in excess of $3.628 billion as set forth in the BCA, (ii) a term loan credit facility (the "Tranche B Facility") in an aggregate amount of up to $150.0 million to be applied to repay certain indebtedness of Vivendi Games after the closing in accordance with the terms of the BCA, and (iii) a revolving credit facility (the "Revolving Facility," and collectively with the Tranche A Facility and the Tranche B Facility, the "New Credit Facilities") in an aggregate amount of up to $475.0 million to be used after the closing of the Transactions for general corporate purposes. In the event the BCA terminates prior to the closing of the Transactions, the New Credit Facilities will terminate effective on the same date.

        Subject to execution of customary closing documentation, the Tranche A Facility will be funded after the end of the tender offer period, in a single borrowing that is limited to the amount, if any, of the aggregate consideration to be paid in respect of the post-closing tender offer in excess of $3.628 billion. The Tranche B Facility will be funded after the consummation of the Transactions. Borrowings under the Revolving Facility will be subject to the foregoing conditions and other customary conditions, such as the truth of representations and warranties and the absence of default.

        Borrowings under each of the New Credit Facilities will bear interest by reference to the "LIBOR" (and under limited circumstances, at Vivendi's election, a "Base Rate.") The applicable margin with respect to loans bearing interest with reference to the LIBOR will be (i) 0.85% per annum for loans under the Tranche A Facility and (ii) 1.20% per annum for loans under the Tranche B Facility and the Revolving Facility, respectively. The applicable margin with respect to loans bearing interest with reference to the Base Rate, if any, will be 1.0% lower than the margin applicable to LIBOR borrowings.

        Any unused amounts under the Revolving Facility will be subject to a commitment fee of 0.42% per annum accruing from and after the closing of the Transactions.

ACTIVISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

21. Senior Unsecured Credit Agreement with Vivendi (Continued)

        The Tranche A Facility is payable in full on March 31, 2010. The Tranche B Facility and the Revolving Facility will terminate and be payable in full on March 31, 2011.

        The loans under each of the New Credit Facilities may be prepaid in full or in part at any time, without premium or penalty (subject to customary breakage costs for loans bearing interest by reference to LIBOR), at Activision Blizzard's option.

        The loans under each of the New Credit Facilities are subject to mandatory prepayment in an amount of 100% of the proceeds from (i) asset sales in excess of $30.0 million in the aggregate (subject to customary reinvestment rights) and (ii) issuance of equity (subject to exceptions for issuance of stock to employees and issuances of the proceeds used to fund permitted acquisitions, investments and/or capital expenditures).

        The New Credit Facilities are subject to customary negative covenants, in each case subject to certain exceptions, qualifications and baskets, including limitations on: indebtedness; liens; investments, mergers, consolidations and acquisitions; transactions with affiliates; issuance of preferred stock by subsidiaries; sale and leaseback transactions, restricted payments and certain restrictions with respect to subsidiaries. The limitation on indebtedness provides that Activision Blizzard and its subsidiaries cannot incur consolidated indebtedness, net of unrestricted cash, in excess of $1.5 billion, and that no additional indebtedness may be incurred as long as the ratio of Activision Blizzard's consolidated indebtedness (including the indebtedness to be incurred) minus the amount of unrestricted cash to Activision Blizzard's consolidated earnings before interest, taxes, depreciation and amortization for its most recently ended four quarters would be greater than 1.50 to 1.0. This limitation does not, however, affect Activision Blizzard's ability to borrow under the New Credit Facilities or to incur certain types of limited debt.

        The New Credit Facilities also impose a requirement on Activision Blizzard that the ratio of (i) consolidated indebtedness (net of certain cash) to (ii) the sum of its shareholder's equity plus consolidated indebtedness (net of certain cash) not exceed 20.0% at any time.

        Events of default under the New Credit Facilities include nonpayment, breaches of representations, warranties or covenants, cross-defaults, bankruptcy or insolvency events, and failures to satisfy material judgments, in most events subject to materiality levels, grace periods and other customary exceptions.

 SCHEDULE II

ACTIVISION, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

(Amounts in thousands)

Col. A Description	Col. B Balance at Beginning of Period	Col. C Additions(A)	Col. D Deductions(B)	Col. E Balance at End of Period
Year ended March 31, 2008
Allowance for sales returns and price protection	$89,643	$217,695	$179,970	$127,368
Allowance for doubtful accounts	1,775	263	(5)	2,043
Deferred tax valuation allowance	382	—	—	382
Year ended March 31, 2007
Allowance for sales returns and price protection	$95,150	$143,456	$148,963	$89,643
Allowance for doubtful accounts	3,103	(1,804)	(476)	1,775
Deferred tax valuation allowance	35,555	—	35,173	382
Year ended March 31, 2006
Allowance for sales returns and price protection	$67,603	$262,555	$235,008	$95,150
Allowance for doubtful accounts	1,588	5,149	3,634	3,103
Deferred tax valuation allowance	25,666	9,943	54	35,555

(A)
Includes increases in allowance for sales returns, price protection, doubtful accounts, and deferred tax valuation due to normal reserving terms and allowance accounts acquired in conjunction with acquisitions.

(B)
Includes actual write-offs of sales returns, price protection, uncollectible accounts receivable, net of recoveries, and foreign currency translation and other adjustments, and deferred taxes.

 REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Vivendi Games, Inc.:

        We have audited the accompanying consolidated balance sheets of Vivendi Games, Inc. ("Vivendi Games," as described in Note 1) as of December 31, 2007 and 2006, and the related consolidated statements of operations, owner's equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of Vivendi Games' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Vivendi Games' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Vivendi Games' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vivendi Games, Inc. as described in Note 1 as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

        As more fully described in Note 2, beginning on January 1, 2006, Vivendi Games' trade names were reclassified from finite to indefinite-lived assets and are no longer being amortized.

                      /s/ Ernst & Young LLP

Los Angeles, California
February 29, 2008

 Vivendi Games, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

		As of December 31,
	As of March 31, 2008
		2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,354	$62,241	$67,969
Accounts receivable, net of bad debt allowance and other allowances	102,669	164,953	210,861
Inventories	20,075	21,359	27,914
Capitalized software development costs, net	3,174	740	5,841
Royalties and license agreements, net	35,970	33,550	30,383
Prepaid expenses and other current assets	7,068	12,476	9,925
Deferred taxes	126,243	126,261	75,141

Total current assets	342,553	421,580	428,034
Royalties and license agreements, net	51,359	58,761	9,208
Property and equipment, net	121,561	128,599	115,959
Other intangibles, net	58,803	60,043	62,309
Goodwill	207,262	203,417	202,094
Deferred taxes	26,768	24,165	—
Other assets	5,939	6,057	6,680

Total assets	$814,245	$902,622	$824,284

Liabilities and owner's equity
Current liabilities:
Accounts payable	$30,805	$48,835	$60,862
Accrued expenses and other	330,754	374,133	261,652
Deferred revenues	141,867	136,805	116,696
Royalties payable	2,199	6,280	13,444

Total current liabilities	505,625	566,053	452,654
Deferred taxes	—	—	17,813
Other long-term liabilities	83,080	72,082	7,375

Total liabilities	588,705	638,135	477,842
Commitments and contingencies (Note 9)
Owner's equity
Common stock: $0.01 par value; Authorized—100,000 shares, issued and outstanding—800 shares	—	—	—
Additional paid in capital	487,436	490,041	534,606
Net (receivable from) payable to Vivendi and affiliated companies	(4,255)	77,254	372,061
Accumulated deficit	(300,344)	(342,592)	(594,290)
Accumulated other comprehensive income	42,703	39,784	34,065

Owner's equity	225,540	264,487	346,442

Total liabilities and owner's equity	$814,245	$902,622	$824,284

See accompanying notes.

 Vivendi Games, Inc.

Consolidated Statements of Operations

(in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(unaudited)
Product sales, net of returns and allowances	$67,682	$190,272	$538,518	$469,034	$483,839
Subscription revenues	236,997	181,276	795,621	502,326	270,174
Licensing revenues	16,737	10,656	50,406	42,278	18,806
Other revenues	1,638	2,544	10,873	4,018	7,506

Net sales	323,054	384,748	1,395,418	1,017,656	780,325

Cost of sales (excluding depreciation and amortization)	92,811	84,647	387,786	321,349	304,028
Sales and marketing	27,278	30,584	175,582	149,865	140,745
Research and development	102,716	81,380	384,806	246,527	157,087
General and administrative	19,978	33,803	154,715	126,003	73,025
Amortization of capitalized software development costs	925	5,662	10,239	8,088	17,897
Depreciation expense and amortization of other intangibles	16,046	13,522	62,733	39,000	43,774
Restructuring costs	15	(1,619)	(864)	4,383	1,700

Total operating expenses	259,769	247,979	1,174,997	895,215	738,256

Operating income	63,285	136,769	220,421	122,441	42,069

Other expenses (income):
Interest, net (from) to Vivendi	(2,021)	2,626	2,960	18,100	14,512
Interest, net	(507)	(329)	(1,008)	(813)	587
Foreign currency exchange loss (gain)	1,778	1,653	2,250	(1,751)	(1,176)
Other, net	(97)	669	874	871	(5,230)

Total other expenses (income)	(847)	4,619	5,076	16,407	8,693

Income before income taxes	64,132	132,150	215,345	106,034	33,376
Provision (benefit) for income taxes on a stand-alone basis	21,884	13,215	(36,353)	(33,246)	(11,754)

Net income	$42,248	$118,935	$251,698	$139,280	$45,130

See accompanying notes.

 Vivendi Games, Inc.

Consolidated Statements of Owner's Equity and Comprehensive Income

(in thousands, except share amounts)

	Common Stock					Accumulated Other Comprehensive Income
			Additional Paid In Capital	Net Payable (Receivable) with Vivendi	Accumulated Deficit		Total Owner's Equity	Total Comprehensive Income
	Shares	Amount
Balance at January 1, 2005	800	$—	$618,127	$435,094	$(778,700)	$27,198	$301,719
Net transfers to Vivendi	—	—	(15,606)	(68,516)	—	—	(84,122)
Net income	—	—	—	—	45,130	—	45,130	45,130
Foreign currency translation adjustment	—	—	—	—	—	(1,964)	(1,964)	(1,964)

Balance at December 31, 2005	800	—	602,521	366,578	(733,570)	25,234	260,763	$43,166

Net transfers to Vivendi	—	—	(63,921)	5,483	—	—	(58,438)
Reclassification of Vivendi stock options to liability awards	—	—	(3,994)	—	—	—	(3,994)
Net income	—	—	—	—	139,280	—	139,280	139,280
Foreign currency translation adjustment	—	—	—	—	—	8,831	8,831	8,831

Balance at December 31, 2006	800	—	534,606	372,061	(594,290)	34,065	346,442	$148,111

Net transfers to Vivendi	—	—	(44,565)	(294,807)	—	—	(339,372)
Net income	—	—	—	—	251,698	—	251,698	251,698
Foreign currency translation adjustment	—	—	—	—	—	5,719	5,719	5,719

Balance at December 31, 2007	800	—	490,041	77,254	(342,592)	39,784	264,487	$257,417

Net transfers to Vivendi (unaudited)	—	—	(2,605)	(81,509)	—	—	(84,114)
Net income (unaudited)	—	—	—	—	42,248	—	42,248	42,248
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	2,919	2,919	2,919

Balance at March 31, 2008 (unaudited)	800	$—	$487,436	$(4,255)	$(300,344)	$42,703	$225,540	$45,167

See accompanying notes.

 Vivendi Games, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(unaudited)
Operating activities
Net income	$42,248	$118,935	$251,698	$139,280	$45,130
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense and amortization of other intangibles	16,046	13,522	62,733	39,000	43,774
Amortization of capitalized software development costs	925	5,662	10,239	8,088	17,897
(Gain) loss on disposal of fixed assets	(73)	859	1,071	961	(10)
Gain from sale of businesses	—	—	—	—	(4,448)
Income taxes	20,110	15,120	(61,352)	(38,115)	(20,197)
Changes in operating assets and liabilities:
Accounts receivable	66,672	89,926	46,831	(43,847)	132,564
Inventories	1,917	9,028	7,396	(12,380)	6,648
Capitalized software development costs	(3,360)	(1,417)	(5,767)	(11,571)	(6,692)
Royalties and license agreements, net	4,981	(18,305)	(52,297)	(994)	8,425
Prepaid expenses and other assets	5,562	2,863	(929)	(278)	4,186
Accounts payable, accrued expenses and other	(62,170)	(22,680)	159,647	124,744	(45,952)
Deferred revenue	9,024	(4,131)	20,095	26,226	57,835
Royalties payable	(4,081)	(6,109)	(7,165)	(1,185)	(38,089)

Net cash provided by operating activities	97,801	203,273	432,200	229,929	201,071

Investing activities
Purchase of property and equipment, net	(5,414)	(23,616)	(68,330)	(96,474)	(36,600)
Acquisitions, net of cash acquired	(4,059)	—	—	(25,390)	(67,560)
Proceeds from sale of businesses	—	—	—	—	5,100

Net cash used in investing activities	(9,473)	(23,616)	(68,330)	(121,864)	(99,060)

Financing activities
Payment of capital leases	—	—	—	(78)	(719)
Net cash transfers to Vivendi and affiliated companies	(106,814)	(225,856)	(371,126)	(76,622)	(115,994)

Net cash used in financing activities	(106,814)	(225,856)	(371,126)	(76,700)	(116,713)

Effect of foreign exchange rate changes on cash and cash equivalents	3,599	(8,069)	1,528	4,165	(3,208)

Net (decrease) increase in cash and cash equivalents	(14,887)	(54,268)	(5,728)	35,530	(17,910)

Cash and cash equivalents:
Beginning of period	62,241	67,969	67,969	32,439	50,349

End of period	$47,354	$13,701	$62,241	$67,969	$32,439

Supplemental disclosure of cash flow information
Cash paid, net of refunds, to taxing authorities during the period	$2,081	$4,069	$21,809	$7,707	$4,502

Net cash (received from) paid to third parties for interest during the period	$(438)	$(249)	$(630)	$(654)	$189

See accompanying notes.

 Vivendi Games, Inc.

Notes to Consolidated Financial Statements

(Information subsequent to December 31, 2007 and pertaining to March 31, 2008 and the three months ended March 31, 2008 and 2007 is unaudited)

1. Business Organization and Basis of Presentation

        These consolidated financial statements represent the accounts of Vivendi Games, Inc. and its subsidiaries ("Vivendi Games") and Universal Interactive, Inc. ("UI"), which has historically been under the common control of Vivendi S.A. ("Vivendi"). During 2006, Vivendi transferred UI to Vivendi Games, at which time UI became a wholly owned subsidiary of Vivendi Games. The consolidated entity is known as "Vivendi Games," and is a wholly owned indirect subsidiary of Vivendi. Vivendi, a leader in entertainment with activities in music, TV, cinema, telecom, Internet and games, is listed on the compartiment A of Eurolist, Euronext Paris S.A.

        Vivendi Games is a global developer, publisher and distributor of multi-platform interactive entertainment. Through its division Blizzard Entertainment, Inc., Vivendi Games is the leader in terms of subscriber base and revenues generated in the subscription-based MMORPG category, and through Sierra Entertainment, it develops and distributes games for the personal computer ("PC"), console and handheld markets. Vivendi Games has recently entered the casual online and mobile gaming markets by establishing new divisions: Sierra Online and Vivendi Games Mobile.

        Vivendi Games has development teams around the world and a pipeline of its own original and copyrighted material. Vivendi Games maintains relationships with strategic partners such as Universal Music Group, NBC Universal and 20th Century Fox.

        Headquartered in Los Angeles, California, Vivendi Games is structured around two main divisions: Blizzard Entertainment and Sierra Entertainment (along with the separate divisions Sierra Online and Vivendi Games Mobile). Vivendi Games also provides, through Sierra Entertainment, functional support services, such as global wholesale sales and operations and corporate support services, such as executive management, finance, legal and human resources, to all divisions in order to leverage economics of scale.

        Although Vivendi Games is a wholly owned subsidiary of Vivendi, it operates its activities independently, through its various offices and locations, with limited operational reliance on Vivendi or Vivendi's affiliates. Vivendi Games shares certain corporate support services rendered at the Vivendi level, mainly cash and tax management. Vivendi maintains a centralized cash management pool from which Vivendi Games borrows and lends cash on a daily basis. Vivendi charges Vivendi Games interest on the cumulative net cash transfers. Likewise, Vivendi manages its global tax situation for the benefit of the entire portfolio of its businesses. Vivendi Games is part of tax sharing agreements and consolidated returns in certain jurisdictions.

Blizzard Entertainment, Inc. ("Blizzard")

        Blizzard is headquartered in Irvine, California and is a development studio and publisher best known as the creator of World of Warcraft and the Diablo, StarCraft and Warcraft franchises. Blizzard distributes its products and generates revenues worldwide through various means: subscription revenues (which consist of fees from individuals playing World of Warcraft, Blizzard's massively multi-player online game and other ancillary online revenues); licensing revenues from third-party companies who distribute World of Warcraft in China and Taiwan; electronic download sales of PC products; and retail sales of physical "boxed" product.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Business Organization and Basis of Presentation (Continued)

        In addition to the Irvine (California) head offices, Blizzard maintains offices in or around Austin (Texas), Paris (France), Cork (Ireland), Seoul (South Korea), Shanghai (China) and Taipei (Taiwan) to provide support to World of Warcraft players in their native language, to enhance online community management and to tailor marketing initiatives to specific regions.

Sierra Entertainment ("Sierra")

        Sierra, headquartered in Los Angeles, California, is focused on the traditional PC, console and handheld game markets. Games are developed by internal and external studios. Sierra is focused on launching new original franchises, continuing to rejuvenate existing franchises, and improving its internal development capabilities to meet the standards for current and next generation technologies.

        Sierra operates four integrated internal studios which provide development capabilities across numerous genres for gamers worldwide: High Moon Studios (San Diego, California), specializing in the development of third person action titles; Massive Entertainment (Malmö, Sweden), a developer in the real time strategy genre and creator of the World in Conflict PC title; Radical Entertainment (Vancouver, B.C.), specializing in the creation of open world games, including Scarface: The World is Yours; and Swordfish Studios (Birmingham and Manchester, England), which focuses on developing first person action titles.

        Sierra also provides services to the other operating divisions by handling global wholesale sales and operations. In North America, products are sold on a direct-to-retail basis to mass-market retailers, consumer electronic stores, discount warehouses, and game specialty stores. International activities are conducted through offices in the United Kingdom ("U.K."), Germany, France, Italy, Spain, the Netherlands, Sweden and Australia. Products are sold internationally on a direct-to-retail basis, through Sierra's wholly-owned subsidiaries and through third-party distributors.

Sierra Online and Vivendi Games Mobile

        During 2006 Vivendi Games launched two divisions to capture the opportunities arising from the growing casual game market. These divisions established their product portfolios either by: (a) leveraging existing intellectual properties from the Sierra controlled portfolio, (b) licensing properties from third parties or (c) creating new original intellectual properties. Games are mainly developed internally and, to a lesser extent, by third-party developers.

        Sierra Online ("SOL"), headquartered in Los Angeles, California, is focused on short and mid-session casual games, mainly playable on dedicated console Internet networks such as Xbox Live Arcade ("XBLA") from Microsoft or on the Internet. Games are developed by internal studios and external developers.

        Vivendi Games Mobile ("VGM"), headquartered close to Paris, France, is focused on developing and distributing games playable on mobile phone handsets. Games are distributed by mobile phone carriers to the handsets of their respective mobile phone network subscribers on a pay-per-download or subscription basis, with VGM receiving a share of revenues from the carriers. Games are primarily distributed in North America, Europe and Australia.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Business Organization and Basis of Presentation (Continued)

Business Combination Agreement with Activision, Inc. ("Activision")

        On December 1, 2007, Vivendi signed a definitive business combination agreement ("BCA") with Activision to combine Vivendi Games with Activision. Under the terms of the agreement, a wholly owned subsidiary of Activision will be merged with and into Vivendi Games. In the merger, shares of Vivendi Games will be converted into 295.3 million new shares of Activision common stock. Concurrent with the merger, Vivendi will purchase 62.9 million newly issued shares of Activision common stock at a price of $27.50 per share for a total of $1.7 billion in cash. As a result of these transactions, Vivendi will own approximately 52.2% of the new combined entity, Activision Blizzard, on a fully diluted basis. This transaction is subject to the approval of Activision's stockholders, the satisfaction of customary closing conditions, the expiration or earlier termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act (which waiting period expired on January 16, 2008) and the receipt of approval from the European Union merger control regulations (which approval was received on April 16, 2008). Upon closing, all pre-existing arrangements, other than licenses entered into the ordinary course of business with Vivendi or Vivendi's affiliates, will be terminated.

Interim Financial Information

        The interim consolidated financial statements for the three months ended March 31, 2008 and 2007 are unaudited and have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the financial information set forth therein, in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). Accordingly, these interim consolidated financial statements do not include all the information and footnotes required by U.S. GAAP for annual financial statements. The results of operations for the interim periods are not necessarily indicative of the results for a full year. All references to interim consolidated financial statements amounts are unaudited.

Basis of Presentation

        The accompanying consolidated financial statements and related notes reflect the historical results of the operations and financial position of certain entities under the common control of Vivendi that design, develop, publish, market, and distribute interactive entertainment software for personal computers and game console platforms. Vivendi Games' owner's equity represents the difference between the identifiable assets and liabilities of these entities under Vivendi Games' control and includes the net transfers between Vivendi Games and Vivendi and Vivendi's affiliated companies, under the cash management pool agreement. The consolidated statements of operations and consolidated statements of owner's equity and comprehensive income include certain expenses for corporate services and overhead that are allocated from or to Vivendi and its affiliated companies (see Note 11). These expenses have been allocated based on the specific nature of the expense and/or a formula, which management believes reasonably allocates expenses to or from Vivendi Games; however, such amounts may have been different had Vivendi Games operated as a separate stand-alone entity during the periods presented.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Business Organization and Basis of Presentation (Continued)

        All information included in the accompanying consolidated financial statements and notes to consolidated financial statements reflects only Vivendi Games' results, and does not reflect any impact of the proposed merger as described above.

        Certain prior year balances have been reclassified to conform to the current year's presentation.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period, including but not limited to sales returns and price protection, the collectability of accounts receivable, the realizability of third party and internal capitalized software costs, valuation of deferred tax assets and the fair value of stock-based compensation. Actual results could differ from those estimates.

Fair Value of Financial Instruments

        The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are a reasonable approximation of fair value due to the short maturities of these instruments.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts and transactions of Vivendi Games as more fully described in Note 1. All material intercompany balances and transactions between the consolidated companies have been eliminated.

Cash and Cash Equivalents

        Cash and cash equivalents include short-term highly liquid investments purchased with original maturities of three months or less. Significant amounts of cash balances are subsequently swept by Vivendi via the cash pooling agreement (see Note 11).

Accounts Receivable, Sales Returns, Price Protection and Other Reserves

        Accounts receivable consist principally of amounts owed by distributors, retail and mass marketing chains, software specialty retail chains and computer superstores.

        Vivendi Games may permit product returns from, or grant price protection to, Vivendi Games' customers under certain conditions. In general, price protection refers to the circumstances when Vivendi Games elects to decrease the wholesale price of a product by a certain amount and, when granted and applicable, allows customers a credit against amounts owed by such customers with respect to open and/or future invoices. Vivendi Games has provided for the estimated amounts of returns and price-protection deductions to be taken by customers as a reduction to product sales and is included within accrued liabilities.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        The conditions Vivendi Games' customers must meet to be granted the right to return products or price protection are, among other things, compliance with applicable payment terms, and consistent delivery of inventory and sell-through reports. Vivendi Games may also consider other factors, including the facilitation of slow-moving inventory and other market factors. Management must make estimates of potential future product returns and price protection related to current period product revenue. Vivendi Games estimates the amount of future returns and price protection for current period product revenue utilizing historical experience and information regarding inventory levels and the demand and acceptance of its products by the end consumer.

        The following factors are used to estimate the amount of future returns and price protection for a particular title: historical performance of titles in similar genres; historical performance of the hardware platform; historical performance of the brand; console hardware life cycle; Vivendi Games' sales force and retail customer feedback; industry pricing; weeks of on-hand retail channel inventory; absolute quantity of on-hand retail channel inventory; warehouse on-hand inventory levels; the title's recent sell-through history (if available); marketing trade programs; and competing titles. The relative importance of these factors varies among titles depending upon, among other items, genre, platform, seasonality, and sales strategy. Significant management judgments and estimates must be made and used in connection with establishing the accrual for sales returns and price protection in any accounting period.

        Based upon historical experience, Vivendi Games believes the estimates are reasonable. However, actual returns and price protection could vary materially from accrual estimates due to a number of reasons including, among others, a lack of consumer acceptance of a title, the release in the same period of a similarly themed title by a competitor, or technological obsolescence due to the emergence of new hardware platforms. Material differences may result in the amount and timing of revenue for any period if factors or market conditions change or if management makes different judgments or utilizes different estimates in determining the accruals for sales returns and price protection. For example, a 1% increase in the March 31, 2008 and the December 31, 2007 accruals for sales returns and price protection would reduce net sales for the three and twelve month periods by $0.5 million and $0.6 million, respectively.

        In addition, Vivendi Games also provides co-operative advertising concessions, marketing development funds, volume discounts and front-end rebates to certain customers. These reserves are presented as a reduction to accounts receivable and were determined based on historical experience, budgeted customer allowances and existing commitments to customers. The ultimate amount of these deductions taken by customers could differ from Vivendi Games' estimates, and the difference could be material. As of March 31, 2008, December 31, 2007 and 2006, other allowances amounted to $11.4 million, $28.4 million and $31.0 million, respectively.

        Vivendi Games extends credit to various companies in the retail and mass merchandising industry, and management has provided for the estimated accounts receivable that will remain uncollected. These estimates were based on an analysis of historical bad debts, customer concentrations, customer creditworthiness, current economic trends and customers' payment terms and their economic condition. Collection of trade receivables may be affected by changes in any of these criteria as well as economic or other industry conditions and may, accordingly, impact Vivendi Games' overall credit risk. As of March 31, 2008, December 31, 2007 and 2006, bad debt allowances amounted to $10.6 million, $10.3 million and $5.2 million, respectively.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Vivendi Games' top ten customers accounted for approximately 21% and 18% of net accounts receivable at March 31, 2008 and 2007, respectively, and 10% and 23% of net sales for the three months ended March 31, 2008 and 2007, respectively. Of these top ten customers, no sales made to one customer accounted for more than 10% of Vivendi Games' total net sales for both periods presented. World of Warcraft, which was launched by Blizzard at the end of November 2004, accounted for approximately 85% of total net sales during the three months ended March 31, 2008 compared to 91% of total net sales during the three months ended March 31, 2007.

        Vivendi Games' top ten customers accounted for approximately 30% and 38% of net accounts receivable at December 31, 2007 and 2006, respectively, and 17%, 24% and 29% of net sales for the years ended December 31, 2007, 2006 and 2005, respectively. Of these top ten customers, no sales made to one customer accounted for more than 10% of Vivendi Games' total net sales for all years presented. One customer had amounts outstanding, after allowances, at December 31, 2006, in excess of 10% of Vivendi Games' net accounts receivable (13%), and no customer had amounts outstanding, after allowances, at December 31, 2007, in excess of 10%. World of Warcraft accounted for approximately 77%, 62%, and 48% of total net sales during the years ended December 31, 2007, 2006, and 2005, respectively.

Inventories

        Inventories are valued at the lower of cost (average cost) or market value. Costs include materials, capitalized production labor and all capitalizable operations' overhead costs.

Property and Equipment

        Property and equipment are stated at cost. Property and equipment acquired as part of a business acquisition are stated at estimated fair market value at the date of purchase. Assets financed by leasing contracts that meet the requirements of a capital lease are capitalized at the present value of future minimum lease payments and amortized over the shorter of the lease term or the estimated useful lives of the assets. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets and includes the amortization of assets acquired through leasing contracts.

        The major categories and related estimated useful lives are as follows:

Computer equipment and software	3 years
Equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of 7 years or life of lease

        Major renewals and improvements are capitalized. Maintenance, repairs and minor renewals are charged to expense as incurred. When property is sold or otherwise disposed of, the cost and related accumulated depreciation is removed from the accounts, and any resulting gain or loss is included in the accompanying consolidated statements of operations.

Capitalized Software Development Costs

        Capitalized software development costs represent costs incurred in connection with the internal development of products. Vivendi Games accounts for capitalized software development costs in

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

accordance with Statement of Financial Accounting Standard ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Software development costs are capitalized once the technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility is evaluated on a product-by-product basis. Prior to a product's release, Vivendi Games expenses capitalized costs when it believes such amounts are not recoverable. Capitalized costs for those products that are cancelled or abandoned are charged to research and development expense in the period of cancellation. Amounts related to software development which are not capitalized are charged immediately to research and development expense. For many of the Vivendi Games' internal development projects, technological feasibility has been determined to be achieved late in the development cycle. As a result, most software development costs are expensed as research and development costs, and not capitalized.

        Capitalized software development costs are classified as current based upon the expected future release dates of the associated software titles. Capitalized software development costs are amortized on a product-by-product basis generally over a four-month period which commences in the month that the product is released, with a majority of the expense being recognized in the first month. Capitalized software costs related to the initial development of World of Warcraft were amortized straight-line over a ten-month period commencing on its first launch in November 2004.

        During the three months ended March 31, 2008 and 2007, amortization expense of capitalized software development costs was $0.9 million, and $5.7 million, respectively. During the years ended December 31, 2007, 2006 and 2005, amortization expense of capitalized software development costs was $10.2 million, $8.1 million, and $17.9 million, respectively.

Royalties and License Agreements

        Royalties and license agreements consist primarily of prepayments made to independent software developers under development arrangements that have alternative future uses or are based on existing, proven game engine technology, and prepaid royalties and license fees paid to intellectual property rights holders for use of their trademarks, copyrights, software, or other intellectual property or proprietary rights in the development of Vivendi Games' products. Depending upon the agreement with the rights holder, Vivendi Games may obtain the rights to use acquired intellectual property in multiple products over multiple years, or alternatively, for a single product. Royalties and license agreements are generally expensed to cost of sales based on contractual rates applied to actual net product sales. Royalties and license agreements are classified as current and non-current assets based upon expected release date of the associated software titles.

        Capitalized royalties and license costs are reviewed by Vivendi Games quarterly for recoverability. The recoverability of capitalized royalties and license costs is evaluated based on the expected performance of the specific products to which the costs relate. Criteria used to evaluate expected product performance include: historical performance of comparable products using comparable technology; orders for the product prior to its release; and estimated performance of a sequel product based on the performance of the product on which the sequel is based.

        Any capitalized royalties and license costs not considered recoverable are either written off or impaired to net realizable value. Such costs are written off, as a component of research and development costs, if titles are canceled prior to completion due to failure to meet Vivendi Games' desired quality specifications. Impairments are taken on capitalized royalties and license costs for games

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

to be released in future periods which are not considered recoverable. Such impairments are recorded either as a component of research and development costs in the period of the change in estimate for titles to be released in future years, or as a component of cost of sales for titles to be released later within the current year. Certain license agreements deemed to be "at risk" for full recoverability are amortized on a straight line basis over the term of the license.

        Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized costs. In evaluating the recoverability of capitalized costs, the assessment of expected product performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual product sales are less than and/or revised forecasted or actual costs are greater than the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge.

        Write-offs for canceled titles and pre-release impairments of $8.0 million and $1.2 million were recorded during the three months ended March 31, 2008 and March 31, 2007, respectively. Canceled title write-offs and pre-release impairments of $6.9 million, $19.2 million and $17.7 million were recorded for the years ended December 31, 2007, 2006 and 2005, respectively.

Long-Lived Assets

        Vivendi Games reviews long-lived assets, such as fixed assets and certain identifiable intangibles with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors that could indicate the occurrence of such events or circumstances include current period operating or cash flow losses combined with a history of operating or cash flow losses, a projection or forecast that demonstrates continuing operating or cash flow losses, or incurring costs in excess of amounts originally expected to acquire or construct an asset. If the asset is not recoverable, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value, as defined in SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS No. 144"). No impairment was recorded during any period presented, as no specific triggering event occurred.

Other Intangibles

        Other intangibles consist of acquired trade names, acquired developed software, and other intangibles related primarily to licensing activities. As of January 1, 2006, trade names were assessed as

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

indefinite-lived assets (see goodwill and indefinite-lived assets below). Other intangibles consist of the following:

		As of December 31,
	As of March 31, 2008
		2007	2006
	(in thousands)
	(unaudited)
Trade names	$52,917	$52,888	$52,530
Acquired developed software	214,562	214,848	213,240
Other intangibles	13,094	13,097	12,100

	280,573	280,833	277,870
Less accumulated amortization	(221,770)	(220,790)	(215,561)

	$58,803	$60,043	$62,309

        Acquired developed software and other intangibles are deemed to have finite lives and are amortized on a straight-line basis over the periods expected to be benefited (approximately three to five years). During the three months ended March 31, 2008 and 2007, Vivendi Games recorded amortization expense of $1.1 million and $1.0 million, respectively. During the years ended December 31, 2007, 2006 and 2005, Vivendi Games recorded amortization expense of $4.2 million, $2.2 million and $4.0 million, respectively. Amounts are included in depreciation expense and amortization of other intangibles within the accompanying consolidated statements of operations. Vivendi Games assesses impairment of other intangibles, other than trade names, in accordance with SFAS No. 144 and recognized no impairment loss during any period presented, as no specific triggering event occurred.

        As of March 31, 2008, the estimated aggregate amortization expense to be recognized during the remainder of 2008 and in 2009 is approximately $2.8 million and $3.4 million, respectively, after which all other definite-lived intangibles will be principally amortized in full. The net balances at March 31, 2008 for trade names, acquired developed software and other intangibles were $52.6 million, $4.1 million and $2.1 million, respectively. The net balances at December 31, 2007 for trade names, acquired developed software and other intangibles were $52.6 million, $4.8 million and $2.6 million, respectively.

Goodwill and Other Indefinite-Lived Assets

        Vivendi Games accounts for its goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). SFAS No. 142 addresses financial accounting and reporting requirements for acquired goodwill and other intangible assets with indefinite lives. Other than Vivendi Games' trade names, which are included in other intangible assets above, management believes that all acquired identified intangible assets included in the accompanying consolidated balance sheet have finite lives and are assessed for impairment under SFAS No. 144.

        Under SFAS No. 142, goodwill is deemed to have an indefinite useful life. Further, goodwill and other indefinite lived assets (trade names) should not be amortized but rather tested at least annually for impairment. An impairment loss is recognized if the carrying amount of goodwill at each reporting unit, as defined by SFAS No. 142, exceeds its implied fair value. Other indefinite lived assets are

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

assessed for impairment by comparing the fair value of the asset to its carrying amount, and to the extent the carrying amount exceeds the fair value, an impairment loss is recognized.

        In accordance with SFAS No. 142, Vivendi Games does not amortize goodwill. Vivendi Games reviewed goodwill for impairment as of December 31, 2007, 2006 and 2005 and concluded that goodwill was not impaired. To review goodwill for impairment, goodwill is first allocated to its reporting unit in accordance with SFAS No. 142, which corresponds to Vivendi Games' operating divisions. Beginning on January 1, 2006, Vivendi Games' chief operating decision makers began reviewing financial information separately for Vivendi Games' operating divisions as described in Note 1. Accordingly, goodwill was re-allocated on January 1, 2006, to those operating divisions based on their relative fair value. At both March 31, 2008 and December 31, 2007, approximately 90% of Vivendi Games' goodwill is allocated to Blizzard.

        Prior to 2006, Vivendi Games amortized its trade names. Effective January 1, 2006, Vivendi Games determined that they had an indefinite life because there is no foreseeable limit on the period of time over which they are expected to contribute cash flows and ceased amortization. Trade names were assessed for impairment during the years ended December 31, 2007 and 2006, and no impairment was recorded.

        Vivendi Games has not recognized any impairment for goodwill or trade names for any period presented. During 2005, Vivendi Games recognized amortization expense of $17.2 million related to trade names, which was included in depreciation expense and amortization of other intangibles within the accompanying consolidated statements of operations.

Income Taxes

        Vivendi Games' income taxes are presented as if Vivendi Games were a stand-alone taxpayer even though Vivendi Games' operating results are included in the consolidated federal, and certain foreign, and state and local income tax returns of Vivendi or Vivendi's subsidiaries. Vivendi manages its tax position for the benefit of the entire portfolio of its businesses, and as such, the calculation of Vivendi Games' tax provision and related tax accounts herein may differ from those of Vivendi, and in addition, are not necessarily reflective of tax strategies Vivendi Games may have utilized if on a stand-alone basis.

        Income taxes are accounted in accordance with SFAS No. 109, Accounting for Income Taxes ("SFAS No. 109"). Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

        Further, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        In accordance with Accounting Principles Board Opinions ("APB") No. 23, Accounting for Income Taxes—Special Areas, Vivendi Games has not provided for U.S. income taxes on undistributed earnings of its foreign subsidiaries since it is management's intention that undistributed earnings will be

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

indefinitely reinvested in the foreign operations. Amounts at any period-end presented were not significant.

        On January 1, 2007, Vivendi Games adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, ("FIN 48"). FIN 48 clarifies the accounting for the uncertainty in recognizing income taxes in an organization in accordance with SFAS No. 109 by providing detailed guidance for financial statement recognition, measurement and disclosure involving uncertain tax positions. FIN 48 requires an uncertain tax position to meet a more-likely-than-not recognition threshold at the effective date to be recognized both upon the adoption of FIN 48 and in subsequent periods. The adoption did not have a material effect on the consolidated financial statements.

        Vivendi Games recognizes penalties related to income tax matters as part of the provision for income taxes and interest is included within interest expense. Amounts recorded in periods presented are immaterial.

Derivatives

        Other than share-based awards (see Note 8), Vivendi Games accounts for its derivative and hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). The assets or liabilities associated with its derivative instruments and hedging activities are recorded at fair value in other current assets or other current liabilities, respectively, in the consolidated balance sheets presented herein. The accounting for gains and losses resulting from changes in fair value depends on the use of the derivative and whether it is designated and qualifies for hedge accounting.

        Vivendi Games transacts business in various foreign currencies and has significant international sales and expenses denominated in foreign currencies, subjecting Vivendi Games to foreign currency risk. Vivendi Games utilizes foreign exchange forward contracts to mitigate foreign currency exchange rate risk associated with foreign-currency-denominated assets and liabilities, primarily intercompany receivables and payables. The forward contracts generally have a contractual term of approximately one month; therefore, the fair value of the forward contracts is not significant at each month end. Vivendi Games does not use foreign exchange forward contracts for speculative or trading purposes. None of Vivendi Games' foreign exchange forward contracts were designated as hedging instruments under SFAS No. 133. Accordingly, gains or losses resulting from changes in the fair value of the forward contracts are reported as a component of foreign currency exchange gain (loss) within the accompanying consolidated statements of operations. As of March 31, 2008, December 31, 2007 and 2006, outstanding foreign exchange forward contracts, principally hedge firm obligations, related to third-party development contracts, and forecasted operating cash flows in currencies other than Vivendi Games' functional currency. The fair values of outstanding positions under these contracts are considered immaterial for all periods presented.

Foreign Currency Translation

        The assets and liabilities of Vivendi Games' foreign operations are translated into U.S. dollars at exchange rates as of the balance sheet date, revenues and expenses are translated at average exchange rates for the period, and equity balances are translated at the historical rate. Resulting translation adjustments are included in other comprehensive income, a component of owner's equity.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated statements of operations as incurred. Foreign currency exchange gain (loss) includes the effect of gains and losses recognized on foreign exchange forward contracts.

Other Comprehensive Income

        Vivendi Games computes other comprehensive income, which is reported on the accompanying consolidated statements of owner's equity and comprehensive income, pursuant to SFAS No. 130, Reporting Comprehensive Income. Total comprehensive income for Vivendi Games includes net income and foreign currency translation adjustments. For all periods presented, other comprehensive income is comprised only of foreign currency translation adjustments.

Revenue Recognition

Product Sales

        Vivendi Games recognizes revenue from the sale of its products upon the transfer of title and risk of loss to customers, net of estimated returns, price protection and other allowances. In addition, in order to recognize revenue for product sales, persuasive evidence of an arrangement must exist and collection of the related receivable must be probable. Revenue recognition also determines the timing of recognition of certain expenses. Where uncertainty about collectability exists, Vivendi Games defers revenue recognition until collectability of amounts owed is reasonably assured.

        Revenues related to the sale of World of Warcraft (a game that is playable through Blizzard's servers on a subscription-only basis) boxed software are recognized in accordance with EITF No. 00-21, Accounting for Revenues Arrangements with Multiple Deliverables, and in accordance with Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements ("SAB No. 101"), as amended by SAB No. 104, Revenue Recognition ("SAB No. 104"). These revenues are separated into elements based on relative fair values. The element of revenues that relates to the included first month of free usage by the end user is deferred and recognized as product sales over the one-month access period, beginning when the end user accesses the servers for the first time. The element of revenues and related costs that relates to the boxed software is deferred and recognized on a straight-line basis as product sales over the estimated average length of play, which is approximately ten months, beginning when the end user accesses the servers for the first time.

        The interactive entertainment software industry is highly seasonal, with the highest levels of consumer demand and therefore product sales occurring during the calendar year-end holiday buying season. As a result, Vivendi Games' net sales and operating income have historically been higher during the second half of the calendar year. Vivendi Games' receivables and credit risks are likewise higher during the second half of the calendar year.

        The revenues from pay-per-downloads or subscriptions operated by third-party distributors for SOL and VGM are recognized upon receiving appropriate revenue statements from each distributor. These revenues are included in product sales.

        With the exception of World of Warcraft, some of Vivendi Games' software products provide limited online features at no additional cost to the consumer. Generally, such features are considered

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

to be incidental to the overall product offering and an inconsequential deliverable. Accordingly, Vivendi Games does not defer any revenue related to products containing these limited online features.

Subscription Revenues

        Subscription revenues are recognized in accordance with SAB No. 101, as amended by SAB No. 104. Subscription revenues are derived from World of Warcraft, a game that is playable through Blizzard's servers on a subscription-only basis. After the first month of free usage that is included with the boxed software, the World of Warcraft end user may enter into a subscription agreement for additional access. Subscription revenues received are deferred and recognized as subscription revenues on a straight-line basis over the subscription period. Revenue from the sale of prepaid cards, sold through retail outlets and other stores, is deferred and recognized as subscription revenue on a straight-line basis beginning when the cards are first activated. Revenue from Internet gaming rooms in Asia is recognized upon usage of the time packages sold. Ancillary revenues associated with subscriptions are recorded within subscription revenues when services are complete.

Licensing Revenues

        Third-party licensees in China and Taiwan distribute and host Blizzard's World of Warcraft game in their respective countries under a license agreement with Blizzard. The licensees paid certain minimum, non-refundable, generally recoupable guaranteed royalties when entering into the licensing agreements. Upon receipt of the recoupable advances, Vivendi Games defers their recognition and recognizes the revenues in subsequent periods as these advances are recouped by the licensees. As the licensees pay additional royalties above and beyond those initially advanced, Vivendi Games recognizes these additional royalties as revenues based on activation of the underlying prepaid time by the end users.

Other Revenues

        Other revenues primarily include ancillary sales of non-software related products. It includes licensing activity of intellectual property other than software (such as characters) to third-parties. Revenue is recorded upon receipt of licensee statements, or upon the receipt of cash, provided the license period has begun.

Taxes Assessed by Governmental Authorities

        Vivendi Games accounts for taxes that are externally imposed on revenue producing transactions on a net basis, as a reduction to revenue.

Cost of Sales

        Cost of sales includes direct operating costs associated with supporting and servicing World of Warcraft players, royalties to external developers and licensors and the traditional manufacturing costs of "retail box" PC and console products.

Advertising Costs

        Vivendi Games expenses advertising costs as incurred and has recorded approximately $73.3 million, $73.4 million and $63.2 million, of advertising costs as a component of sales and

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

marketing expense within the accompanying consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005, respectively. The classification of sales incentives offered such as cooperative advertising, marketing development fund claims, slotting fees and product placement between a reduction in net sales and marketing expenses is determined by Vivendi Games based on the criteria in EITF No. 01-09, Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products).

        During the years ended December 31, 2007, 2006 and 2005, Vivendi Games has classified approximately $13.3 million, $12.1 million and $8.1 million, respectively, of cooperative advertising and product placement sales incentives as a reduction of net sales.

Shipping and Handling Costs

        Amounts billed to customers for shipping and handling costs are included in net sales. Shipping and handling costs that are incurred by Vivendi Games consist primarily of packaging and transportation charges for the movement of finished goods to customers. During the years ended December 31, 2007, 2006 and 2005, Vivendi Games included $5.3 million, $5.4 million and $5.3 million, respectively, of shipping and handling costs as a component of sales and marketing expense within the accompanying consolidated statements of operations.

Stock-Based Compensation

        Prior to 2005, Vivendi Games accounted for stock-based employee compensation arrangements in accordance with APB No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations, and complied with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Under APB No. 25, compensation expense is calculated as the difference between the fair value of the underlying Vivendi stock at the date of grant and the strike price.

        On January 1, 2005, Vivendi Games adopted SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123(R)"), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS No. 123(R) supersedes Vivendi Games' previous accounting under APB No. 25. Vivendi Games elected to adopt SFAS No. 123(R), as of January 1, 2005, using the modified prospective method. As a result, Vivendi Games' consolidated financial statements as of and for all periods presented reflect the impact of SFAS No. 123(R).

        SFAS No. 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant, and re-measure the fair value of liability awards at each reporting period, using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in Vivendi Games' consolidated statements of operations.

        Stock-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Prior to 2007, Vivendi Games generally attributed the value of stock-based compensation to expense using the accelerated multi-tranche method (see Note 8). Beginning in 2007, Vivendi Games' employees have been granted awards which cliff vest at

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

the end of a three-year vesting period. Stock-based compensation expense relating to these stock options is recognized on a straight-line basis over the vesting period.

        Restricted stock grants from Vivendi (including restricted stock units) are generally attributed to expense using the straight-line single option method. However, awards granted under the Blizzard 2006 Equity Incentive Plan (the "Blizzard Equity Plan") (see Note 8) are attributed to expense using the accelerated multi-tranche method, as they are subject to graded vesting.

Employee Benefit Plans

        In accordance with the laws and practices of each country in which it operates, Vivendi Games (via Vivendi) and its employees (including those employees of Vivendi who are fully dedicated to Vivendi Games) participate in, or maintain employee benefit plans providing retirement pensions, postretirement health care, life insurance and post employment benefits (principally severances) to eligible employees, retirees and their beneficiaries. Retirement pensions are provided for substantially all employees through defined contribution plans, which are integrated with local Social Security and multi-employer plans. Vivendi's funding policy is consistent with applicable government funding requirements and regulations of each country in which Vivendi maintains a pension plan.

3. Acquisitions

        There were no acquisitions of development studios during the three months ended March 31, 2008 or during the year 2007.

2006 Acquisitions

        During 2006, Vivendi Games acquired the net assets or all of the common stock of several development studios located in Seattle, Washington; San Mateo, California; Santiago, Chile; and, Shanghai, People's Republic of China. These studios develop interactive entertainment software products (games) and related technologies. The acquisitions were accounted for as purchases under SFAS No. 141, Business Combinations ("SFAS No. 141"). Results from operations are included in the consolidated statements of operations from the date of acquisition.

        Total purchase consideration was approximately $25.4 million, all of which was paid in cash. The following net assets were recognized resulting from these acquisitions (amounts in thousands):

Goodwill	$23,680
Acquired developed software	2,070
Property and equipment	700
Other non-current assets	30
Current net assets	1,200
Non-current deferred tax liabilities and other non-current liabilities	(2,290)

Total Net Assets Recognized	$25,390

        Acquired developed software is being amortized over three years. Of the acquired goodwill, $9.2 million is tax deductible. Prior to the studio acquisitions, Vivendi Games had entered into certain

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Acquisitions (Continued)

development and licensing agreements with certain of the studios. These agreements were terminated in connection with these acquisitions.

        Additional consideration of up to $2.0 million may be payable to former owners of the development studios acquired in 2006 based on future performance, as defined in each applicable acquisition agreement, through December 2008. Amounts will be paid if certain financial targets are achieved. During the three months ended March 31, 2008, $0.2 million of the $2.0 million had been accrued as additional consideration and recorded as compensation expense. During the year ended December 31, 2007, $0.9 million of the $2.0 million had been accrued as additional consideration and recorded as compensation expense. The $0.9 million was paid during the first quarter of 2008. As of December 31, 2007, approximately $0.1 million of the $2.0 million had been forfeited. As of March 31, 2008, the remaining $1.0 million of additional purchase consideration not yet paid remains subject to the achievement of future financial targets contingencies.

2005 Acquisitions

        During 2005, Vivendi Games acquired the net assets or all of the common stock of several development studios located in Canada, the U.S., and the U.K. These studios develop interactive entertainment software products (games) and related technologies. The acquisitions were accounted for as purchases under SFAS No. 141. Results from operations are included in the consolidated statements of operations from the date of acquisition.

        Total purchase consideration was approximately $71.6 million, all of which was paid in cash. This amount includes additional consideration earned since the acquisition date. The following net assets were recognized resulting from these acquisitions (amounts in thousands):

Goodwill	$50,069
Acquired developed software	9,560
Property and equipment	4,100
Other non-current assets	70
Contract termination (immediately charged to earnings)	1,000
Current net assets	9,350
Non-current deferred tax liabilities and other non-current liabilities	(2,520)

Total Net Assets Recognized	$71,629

        Acquired developed software is being amortized over five years. Of the acquired goodwill, approximately $6.5 million is tax deductible. Prior to the studio acquisitions, Vivendi Games had entered into certain development and licensing agreements with certain of the studios. These agreements were terminated in connection with the respective acquisitions.

        As originally defined in each applicable acquisition agreement, additional consideration of up to $21.2 million may be payable to the former owners of the development studios acquired in 2005 based on future performance through March 2010. Amounts will be paid if and when certain financial targets are achieved or upon satisfaction of certain service commitments. Based on the studios' current performance, management believes that most of the $21.2 million will be earned. As of December 31, 2007, Vivendi Games has expensed as compensation and paid a total of $4.6 million of the maximum contingent consideration of $21.2 million. During the three months ended March 31, 2008, Vivendi

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Acquisitions (Continued)

Games paid an additional $4.1 million, which was recorded as goodwill. In the three months ended March 31, 2008 and the year ended December 31, 2007, $0.5 million and $0.6 million of the $21.2 million were forfeited, respectively. As of March 31, 2008, the remaining balance of $11.4 million remains subject to future earnings targets, as defined. If earned, future payments will be recorded as additional goodwill.

        Pro forma consolidated statements of operations for these acquisitions are not shown, as they would not differ materially from reported results.

4. Inventories

        Inventories consist of the following:

		As of December 31,
	As of March 31, 2008
		2007	2006
	(in thousands)
	(unaudited)
Finished goods	$16,123	$18,953	$22,820
Purchased parts and components	3,952	2,406	5,094

	$20,075	$21,359	$27,914

5. Property and Equipment

        Property and equipment consist of the following:

		As of December 31,
	As of March 31, 2008
		2007	2006
	(in thousands)
	(unaudited)
Computer equipment and software	$275,159	$266,359	$216,780
Furniture and fixtures	15,481	14,941	18,396
Leasehold improvements	37,525	36,316	15,760

	328,165	317,616	250,936
Less accumulated depreciation and amortization	(206,604)	(189,017)	(134,977)

	$121,561	$128,599	$115,959

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Accrued Expenses and Other Liabilities

        Accrued expenses and other liabilities consist of the following:

		As of December 31,
	As of March 31, 2008
		2007	2006
	(in thousands)
	(unaudited)
Current liabilities:
Accrued payroll and related costs	$187,556	$224,291	$131,450
Accrued sales returns and price protections	53,348	58,799	73,606
Restructuring	1,019	1,323	4,048
Other accrued expenses	88,831	89,720	52,548

	330,754	374,133	261,652
Long-term liabilities:
Accrued payroll and related costs	81,961	70,708	2,900
Restructuring	651	830	2,713
Other accrued expenses	468	544	1,762

	83,080	72,082	7,375

	$413,834	$446,215	$269,027

Restructuring Accrual

        Prior to 2005, Vivendi Games adopted certain restructuring plans, which were primarily completed in 2004. The portion of the restructuring costs paid or amortized in 2005 through 2007 primarily relate to employee severance, closure of certain facilities and other similar actions.

        Costs for restructuring activities are limited to either incremental costs that directly result from the restructuring activities and provide no future benefit or costs incurred under contractual obligations that existed before these restructuring plans and will continue with either no future benefit or will result in a penalty incurred at the termination of the obligation.

        Costs charged to restructuring and the resulting restructuring accrual, which is included in other accrued expenses, are summarized as follows:

	Balance as of January 1, 2005	Current Year Provision	Utilized	Balance as of December 31, 2005
	(in thousands)
Employee severance	$17,507	$2,668	$(13,776)	$6,399
Facility costs	8,549	(968)	(3,234)	4,347

	$26,056	$1,700	$(17,010)	$10,746

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Accrued Expenses and Other Liabilities (Continued)

	Balance as of December 31, 2005	Current Year Provision	Utilized	Balance as of December 31, 2006
	(in thousands)
Employee severance	$6,399	$1,667	$(6,648)	$1,418
Facility costs	4,347	2,716	(1,720)	5,343

	$10,746	$4,383	$(8,368)	$6,761

	Balance as of December 31, 2006	Current Year Provision	Utilized	Balance as of December 31, 2007
	(in thousands)
Employee severance	$1,418	$320	$(1,231)	$507
Facility costs	5,343	(1,201)	(2,496)	1,646

	$6,761	$(881)	$(3,727)	$2,153

        During the three months ended March 31, 2008 there were no material changes to the restructuring accrual.

        During 2007, the restructuring accrual was primarily reduced by on-going payments as well as a reduction of $1.9 million due to revised sublease income estimates resulting from a new agreement being signed with a sub lessee.

        In accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, facility costs were recognized during the period when facilities were abandoned based on the cease-use date. Further, facility costs have been discounted to reflect the present value of the obligations. Accretion of the discount will be recognized as additional restructuring costs in future periods.

        Facility cost obligations are to be paid through February 2010 and remaining estimated employee severance cost obligations are expected to be fully paid in 2008.

7. Income Taxes

        Vivendi Games' results are included in the consolidated federal and certain foreign, and state and local income tax returns filed by Vivendi or its affiliates. The income tax provision is reflected in the consolidated statements of operations, including the impact of U.S. net operating losses carried forward, as if the amounts were computed on a separate stand-alone basis as required by SFAS No. 109. The deferred tax assets and liabilities included in the consolidated balance sheets have been prepared as if these amounts were computed on a stand-alone basis, excluding the U.S. net operating losses as set forth below.

        Under Vivendi group policy, any U.S. net operating losses generated by Vivendi Games are surrendered to Vivendi or Vivendi's subsidiaries in the year of loss with no benefit for such losses being recorded in Vivendi Games' income tax provision. However, to the extent that Vivendi Games had U.S. net operating losses allocated to it in the consolidated tax returns that have not been used by Vivendi or Vivendi's subsidiaries, the related deferred tax asset and valuation allowance have been included in Vivendi Games' consolidated balance sheets.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Income Taxes (Continued)

        During 2005 and 2006, a cumulative U.S. net operating loss tax benefit of $83.2 million was recorded in the consolidated statements of operations although it was surrendered to Vivendi for balance sheet presentation purposes. Vivendi Games' remaining separate U.S. net operating loss carry forward tax benefit of $78.7 million was recognized in 2007 through a reduction in the valuation allowance.

        Since the tax assets related to these losses were surrendered to Vivendi or its affiliates in prior years, the income tax payable to Vivendi resulting from the recognition of these losses on a standalone basis from 2005 through 2007 was approximately $159.3 million. The income tax payable has been included in owner's equity as a component of net payable to Vivendi. Any income tax payments related to the consolidated tax filings were paid by Vivendi.

        Geographic components of pre-tax income for the years ended December 31, 2007, 2006 and 2005 are as follows:

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
U.S.	$169,304	$53,642	$5,588
Foreign	46,041	52,392	27,788

	$215,345	$106,034	$33,376

        Income tax benefit for the years ended December 31, 2007, 2006 and 2005 consists of:

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Current:
Federal	$90,221	$53,005	$12,277
State	7,231	13,769	4,148
Foreign	23,961	5,928	7,739

Total current tax expense	121,413	72,702	24,164

Deferred:
Federal	(46,688)	(14,423)	(9,499)
State	(651)	(7,417)	(4,130)
Foreign	(1,147)	(2,886)	658
Release of valuation allowance	(30,598)	(14,448)	(6,522)
Change in valuation allowance to net operating losses surrendered	(78,682)	(66,774)	(16,425)

Total deferred tax benefit	(157,766)	(105,948)	(35,918)

Total tax benefit	$(36,353)	$(33,246)	$(11,754)

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Income Taxes (Continued)

        The income tax benefit differs from the amount computed by applying the U.S. statutory federal income tax rate of 35% to pre-tax income as a result of the following differences:
	Year Ended December 31,
	2007	2006	2005
Federal tax at statutory rate	35%	35%	35%
State taxes	2	4	(1)
Foreign withholding tax	3	3	11
Tax reserve / (reversal)	—	(3)	9
Foreign tax differential	—	(1)	(23)
Other permanent items	—	8	2
Research and development tax credit	(5)	—	—
Foreign tax credit	(1)	—	—
Change in valuation allowance	(14)	(14)	(19)
Change in valuation allowance to net operating losses surrendered	(37)	(63)	(49)

Total tax benefit	(17)%	(31)%	(35)%

        For interim reporting purposes, Vivendi Games calculates the expected annual effective tax rate in accordance with APB No. 28, Interim Financial Reporting, and applies the expected annual effective tax rate to the actual pre-tax results incurred for the interim period to compute an interim tax provision. In performing the calculation, Vivendi Games segregates the full year estimated tax provision for each jurisdiction and includes the estimated tax by jurisdiction in the annual effective rate calculation.

        The income tax expense of $21.9 million for the three months ended March 31, 2008, reflects Vivendi Games's effective tax rate for the quarter of approximately 34.1%. This rate differed from the U.S statutory rate of 35% mainly as a result of the state income taxes provided, net of federal benefit, and foreign income taxes provided for at generally lower rates than the federal rate of 35%.

        The income tax expense of $13.2 million for the three months ended March 31, 2007 reflects an effective tax rate of 10%, which differs from the effective tax rate benefit of 17% for the year ended December 31, 2007. The primary reasons for the difference between the March 31, 2007 and the 2007 annual effective tax rates are the recognition of research and development tax credits in the fourth quarter of 2007 after completion by Vivendi Games of its research and development tax credit study and the release of additional valuation allowance on the Vivendi Games deferred tax assets and net operating losses surrendered to Vivendi when compared to that estimated at March 31, 2007, as a result of meeting the more likely than not recognition criteria in the fourth quarter of 2007. The estimated annual effective tax rate used for the quarter ended March 31, 2008 is different from the annual rate benefit in 2007, because 2007 had the benefit of the 2000 through 2007 research and development tax credits recognized and valuation allowance release as discussed above.

        Effective January 1, 2007, Vivendi Games adopted the provisions of FIN 48. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Income Taxes (Continued)

recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There was no change to retained earnings upon adoption.

        In 2007, Vivendi Games completed a research and development tax credit study pertaining to the period from 2000 through 2006. As a result, Vivendi Games has recorded a deferred tax asset for the amount of the credit that exceeds the more likely than not criteria under FIN 48, including an estimate for 2007. At December 31, 2007, Vivendi Games had unrecognized tax benefits of $13.5 million, which, if recognized, would favorably affect Vivendi Games' effective tax rate in the future. Vivendi Games does not believe there will be any material changes in its unrecognized tax positions over the next twelve months.

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$—
Additions based on tax positions taken during a prior period	1,200
Additions based on tax positions taken during the current period	12,295

Balance at December 31, 2007	$13,495

        In the three months ended March 31, 2008, there have been no changes to the amount of unrecognized tax benefits.

        Vivendi Games' uncertain tax positions are related to tax years that remain subject to examination by tax authorities. Vivendi Games is no longer subject to U.S. federal income tax examination for years before 2002. With respect to major foreign jurisdictions, Vivendi Games is no longer subject to income tax examinations before 2001. With respect to Vivendi Games' state income tax examinations, Vivendi Games is no longer subject to examination for years before 2000.

        In 2006, Vivendi Games reduced its valuation allowances on deferred tax assets by $81.2 million through utilization of federal and certain foreign net operating losses. In 2007, Vivendi Games further reduced its valuation allowance by $109.3 million from both utilization of federal net operating losses and the reversal of the valuation allowance relating to federal net operating losses and foreign tax credits based on management's conclusion that it was more likely than not that these net operating losses and foreign tax credits will be realized before their expiration.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Income Taxes (Continued)

        Deferred income tax assets (liabilities) are comprised of the following:

	As of December 31,
	2007	2006
	(in thousands)
Current:
Reserves and allowances	$29,374	$17,044
Royalties and license agreements, net	(13,814)	(10,510)
Accrued expenses	47,826	18,627
Deferred revenues	62,080	46,975
Other	795	3,005

	126,261	75,141
Non-current:
Other intangible assets, net	(22,289)	(21,850)
Depreciation and amortization	(2,315)	(5,937)
Deferred compensation	4,122	9,883
Royalties and license agreements, net	(24,194)	(5,473)
Credits	28,831	15,459
Accrued expenses	27,286	—
Other	6,361	4,923
Net operating loss carryforwards	28,508	77,565

	46,310	74,570

Valuation allowance	(22,145)	(92,383)

Net deferred tax asset	$150,426	$57,328

        Vivendi Games has reflected the net operating loss carry forwards and related valuation allowance as if Vivendi Games were to be deconsolidated from Vivendi or Vivendi's subsidiaries. As of December 31, 2007, Vivendi Games has U.S. federal net operating losses of $18.2 million, which begin to expire in 2022. As of December 31, 2007, Vivendi Games also has U.S. federal and state research and development credits of $12.1 million. The research and development credits begin to expire in 2021 for federal purposes and have no expiration for state purposes. As of December 31, 2007, Vivendi Games has U.S. federal alternative minimum tax credits of $5.5 million, which have no expiration. As of March 31, 2008, these U.S. federal net operating losses were no longer available to Vivendi Games, as they had been fully utilized by Vivendi and the research and development tax credits were $16.8 million.

        Through its foreign operations, Vivendi Games has approximately $73.5 million in net operating loss carry forwards at December 31, 2007, attributed mainly to losses in France, Germany and Ireland. A valuation allowance has been recorded against the foreign net operating losses since Vivendi Games does not have an adequate history of earnings in these jurisdictions.

        Vivendi Games has foreign tax credits of $11.2 million as of December 31, 2007, which begin to expire in 2009.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Stock-Based Compensation

        Vivendi has adopted several stock-based award programs, and Blizzard has adopted an equity compensation plan, under which options and other instruments may be granted to employees of Vivendi Games.

Expense related to stock-based compensation plans

        A summary of the expense or expense reversals related to stock-based compensation plans for the three months ended March 31, 2008 and 2007, and for the years ended December 31, 2007, 2006 and 2005, is as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
	(unaudited)
Equity-settled award expense
Stock options:
Stock options plans	$250	$245	$783	$998	$38
American Depository Shares (ADS) Plans	n/a	n/a	n/a	876	5,056

	$250	$245	$783	$1,874	$5,094
Other equity-settled award expense:
Restricted share plans	144	34	393	496	—

	$394	$279	$1,176	$2,370	$5,094
Cash-settled award expense
Cash-settled awards in Vivendi stock:
Stock appreciation rights—ex-ADS awards	$(11,953)	$2,386	$12,655	$2,841	$—
Modification of ADS awards as of May 16, 2006	n/a	n/a	n/a	14,030	—
Stock appreciation rights	(2,429)	728	3,772	1,303	—
Restricted stock units	(403)	67	1,683	2,020	—

	$(14,785)	$3,181	$18,110	$20,194	$—
Cash-settled awards in Blizzard stock:
Blizzard Equity Plan	22,667	10,465	118,168	25,628	—

	$7,882	$13,646	$136,278	$45,822	$—

Total stock-based compensation expense	$8,276	$13,925	$137,454	$48,192	$5,094

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Stock-Based Compensation (Continued)

        The following table summarizes the stock-based compensation expense in the consolidated statements of operations for the three months ended March 31, 2008 and 2007, and for the three years ended December 31, 2007:

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
	(unaudited)
Cost of sales	$521	$313	$2,718	$589	$—
Sales and marketing	1,541	759	8,035	1,743	—
Research and development	17,839	8,077	92,998	20,170	—
General and administrative	(11,625)	4,776	33,703	25,690	5,094

Total stock-based compensation expense	$8,276	$13,925	$137,454	$48,192	$5,094

Plans granted to non-U.S. resident executives and employees

Stock Option plans settled in equity

        Stock options have been granted to Vivendi Games' employees to acquire Vivendi stock. For all stock option plans established by Vivendi prior to January 1, 2007, the options granted vest annually in one-third tranches over three years from the grant date's anniversary. Vested options become exercisable at the beginning of the third year from the date of grant (i.e., two-thirds of the original grant), and the remaining one-third becomes exercisable at the beginning of the fourth year from the date of grant. The related compensation cost is accounted for over the required three-year service period using the accelerated multi-tranche method in accordance with the following spread rates: 61% in the first year of the plan, 28% in the second year and 11% in the third year.

        In 2007, Vivendi Games employees received stock options which cliff vest at the end of a three-year vesting period. The stock-based compensation expense related to these stock options is recognized on a straight-line basis over the vesting period.

Restricted Share Units (RSUs) plans settled in equity

        In 2006, Vivendi established restricted share plans, under the 2005 French Finance Act. Shares granted to non-U.S. resident executives and employees cliff vest at the end of a two-year vesting period and are conditional upon the achievement of certain operating objectives as set forth in Vivendi's 2006 budget. The restrictions lapse after a four-year period from the date of grant. However, as the shares granted under the restricted share plans are ordinary shares of the same class as Vivendi outstanding shares, employee shareholders are entitled to dividend and voting rights relating to their shares from the end of the vesting period. As the operating performance objectives were satisfied, the RSUs granted in 2006 were calculated using a factor of achievement of 100%.

        Compensation cost recognized is based upon the value of the equity instrument received by the employees which is equal to the difference between the fair value of the shares to be received and the discounted value of the dividends expected to be distributed by Vivendi over the two-year vesting period. Compensation cost relating to restricted shares is recognized on a straight-line basis over the two-year vesting period.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Stock-Based Compensation (Continued)

        Similar to the design of the plans set up in 2006, the shares granted to Vivendi Games employees in 2007 cliff vest at the end of a two-year vesting period and are conditional upon the achievement of certain operating objectives as set forth in Vivendi's 2007 budget. As the operating performance objectives were satisfied in 2007, the RSUs granted in 2007 were calculated using a factor of achievement of 100%.

Plans granted to U.S. resident executives and employees (settled in cash)

        In 2006, in connection with the delisting of Vivendi shares from the New York Stock Exchange, specific equity awards were granted to Vivendi Games' U.S. resident executives and employees, with economic characteristics similar to those granted to non-U.S. employees. However, these equity instruments are exclusively cash-settled instruments with the following characteristics:

  •
  When the equity awards grant entitlement to the appreciation of the value of Vivendi shares, they are known as "stock appreciation rights" ("SARs"), which are the economic equivalent of stock options;

  •
  When the equity awards grant entitlement to the value of Vivendi shares, they are known as "restricted stock units" ("RSUs"), which are the economic equivalent of restricted shares;

  •
  Vivendi has converted the former American Depositary Shares ("ADS") stock option plans for its U.S. resident employees into SARs plans; and

  •
  SARs and RSUs are denominated in U.S. dollars.

Stock Appreciation Rights (SARs) plans

        Under SARs plans, the employees will receive, upon exercise of their rights, a cash payment based on Vivendi share price, equal to the difference between Vivendi share price upon exercise of the SARs and their strike price as set at the grant date. Similar to stock option plans set up before January 1, 2007, rights vest annually in one-third tranches on the grant date's anniversary. Vested SARs become exercisable at the beginning of the third anniversary of the grant date (i.e., two-thirds of the original grant) and the remaining one-third becomes exercisable at the beginning of the fourth anniversary of the grant date. The compensation cost of the SARs granted before 2007 is recorded over the vesting period but not on a straight-line basis, as the SARs under the plan vest in one-third tranches over three years. The expense is accounted for over the required service period using the accelerated multi-tranche method in accordance with the following spread rates: 61% in the first year of the plan, 28% in the second year and 11% in the third year.

        In 2007, Vivendi Games employees received SARs which cliff vest at the end of a three-year vesting period. Therefore, the compensation cost of these SARs is recognized on a straight-line basis over the vesting period.

        The fair value of these plans is re-measured at each quarter end and the expense adjusted pro rata to vested rights at the relevant reporting date.

Restricted Stock Unit (RSUs) plans

        In 2006, Vivendi established RSU plans for certain U.S. resident executives and employees. The RSUs granted cliff vest at the end of a two-year vesting period and are conditional upon Vivendi's

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Stock-Based Compensation (Continued)

achievement of certain operating objectives as set forth in Vivendi's 2006 budget. Four years from the date of grant, the participant will receive a cash payment equal to the value of the RSUs. The value of the RSUs will be based on the value of Vivendi shares at the time the cash payment is paid, plus the value of dividends paid on Vivendi shares for the last two fiscal years prior to payment (converted into local currency based on prevailing exchange rates). As the operating performance objectives were satisfied, the RSUs granted in 2006 were calculated using a factor of achievement of 100%.

        Compensation cost in respect of the RSU plans is recognized on a straight-line basis over the two-year vesting period. The value of the plan is re-measured at each quarter end and the compensation cost adjusted accordingly, pro rata to rights vested at the relevant reporting date. Similar to the design of the plans set up in 2006, the restricted stock granted to Vivendi Games employees' in 2007 cliff vest at the end of a two-year vesting period and are conditional upon the achievement of certain operating objectives as set forth in Vivendi's 2007 budget. As the operating performance objectives were satisfied in 2007, the RSUs granted in 2007 were calculated using a factor of achievement of 100%.

Conversion of the former ADS option plans into SAR plans in May 2006

        On May 15, 2006, the ADS option plans for U.S. resident employees were converted into SARs plans. The terms and conditions of these awards remained unchanged (exercise price, vesting period, maturity, etc.), except that such awards are to be cash-settled. As a result, the estimated fair value of the vested rights of these plans on May 15, 2006 ($18.9 million) was recorded as a component of accrued payroll and related costs in the accompanying consolidated balance sheets. When initially recording this liability, $14.9 million was charged as compensation expense in 2006 and $4.0 million was reclassified from owner's equity, at the date of conversion.

Restricted shares or restricted stock to each employee

        On December 12, 2006, Vivendi established a grant of 15 fully vested restricted shares without any performance conditions for all non-temporary employees resident in France, who were employed and who had been employed by Vivendi Games for at least six months at that date. The 15 shares granted to each employee will be issued at the end of a two-year period from the grant date. At the end of this two-year period, the restricted shares will remain unavailable for an additional two-year period. As the shares granted are ordinary shares of the same class as Vivendi outstanding shares making up the share capital of Vivendi, employee shareholders will be entitled to dividends and voting rights relating to all their shares from their issuance. As these restricted shares were fully vested when granted, the compensation cost was recognized in full on the grant date.

        For all non-temporary employees resident outside France, who were employed and who had been employed by Vivendi Games for at least six months as of December 12, 2006, Vivendi established a 15 RSU plan without any performance conditions. In general, the RSUs granted will be paid out in cash after a four-year period from the date of grant in an amount equal to the value of the Vivendi shares at the time the cash payment is made, plus the value of dividends paid on the Vivendi shares in the last two fiscal years prior to payment. RSUs are simply units of account and do not have any value outside the context of this plan. RSUs do not have voting rights, and they do not represent or imply an ownership interest in Vivendi or any of its businesses. Given the immediate vesting of such grant, the compensation cost was recognized in full on the grant date.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Stock-Based Compensation (Continued)

Characteristics of the Grants from 2005 onwards

        Vivendi Games estimates the fair value of stock-based awards granted using a binomial option-pricing model. For purposes of determining the expected term and in the absence of historical data relating to stock options exercises, Vivendi Games applies a simplified approach: the expected term of equity-settled instruments granted is presumed to be the mid-point between the vesting date and the end of the contractual term. For cash-settled instruments, the expected term applied is equal to:

  •
  for rights that can be exercised, one-half of the residual contractual term of the instrument at the reporting date; and

  •
  for rights that can not be exercised yet, the average of the residual vesting period and the residual contractual term of the instrument at the reporting date.

        For stock-based awards in Vivendi stock, the computed volatility corresponds to the average of Vivendi's three-year historical volatility and its implied volatility, which is determined with Vivendi put and call options traded on the Marché des Options Négociables de Paris with a maturity of six months or more.

        Equity-settled awards are denominated in Euros. The characteristics and assumptions used to value the instruments granted from 2005 onwards are as follows:

        The following instruments are denominated in Euros:

	Subscription Plan			Restricted Share Plan
Grant date	April 23,	April 13,	April 26,	April 23,	December 12,	April 13,
Grant year	2007	2006	2005	2007	2006	2006
Data at grant date:
Options strike price	€30.79	€28.54	€23.64	n/a	n/a	n/a
Maturity (in years)	10	10	10	2	2	2
Expected term (in years)	6.5	6	10	2	2	2
Number of options initially granted	181,260	205,600	186,500	15,121	9,000	17,151
Share price at grant date	€31.75	€28.14	€23.72	€31.75	€29.39	€28.14
Expected volatility	20%	26%	17%	n/a	n/a	n/a
Risk-free interest rate	4.17%	3.99%	3.48%	n/a	n/a	n/a
Expected dividend yield	3.94%	3.80%	3.37%	3.94%	4.25%	3.80%
Performance conditions achievement rate	n/a	n/a	n/a	100%	n/a	100%
Fair value of the granted options	€5.64	€5.38	€4.33	€29.30	€26.94	€26.04
Fair value of the plan (in millions of Euros)	€1.0	€1.1	€0.8	€0.4	€0.2	€0.4

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Stock-Based Compensation (Continued)

        The dollar amounts included in the table below are only indicative of the original Euro amounts converted into U.S. dollars as of March 31, 2008, using the balance sheet exchange rate. As such, amounts in U.S. dollars will fluctuate in the future with exchange rates.

(in U.S. dollars except where noted)	(unaudited)
Options strike price	$48.12	$44.60	$36.94	n/a	n/a	n/a
Share price at grant date	$49.62	$43.98	$37.07	$49.62	$45.93	$43.98
Fair value of the granted options	$8.81	$8.41	$6.77	$45.79	$42.10	$40.70
Fair value of the plan (in millions of U.S. dollars)	$1.6	$1.7	$1.3	$0.7	$0.4	$0.7

        The following instruments are denominated in U.S. dollars:

	RSUs				SARs
Grant date	April 23,	December 12,	September 22,	April 13,	April 23,	September 22,	April 13,
Grant year	2007	2006	2006	2006	2007	2006	2006
Strike price	n/a	n/a	n/a	n/a	$41.34	$34.58	$34.58
Maturity at the origin (in years)	2	2	2	2	10	10	10
Number of instruments initially granted	38,248	33,105	2,000	34,224	458,740	24,000	410,400
Data at the valuation date (December 31, 2007):
Expected term at closing date (in years)	1.3	1	0.7	0.3	5.8	4.7	4.4
Share market price	$46.46	$46.46	$46.46	$46.46	$46.46	$46.46	$46.46
Expected volatility	n/a	n/a	n/a	n/a	21%	21%	21%
Risk-free interest rate	n/a	n/a	n/a	n/a	4.21%	4.17%	4.15%
Expected dividend yield	4.12%	4.12%	4.12%	4.12%	4.12%	4.12%	4.12%
Performance condition achievement rate	100%	n/a	100%	100%	n/a	n/a	n/a
Fair value of the granted instruments	$44.55	$44.55	$46.46	$46.46	$9.78	$12.89	$12.42
Fair value of the plan as of December 31, 2007 (in millions of U.S. dollars)	$1.7	$1.5	$0.1	$1.6	$4.5	$0.3	$5.1

Information on Outstanding Plans from January 1, 2005

        Transactions involving equity-settled and cash-settled plans from January 1, 2005 are summarized as follows.

Equity-settled instruments

        Equity-settled awards are denominated in Euros and the U.S. dollar amounts included in the table below are only indicative of the original Euro amounts converted as of December 31, 2007, using the balance sheet exchange rate. As such, amounts in U.S. dollars will fluctuate with changes in future

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Stock-Based Compensation (Continued)

exchange rates. Expense amounts disclosed are converted at average exchange rates during the years presented, as appropriate.

	Stock Options Plans				Restricted Share Plans
	Number of Stock Options Outstanding	Weighted Average Strike Price of Stock Options Outstanding	Weighted Average Strike Price of Stock Options Outstanding	Weighted Average Remaining Contractual Life	Number of Restricted Shares Outstanding	Weighted Average Remaining Period before Issuing Shares
		(in Euros)	(in U.S. dollars)	(in years)		(in years)
Balance as of January 1, 2005	783,438	€30.7	$44.2
Granted	186,500	23.6	34.0
Cancelled	(114,322)	26.7	38.4
Balance as of December 31, 2005	855,616	€29.8	$42.9
Granted	205,600	28.5	41.1		26,151
Exercised(a)	(70,807)	19.6	28.2
Forfeited	(5,800)	49.1	70.6
Cancelled	(72,874)	22.1	31.8		(1,101)
Balance as of December 31, 2006	911,735	€30.8	$44.3		25,050
Granted	181,260	30.8	44.3		15,121
Exercised(a)	(109,188)	20.2	29.0		—
Forfeited	(22,728)	60.4	86.9		—
Cancelled	(49,314)	31.1	44.7		(2,983)

Balance as of December 31, 2007	911,765	€32.0	$46.0	6.4	37,188	0.8

Exercisable as of December 31, 2007	534,458	€34.1	$49.0		—

Vested as of December 31, 2007	590,845	€33.5	$48.2		8,895

(a)
The weighted average share price for options exercised during the year ended December 31, 2007 and 2006 was €31.49, corresponding to $45.29, and €28.30, corresponding to $37.36, respectively.

        During the three months ended March 31, 2008 there were no material movements within the components of equity-settled instruments.

        The grant-date fair value, based on year-end exchange rates, of equity-settled restricted shares vested as of December 31, 2007 was €0.2 million, corresponding to $0.3 million. As of December 31, 2007, based on end of period exchange rates, there is unamortized compensation of €1.3 million or $1.8 million, which will be expensed over the next 1.5 years on a weighted average basis as follows: $1.1 million in 2008, $0.6 million in 2009 and $0.1 million in 2010.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Stock-Based Compensation (Continued)

Cash-settled instruments

        Cash-settled instruments are denominated in U.S. dollars. The following is a summary of cash-settled awards (including ADS awards, which were converted into cash-settled awards during 2006):

	SARs (including Ex-ADS converted into SAR—May 2006)				RSUs
	Number of SARs (ex ADS) Outstanding	Weighted Average Strike Price of SARs (ex ADS) Outstanding	Total Intrinsic Value	Weighted Average Remaining Contractual Life	Number of Restricted Stocks Units Outstanding	Average Remaining Period before Vesting
		(in U.S. dollars)	(in millions of U.S. dollars)	(in years)		(in years)
Balance as of January 1, 2005	2,461,005	$37.6
Granted	803,018	30.6
Adjusted	41,251	33.9
Exercised	(13,531)	22.6
Forfeited	(14,533)	36.4
Cancelled	(288,618)	28.4
Balance as of December 31, 2005	2,988,592	$36.8			—
Granted	434,400	34.6			69,329
Exercised(a)	(136,662)	23.3			—
Forfeited	(22,708)	40.4			—
Cancelled	(78,202)	28.7			(267)
Balance as of December 31, 2006	3,185,420	$37.3			69,062
Granted	458,740	41.3			38,248
Exercised(a)	(516,386)	25.8			—
Forfeited	(46,234)	48.0			—
Cancelled	(55,153)	34.7			(3,661)

Balance as of December 31, 2007	3,026,387	$39.7	$31.9	5.6	103,649	0.9

Exercisable as of December 31, 2007	1,948,218	41.5	21.2		—

Vested as of December 31, 2007	2,087,934	41.1	22.9		33,105

(a)
The weighted average share price for SARs exercised during the years ended December 31, 2007 and 2006 was $43.05 and $35.17, respectively. Cash paid in 2007 to settle awards exercised was $8.9 million compared to $1.1 million during 2006.

        During the three months ended March 31, 2008 there were no material movements within the components of cash-settled instruments, other than for fair value as described below.

        As of December 31, 2007, there was unamortized compensation expense of $6.1 million, which will be expensed over the next 1.5 years on a weighted-average basis as follows: $3.8 million in 2008, $1.9 million in 2009 and $0.4 million in 2010.

        As of March 31, 2008, Vivendi Games has recorded liabilities related to cash-settled awards equal to $2.6 million, $12.3 million and $3.3 million for SARs, ex-ADS converted into SARs and RSUs, respectively. As of December 31, 2007, Vivendi Games has recorded liabilities related to cash-settled awards equal to $5.1 million, $24.3 million and $3.7 million for SARs, ex-ADS converted into SARs and RSUs, respectively. The fair values of these cash-settled awards were significantly impacted by a decline in the Vivendi stock price between December 31, 2007 and March 31, 2008, from €31.38 to €24.75, respectively. As a consequence the related liability has been reduced during the first three

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Stock-Based Compensation (Continued)

months of 2008. As of December 31, 2006, Vivendi Games has recorded liabilities related to cash-settled awards equal to $1.3 million, $20.6 million and $2.0 million for SARs, ex-ADS converted into SARs and RSUs, respectively. The liability for vested rights is included as a component of accrued payroll and related costs.

Cash-Settled Awards on Blizzard Stock (Blizzard Equity Plan)

        In 2006, Blizzard implemented the Blizzard Equity Plan, an equity incentive plan denominated in U.S. dollars. Under the Blizzard Equity Plan ("BEP"), certain key executives and employees of Blizzard were awarded restricted shares of Blizzard stock and other cash settled awards of Blizzard as follows:

  •
  In October 2006, 1,361,000 restricted shares were granted. In general, the participants may only redeem vested shares in exchange for cash payments over the 10-year life of the grant. These restricted shares vest in one-third increments over three years, starting January 1, 2007. The expense is amortized using the following rates: 45% in 2006, 40% in 2007 and 15% in 2008. As of March 31, 2008, there were 1,211,079 restricted shares outstanding, net of shares redeemed and forfeited.

  •
  In March 2007, 729,000 cash settled stock options were granted with a strike price of $19.24 and a fixed exercise/payment term on May 1, 2009. These awards call for cash payments to be made to participants at this fixed date based on the value of Blizzard shares at that time. These options shall vest in accordance with the following schedule: one-third (243,000 awards) immediately vested at the date of grant, one-third as of January 1, 2008 and the remaining portion as of January 1, 2009, amortized using the following rates: 81% in 2007 and 19% in 2008. As of March 31, 2008, there were 727,000 cash settled stock options outstanding, net of rights forfeited.

  •
  In March 2007, an additional 1,215,000 cash settled stock options were granted with a strike price of $19.24 and a fixed exercise/payment term on May 1, 2010. These awards call for cash payments to be made to participants at this fixed date based on the value of Blizzard shares at that time. These options vest in one-third increments over three years, starting January 1, 2008. The expense is amortized using the following rates: 57% in 2007, 31% in 2008 and 12% in 2009. As of March, there were 1,206,667 cash settled stock options outstanding, net of rights forfeited.

        At each quarter-end, the expense recognized is based on the elapsed portion of each vesting tranche, the number of outstanding rights granted and the estimated value of Blizzard shares as determined under the BEP. No forfeitures are anticipated based on recent and projected turnover rates of the beneficiaries. As of March 31, 2008 and December 31, 2007, Vivendi Games has recorded liabilities related to the BEP, based on the value of Blizzard shares as determined under this plan, for $156.9 million and $143.8 million, respectively, as a component of accrued payroll and related costs in the accompanying consolidated balance sheets. The expense recorded for the three months ended March 31, 2008 and 2007, and for the years ended December 31, 2007 and 2006 is $22.7 million, $10.5 million, $118.2 million and $25.6 million, respectively.

        Under the provisions of the BEP and the BCA signed between Vivendi and Activision, the consummation of this transaction is deemed a change in control, which will automatically trigger cash payments to the beneficiaries for the portion of awards that are vested at the closing date of the

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Stock-Based Compensation (Continued)

transaction. The determination of the value of Blizzard shares upon a change in control is equal to the transaction value under the provisions of the BEP.

        The outstanding non-vested rights shall become immediately vested upon the closing of the transaction, cancelled and extinguished and converted into a new right to receive an amount in cash eighteen months after the closing upon the terms and subject to the conditions set forth in the BEP and in the BCA, including continued employment through the payment date.

        At either the closing date (for the vested rights at that date) or eighteen months thereafter (for the new non-vested rights), participants will be entitled to receive, in aggregate, a cash payment equal to the product of the number of shares and the estimated per share fair value of Blizzard, less the applicable aggregate strike price for stock appreciation rights.

        Based on the value of Blizzard shares as determined under the BEP in the event of a change in control, and assuming the transaction is consummated, the estimated value of the outstanding rights granted amounts to $198.7 million as of March 31, 2008. On this basis, the estimated cash payments to be made to participants will amount to $106.9 million and $91.8 million at the closing date of the transaction and eighteen months thereafter, respectively.

9. Commitments and Contingencies

Contractual Obligations and Commitments

        Vivendi Games has commitments under certain firm contractual arrangements ("Firm Commitments") to make future payments for goods and services. These Firm Commitments secure the future rights to various assets and services to be used in the normal course of business. The Firm Commitments for software development projects represent the contractual payments due on development projects assuming that each third-party development studio earns all contractual milestone fees. Vivendi Games has also entered into arrangements to sublease office space to third parties, the amounts of which are reflected as reductions to the total Firm Commitments below. Vivendi has guaranteed certain operating lease commitments of Vivendi Games.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Commitments and Contingencies (Continued)

        The table below sets forth the Firm Commitments and related sublease arrangements at December 31, 2007, and the estimated timing and effect that such obligations are expected to have on liquidity and cash flow in future periods:

	Contractual Obligations
	Operating Lease Commitments	Office Sublease Agreements	Software Development Costs(1)	Marketing Commitments	Total
	(in thousands)
Year ended December 31,
2008	$24,923	$(3,662)	$91,544	$5,258	$118,063
2009	23,196	(3,742)	22,187	7,000	48,641
2010	17,268	(634)	—	—	16,634
2011	11,775	—	—	—	11,775
2012	10,428	—	—	—	10,428
Thereafter	29,618	—	—	—	29,618

Total	$117,208	$(8,038)	$113,731	$12,258	$235,159

(1)
Software development costs included above are those Vivendi Games is contractually obligated to pay, including intellectual property obligations but not taking into consideration standard cancellation clauses exercisable at the option of Vivendi Games.

        In addition to the amounts in the table above, certain executives of Vivendi Games will receive a transaction bonus payable within 30 days of the closing in connection with the Activision transaction. If the transaction does not close by December 31, 2008, 50% of the transaction bonus will be paid; the non-accrued portion of this 50% contractual obligation is $0.8 million and $0.6 million as of December 31, 2007 and March 31, 2008, respectively. In addition and pursuant to the agreement signed on December 1, 2007, Vivendi Games has implemented a special performance bonus plan for certain executives and employees based on the accomplishment of certain objectives associated with the contemplated combination with Activision. Such bonus will be paid in December 2008 or on the one year anniversary of the closing date, whichever is later. If the closing does not occur before December 31, 2008, 50% of the bonus will be paid; the non-accrued portion of this 50% contractual obligation is $5.9 million and $4.4 million as of December 31, 2007 and March 31, 2008, respectively. The maximum aggregate amount of undiscounted future liabilities resulting from the transaction and special performance bonus plans is $15.5 million, of which the non-accrued portion payable under a 50% payment scenario is $6.7 million and $5.0 million in aggregate as of December 31, 2007 and March 31, 2008, respectively.

        Vivendi Games also has certain contingent obligations related to consummated studio acquisitions. As of March 31, 2008 and December 31, 2007, contingent consideration of $12.4 million and $17.1 million, respectively, represent commitments not yet accrued for in the accompanying consolidated balance sheets or paid, that remain subject to payout following the achievement of future performance targets. Such contingent payouts may be payable over the next three years.

        Vivendi Games has also made commitments, payable in cash, to certain employees under cash-settled, stock-based awards. These awards are accrued as liabilities as services are rendered.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Commitments and Contingencies (Continued)

Additional amounts are accruable and payable dependent upon rendering of continued services as required (see Note 8).

        Rent expense was $16.9 million, $13.2 million and $12.3 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        As of March 31, 2008, December 31, 2007 and 2006, Vivendi Games has entered into certain sublease agreements, the last of which expires in February 2010. Sublease income is recorded as a reduction to rent expense applied to the restructuring liability. During the three months ended March 31, 2008 and 2007, Vivendi Games received $0.8 million and $0.9 million of sublease income, respectively. During the years ended December 31, 2007, 2006 and 2005, Vivendi Games received $3.3 million, $4.4 million and $3.9 million of sublease income, respectively. As of March 31, 2008 and December 31, 2007, sublease income due to Vivendi Games under existing agreements is $7.2 million and $8.0 million, respectively, through 2010.

Claims and Litigation

        Vivendi Games was named in a claim letter to Vivendi by Avis Budget, Group, Inc. ("Avis"), formerly known as Cendant Corporation, against Vivendi regarding tax benefits which may need to be remitted to Avis pursuant to the initial stock purchase agreement between Cendant Corporation and Vivendi Games. Vivendi Games has an agreement with Vivendi that Vivendi will be responsible for bearing any adverse financial consequences of the claim, if any. As such, no contingency reserves have been recorded by Vivendi Games for this claim.

        Vivendi Games, along with its licensee in China (China The9) is cited by Beijing Beida Founder Electronic Co in Beijing court for an alleged infringement of fonts used in the Chinese version of World of Warcraft. The plaintiff is seeking 100 million Chinese Renminbi (RMB) (the equivalent of U.S. $14.3 million based on exchange rates as of March 31, 2008). The license agreement places primary responsibility on the licensee for the localization in Chinese language; accordingly, Vivendi Games believes the licensee is obligated to indemnify Vivendi Games for any liability arising from this dispute. Vivendi Games has not provided any reserve for this matter in the accompanying consolidated financial statements.

        Vivendi Games is also subject to claims and litigation arising from strategic transactions and in the ordinary course of business, including disputes arising over contractual claims of additional royalties due to third-party developers and intellectual property holders. Management believes that any liability from any reasonably foreseeable disposition of such claims and litigation, individually or in the aggregate, would not have a material adverse effect on Vivendi Games' consolidated financial position or results of operations.

10. Employee Benefit Plans

Executive Deferred Compensation Plan

        Vivendi Games maintains an executive deferred compensation plan pursuant to which certain key employees may defer salary and bonuses at their election. The amounts owed to executives under this plan are included within accrued expenses and are $5.1 million, $4.7 million, and $3.2 million as of March 31, 2008, December 31, 2007 and 2006, respectively.

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

10. Employee Benefit Plans (Continued)

Profit Sharing and Employee Bonus Plans

        Most employees participate in a standard worldwide bonus plan and certain employees participate in a secondary annual bonus and/or a profit sharing plan based on their operating division's profit as defined in the respective plans. The amounts owed to employees under these plans are included within accrued expenses (current portion) and approximated $31.1 million, $65.1 million, and $55.6 million as of March 31, 2008, December 31, 2007 and 2006, respectively.

11. Related-Party Transactions

        During the normal course of operations, Vivendi Games enters into certain transactions with Vivendi and its affiliates.

        Vivendi maintains a centralized cash management pool from which Vivendi Games borrows and lends cash on a daily basis. Net cash transfers, under the cash pooling agreement, are included in owner's equity as part of net transfers to Vivendi. Vivendi charges Vivendi Games interest on the cumulative net cash transfers and such charges are included in interest, net (from) to Vivendi in the accompanying consolidated statements of operations. Net interest earned from Vivendi for the three months ended March 31, 2008 was $2.0 million, and net interest expense of $2.6 million for the three months ended March 31, 2007 was incurred. Net interest charged by Vivendi for the years ended December 31, 2007, 2006 and 2005 was $3.0 million, $18.1 million and $14.5 million, respectively.

        Annual overhead and support costs were allocated to Vivendi Games by Vivendi to approximate management leadership, treasury, legal, tax and other similar service-based support functions incurred on Vivendi Games' behalf. These costs amounted to approximately $0.8 million and $1.0 million during the three months ended March 31, 2008 and 2007, respectively, and was $3.1 million, $1.3 million and $1.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. These allocations are included in the accompanying consolidated statements of operations as general and administrative expense.

        For the three months ended March 31, 2008 and 2007, a management fee of approximately $1.1 million and $0.6 million, respectively, was allocated to Vivendi Games from Vivendi for insurance, share-employee costs and other general corporate support functions incurred on Vivendi Games' behalf. For the years ended December 31, 2007, 2006 and 2005, a management fee of approximately $2.7 million, $3.4 million and $2.9 million, respectively, was allocated to Vivendi Games from Vivendi. This allocation is included in the accompanying consolidated statements of operations as general and administrative expense.

        As of December 31, 2007 and in the normal course of business, Vivendi has guaranteed (i) Vivendi Games' obligations under certain property leases totaling $46.1 million, and (ii) payment to certain inventory vendors of up to approximately $33.0 million (based on exchange rates as of December 31, 2007). Property lease obligations are included in the table in Note 9. Payables related to inventory purchases are included in accounts payable in the accompanying consolidated balance sheets.

        For the years ended December 31, 2007, 2006 and 2005, Vivendi Games recognized royalty expenses related to properties licensed from Universal Entertainment of approximately $0.9 million, $1.7 million and $1.6 million, respectively. Royalties are included in the accompanying consolidated

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Related-Party Transactions (Continued)

statements of operations as cost of sales. Royalty amounts due to Universal Entertainment are not material.

        Vivendi Games has entered into agreements with certain affiliates for the physical distribution of boxed product sales for certain territories outside North America.

12. Geographical Information

        Vivendi Games' operations are primarily in North America, Europe and Asia Pacific. Net sales and net assets by geographical region are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
	(unaudited)
Net Sales:
North America	$144,285	$193,062	$660,947	$522,633	$419,862
Europe	134,040	152,364	567,960	359,552	247,273
Asia Pacific	44,729	39,322	166,511	135,471	113,190

	$323,054	$384,748	$1,395,418	$1,017,656	$780,325

	As of March 31,	As of December 31,
	2008	2007	2006
	(in thousands)
	(unaudited)
Net Assets:
North America	$174,687	$208,905	$232,670
Europe	10,995	20,041	91,162
Asia Pacific	39,858	35,541	22,610

	$225,540	$264,487	$346,442

13. Segment Profit & Loss and Related Information

        Vivendi Games manages and reviews its business in two main divisions: Blizzard Entertainment and Sierra Entertainment (along with the separate divisions SOL and VGM). From January 1, 2006, Vivendi Games' reporting segments have been determined in accordance with Vivendi Games' internal management structure. The nature of the financial information provided to the chief operating decision maker includes only direct revenues and costs which are under the effective direct control of each segment management team. Direct operating margin excludes group cost allocations provided to each segment (retail distribution and operations on a worldwide basis and corporate support services such as legal, human resources and taxes). The unallocated group costs encompass all costs which are not under the direct control of the segment management team: namely all the group support services, all fixed costs associated with the sales and marketing shared services for boxed products, as well as stock-based compensation (other than the BEP), corporate depreciation, restructuring, and foreign currency

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

13. Segment Profit & Loss and Related Information (Continued)

exchange gain or loss. These costs and expenses are deducted from direct operating margin in arriving at operating income on a consolidated basis. Direct operating margin is a non-GAAP measure and it should be considered in addition to and not a substitute for operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP.

        SOL and VGM initiated their operations in early 2006, and as such they do not meet the materiality criteria for separate segment reporting, as specified in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"). As their activities are construed by management as a "spin off" of Sierra, they have been aggregated with Sierra, for reporting segment purposes.

        As noted above, prior to 2006, Vivendi Games did not operate in segments and costs were not allocated on a segment basis. The only performance measure reported to the chief operating decision maker prior to 2006 in a disaggregated manner was net sales. Accordingly, net sales information for 2005 has been presented separately below for Blizzard and Sierra and other. The direct operating margin per reporting segment for the year ended December 31, 2005 has been presented using a similar methodology. Vivendi Games does not maintain accounting records that allocate assets or liabilities for operating divisions to determine net assets per reporting segment, and there are no inter-segment revenues.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
	(unaudited)
Blizzard	$280,888	$358,435	$1,113,379	$654,216	$401,683
Sierra and Other	42,166	26,313	282,039	363,440	378,642

Net sales	323,054	384,748	1,395,418	1,017,656	780,325

Blizzard	135,248	195,559	451,975	316,811	175,978
Sierra and Other	(62,017)	(34,421)	(112,125)	(69,006)	(28,767)

Direct Operating Margin	73,231	161,138	339,850	247,805	147,211
Unallocated Group costs	(9,946)	(24,369)	(119,429)	(125,364)	(105,142)

Operating income	$63,285	$136,769	$220,421	$122,441	$42,069

14. Recent Accounting Pronouncements

        In September 2006, the FASB issued Statement No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 was effective for fiscal years beginning after November 15, 2007. Subsequently, the FASB decided to provide a one year deferral for the implementation of SFAS No. 157 solely for non-financial assets and non-financial liabilities, except those non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis (i.e., at least annually). Due to the deferral of the effective date to

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

14. Recent Accounting Pronouncements (Continued)

January 1, 2009 for Vivendi Games' non-financial assets and non-financial liabilities, the adoption of SFAS No. 157 had no impact on the consolidated financial statements of Vivendi Games as its financial assets and financial liabilities consist primarily of cash and cash equivalents. Vivendi Games does not expect that the adoption of the provisions of SFAS No. 157 to its non-financial assets and non-financial liabilities in 2009 will have a material effect on its financial position or results of operations.

        In September 2006, the SEC issued SAB No. 108, Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB No. 108"). SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB No. 108 requires the use of both the "iron curtain" and "rollover" approach in quantifying the materiality of misstatements. SAB No. 108 also discusses the implications of misstatements uncovered upon the application of SAB No. 108 in situations when a registrant has historically been using either the iron curtain approach or the rollover approach. SAB No. 108 was effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 had no impact on the financial position or results of operations of Vivendi Games.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The provisions of SFAS No. 159 are effective for financial statements issued for fiscal years beginning after November 15, 2007. Vivendi Games adopted SFAS No. 159 on January 1, 2008 and did not elect to use fair value or re-measure any of its assets or liabilities.

        In June 2007, the FASB ratified the Emerging Issues Task Force's ("EITF") consensus conclusion on EITF No. 07-03, Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development. EITF No. 07-03 addresses the diversity which exists with respect to the accounting for the non-refundable portion of a payment made by a research and development entity for future research and development activities. Under this conclusion, an entity is required to defer and capitalize non-refundable advance payments made for research and development activities until the related goods are delivered or the related services are performed. EITF No. 07-03 is effective for interim or annual reporting periods in fiscal years beginning after December 15, 2007 and requires prospective application for new contracts entered into after the effective date. The adoption of EITF No. 07-03 had no material impact on the consolidated financial statements of Vivendi Games.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations ("SFAS No. 141(R)"). This statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquiror to disclose the nature and financial effect of the business combination. Also in December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements ("SFAS No. 160"). This statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 141(R) and SFAS No. 160 are required to be adopted

Vivendi Games, Inc.

Notes to Consolidated Financial Statements (Continued)

14. Recent Accounting Pronouncements (Continued)

simultaneously and are effective for the first annual reporting periods beginning on or after December 15, 2008 with earlier adoption being prohibited. Vivendi Games expects the adoption of SFAS No. 141(R) and SFAS No. 160 to have an impact on the consolidated financial statements when effective, but the nature and magnitude of the specific effects depend on the nature, terms and size of the acquisitions consummated, if any, after the effective date. Therefore, Vivendi Games is still assessing the impact of this standard on its future consolidated financial statements.

        In March 2008, the FASB issued Statement No. 161, Disclosures about Derivatives Instruments and Hedging Activities—an amendment of FASB Statement No. 133 ("SFAS No. 161"). SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. The guidance in SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. Vivendi Games does not expect the adoption of SFAS No. 161 to have a material impact on its disclosures.

*  *  *

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

VIVENDI S.A.,

VGAC LLC,

VIVENDI GAMES, INC.,

ACTIVISION, INC.

and

SEGO MERGER CORPORATION

Dated as of December 1, 2007

A-i

A-ii

Exhibits
Exhibit A:	Form of Amended and Restated Certificate of Incorporation of Activision, Inc.
Exhibit B:	Form of Amended and Restated Bylaws of Activision, Inc.
Exhibit C:	List of Resigning and Continuing Directors of Activision
Exhibit D:	Form of Investor Agreement
Exhibit E:	Form of Tax Sharing Agreement
Exhibit F:	Certificate of Merger
Exhibit G:	Offer Conditions
Exhibit H:	List of Appointed Directors of Activision
Exhibit I:	Post-Closing Officers of Activision and its Subsidiaries
Exhibit J:	List of Resigning and Continuing Directors of Games
Exhibit K:	List of Appointed Directors of Games

A-iii

BUSINESS COMBINATION AGREEMENT

        THIS BUSINESS COMBINATION AGREEMENT, dated as of December 1, 2007 (this "Agreement"), is between VIVENDI S.A., a societe anonyme organized under the laws of France ("Vivendi"), VGAC LLC, a limited liability company organized under the laws of the State of Delaware ("VGAC LLC"), VIVENDI GAMES, INC., a Delaware corporation ("Games"), ACTIVISION, INC., a Delaware corporation ("Activision"), and SEGO MERGER CORPORATION, a Delaware corporation ("Merger Sub").

RECITALS

        WHEREAS, Vivendi and Activision desire to combine the respective businesses of Games and Activision by consummating the following transactions upon the terms and subject to the conditions set forth in this Agreement (collectively, the "Transactions"):

          (a)   On the Closing Date, Vivendi shall purchase from Activision, at the Per Share Transaction Price (as defined below), a number of newly issued shares of common stock, par value $0.000001 per share, of Activision ("Activision Common Stock") equal to (i) $1,731,000,000 (the "Aggregate Share Purchase Consideration") divided by (ii) the Per Share Transaction Price (the "Share Purchase");

          (b)   Concurrent with the Share Purchase, Merger Sub shall be merged with and into Games (the "Merger" and, together with the Share Purchase, the "Combination Transactions") pursuant to which (i) each share of common stock, par value $0.01 per share, of Games ("Games Common Stock") shall be converted into the right to receive a number of shares of Activision Common Stock equal to the Exchange Ratio (as defined below) and (ii) Games shall become a wholly-owned subsidiary of Activision;

          (c)   Concurrent with the consummation of the Share Purchase and the Merger, Activision's Certificate of Incorporation and Bylaws shall be amended to read as set forth in Exhibits A and B, respectively, attached hereto (the "Organizational Document Amendments");

          (d)   The members of Activision's Board of Directors set forth on Exhibit C attached hereto and designated as "Resigning Directors" shall resign from the Activision Board of Directors, effective simultaneously with the consummation of the Combination Transactions, and the remaining members of Activision's Board of Directors designated on Exhibit C as "Executive Directors" or "Independent Directors" shall elect six directors designated by Vivendi to fill the vacancies on the Activision Board of Directors resulting from such resignations and the Organizational Document Amendments; and

          (e)   Within five Business Days after the Closing, pursuant to the terms of this Agreement and the Offer Documents (as defined below), Activision shall commence a cash tender offer to purchase, at the Per Share Transaction Price, up to a number of shares of Activision Common Stock equal to the Maximum Amount (as defined below) (the "Tender Offer");

        WHEREAS, each of the Boards of Directors of Activision and Merger Sub has, by unanimous vote of all directors present, (i) determined that the Transactions are fair to and in the best interests of its stockholders, (ii) approved this Agreement and the transactions contemplated hereby pursuant to the General Corporation Law of the State of Delaware (the "DGCL") and (iii) resolved to submit this Agreement to a vote of its stockholders and, subject to the terms hereof, to recommend approval of this Agreement and the Transactions to its stockholders;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to Vivendi, VGAC LLC and Games entering into this Agreement, Activision and Continental Stock Transfer & Trust Company are entering into an amendment (the "Rights Plan Amendment") to that certain Rights

Agreement, dated as of April 18, 2000, as amended (the "Rights Plan"), so as to render the rights issued thereunder (the "Rights") inapplicable to this Agreement and the transactions contemplated hereby;

        WHEREAS, each of the Boards of Directors of Vivendi, VGAC LLC and Games has, by unanimous vote of all directors present, (i) determined that the Transactions are fair to and in the best interests of its stockholders or members, as applicable, and (ii) approved this Agreement and the transactions contemplated hereby pursuant to applicable Law;

        WHEREAS, concurrently with the execution hereof, in order to induce Vivendi, VGAC LLC and Games to enter into this Agreement, Mr. Robert A. Kotick and Mr. Brian G. Kelly (the "Activision Management Members") are entering into one or more voting and lock-up agreements, dated as of the date hereof, by and among each of the Activision Management Members, Activision and Vivendi (collectively, the "Voting and Lock-Up Agreements"), pursuant to which the Activision Management Members have agreed to (i) vote all of the shares of Activision Common Stock that are beneficially owned by them on the record date for any vote of stockholders of Activision on this Agreement and the transactions contemplated hereby in favor of the approval of this Agreement and the transactions contemplated hereby and (ii) certain limitations with respect to the transfer (including pursuant to the Tender Offer) of shares of Activision Common Stock and other Activision securities owned by them;

        WHEREAS, concurrently with the execution hereof, in order to induce Vivendi, VGAC LLC and Games to enter into this Agreement, each of the Activision Management Members is entering into an employment agreement, dated as of the date hereof, between such Activision Management Member and Activision (collectively, the "Management Employment Agreements");

        WHEREAS, concurrently with the execution hereof, in order to induce Activision and Merger Sub to enter into this Agreement, each of Bruce Hack, Michael Morhaime, Paul Sams, Frank Pearce, Robert Pardo, Christopher Metzen, and Neal Hubbard (collectively, the "Blizzard Management Members") are entering into employment agreements, dated as of the date hereof, between each of the Blizzard Management Members and Games (or in the case of Mr. Hack, Vivendi HoldCo) (collectively, the "Blizzard Employment Agreements"), which shall become effective upon consummation of the Transactions;

        WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in order to induce Vivendi, VGAC LLC and Games to enter into this Agreement, on the Closing Date (as defined herein), Activision, Vivendi, VGAC LLC and Games shall enter into an Investor Agreement in the form attached hereto as Exhibit D (the "Investor Agreement"), pursuant to which, among other things, Vivendi and VGAC LLC will make certain agreements with respect to the voting of their shares of Activision Common Stock and Vivendi and VGAC LLC will have the right to require Activision to file with the SEC (as defined below) certain registration statements on the appropriate forms under the Securities Act (as defined below) with respect to the resale of the shares of Activision Common Stock acquired pursuant to the Transactions;

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code"), and that this Agreement will be, and is hereby, adopted as a plan or reorganization for purposes of Section 368(a) of the Code; and

        WHEREAS, each of Vivendi, VGAC LLC, Games, Activision and Merger Sub (each, a "Party" and, collectively, the "Parties"), desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Certain Defined Terms.

        Capitalized and certain other terms used in this Agreement have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

        "Acquisition Agreement" shall have the meaning set forth in Section 6.3(a).

        "Activision Adverse Recommendation Change" shall have the meaning set forth in Section 6.4(a).

        "Activision Acquisition Proposal" shall mean any inquiry, proposal or offer relating to (i) the acquisition by any Person after the date hereof of twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of Activision, (ii) a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Activision or any of its Subsidiaries which would result in any Person owning twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of Activision, (iii) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Person acquiring twenty percent (20%) or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of Activision Subsidiaries) of Activision and its Subsidiaries, taken as a whole, (iv) any other transaction which would, directly or indirectly, result in a Person acquiring twenty percent (20%) or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of Activision Subsidiaries) of Activision and its Subsidiaries, taken as a whole, (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), or (v) any combination of the foregoing.

        "Activision Benefit Plan" shall have the meaning set forth in Section 4.10(a).

        "Activision Common Stock" shall have the meaning set forth in the Recitals.

        "Activision Confidential Information" shall have the meaning set forth in Section 4.18(o).

        "Activision Disclosure Schedule" shall have the meaning set forth in Article IV.

        "Activision Equity Rights" shall have the meaning set forth in Section 4.2(a).

        "Activision Financial Advisor" shall have the meaning set forth in Section 4.20.

        "Activision Foreign Plan" shall have the meaning set forth in Section 4.10(n).

        "Activision IP Rights" shall have the meaning set forth in Section 4.18(a).

        "Activision IP Rights Agreements" shall have the meaning set forth in Section 4.18(h).

        "Activision Management Members" shall have the meaning set forth in the Recitals.

        "Activision Material Adverse Effect" shall mean a fact, event or circumstance which is materially adverse to (i) the business, properties, assets, condition (financial or otherwise) or results of operations of Activision and its Subsidiaries, taken as a whole or (ii) the ability of Activision or Merger Sub to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining pursuant to clause (i) above whether that has been or will or could be, a "Activision Material Adverse Effect": (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided, that such changes do not have a substantially disproportionate impact on Activision and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which Activision or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided, that such changes do not have a substantially disproportionate impact on Activision and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of Vivendi, VGAC LLC or Games or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of Activision's stock, in and of itself, provided, that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in market price or trading volume, and (E) any failure by Activision to meet published revenue or earnings projections, in and of itself, provided, that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such failure to meet published revenue or earnings projections.

        "Activision Material Contract" shall have the meaning set forth in Section 4.12(a).

        "Activision-Owned IP Rights" shall have the meaning set forth in Section 4.18(a).

        "Activision Pension Plans" shall have the meaning set forth in Section 4.10(a).

        "Activision Permits" shall have the meaning set forth in Section 4.14(a).

        "Activision Preferred Stock" shall have the meaning set forth in Section 4.2(a).

        "Activision Products" shall have the meaning set forth in Section 4.18(a).

        "Activision Registered Intellectual Property" shall have the meaning set forth in Section 4.18(a).

        "Activision SEC Documents" shall have the meaning set forth in Section 4.7(a).

        "Activision Series A Preferred Stock" shall have the meaning set forth in Section 4.2(a).

        "Activision Source Code" shall have the meaning set forth in Section 4.18(a).

        "Activision Superior Proposal" shall mean a bona fide written Activision Acquisition Proposal (with all of the provisions in the definition of Activision Acquisition Proposal adjusted to increase the percentages referenced therein to fifty percent (50%)) which Activision's Board of Directors determines in good faith (after consultation with its financial advisors) to be more favorable to the stockholders of Activision as compared to the transactions provided for herein (including any revisions to this Agreement made or proposed in writing by Vivendi) and any alternative transaction proposed in writing by Vivendi in accordance with Section 6.4(c) hereof, taking into account, among other things, (i) the Person making such Activision Acquisition Proposal, (ii) the likelihood that the transaction contemplated by such Activision Acquisition Proposal will be consummated and the timing thereof, (iii) the terms and conditions of this Agreement and such Activision Acquisition Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition and (iv) any revisions to this Agreement made or proposed in writing by Vivendi prior to the time of determination and any alternative transaction proposed in writing by Vivendi in accordance with Section 6.4(c) hereof.

        "Activision Stockholder Approval" shall have the meaning set forth in Section 4.4.

        "Activision Stockholder Meeting" shall have the meaning set forth in Section 4.22.

        "Activision Stock Plans" shall mean (i) the Activision 1991 Stock Option and Stock Award Plan, as amended, (ii) the Activision 1998 Incentive Plan, as amended, (iii) the Activision 1999 Incentive Plan, as amended, (iv) the Activision 2001 Incentive Plan, as amended, (v) the Activision 2002 Incentive Plan, as amended, (vi) the Activision 2002 Executive Incentive Plan, (vii) the Activision 2002 Studio Employee Retention Incentive Plan, (viii) the Activision Second Amended and Restated 2002 Employee Stock Purchase Plan, (ix) the Activision 2002 Second Amended and Restated Employee Stock Purchase Plan for International Employees, (x) the Activision Amended and Restated 2003 Incentive Plan, effective as of July 26, 2005 and (xi) the Activision 2007 Incentive Plan, effective as of September 27, 2007.

        "Activision Transaction Litigation" shall have the meaning set forth in Section 6.12(a).

        "Activision Welfare Plans" shall have the meaning set forth in Section 4.10(a).

        "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

        "Aggregate Required Offer Consideration" shall mean an amount equal to the product of (i) the aggregate number of shares of Activision Common Stock (but not exceeding the Maximum Amount) that have been properly tendered and not withdrawn pursuant to the Tender Offer upon the expiration of the Tender Offer multiplied by (ii) the Per Share Transaction Price.

        "Aggregate Share Purchase Consideration" shall have the meaning set forth in the Recitals.

        "Agreement" shall have the meaning set forth in the Preamble hereto.

        "Ancillary Agreements" shall mean the Management Employment Agreements, the Voting and Lock-Up Agreements, the Investor Agreement, the Tax Sharing Agreement and the Assumption Agreements.

        "Assumption Agreements" shall mean one or more assignment and assumption agreements, in form and substance reasonably acceptable to Activision and Vivendi, pursuant to which Games or Vivendi HoldCo, as applicable, shall assign to Activision, and Activision shall assume, all of the rights and obligations of Games or Vivendi HoldCo under each of the Blizzard Employment Agreements.

        "Audit" shall mean any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

        "Audited Financial Statements" shall have the meaning set forth in Section 5.7(a).

        "Bankruptcy and Equity Exception" shall have the meaning set forth in Section 4.4.

        "Blizzard Per Share Value" shall mean the per share value of Blizzard Stock as determined pursuant to and in accordance with the Blizzard Equity Plan.

        "Blizzard" shall mean Blizzard Entertainment, Inc., a Delaware corporation and Subsidiary of Games.

        "Blizzard Employment Agreements" shall have the meaning set forth in the Recitals.

        "Blizzard Equity Plan" shall have the meaning set forth in Section 2.4(c).

        "Blizzard Management Members" shall have the meaning set forth in the Recitals.

        "Blizzard Option" shall have the meaning set forth in Section 2.4(c).

        "Blizzard Option Consideration" shall have the meaning set forth in Section 2.4(c).

        "Blizzard Restricted Stock" shall have the meaning set forth in Section 2.4(c).

        "Blizzard Stock" shall mean common stock, par value $0.01 per share, of Blizzard.

        "Blizzard Stock Consideration" shall have the meaning set forth in Section 2.4(c).

        "Business Day" shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of France, or the State of California or New York or is a day on which banking institutions located in France or such States are authorized or required by Law or other governmental action to close.

        "Certificate of Merger" shall have the meaning set forth in Section 2.3(b).

        "Closing" shall have the meaning set forth in Section 2.1.

        "Closing Date" shall have the meaning set forth in Section 2.1.

        "Code" shall have the meaning set forth in the Recitals.

        "Combination Transactions" shall have the meaning set forth in the Recitals.

        "Confidentiality Agreement" shall mean that certain confidentiality agreement, dated as of March 13, 2007, among Vivendi, Games and Activision.

        "Contract" shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

        "Controlled Group Liability" means any liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, or (iii) under Sections 412 and 4971 of the Code.

        "DGCL" shall have the meaning set forth in the Recitals.

        "D&O Policy" shall have the meaning set forth in Section 6.11(b).

        "Effective Time" shall have the meaning set forth in Section 2.3(b).

        "Environmental Claim" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Activision or any Activision Subsidiary or Games or any Games Subsidiary, as applicable, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

        "Environmental Laws" shall mean all federal, state, local and foreign Laws and regulations and common laws relating to pollution, protection of human health or worker safety (as such matters relate to Materials of Environmental Concern) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

        "ERISA" shall have the meaning set forth in Section 4.10(a).

        "ERISA Affiliate" shall have the meaning set forth in Section 4.10(c).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Ratio" shall mean an amount, which shall be rounded up to the nearest 5th decimal place, equal to (i) the Games Value divided by (ii) the aggregate number of shares of Games Common Stock outstanding immediately prior to the Effective Time.

        "Foreign Antitrust Laws" shall have the meaning set forth in Section 4.5(a).

        "Form S-4" shall have the meaning set forth in Section 4.5(a).

        "GAAP" shall mean accounting principles generally accepted in the United States of America.

        "Games Acquisition Proposal" shall mean any inquiry, proposal or offer relating to (i) the acquisition by any Person after the date hereof of twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of Games, (ii) a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Games or any of its Subsidiaries which would result in any Person owning twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of Games, (iii) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Person acquiring twenty percent (20%) or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of Games Subsidiaries) of Games and its Subsidiaries, taken as a whole, (iv) any other transaction which would, directly or indirectly, result in a Person acquiring twenty percent (20%) or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of Games Subsidiaries) of Games and its Subsidiaries, taken as a whole, (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), or (v) any combination of the foregoing.

        "Games Benefit Plan" shall have the meaning set forth in Section 5.10(a).

        "Games Common Stock" shall have the meaning set forth in the Recitals.

        "Games Confidential Information" shall have the meaning set forth in Section 5.18(o).

        "Games Disclosure Schedule" shall have the meaning set forth in Article V.

        "Games Financial Statements" shall have the meaning set forth in Section 5.7(a).

        "Games Foreign Plan" shall have the meaning set forth in Section 5.10(m).

        "Games IP Rights" shall have the meaning set forth in Section 5.18(a).

        "Games IP Rights Agreements" shall have the meaning set forth in Section 5.18(h).

        "Games Material Adverse Effect" shall mean a fact, event or circumstance which is materially adverse to (i) the business, properties, assets, condition (financial or otherwise) or results of operations of Games and its Subsidiaries, taken as a whole or (ii) the ability of Vivendi, VGAC LLC or Games to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining, pursuant to clause (i) above whether that has been or will or could be, a "Games Material Adverse Effect": (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided, that such changes do not have a substantially disproportionate impact on Games and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which Games or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided, that such changes do not have a substantially disproportionate impact on Games and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of Activision or the failure to take any actions due to restrictions set forth in this Agreement, and (D) any failure by Vivendi or Games to meet any revenue or EBITA (earnings before interest, taxes and amortization) projections that are published by Vivendi with respect to

Games and its Subsidiaries, in and of itself, provided, that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such failure to meet such published revenue or EBITA projections.

        "Games Material Contract" shall have the meaning set forth in Section 5.12(a).

        "Games-Owned IP Rights" shall have the meaning set forth in Section 5.18(a).

        "Games Permits" shall have the meaning set forth in Section 5.14(a).

        "Games Preferred Stock" shall have the meaning set forth in Section 5.2(a).

        "Games Pension Plans" shall have the meaning set forth in Section 5.10(a).

        "Games Products" shall have the meaning set forth in Section 5.18(a).

        "Games Registered Intellectual Property" shall have the meaning set forth in Section 5.18(a).

        "Games Source Code" shall have the meaning set forth in Section 5.18(a).

        "Games Transaction Litigation" shall have the meaning set forth in Section 6.12(b).

        "Games Value" shall mean (i) $8.121 billion divided by (ii) the Per Share Transaction Price.

        "Games Welfare Plans" shall have the meaning set forth in Section 5.10(a).

        "Governmental Entity" shall mean any governmental body, court, arbitral tribunal, agency, commission, official or regulatory or other authority, whether federal, state, local, municipal or foreign.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property" shall have the meaning set forth in Section 4.18(a).

        "Interim Financial Statements" shall have the meaning set forth in Section 5.7(a).

        "IRS" shall mean the Internal Revenue Service.

        "Knowledge" or any similar formulation of knowledge shall mean the actual knowledge (after reasonable inquiry) of those members of senior management of Activision (when used with respect to Activision and its Subsidiaries), senior management of Vivendi (when used with respect to Vivendi) or senior management of Vivendi and Games (when used with respect to VGAC LLC, Games and the Games Subsidiaries), whose duties would, in the normal course of Activision's, Vivendi's or Games' affairs, as the case may be, result in such member or members having such knowledge.

        "Law" shall mean any statute, law, code, ordinance, rule, regulation or other enforceable requirement of any Governmental Entity.

        "Liens" shall mean, with respect to any asset, pledges, mortgages, title defects or objections, claims, liens, charges, encumbrances and security interests of any kind or nature.

        "Management Employment Agreements" shall have the meaning set forth in the Recitals.

        "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus or mold.

        "Maximum Annual Premium" shall have the meaning set forth in Section 6.11(b).

        "Maximum Amount" shall mean a number of shares of Activision Common Stock equal to (i) $4.028 billion divided by (ii) the Per Share Transaction Price.

        "Merger" shall have the meaning set forth in the Recitals.

        "Merger Consideration" shall have the meaning set forth in Section 2.4(a).

        "Merger Sub" shall have the meaning set forth in the Preamble hereto.

        "NASD" shall mean the National Association of Securities Dealers.

        "New Activision Credit Facilities" shall mean the credit facilities entered into by Activision pursuant to Section 6.19.

        "Notice of Activision Superior Proposal" shall have the meaning set forth in Section 6.4(c).

        "Offer Conditions" shall have the meaning set forth in Section 3.1(a).

        "Offer Consideration" shall have the meaning set forth in Section 3.1(a).

        "Offer Documents" shall have the meaning set forth in Section 3.2(a).

        "Order" shall mean any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.

        "Organizational Document Amendments" shall have the meaning set forth in the Recitals.

        "Party" shall have the meaning set forth in the Recitals.

        "Per Share Transaction Price" shall mean $27.50; provided that such amount shall be appropriately and equitably adjusted to reflect fully the effect of any stock split, reverse stock split, reclassification, recapitalization, consolidation, exchange or like change with respect to Activision Common Stock or any extraordinary dividend or distribution with respect to Activision Common Stock, in each case, occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

        "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

        "Proxy Statement" shall have the meaning set forth in Section 4.5(a).

        "Purchased Activision Shares" shall have the meaning set forth in Section 2.2(a).

        "Reinstated Recommendation" shall have the meaning set forth in Section 6.5.

        "Release" shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

        "Representatives" shall have the meaning set forth in Section 6.3(a).

        "Rights" shall have the meaning set forth in the Recitals.

        "Rights Plan" shall have the meaning set forth in the Recitals.

        "Rights Plan Amendment" shall have the meaning set forth in the Recitals.

        "Sarbanes-Oxley Act" shall have the meaning set forth in Section 4.7(a).

        "SEC" shall mean the United States Securities and Exchange Commission or the staff thereof.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Share Purchase" shall have the meaning set forth in the Recitals.

        "Subsidiary" of any Person shall mean (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

        "Surviving Corporation" shall have the meaning set forth in Section 2.3(a).

        "Tax" or "Taxes" shall mean all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

        "Tax Authority" shall mean the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

        "Tax Returns" mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

        "Tax Sharing Agreement" shall mean a tax sharing agreement between Activision, Vivendi HoldCo and Games in substantially the form of Exhibit E attached hereto.

        "Tendering Holder" shall have the meaning set forth in Section 3.1(c).

        "Tender Offer" shall have the meaning set forth in the Recitals.

        "Termination Date" shall have the meaning set forth in Section 8.1(b)(i).

        "Termination Fee" shall have the meaning set forth in Section 8.3(a).

        "Transactions" shall have the meaning set forth in the Recitals.

        "VGAC LLC" shall have the meaning set forth in the Preamble hereto.

        "Vivendi" shall have the meaning set forth in the Preamble hereto.

        "Vivendi HoldCo" shall mean Vivendi Holding I Corp., a Delaware corporation

        "Vivendi Tender Contribution" shall have the meaning set forth in Section 3.3(b).

        "Voting and Lock-Up Agreements" shall have the meaning set forth in the Recitals.

        "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or foreign Law.

ARTICLE II
CLOSING; THE COMBINATION TRANSACTIONS

        Section 2.1    Closing.

        The closing of the Share Purchase and the Merger (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90067-3026 at 10:00 A.M., New York time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Parties collectively may agree in writing. The day on which the Closing takes place is referred to as the "Closing Date".

        Section 2.2    The Share Purchase.

        (a)   Upon the terms and subject to the conditions of this Agreement, at the Closing, Activision shall issue and deliver to Vivendi, and Vivendi shall purchase from Activision, a number of newly issued shares of Activision Common Stock (rounded up to the nearest whole number) equal to (i) the Aggregate Share Purchase Consideration divided by (ii) the Per Share Transaction Price (such shares, the "Purchased Activision Shares"). Upon Activision's receipt of the Aggregate Share Purchase Consideration, the Purchased Activision Shares to be issued to Vivendi pursuant hereto will be duly and validly issued, fully paid and nonassessable, and free and clear of all Liens (other than any Liens created by Vivendi).

        (b)   At the Closing, (i) Vivendi shall deliver to Activision, by wire transfer to a bank account designated in writing by Activision to Vivendi at least two Business Days prior to the Closing Date, an amount equal to the Aggregate Share Purchase Consideration in immediately available funds in United States dollars and (ii) Activision shall deliver or cause to be delivered to Vivendi certificates representing the Purchased Activision Shares.

        Section 2.3    The Merger.

        (a)    The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into Games pursuant to which (i) the separate corporate existence of Merger Sub shall cease, (ii) Games shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Activision and (iii) all of the properties, rights, privileges, powers and franchises of Games will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of Games will become the debts, liabilities, obligations and duties of the Surviving Corporation.

        (b)    Effective Time.    As soon as practicable on the Closing Date, the Parties shall cause a certificate of merger substantially in the form attached as Exhibit F to be executed and filed with the Secretary of State of the State of Delaware (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the Parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the "Effective Time".

        (c)    Effects of the Merger.    The Merger shall have the effects provided for herein and in the applicable provisions of DGCL.

        (d)    Certificate of Incorporation; Bylaws.    From and after the Effective Time, (i) the certificate of incorporation of Games, as in effect immediately prior to the Effective Time (the "Games Certificate of Incorporation"), shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law and (b) the bylaws of Games, as in effect immediately prior to the Effective Time (the "Games Bylaws"), shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

        (e)    Directors.    The members of Games' Board of Directors set forth on Exhibit J attached hereto shall resign from the Games Board of Directors, effective simultaneously with the consummation of the Combination Transactions, and the remaining members of Games Board of Directors shall elect two (2) directors designated on Exhibit K attached hereto to fill the vacancies on the Games Board of Directors resulting from such resignations.

        (f)    Subsequent Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Games or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either Games or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        Section 2.4    Conversion of Stock; Treatment of Options; Exchange Procedures.

        (a)    Conversion of Stock.    At the Effective Time, by virtue of the Merger and without any further action on the part of any Party or any holder of any shares of capital stock of any of the Parties:

          (i)    Each share of Games Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Games Common Stock held by Games as treasury shares, which shares shall be cancelled and retired and cease to exist as of the Effective Time) shall be converted into a number of newly issued shares of Activision Common Stock equal to the Exchange Ratio, subject to Section 2.4(b) (the "Merger Consideration").

          (ii)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b)    No Fractional Shares.    Notwithstanding any other provision of this Agreement, no certificates for fractional shares of Activision Common Stock shall be issued in the Merger. Each holder of Games Common Stock who otherwise would have been entitled to a fraction of a share of Activision Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Games Common Stock owned by such holder at the Effective Time) by the Per Share Transaction Price. No such holder shall be entitled to any dividends, voting rights or any other rights in respect of any fractional share.

        (c)    Treatment of Options.    Except as otherwise provided in the last sentence of this Section 2.4(c), upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and pursuant to the terms of the Blizzard 2006 Equity Incentive Plan, as amended (the "Blizzard Equity Plan"), (i)(A) each outstanding and unexercised option to acquire shares of Blizzard Stock ("Blizzard Options") which was vested immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive an amount in cash from the Surviving Corporation equal to the product obtained by multiplying (x) the aggregate number of shares of Blizzard Stock that were issuable upon exercise of such Blizzard Option immediately prior to the Effective Time and (y) the excess, if any, of the Blizzard Per Share Value over the per share exercise price of such Blizzard Option (the "Blizzard Option Consideration"), and (B) each outstanding share of restricted Blizzard Stock ("Blizzard Restricted Stock") or shares thereof underlying restricted stock units which was vested immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive an amount in cash from the Surviving Corporation equal to the Blizzard Per Share Value (the "Blizzard Stock Consideration"); and (ii)(A) each outstanding and unexercised Blizzard Option which will vest upon the Merger at the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash from the Surviving Corporation eighteen (18) months after the

Effective Time in accordance with the terms of the Blizzard Equity Plan equal to the product obtained by multiplying (x) the aggregate number of shares of Blizzard Stock that were issuable upon exercise of such Blizzard Option immediately prior to the Effective Time and (y) the Blizzard Option Consideration and (B) each share of Blizzard Restricted Stock shall be cancelled and extinguished and automatically converted into the right to an amount in cash from the Surviving Corporation eighteen (18) months after the Effective Time equal to the Blizzard Stock Consideration. Activision shall, or shall cause the Surviving Corporation to, pay to holders of outstanding Blizzard Options and Blizzard Restricted Stock (as of the time immediately prior to the Effective Time) the Blizzard Option Consideration and/or Blizzard Stock Consideration, as applicable, in respect of their Blizzard Options and shares of Blizzard Restricted Stock in accordance with terms and conditions of the Blizzard Equity Plan as in effect immediately prior to the Effective Time. The payment of the Blizzard Option Consideration and/or Blizzard Stock Consideration to the holder of Blizzard Options and/or Blizzard Restricted Stock shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Blizzard Options and/or Blizzard Restricted Stock. Notwithstanding anything herein to the contrary, as to any Blizzard Options that are granted after the date of this Agreement and prior to the Closing Date in accordance with Section 6.2(b) hereof, Activision and the other Parties shall take such actions as may be necessary to provide for the conversion on or after the Closing Date of such Blizzard Options into options to acquire an equivalent number of shares of Activision Common Stock (with such adjustments to the share numbers and/or strike prices of such replacement options to acquire shares of Activision Common Stock as are consistent with the value of such Blizzard Options as of the Closing Date).

        (d)    Exchange Procedures.

          (i)    On the Closing Date, upon delivery of any Games certificates to Activision (or its designee), Activision shall deliver to the holder of such Games certificates the applicable Merger Consideration in respect of the shares of Games Common Stock (including share certificates with respect to the applicable number of shares of Activision Common Stock and cash in lieu of fractional shares).

          (ii)   No dividends or other distributions with respect to Activision Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Games Certificate until the holder thereof shall surrender such Games Certificate in accordance with this Article II. After the surrender of a Games Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Activision Common Stock represented by such Games Certificate.

          (iii)  At and after the Effective Time, there shall be no transfers on the stock transfer books of Games of the shares of Games Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Games Certificates representing such shares are presented for transfer to Activision or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

          (iv)  In the event any Games Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Games Certificate to be lost, stolen or destroyed and, if required by Activision, an appropriate indemnity from such person, Activision will issue in exchange for such lost, stolen or destroyed Games Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

        (e)    Withholding.    Activision will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Games Common Stock such amounts as Activision is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax Law. To the extent that such amounts are properly withheld by Activision, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Games Common Stock in respect of whom such deduction and withholding were made by Activision.

ARTICLE III
THE TENDER OFFER

        Section 3.1    The Tender Offer.

          The Parties hereby agree that:

          (a)   If the Closing shall have occurred and none of the events set forth in Exhibit G hereto (the "Offer Conditions") shall have occurred and be continuing, on or before the fifth (5th) Business Day immediately following the Closing Date, Activision shall commence (within the meaning of Rule 14d-2 under the Exchange Act), an offer to purchase up to a number of outstanding shares of Activision Common Stock equal to the Maximum Amount at the Per Share Transaction Price, net to the seller in cash (as paid pursuant to the Tender Offer, the "Offer Consideration"). All of the shares of Activision Common Stock purchased by Activision pursuant to the Tender Offer shall be retired. The obligation of Activision to commence the Tender Offer, to consummate the Tender Offer and to accept for payment and pay for shares of Activision Common Stock validly tendered in the Tender Offer and not withdrawn shall be subject to the conditions set forth in Exhibit G hereto.

          (b)   Without the prior consent of Vivendi (such consent not to be unreasonably withheld, conditioned or delayed), Activision shall not waive any of the conditions to the Tender Offer or make any change in the terms of or conditions to the Tender Offer. Notwithstanding the foregoing, Activision shall have the right to extend the Tender Offer beyond the scheduled expiration date (which shall be at least 20 Business Days following the commencement of the Tender Offer) (x) from time to time if, at the scheduled or extended expiration date of the Tender Offer, any of the conditions to the Tender Offer shall not have been satisfied or waived (until such conditions are satisfied or waived), (y) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Tender Offer or any period required by applicable Law or (z) upon the mutual agreement of Activision and Vivendi (but in no event shall the expiration be extended pursuant to this clause (z) for more than 20 Business Days past the original expiration date).

          (c)   If at the expiration date of the Tender Offer a number of shares of Activision Common Stock has been validly tendered and not withdrawn that exceeds the Maximum Amount, the number of shares of Activision Common Stock to be purchased by Activision from each holder of Activision Common Stock that tenders shares of Activision Common Stock pursuant to the Tender Offer (each, a "Tendering Holder") shall be prorated such that the number of shares of Activision Common Stock purchased from each Tendering Holder shall be equal to the product of (i) the number of shares of Activision Common Stock properly tendered and not withdrawn by such Tendering Holder pursuant to the Tender Offer multiplied by (ii) a fraction (A) the numerator of which shall be the Maximum Amount and (B) the denominator of which shall be the aggregate number of shares of Activision Common Stock properly tendered and not withdrawn by all Tendering Holders pursuant to the Tender Offer.

        Section 3.2    The Offer Documents.

        (a)   As soon as practicable on the date of commencement of the Tender Offer, Activision shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Tender Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary documents and instruments pursuant to which the Tender Offer will be made (collectively, and with any supplements or amendments thereto and any other documents or materials used in connection with the Tender Offer, the "Offer Documents"). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC on the date first published, sent or given to the Activision stockholders, shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   Vivendi and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments or supplements thereto prior to the filing thereof with the SEC. Activision agrees to provide Vivendi and its counsel any comments Activision or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Activision shall consult with and obtain the prior approval of Vivendi with respect to the appointment of any advisors or managers with respect to the Tender Offer.

        Section 3.3    Funding of the Tender Offer.

        (a)   Activision shall fund the Aggregate Required Offer Consideration with the proceeds from the Share Purchase together with available cash on hand and, if necessary, from proceeds from the Vivendi Tender Contribution and borrowings made under the New Activision Credit Facilities.

        (b)   If the Aggregate Required Offer Consideration exceeds $2.928 billion, then:

          (i)    Vivendi shall pay to Activision an amount in cash equal to the lesser of (A) $700 million and (B) the excess of (1) the Aggregate Required Offer Consideration over (2) $2.928 billion (such lesser amount, the "Vivendi Tender Contribution"); and

          (ii)   Activision shall issue and deliver to Vivendi, in exchange for the Vivendi Tender Contribution, a number (rounded up to the nearest whole number) of newly issued shares of Activision Common Stock equal to the Vivendi Tender Contribution divided by the Per Share Transaction Price.

        (c)   If the Aggregate Required Offer Consideration exceeds $3.628 billion, then Activision shall fund the additional amount of the Aggregate Required Offer Consideration that is in excess of $3.628 billion through borrowings made under the tranche of the New Activision Credit Facilities available to fund the Tender Offer.

        Section 3.4    No Tender by Vivendi.

        Vivendi hereby covenants and agrees that neither it nor any of its Subsidiaries shall tender any shares of Activision Common Stock to Activision pursuant to the Tender Offer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACTIVISION AND MERGER SUB

        Except as set forth (i) in the disclosure schedule delivered by Activision to Vivendi dated as of the date hereof (the "Activision Disclosure Schedule"), which Activision Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided that any disclosure in the Activision Disclosure Schedule relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other sections or subsections), and (ii) in the Activision SEC Documents filed prior to the date hereof, Activision and Merger Sub represent and warrant to Vivendi, VGAC LLC and Games as follows:

        Section 4.1    Organization.

        Each of Activision and Merger Sub (i) is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Delaware, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect. Activision has made available to Vivendi complete and correct copies of the certificate of incorporation and bylaws and all the amendments thereto, as currently in effect, for each of Activision and Merger Sub.

        Section 4.2    Capitalization.

        (a)   The authorized capital stock of Activision consists of 450,000,000 shares of Activision Common Stock, 3,750,000 shares of Preferred Stock, par value $0.000001 per share, of Activision ("Activision Preferred Stock") and 1,250,000 shares of Series A Junior Preferred Stock, par value $0.000001 per share, of Activision ("Activision Series A Preferred Stock"). As of November 26, 2007, (i) 291,501,603 shares of Activision Common Stock were issued and outstanding, and (ii) no shares of Activision Preferred Stock or Activision Series A Preferred Stock were issued and outstanding. As of November 26, 2007, 69,455,956 shares of Activision Common Stock were reserved for issuance under the Activision Stock Plans ("Activision Equity Rights"), including pursuant to the exercise of options or warrants or in connection with other equity-based arrangements. No shares of capital stock of Activision are owned by any Subsidiary of Activision. All of the outstanding shares of capital stock of Activision have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in Activision, (ii) securities of Activision or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in Activision, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Activision or any Subsidiary of Activision, or obligations of Activision or any Subsidiary of Activision to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, Activision, or obligations of Activision or any Subsidiary of Activision to grant, extend or enter into any such agreement or commitment or (iv) obligations of Activision or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Activision, or to vote or to dispose of any shares of capital stock of Activision.

        (b)   Section 4.2(b) of the Activision Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of November 26, 2007, held outstanding Activision Equity Rights under the Activision Stock Plans or under any other equity incentive plan of Activision and its Subsidiaries, indicating, with respect to each Activision Equity Right then outstanding, the type of award granted, the number of shares of Activision Common Stock subject to such Activision Equity Right, the name of the plan under which such Activision Equity Right was granted, the exercise price, if any, date of grant, vesting schedule and expiration date thereof, including to the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Activision Equity Right will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Transactions. Except as set forth in Section 4.2(b) of the Activision Disclosure Schedule, each Activision Equity Right or similar arrangement has been granted with an exercise price equal to or greater than the fair market value of the Activision Common Stock on the date of grant. Activision has made available to Vivendi true, complete and correct copies of all Activision Stock Plans and the forms of all grant or award agreements evidencing outstanding Activision Equity Rights.

        (c)   There are no voting trusts or other agreements or understandings to which Activision or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of Activision or any of its Subsidiaries. No agreement or other document grants or imposes on any shares of the capital stock of Activision any right, preference, privilege or transfer restrictions with respect to the transactions contemplated by this Agreement (including any rights of first refusal).

        Section 4.3    Subsidiaries.

        (a)   Each Subsidiary of Activision is a corporation duly incorporated or an entity duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect. Activision has made available to Vivendi complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each material Subsidiary, and all amendments thereto, as currently in effect.

        (b)   All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Activision have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the outstanding capital stock or securities of, or other ownership interests in, each of the Subsidiaries of Activision, is owned, directly or indirectly, by Activision, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests). There are no outstanding (i) shares of capital stock, debt securities or voting securities or other ownership interests of any Subsidiary of Activision, (ii) securities of Activision or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in any Subsidiary of Activision, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Activision or any of its Subsidiaries, or obligations of Activision or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Subsidiary of Activision, or obligations of Activision or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of Activision or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities or other ownership interests of any Subsidiary of Activision, or to vote or to dispose of any shares of the capital stock or other ownership interests of any Subsidiary of Activision.

        (c)   Section 4.3(c) of the Activision Disclosure Schedule lists (i) each material Subsidiary of Activision, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office. Except for the capital stock of its Subsidiaries and as set forth in Section 4.3(c) of the Activision Disclosure Schedule, Activision does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

        Section 4.4    Authority.

        Each of Activision and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each of Activision and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Activision and Merger Sub of the Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Activision and Merger Sub and no other corporate proceedings on the part of Activision or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate such transactions, other than, with respect to Transactions, the approval of the principal terms of this Agreement and Transactions by the holders of a majority of the votes cast at the meeting of Activision stockholders (the "Activision Stockholder Approval"). This Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by each of Activision and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of each of Activision and Merger Sub, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

        Section 4.5    Consents and Approvals; No Violations.

        (a)   The execution and delivery by each of Activision and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party do not, the execution and delivery by Activision or Merger Sub of any instrument required hereby or thereby to be executed and delivered at the Closing will not, and the performance by Activision and Merger Sub of their agreements and obligations under this Agreement and the Ancillary Agreements will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any European or other foreign antitrust or competition Law or regulation ("Foreign Antitrust Laws"), (iii) the filing with the SEC of (A) a proxy statement relating to the approval by the stockholders of Activision of the principal terms of this Agreement and the Transactions (the "Proxy Statement"), or, if necessary, a Registration Statement on Form S-4, which shall include the Proxy Statement, in connection with the issuance of shares of Activision Common Stock in the Transactions (as may be further amended or supplemented from time to time, the "Form S-4"), and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements, (iv) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have an Activision Material Adverse Effect.

        (b)   Subject to the approval of the principal terms of this Agreement and the Transactions by the holders of a majority of the outstanding shares of Activision Common Stock, the execution and delivery by each of Activision and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party do not, the execution and delivery by Activision and Merger Sub of any instrument required hereby or thereby to be executed and delivered by either of them at the Closing will not, and the performance by each of Activision and Merger Sub of its agreements and obligations under this Agreement and the Ancillary Agreements will not, (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Activision or any similar organizational documents of any of its Subsidiaries, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Activision or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Activision or any of its Subsidiaries is a party or by which any of its properties or assets is bound or (iii) violate any Order or Law applicable to Activision, any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect.

        Section 4.6    Books and Records.

        The books, accounts and records of Activision and each of its Subsidiaries are, and have been, in all material respects, maintained in Activision's and its Subsidiaries' usual, regular and ordinary manner, in accordance with GAAP, as applicable, and all material transactions to which Activision or any of its Subsidiaries is or has been a party are properly reflected therein.

        Section 4.7    SEC Reports and Financial Statements.

        (a)   Activision has filed, or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since March 31, 2005 (together with all amendments, exhibits and schedules thereto and all information incorporated therein by reference, the "Activision SEC Documents"). The Activision SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, Securities Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such Act (the "Sarbanes-Oxley Act"), and the applicable rules and regulations of the SEC promulgated thereunder. No Subsidiary of Activision is required to make any filings with the SEC.

        (b)   Each of the consolidated financial statements of Activision included or incorporated by reference in the Activision SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly presents, in all material respects, the consolidated financial position of Activision and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount. Except as set forth in Section 4.7(b) of the Activision Disclosure Schedule, since March 31, 2005, there has been no material change in Activision's accounting methods or principles that would be required to be disclosed in Activision's financial statements in accordance with GAAP, except as described in the notes to such Activision financial statements.

        (c)   Each of the principal executive officer of Activision and the principal financial officer of Activision (or each former principal executive officer of Activision and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Activision SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Activision nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

        (d)   Activision maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management's general or specific authorizations; (B) access to assets is permitted only in accordance with management's general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (e)   Activision's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by Activision in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Activision's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Activision required under the Exchange Act with respect to such reports.

        (f)    There are no amendments or modifications that are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by Activision with the SEC pursuant to the Exchange Act and (ii) the Activision SEC Documents themselves. Activision has timely responded to all comment letters of the Staff of the SEC relating to the Activision SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. Activision has heretofore made available to Vivendi true, correct and complete copies of all correspondence with the SEC occurring since March 31, 2005. To the Knowledge of Activision, none of the Activision SEC Documents is the subject of ongoing SEC review.

        Section 4.8    Absence of Activision Material Adverse Effect.

        Since March 31, 2007, there have not been any events that have had, or would reasonably be expected to have, individually or in the aggregate, an Activision Material Adverse Effect.

        Section 4.9    No Undisclosed Liabilities.

        Neither Activision nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for (including any liability for breach of Contract, breach of warranty, torts, infringements, claims or lawsuits), which, individually or in the aggregate have had, or would reasonably be expected to have, an Activision Material Adverse Effect.

        Section 4.10    Benefit Plans, Employees and Employment Practices.

        (a)   Section 4.10(a) of the Activision Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (referred to herein as "Activision Pension Plans"), material "employee welfare benefit plans" (as defined in Section 3(1) of ERISA and referred to herein as "Activision Welfare Plans") and each other material "Activision Benefit Plan" (defined herein as any Activision Pension Plan, Activision Welfare Plan and any other plan, fund, program, policy, practice, arrangement or agreement (including any employment agreement) to provide medical, health, disability or life insurance, bonus, incentive compensation, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, profit sharing, severance, change in control, salary continuation, termination pay, vacation, sick leave, incentive insurance, fringe or other benefits) maintained, established, sponsored, participated in, contributed to, or required to be contributed to, by Activision or any of its Subsidiaries or, with respect to Activision Pension Plans, its ERISA Affiliates, for the benefit of (1) any current independent contractors, consultants, agents, employees, officers or directors of Activision or any of its Subsidiaries or, with respect to Activision Pension Plans, its ERISA Affiliates and/or (2) any former independent contractors, consultants, agents, employees, officers or directors of Activision or any of its Subsidiaries or, with respect to Activision Pension Plans, its ERISA Affiliates who still have benefits payable by Activision or any of its Subsidiaries or, with respect to Activision Pension Plans, its ERISA Affiliates, or with respect to which Activision or any of its Subsidiaries or, with respect to Activision Pension Plans, its ERISA Affiliates has or may have any liability (contingent or otherwise). Activision has made available to Vivendi true, complete and correct copies of (i) each Activision Benefit Plan, including all amendments thereto (or, in the case of any unwritten Activision Benefit Plans, descriptions thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to each Activision Benefit Plan (if any such report was required) with all required attachments, (iii) the most recent summary plan description and all subsequent summaries of material modifications for each Activision Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity Contract and other documents relating to the funding or payment of benefits relating to any Activision Benefit Plan, (v) the most recent determination letter from the IRS, if any and (vi) copies of the actuarial reports, if any, with respect to each Activision Benefit Plan for the last three (3) plan years ending prior to the date of this Agreement. To Activision's Knowledge, each Activision Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no amendments to any Activision Benefit Plan, except where required by applicable Law, or the establishment of any new Activision Benefit Plan, that have been adopted or approved nor has Activision or any of its Subsidiaries undertaken or committed to make any such amendments or to adopt or approve any new plans.

        (b)   All Activision Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Activision Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Activision Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that could reasonably be expected to adversely affect its qualification or materially increase its costs, and no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualification of any Activision Pension Plan or the related trust. No trust funding any Activision Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

        (c)   At no time has Activision, any of its Subsidiaries or any of its ERISA Affiliates ever, maintained, established, sponsored, participated in or contributed to any Activision Pension Plan that is subject to Title IV of ERISA. "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        (d)   At no time has Activision, any of its Subsidiaries or any of its ERISA Affiliates ever contributed to or been requested or required to contribute to any "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA.

        (e)   With respect to any Activision Welfare Plan, (i) no such Activision Welfare Plan is funded through a "welfare benefits fund," as such term is defined in Section 419(e) of the Code, (ii) no such Activision Welfare Plan is self insured, and (iii) each such Activision Welfare Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code complies, in all material respects, with the applicable requirements of Section 4980B(f) of the Code.

        (f)    None of Activision, any of its Subsidiaries, or any Person acting on behalf of Activision or its Subsidiaries has made or entered into any legally binding commitment (including loans) with any current or former directors, officers, employees, consultants or independent contractors of Activision or any of its Subsidiaries to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Activision Benefit Plans or under any other plan or arrangement will be enhanced or accelerated (other than in connection with employment agreements that, by their terms, provide for any such enhancements or acceleration), (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Activision Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, or (iv) any plans or arrangements provided by Vivendi or Games will be made available to such employees.

        (g)   None of Activision, its Subsidiaries or any of its ERISA Affiliates has or is reasonably expected to have any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Activision Benefit Plans other than Activision Pension Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or any other similar Law.

        (h)   All contributions or premiums owed by Activision or any of its Subsidiaries with respect to Activision Benefit Plans under Law, Contract or otherwise have in all material respects been made in full and on a timely basis and Activision or its Subsidiaries are not obligated to contribute with respect to any Activision Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Activision Benefit Plans have in all material respects been paid when due.

        (i)    No Activision Pension Plan or Activision Welfare Plan or, to Activision's Knowledge, any "fiduciary" or "party-in-interest" (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exemption is not available that could reasonably be expected to result in a material liability.

        (j)    There are no pending or, to Activision's Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Activision Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, Activision, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of an Activision Benefit Plan that could reasonably be expected to result in a material liability, other than routine claims for benefits.

        (k)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of Activision or any of its Subsidiaries, (ii) cause or result in the funding of any Activision Benefit Plan or (iii) cause or result in a limitation on the right of Activision or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Activision Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by Activision or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code (or any of the rules, regulations or guidance promulgated thereunder).

        (1)   No amounts payable under any of the Activision Benefit Plans or any other contract, agreement or arrangement with respect to which Activision or any of its Subsidiaries may have any liability could reasonably be expected to fail to be deductible for federal income tax purposes by virtue of Section 162(m) of the Code.

        (m)  Each Activision Benefit Plan that provides for deferred compensation (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

        (n)   With respect to each Activision Benefit Plan that is subject to the Laws of relevant jurisdictions other than the United States (each, a "Activision Foreign Plan"): (i) each Activision Foreign Plan is in compliance in all material respects with the applicable provisions of the Laws and regulations applicable to such Activision Foreign Plan; (ii) each Activision Foreign Plan has been administered at all times and in all material respects in accordance with its terms; (iii) there are no pending material investigations by any Governmental Entity involving any Activision Foreign Plan, and no pending material claims (except for claims for benefits payable in the normal operation of the Activision Foreign Plans), suits or proceedings against any Activision Foreign Plan or asserting any rights or claims to benefits under any Activision Foreign Plan; (iv) the transactions contemplated by this Agreement, by themselves or in conjunction with any other transactions, do not create or otherwise result in any obligation to consult with any Person, any material liability, accelerated payment or any enhanced benefits, with respect to any Activision Foreign Plan and (v) all liabilities with respect to each Foreign Plan have been funded in all material respects in accordance with the terms of such Activision Foreign Plan and have been properly reflected in the financial statements of Activision and its Subsidiaries.

        Section 4.11    Employment and Labor.

        (a)   To Activision's Knowledge, no officer or employee of, or consultant to, Activision or any of its Subsidiaries whose annual salary exceeds $200,000 is, or has been, in material violation of any term of any Contract relating to employment, consulting, proprietary information, nondisclosure, noncompetition, nonsolicitation or any other Contract including, without limitation, those matters relating to (i) the relationship of any such officer, employee or consultant with Activision or any of its Subsidiaries or with any other party or (ii) unfair competition, trade secrets or proprietary information, and to Activision's Knowledge, the continued employment or engagement of Activision's or its Subsidiary's officers, employees and consultants does not subject Activision or any of its Subsidiaries to any material liability with respect to any of the foregoing matters. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which Activision or any of its Subsidiaries is a party or is bound or pertains to any of the employees of Activision or any of its Subsidiaries, except for such breaches or violations which would not reasonably be expected to have, individually or in the aggregate, an Activision Material Adverse Effect. Any notice of the transactions contemplated hereby that is required by any Law or collective bargaining agreement has been given, and any and all bargaining obligations have been, or prior to the Closing will be, satisfied.

        (b)   No executive, officer or key employee of Activision or any of its Subsidiaries, and no group of employees of Activision or any of its Subsidiaries, has, within the last 18 months, terminated, or to the Knowledge of Activision, has any plans to terminate, employment with Activision or any of its Subsidiaries, whether on account of the transactions contemplated by this Agreement or for any other reason.

        (c)   Activision and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, employee organization, trade union or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor related agreements or arrangements that pertain to any of the employees of Activision or its Subsidiaries; and no employees of Activision or its Subsidiaries are represented by any labor union, labor organization, trade union or works council with respect to their employment with Activision or its Subsidiaries. There are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations, material grievances or other labor disputes pending or, to Activision's Knowledge, threatened against or affecting Activision or any of its Subsidiaries nor have any such events occurred in the past three (3) years. No labor union, labor organization, trade union, works council, or group of employees of Activision or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened orally or in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To Activision's Knowledge, there are no labor organizing efforts presently being made involving any of the presently unorganized employees of Activision or its Subsidiaries nor have any such events occurred in the past three (3) years. Neither Activision nor its Subsidiaries, nor, to Activision's Knowledge, their respective employees, agents or representatives, has committed an unfair labor practice as defined in the National Labor Relations Act or other applicable Law. Neither Activision nor its Subsidiaries is the subject of any proceeding asserting that any of them has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There are no pending or, to Activision's Knowledge, threatened complaints, charges, claims, grievances or arbitration proceedings against Activision or any of its Subsidiaries brought or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the application for employment, employment or termination of employment of any applicant, current or former employees or other persons providing services to or on behalf of Activision or any of its Subsidiaries. Neither Activision nor its Subsidiaries is a party to, or otherwise bound by, any Order relating to employees or employment practices.

        (d)   To Activision's Knowledge, Activision and each of its Subsidiaries are, and have been, in material compliance with all Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including, without limitation, all such Laws and Orders relating to the terms and conditions of employment, discrimination, disability rights or benefits, equal opportunity, affirmative action, plant closures or layoffs, labor relations, unemployment insurance, civil rights, safety and health, workers' compensation, wages and hours of work, overtime classification, child labor, immigration, employment standards, including, without limitation, the WARN Act, Title VII of the Civil Rights Act of 1964, California Fair Employment and Housing Act, Age Discrimination in Employment Act, Americans with Disabilities Act, the Fair Labor Standards Act, the California Labor Code, Equal Pay Act, Family and Medical Leave Act and California Family Rights Act.

        (e)   Activision has listed all personnel manuals and handbooks and all material written policies, rules or procedures applicable to employees of Activision or any of its Subsidiaries in Section 4.11(e) of the Activision Disclosure Schedule and has made available true and complete copies thereof to Vivendi.

        (f)    No Governmental Entity responsible for the enforcement of any immigration, child labor, worker health and safety, occupational safety and health, wages and hours of work, labor or employment Laws of any sort is conducting, or to the Knowledge of Activision, intends to conduct an investigation with respect to or relating to Activision or any of its Subsidiaries.

        (g)   Neither Activision nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act. Section 4.11(g) of the Activision Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an "employment loss" (as defined in the WARN Act) at any site of employment or facility of Activision or any of its Subsidiaries during the 90-day period prior to the date of this Agreement. Section 4.11(g) of the Activision Disclosure

Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

        Section 4.12    Contracts.

        (a)   Section 4.12(a) of the Activision Disclosure Schedule specifically identifies (by the applicable letter subsection set forth below) each Contract to which Activision or any Activision Subsidiary is a party or bound that constitutes an Activision Material Contract as of the date hereof. The term "Activision Material Contract" shall include each of the following:

          (i)    any Contract generating, or that is reasonably likely to generate, over the twelve month period from the date of this Agreement, more than $17,500,000 in revenues for Activision or such Activision Subsidiary;

          (ii)   any Contract with any director, officer, employee or consultant that would require Activision or any Activision Subsidiary to make any payments or enhance any benefits, including accelerating vesting, in connection with the Transactions, or upon termination of employment, but excluding any Contract (A) that is terminable at-will or, in the case of consultants, with 30 or fewer days of notice by Activision or any of the Activision Subsidiaries without cost, liability or financial obligations (other than accrued regular compensation and benefits through the date of termination, including any such notice period) or (B) under which Activision is obligated to pay less than $500,000;

          (iii)  any agreement (A) of indemnification or (B) that guarantees the obligations of any Person (other than Activision or any Activision Subsidiary), other than, in each case, standard indemnification or guaranty provisions in contracts entered into by Activision or any Activision Subsidiary in the ordinary course of business consistent with past practice;

          (iv)  any Contract (x) containing any covenant limiting in any material respect the right of Activision or any of the Activision Subsidiaries to (A) engage, participate or compete in any line of business, market or geographic area, (B) develop, market or distribute products or services, (C) solicit the employment of, or hire, any person, or (D) compete with any person, or (y) granting any exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, "most favored nation" rights, rights of first negotiation or other exclusive rights and/or similar terms to any person, but in each case excluding (1) agreements granting distributors exclusive rights that are terminable by Activision or the applicable Subsidiary within one year from the date of this Agreement without penalty and (2) Contracts containing limitations that are not material to Activision or any Activision Subsidiary or do not limit Activision's ability to develop or market additional products or titles;

          (v)   any lease for real or personal property in which the amount of payments that Activision or any of the Activision Subsidiaries is required to make exceeds (A) $7,000,000 on an annual basis or (B) $25,000,000 over the remainder of the term of such lease;

          (vi)  any Contract pursuant to the express terms of which Activision or any of the Activision Subsidiaries is currently obligated to pay in excess of $15,000,000 in any one-year period or $30,000,000 over the remainder of the term of such Contract and which is not terminable by Activision or the Activision Subsidiaries without penalty upon notice of ninety (90) days or less;

          (vii) any Contract currently in force relating to: (A) the acquisition by Activision or any of the Activision Subsidiaries after the date hereof of assets with a book value exceeding $50,000,000; (B) the disposition by Activision or any of the Activision Subsidiaries after the date hereof of assets with a book value exceeding $15,000,000 (other than sales of inventory not in excess of $30,000,000); or (C) the acquisition or disposition by Activision or any of its Subsidiaries after the date hereof of an entity in which Activision or any of the Activision Subsidiaries has any material ownership interest, including any corporation, partnership, joint venture or other business enterprise;

          (viii)  any material Contract pursuant to which Activision or any Activision Subsidiary is a licensor of Intellectual Property or agrees to encumber, assign or sell rights in or with respect to any material Activision IP Rights, except for Contracts entered into by Activision or any Activision Subsidiary in the ordinary course of business consistent with past practice;

          (ix)  any joint venture contract or any other agreement that involves a sharing of revenues in excess of $2,500,000 in any one-year period, or involves a sharing of profits, cash flows, expenses or losses, with other persons or the payment of royalties to any other person other than (A) licenses entered into in the ordinary course of business, (B) portal, carrier or bounty agreements that provide for sharing of profits or revenue, and (C) Contracts identified in Section 4.12(a)(i) of the Activision Disclosure Schedule;

          (x)   any Contract currently required to be filed as an exhibit pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act other than those currently on file with the SEC (including any amendments to agreements filed as of Activision's most recent SEC Report that are required to be filed);

          (xi)  any Contract containing a "standstill" provision with respect to any equity securities of Activision;

          (xii) any Contract not in the ordinary course of business under which Activision or any Activision Subsidiary is obligated to provide consulting services, development services, professional services or support services (other than maintenance and support customer contracts on Activision's standard, unmodified forms), in each case excluding (A) Contracts that are terminable by Activision or an Activision Subsidiary on notice of thirty (30) days or less without penalty in excess of $250,000 and without any ongoing material obligations, and (B) Contracts that generated less than $250,000 in revenue to Activision during the 12 months preceding the date of this Agreement;

          (xiii)  all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Activision or any of the Activision Subsidiaries in an aggregate principal amount in excess of $2,500,000 is outstanding or may be incurred on the terms thereof and the respective principal amounts currently outstanding thereunder as of the date hereof (other than agreements for indebtedness owed to Activision or any of its Subsidiaries); or

          (xiv) any other Contract not listed in subsections (i)-(xiii) that individually provides for payments to or by Activision or any Activision Subsidiaries in excess of $15,000,000 during the 12 months after the date of this Agreement or in excess of $30,000,000 over the remainder of the term of such Contract, or pursuant to which Activision or any Activision Subsidiaries have been paid, or expects to be paid, more than $20,000,000 in any consecutive 12-month period, or is otherwise material to Activision or the Activision Subsidiaries or their respective businesses, operations, financial condition, properties or assets (other than employee offer letters in the ordinary course of business consistent with past practice).

        (b)   Activision has made available to Vivendi true, correct and complete copies of each Activision Material Contract. Each Activision Material Contract is (i) valid and binding on Activision and each Activision Subsidiary party thereto and, to Activision's Knowledge, each other party thereto and (ii) in full force and effect. Activision and each Activision Subsidiary has in all material respects performed all material obligations required to be performed by it to the date hereof under each Activision Material Contract and, to Activision's Knowledge, each other party to each Activision Material Contract has in all material respects performed all material obligations required to be performed by it under such

Activision Material Contract. As of the date hereof, none of Activision or any Activision Subsidiary has knowledge of, or has received written notice from the other contracting party of, any actual or alleged material violation or default under (or any condition that with the passage of time or the giving of notice or both would cause such a violation of or default under) any Activision Material Contract. There exists no default or event of default with respect to Activision or any Activision Subsidiary or to Activision's Knowledge, with respect to any other contracting party, which, with the giving of notice, or the lapse of time would reasonably be expected to (1) become a material default or event of default by Activision or any Activision Subsidiary under any Activision Material Contract or (2) give any third party (A) the right to declare a material default by or against Activision or any Activision Subsidiary or exercise any remedy under any Activision Material Contract, (B) the right to a change in delivery schedule under any Activision Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of Activision or any of its Subsidiaries under any Activision Material Contract, or (D) the right to cancel, terminate or materially modify any Activision Material Contract.

        Section 4.13    Litigation.

        (a)   There is no material suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to Activision's Knowledge, threatened against Activision or any of its Subsidiaries or their respective assets or properties or, to Activision's Knowledge, for which Activision or any of its Subsidiaries is obligated to indemnify a third party.

        (b)   Neither Activision nor any of its Subsidiaries is subject to any outstanding material Order or Orders.

        (c)   There is no suit, claim, action, proceeding, arbitration or investigation pending or, to Activision's Knowledge, threatened against Activision or any of its Subsidiaries, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Transactions or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

        Section 4.14    Compliance with Applicable Law.

        (a)   Each of Activision and its Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the "Activision Permits"). Each of Activision and its Subsidiaries are in material compliance with the terms of the Activision Permits. The businesses of Activision and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except to the extent such violations in the aggregate would not reasonably be expected to have an Activision Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Activision or any of its Subsidiaries is pending or, to Activision's Knowledge, threatened, nor, to Activision's Knowledge, has any Governmental Entity indicated an intention to conduct any such investigation or review.

        (b)   Activision is not an "investment company" under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.

        (c)   Activision and each of its officers and directors are in material compliance with (i) the applicable provisions of the Sarbanes-Oxley Act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NASD.

        Section 4.15    Taxes and Tax Returns.

        (a)   Activision and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by Activision and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

        (b)   All material Taxes for which Activision or any of its Subsidiaries is liable or are due and payable on or before the Closing Date have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with GAAP for the payment of all such Taxes (exclusive of deferred tax assets and deferred tax liabilities or similar items that reflect timing differences between tax and financial accounting principles) has been established on the consolidated financial statements of Activision and its Subsidiaries included in the Activision SEC Documents. All liabilities for Taxes attributable to the period commencing on the date following the date of the most recent Activision SEC Document were incurred in the ordinary course of business.

        (c)   There are no liens for Taxes upon any property or assets of Activision or any of its Subsidiaries, except for liens for real and personal property Taxes not yet due and payable.

        (d)   No Federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of Activision or its Subsidiaries and to the Knowledge of Activision, no such Audit is threatened in writing by any Tax Authority.

        (e)   There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against Activision or any of its Subsidiaries.

        (f)    Neither Activision nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of material Taxes other than any such agreement to which Activision and any of its Subsidiaries are the exclusive parties.

        (g)   Neither Activision nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which Activision is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than Activision or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

        (h)   Neither Activision nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

        (i)    Neither Activision nor any of its Subsidiaries has agreed or is required to include in income any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise.

        Section 4.16    Environmental Matters.

        (a)   Activision and each of its Subsidiaries is in compliance, in all material respects, with all Environmental Laws, which compliance includes the possession by Activision and each of its Subsidiaries of all material permits and other governmental authorizations required under any Environmental Laws and material compliance with the terms and conditions thereof. Neither Activision nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that Activision or any of its Subsidiaries is not in such compliance, in all material respects, with any Environmental Laws, and, to Activision's Knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with such compliance in the future.

        (b)   There is no material Environmental Claim pending or, to the Knowledge of Activision, threatened against Activision or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim either Activision or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

        (c)   Except as would not reasonably be expected to result, individually or in the aggregate, in an Activision Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Materials of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against Activision or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Activision or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

        (d)   Activision has made available to Vivendi all material environmental assessments, reports, data, results of investigations, audits and other material documents in the possession or control of Activision or any of its Subsidiaries regarding environmental matters pertaining to the environmental condition of any real properties owned or operated by Activision or any of its Subsidiaries, any Environmental Claims respecting Activision or any of its Subsidiaries, or the noncompliance by Activision or any of its Subsidiaries with any Environmental Laws.

        (e)   To the Knowledge of Activision, neither Activision nor any of its Subsidiaries is required by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, to perform a site assessment for Materials of Environmental Concern.

        Section 4.17    State Takeover Statutes.

        No "fair price," "business combination," "moratorium," "control share acquisition" or other similar anti-takeover statute, including Section 203 of the DGCL, is applicable to the Transactions, except for such statutes or regulations as to which all necessary action has been taken by Activision and its board of directors, to permit the consummation of the Transactions in accordance with the terms hereof. Activision has taken all necessary action, including executing the Rights Plan Amendment, to render the Rights Plan inapplicable to this Agreement and the transactions contemplated hereby. The Rights Plan, as so amended, has not been further amended or modified. Copies of all such amendments to the Rights Plan have been made available to Vivendi.

        Section 4.18    Intellectual Property.

        (a)   As used in this Agreement, the following terms shall have the meanings indicated below:

          (i)    "Intellectual Property" shall mean any and all worldwide intellectual property and intellectual property rights, including (A) all patents and applications therefor and all reissues, divisionals, renewals, extensions, provisionals, substitutions, extensions, continuations, and continuations-in-part thereof, (B) all inventions, patent disclosures, trade secrets, confidential information, know-how, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, and designs, (C) all trade names, logos, slogans, trade dress, common law trademarks and service marks, and all similar designations of source or origin, together with the goodwill symbolized by the foregoing, and all registrations and applications therefor, (D) Internet domain names, (E) all copyrights and copyrightable subject matter, copyright registrations and applications therefor, (F) all computer software, including all source code, object code, firmware, and development tools, game engines, game rules, scripts, voice-overs, characters, images, drawings, graphics, files, records and data, and all technology and technical data supporting the foregoing, (G) all intellectual property rights in prototypes, all databases and data collections and all rights therein, and (H) all moral or economic rights of authors and inventors, and (I) all rights in the foregoing and in other similar intangible assets.

          (ii)   "Activision IP Rights" shall mean (i) any and all Intellectual Property used in the conduct of the business of Activision and its Subsidiaries as currently conducted by Activision or any of its Subsidiaries and (ii) any and all other Intellectual Property owned by Activision and its Subsidiaries.

          (iii)  "Activision-Owned IP Rights" shall mean Activision IP Rights that are owned by Activision or any of its Subsidiaries.

          (iv)  "Activision Products" shall mean collectively (A) all products and services that are currently being published, marketed, licensed, sold, distributed or performed by or on behalf of Activision or any Activision Subsidiary and (B) all products or services currently under development by Activision or any Activision Subsidiary or that Activision or any of its Subsidiaries are contractually obligated to develop.

          (v)   "Activision Registered Intellectual Property" shall mean all United States, international and foreign (A) patents and patent applications, (B) registered trademarks and applications to register trademarks, including intent-to-use applications, (C) registered Internet domain names, and (D) registered copyrights and applications for copyright registration, in each case of (A) through (D) that are owned by, registered to, or filed in the name of, Activision or any of its Subsidiaries.

          (vi)  "Activision Source Code" shall mean any software source code for any Activision-Owned IP Rights or Activision Products.

          (vii) "Third Party Intellectual Property Rights" shall mean any Intellectual Property owned by a third party.

        (b)   Activision and the Activision Subsidiaries (i) own and have independently developed or acquired or (ii) have the valid right or license (exclusive or non-exclusive, as applicable) to, all material Activision IP Rights. The Activision IP Rights are sufficient for the conduct of the business of Activision and the Activision Subsidiaries as currently conducted.

        (c)   Neither Activision nor any of its Subsidiaries has transferred ownership of any material Activision-Owned IP Rights to any third party or allowed any material Intellectual Property for which Activision or the Activision Subsidiaries have submitted an application or obtained a registration to lapse, other than through the expiration of Activision Registered Intellectual Property at the end of its maximum statutory term or otherwise in the ordinary course of business using reasonable business judgment.

        (d)   Activision and the Activision Subsidiaries own and have valid and exclusive title to each item of Activision-Owned IP Rights and each item of material Activision Registered Intellectual Property, free and clear of any Liens (excluding any rights granted under any license or distribution agreements entered into in the ordinary course of business consistent with past practice). The right, license and interest of Activision or an Activision Subsidiary in and to all Third Party Intellectual Property Rights licensed by Activision or an Activision Subsidiary from a third party are free and clear of all Liens (excluding restrictions contained in the applicable license agreements with such third parties).

        (e)   Neither the execution and delivery or effectiveness of this Agreement nor the performance of Activision's or Merger Sub's obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Activision-Owned IP Right, or impair the right of Activision or any Activision Subsidiary to use, own, sell or license any Activision-Owned IP Right.

        (f)    Section 4.18(f) of the Activision Disclosure Schedule lists all Activision Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed.

        (g)   Each item of Activision Registered Intellectual Property is subsisting (or in the case of applications, applied for); all registration, maintenance and renewal fees due within four (4) months from the date of this Agreement in connection with such Activision Registered Intellectual Property have been or will be timely paid; and all documents, recordations and certificates in connection with such Activision Registered Intellectual Property required to be filed within four (4) months from the date of this Agreement have been or will be timely submitted to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Activision Registered Intellectual Property and recording Activision's and its Subsidiaries' ownership interests therein.

        (h)   Neither Activision nor any Activision Subsidiary is, or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Activision's or Merger Sub's obligations under this Agreement, in breach of any Contract relating to or providing for any material Activision IP Rights ("Activision IP Rights Agreements"), and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of or acceleration of any payments with respect to the Activision IP Rights Agreements, or give any non-Activision party to any Activision IP Rights Agreement the right to do any of the foregoing. Following the Closing, Activision or its Subsidiaries will be entitled to exercise all of Activision's and its Subsidiaries' rights under the Activision IP Rights Agreements to the same extent Activision and the Activision Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Activision or any of its Subsidiaries would otherwise be required to pay.

        (i)    To Activision's Knowledge, there is no infringement or other violation of any Activision-Owned IP Rights by any third party, including any employee or former employee of Activision or any Activision Subsidiary, that would reasonably be expected to have, individually or in the aggregate, an Activision Material Adverse Effect. Within the past three (3) years, neither Activision nor any Activision Subsidiary has initiated any lawsuits for infringement or other violation of any Activision IP Rights.

        (j)    In the past three (3) years, neither Activision nor any Activision Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of Activision, threat) that involves a claim of infringement or other violation of any Third Party Intellectual Property right or which contests the validity or ownership of Activision or any Activision Subsidiary to exercise any Intellectual Property right, other than such suits, actions or proceedings as would not reasonably be expected to have, individually or in the aggregate, an Activision Material Adverse Effect.

        (k)   The operation of the business of Activision and the Activision Subsidiaries as such business is currently conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision or use of any Activision Product and (ii) Activision's or any Activision Subsidiary's use of any product, device or process used in the business of Activision or the Activision Subsidiaries as currently conducted, does not infringe or otherwise violate any Third Party Intellectual Property, except, with respect to clause (ii) above, as would not reasonably be expected to have, individually or in the aggregate, an Activision Material Adverse Effect.

        (l)    Other than as would not reasonably be expected to have an Activision Material Adverse Effect, none of the Activision-Owned IP Rights, the Activision Products, Activision or any of the Activision Subsidiaries is, or in the past three (3) years has been, subject to any judicial or governmental proceeding or Order restricting the use by Activision or any of its Subsidiaries of any material Activision-Owned IP Right or any Activision Product.

        (m)  No current or former partner, director, stockholder, officer, or employee of Activision or its Subsidiaries does now, or will, after giving effect to the Transactions contemplated hereby, own or retain any rights to use any of the material Activision-Owned IP Rights.

        (n)   Except as would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect, to Activision's Knowledge, no current or former employee, consultant or independent contractor of Activision or any Activision Subsidiary (i) is in violation of any term or covenant of any contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, Activision or any Activision Subsidiary or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Activision or any Activision Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

        (o)   Activision and the Activision Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all commercially valuable confidential or non-public information included in the Activision IP Rights ("Activision Confidential Information"). Except as would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect, all use, disclosure or appropriation of Activision Confidential Information owned by Activision or any Activision Subsidiary by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between Activision or an Activision Subsidiary and such third party. Except as would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect, all use, disclosure or appropriation of Activision Confidential Information by Activision and the Activision Subsidiaries not owned by Activision or any Activision Subsidiary has been pursuant to the terms of a written agreement between Activision or such Activision Subsidiary and the owner of such Activision Confidential Information, or is otherwise lawful.

        (p)   Except as would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect: (i) neither Activision nor any Activision Subsidiary nor, to Activision's Knowledge, any other person then acting on their behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of any Activision Source Code; (ii) to Activision's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Activision or any Activision Subsidiary or any person then acting on their behalf to any person of any Activision Source Code; and (iii) there are no contracts pursuant to which Activision or any Activision Subsidiary has deposited, or may be required to deposit, with an escrow holder or any other person, any of the Activision Source Code.

        (q)   To Activision's Knowledge, no software used in the business of Activision is subject to the terms of any "open source," "copyleft" or other similar license that requires, as a condition of modification or distribution of software subject to such license, that (i) such software or other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software or other software combined or distributed with such software and any associated intellectual property be licensed on a royalty-free basis (including for the purpose of making additional copies or derivative works).

        Section 4.19    Absence of Indemnifiable Claims.

        There are no pending claims and, to Activision's Knowledge, no facts that would reasonably entitle any director or officer of Activision or its Subsidiaries to indemnification by Activision or its

Subsidiaries under applicable Law, the certificate of incorporation or bylaws of Activision or its Subsidiaries, any insurance policy maintained by Activision or its Subsidiaries or any indemnity agreements of Activision or similar agreements to which Activision or any of its Subsidiaries is a party or by which any of its properties or assets is bound.

        Section 4.20    Opinion of Financial Advisor.

        Activision has received the opinion of Allen & Company LLC (the "Activision Financial Advisor"), dated the date of this Agreement, to the effect that, as of the date of this Agreement, taking into account the transactions contemplated by this Agreement as a whole, the Per Share Transaction Price of the Share Purchase, the Exchange Ratio and the Per Share Transaction Price of the Tender Offer are fair from a financial point of view to Activision and its stockholders, and Activision has made available to Vivendi a true, correct and complete copy of such opinion.

        Section 4.21    Board Approval.

        The Board of Directors of Activision and Merger Sub, at a meeting duly called and held, has, by unanimous vote of those directors present, (a) subject to the terms of Section 6.4 hereof, determined that this Agreement, the Ancillary Agreements to which it is a party and the Transactions and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Activision and its stockholders, (b) approved this Agreement and the Ancillary Agreements to which it is a party, and (c) subject to the terms of Section 6.4 hereof, determined to recommend that the principal terms of this Agreement and the Transactions be approved by the holders of Activision Common Stock.

        Section 4.22    Voting Requirements.

        The affirmative vote of a majority of the votes cast at the meeting of Activision's stockholders to be held in connection with the Transactions (the "Activision Stockholder Meeting") or any adjournment or postponement thereof to approve the principal terms of this Agreement and the Transactions is the only vote of the holders of any class or series of capital stock of Activision necessary to adopt this Agreement and the Ancillary Agreements and approve the transactions contemplated hereby and thereby.

        Section 4.23    Brokers and Finders.

        No broker, investment banker, financial advisor or other Person, other than the Activision Financial Advisor, the fees and expenses of which will be paid by Activision (as reflected in an agreement between such firm and Activision, a copy (or a description of the material terms) of which has been delivered to Vivendi), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Activision or any of its Subsidiaries.

        Section 4.24    Information Supplied.

        None of the information supplied or to be supplied by or on behalf of Activision specifically for inclusion or incorporation by reference in (i) the Proxy Statement will, at the date it is first mailed to the stockholders of Activision and at the time of the Activision Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) if a Form S-4 is required to be filed with the SEC by Activision in connection with the issuance of shares of Activision Common Stock in the Transactions, the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation or warranty is made by

Activision with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Vivendi or Games specifically for inclusion or incorporation by reference in the Proxy Statement or the Form S-4. Each of the Proxy Statement and Form S-4, if applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

        Section 4.25    Interim Operations of Merger Sub.

        Merger Sub was formed solely for the purpose of consummating the Merger pursuant to this Agreement and has not conducted and will not conduct any activities other than the execution of this Agreement and the consummation of the Merger.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF VIVENDI, VGAC LLC AND GAMES

        Except as set forth in the disclosure schedule delivered by Games to Activision dated as of the date hereof (the "Games Disclosure Schedule"), which Games Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided that any disclosure in the Games Disclosure Schedule, relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other sections or subsections), Vivendi, VGAC LLC and Games represent and warrant to Activision and Merger Sub as follows:

        Section 5.1    Organization.

        Each of Vivendi, VGAC LLC and Games (i) is a corporation duly incorporated or an entity duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect. Games has made available to Activision complete and correct copies of its certificate of incorporation and bylaws and all the amendments thereto, as currently in effect.

        Section 5.2    Capitalization.

        (a)   The authorized capital stock of Games consists 100,000 shares of Games Common Stock and zero shares of preferred stock, par value $0.01 per share, of Games ("Games Preferred Stock"). As of November 26, 2007, (i) 800 shares of Games Common Stock were issued and outstanding and (ii) no shares of Games Preferred Stock were issued and outstanding. All of the issued and outstanding shares of capital stock of Games are owned, beneficially and of record, by VGAC LLC. All of the outstanding shares of capital stock of Games have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in Games, (ii) securities of Games or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in Games, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Games or any its Subsidiaries, or obligations of Games or any Games Subsidiary to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, Games, or obligations of Games or any Games Subsidiary to grant, extend or enter into any such agreement or commitment or

(iv) obligations of Games or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Games, or to vote or to dispose of any shares of capital stock of Games.

        (b)   The authorized capital stock of Blizzard consists 100,000,000 shares of Blizzard Stock. As of November 30, 2007, 100,000,000 shares of Blizzard Stock were issued and outstanding and, except as described in the next two sentences, were owned beneficially and of record by Games. Upon the issuance of shares of Blizzard Stock pursuant to awards made under the Blizzard Equity Plan, shares of Blizzard Stock are effectively transferred from Games to the applicable award recipient. As of November 30, 2007, 1,335,611 shares of Blizzard Restricted Stock were issued and outstanding and 1,944,000 shares of Blizzard Stock were issuable in respect of outstanding Blizzard Options awarded under the Blizzard Equity Plan. All of the outstanding shares of capital stock of Blizzard have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in Blizzard, (ii) securities of Blizzard or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in Blizzard, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Blizzard or any its Subsidiaries, or obligations of Blizzard or any of its Subsidiaries to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, Blizzard, or obligations of Blizzard or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of Blizzard or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Blizzard, or to vote or to dispose of any shares of capital stock of Blizzard.

        (c)   Section 5.2(c) of the Games Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of November 30, 2007, held outstanding Blizzard Options or Blizzard Restricted Stock under the Blizzard Equity Plan, indicating, with respect to each then outstanding Blizzard Option, Blizzard Restricted Stock grant to any employee, director or consultant of Blizzard, Games or their respective Subsidiaries, the type of award granted, the number of shares of stock subject to such option or restricted stock grant, the name of the plan under which such option or restricted stock grant was granted, the exercise price, date of grant, vesting schedule and expiration date thereof, including to the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such option or restricted stock grant will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Transactions. Each option or similar arrangement has been granted with an exercise price equal to or greater than the fair market value of the Blizzard Stock determined pursuant to and in accordance with the applicable Blizzard Equity Plan on the date of grant. Games has made available to Activision true, complete and correct copies of all Blizzard Equity Plans, and the forms of all stock option and/or restricted stock grant agreements evidencing outstanding options or restricted stock grants.

        (d)   There are no voting trusts or other agreements or understandings to which Games or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of Games or any of its Subsidiaries. No agreement or other document grants or imposes on any shares of the capital stock of Games any right, preference, privilege or transfer restrictions with respect to the transactions contemplated by this Agreement (including any rights of first refusal).

        Section 5.3    Subsidiaries.

        (a)   Each Subsidiary of Games is a corporation duly incorporated or an entity duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect. Games has made available to Activision complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each material Subsidiary, and all amendments thereto, as currently in effect.

        (b)   All of the outstanding shares of capital stock of, or other ownership interests in, each Games Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive or similar rights. Other than with respect to the Blizzard Options and Blizzard Restricted Stock issued under the Blizzard Equity Plan, all of the outstanding capital stock or securities of, or other ownership interests in, each of the Games Subsidiaries, is owned, directly or indirectly, by Games, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests). Other than with respect to the Blizzard Options and Blizzard Restricted Stock issued under the Blizzard Equity Plan, there are no outstanding (i) shares of capital stock, debt securities or voting securities or other ownership interests of any Games Subsidiary, (ii) securities of Games or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in any Games Subsidiary, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Games or any of its Subsidiaries, or obligations of Games or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Games Subsidiary, or obligations of Games or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of Games or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities or other ownership interests of any Games Subsidiary, or to vote or to dispose of any shares of the capital stock or other ownership interests of any Games Subsidiary.

        (c)   Section 5.3(c) of the Games Disclosure Schedule lists (i) each Games Subsidiary, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office. Except for the capital stock of its Subsidiaries and as set forth in Section 5.3(c) of the Games Disclosure Schedule, Games does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

        Section 5.4    Authority.

        Each of Vivendi, VGAC LLC and Games has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each of Vivendi, VGAC LLC and Games of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Vivendi, VGAC LLC and Games of the Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Vivendi and Games and no other proceedings on the part of Vivendi, VGAC LLC or Games are necessary to authorize this Agreement or any Ancillary Agreement or to consummate such transactions. This Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by each of Vivendi, VGAC LLC and Games and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of each of Vivendi, VGAC LLC and Games, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        Section 5.5    Consents and Approvals; No Violations.

        (a)   The execution and delivery by each of Vivendi, VGAC LLC and Games of this Agreement and the Ancillary Agreements to which it is a party do not, the execution and delivery by Vivendi, VGAC LLC or Games of any instrument required hereby or thereby to be executed and delivered at the Closing will not, and the performance by Vivendi, VGAC LLC and Games of their agreements and obligations under this Agreement and the Ancillary Agreements will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any Foreign Antitrust Laws, (iii) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have a Games Material Adverse Effect.

        (b)   The execution and delivery by each of Vivendi, VGAC LLC and Games of this Agreement and the Ancillary Agreements to which it is a party do not, the execution and delivery by Vivendi, VGAC LLC and Games of any instrument required hereby or thereby to be executed and delivered by either of them at the Closing will not, and the performance by each of Vivendi, VGAC LLC and Games of its agreements and obligations under this Agreement and the Ancillary Agreements will not, (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws (or any similar organizational documents) of Vivendi, VGAC LLC or Games or any of Games Subsidiaries, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Vivendi, VGAC LLC, Games or any of Games Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Vivendi, VGAC LLC, Games or any of the Games Subsidiaries is a party or by which any of its properties or assets is bound or (iii) violate any Order or Law applicable to Vivendi, VGAC LLC, Games or any of the Games Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect.

        Section 5.6    Books and Records.

        The books, accounts and records of Games and each of its Subsidiaries are, and have been, in all material respects, maintained in Games' and its Subsidiaries' usual, regular and ordinary manner, in accordance with GAAP, as applicable, and all material transactions to which Games or any of its Subsidiaries is or has been a party are properly reflected therein.

        Section 5.7    Financial Statements.

        (a)   Copies of the audited consolidated balance sheet of Games and its Subsidiaries as at December 31, 2005 and 2006 and the related audited consolidated statements of income, retained earnings, stockholders' equity and changes in financial position of Games and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Games' independent auditors (collectively referred to as the "Audited Financial Statements") and the unaudited consolidated balance sheet of Games and its Subsidiaries as at June 30, 2007, and the related consolidated statements of income, retained earnings, stockholders' equity and changes in financial position of Games and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the "Interim Financial Statements" and, together with the Audited Financial Statements, the "Games Financial Statements") are attached hereto in Section 5.7(a) of the Games

Disclosure Schedule. Each of the Games Financial Statements (i) has been prepared based on the books and records of Games and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the consolidated financial position of Games and its consolidated Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the periods then ended, except that the Interim Financial Statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. Since January 1, 2005, there has been no material change in Games' accounting methods or principles that would be required to be disclosed in the Games Financial Statements in accordance with GAAP, except as described in the notes thereto.

        (b)   Games maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) access to assets is permitted only in accordance with management's general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        Section 5.8    Absence of Games Material Adverse Effect.

        Since December 31, 2006, there have not been any events that have had, or would reasonably be expected to have, individually or in the aggregate, a Games Material Adverse Effect.

        Section 5.9    No Undisclosed Liabilities.

        Neither Games nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for (including any liability for breach of Contract, breach of warranty, torts, infringements, claims or lawsuits), which, individually or in the aggregate, have had, or would reasonably be expected to have, a Games Material Adverse Effect.

        Section 5.10    Benefit Plans, Employees and Employment Practices.

        (a)   Section 5.10(a) of the Games Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (referred to herein as "Games Pension Plans"), material "employee welfare benefit plans" (as defined in Section 3(1) of ERISA and referred to herein as "Games Welfare Plans") and each other material "Games Benefit Plan" (defined herein as any Games Pension Plan, Games Welfare Plan, Blizzard Equity Plan, and any other plan, fund, program, policy, practice, arrangement or agreement (including any employment agreement) to provide medical, health, disability or life insurance, bonus, incentive compensation, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, profit sharing, severance, change in control, salary continuation, termination pay, vacation, sick leave, incentive insurance, fringe or other benefits) maintained, established, sponsored, participated in, contributed to, or required to be contributed to, by Vivendi, Games or any of its Subsidiaries, or, with respect to Games Pension Plans for which any liability to Games could reasonably be expected to arise under Title IV of ERISA, its ERISA Affiliates for the benefit of (1) any current independent contractors, consultants, agents, employees, officers or directors of Games or any of its Subsidiaries or, with respect to Games Pension Plans for which any liability to Games could reasonably be expected to arise under Title IV of ERISA, its ERISA Affiliates and/or (2) any former independent contractors, consultants, agents, employees, officers or directors of Games or any of its Subsidiaries or, with respect to Games Pension Plans for which any liability to Games could reasonably be expected to arise under Title IV of ERISA, its ERISA Affiliates who still have benefits payable by Games or any of its Subsidiaries, or, with respect to Games Pension Plans for which any liability to Games could reasonably be expected to arise under

Title IV of ERISA, its ERISA Affiliates, or with respect to which Games or any of its Subsidiaries or, with respect to Games Pension Plans for which any liability to Games could reasonably be expected to arise under Title IV of ERISA, its ERISA Affiliates, has or may have any liability (contingent or otherwise). Games has made available to Activision true, complete and correct copies of (i) each Games Benefit Plan, including all amendments thereto (or, in the case of any unwritten Games Benefit Plans, descriptions thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to each Games Benefit Plan (if any such report was required) with all required attachments, (iii) the most recent summary plan description and all subsequent summaries of material modifications for each Games Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity Contract and other documents relating to the funding or payment of benefits relating to any Games Benefit Plan, (v) the most recent determination letter from the IRS, if any and (vi) copies of the actuarial reports, if any, with respect to each Games Benefit Plan for the last three (3) plan years ending prior to the date of this Agreement. To Games' Knowledge, each Games Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no amendments to any Games Benefit Plan, except where required by applicable Law, or the establishment of any new Games Benefit Plan, that have been adopted or approved nor has Games or any of its Subsidiaries undertaken or committed to make any such amendments or to adopt or approve any new plans.

        (b)   All Games Pension Plans listed in Section 5.10(b) of the Games Disclosure Schedule have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Games Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Games Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that could reasonably be expected to adversely affect its qualification or materially increase its costs, and no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualification of any Games Pension Plan or the related trust. No trust funding any Games Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

        (c)   There does not exist any Controlled Group Liability that would reasonably be expected to be a material liability (contingent or otherwise) of Games or of any of its Subsidiaries following the Closing.

        (d)   With respect to any Games Welfare Plan, (i) no such Games Welfare Plan is funded through a "welfare benefits fund," as such term is defined in Section 419(e) of the Code, (ii) no such Games Welfare Plan is self insured, and (iii) each such Games Welfare Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code complies, in all material respects, with the applicable requirements of Section 4980B(f) of the Code.

        (e)   None of Vivendi, Games, any of their Subsidiaries, or any Person acting on behalf of Games or its Subsidiaries has made or entered into any legally binding commitment (including loans) with, any current or former directors, officers, employees, consultants or independent contractors of Games or any of its Subsidiaries to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Games Benefit Plans or under any other plan or arrangement will be enhanced or accelerated (other than in connection with employment agreements that, by their terms, provide for any such enhancements or acceleration), (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Games Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, or (iv) any plans or arrangements provided by Activision will be made available to such employees.

        (f)    None of Vivendi, Games, any of their Subsidiaries has or is reasonably expected to have any liability for life, health, medical or other welfare benefits for former directors, officers, employees, consultants, or independent contractors of Games or any of its Subsidiaries or beneficiaries or dependents thereof with coverage or benefits under Games Benefit Plans other than Games Pension Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or any other similar Law.

        (g)   All contributions or premiums owed by Vivendi, Games or any of their Subsidiaries with respect to Games Benefit Plans under Law, Contract or otherwise have in all material respects been made in full and on a timely basis and Games or its Subsidiaries are not obligated to contribute with respect to any Games Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Games Benefit Plans have in all material respects been paid when due.

        (h)   No Games Pension Plan or Games Welfare Plan or, to Vivendi or Games' Knowledge, any "fiduciary" or "party-in-interest" (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exemption is not available that could reasonably be expected to result in a material liability.

        (i)    There are no pending or, to Vivendi or Games' Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Games Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, Vivendi, Games, any of their Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a Games Benefit Plan that could reasonably be expected to result in a material liability, other than routine claims for benefits.

        (j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of Games or any of its Subsidiaries, (ii) cause or result in the funding of any Games Benefit Plan or (iii) cause or result in a limitation on the right of Games or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Games Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by Vivendi, Games or any of their Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code (or any of the rules, regulations or guidance promulgated thereunder).

        (k)   No amounts payable under any of the Games Benefit Plans or any other contract, agreement or arrangement with respect to which Games or any of its Subsidiaries may have any liability could reasonably be expected to fail to be deductible for federal income tax purposes by virtue of Section 162(m) of the Code.

        (l)    Each Games Benefit Plan that provides for deferred compensation plan (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

        (m)  With respect to each Games Benefit Plan that is subject to the Laws of relevant jurisdictions other than the United States (each, a "Games Foreign Plan"): (i) each Games Foreign Plan is in compliance in all material respects with the applicable provisions of the Laws and regulations applicable to such Games Foreign Plan; (ii) each Games Foreign Plan has been administered at all times and in all material respects in accordance with its terms; (iii) there are no material pending investigations by any Governmental Entity involving any Games Foreign Plan, and no material pending claims (except for claims for benefits payable in the normal operation of the Games Foreign Plans), suits or proceedings against any Games Foreign Plan or asserting any rights or claims to benefits under any Games Foreign Plan; (iv) the transactions contemplated by this Agreement, by themselves or in conjunction with any other transactions, do not create or otherwise result in any obligation to consult with any Person, or any material liability, accelerated payment or any enhanced benefits with respect to any Games Foreign Plan and (v) all liabilities with respect to each Games Foreign Plan have been funded in all material respects in accordance with the terms of such Games Foreign Plan and have been properly reflected in the financial statements of Games and its Subsidiaries.

        Section 5.11    Employment and Labor.

        (a)   To Games' Knowledge, no officer or employee of, or consultant to, Games or any of its Subsidiaries whose annual salary exceeds $200,000 is, or has been, in material violation of any term of any Contract relating to employment, consulting, proprietary information, nondisclosure, noncompetition, nonsolicitation or any other Contract including, without limitation, those matters relating to (i) the relationship of any such officer, employee or consultant with Games or any of its Subsidiaries or with any other party or (ii) unfair competition, trade secrets or proprietary information, and to Games' Knowledge, the continued employment or engagement of Games' or its Subsidiary's officers, employees and consultants does not subject Games or any of its Subsidiaries to any material liability with respect to any of the foregoing matters. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which Games or any of its Subsidiaries is a party or is bound or pertains to any of the employees of Games or any of its Subsidiaries, except for such breaches or violations which would not reasonably be expected to have, individually or in the aggregate, a Games Material Adverse Effect. Any notice of the transactions contemplated hereby that is required by any Law or collective bargaining agreement has been given, and any and all bargaining obligations have been, or prior to the Closing will be, satisfied. Games and its Subsidiaries, as applicable, have obtained the consent or opinion of any labor union, trade union, labor organization or works council as may be required by applicable Law in connection with the signing of this Agreement.

        (b)   No executive, officer or key employee of Games or any of its Subsidiaries, and no group of employees of Games or any of its Subsidiaries, has, within the last 18 months, terminated, or to the Knowledge of Games, has any plans to terminate, employment with Games or any of its Subsidiaries, whether on account of the transactions contemplated by this Agreement or for any other reason.

        (c)   Games and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, employee organization, trade union or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor related agreements or arrangements that pertain to any of the employees of Games or its Subsidiaries; and no employees of Games or its Subsidiaries are represented by any labor union, labor organization, trade union or works council with respect to their employment with Games or its Subsidiaries. There are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations, material grievances or other labor disputes pending or, to Games' Knowledge, threatened against or affecting Games or any of its Subsidiaries nor have any such events occurred in the past three (3) years. No labor union, labor organization, trade union, works council, or group of employees of Games or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened orally or in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To Games' Knowledge, there are no labor organizing efforts presently being made involving any of the presently unorganized employees of Games or its

Subsidiaries nor have any such events occurred in the past three (3) years. Neither Games nor its Subsidiaries, nor, to Games' Knowledge, their respective employees, agents or representatives, has committed an unfair labor practice as defined in the National Labor Relations Act or other applicable Law. Neither Games nor its Subsidiaries is the subject of any proceeding asserting that any of them has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There are no pending or, to Games' Knowledge, threatened complaints, charges, claims, grievances or arbitration proceedings against Games or any of its Subsidiaries brought or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the application for employment, employment or termination of employment of any applicants, current or former employees or other persons providing services to or on behalf of Games or any of its Subsidiaries. Neither Games nor its Subsidiaries is a party to, or otherwise bound by, any Order relating to employees or employment practices.

        (d)   To Games Knowledge, Games and each of its Subsidiaries are, and have been, in material compliance with all Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including, without limitation, all such Laws and Orders relating to the terms and conditions of employment, discrimination, disability rights or benefits, equal opportunity, affirmative action, plant closures or layoffs, labor relations, unemployment insurance, civil rights, safety and health, workers' compensation, wages and hours of work, overtime classification, child labor, immigration, employment standards, including, without limitation, the WARN Act, Title VII of the Civil Rights Act of 1964, California Fair Employment and Housing Act, Age Discrimination in Employment Act, Americans with Disabilities Act, the Fair Labor Standards Act, the California Labor Code, Equal Pay Act, Family and Medical Leave Act and California Family Rights Act.

        (e)   Games has listed all personnel manuals and handbooks, and all material policies, rules or procedures applicable to employees of Games or any of its Subsidiaries in Section 5.11(e) of the Games Disclosure Schedule and made available true and complete copies thereof to Activision.

        (f)    No Governmental Entity responsible for the enforcement of any immigration, child labor, worker health and safety, occupational safety and health, wages and hours of work, labor or employment Laws of any sort is conducting, or to the Knowledge of Games, intends to conduct an investigation with respect to or relating to Games or any of its Subsidiaries.

        (g)   Neither Games nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act. Section 5.11(g) of the Games Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an "employment loss" (as defined in the WARN Act) at any site of employment or facility of Games or any of its Subsidiaries during the 90-day period prior to the date of this Agreement. Section 5.11(g) of the Games Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

        Section 5.12    Contracts.

        (a)   Section 5.12(a) of the Games Disclosure Schedule specifically identifies (by the applicable letter subsection set forth below) each Contract to which Games or any Games Subsidiary is a party or bound that constitutes a Games Material Contract as of the date hereof. The term "Games Material Contract" shall include each of the following:

          (i)    any Contract generating, or that is reasonably likely to generate, over the twelve month period from the date of this Agreement, more than $17,500,000 in revenues for Games or such Games Subsidiary;

          (ii)   any Contract with any director, officer, employee or consultant that would require Games or any Games Subsidiary to make any payments or enhance benefits, including accelerating vesting, in connection with the Transactions, or upon termination of employment, but excluding any Contract (A) that is terminable at-will or, in the case of consultants, with 30 or fewer days of notice by Games or any of the Games Subsidiaries without cost, liability or financial obligations (other than accrued regular compensation and benefits through the date of termination, including any such notice period) or (B) under which Games is obligated to pay less than $500,000;

          (iii)  any agreement (A) of indemnification or (B) that guarantees the obligations of any Person (other than Games or any Games Subsidiary), other than, in each case, standard indemnification or guaranty provisions in contracts entered into by Games or any Games Subsidiary in the ordinary course of business consistent with past practice;

          (iv)  any Contract (x) containing any covenant limiting in any material respect the right of Games or any of the Games Subsidiaries to (A) engage, participate or compete in any line of business, market or geographic area, (B) develop, market or distribute products or services, (C) solicit the employment of, or hire, any person, or (D) compete with any person, or (y) granting any exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, "most favored nation" rights, rights of first negotiation or other exclusive rights and/or similar terms to any person, but in each case excluding (1) agreements granting distributors exclusive rights that are terminable by Games or the applicable Subsidiary within one year from the date of this Agreement without penalty and (2) Contracts containing limitations that are not material to Games or any Games Subsidiary or do not limit Games' ability to develop or market additional products or titles;

          (v)   any lease for real or personal property in which the amount of payments that Games or any of the Games Subsidiaries is required to make exceeds (A) $7,000,000 on an annual basis or (B) $25,000,000 over the remainder of the term of such lease;

          (vi)  any Contract pursuant to the express terms of which Games or any of the Games Subsidiaries is currently obligated to pay in excess of $15,000,000 in any one-year period or $30,000,000 over the remainder of the term of such Contract and which is not terminable by Games or the Games Subsidiaries without penalty upon notice of ninety (90) days or less;

          (vii) any Contract currently in force relating to: (A) the acquisition by Games or any of the Games Subsidiaries after the date hereof of assets with a book value exceeding $50,000,000; (B) the disposition by Games or any of the Games Subsidiaries after the date hereof of assets with a book value exceeding $15,000,000 (other than sales of inventory not in excess of $30,000,000); or (C) the acquisition or disposition by Games or any of its Subsidiaries after the date hereof of an entity in which Games or any of the Games Subsidiaries has any material ownership interest, including any corporation, partnership, joint venture or other business enterprise;

          (viii)  any material Contract pursuant to which Games or any Games Subsidiary is a licensor of Intellectual Property or agrees to encumber, assign or sell rights in or with respect to any material Games IP Rights, except for Contracts entered into by Games or any Games Subsidiary in the ordinary course of business consistent with past practice;

          (ix)  any joint venture contract or any other agreement that involves a sharing of revenues in excess of $2,500,000 in any one-year period, or involves a sharing of profits, cash flows, expenses or losses, with other persons or the payment of royalties to any other person other than (A) licenses entered into in the ordinary course of business, (B) portal, carrier or bounty agreements that provide for sharing of profits or revenue, and (C) Contracts identified in Section 5.12(a) of the Games Disclosure Schedule;

          (x)   any Contract containing a "standstill" provision with respect to any equity securities of Games;

          (xi)  any Contract not in the ordinary course of business under which Games or any Games Subsidiary is obligated to provide consulting services, development services, professional services or support services (other than maintenance and support customer contracts on Games' standard, unmodified forms), in each case excluding (A) Contracts that are terminable by Games or a Games Subsidiary on notice of thirty (30) days or less without penalty in excess of $250,000 and without any ongoing material obligations, and (B) contracts that generated less than $250,000 in revenue to Games during the 12 months preceding the date of this Agreement;

          (xii) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Games or any of the Games Subsidiaries in an aggregate principal amount in excess of $2,500,000 is outstanding or may be incurred on the terms thereof and the respective principal amounts currently outstanding thereunder as of the date hereof (other than agreements for indebtedness owed to Games or any of its Subsidiaries);

          (xiii)  any Contract between Games or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than Affiliates that are Games or any of its Subsidiaries), on the other hand, other than license agreements entered into in the ordinary course of business; or

          (xiv) any other Contract not listed in subsections (i)-(xiii) that individually provides for payments to or by Games or any Games Subsidiaries in excess of $15,000,000 in any one year period or in excess of $30,000,000 over the remainder of the term of such Contract, or pursuant to which Games or any Games Subsidiaries have been paid, or expects to be paid, more than $20,000,000 in any consecutive 12-month period, or is otherwise material to Games or the Games Subsidiaries or their respective businesses, operations, financial condition, properties or assets (other than employee offer letters in the ordinary course of business consistent with past practice).

        (b)   Games has made available to Activision true, correct and complete copies of each Games Material Contract. Each Games Material Contract is (i) valid and binding on Games and each Games Subsidiary party thereto and, to Game's Knowledge, each other party thereto and (ii) in full force and effect. Games and each Games Subsidiary has in all material respects performed all material obligations required to be performed by it to the date hereof under each Games Material Contract and, to Game's Knowledge, each other party to each Games Material Contract has in all material respects performed all material obligations required to be performed by it under such Games Material Contract. As of the date hereof, none of Games or any Games Subsidiary has knowledge of, or has received written notice from the other contracting party of, any actual or alleged material violation or default under (or any condition that with the passage of time or the giving of notice or both would cause such a violation of or default under) any Games Material Contract. There exists no default or event of default with respect to Games or any Games Subsidiary or, to the Knowledge of Games, with respect to any other contracting party, which, with the giving of notice, or the lapse of time would reasonably be expected to (1) become a material default or event of default by Games or any Games Subsidiary under any Games Material Contract or (2) give any third party (A) the right to declare a material default by or against Games or any Games Subsidiary or exercise any remedy under any Games Material Contract, (B) the right to a change in delivery schedule under any Games Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of Games or any of its Subsidiaries under any Games Material Contract, or (D) the right to cancel, terminate or materially modify any Games Material Contract.

        Section 5.13    Litigation.

        There is no material suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to Games' Knowledge, threatened against Games or any of its Subsidiaries or their respective assets or properties or, to Game's Knowledge, for which Games or any of its Subsidiaries is obligated to indemnify a third party. Neither Games nor any of its Subsidiaries is subject to any outstanding material Order or Orders. There is no suit, claim, action, proceeding, arbitration or investigation pending or, to Game's Knowledge, threatened against Games or any of its Subsidiaries, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Transactions or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

        Section 5.14    Compliance with Applicable Law.

        (a)   Each of Games and its Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the "Games Permits"). Each of Games and its Subsidiaries are in material compliance with the terms of the Games Permits. The businesses of Games and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except to the extent such violations in the aggregate would not reasonably be expected to have a Games Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Games or any of its Subsidiaries is pending or, to Games' Knowledge, threatened, nor, to Games' Knowledge, has any Governmental Entity indicated an intention to conduct any such investigation or review.

        (b)   Neither Vivendi nor Games is an "investment company" under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.

        Section 5.15    Taxes and Tax Returns.

        (a)   Games and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by Games and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

        (b)   All material Taxes for which Games or any of its Subsidiaries is liable or are due and payable on or before the Closing Date have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with GAAP for the payment of all such Taxes (exclusive of deferred tax assets and deferred tax liabilities or similar items that reflect timing differences between tax and financial accounting principles) has been established on the Games Financial Statements. All liabilities for Taxes attributable to the period commencing on the date following the date of the most recent Games Financial Statements were incurred in the ordinary course of business.

        (c)   There are no liens for Taxes upon any property or assets of Games or any of its Subsidiaries, except for liens for real and personal property Taxes not yet due and payable.

        (d)   No Federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of Games or its Subsidiaries and to the Knowledge of Games, no such Audit is threatened in writing by any Tax Authority.

        (e)   There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against Games or any of its Subsidiaries.

        (f)    Neither Games nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of material Taxes other than any such agreement to which Games and any of its Subsidiaries are the exclusive parties.

        (g)   Neither Games nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which Vivendi HoldCo is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than Games or any of its Subsidiaries) under Treasury

Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

        (h)   Neither Games nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

        (i)    Neither Games nor any of its Subsidiaries has agreed or is required to include in income any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise.

        Section 5.16    Environmental Matters.

        (a)   Games and each of its Subsidiaries is in compliance, in all material respects, with all Environmental Laws, which compliance includes the possession by Games and each of its Subsidiaries of all material permits and other governmental authorizations required under any Environmental Laws and material compliance with the terms and conditions thereof. Neither Games nor any of its Subsidiaries has received any communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that Games or any of its Subsidiaries is not in such compliance, in all material respects, with any Environmental Laws, and, to Games' Knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with such compliance in the future.

        (b)   There is no material Environmental Claim pending or, to the Knowledge of Games, threatened against Games or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim either Games or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

        (c)   Except as would not reasonably be expected to result, individually or in the aggregate, in a Games Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against Games or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Games or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

        (d)   Games has made available to Activision all material environmental assessments, reports, data, results of investigations, audits and other material documents in the possession or control of Games or any of its Subsidiaries regarding environmental matters pertaining to the environmental condition of any real properties owned or operated by Games or any of its Subsidiaries, any Environmental Claims respecting Games or any of its Subsidiaries, or the noncompliance by Games or any of its Subsidiaries with any Environmental Laws.

        (e)   To the Knowledge of Games, neither Games nor any of its Subsidiaries is required by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, to perform a site assessment for Materials of Environmental Concern.

        Section 5.17    State Takeover Statutes.

        No "fair price," "business combination," "moratorium," "control share acquisition" or other similar anti-takeover statute, including Section 203 of the DGCL, is applicable to the Transactions, except for such statutes or regulations as to which all necessary action has been taken by Games and its board of directors, to permit the consummation of the Transactions in accordance with the terms hereof.

        Section 5.18    Intellectual Property.

        (a)   As used in this Agreement, the following terms shall have the meanings indicated below:

          (i)    "Games IP Rights" shall mean (i) any and all Intellectual Property used in the conduct of the business of Games and its Subsidiaries as currently conducted by Games or any of its Subsidiaries and (ii) any and all other Intellectual Property owned by Games and its Subsidiaries.

          (ii)   "Games-Owned IP Rights" shall mean Games IP Rights that are owned by Games or any of its Subsidiaries.

          (iii)  "Games Products" shall mean collectively (i) all products and services that are currently being published, marketed, licensed, sold, distributed or performed by or on behalf of Games or any Games Subsidiary and (ii) all products or services currently under development by Games or any Games Subsidiary or that Games or any of its Subsidiaries are contractually obligated to develop.

          (iv)  "Games Registered Intellectual Property" shall mean all United States, international and foreign (i) patents and patent applications (including provisional applications), (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered Internet domain names, and (iv) registered copyrights and applications for copyright registration, in each case of (i) through (iv) that is owned by, registered or filed in the name of, Games or any of its Subsidiaries.

          (v)   "Games Source Code" shall mean any software source code for any Games-Owned IP Rights or Games Products.

        (b)   Games and the Games Subsidiaries (i) own and have independently developed or acquired, or (ii) have the valid right or license (exclusive or non-exclusive, as applicable) to, all material Games IP Rights. The Games IP Rights are sufficient for the conduct of the business of Games and the Games Subsidiaries as currently conducted.

        (c)   Neither Games nor any of its Subsidiaries has transferred ownership of any material Games-Owned IP Rights to any third party or allowed any material Intellectual Property for which Games or the Games Subsidiaries have submitted an application or obtained a registration to, lapse other than through the expiration of Games Registered Intellectual Property at the end of its maximum statutory term or otherwise in the ordinary course of business using reasonable business judgment.

        (d)   Games and the Games Subsidiaries own and have valid and exclusive title to each item of Games-Owned IP Rights and each item of material Games Registered Intellectual Property, free and clear of any Liens (excluding any rights granted under any license or distribution agreements entered into in the ordinary course of business consistent with past practice). The right, license and interest of Games or a Games Subsidiary in and to all Third Party Intellectual Property Rights licensed by Games or a Games Subsidiary from a third party are free and clear of all Liens (excluding restrictions contained in the applicable license agreements with such third parties).

        (e)   Neither the execution and delivery or effectiveness of this Agreement nor the performance by Vivendi or Games of their obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Games-Owned IP Right, or impair the right of Games or any Games Subsidiary to use, own, sell or license any Games-Owned IP Right.

        (f)    Section 5.18(f) of the Games Disclosure Schedule lists all Games Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed.

        (g)   Each item of Games Registered Intellectual Property is subsisting (or in the case of applications, applied for); all registration, maintenance and renewal fees due within four (4) months from the date of this Agreement in connection with such Games Registered Intellectual Property have been or will be timely paid; and all documents, recordations and certificates in connection with such Games Registered Intellectual Property required to be filed within four (4) months from the date of this Agreement have been or will be timely submitted to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Games Registered Intellectual Property and recording Games' and its Subsidiaries' ownership interests therein.

        (h)   Neither Games nor any Games Subsidiary is, or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Vivendi's or Games' obligations under this Agreement, in breach of any Contract relating to or providing for any material Games IP Rights ("Games IP Rights Agreements"), and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of or acceleration of any payments with respect to the Games IP Rights Agreements, or give any non-Games party to any Games IP Rights Agreement the right to do any of the foregoing. Following the Closing, Games or its Subsidiaries will be entitled to exercise all of Games' and its Subsidiaries' rights under the Games IP Rights Agreements to the same extent Games and the Games Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Games or any of its Subsidiaries would otherwise be required to pay.

        (i)    To Games' Knowledge, there is no infringement or other violation of any Games-Owned IP Rights by any third party, including any employee or former employee of Games or any Games Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Games Material Adverse Effect. Within the past three (3) years, neither Games nor any Games Subsidiary has initiated any lawsuits for infringement or other violation of any Games IP Rights.

        (j)    In the past three (3) years, neither Games nor any Games Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of Games, threat) that involves a claim of infringement or other violation of any Third Party Intellectual Property right or which contests the validity or ownership of Games or any Games Subsidiary to exercise any Intellectual Property right, other than such suits, actions and proceedings as would not reasonably be expected to have, individually or in the aggregate, a Games Material Adverse Effect.

        (k)   The operation of the business of Games and the Games Subsidiaries as such business is currently conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision or use of any Games Product and (ii) Games' or any Games Subsidiary's use of any product, device or process used in the business of Games or the Games Subsidiaries as currently conducted, does not infringe or otherwise violate any Third Party Intellectual Property, except, with respect to clause (ii) above, as would not reasonably be expected to have, individually or in the aggregate, a Games Material Adverse Effect.

        (l)    Other than as would not reasonably be expected to have a Games Material Adverse Effect, none of the Games-Owned IP Rights, the Games Products, Games or any of the Games Subsidiaries is, or in the past three (3) years has been, subject to any judicial or governmental proceeding or Order restricting the use by Games or any of its Subsidiaries of any material Games-Owned IP Right or any Games Product.

        (m)  No current or former partner, director, stockholder, officer, or employee of Games or any of the Games Subsidiaries does now, or will, after giving effect to the Transactions contemplated hereby, own or retain any rights to use any of the material Games-Owned IP Rights.

        (n)   Except as would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect, to the Knowledge of Games, no current or former employee, consultant or independent contractor of Games or any Games Subsidiary (i) is in violation of any term or covenant of any contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, Games or any Games Subsidiary or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Games or any Games Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

        (o)   Games and the Games Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all commercially valuable confidential or non-public information included in the Games IP Rights ("Games Confidential Information"). Except as would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect, all use, disclosure or appropriation of Games Confidential Information owned by Games or any Games Subsidiary by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between Games or a Games Subsidiary and such third party. Except as would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect, all use, disclosure or appropriation of Games Confidential Information by Games and the Games Subsidiaries not owned by Games or any Games Subsidiary has been pursuant to the terms of a written agreement between Games or such Games Subsidiary and the owner of such Games Confidential Information, or is otherwise lawful.

        (p)   Except as would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect: (i) neither Games nor any Games Subsidiary nor, to Games' Knowledge, any other person then acting on their behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of any Games Source Code; (ii) to Games' Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Games or any Games Subsidiary or any person then acting on their behalf to any person of any Games Source Code; and (iii) there are no contracts pursuant to which Games or any Games Subsidiary has deposited, or may be required to deposit, with an escrow holder or any other person, any of the Games Source Code.

        (q)   To Games' Knowledge, no software used in the business of Games is subject to the terms of any "open source," "copyleft" or other similar license that requires, as a condition of modification or distribution of software subject to such license, that (i) such software or other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software or other software combined or distributed with such software and any associated intellectual property be licensed on a royalty-free basis (including for the purpose of making additional copies or derivative works).

        Section 5.19    Absence of Indemnifiable Claims.

        There are no pending claims and, to Games' Knowledge, no facts that would reasonably entitle any director or officer of Games or its Subsidiaries to indemnification by Games or its Subsidiaries under applicable Law, the certificate of incorporation or bylaws of Games or its Subsidiaries, any insurance policy maintained by Games or its Subsidiaries or any indemnity agreements of Games or similar agreements to which Games or any of its Subsidiaries is a party or by which any of its properties or assets is bound.

        Section 5.20    Board Approval.

        The Boards of Directors of each of Vivendi, VGAC LLC and Games, at a meeting duly called and held, has, by unanimous vote of those directors present, (a) determined that this Agreement, the Ancillary Agreements to which it is a party, the Transactions and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Vivendi, VGAC LLC and Games and their respective stockholders, and (b) approved this Agreement and each Ancillary Agreement to which it is a party. The Board of Directors of Games also determined to recommend that the principal terms of this Agreement and the Transactions be approved by the holders of Games Common Stock.

        Section 5.21    Stockholder Approval.

        The holders of a majority of the outstanding Games Common Stock have approved and adopted this Agreement and the transactions contemplated hereby and such approval is the only vote of the holders of any class or series of capital stock of Vivendi or Games necessary to adopt this Agreement and the Ancillary Agreements and approve the transactions contemplated hereby and thereby.

        Section 5.22    Brokers and Finders.

        No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co., the fees and expenses of which will be paid by Vivendi, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Vivendi or any of its Subsidiaries.

        Section 5.23    Information Supplied.

        None of the information supplied or to be supplied by or on behalf of Vivendi or Games specifically for inclusion or incorporation by reference in (i) the Proxy Statement will, at the date it is first mailed to the stockholders of Activision and at the time of the Activision Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) if a Form S-4 is required to be filed with the SEC by Activision in connection with the issuance of shares of Activision Common Stock in the Transactions, the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation or warranty is made by Vivendi or Games with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Activision or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Form S-4.

ARTICLE VI
COVENANTS

        Section 6.1    Conduct of Activision Business Prior to Closing.

        From the date hereof until the Closing Date, except (i) as set forth in the Activision Disclosure Schedule, (ii) as required by applicable Law, (iii) as required or contemplated by this Agreement or any Ancillary Agreement or (iv) as consented to in writing by Vivendi (such consent not to be unreasonably withheld, conditioned or delayed), Activision shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course, (B) use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees and (C) use its reasonable best efforts to protect the Activision IP Rights to the end that Activision's and its Subsidiaries' goodwill and ongoing business shall not be impaired in any material respects as of the Closing Date. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (i) as set forth in the Activision Disclosure Schedule, (ii) as required by applicable Law, (iii) as required or contemplated by this Agreement or any Ancillary Agreement or (iv) as consented to in writing by Vivendi (such consent not to be unreasonably withheld, conditioned or delayed):

          (a)    Dividends; Changes in Stock.    Activision shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by wholly owned Subsidiaries of Activision to their respective parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of Activision or any of its Subsidiaries or any other securities, other than pursuant to the exercise of Activision's repurchase rights with respect to unvested shares held by individuals terminating employment or service with Activision or any of its Subsidiaries.

          (b)    Issuance of Securities.    Activision shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than (i) the issuance of shares pursuant to the exercise of Activision Equity Rights outstanding on the date of this Agreement, (ii) the granting of restricted shares and Activision Equity Rights in the ordinary course of business and consistent with past practice under the terms of Activision Stock Plans not to exceed 3 million shares in the aggregate (excluding any shares or Activision Equity Rights granted pursuant to the Management Employment Agreements) and (iii) the authorization of additional shares of its capital stock or such other amount as required or contemplated by this Agreement or any Ancillary Agreement).

          (c)    Governing Documents.    Except to the extent required to comply with its obligations hereunder, Activision shall not, and shall cause each of its Subsidiaries not to, amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents.

          (d)    No Acquisitions.    Activision shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions as to which the aggregate consideration for all such acquisitions does not exceed $75 million.

          (e)    No Dispositions.    Activision shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Activision), other than (i) in ordinary course of business (including grants of licenses and rights of first refusal entered into in the ordinary course of business) and (ii) dispositions of assets with an aggregate fair market value of less than $10 million.

          (f)    Investments; Indebtedness.    Activision shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business (including advances to licensors or developers), or (B) loans or investments by Activision or a wholly owned Subsidiary of Activision to or in any wholly owned Subsidiary of Activision, (ii) incur or assume any indebtedness for borrowed money other than amounts borrowed under credit facilities existing on the date of this Agreement or other amounts not to exceed $25 million in the aggregate, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt securities, indebtedness or other obligations of another Person (other than a guaranty by Activision or one of its Subsidiaries on behalf of Activision or one of its Subsidiaries), (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Activision or any of its Subsidiaries (other than as permitted pursuant to Section 6.1(b)), (v) enter into any "keep well" or other agreement to maintain any financial statement condition of another Person other than any or the wholly owned Subsidiaries of Activision or (vii) enter into any arrangement having the economic effect of any of the foregoing.

          (g)    Accounting Matters.    Activision shall not change its methods of accounting, except (i) as disclosed in the Activision SEC Documents filed prior to the date of this Agreement, (ii) as required by a Governmental Entity, (iii) as required by changes in GAAP or Regulation S-X of the Exchange Act (as agreed to with Activision's independent public accountants), or (iv) as may be required by a change in applicable Law.

          (h)    Capital Expenditures.    Activision shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure or expenditures, or enter into any agreement(s) or arrangement(s) providing for payments for capital expenditures, other than (i) the capital expenditures set forth in Section 6.1 of the Activision Disclosure Schedule, (ii) any capital expenditure permitted under Section 6.1(f), and (iii) any capital expenditure or expenditures not reflected in Section 6.1 of the Activision Disclosure Schedule but made in the ordinary course of business and in an aggregate amount not to exceed an additional $20 million.

          (i)    Certain Actions.    Activision and its Subsidiaries shall not take any action that, or omit to take any action where such omission, would be reasonably likely to prevent or materially delay the consummation of the Transactions.

          (j)    Discharge of Liabilities.    Activision shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent in amount and kind with past practice or in accordance with their terms, of claims, liabilities or obligations (i) disclosed in the most recent financial statements (or the notes thereto) of Activision included in the Activision SEC Documents, (ii) incurred since the date of such financial statements in the ordinary course of business or (iii) set forth in Section 6.1(j) of the Activision Disclosure Schedule.

          (k)    Material Contracts.    Except as otherwise set forth in this Agreement, Activision shall not, and shall not permit any of its Subsidiaries to, (i)(A) amend, terminate, cancel, extend, or request any material change in, or agree to any material change in, or (B) waive, release or assign any material right or claim under, any Activision Material Contract or (ii) enter into any Material Contract, other than, in each case, in the ordinary course of business.

          (l)    Intellectual Property.    Activision shall not, and shall not permit any of its Subsidiaries to (i) grant Liens, sell, assign, license or sublicense (excluding licenses and other agreements entered into in the ordinary course of business) any material Activision IP Rights, (ii) enter into any Contract outside the ordinary course of business with respect to any material Activision IP Rights or (ii) abandon any material Activision IP Rights.

          (m)    Benefits Changes.    Activision shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation or benefits of any director, officer, or any other employee, consultant or other service provider, except in the ordinary course of business, (ii) adopt any new employee benefit plan or any amendment to an existing Activision Benefit Plan other than as required by or to comply with applicable Law or in the ordinary course of business in connection with renewals or extensions of such benefit plans, (iii) enter into or amend any employment or severance agreement with any director, officer or key employee, except in the ordinary course of business consistent with past practice, (iv) enter into or amend any consulting agreement with any consultant or other service provider other than in the ordinary course of business, (v) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider except as required (without discretion) pursuant to the terms of the Activision Stock Plans or any agreement existing on the date of this Agreement and excepting any accelerations made in connection with any existing individual termination or severance arrangement, (vi) enter into, or amend any agreement to provide for, any payment in connection with a change of control with any director, officer, employee, consultant or other service provider of Activision or any of its Subsidiaries, (vii) grant any stock option or other equity or incentive awards to any director, officer, employee, consultant or other service provider, except in the ordinary course of business consistent with past practice (or as otherwise permitted under Section 6.1(b)), or (viii) make any loans to any of its officers, directors, employees, Affiliates, consultants or other service provider or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an Activision Benefit Plan or otherwise, other than advances to employees in the ordinary course of business.

          (n)    Compliance with the WARN Act and Similar Laws.    Activision shall not, and shall cause each of its Subsidiaries not to, at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act, effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of Activision or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of Activision or any of its Subsidiaries. Nor shall Activision or any of its Subsidiaries, at any time prior to the Closing, otherwise terminate or lay off employees in such numbers as to give rise to liability under any applicable Laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs. For purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the "effective date" within the meaning of the WARN Act.

          (o)    Tax Matters.

            (i)    Activision shall not, and shall not permit any of its Subsidiaries to, fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, any material Tax Returns required to be filed by or with respect to Activision or any of its Subsidiaries due on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any material Taxes due on or prior to the Closing Date. All Tax Returns filed between the date hereof and the Closing Date shall be true, correct and complete.

            (ii)   Activision shall not, and shall not permit any of its Subsidiaries to, amend any material Tax Returns, make any material election relating to Taxes other than in the ordinary course of business, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, Regulation S-X of the Exchange Act (as agreed with Activision's independent public accountants) or a change in the Code, enter into any material closing agreement relating to Taxes, settle or consent to any material claim or material assessment relating to Taxes or consent to any material waiver of the statute of limitations for any material claim or material audit relating to Taxes.

          (p)    Transactions with Affiliates.    Activision shall not, and shall not permit its Subsidiaries to, enter into any transaction with any of its Affiliates (excluding transactions solely by and among Activision and any of its wholly owned Subsidiaries).

          (q)    Liquidation, Dissolutions and Mergers.    Activision shall not, and shall not permit its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Activision or any of its Subsidiaries (other than the Transactions or transactions involving solely Activision or any of its wholly owned Subsidiaries and Activision or one or more of its wholly owned Subsidiaries).

          (r)    General.    Activision shall not, and shall not permit any of its Subsidiaries to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions.

        Section 6.2    Conduct of Games Business Prior to Closing.

        From the date hereof until the Closing Date, except (i) as set forth in the Games Disclosure Schedule, (ii) as required by applicable Law, (iii) as required or contemplated by this Agreement or any Ancillary Agreement or (iv) as consented to in writing by Activision (such consent not to be unreasonably withheld, conditioned or delayed), Games shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course, (B) use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees and (C) use its reasonable best efforts to protect the Games IP Rights to the end that Games' and its Subsidiaries' goodwill and ongoing business shall not be impaired in any material respects as of the Closing Date. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (i) as set forth in the Games Disclosure Schedule, (ii) as required by applicable Law, (iii) as required or contemplated by this Agreement or any Ancillary Agreement or (iv) as consented to in writing by Activision (such consent not to be unreasonably withheld, conditioned or delayed):

          (a)    Dividends; Changes in Stock.    Games shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock, except for cash dividends by Games and its Subsidiaries to their respective parents; provided that, at Closing and after giving effect to any such dividends, Games and its Subsidiaries shall hold not less than $15 million in cash, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except with respect to the Blizzard Equity Plan in accordance with the terms thereof, repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of Games or any of its Subsidiaries or any other securities, other than pursuant to the exercise of Games' repurchase rights with respect to unvested shares held by individuals terminating employment or service with Games or any of its Subsidiaries.

          (b)    Issuance of Securities.    Games shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than (i) the issuance of shares pursuant to the exercise of Blizzard Options outstanding on the date of this Agreement, and (ii) the granting of Blizzard Options and shares of Blizzard Restricted Stock in the ordinary course of business and consistent with past practice under the terms of Blizzard Equity Plan not to exceed 1.215 million shares in the aggregate).

          (c)    Governing Documents.    Except to the extent required to comply with its obligations hereunder, Games shall not, and shall cause each of its Subsidiaries not to, amend or propose to amend its articles of incorporation or by-laws or similar organizational or governance documents.

          (d)    No Acquisitions.    Games shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions as to which the aggregate consideration for all such acquisitions does not exceed $75 million.

          (e)    No Dispositions.    Games shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Games), other than (i) in the ordinary course of business (including grants of licenses and rights of first refusal entered into in the ordinary course of business) and (ii) dispositions of assets with an aggregate fair market value of less than $10 million.

          (f)    Investments; Indebtedness.    Games shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business (including advances to licensors or developers), or (B) loans or investments by Games or a wholly owned Subsidiary of Games to or in any wholly owned Subsidiary of Games, (ii) incur or assume any indebtedness for borrowed money other than amounts borrowed under credit facilities existing on the date of this Agreement or other amounts not to exceed $25 million in the aggregate, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt securities, indebtedness or other obligations of another Person (other than a guaranty by Games or one of its Subsidiaries on behalf of Games or one of its Subsidiaries), (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Games or any of its Subsidiaries (other than as permitted pursuant to Section 6.2(b)), (v) enter into any "keep well" or other agreement to maintain any financial statement condition of another Person other than any or the wholly owned Subsidiaries of Games or (vii) enter into any arrangement having the economic effect of any of the foregoing.

          (g)    Accounting Matters.    Games shall not change its methods of accounting, except (i) as required by a Governmental Entity, (ii) as required by changes in GAAP (as agreed to with Games' independent public accountants), or (iii) as may be required by a change in applicable Law.

          (h)    Capital Expenditures.    Games shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure or expenditures, or enter into any agreement(s) or arrangement(s) providing for payments for capital expenditures, other than (i) the capital expenditures set forth in Section 6.2 of the Games Disclosure Schedule, (ii) any capital expenditure to acquire hardware or software related to the business of Blizzard not to exceed $50 million in the aggregate, (iii) any capital expenditure permitted under Section 6.2(f) and (iv) any capital expenditure or expenditures not reflected in Section 6.2 of the Games Disclosure Schedule but made in the ordinary course of business and in an aggregate amount not to exceed an additional $10 million.

          (i)    Certain Actions.    Games and its Subsidiaries shall not take any action that, or omit to take any action where such omission, would be reasonably likely to prevent or materially delay the consummation of the Transactions.

          (j)    Discharge of Liabilities.    Games shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent in amount and kind with past practice or in accordance with their terms, of claims, liabilities or obligations (i) disclosed in the Interim Financial Statements (or the notes thereto), (ii) incurred since the date of the Interim Financial Statements in the ordinary course of business or (iii) set forth in Section 6.2(j) of the Games Disclosure Schedule.

          (k)    Material Contracts.    Except as otherwise set forth in this Agreement, Games shall not, and shall not permit any of its Subsidiaries to, (i)(A) amend, terminate, cancel, extend, or request any material change in, or agree to any material change in, or (B) waive, release or assign any material right or claim under, any Games Material Contract or (ii) enter into any Games Material Contract, other than, in each case, in the ordinary course of business and except for the termination of the contracts specified in Section 6.21.

          (l)    Intellectual Property.    Games shall not, and shall not permit any of its Subsidiaries to (i) grant Liens, sell, assign, license or sublicense (excluding licenses and other agreements entered into in the ordinary course of business) any material Games IP Rights, (ii) enter into any Contract outside the ordinary course of business with respect to any material Games IP Rights or (ii) abandon any material Games IP Rights.

          (m)    Benefits Changes.    Games shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation or benefits of any director, officer, or any other employee, consultant or other service provider, except in the ordinary course of business, (ii) adopt any new employee benefit plan or any amendment to an existing Games Benefit Plan other than as required by or to comply with applicable Law or in the ordinary course of business in connection with renewals or extensions of such benefits plans, (iii) enter into or amend any employment or severance agreement with any director, officer or key employee, except in the ordinary course of business consistent with past practice, (iv) enter into or amend any consulting agreement with any consultant or other service provider other than in the ordinary course of business, (v) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider except as required (without discretion) pursuant to the terms of the Blizzard Equity Plan or any agreement existing on the date of this Agreement and excepting any accelerations made in connection with any individual termination or severance arrangement, (vi) enter into, or amend any agreement to provide for, any payment in connection with a change of control with any director, officer, employee, consultant or other service provider of Games or any of its Subsidiaries, (vii) grant any stock option or other equity or incentive awards to any director, officer, employee, consultant or other service provider, except in the ordinary course of business consistent with past practice (or as otherwise permitted under Section 6.2(b)), or (viii) make any loans to any of its officers, directors, employees, Affiliates, consultants or other service provider or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Games Benefit Plan or otherwise, other than advances to employees in the ordinary course of business.

          (n)    Compliance with the WARN Act and Similar Laws.    Games shall not, and shall cause each of its Subsidiaries not to, at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act, effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of Games or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of Games or any of its Subsidiaries. Nor shall Games or any of its Subsidiaries, at any time prior to the Closing, otherwise terminate or lay off employees in such numbers as to give rise to liability under any applicable Laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs. For purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the "effective date" within the meaning of the WARN Act.

          (o)    Tax Matters.

            (i)    Games shall not, and shall not permit any of its Subsidiaries to, fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, any material Tax Returns required to be filed by or with respect to Games or any of its Subsidiaries due on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any material Taxes due on or prior to the Closing Date. All Tax Returns filed between the date hereof and the Closing Date shall be true, correct and complete.

            (ii)   Games shall not, and shall not permit any of its Subsidiaries to, amend any material Tax Returns, make any material election relating to Taxes other than in the ordinary course of business, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, Regulation S-X of the Exchange Act (as agreed with Games' independent public accountants) or a change in the Code, enter into any material closing agreement relating to Taxes, settle or consent to any material claim or material assessment relating to Taxes or consent to any material waiver of the statute of limitations for any material claim or material audit relating to Taxes.

          (p)    Transactions with Affiliates.    Games shall not, and shall not permit its Subsidiaries to, enter into any transaction with any of its Affiliates, (i) excluding transactions solely by and among Games and any of its wholly owned Subsidiaries and (ii) license agreements entered into in the ordinary course of business.

          (q)    Liquidation, Dissolutions and Mergers.    Games shall not, and shall not permit its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Games or any of its Subsidiaries (other than the Transactions or transactions involving solely Games or any of its wholly owned Subsidiaries and Games or one or more of its wholly owned Subsidiaries).

          (r)    General.    Games shall not, and shall not permit any of its Subsidiaries to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions.

        Section 6.3    Activision Acquisition Proposals.

        (a)   Activision shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "Representatives") retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action intended to facilitate, any Activision Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information regarding, any Activision Acquisition Proposal, or (iii) allow Activision or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to lead to, any Activision Acquisition Proposal (an "Acquisition Agreement"). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Activision or any of its Subsidiaries shall be deemed to be a breach of this Section 6.3 by Activision. Activision shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Activision Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding anything to the contrary set forth in this Section 6.3 or elsewhere in this Agreement, at any time prior to obtaining the Activision Stockholder Approval, in response to a bona fide written Activision Acquisition Proposal that was made after the date hereof and which the Board of Directors of Activision determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably likely to lead to, an Activision Superior Proposal, Activision may (x) furnish any information to the person making such Activision Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Vivendi or is provided to Vivendi prior to or substantially concurrent with the time it is provided to such Person, and (y) enter into, continue or otherwise participate in any discussions or negotiations with the Person making such Activision Acquisition Proposal (and its Representatives) regarding such Activision Acquisition Proposal.

        (b)   In addition to the obligations of Activision set forth in Section 6.3(a), Activision shall, as promptly as practicable (and in any event within two (2) Business Days after Activision's receipt), advise Vivendi orally and in writing of any Activision Acquisition Proposal, the material terms and conditions of any such Activision Acquisition Proposal and the identity of the Person making any such Activision Acquisition Proposal. Activision shall keep Vivendi reasonably informed in all material respects of the status and details of any Activision Acquisition Proposal (including changes to the material terms thereof).

        Section 6.4    Activision Board Recommendation; Termination for Activision Superior Proposal.

        (a)   Subject to the terms of this Section 6.4, neither the Board of Directors of Activision nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Vivendi or Games in any material respect), or publicly propose to withdraw (or modify in a manner adverse to Vivendi or Games in any material respect), the adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement or the Transactions or (ii) adopt or recommend, or propose publicly to adopt or recommend, any Activision Acquisition Proposal (any action described in the preceding clauses (i) or (ii) being referred to as a "Activision Adverse Recommendation Change").

        (b)   Notwithstanding anything to the contrary set forth in Section 6.4(a) or elsewhere in this Agreement, at any time prior to the Closing Date, the Board of Directors of Activision may take any of the actions contemplated by clause (i) of Section 6.4(a) if the Board of Directors of Activision determines in good faith (after consultation with its outside counsel) that the failure to take such action would be reasonably expected to constitute a breach of its fiduciary duties under applicable Law.

        (c)   Notwithstanding anything to the contrary set forth in Section 6.4(a) or elsewhere in this Agreement, at any time prior to obtaining the Activision Stockholder Approval, in response to an Activision Acquisition Proposal that did not result from a breach of Section 6.3 and which the Board of Directors of Activision determines in good faith constitutes an Activision Superior Proposal, the Board of Directors of Activision may (1) make or effect an Activision Adverse Recommendation Change, or (2) cause Activision to terminate this Agreement and concurrently with or after such termination enter into an Acquisition Agreement relating to such Activision Superior Proposal; provided, however, that Activision shall not be entitled to exercise its rights under the preceding clauses (1) or (2) until after the third (3rd) Business Day following Vivendi's receipt of written notice (a "Notice of Activision Superior Proposal") from Activision advising Vivendi that the Board of Directors of Activision intends to take such action and specifying the reasons therefor, including the terms and conditions of the Activision Superior Proposal that is the basis of the proposed action (it being understood and agreed that any amendment to the financial terms or any other material term of such Activision Superior

Proposal shall require a new Notice of Activision Superior Proposal and a new three (3) Business Day period). In determining whether to exercise its rights under the preceding clauses (1) or (2), the Board of Directors of Activision shall take into account any changes to the financial terms of this Agreement proposed by Vivendi in response to a Notice of Activision Superior Proposal or otherwise. For purposes of the preceding sentence, a reduction of the percentage of Activision Common Stock to be owned by Vivendi after giving effect to the Transactions, whether through an increase in the Per Share Transaction Price or a reduction of the Exchange Ratio, shall, in either event, constitute a change to the financial terms of this Agreement that is viewed as more beneficial to the Activision stockholders than the terms of this Agreement.

        (d)   Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit Activision from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Rule 14a-9 under the Exchange Act, or (y) making any disclosure to the stockholders of Activision if the Board of Directors of Activision determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure would be reasonably expected to constitute a breach of its fiduciary duties under applicable Law; provided, however, that any action taken or disclosure made under this Section 6.4 shall not limit or modify the effect that any such action or disclosure may have under any other provision of this Agreement.

        Section 6.5    Activision Stockholder Meeting.

        Activision shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Activision Stockholder Meeting. Subject to Section 6.3 and Section 6.4, Activision shall, through its Board of Directors, recommend to its stockholders approval of the principal terms of this Agreement and the Transactions and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, Activision's obligations pursuant to the first sentence of this Section 6.5 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Activision of any Activision Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of Activision or any committee thereof of such Board of Directors' or such committee's approval or recommendation of this Agreement or the Transactions. If an Activision Adverse Recommendation Change shall have occurred and thereafter the Board of Directors shall recommend this Agreement and the Transactions (the "Reinstated Recommendation"), Activision shall not hold or shall adjourn the Activision Stockholder Meeting until not less than ten (10) calendar days after the date of such Reinstated Recommendation.

        Section 6.6    Games Acquisition Proposals.

        Neither Vivendi nor Games shall, nor shall either authorize or permit any of its respective Subsidiaries or any Representatives retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action intended to facilitate, any Games Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information, any Games Acquisition Proposal, or (iii) allow Games or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to lead to, any Games Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Vivendi, Games or any of their Subsidiaries shall be deemed to be a breach of this Section 6.6 by Vivendi and/or Games. Vivendi and Games shall, and shall cause its respective Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Games Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.

        Section 6.7    Proxy Statement and Form S-4.

        As promptly as practicable after the execution of this Agreement, Activision shall prepare and file with the SEC the Proxy Statement or, if applicable a Form S-4, which will include the Proxy Statement. Activision shall use its reasonable best efforts to (a) cause the Proxy Statement to be mailed to the stockholders of Activision as promptly as practicable and (b) have the Form S-4, if applicable, declared effective under the Securities Act as promptly as practicable after such filing. Activision shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Activision Common Stock in the Transactions, and each of the Parties shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Proxy Statement and Form S-4. Without limiting the generality of the foregoing, each of Vivendi, VGAC LLC and Games shall supply to Activision in writing and be solely responsible for any information (including, without limitation, financial information) with respect to themselves and their respective nominees, officers, directors and affiliates required to be set forth in the Proxy Statement, the Form S-4 (if applicable), or any other filings under the Exchange Act relating to the transactions contemplated hereby. Notwithstanding the foregoing, prior to mailing the Proxy Statement or, if applicable, the filing of a Form S-4 (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, Activision (i) shall provide Vivendi an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Vivendi, and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Vivendi, which approval shall not be unreasonably withheld, conditioned or delayed. If at any time prior to the Closing Date any information relating to Activision, Vivendi or Games, or any of their respective Affiliates, directors or officers, should be discovered by Activision or Vivendi which should be set forth in an amendment or supplement to either the Proxy Statement or the Form S-4, if applicable, so that either such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the stockholders of Activision. If applicable, Activision shall notify Vivendi promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Activision Common Stock issuable in connection with the Transactions for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply Vivendi with copies of (i) all correspondence between Activision or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Transactions and (ii) all orders of the SEC relating to the Form S-4.

        Section 6.8    Access to Information.

        Subject to the terms of this Section 6.8 and the Confidentiality Agreement, each of Activision and Games shall, and shall cause each of its Subsidiaries to, afford to the other Parties, and their officers, employees, accountants, counsel, agents and other Representatives reasonable access to all of their properties, personnel, books and records (including Tax Returns filed and those in preparation, workpapers and other items relating to Taxes), and shall furnish promptly all information concerning its business, properties and personnel as such other Parties may reasonably request. Any such access shall be conducted under the supervision of personnel of Party providing such access and in a manner that does not interfere with its normal operations. Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.8 shall require either Activision or Games to disclose any information that, in its sole and absolute discretion, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order (including any Antitrust Law) or (ii) the disclosure of which would be reasonably likely to cause the loss of any attorney-client or other legal privilege.

        Section 6.9    Reasonable Best Efforts.

        (a)   Each of the Parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including by (i) preparing and filing as soon as practicable of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any third party or Governmental Entity, including (A) filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and (B) filings of any forms or reports required by the European Commission or any other Governmental Entity required under any Foreign Antitrust Laws, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed until the issuance of a final, non-appealable Order, and (iii) using reasonable best efforts to cause the satisfaction of all conditions to Closing. Each of the Parties hereto shall furnish to the other Parties such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. In addition, each of the Parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such Party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby; provided, however, that nothing in this Section 6.9 shall require or be construed to require any of the Parties to enter into any consent arrangement that would reasonably be expected to have a material adverse effect on the benefits that are expected to derive from the Transactions and other transactions contemplated by this Agreement.

        (b)   Each Party shall promptly inform the other Parties of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement or any Ancillary Agreement. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, then such Party will use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

        Section 6.10    State Takeover Statutes.

        Activision, Games and their respective Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby on the terms set forth herein and therein and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby on the terms set forth herein or therein, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement and the Ancillary Agreements on the terms set forth herein and therein may be consummated as promptly as practicable on the terms set forth herein and therein and otherwise to minimize the effect of such statute or regulation on this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby on the terms set forth herein and therein.

        Section 6.11    Indemnification of Directors and Officers.

        (a)   For six (6) years after the Effective Time, Activision shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of Games and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between Games or any of its Subsidiaries and any of its current or former directors and officers and any person who becomes a director or officer of Games or any of its Subsidiaries prior to the Effective Time. In addition, for a period of six (6) years after the Effective Time, Activision shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the Certificate of Incorporation and Bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation of their respective directors and officers that are at least as favorable to the directors and officers of Games and its Subsidiaries as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of Games immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law. If the Surviving Corporation or any of its successor or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 6.11(a).

        (b)   For a period of six (6) years after the Effective Time, Vivendi shall, and shall cause Activision to, maintain in effect the existing policy of Activision's directors' and officers' and fiduciary liability insurance (the "D&O Policy") covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby, to the extent that such acts or omissions are covered by the D&O Policy) and covering each indemnified party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall Vivendi or Activision be required to expend in any one year an amount in excess of 250% of the current annual premium paid by Activision for such insurance (such 250% amount, the "Maximum Annual Premium"); and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Activision shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

        Section 6.12    Certain Limitations.

        (a)   Activision shall promptly advise Vivendi orally and in writing of any litigation commenced after the date hereof against Activision or any of its directors by any stockholder of Activision relating to this Agreement, any Ancillary Agreement, the Transactions or the other transactions contemplated hereby or thereby ("Activision Transaction Litigation") and shall keep Vivendi reasonably informed regarding any such Activision Transaction Litigation. Activision shall give Vivendi the opportunity to consult with Activision regarding the defense or settlement of any such Activision Transaction Litigation and shall consider Vivendi's views with respect to such Activision Transaction Litigation and shall not settle any such Activision Transaction Litigation without the prior written consent of Vivendi, which shall not be unreasonably withheld or conditioned.

        (b)   Vivendi shall promptly advise Activision orally and in writing of any litigation commenced after the date hereof against Vivendi, VGAC LLC or any of its directors by any stockholder of Vivendi or Games relating to this Agreement, any Ancillary Agreement, the Transactions or the other transactions contemplated hereby or thereby ("Games Transaction Litigation") and shall keep Activision reasonably informed regarding any such Games Transaction Litigation. Vivendi shall give Activision the opportunity to consult with Vivendi regarding the defense or settlement of any such Games Transaction

Litigation and shall consider Activision's views with respect to such Games Transaction Litigation and shall not settle any such Games Transaction Litigation without the prior written consent of Activision, which shall not be unreasonably withheld or conditioned.

        Section 6.13    Notification of Certain Matters.

        (a)   Activision shall give prompt notice to Vivendi of (i) the occurrence or non-occurrence of any event, which to the Knowledge of Activision, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Activision or Merger Sub to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Section 7.2(a) would fail to be satisfied, and (ii) to the extent Activision has knowledge thereof, any failure by Activision or Merger Sub to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Section 7.2(b) would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.13(a) shall not limit or otherwise affect any remedies available to Vivendi or Games.

        (b)   Games shall give prompt notice to Activision of (i) the occurrence or non-occurrence of any event, which to the Knowledge of Games, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Vivendi or Games to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Section 7.3(a) would fail to be satisfied, and (ii) to the extent Vivendi has knowledge thereof, any failure by Vivendi or Games to materially comply with or materially satisfy any covenant or other agreement to be complied with by them hereunder such that the conditions to closing set forth in Section 7.3(b) would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.13(b) shall not limit or otherwise affect any remedies available to Activision.

        (c)   Activision shall give prompt notice to Vivendi of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Closing Date, alleging any material breach of or material default under any Activision Material Contract, or (ii) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Closing Date, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; provided, however, that the delivery of notice pursuant to this Section 6.13(c) shall not limit or otherwise affect the remedies available hereunder to Vivendi.

        (d)   Games shall give prompt notice to Activision of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Closing Date, alleging any material breach of or material default under any Games Material Contract, or (ii) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Closing Date, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; provided, however, that the delivery of notice pursuant to this Section 6.13(d) shall not limit or otherwise affect the remedies available hereunder to Activision.

        Section 6.14    Severance Policies.

        Following the Closing Date until the first anniversary of the Closing Date, Activision shall, or cause the Surviving Corporation to, maintain and comply with (or otherwise provide severance benefits to employees of Games or any of its Subsidiaries that are no less generous to such employees in the aggregate as those provided under) the severance policies, plans and agreements of Games and its Subsidiaries in effect immediately prior to the Closing Date and listed on Section 5.10(a) of the Games Disclosure Schedule.

        Section 6.15    Directors and Officers.

        Activision shall take all necessary actions to cause, concurrent with the Closing, (i) the Organizational Document Amendments to become effective, (ii) the members of Activision's Board of Directors designated as "Resigning Directors" on Exhibit C attached hereto to resign from the Activision Board of Directors, (iii) the appointment of the directors set forth on Exhibit H attached hereto to fill the vacancies on the Activision Board, and (iv) the election or appointment of the individuals set forth on Exhibit I attached hereto to the offices of Activision and/or its Subsidiaries (including Games) set forth opposite such individual's name on Exhibit I. Activision's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder. Activision shall take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.15 and shall file with the SEC and distribute to its stockholders such information as is required under Section 14(f) and Rule 14f-1. Without limiting the generality of the foregoing, each of Vivendi, VGAC LLC and Games shall supply to Activision in writing and be solely responsible for any information with respect to themselves and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

        Section 6.16    Tax Matters.

        None of the Parties shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Section 6.17    Section 16 Matters.

        Prior to the Closing Date, Activision shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Activision Common Stock or acquisitions of Activision Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Activision to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.18    Solicitation of Employees.

        (a)   Prior to the Closing Date, none of Vivendi, VGAC LLC, Games or the Games Subsidiaries shall, directly or indirectly, either on its own account or for any person, firm or company (except by means of a general public solicitation or by retaining an executive recruiting firm that has not been directed to approach and does not approach employees of Activision or its Subsidiaries), solicit, or endeavor to cause, any employee of Activision or any of its Subsidiaries to alter in any way, terminate or breach his, her or its relationship or agreement with Activision or any of its Subsidiaries.

        (b)   Prior to the Closing Date, neither Activision nor any of its Subsidiaries shall, directly or indirectly, either on its own account or for any person, firm or company (except by means of a general public solicitation or by retaining an executive recruiting firm that has not been directed to approach and does not approach employees of Games or any of its Subsidiaries), solicit, or endeavor to cause, any employee of Games or any of its Subsidiaries to alter in any way, terminate or breach his, her or its relationship or agreement with Games or any of its Subsidiaries.

        Section 6.19    New Activision Credit Facilities.

        Prior to the Closing Date, Activision shall enter into one or more debt agreements (the "New Activision Credit Facilities"), on terms and conditions reasonably satisfactory to Vivendi, with either (i) banks or other financial institutions or (ii) Vivendi or one or more of its Affiliates, on market terms in an arms-length transaction, which debt agreements shall include (a) a tranche that provides Activision with the availability to borrow up to, but not exceeding, an amount of funds sufficient to consummate the portion of the Aggregate Tender Offer Consideration described in Section 3.3(c) of this Agreement and to pay the associated fees and expenses with respect to such debt agreements and (b) a tranche that provides Activision with the availability to borrow up to $375 million for Activision's working capital needs.

        Section 6.20    Games' Outstanding Indebtedness.

        Vivendi, VGAC LLC and Games shall take all necessary actions to provide that, immediately prior to the Effective Time, none of Games or its Subsidiaries will have any indebtedness for money borrowed, other than (a) indebtedness owed to Games or any of its wholly owned Subsidiaries from a Subsidiary of Games or any of its wholly owned Subsidiaries and (b) indebtedness to unaffiliated third parties on terms and conditions reasonably acceptable to Activision that does not, in the aggregate, exceed (x) the aggregate amount of cash and cash equivalents held by Games and its Subsidiaries at the Effective Time minus (y) $15 million.

        Section 6.21    Games' Affiliate Contracts.

        Vivendi, VGAC LLC, Games and their respective Subsidiaries shall take all necessary actions to terminate, on or prior to the Closing Date, each of the Contracts listed in Section 6.21 of the Games Disclosure Schedule such that from and after the Closing, none of Games or any of its Subsidiaries shall have any ongoing liability under any such Contracts.

        Section 6.22    Labor Organizing Activities.

        Prior to the Closing Date, Games and its Subsidiaries, as applicable, shall engage in all necessary bargaining or similar activities with any labor union, trade union, labor organization or works council as may be required by applicable Law in connection with the transactions contemplated by this Agreement.

        Section 6.23    Release of Guarantees.

        Vivendi, Games and Activision shall cooperate and use their reasonable best efforts to obtain the release, effective as of the Closing Date, of Vivendi and its Affiliates (other than Games and the Games Subsidiaries) that are a party to or bound by a guarantee, performance bond, surety bond or other similar agreement relating to the operation of the business of Games or any Games Subsidiaries, including the guarantees, performance bonds and other similar agreements listed in Section 6.23 of the Games Disclosure Schedule (the "Guarantees"). In the event any of the Guarantees are not released prior to or at the Closing, Activision agrees to indemnify and hold Vivendi and its Affiliates (other than Games and the Games Subsidiaries) that are a party to each such Guarantee harmless for any and all payments required to be made under, or costs incurred in connection with, such Guarantee following the Closing.

ARTICLE VII
CONDITIONS

        Section 7.1    Conditions to Each Parties' Obligation to Effect the Transactions.

        The respective obligation of each party to effect the Transactions shall be subject to the satisfaction of the following conditions (none of which (other than the condition set forth in Section 7.1(f) below) may be waived by the parties hereto):

          (a)    Activision Stockholder Approval.    The Activision Stockholder Approval shall have been obtained.

          (b)    Antitrust Approvals.    (i) The waiting period required under the HSR Act, including any extensions thereof, shall have expired and any investigations relating to the sale hereunder that may have been opened by either the Department of Justice or the Federal Trade Commission by means of a request for additional information or otherwise shall have terminated, and all other material consents, approvals and actions of, filings with and notices to any Governmental Authority of the European Union relating to the transactions contemplated hereby, shall have been obtained or taken, and (ii) all other clearances, consents, approvals, orders and authorizations that are necessary for the Closing shall have been obtained, except, in the case of clause (ii), for such clearances, consents, approvals, orders or authorizations as would not reasonably be expected to have a material adverse effect on the business and operations of Activision and the Surviving Corporation, taken as a whole, and the benefits that are expected to derive from the Transactions and the other transactions contemplated hereby.

          (c)    No Illegality.    No Law shall have been enacted, entered, enforced or deemed applicable to the Transactions by a Governmental Entity that makes the consummation of the Transactions illegal in the U.S. or any foreign jurisdiction in which any of the Parties has substantial business and operations.

          (d)    No Injunctions or Restraints.    No Order issued or granted by any Governmental Entity in the U.S. or any foreign jurisdiction in which Activision or Games has substantial business and operations making the consummation of the Transactions illegal in the U.S. or any such foreign jurisdiction shall be in effect.

          (e)    Credit Facility.    The New Activision Credit Facilities shall have been obtained.

        Section 7.2    Conditions to Vivendi's, VGAC LLC's and Games' Obligation to Effect the Transactions.

        The obligation of Vivendi, VGAC LLC and Games to effect the Transactions shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, solely by Vivendi:

          (a)    Representations and Warranties.    Each of the representations and warranties of Activision and Merger Sub contained in this Agreement and the Ancillary Agreements shall be true and correct (without giving effect to any qualification as to materiality or Activision Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date as if made on and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any failures of any such representations and warranties to be so true and correct at and as of the Closing Date would not, individually or in the aggregate, reasonably be expected to have an Activision Material Adverse Effect.

          (b)    Performance.    Activision and Merger Sub shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement and the Ancillary Agreements to be complied with by each of them on or prior to the Closing Date.

          (c)    Officer's Certificate.    Vivendi shall have received a certificate of Activision and Merger Sub, validly executed for and on behalf of Activision and Merger Sub by a duly authorized officer thereof, certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

          (d)    NASDAQ Listing.    The shares of Activision Common Stock issuable to the stockholders of Games pursuant to the Merger and to Vivendi pursuant to the Share Purchase (and, if applicable, in connection with the Tender Offer) as contemplated by this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

          (e)    Absence of Activision Transaction Litigation.    No Activision Transaction Litigation shall have been commenced and be continuing before any Governmental Entity that would render it impossible or unlawful to consummate the Transactions.

          (f)    Ancillary Agreements.    Activision shall have delivered to Vivendi executed copies of each of the Ancillary Documents to which Activision is a party.

        Section 7.3    Conditions to Activision's and Merger Sub's Obligation to Effect the Transactions.

        The obligation of Activision and Merger Sub to effect the Transactions shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, solely by Activision:

          (a)    Representations and Warranties.    Each of the representations and warranties of Vivendi, VGAC LLC and Games contained in this Agreement and the Ancillary Agreements shall be true and correct (without giving effect to any qualification as to materiality or Games Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date as if made on and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any failures of any such representations and warranties to be so true and correct at and as of the Closing Date would not, individually or in the aggregate, reasonably be expected to have a Games Material Adverse Effect.

          (b)    Performance.    Vivendi, VGAC LLC and Games shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement and the Ancillary Agreements to be complied with by each of them on or prior to the Closing Date.

          (c)    Officer's Certificate.    Activision shall have received a certificate of Vivendi, VGAC LLC and Games, validly executed for and on behalf of Vivendi, VGAC LLC and Games by a duly authorized officer thereof, certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

          (d)    Absence of Games Transaction Litigation.    No Games Transaction Litigation shall have been commenced and be continuing before any Governmental Entity that would render it impossible or unlawful to consummate the Transactions.

          (e)    Satisfaction of Intercompany Arrangements and Indebtedness.    Immediately prior to the Closing, Vivendi, VGAC LLC and Games shall have taken all necessary actions to provide that all intercompany arrangements between Vivendi and VGAC LLC on the one hand and Games and its Subsidiaries on the other (other than those listed in Section 6.21 of the Games Disclosure Schedule) shall have been terminated and all monies owed pursuant to such intercompany arrangements shall have been paid in full.

          (f)    Ancillary Agreements.    Vivendi shall have delivered to Activision executed copies of each of the Ancillary Documents to which Vivendi, Games LLC or Games is a party.

ARTICLE VIII
TERMINATION AND AMENDMENT

        Section 8.1    Termination.

        This Agreement may be terminated at any time prior to the Closing Date, whether before or after receipt of the Activision Stockholder Approval:

          (a)   by mutual written consent of Activision, Merger Sub, Vivendi, VGAC LLC and Games, duly authorized by the respective Boards of Directors of the Parties;

          (b)   by either Vivendi or Activision:

            (i)    if the Transactions shall not have been consummated on or before the ten (10) month anniversary of the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party who has breached its obligations under this Agreement in any material respect, provided that such breach has been a principal cause of, or resulted in, the failure of the Transactions to be consummated on or before such date;

            (ii)   if any Law shall have been enacted, entered, enforced or deemed applicable to any of the Transactions by a Governmental Entity that makes the consummation of the Transactions illegal in the U.S. or any foreign jurisdiction in which Activision or Vivendi has substantial business and operations;

            (iii)  if any Governmental Entity in the U.S. or foreign jurisdiction in which Activision or Vivendi has substantial business and operations shall have issued or granted any Order making the Transactions illegal in the U.S. or any such foreign jurisdiction and such Order has become final and non-appealable; or

            (iv)  if the Activision Stockholder Approval shall not have been obtained at the Activision Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

          (c)   by Vivendi (provided that none of Vivendi, VGAC LLC or Games is then in breach of any of their respective obligations under this Agreement), if there is any continuing inaccuracy in the representations and warranties of Activision or Merger Sub set forth in this Agreement, or Activision or Merger Sub is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions to Vivendi's, VGAC LLC's and Games' obligations to effect the Transactions set forth in Section 7.2(a) or Section 7.2(b) would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not reasonably capable of being cured by Activision or Merger Sub prior to the Termination Date;

          (d)   by Activision (provided neither it nor Merger Sub is then in breach of any of its obligations under this Agreement), if there is any continuing inaccuracy in the representations and warranties of Vivendi, VGAC LLC or Games set forth in this Agreement, or Vivendi, VGAC LLC or Games is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions to Activision's and Merger Sub's obligations to effect the Transactions set forth in Section 7.3(a) or Section 7.3(b) would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not reasonably capable of being cured by Vivendi, VGAC LLC or Games prior to the Termination Date;

          (e)   by Vivendi, if an Activision Adverse Recommendation Change shall have occurred and be continuing, or if the Board of Directors of Activision shall have failed to publicly reaffirm its recommendation of this Agreement and the Transactions within ten (10) Business Days following the date upon which a third party first commences a tender or exchange offer for shares of Activision capital stock; or

          (f)    by Activision pursuant to and in accordance with the terms and subject to the conditions of Section 6.4(c), provided that not later than the first business day after such termination, Vivendi has received the Termination Fee set forth in Section 8.3.

        Section 8.2    Effect of Termination.

        In the event of termination of this Agreement by either Activision or Vivendi as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any of the Parties under this Agreement, other than the provisions of this Section 8.2, Section 8.3, Section 8.4 and Article IX, which provisions shall survive such termination; provided, however, that no such termination shall relieve any Party from any liability or damages resulting from the willful breach of this Agreement.

        Section 8.3    Termination Fees and Expenses.

        (a)   In the event that (i) this Agreement is terminated by Vivendi pursuant to Section 8.1(e), (ii) this Agreement is terminated by Activision pursuant to Section 8.1(f) or (iii) (A) prior to the Activision Stockholder Meeting, an Activision Acquisition Proposal shall have been made directly to the stockholders of Activision generally and not withdrawn or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Activision Acquisition Proposal, (B) after any of the events referenced in the preceding clause (A), this Agreement is terminated by either Vivendi or Activision pursuant to Section 8.1(b)(i) or 8.1(b)(iv), and (C) within twelve (12) months after such termination, Activision enters into a definitive Contract to consummate, or consummates, a transaction constituting an Activision Acquisition Proposal (whether or not such Activision Acquisition Proposal is the transaction contemplated by the Activision Acquisition Proposal referenced in the preceding clause (A)), then Activision shall (1) pay Vivendi a fee equal to $180,000,000 (the "Termination Fee") and (2) reimburse Vivendi for all of Vivendi's, VGAC LLC's and Games' actual and reasonably documented out-of-pocket expenses (including reasonable attorneys' fees) actually incurred by Vivendi, VGAC LLC and Games on or prior to the termination of this Agreement in connection with this Agreement and the transactions contemplated not to exceed $15,000,000, in each case, by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C); provided, however, in event that the Termination Fee and expenses become payable to Vivendi pursuant to clause (iii) above, then that the amount of expenses, if any, for which Vivendi may have been reimbursed previously pursuant to Section 8.3(b) below shall be credited against the payment of the expenses by Activision under this Section 8.3(a).

        (b)   In the event that this Agreement is terminated by Vivendi pursuant to Section 8.1(c) (provided, that the conditions to Closing set forth in Sections 7.1 (other than Section 7.1(f)) and 7.3 have been satisfied or are capable of being satisfied as of the date such termination), Activision shall promptly pay Vivendi by wire transfer of same-day funds an aggregate amount equal to Vivendi's, VGAC LLC's and Games' actual and reasonably documented out-of-pocket expenses (including reasonable attorneys' fees) actually incurred by Vivendi, VGAC LLC and Games on or prior to the termination of this Agreement in connection with this Agreement and the transactions contemplated not to exceed $15,000,000.

        (c)   In the event that this Agreement is terminated by Activision pursuant to Section 8.1(d) (provided, that the conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied or are capable of being satisfied as of the date such termination), Vivendi shall promptly pay Activision by wire transfer of same-day funds an aggregate amount equal to Activision's and Merger Sub's actual and reasonably documented out-of-pocket expenses (including reasonable attorneys' fees) actually incurred by Activision and Merger Sub on or prior to the termination of this Agreement in connection with this Agreement and the transactions contemplated not to exceed $15,000,000.

        (d)   The Parties hereto acknowledge and agree that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the Parties would have entered into this Agreement. Payment of the Termination Fee and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of Section 6.3 of this Agreement, but is otherwise the sole and exclusive remedy of the parties for termination on the bases specified in Sections 8.3(a), 8.3(b) and 8.3(c). If either Activision or Vivendi, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.3 (when and if payable), and, in order to obtain such payment, Vivendi or Activision, as the case may be, commences a suit which results in a judgment against the other party for the payment of the Termination Fee and/or expenses as set forth in this Section 8.3, Vivendi or Activision, as the case may be, shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit.

        Section 8.4    Amendment.

        This Agreement may be amended by the Parties, only by action taken by or on behalf of their respective Boards of Directors, at any time prior to (but not following) the Closing Date; provided, however, that notwithstanding the foregoing, (a) after the Activision Stockholder Approval has been obtained and prior to the Closing Date, any proposed amendment to this Agreement that under the DGCL requires the further approval of the stockholders of Activision shall not be effective without such further stockholder approval and (b) after the Closing Date, this Agreement may not be amended without approval by a majority of the independent directors of Activision. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 8.5    Extension; Waiver.

        At any time prior to (but not following) the Closing Date, the Parties hereto may, only by action taken by or on behalf of their respective Boards of Directors, and only to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any certificate, instrument or other document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein to the extent permitted hereby. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure or delay of any Party hereto to assert any of its rights under this Agreement or otherwise shall not impair such rights, constitute a waiver of such rights or be deemed to be an acquiescence in any breach of any representation, warranty, covenant or other agreement set forth in this Agreement.

ARTICLE IX
MISCELLANEOUS

        Section 9.1    Nonsurvival of Representations and Warranties.

        None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Closing. The terms of Article I and this Article IX, as well as the covenants and other agreements set forth in Article II, Article III and Article VIII that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the consummation of the Transactions.

        Section 9.2    Notices.

        All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made by a Party hereto only upon receipt by the receiving Party at the following addresses (if mailed) or the following telecopy numbers (if delivered by facsimile), or at such other address or telecopy number for a Party as shall be specified by like notice:

          (a)   if to Vivendi, VGAC LLC or Games, to

        Vivendi S.A.
        42, avenue de Friedland
        75380 Paris cedex 08
        Attention: Frédéric Crépin
        Telecopy: + 33 1 71 71 11 43

      with a copy (which shall not constitute notice) to:

        Vivendi S.A.
        800 Third Avenue, 5th Floor
        New York, New York 10022
        Attention: George E. Bushnell III, Esq.
        Telecopy: (212) 572-7496

      and:

        Gibson, Dunn & Crutcher LLP
        2029 Century Park East
        Los Angeles, California 90067
        Attention: Ruth Fisher, Esq.
        Telecopy: (310) 352-7070

          (b)   if to Activision or Merger Sub, to

        Activision, Inc.
        3100 Ocean Park Boulevard
        Santa Monica, California 90405
        Attention: George L. Rose, Esq.
        Telecopy: (310) 255-2152

      with a copy (which shall not constitute notice) to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        300 South Grand Avenue
        Los Angeles, California 90071
        Attention: Brian J. McCarthy, Esq.
        Telecopy: (213) 687-5600

        Section 9.3    Interpretation.

        (a)   When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

        (b)   The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (c)   This Agreement is the result of the joint efforts of Activision, Merger Sub, Vivendi and Games, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any Party based on any presumption of that Party's involvement in the drafting thereof.

        (d)   The words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation."

        (e)   The term "ordinary course of business" (or similar terms) shall be deemed to be followed by the words "consistent with past practice."

        Section 9.4    Counterparts.

        This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

        Section 9.5    Entire Agreement; No Third Party Beneficiaries.

        This Agreement (including the Ancillary Agreements and the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and (b) other than with respect to the matters set forth in Section 6.11, is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder. Each Party hereto agrees that, except for the representations and warranties contained in this Agreement and the Ancillary Agreements to which it is a party, none of Activision, Merger Sub, Vivendi, VGAC LLC or Games makes any other representations or warranties, and each hereby disclaims any other representations or warranties made by itself or any of its respective officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Transactions, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

        Section 9.6    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

        (a)   This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        (b)   Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties agrees further to accept service of process in any manner permitted by such courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) any right to a trial by jury.

        Section 9.7    Publicity.

        Activision and Merger Sub, on the one hand, and Vivendi, VGAC LLC and Games, on the other hand, shall consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a Party may, without the prior consent of the other Parties, issue such press release as may, upon consultation with outside counsel, be required by applicable Law, the SEC, the Autorités des marchés financiers or the rules and regulations of the NASD or any applicable foreign stock exchange, as applicable, if it has used its reasonable best efforts to consult with the other Party prior thereto regarding the timing, scope and content of any such press release, and provided, further, no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 6.3 or Section 6.4.

        Section 9.8    Assignment.

        Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that (i) Merger Sub may assign, in its sole and absolute discretion, any or all of its rights, interests and obligations hereunder to any wholly owned Subsidiary of Activision and (ii) Vivendi may assign, in its sole and absolute discretion, any of or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Vivendi; provided that such assignment by Vivendi shall not relieve Vivendi of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.9    Enforcement.

        The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.

        Section 9.10    Incorporation of Schedules and Exhibits.

        The Activision Disclosure Schedule, the Games Disclosure Schedule and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        Section 9.11    Severability.

        This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.

        Section 9.12    Expenses.

        Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection this Agreement and the transactions contemplated hereby (including all fees and expenses of agents, representatives, counsel, financial advisors and accountants) shall be paid by the Party incurring such fees and expenses. Notwithstanding anything herein to the contrary, the fees and expenses of Goldman Sachs & Co. and Gibson, Dunn & Crutcher LLP shall be paid by Vivendi.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

VIVENDI S.A.
By:	/s/ JEAN-BERNARD LÉVY Name: Jean-Bernard Lévy Title: Chairman of the Board and CEO
VGAC LLC
By:	/s/ GEORGE E. BUSHNELL III Name: George E. Bushnell III Title: President
VIVENDI GAMES, INC.
By:	/s/ RENÉ PENISSON Name: René Penisson Title: Chairman of the Board
ACTIVISION, INC.
By:	/s/ ROBERT A. KOTICK Name: Robert A. Kotick Title: Chief Executive Officer
SEGO MERGER CORPORATION
By:	/s/ ROBERT A. KOTICK Name: Robert A. Kotick Title: President

[Signature Page to Business Combination Agreement]

Annex B

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACTIVISION, INC.

        ACTIVISION, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby amend and restate the Amended and Restated Certificate of Incorporation of the Corporation, which was originally filed on June 1, 2000, under the name "Activision Holdings, Inc.", and subsequently amended.

        The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

        Section 1.1.    Name.    The name of the Corporation is: Activision Blizzard, Inc.

ARTICLE II

        Section 2.1.    Registered Officer.    The registered office of the Corporation is to be located at 1013 Centre Road, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

        Section 3.1.    Corporate Purpose.    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as it may be amended from time to time (the "DGCL").

ARTICLE IV

        Section 4.1.    Capital Stock.

        (a)   The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion Two Hundred Five Million (1,205,000,000) shares, of which Five Million (5,000,000) shares are designated Preferred Stock, par value $.000001 per share and aggregate par value of Five Dollars ($5) (the "Preferred Stock"), and of which One Billion Two Hundred Million (1,200,000,000) shares are designated Common Stock, par value $.000001 per share and aggregate par value of One Thousand Two Hundred Dollars ($1,200) (the "Common Stock").

        (b)   The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

        Section 4.2.    Preferred Stock.

        (a)   The Preferred Stock authorized by this Certificate of Incorporation may be issued by the Board of Directors from time to time in one or more series.

        (b)   The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, and the liquidation preferences of any wholly unissued class or series of

Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them.

        Section 4.3.    Common Stock.

        (a)   Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors.

        (b)   In the event of the voluntary or involuntary liquidation, distribution or winding up of the Corporation, holders of Common Stock will be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its stockholders.

        (c)   The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Common Stock shall be entitled to one vote for each share thereof held.

        Section 4.4.    Certain Limitations.    Notwithstanding anything in this Article IV to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code of 1978, as amended, the Corporation shall be prohibited from authorizing the issuance of any class, or series thereof, of nonvoting equity shares, within the meaning of such section.

ARTICLE V

        The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        Section 5.1.    Number of Directors; Quorum Requirements for Committees.

        (a)   The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

        (b)   Prior to the first occurrence of a Triggering Event, a quorum for any duly called and noticed meeting of any committee of the Board of Directors (other than an Exempt Committee (as defined in the by-laws of the Corporation)), whether regular or special, shall require the presence, in person, of a majority of the total number of directors appointed to such committee including at least one of the Independent Directors appointed to such committee; provided, however if a quorum is not obtained at a duly called and noticed meeting of any committee (other than an Exempt Committee) because no Independent Director is present, then for purposes of the next duly called and noticed meeting of such committee, whether regular or special, a quorum for such meeting shall require the presence, in person, of a number of directors equal to a majority of the total number of directors appointed to such committee.

        Section 5.2.    Powers of the Board of Directors.

        (a)   The Board of Directors shall have power without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

        (b)   The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

        (c)   In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

        Section 5.3.    Amendment of By-laws.

        (a)   The Board of Directors shall have power without the assent or vote of the stockholders to alter, amend, change, add to, repeal, rescind or make new by-laws of the Corporation (to the extent not inconsistent with this Section 5.3); provided, however, that

          (i)    Sections 2.4, 2.6(a), 2.14 and Section 8.4 (as it relates to the foregoing Sections) of the by-laws may be altered, amended, changed, added to, repealed, rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

          (ii)   Section 3.3 and Section 8.4 (as it relates to the foregoing Section) of the by-laws may be altered, amended, changed, added to, repealed, rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of holders of capital stock of the Corporation representing more than 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

          (iii)  Sections 3.2(b), 3.4(b), 3.6, 3.10(c), 3.10(d), 3.10(f) and Section 8.4 (as it relates to the foregoing Sections) of the by-laws may be altered, amended, changed, added to, repealed, rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by (A) prior to the first occurrence of a Triggering Event, the affirmative vote of (1) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (2) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares or (B) after the first occurrence of a Triggering Event, the affirmative vote of holders of capital stock of the Corporation representing more than 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

          (iv)  Section 2.3 and Section 8.4 (as it relates to the foregoing Section) of the by-laws may be altered, amended, changed, added to or repealed or rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of (A) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (B) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares; and

          (v)   Sections 3.12, 4.3 and Section 8.4 (as it relates to the foregoing Sections) of the by-laws may be altered, amended, changed, added to or repealed or rescinded or new by-laws of the Corporation may be made that are inconsistent with such Sections only by (A) the Board of Directors in accordance with the provisions of Section 3.12 and 8.4 of the bylaws of the Corporation or (B) the affirmative vote of (x) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (y) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares.

        (b)   In addition to any vote required by law, the affirmative vote of (i) holders of capital stock of the Corporation representing at least a majority of the shares of capital stock of the Corporation and (ii) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares shall be required in order to (A) alter, amend, repeal or rescind Section 3.3(b) of the by-laws of the Corporation to decrease the percentages in the definitions of "Triggering Event" and "Termination Event" set forth therein or (B) alter, amend, repeal or rescind any of the by-laws of the Corporation in a manner that would be beneficial to Vivendi and its Controlled Affiliates, in their capacities as stockholders of the Corporation, other than any alterations, amendments, repeals, or rescissions that affect the rights of all stockholders in the same manner.

        (c)   Subject to Section 5.3(a) and 5.3(b) hereof, the by-laws of the Corporation may be altered, amended, changed, added to, repealed, rescinded or new by-laws may be made by the affirmative vote of holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

        Section 5.4.    Amendment of Certificate of Incorporation.

        (a)   Subject to Section 5.4(b) hereof, Sections 5.3(a)(i), 5.3(a)(ii) and 5.3(c) and Articles VIII and IX of this Certificate of Incorporation may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of holders of capital stock of the Corporation entitled to vote thereon representing more than 66 2/3% of the shares entitled to be voted thereon.

        (b)   Sections 5.1(b) and 5.3(a)(iii) of this Certificate of Incorporation may only be altered, amended, changed, added to, repealed, or rescinded by (i) prior to the first occurrence of a Triggering Event, the affirmative vote of (A) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (B) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares or (ii) after the first occurrence of a Triggering Event, the affirmative vote of holders of capital stock of the Corporation representing more than 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

        (c)   Sections 5.3(a)(iv), 5.3(a)(v), 5.3(b), 8.2, 8.3, 8.5 and 9.1(b) of this Certificate of Incorporation may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of (i) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (ii) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the Vivendi Owned Shares.

ARTICLE VI

        Section 6.1.    Voting Powers of Stockholder Designees.    Prior to the first occurrence of a Triggering Event, at each meeting of the Board of Directors or any committee thereof (other than Exempt Committees (as defined in Section 3.10(d) of the by-laws of the Corporation)), each Stockholder Designee present at such meeting shall have, and be entitled to cast at such meeting, a number of votes equal to the quotient of (i) the sum of (1) the total number of Stockholder Designees on the Board of Directors or committee thereof plus (2) the total number of Vivendi Designees (other than Stockholder

Designees) on the Board of Directors or committee thereof that are not present at such meeting, divided by (ii) the total number of Stockholder Designees present at such meeting.

ARTICLE VII

        Section 7.1.    Liability of Directors.    The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL, as the same may be amended and supplemented.

        Section 7.2.    Indemnification of Directors.    The Corporation, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, shall indemnify the directors and officers of the Corporation under said section from and against any and all of the expenses, liabilities or other matter referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administration of such a person.

        Section 7.3.    Amendments to Article VII.    Any modification of this Article VII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such appeal on modification.

ARTICLE VIII

        Section 8.1.    Relationship With Vivendi.    Because Vivendi, through its Controlled Affiliates, is the majority stockholder of the Corporation, and in anticipation that the Corporation and Vivendi may engage in similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Vivendi (including service of officers and directors of Vivendi as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director's fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article VIII are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve Vivendi and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

        Section 8.2.    Business Activities.

        (a)   Subject to Section 8.2(b) and except as Vivendi may otherwise agree in writing, neither Vivendi nor any of its Affiliates shall have a duty to refrain from engaging, directly or indirectly in the same or similar business activities or lines of business as the Corporation other than in a Competing Business. Subject to Section 8.2(b), to the fullest extent permitted by law, neither Vivendi nor any officer or director thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Vivendi or of such person's participation therein.

        (b)   Neither Vivendi nor any of its Controlled Affiliates shall engage, directly or indirectly, in any Competing Business; provided, however, that the businesses conducted by Vivendi and its Controlled Affiliates as of the Closing Date (as defined in the Business Combination Agreement) and reasonable enhancements, extensions and derivations thereof shall not be considered to be Competing Businesses for purposes of this Article VIII. So long as the majority of the Board of Directors are Vivendi Designees, neither Vivendi nor any of its Controlled Affiliates shall, directly or indirectly, acquire a majority of the equity interests or assets of any Person that is, or controls, a Competing Business;

provided, however, Vivendi shall not be prohibited from acquiring, merging or participating in any business combination with any Person which contains a subsidiary, segment or division in a Competing Business (a "Qualifying Entity") if (1) such Qualifying Entity is an Immaterial Entity or (2) if such Qualifying Entity is not an Immaterial Entity, Vivendi complies with the provisions of clauses (i) and (ii) below:

          (i)    If Vivendi acquires a Qualifying Entity that is not an Immaterial Entity, it shall give written notice to the Corporation (an "Option Notice") within fifteen (15) days of such acquisition, which notice shall set forth the name and a brief description of the Qualifying Entity as well as a statement of the value of such Qualifying Entity based upon the consideration paid by Vivendi in respect of the acquisition of such Qualifying Entity (the "Qualifying Entity Value") and the terms of such acquisition. Upon the giving of such Option Notice, the Corporation or any of its wholly-owned Subsidiaries shall have the option to purchase, for a price in cash equal to the Qualifying Entity Value, said option to be exercised within sixty (60) days following the giving of such Option Notice (the "Review Period"), by giving a counter-notice (a "Counter Notice") to Vivendi on or prior to the expiration of the Review Period. During the Review Period, Vivendi shall provide the Corporation and its representatives with reasonable access to and information with respect to such Qualifying Entity to permit the Corporation to conduct reasonable due diligence with respect to such Qualifying Entity. If the Corporation or any of its wholly-owned Subsidiaries elects to purchase such Qualifying Entity, each such electing entity shall be obligated to purchase, and Vivendi shall be obligated to sell, such Qualifying Entity at a closing to be held on the sixtieth (60th) day after the giving of the Counter Notice, or at such other time as may be mutually acceptable to Vivendi and the purchasing entity. The closing of any such purchase by the Corporation or any of its wholly-owned Subsidiaries may, at the election of the purchasing entity, be delayed up to ninety (90) days in order to permit such acquisition of such Qualifying Entity to be made in conformity with applicable laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and foreign anti-trust laws.

          (ii)   If the Corporation and its wholly-owned Subsidiaries elect not to purchase such Qualifying Entity within the time limits specified in clause (i) above, then (A) the offer to sell such Qualifying Entity to the Corporation and/or its Subsidiaries shall be deemed revoked and (B) Vivendi shall use commercially reasonable efforts to sell or otherwise divest the Qualifying Entity (or substantially all of its assets) to an unrelated third party within eighteen (18) months following the initial acquisition of such Qualifying Entity at a price no more favorable to such third party than was offered to the Corporation; provided that Vivendi's failure to sell such Qualifying Entity shall not constitute a breach of this Section 8.2 if it complies with the requirements of immediately preceding clause (B). Furthermore, if any Qualifying Entity was an Immaterial Entity when acquired, but thereafter no longer qualifies as an Immaterial Entity (i.e., the Qualifying Entity subsequently exceeds the Materiality Threshold), (x) such fact shall not constitute a breach of this Section 8.2(b) by Vivendi and (y) Vivendi shall have no obligation to sell such Qualifying Entity pursuant to this Section 8.2(b) or otherwise.

        (c)   To the fullest extent permitted by law, neither Vivendi nor any of its Controlled Affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Corporation or any of its Subsidiaries, and neither Vivendi nor any officer, director or employee thereof (except as provided in Section 8.3 below) shall to the fullest extent permitted by law be deemed to have breached its or his fiduciary duties, if any, to the Corporation solely by reason of Vivendi's engaging in any such activity.

        Section 8.3.    Corporate Opportunities.

        (a)   Subject to compliance with Section 8.3(b), in the event that Vivendi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Vivendi and the

Corporation, Vivendi shall to the fullest extent permitted by law have no duty to communicate or offer such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Vivendi acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates.

        (b)   In the event that a director or officer of the Corporation who is also a director, officer or employee of Vivendi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Vivendi (a "Mutual Corporate Opportunity"), such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty with respect to such Mutual Corporate Opportunity, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such Mutual Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation, if such director or officer acts in a manner consistent with the following policy: a Mutual Corporate Opportunity offered to any person who is an officer or director of the Corporation, and who is also an officer, director or employee of Vivendi, shall belong to Vivendi, unless such Mutual Corporate Opportunity was expressly offered to such person in his or her capacity as a director or officer of the Corporation (an "Activision Opportunity"), in which case such Activision Opportunity shall not be pursued by Vivendi. In the event Vivendi decides to pursue any Mutual Corporate Opportunity (other than an Activision Opportunity), then, subject to any contractual restrictions on Vivendi with respect to confidentiality, Vivendi shall provide prompt written notice to the Corporation of such decision.

        Section 8.4.    Deemed Consent of Stockholders.    Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

        Section 8.5.    Purchase of Corporation Stock by Vivendi.    In the event that Vivendi's Voting Interest equals or exceeds 90%, then, within sixty (60) days following the date upon which Vivendi's Voting Interest first equals or exceeds 90% (the "Relevant Date"), either Vivendi or the Corporation shall commence a tender offer to acquire all shares of Common Stock not owned by Vivendi as of the Relevant Date (the "Minority Shares") at a price not less than the volume-weighted average closing price per share of Common Stock, as reported on The Nasdaq Global Market (or, if applicable, such other national securities exchange on which the Common Stock is listed), as reported by Bloomberg, L.P., for the twenty (20) consecutive trading days immediately preceding (but not including) the trading day immediately preceding the Relevant Date (the "Buyout Price"). In the alternative, at any time on or before the Relevant Date, Vivendi may, but is not obligated to, cause the Corporation to effect a merger or other business combination pursuant to which the holders of the Minority Shares receive an amount equal to the Buyout Price in exchange for each of their Minority Shares.

        Section 8.6.    Termination; Binding Effect.    Notwithstanding anything in this Certificate of Incorporation to the contrary, the foregoing provisions of this Article VIII shall expire on the date that Vivendi and its Controlled Affiliates cease to own beneficially Common Stock representing at least 10% of the number of outstanding shares of Common Stock of the Corporation and no person who is a director or officer of the Corporation is also a director or officer of Vivendi. Neither such expiration, nor the alteration, amendment, change or repeal of any provision of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such expiration, alteration, amendment, repeal or adoption.

        Section 8.7.    Article VIII.    The provisions of this Article VIII are in addition to the provisions of Article IX.

ARTICLE IX

        Section 9.1.    Affiliate Transactions; Contracts Not Void.

        (a)   Subject to Section 9.1(b), no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation, on the one hand, and Vivendi and its Controlled Affiliates, on the other hand, shall be void or voidable solely for the reason that Vivendi or its Controlled Affiliates is a party thereto, or solely because any directors or officers of the Corporation who are affiliated with Vivendi are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination or solely because his or their votes are counted for such purpose, but any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) shall be governed by the provisions of this Certificate of Incorporation, the Corporation's by-laws, the DGCL and other applicable law.

        (b)   Unless Vivendi's Voting Interest (i) equals or exceeds 90% or (ii) is less than 35%, with respect to any merger, business combination or similar transaction involving the Corporation or any of its Subsidiaries, on the one hand, and Vivendi or its Controlled Affiliates, on the other hand, in addition to any approval required pursuant to the DGCL and/or the Corporation's by-laws, the approval of such transaction shall require the affirmative vote of a majority in interest of the stockholders of the Corporation, other than Vivendi and its Controlled Affiliates, that are present and entitled to vote at the meeting called for such purpose.

        Section 9.2.    Quorum.    Directors of the Corporation who are also directors or officers of Vivendi may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof). Outstanding shares of Common Stock owned by Vivendi and its Controlled Affiliates may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof).

        Section 9.3.    No Liability For Good Faith Actions.    To the fullest extent permitted by law, neither Vivendi, its Controlled Affiliates, nor any of their respective officers or directors thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or the derivation of any improper personal benefit by reason of the fact that Vivendi, its Controlled Affiliates or an officer of director thereof in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between Vivendi and its Controlled Affiliates, on the one hand, and the Corporation, on the other hand. No vote cast or other action taken by any person who is an officer, director or other representative of Vivendi, which vote is cast or action is taken by such person in his capacity as a director of this Corporation, shall constitute an action of or the exercise of a right by or a consent of Vivendi for the purpose of any such agreement or contract.

        Section 9.4.    Deemed Consent by Stockholders.    Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

        Section 9.5.    Contracts Covered.    For purposes of this Article IX, any contract, agreement, arrangement or transaction with the Corporation or any of its Subsidiaries shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

        Section 9.6.    Binding Effect.    Neither the alteration, amendment, change or repeal of any provision of this Article IX nor the adoption of any provision inconsistent with any provision of this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

        Section 9.7.    Article IX.    The provisions of this Article IX are in addition to the provisions of Article VIII.

ARTICLE X

        Section 10.1    Definitions.    As used herein, the following terms shall have the following meanings:

        "Affiliate" has the meaning set forth in rule 12b-2 under the Securities Exchange Act of 1934, as amended.

        "Business Combination Agreement" means that certain Business Combination Agreement, dated as of December 1, 2007, by and among Vivendi, VGAC LLC, Vivendi Games, Inc., the Corporation and Sego Merger Corporation, as the same may be amended from time to time.

        "Competing Business" means the business of developing and/or publishing (i) interactive games for video game consoles or personal computers or (ii) massive multi-player online role playing games.

        "Controlled Affiliate" of a person shall mean an Affiliate controlled, directly or indirectly, by such person.

        "Immaterial Entity" means any Qualifying Entity as to which the aggregate consideration paid for, or in respect of, the equity or assets of such Qualifying Entity acquired by Vivendi or any of its Controlled Affiliates is less than the Materiality Threshold.

        "Materiality Threshold" means $100 million, which amount shall be adjusted each succeeding January (commencing in January 2009) by an amount proportional to the change in the Consumer Price Index for All Urban Consumers: All Items for the twelve month period ended as of the end of the prior December, as determined and reported by the U.S. Department of Labor, Bureau of Labor Statistics.

        "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

        "Stockholder Designees" means the Vivendi Designees that are not employees of the Corporation or any of its subsidiaries.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, association or other entity in which such Person beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests.

        "Triggering Event" means Vivendi's Voting Interest falling and remaining below 50% for ninety (90) consecutive days.

        "Vivendi" means Vivendi S.A.

        "Vivendi Designee" means the six initial directors designated as "Vivendi Designees" on Exhibit H to the Business Combination Agreement, their successors as nominated by the Vivendi Nominating Committee pursuant to the by-laws and elected by the stockholders of the Corporation or appointed by the Vivendi Nominating Committee pursuant to Section 3.4(b) of the Corporation's by-laws and any other person nominated by the Vivendi Stockholder pursuant to the Corporation's by-laws and elected by the stockholders of the Corporation.

        "Vivendi Owned Shares" means the aggregate amount of shares of capital stock of the Corporation owned by Vivendi and its Controlled Affiliates.

        "Vivendi Stockholder" means Vivendi or the Controlled Affiliate of Vivendi that holds a majority of Vivendi's Voting Interest.

        "Vivendi's Voting Interest" means the percentage of the outstanding common stock of the Corporation owned of record by Vivendi and its Controlled Affiliates.

[END]

Annex C

FORM OF
AMENDED AND RESTATED
BY-LAWS
OF
ACTIVISION BLIZZARD, INC.

ARTICLE I
OFFICES

        1.1.    Registered Office.    The registered office of Activision Blizzard, Inc. (the "Corporation") within the State of Delaware shall be established and maintained at the location of the registered agent of the Corporation. The Corporation was originally organized as Activision Holdings, Inc. and was formerly known as Activision, Inc.

        1.2.    Other Offices.    The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the Corporation may require.

ARTICLE II
STOCKHOLDERS

        2.1.    Place of Stockholders' Meetings.    All meetings of the stockholders of the Corporation shall be held at such place or places, within or without the State of Delaware as may be fixed by the Board of Directors from time to time or as shall be specified in the respective notices thereof.

        2.2.    Date and Hour of Annual Meetings of Stockholders.    An annual meeting of stockholders shall be held each year at such place, on such date, and at such time as the Board of Directors shall each year fix.

        2.3.    Purposes of Annual Meetings; Election of Directors.    At each annual meeting, the stockholders shall elect the members of the Board of Directors for the succeeding year. Directors shall be nominated for election at the annual meeting in accordance with the Sections 3.2, 3.3 and 3.10(c) and shall be elected by stockholders by ballot at the annual meeting, unless they are elected by written consent in lieu of an annual meeting as permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "DGCL"). At any such annual meeting any further proper business may be transacted.

        2.4.    Special Meetings of Stockholders.    Except as required by law and subject to the rights of the holders of any series of Preferred Stock of the Corporation established pursuant to the provisions of the Certificate of Incorporation, special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution approved by a majority of the then authorized number of directors. Stockholders of the Corporation are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. The business permitted at any special meeting of stockholders shall be limited to the business brought before the meeting by or at the direction of the Board of Directors.

        2.5.    Notice of Meetings of Stockholders.    Except as otherwise expressly required or permitted by law, not less than ten (10) days nor more than sixty (60) days before the date of every stockholders' meeting the Secretary shall give to each stockholder of record entitled to vote at such meeting written notice, (i) delivered by hand, (ii) sent by telecopier, provided that a copy is mailed, postage prepaid, (iii) sent by Express Mail, Federal Express or other express delivery service, (iv) sent by telegram, (v) sent by electronic transmission or (vi) the mailing thereof by first-class mail, postage prepaid, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address for notices to such stockholder as it appears on the records of the Corporation. Notice given by electronic transmission shall be effective as follows: (a) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (b) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice; (c) if by posting on an electronic network together with a separate notice of such posting, upon the later to occur of (1) the posting or (2) the giving of separate notice of the posting; or (d) if by other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder.

        2.6.    Quorum of Stockholders.

        (a)   Unless otherwise provided by the Certificate of Incorporation or these by-laws, at any meeting of the stockholders, the presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

        (b)   At any meeting of the stockholders at which a quorum shall be present, a majority of those present in person or by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting. In the absence of a quorum, the officer presiding thereat shall have power to adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting, other than announcement at the meeting, shall not be required to be given, except as provided in paragraph (d) below and except where expressly required by law.

        (c)   At any adjourned session at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting originally called but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof, unless a new record date is fixed by the Board of Directors.

        (d)   If an adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        2.7.    Chairman and Secretary of Meeting.    The Chief Executive Officer, or, in his absence, a President, shall preside at meetings of the stockholders. The Secretary or, in his absence, an Assistant Secretary, shall act as secretary of the meeting, or if neither is present, then the presiding officer may appoint a person to act as secretary of the meeting.

        2.8.    Voting by Stockholders.    Except as may be otherwise provided by the Certificate of Incorporation or these by-laws, at every meeting of the stockholders each stockholder shall be entitled to one (1) vote for each share of stock standing in his name on the books of the Corporation on the record date for the meeting. Except as otherwise required by law, the Certificate of Incorporation or these by-laws, all elections and questions, including the election of directors, shall be decided by the vote of a majority in interest of the stockholders present in person or represented by proxy and entitled to vote at the meeting.

        2.9.    Proxies.    Any stockholder entitled to vote at any meeting of stockholders may vote either in person or by proxy. Every proxy shall be in writing, subscribed by the stockholder or his duly authorized attorney-in-fact, but need not be dated, sealed, witnessed or acknowledged.

        2.10.    Inspectors.    The election of directors and any other vote by ballot at any meeting of the stockholders shall be supervised by at least two (2) inspectors. Such inspectors may be appointed by the presiding officer before or at the meeting; or if one or both inspectors so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting.

        2.11.    List of Stockholders.

        (a)   At least ten (10) days before every meeting of stockholders the Secretary shall prepare and make a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.

        (b)   During ordinary business hours, for a period of at least ten (10) days prior to the meeting, such list shall be open to examination by any stockholder for any purpose germane to the meeting, at the Corporation's principal place of business.

        (c)   The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and it may be inspected by any stockholder who is present.

        (d)   The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this Section 2.11 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

        (e)   In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure the information is available only to stockholders.

        2.12.    Procedure at Stockholders' Meetings.    Except as otherwise provided by these by-laws or any resolutions adopted by the stockholders or Board of Directors, the order of business and all other matters of procedure at every meeting of stockholders shall be determined by the presiding officer. Following the presentation of any resolution to any meeting of stockholders, the presiding officer may announce that further discussion on such resolution shall be limited. After such persons, or such a lesser number thereof as shall advise the presiding officer of their desire so to speak, shall have spoken on such resolution, the presiding officer may direct a vote on such resolution without further discussion thereon at the meeting.

        2.13.    Action By Consent Without Meeting.    Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting (a "Stockholder Action"), may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the Stockholder Action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such Stockholder Action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the Stockholder Action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing; provided, however, that prior to the first occurrence of a Triggering Event, no such Stockholder Action (other than the removal of any Vivendi Designee or an action approved by the majority of the Board of Directors, including a majority of the Independent Directors) shall be effective until the thirtieth (30th) day following delivery of notice of such Stockholder Action to those stockholders who have not consented in writing.

        2.14    Notice of Stockholder Business and Nominations.

        (a)   Subject to the rights of holders of any series of Preferred Stock established pursuant to the provisions of the Certificate of Incorporation and the provisions of Article III of these by-laws, nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation's notice with respect to such meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 2.14.

        (b)   For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to paragraph (a)(iii) of this Section 2.14, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) such business must be a proper matter for stockholder action under the DGCL, (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in subclause (c)(iii) of this Section 2.14(b), such stockholder or beneficial owner must, in the case of a proposal, have delivered prior to the meeting a proxy statement and form of proxy to holders of at least the percentage of the Corporation's voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered prior to the meeting a proxy statement and form of proxy to holders of a percentage of the Corporation's voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary (the "Anniversary") of the date on which the Corporation first mailed its proxy materials for the preceding year's annual meeting of stockholders; provided, however, that if no proxy materials were mailed by the Corporation in connection with the preceding year's annual meeting, or if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting or (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such person's written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation's voting shares to elect such nominee or nominees (an affirmative statement of such intent, a "Solicitation Notice").

        (c)   Notwithstanding anything in the second sentence of Section 2.14(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least fifty-five (55) days prior to the Anniversary, a stockholder's notice required by this by-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

        (d)   Subject to the Certificate of Incorporation and Article III of these by-laws, only persons nominated in accordance with the procedures set forth in this Section 2.14 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.14. The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these by-laws and, if any proposed nomination or business is not in compliance with these by-laws, to declare that such defective proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

        (e)   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.14. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice required by Section 2.14(b) shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

        (f)    For purposes of this Section 2.14, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

        (g)   Notwithstanding the foregoing provisions of this Section 2.14, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.14. Nothing in this Section 2.14 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

        2.15.    English Language.    All annual and special meetings of stockholders will be conducted in the English language and all notices, consents, proxies, documents and other materials provided to stockholders shall be written in English; provided that nothing herein shall preclude the Corporation from also providing or making available to stockholders copies of any such documents or materials translated into a foreign language; provided further in the event there are any discrepancies between the English and foreign language version of any notice, consent, proxy, document or any other material, the English version of such document shall prevail.

ARTICLE III
DIRECTORS

        3.1.    Powers of Directors.    The property, business and affairs of the Corporation shall be managed by its Board of Directors which may exercise all the powers of the Corporation except such as are by the law of the State of Delaware or the Certificate of Incorporation or these by-laws required to be exercised or done by the stockholders.

        3.2.    Number; Composition of Board; Terms of Office.

        (a)   Subject to the other provisions of these by-laws, the Board of Directors shall consist of eleven (11) members.

        (b)   Prior to the first occurrence of a Triggering Event, the Board of Directors shall consist of six (6) Vivendi Designees, two (2) Executive Directors and three (3) Independent Directors; provided that if, at any time while the Corporation's equity securities are traded on The Nasdaq Stock Market Inc. or are listed on any United States stock exchange, applicable law or the rules of The Nasdaq Stock Market Inc. (or such other applicable exchange) require a greater number of Independent Directors, then the number of directors shall be increased to add the number of additional required Independent Directors and a number of additional Vivendi Designees such that, after such increase, at least a majority of the directors shall be Vivendi Designees.

        (c)   The directors of the Corporation shall be nominated as provided in these by-laws, each director shall hold office until his successor is duly elected or appointed and qualified or until the earlier of his death, resignation or removal in accordance with the Certificate of Incorporation and these by-laws. Directors need not be stockholders.

        3.3    The Vivendi Stockholder's Right to Proportional Representation.

        (a)   Following the first occurrence of a Triggering Event, Section 3.2(b) shall be of no further force or effect and this Section 3.3(a) shall instead apply. At all times after the first occurrence of a Triggering Event and prior to the first occurrence of a Termination Event, (i) the Board of Directors shall include a number of Vivendi Designees that is proportional to Vivendi's Voting Interest, rounded up to the nearest whole number and (ii) the Vivendi Nominating Committee shall be entitled to nominate individuals for the Vivendi Designees; provided that if, at any time while the Corporation's equity securities are traded on The Nasdaq Stock Market Inc. or are listed on any United States stock exchange, applicable law or the rules of the Nasdaq Stock Market Inc. (or such other applicable exchange) require that a majority of the Corporation's Board of Directors be "independent" as defined by such law, rule or regulation, then (x) the number of directors shall be increased to add the number of additional independent directors to satisfy such law, rule or regulation, and (y) such vacancies shall be filled by individuals nominated by the Vivendi Designees and appointed by the affirmative vote of a majority of the directors then in office. If the number of Vivendi Designees is required to be reduced under this Section 3.3(a) following the first occurrence of a Triggering Event, Vivendi shall cause such number of Vivendi Designees to resign promptly such that the number of Vivendi Designees following such resignation(s) is in compliance with such requirement and the replacement(s) for such resigning Vivendi Designee(s) (and their successors) shall be appointed by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum.

        (b)   For purposes of these by-laws, the following terms shall have the following meanings:

        "Affiliate" has the meaning set forth in rule 12b-2 under the Securities Exchange Act of 1934, as amended.

        "Blizzard" means Blizzard Entertainment, Inc., a Delaware corporation.

        "Business Combination Agreement" means that certain Business Combination Agreement, dated as of December 1, 2007, by and among Vivendi S.A., VGAC LLC, Vivendi Games, Inc., the Corporation and Sego Merger Corporation, as the same may be amended from time to time.

        "Controlled Affiliate" of a person shall mean an Affiliate controlled, directly or indirectly, by such person.

        "Executive Director" means the two (2) initial directors designated as "Executive Directors" on Exhibit C to the Business Combination Agreement and their successors who are then serving as executive officers of the Corporation and are nominated by the Executive Nominating Committee pursuant to these by-laws and elected by the stockholders of the Corporation or appointed by the Executive Nominating Committee pursuant to Section 3.4(b).

        "Independent Director" means the three directors (other than the Executive Directors) designated as "Independent Directors" on Exhibit C to the Business Combination Agreement, their successors as nominated by the Independent Nominating Committee pursuant to these by-laws and elected by the stockholders of the Corporation or appointed by the Independent Nominating Committee pursuant to Section 3.4(b) and any other person nominated by the stockholders of the Corporation in accordance with these by-laws and elected by the stockholders of the Corporation; provided that each such person must qualify as an "Independent Director", as such term is defined in Rule 4200(15) (or any successor rule) of the rules promulgated by The Nasdaq Stock Market, Inc. which apply to issuers whose common stock is listed on the Nasdaq Global Market.

        "Termination Event" means Vivendi's Voting Interest falling and remaining below 10% for ninety (90) consecutive days.

        "Triggering Event" means Vivendi's Voting Interest falling and remaining below 50% for ninety (90) consecutive days.

        "Stockholder Designees" means the Vivendi Designees that are not employees of the Corporation or any of its subsidiaries.

        "Vivendi" means Vivendi S.A.

        "Vivendi Designee" means the six (6) initial directors designated as "Vivendi Designees" on Exhibit H to the Business Combination Agreement, their successors as nominated by the Vivendi Nominating Committee pursuant to these by-laws and elected by the stockholders of the Corporation or appointed by the Vivendi Nominating Committee pursuant to Section 3.4(b) and any other person nominated by the Vivendi Stockholder pursuant to these by-laws and elected by the stockholders of the Corporation.

        "Vivendi Stockholder" means Vivendi or the Controlled Affiliate of Vivendi that holds a majority of Vivendi's Voting Interest.

        "Vivendi's Voting Interest" means the percentage of the outstanding common stock of the Corporation owned of record by Vivendi and its Controlled Affiliates.

        3.4.    Resignation; Vacancies on Board of Directors; Removal.

        (a)    Resignations.    Any director may resign his office at any time by delivering his resignation in writing to the Chief Executive Officer or the Secretary. It will take effect at the time specified therein or, if no time is specified, it will be effective at the time of its receipt by the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

        (b)    Vacancies.    Subject to Sections 3.2 and 3.3, any vacancy on the Board of Directors, howsoever resulting, including through an increase in the number of directors, shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director; provided, however, that (i) prior to the first occurrence of a Termination Event, (A) a vacancy created by the resignation, death or removal of a Vivendi Designee may only be filled through the affirmative vote of a majority of directors on the Vivendi Nominating Committee and (B) a vacancy created by the resignation, death or removal of an Independent Director may only be filled by the affirmative vote of a majority of directors on the Independent Nominating Committee, and (ii) prior to the first occurrence of a Triggering Event, subject to Section 3.12(b), a vacancy created by the resignation, death or removal of an Executive Director may only be filled through the unanimous vote of the directors on the Executive Nominating Committee. Any director elected to fill a vacancy shall hold office for the same remaining term as that of his or her predecessor, or if such director was elected as a result of an increase in the number of directors, then until the next annual meeting of stockholders.

        (c)    Removal.    Any director may be removed with or without cause at any time by the affirmative vote of stockholders holding of record in the aggregate at least a majority of the outstanding shares of stock of the Corporation, given at a special meeting of the stockholders called for that purpose.

        3.5.    Meetings of the Board of Directors.

        (a)   The Board of Directors may hold their meetings, both regular and special, either within or without the State of Delaware.

        (b)   Regular meetings of the Board of Directors may be held at such time and place as shall from time to time be determined by resolution of the Board of Directors. No notice of such regular meetings shall be required. If the date designated for any regular meeting be a legal holiday, then the meeting shall be held on the next day which is not a legal holiday.

        (c)   The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of the stockholders for the election of officers and the transaction of such other business as may come before it. If such meeting is held at the place of the stockholders' meeting, no notice thereof shall be required.

        (d)   Special meetings of the Board of Directors shall be held whenever called by direction of the Chief Executive Officer or at the written request of any one director.

        (e)   The Secretary shall give notice to each director of any special meeting of the Board of Directors by written notice, (i) delivered by hand, (ii) sent by telecopier, provided that a copy is mailed, postage prepaid, (iii) sent by Express Mail, Federal Express or other express delivery service, (iv) sent by telegram or (v) the mailing thereof by first-class mail, postage prepaid, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the director at his address for notices to such director as it appears on the records of the Corporation. Notice given by electronic transmission shall be effective as follows: (a) if by facsimile, when faxed to a number where the director has consented to receive notice; (b) if by electronic mail, when mailed electronically to an electronic mail address at which the director has consented to receive such notice; (c) if by posting on an electronic network together with a separate notice of such posting, upon the later to occur of (1) the posting or (2) the giving of separate notice of the posting; or (d) if by other form of electronic communication, when directed to the director in the manner consented to by the director. Notice provided by mailing shall be mailed least three (3) days before the meeting and notice by hand delivery, telegraphing, telexing, or other electronic transmission shall be given not later than twenty four (24) hours before the meeting; provided, however, that the three (3) day and twenty four (24) hour notice periods set forth above shall be increased to seven (7) days and five (5) days, respectively, with respect to any special meeting held outside of the United States. Unless required by law, such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting. Any and all business may be transacted at any meeting of the Board of Directors. No notice of any adjourned meeting need be given. No notice to or waiver by any director shall be required with respect to any meeting at which the director is present.

        3.6.    Quorum and Action.

        (a)   Unless provided otherwise by law, a quorum for any meeting of the Board of Directors, whether regular or special, shall require the presence, in person, of a number of directors equal to

(i) except as otherwise provided in Section 3.6(b) below, for each meeting held prior to the first occurrence of a Triggering Event, a number of directors equal to a majority of the total number of directors plus one (1), and (ii) for each meeting held after the date on which the first occurrence of a Triggering Event has occurred, a majority of the total number of directors. If there shall be less than a quorum at any meeting of the Board of Directors as determined under this Section 3.6, a majority of those present may adjourn the meeting from time to time.

        (b)   Prior to the first occurrence of a Triggering Event, if a quorum is not obtained at a duly called and noticed meeting of the Board of Directors (whether regular or special) solely because none of the Executive Directors or Independent Directors was present at such meeting, then, subject to the proviso to this sentence, for purposes of the next duly called and noticed meeting of the Board of Directors (whether regular or special), a quorum for such meeting shall require the presence, in person, of a number of directors equal to a majority of the total number of directors; provided, however, that this Section 3.6(b) shall apply only if the matters to be considered at such meeting are the matters duly noticed for the prior meeting, otherwise the quorum required shall be that set forth in Section 3.6(a).

        (c)   Subject to Section 3.12 of these by-laws, (i) prior to the first occurrence of a Triggering Event, the vote of a majority of the votes present or otherwise able to be cast (giving effect to the voting rights of the Stockholder Designees set forth in the Certificate of Incorporation) at any meeting which a quorum is present shall be necessary to constitute the act of the Board of Directors and (ii) following the first occurrence of a Triggering Event, the vote of a majority of the directors present at any meeting at which a quorum is present shall be necessary to constitute the act of the Board of Directors.

        3.7.    Presiding Officer and Secretary of Meeting.    The Chairman of the Board of Directors, or, in his absence, a member of the Board of Directors selected by the members present, shall preside at meetings of the Board of Directors. The Secretary shall act as secretary of the meeting, but in his absence, the presiding officer may appoint a secretary of the meeting.

        3.8.    Action by Consent Without Meeting.    Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee designated by the Board of Directors, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes or proceedings of the Board of Directors or any committee designated by the Board of Directors.

        3.9.    Action by Telephonic Conference.    Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

        3.10.    Committees.

        (a)   The Board of Directors shall designate (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Nominating and Corporate Governance Committee, and (vi) subject to Section 3.12, one or more other committees as the Board of Directors may by resolution or resolutions designate. Subject to the provisions of Sections 3.10(c), (d) and (e), each committee shall consist of one (1) or more of the directors of the Corporation who shall be appointed by the affirmative vote of a majority of the Board of Directors. No action by any such committee shall be valid unless taken at a meeting for which adequate notice has been given or duly waived by the members of such committee.

        (b)   Any committee of the Board of Directors, to the extent provided in the resolution or resolutions of the Board of Directors, or in these by-laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power of authority in reference to

(i) amending the Certificate of Incorporation or adopting, amending or repealing any by-law of the Corporation, (ii) adopting or approving, or recommending to the stockholders of the Corporation, any action or matter expressly required by the DGCL to be submitted to the stockholders for approval, and (iii) unless the resolution, these by-laws, or the Certificate of Incorporation expressly so provide, declare a dividend or to authorize the issuance of stock, and, provided, further, that no such committee shall have the power or authority to approve any action described in Section 3.12 of these by-laws. Special meetings of any committee shall be held whenever called by direction of the chairman of such committee or at the written request of any one member of such committee.

        (c)   As provided in this Section 3.10(c), during the time periods described this Section 3.10(c), the Board of Directors shall establish and maintain three (3) subcommittees of the Nominating and Corporate Governance Committee (collectively, the "Special Nominating Committees"), which shall be designated as the "Vivendi Nominating Committee," the "Independent Nominating Committee" and the "Executive Nominating Committee," each of which shall have the power and authority of the Board of Directors with respect to the matters described herein. The Vivendi Nominating Committee shall be maintained until the first occurrence of a Termination Event and shall be comprised solely of Vivendi Designees. The Independent Nominating Committee shall be maintained until the first occurrence of a Termination Event and shall be comprised solely of Independent Directors. The Executive Nominating Committee shall be maintained until the first occurrence of a Triggering Event and shall be comprised of two (2) Vivendi Designees and two (2) Independent Directors.

        (d)   With respect to each committee of the Board of Directors (other than the Special Nominating Committees, the Audit Committee, any special committee exempted from this Section 3.10(d) by the Board of Directors, or a committee comprised solely of Independent Directors that may be constituted from time to time by the Board of Directors (collectively, "Exempt Committees")) (i) at all times prior to the first occurrence of a Triggering Event, (A) a majority of the directors appointed to such committee shall be Vivendi Designees and (B) such committee shall include at least one (1) Independent Director and (ii) at all times following the first occurrence of a Triggering Event and prior to the first occurrence of a Termination Event, such committee shall include at least a number of Vivendi Designees that is proportional to Vivendi's Voting Interest, rounded up to the nearest whole number. Independent Directors and Vivendi Designees serving on any committee may designate as his or her alternate to such committee, for one or more meetings of such committee, another Independent Director or Vivendi Designee, as applicable. Prior to the first occurrence of a Triggering Event, the chairman of each of the Nominating and Corporate Governance Committee, the Compensation Committee and the Executive Nominating Committee shall be a Vivendi Designee.

        (e)   The Audit Committee shall at all times be comprised solely of Independent Directors.

        (f)    A quorum for any meeting of any committee of the Board of Directors, whether regular or special, shall require the presence, in person, of a majority of the total number of directors appointed to such committee; provided that, prior to the first occurrence of a Triggering Event, with respect to each meeting of any committee (other than an Exempt Committee), the number of directors specified in Section 5.1(b) of the Certificate of Incorporation of the Corporation shall be required for a quorum. If there shall be less than a quorum at any meeting of a committee of the Board of Directors as determined under this Section 3.10(f), a majority of those present may adjourn the meeting from time to time. Except as otherwise provided in Section 3.4(b), the vote of a majority of the votes present or otherwise able to be cast (giving effect to the voting rights of the Stockholder Designees set forth in the Certificate of Incorporation) at any committee meeting at which a quorum is present shall be necessary to constitute the act of the Board of Directors. Following the first occurrence of a Triggering Event, the vote of a majority of the directors present at any committee meeting at which a quorum is present shall be necessary to constitute the act of the Board of Directors.

        3.11.    Compensation of Directors.    Directors (other than Affiliate Directors) shall receive such reasonable compensation for their service on the Board of Directors or any committees thereof, whether in the form of salary or a fixed fee for attendance at meetings, or both, with expenses, if any, as the Board of Directors may from time to time determine; provided that (i) such compensation shall not be less than as was provided prior to the date of these by-laws, (ii) Affiliate Directors shall be reimbursed for their expenses incurred in connection with their service on the Board of Directors or any committees thereof and (iii) to the extent that there exists any requirement or policy of the Corporation or under applicable law that directors of the Corporation own shares of the Corporation's common stock, then each of the Vivendi Designees then serving on the Board of Directors shall be entitled to receive, as compensation for their services, the same amount of compensation as is paid to Independent Directors, which shall be payable solely in shares of the Corporation's common stock, until such time as such Vivendi Designee holds the required number of shares of the Corporation's common stock. For purposes hereof, "Affiliate Directors" means any director who is an employee of any of the Corporation or any of its Subsidiaries or Vivendi or any of its Controlled Affiliates. Nothing herein contained shall be construed to preclude any director from serving in any other capacity and receiving compensation therefor.

        3.12.    Approval of Certain Matters.

        (a)   Prior to the fifth anniversary of the Closing Date (as defined in the Business Combination Agreement), the approval of any of the following matters shall require, in addition to any approval required by law, (1) the affirmative vote of a majority of the votes present or otherwise able to be cast at a meeting of the board of directors (giving effect to the voting rights of the Stockholder Designees set for in the Certificate of Incorporation) and (2) the affirmative vote of at least a majority of the Independent Directors:

          (i)    the declaration and payment of any dividend in respect to the capital stock of the Corporation; provided that, after the first anniversary of the Closing Date, the requirements of this Section 3.12 shall not apply to any dividend if, as of the record date of such dividend, the Corporation's Pro Forma Net Debt Amount does not exceed $400 million;

          (ii)   changing the Corporation's state of incorporation, other than in connection with any merger, business combination or similar transaction that is otherwise approved in accordance with the terms of the Certificate of Incorporation and these by-laws;

          (iii)  any transaction or agreement between the Corporation or any of its Subsidiaries, on the one hand, and Vivendi or any of its Controlled Affiliates, on the other hand, including any merger, business combination or similar transaction involving such parties;

          (iv)  waiver of the provisions of Section 203 of the DGCL with respect to any transaction involving Vivendi or any of its Controlled Affiliates;

          (v)   any change in the name of the Corporation, other than in connection with any merger, business combination or similar transaction that is otherwise approved in accordance with the terms of the Certificate of Incorporation and these by-laws;

          (vi)  any relocation of the Corporation's headquarters or principal offices to any location not in the Los Angeles, California area;

          (vii) the creation of any committee of the Board of Directors, other than those expressly described in Section 3.10, or the exception of such committee from the application of Section 3.10(d);

          (viii)  prior to the first occurrence of a Triggering Event, any increase in the size of the Board of Directors, except as otherwise required pursuant to Section 3.2(b) or Section 3.3(a);

          (ix)  the appointment or election of the Chief Financial Officer of the Corporation; or

          (x)   any amendment to the provisions of this Section 3.12 or Section 4.3 of these by-laws.

        As used herein, "Pro Forma Net Debt" means, with respect to any contemplated dividend by the Board of Directors, the excess, if any, of (A) the aggregate outstanding principal amount of indebtedness for money borrowed of the Corporation and its consolidated subsidiaries as of the date of the record date of such dividend, after giving pro forma effect to the incurrence of any indebtedness in connection with the payment of such dividend over (B) the aggregate amount of cash, cash equivalents and short-term investments of the Corporation and its consolidated subsidiaries as of the record date of such dividend, after giving pro forma effect to the payment of such dividend.

        (b)   Prior to [January 1, 2011](1), the approval of any of the following matters shall require (1) the affirmative vote of a majority of the votes present or otherwise able to be cast (giving effect to the voting rights of the Stockholder Designees set forth in the Certificate of Incorporation to the extent such rights are in effect) and (2) the affirmative vote of at least a majority of the Independent Directors:

(1)
January 1, 2011 to be replaced with 3rd anniversary of the Closing Date if deal closes after March 31, 2008.

          (i)    the termination, with or without cause, of the Chief Executive Officer; or

          (ii)   in the event the Chief Executive Officer resigns for "good reason" (as defined in the Chief Executive Officer's employment agreement with the Corporation), the appointment or election of a new Chief Executive Officer.

        (c)   Unless Vivendi's Voting Interest equals or exceeds 90%, the approval of any action that is designed to, or would have the immediate effect of, causing the Corporation to no longer satisfy the listing requirements of The Nasdaq Global Market, as then in effect, shall require (1) the affirmative vote of a majority of the votes present or otherwise able to be cast (giving effect to the voting rights of the Stockholder Designees set forth in the Certificate of Incorporation to the extent such rights are in effect) and (2) the affirmative vote of at least a majority of the Independent Directors; provided, however, this Section 3.12(c) shall not apply to (i) any action pursuant to which or after which (giving effect to all actions to be taken at the same time) the Corporation's common stock will be listed on another national securities exchange, (ii) any action subject to one or more of the other subsections of this Section 3.12 that has been approved by the Board of Directors as required herein, or (iii) any action that, pursuant to the DGCL or the Certificate of Incorporation, would require the approval of the stockholders of the Corporation.

        3.13.    English Language.    All meetings of the Board of Directors and the committees thereof, whether regular or special, will be conducted in the English language and all notices, consents, documents and other materials provided to the directors shall be written in English; provided that nothing herein shall preclude the Corporation from also providing or making available to directors copies of any such documents or materials translated into a foreign language; provided further in the event there is any discrepancies between the English and foreign language version of any notice, consent, proxy, document or any other material, the English version of such document shall prevail.

ARTICLE IV
OFFICERS

        4.1.    Officers, Title, Elections, Terms.

        (a)   The elected officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, and a Secretary, each of whom (subject to Section 3.12) shall be elected by the Board of Directors at its annual meeting following the annual meeting of the stockholders, to serve at the pleasure of the Board of Directors or otherwise as shall be specified by the Board of Directors at the time of such election and until their successors are elected and qualify.

        (b)   The Board of Directors may elect or appoint at any time, and from time to time, additional officers or agents, including without limitation, one or more Presidents, a Treasurer, a Chairman of the Board of Directors, one or more Vice Chairmen and one or more Vice Presidents, with such duties as the Board of Directors may deem necessary or desirable. Such additional officers shall serve at the pleasure of the Board of Directors or otherwise as shall be specified by the Board of Directors at the time of such election or appointment. Two or more offices may be held by the same person.

        (c)   Subject to Section 3.12, any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

        (d)   Any officer may resign his office at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified, at the time of its receipt by the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

        (e)   Except as otherwise provided in Section 4.3, the salaries of all officers of the Corporation shall be fixed by the Board of Directors.

        4.2.    Removal of Elected Officers.    Subject to Section 3.12, any elected officer may be removed at any time, either with or without cause, by resolution adopted at any regular or special meeting of the Board of Directors by a majority of the directors then in office.

        4.3.    Chief Executive Officer.

        (a)   The Chief Executive Officer of the Corporation shall exercise such duties as customarily pertain to the office of Chief Executive Officer, and shall have general and active management of the property, business and affairs of the Corporation, subject to the supervision and control of the Board of Directors. He or she shall perform such other duties as prescribed from time to time by the Board of Directors or these by-laws.

        (b)   Without in any way limiting the generality of the foregoing, subject to Section 4.3(c) below, the Chief Executive Officer shall have the authority to:

          (i)    (A) prepare and draft the Corporation's annual strategic, financial and operating plans (collectively, "Annual Plans"), (B) implement Annual Plans that have been approved by the Board of Directors ("Approved Plans") and (C) make modifications to Approved Plans to the extent consistent with the Chief Executive Officer's authority as provided herein;

          (ii)   coordinate and manage operational and reporting issues with respect to the Corporation;

          (iii)  cause the Corporation to take any actions related to the expansion or contraction of the Corporation's businesses and/or business units, including restructuring, realigning, divesting or investing in any lines of business and/or business units; provided that, in each case, the Chief Executive Officer has provided the Board of Directors with a reasonable analysis of and explanation for such actions prior to taking such actions;

          (iv)  make decisions with respect to the approval or disapproval (e.g., "greenlighting" or "redlighting") of the Corporation's products and product lines;

          (v)   hire and fire employees of the Corporation (including the Chief Financial Officer, subject to approval by the Board of Directors as set forth in Section 3.12(a)(ix)) and determine their compensation; and

          (vi)  coordinate and manage the Corporation's investor relations activities.

        (c)   Notwithstanding the provisions of Section 4.3(a) or (b), (1) on an annual basis, the Chief Executive Officer shall prepare and submit Annual Plans for the review and approval of the Board of Directors and (2) without the prior approval of the Board of Directors, the Chief Executive Officer shall not:

          (i)    approve Annual Plans or implement any Annual Plans (other than Approved Plans); provided that, if the Board of Directors fails to approve any Annual Plan for any fiscal year, then during such fiscal year, unless and until such Annual Plan(s) are approved by the Board of Directors, the Chief Executive Officer shall have the authority to operate the businesses of the Corporation in a manner consistent with the Approved Plans for the prior fiscal year as if such Annual Plans were operative for the current fiscal year (subject to the terms of these by-laws);

          (ii)   (A) take any actions relating to the restructuring, realigning or divesting of the Blizzard business are not consistent with the Approved Plans then in effect or (B) make decisions with respect to the approval or disapproval (e.g., "greenlighting" or "redlighting") of Blizzard's products and product lines;

          (iii)  cause the Corporation or any of its subsidiaries to enter into any agreement with respect to any investment, acquisition, asset sale, incurrence of indebtedness for borrowed money, guarantee or any other agreement (including licenses and leases), in each case, that provides for payments by or to the Corporation or such subsidiary in excess of $30 million (other than to the extent contemplated by the Approved Plans then in effect);

          (iv)  cause the Corporation to issue any equity securities or instruments or securities convertible, exchangeable or exercisable for equity securities, including stock options, restricted stock grants and similar securities; or

          (v)   determine or change the compensation levels of (A) any person whose compensation is subject to the authority of the Compensation Committee as provided in such committee's charter as then in effect or (B) any employee of the Corporation whose annual compensation (excluding equity-based compensation) exceeds (or is proposed to exceed) $2 million per year.

        4.4.    Duties.    Except as otherwise provided in Section 4.3 above, the officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE V
CAPITAL STOCK

        5.1.    Stock Certificates.

        (a)   Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairman or the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number of shares owned by him.

        (b)   If such certificate is countersigned by a transfer agent other than the Corporation or its employee, or by a registrar other than the Corporation or its employee, the signatures of the officers of the Corporation may be facsimiles, and, if permitted by law, any other signature may be a facsimile.

        (c)   In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

        (d)   Certificates of stock shall be issued in such form not inconsistent with the Certificate of Incorporation as shall be approved by the Board of Directors. They shall be numbered and registered in the order in which they are issued.

        (e)   All certificates surrendered to the Corporation shall be cancelled with the date of cancellation, and shall be retained by the Secretary, together with the powers of attorney to transfer and the assignments of the shares represented by such certificates, for such period of time as shall be prescribed from time to time by resolution of the Board of Directors.

        (f)    Notwithstanding the other provisions of this Section 5.1, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation may be uncertificated.

        5.2.    Record Ownership.    A record of the name and address of the holder of each certificate, the number of shares represented thereby and the date of issue thereof shall be made on the Corporation's books. The Corporation shall be entitled to treat the holder of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by law.

        5.3.    Transfer of Record Ownership.    Transfers of stock shall be made on the books of the Corporation only by direction of the person named in the certificate or his attorney, lawfully constituted in writing, and only upon the surrender of the certificate therefor and a written assignment of the shares evidenced thereby. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

        5.4.    Lost, Stolen or Destroyed Certificates.    Certificates representing shares of the stock of the Corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed in such manner and on such terms and conditions as the Board of Directors from time to time may authorize.

        5.5.    Transfer Agent; Registrar; Rules Respecting Certificates.    The Corporation may maintain one or more transfer offices or agencies where stock of the Corporation shall be transferable. The Corporation may also maintain one or more registry offices where such stock shall be registered. The Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of stock certificates.

        5.6.    Fixing Record Date for Determination of Stockholders of Record.    The Board of Directors may fix, in advance, a date as the record date for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of the stockholders or any adjournment thereof, or the stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or to express consent to corporate action in writing without a meeting, or in order to make a determination of the stockholders for the purpose of any other lawful action. Such record date in any case shall be not more than sixty days nor less than ten days before the date of a meeting of the stockholders, nor more than sixty days prior to any other action requiring such determination of the stockholders. A determination of stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        5.7.    Dividends.    Subject to the provisions of the Certificate of Incorporation and Section 3.12 of these by-laws, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

ARTICLE VI
SECURITIES HELD BY THE CORPORATION

        6.1.    Voting.    Unless the Board of Directors shall otherwise order, the Chief Executive Officer, any President and any Vice President, the Secretary or the Treasurer shall have full power and authority, on behalf of the Corporation, to attend, act and vote at any meeting of the stockholders of any corporation in which the Corporation may hold stock, and at such meeting to exercise any or all rights and powers incident to the ownership of such stock, and to execute on behalf of the Corporation a proxy or proxies empowering another or others to act as aforesaid. The Board of Directors from time to time may confer like powers upon any other person or persons.

        6.2.    General Authorization to Transfer Securities Held by the Corporation.

        (a)   Any of the following officers, to wit: the Chief Executive Officer, any President, any Vice President and the Treasurer shall be, and they hereby are, authorized and empowered to transfer, convert, endorse, sell, assign, set over and deliver any and all shares of stock, bonds, debentures, notes, subscription warrants, stock purchase warrants, evidence of indebtedness, or other securities now or hereafter standing in the name of or owned by the Corporation, and to make, execute and deliver, under the seal of the Corporation, any and all written instruments of assignment and transfer necessary or proper to effectuate the authority hereby conferred.

        (b)   Whenever there shall be annexed to any instrument of assignment and transfer executed pursuant to and in accordance with the foregoing paragraph (a), a certificate of the Secretary of the Corporation in office at the date of such certificate setting forth the provisions of this Section 6.2 and stating that they are in full force and effect and setting forth the names of persons who are then officers of the Corporation, then all persons to whom such instrument and annexed certificate shall thereafter come, shall be entitled, without further inquiry or investigation and regardless of the date of such certificate, to assume and to act in reliance upon the assumption that the shares of stock or other securities named in such instrument were theretofore duly and properly transferred, endorsed, sold, assigned, set over and delivered by the Corporation, and that with respect to such securities the authority of these provisions of the by-laws and of such officers is still in full force and effect.

ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

        7.1.    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (herein after an "indemnitee"), where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section 7.3 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

        7.2.    Right to Advancement of Expenses.    The right to indemnification conferred in Section 7.1 shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, that an indemnitee shall repay, without interest, any amounts actually advanced to such indemnitee that, at the final disposition of the proceeding to which the advances related, were in excess of amounts paid or payable by such indemnitee in respect of expenses relating to, arising out of or resulting from such proceeding; and, provided, further, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

        7.3.    Right of Indemnitee to Bring Suit.    The rights to indemnification and to the advancement of expenses conferred in Section 7.1 and Section 7.2, respectively, shall be contract rights. If a claim under Section 7.1 or Section 7.2 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by (a) the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

        7.4.    Non-Exclusivity of Rights.    The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, these by-laws, or any statute, agreement, vote of stockholders or disinterested directors or otherwise.

        7.5    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

        7.6    Indemnification of Employees and Agents of the Corporation.    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to indemnification and advancement of expenses of directors and officers of the Corporation.

        7.7    Nature of Rights.    The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE VIII
MISCELLANEOUS

        8.1.    Signatories.    All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

        8.2.    Seal.    The seal of the Corporation shall be in such form and shall have such content as the Board of Directors shall from time to time determine.

        8.3.    Notice and Waiver of Notice.    Whenever any notice of the time, place or purpose of any meeting of the stockholders, directors or a committee of the Board is required to be given under the law of the State of Delaware, the Certificate of Incorporation or these by-laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the holding thereof, or actual attendance at the meeting in person or, in the case of any stockholder, by his attorney-in-fact, shall be deemed equivalent to the giving of such notice to such persons.

        8.4.    Amendment of By-Laws.    The by-laws of the Corporation may be altered, amended or repealed or new by-laws may be made or adopted by the Board of Directors at any regular or special meeting of the Board; provided, however, that Sections 2.3, 2.4, 2.6(a), 2.14, 3.2(b), 3.3, 3.4(b), 3.6, 3.10(c), 3.10(d), 3.10(f), 3.12, 4.3 and Section 8.4 of these by-laws may be altered, amended or repealed only as provided in the Certificate of Incorporation.

        8.5.    Fiscal Year.    Except as from time to time otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31.

Annex D

December 1, 2007

Members of the Board of Directors
Activision, Inc.
3100 Ocean Park Blvd.
Santa Monica, CA 90405

Members of the Board of Directors:

        We are pleased to confirm in writing the opinion provided orally to the Board of Directors of Activision, Inc., a corporation organized under the laws of Delaware ("Activision" or the "Company"), at its meeting held on December 1, 2007. We understand that the Company, Vivendi, S.A., a société anonyme organized under the laws of France. ("Vivendi"), VGAC, LLC, a limited liability company organized under the laws of the State of Delaware ("VGAC"), Vivendi Games, Inc., a Delaware corporation ("Games") and Sego Merger Corporation, a Delaware corporation ("Merger Sub") are entering into a Business Combination Agreement ("Agreement") whereby Vivendi and Activision desire to combine the respective businesses of Games and Activision by consummating the transactions set forth in the preamble of the Agreement (collectively, the "Transactions"). Capitalized terms used herein but not defined have the same meanings as set forth in the Agreement.

        As further described in the Agreement, the Transactions shall consist of the following:

          (a)   On the Closing Date, Vivendi shall purchase from Activision, at the Per Share Transaction Price, a number of newly issued shares of Activision Common Stock (the "Activision Common Stock") equal to (i) $1,731,000,000 divided by (ii) the Per Share Transaction Price (the "Share Purchase");

          (b)   Concurrent with the Share Purchase, Merger Sub shall be merged with and into Games pursuant to which (i) each share of Games Common Stock shall be converted into the right to receive a number of shares of Activision Common Stock equal to the Exchange Ratio and (ii) Games shall become a wholly-owned subsidiary of Activision (the "Acquisition" and, together with the Share Purchase, the "Combination Transaction"); and

          (c)   Within five Business Days after the Closing, pursuant to the terms of the Agreement and the Offer Documents, Activision shall commence a cash tender offer to purchase, at the Per Share Transaction Price, up to a number of shares of Activision Common Stock equal to the Maximum Amount (the "Tender Offer").

        As you know, Allen & Company LLC ("Allen") has been engaged by the Company to act as the financial advisor to the Board of Directors. In this connection, pursuant to our December 1, 2007 engagement letter agreement (the "Engagement Letter"), you have asked us to render our opinion that, taking into account the transactions contemplated by the Agreement as a whole, the Per Share Transaction Price of the Share Purchase, the Exchange Ratio and the Per Share Transaction Price of the Tender Offer are fair, from a financial point of view, to the Company and its stockholders. Pursuant to the Engagement Letter, Allen will be paid a fee upon delivery of this opinion to the Board of Directors of the Company, and such fee shall be creditable against any Transaction Fee (as defined below) subsequently paid to Allen. Contingent upon the consummation of both the Acquisition and Share Purchase components of the Transactions, the Company shall pay to Allen a further cash fee (the "Transaction Fee"). The Company has also agreed to reimburse Allen's expenses and indemnify Allen against certain liabilities arising out of such engagement.

        Allen, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. Except as described herein, Allen does not have and has not had any material relationships involving the payment or receipt of compensation between Allen and the Company, Vivendi and, to our knowledge, any of their respective affiliates during the last two years. In the ordinary course of its business as a broker-dealer and market maker, Allen may have long or short positions, either on a discretionary or nondiscretionary basis, for its own account or for those of its clients, in the debt and equity securities (or related derivative securities) of the Company, Vivendi and any of their respective affiliates.

        Our opinion as expressed herein reflects and gives effect to our general familiarity with the Company and Games as well as information which we received during the course of this assignment, including information provided by senior management of the Company and Games in the course of discussions relating to this engagement. In arriving at our opinion, we neither conducted a physical inspection of the properties and facilities of the Company or Games nor made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Games, or conducted any analysis concerning the solvency of the Company or Games.

        In rendering our opinion, we have relied upon and assumed with your consent the accuracy and completeness of all of the financial, accounting, tax and other information that were available to us from public sources, that was provided to us by the Company or Games or their respective representatives, or that was otherwise reviewed by us. With respect to financial projections provided to us by the Company and Games, we have assumed with your consent that they have been reasonably prepared in good faith reflecting the best currently available estimates and judgments of the management of the Company and Games, respectively, as to the future operating and financial performance of the Company and Games, respectively. We assume no responsibility for and express no view or opinion as to such forecasts or the assumptions on which they are based.

        We have assumed that the Transactions will be consummated in accordance with the terms and conditions set forth in the draft Agreement and the draft agreements ancillary thereto that we have reviewed.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusions expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof.

        In arriving at our opinion, we have among other things:

          (i)    reviewed and analyzed the terms and conditions of the Transactions, including the draft Agreement and the draft agreements ancillary thereto (none of which prior to the delivery of this opinion has been executed by the parties);

          (ii)   reviewed trends in the interactive entertainment industry including, but not limited to, massively multiplayer online games;

          (iii)  reviewed public financial information with respect to both the Company and Games;

          (iv)  reviewed public financial and transaction information involving companies both in the interactive entertainment sector as well as in the broader entertainment industry, which Allen deemed to be comparable to the Company and Games as well as transaction information with respect to comparable business combination transactions;

          (v)   reviewed public financial and transaction information involving companies who have engaged in self-tender offers;

          (vi)  reviewed and analyzed the present financial condition and business prospects of both the Company and Games obtained from meetings and conversations with both companies' senior management;

          (vii) reviewed historical and projected business information and financial results of the Company and Games obtained from meetings and conversations with both companies' senior management;

          (viii)  reviewed and analyzed the trading history of the Company's common stock and certain comparable companies;

          (ix)  utilized our familiarity, developed in the course of serving as financial advisor to the Company (and also developed in connection with the negotiation of the Transactions), with the Company's business and prospects, as well as prevailing trends in the markets in which the Company and Games compete;

          (x)   conferred with the management team of the Company with respect to the proposed Transactions;

          (xi)  reviewed and analyzed the prospective value of the Activision Common Stock as of the Closing of the Combination Transaction and immediately following the completion of the Tender Offer;

          (xii) reviewed information obtained from meetings with senior management of both the Company and Games; and

          (xiii)  conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

        It is understood that this opinion was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions. Allen consents to the inclusion of this opinion in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Transactions.

        This opinion does not constitute a recommendation as to what course of action the Board of Directors or the Company should pursue in connection with the Transactions, or otherwise address the merits of the underlying decision by the Company to engage in the Transactions. We express no opinion as to the price at which any share of capital stock of the Company will trade either before or after the Transactions. We do not express an opinion about the fairness of any compensation payable to any of the Company's insiders in connection with the Transactions, relative to the compensation payable to the Company's public stockholders.

        We do not express any opinion as to any tax or other consequences that might result from the Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. For the purposes of our opinion, we have assumed with your consent that all governmental, regulatory or other consents necessary for the consummation of the Transactions as contemplated by the Agreement will be obtained without any adverse effect on the Company.

        Our opinion is limited to the fairness, as of the date hereof, from a financial point of view, to the Company and its stockholders, of the Per Share Transaction Price of the Share Purchase, the Exchange Ratio and the Per Share Transaction Price of the Tender Offer, taking into account the transactions contemplated by the Agreement as a whole.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, taking into account the transactions contemplated by the Agreement as a whole, the Per Share Transaction Price of the Share Purchase, the Exchange Ratio and the Per Share Transaction Price of the Tender Offer are fair, from a financial point of view, to the Company and its stockholders.

Very truly yours,
ALLEN & COMPANY LLC
By:	/s/ NANCY B. PERETSMAN Nancy B. Peretsman Managing Director

Annex E

VOTING AND LOCK-UP AGREEMENT

        THIS VOTING AND LOCK-UP AGREEMENT, dated as of December 1, 2007 (this "Agreement"), is by and among VIVENDI S.A., a societe anonyme organized under the laws of France ("Vivendi"), ACTIVISION, INC., a Delaware corporation ("Activision"), and MR. ROBERT A. KOTICK, an individual ("Management Stockholder").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Vivendi, VGAC LLC, a limited liability company organized under the laws of the State of Delaware, Vivendi Games, Inc., a Delaware corporation and wholly owned subsidiary of Vivendi ("Games"), Activision and Sego Merger Corporation, a Delaware corporation and wholly owned subsidiary of Activision ("Merger Sub"), are entering into a Business Combination Agreement, dated as of the date hereof (the "Combination Agreement"), which provides for, among other things, the combination of the respective businesses of Activision and Games upon the terms and subject to the conditions set forth therein;

        WHEREAS, Management Stockholder is the record holder of such number of outstanding shares, par value $0.000001 per share, of Activision ("Activision Common Stock") as is listed on Schedule 1 attached hereto (the "Current Shares");
        WHEREAS, as a condition to its willingness to enter into the Combination Agreement, Vivendi has required that Management Stockholder execute and deliver this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

        1.    Definitions.

        (a)   For purpose of this Agreement, the following terms shall have the meanings set forth below:

        "Applicable Securities" means, with respect to any Registration Statement, the Registrable Securities identified in the Demand Notice or Piggyback Notice relating to such Registration Statement, and any Registrable Securities which any other Electing Holder is entitled to, and requests, be included in such registration statement within 20 days after receiving such notice.

        "Commission" means the Securities and Exchange Commission.

        "Demand Registration" means a registration under the Securities Act of an offer and sale of Registrable Securities effected pursuant to Section 6.1 hereof.

        "Demand Registration Statement" means a registration statement filed under the Securities Act by Activision pursuant to the provisions of Section 6.1 hereof, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

        "Effectiveness Period" means, with respect to any Registration Statement, the period during which such Registration Statement is effective.

        "Electing Holder" means, with respect to any Registration, each stockholder that is entitled and elects to sell Registrable Securities pursuant to such Registration.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "NASD" means the National Association of Securities Dealers, Inc.

        "NASD Rules" means the Rules of the NASD, as amended from time to time.

        "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

        "Piggyback Demand Registration" means a registration under the Securities Act of an offer and sale of Registrable Securities effected pursuant to Section 6.2 hereof.

        "Prospectus" means the prospectus (including, without limitation, any preliminary prospectus, any final prospectus and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Act) included in a Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Applicable Securities covered by a Registration Statement and by all other amendments and supplements to such prospectus, including all material incorporated by reference in such prospectus and all documents filed after the date of such prospectus by Activision under the Exchange Act and incorporated by reference therein.

        "Registrable Securities" means any Common Stock or other securities acquired by Management Stockholder from Activision other than any such securities that are Unrestricted Securities.

        "Registration" means a Demand Registration or Piggyback Registration.

        "Registration Expenses" means all expenses incident to Activision's performance of its obligations in respect of any Registration of Registrable Securities pursuant to this Agreement, including but not limited to all registration, filing and NASD fees, fees of any stock exchange upon which the Registrable Securities are listed, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for Activision and of its independent public accountants, including the expenses of any special audits or "comfort" letters required by or incident to such performance and compliance, premiums and other costs of policies of insurance obtained by Activision against liabilities arising out of the public offering of Registrable Securities being registered; provided, however, that notwithstanding the foregoing Registration Expenses shall not include any fees and disbursements of counsel retained by Management Stockholder, underwriters, selling brokers or similar professionals or any transfer taxes or underwriting discounts, fees or commissions relating to the sale of the Registrable Securities.

        "Registration Statement" means a registration statement filed by Activision with the Commission under the Securities Act pursuant to the provisions of Section 6.1 or 6.2 hereof, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Shares" shall mean (i) all issued and outstanding shares of Activision Common Stock owned of record or beneficially by Management Stockholder as of the date of this Agreement; and (ii) all additional shares of Activision Common Stock that Management Stockholder purchases or otherwise acquires beneficial ownership of (including pursuant to the exercise of any options or other securities) during the period from the date of this Agreement through the termination of this Agreement pursuant to Section 12.

        "Subject Securities" shall mean (i) those securities set forth on Schedule 1 hereto; and (ii) all additional securities of Activision (including all additional Shares and all additional options, warrants and other rights to acquire Shares) that Management Stockholder purchases or otherwise acquires beneficial ownership of during the period from the date of this Agreement through the termination of this Agreement pursuant to Section 12.

        "Transfer" shall mean, with respect to any Subject Security, any direct or indirect (i) offer, sale, contract to sell, sale of option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan, redemption, tender, cash-out or other transfer or disposition, (ii) pledge, grant of lien, preemptive right, security interest, claim, charge or other encumbrance, or (iii) entering into any agreement or commitment providing for any of the foregoing.

        "Unrestricted Security" means any Registrable Security that (i) has been offered and sold pursuant to a registration statement that has become effective under the Securities Act, (ii) has been transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) under circumstances after which such Registrable Securities became freely transferable without registration under the Securities Act and any legend relating to transfer restrictions under the Securities Act has been removed or (iii) is transferable pursuant to paragraph (k) of Rule 144 (or any successor provision thereto).

        "Voting Shares" shall mean all issued and outstanding Shares owned of record or beneficially by Management Stockholder or over which Management Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at, the special meeting of the stockholders of Activision called for the purpose of voting on the matters referred to in Section 3, or (ii) to take action by written consent of the stockholders of Activision with respect to the matters referred to in Section 3. Management Stockholder agrees that any shares of capital stock of Activision that Management Stockholder purchases or over which Management Stockholder exercises voting power during the period from the date of this Agreement through the earlier of the Closing Date and the date of termination of this Agreement pursuant to Section 11 shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Voting Shares on the date hereof.

        (b)   For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Combination Agreement.

        2.    Representations of Management Stockholder.

        (a)   Management Stockholder hereby represents and warrants to Vivendi as follows:

          (i)    Management Stockholder is the record and beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act and the rules and regulations promulgated thereunder, but without regard to any conditions (including the passage of time) to the acquisition of such shares) of, and has good and valid and marketable title to, the Current Shares.

          (ii)   As of the date hereof, Management Stockholder is not the record or beneficial owner of any shares of Activision Common Stock or other voting securities of Activision, other than the Current Shares, and, except as set forth on Schedule 1 attached hereto, Management Stockholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of Activision, including without limitation any options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Activision Common Stock or any securities convertible into or exchangeable for any shares of Activision Common Stock or obligating Activision to grant, issue, extend or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement, and has no other interest in or voting rights with respect to any such securities of Activision.

          (iii)  Management Stockholder has all requisite power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          (iv)  This Agreement has been duly executed and delivered by Management Stockholder and, assuming due execution and delivery of this Agreement by Vivendi, constitutes a valid and binding agreement of Management Stockholder, enforceable against Management Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

          (v)   Other than as required or permitted by this Agreement, the Current Shares and other Subject Securities listed on Schedule 1 hereto are now and shall at all times during this Agreement be owned as set forth on Schedule 1, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of the Subject Securities in any such case that would, individually or in the aggregate, reasonably be expected to materially impair the ability of Management Stockholder to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any of the Subject Securities other than this Agreement.

          (vi)  The execution and delivery of this Agreement by Management Stockholder and the performance by Management Stockholder of its obligations hereunder will not (including with or without due notice or lapse of time or both):

            (1)   require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

            (2)   result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Management Stockholder is a party or by which Management Stockholder or any of his assets is bound that would, individually or in the aggregate, reasonably be expected to materially impair the ability of Management Stockholder to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or

            (3)   violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Management Stockholder in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair the ability of Management Stockholder to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

          (vii) Management Stockholder understands and acknowledges that Vivendi is entering into the Combination Agreement in reliance upon Management Stockholder's execution, delivery and performance of this Agreement.

        (b)   Except where expressly stated to be given as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of each date from the date hereof through and including the date of termination of this Agreement.

        3.    Agreement to Vote Shares.    During the period commencing on the date hereof and continuing until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, Management Stockholder agrees to: (i) appear (in person or by proxy) at any annual or special meeting of the stockholders of Activision for the purpose of obtaining a quorum; and (ii) vote (or, if requested, execute proxies with respect to), or execute a written consent or consents if stockholders of Activision are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of Activision, all Voting Shares: (a) in favor of approval of the Combination Agreement and the transactions contemplated thereby at every meeting (or in connection with any action by written consent) of the stockholders of Activision at which such matters are considered and at every adjournment or postponement thereof; (b) against (1) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Activision under the Combination Agreement or of Management Stockholder under this Agreement and (2) any Activision Acquisition Proposal. Notwithstanding the foregoing, Management Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Voting Shares with respect to any matter not covered by this Section 3 in any manner he deems appropriate; provided, that such vote (or execution of consents or proxies with respect thereto) would not reasonably be expected to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the transactions contemplated by the Combination Agreement.

        4.    Representations of Vivendi.    Vivendi hereby represents and warrants to Management Stockholder that:

        (a)   Vivendi is a corporation duly organized, validly existing and in good standing under the laws of France and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

        (b)   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and no other corporate proceedings on the part of Vivendi are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vivendi and is a valid and binding agreement of Vivendi enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

        (c)   The execution, delivery and performance by Vivendi of this Agreement and the consummation by Vivendi of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both):

          (i)    contravene or conflict with the certificate of incorporation or the bylaws (or similar organizational documents) of Vivendi;

          (ii)   require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party;

          (iii)  result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Vivendi is a party or by which Vivendi or any of its assets may be bound that would, individually or in the aggregate, reasonably be expected to materially impair the ability of Vivendi to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or

          (iv)  violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Vivendi in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair the ability of Vivendi to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

        5.    Restrictions on Transfer.

        (a)   Subject to the terms of this Agreement, for a period beginning on the date hereof and continuing until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the "Voting Period"), Management Stockholder agrees that, without the prior written consent of Vivendi, he shall not: (i) Transfer any Subject Securities or Management Stockholder's voting or economic interest therein, (ii) grant any proxies, options or rights of first offer or refusal with respect to any of the Subject Securities, or (iii) enter into any voting agreement, voting trust or other voting arrangement with respect to any of the Subject Securities.

        (b)   Subject to the terms of this Agreement, for a period beginning on the Closing Date and continuing until the date which is 120 days after the Closing Date (the "Lock-Up Period"), Management Stockholder agrees that, without the prior written consent of Vivendi, he shall not: (i) Transfer (including pursuant to the Tender Offer) any Subject Security or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Security, whether any such transaction described in clause (i) or (ii) of this Section 5(b) is to be settled by delivery of Activision Common Stock or such other securities, in cash or otherwise.

        (c)   Notwithstanding the foregoing, the provisions of Sections 5(a) and (b) shall not apply to Transfers of Subject Securities by gift, will or intestacy, including, without limitation, transfers by gift, will or intestacy to family members of Management Stockholder or to a settlement or trust established under the laws of any country (a "Permitted Transfer"); provided, that in the event of any Permitted Transfer, the transferee shall enter into an agreement substantially in the form hereof (or a joinder hereto in a form reasonably satisfactory to Vivendi) and agrees to be bound by its terms; provided, however, that notwithstanding such Transfer, Management Stockholder shall continue to be liable for any breach by such transferee of its agreements and covenants hereunder or thereunder. Management Stockholder also agrees and consents to the entry of stop transfer instructions with Activision's transfer agent and registrar against the transfer of the undersigned's Subject Securities except in compliance with the terms hereof.

        (d)   Notwithstanding the foregoing, Vivendi and Management Stockholder agree that, during the Lock-Up Period, Management Stockholder may, without the prior written consent of Vivendi, sell Subject Securities during the Lock-Up Period as follows:

          (i)    Management Stockholder may Transfer (including pursuant to the Tender Offer) up to 33 1/3% of the Current Shares; and

          (ii)   Management Stockholder may Transfer (including pursuant to the Tender Offer) up to 33 1/3% of the Subject Securities (other than the Current Shares) that are owned by Management Stockholder on the Closing Date (which percentage shall be calculated based on the number of Shares issuable upon exercise or otherwise underlying or in respect of such Subject Securities).

        6.    Registration Rights.

        6.1.    Demand Registration.

        (a)   Following the Lock-Up Period, Management Stockholder shall have the right, subject to the terms of this Agreement, to require Activision to register for offer and sale under the Securities Act all or a portion of the Registrable Securities then owned by Management Stockholder subject to the requirements and limitations in this Section 6.1. In order to exercise such right, Management Stockholder must give written notice to Activision (a "Demand Notice") requesting that Activision register under the Securities Act the offer and sale of Registrable Securities (i) having a market value on the date the Demand Notice is received (the "Demand Date") of at least $50 million based on the then prevailing market price, or (ii) representing all of the Registrable Securities then held by Management Stockholder. Upon receipt of the Demand Notice, Activision shall (i) promptly notify such other Persons as may be entitled to participate in such sale of the receipt of such Demand Notice, (ii) prepare and file with the Commission as soon as practicable and in no event later than 90 days after the Demand Date a Demand Registration Statement relating to the offer and sale of the Applicable Securities on any available form agreed to by the Management Stockholder and Activision for which Activision then qualifies (which may include a "shelf" Registration Statement under Rule 415 promulgated under the Securities Act solely for use in connection with delayed underwritten offerings under Rule 415 promulgated under the Securities Act) and (iii) use reasonable efforts to cause such Demand Registration Statement to be declared effective under the Securities Act as promptly as practicable. Activision shall use reasonable efforts to have each Demand Registration Statement remain effective until the earlier of (i) one year (in the case of a shelf Demand Registration Statement) or 60 days (in the case of any other Demand Registration Statement) from the Effective Time of such Registration Statement and (ii) such time as all of the Applicable Securities have been disposed of by the Electing Holders.

        (b)   Activision shall have the right to postpone (or, if necessary or advisable, withdraw) the filing, or to delay the effectiveness, of a Registration Statement or offers and sales of Applicable Securities registered under a shelf Demand Registration Statement if a majority of the Independent Directors (as defined in Activision's bylaws) of Activision determines in good faith that the sale of Registrable Securities covered by such Registration Statement (i) would interfere with any pending financing, acquisition, corporate reorganization or other corporate transaction involving Activision or any of its Subsidiaries, (ii) would require disclosure of any event or condition that such directors determine would be disadvantageous for Activision to disclose and which Activision is not otherwise required to disclose at such time, or (iii) would otherwise be materially detrimental to Activision and its Subsidiaries, taken as a whole, and furnishes to the Electing Holders a copy of a resolution of such Independent Directors setting forth such determination; provided, however, that no single postponement shall exceed 120 days in the aggregate. Activision shall advise the Electing Holders of any such determination as promptly as practicable.

        (c)   Notwithstanding anything in this Section 6.1, Activision shall not be obligated to take any action under this Section 6.1:

          (i)    with respect to more than two (2) Demand Registration Statements relating to underwritten offerings which have become effective and which covered all the Registrable Securities requesting to be included therein; or

          (ii)   with respect to more than two (2) Demand Registration Statements which have become and remained effective as required by this Agreement in a twenty-four month period.

        (d)   Activision may include in any registration requested pursuant to Section 6.1(a) hereof other securities for sale for its own account or for the account of another Person, subject to the following sentence. In connection with an underwritten offering, if the managing underwriter advises Activision and the Electing Holders that in its good faith view the number of securities requested to be registered exceeds the maximum number which can be sold in such offering without materially adversely affecting the pricing, timing or likely success of the offering (with respect to any offering, the "Maximum Number"), Activision shall include such Maximum Number in such Registration Statement as follows: (i) first, the Applicable Securities requested to be registered by Management Stockholder, (ii) second, the Applicable Securities requested to be included by any other Electing Holders, if any, (iii) third, any securities proposed to be included by Activision and (iv) fourth, any other securities requested to be included in such Registration Statement. For purposes of this Agreement, an "underwritten offering" shall be an offering pursuant to which securities are sold to a broker-dealer or other financial institution or group thereof for resale by them to investors.

        (e)   Management Stockholder shall have the right to withdraw his Demand Notice (in which case such Demand Notice shall be deemed never to have been given for purposes of Section 6.1(a) or Section 6.1(c)) (i) at any time prior to the time the Demand Registration Statement has been declared or becomes effective if Management Stockholder reimburses Activision for the reasonable out-of-pocket expenses incurred by it prior to such withdrawal in effecting such Registration, (ii) upon the issuance by the Commission or any court or other governmental agency or authority of a stop order, injunction or other order which prohibits or interferes with such Registration, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied other than as a result of default by Management Stockholder, or (iv) if Activision exercises any of its rights under Section 6.1(b) of this Agreement. If Management Stockholder withdraws a Demand Notice pursuant to this Section 6.1(e) and Activision nevertheless decides to continue with the Registration as to securities other than the Applicable Securities, then Management Stockholder shall be entitled to participate in such Registration pursuant to Section 6.2 hereof, but in such case the Intended Offering Notice must be given to Management Stockholder at least 10 business days prior to the anticipated filing date of the Registration Statement and Management Stockholder shall be required to give the Piggyback Notice no later than five (5) business days after Activision's delivery of such Intended Offering Notice.

        (f)    If any Registration pursuant to this Section 6.1 shall relate to an underwritten offering, Management Stockholder and Activision shall select a joint lead managing underwriter reasonably acceptable to the other party, which consent shall not be unreasonably withheld, conditioned or delayed, and the right of any other stockholder to participate therein shall be conditioned upon such stockholder's participation in the underwriting agreements and arrangements required by this Agreement.

        6.2.    Piggyback Registrations.

        (a)   Following the Lock-Up Period, if at any time Activision intends to file on its behalf or on behalf of any holder of its securities a Registration Statement under the Securities Act in connection with a public offering of any securities of Activision (other than a registration statement on Form S-8 or Form S-4 or their successor forms), then Activision shall give written notice of such intention (an "Intended Offering Notice") to Management Stockholder at least 10 business days prior to the date such Registration Statement is filed. Such Intended Offering Notice shall offer to include in such Registration Statement for offer to the public the number or amount of Registrable Securities as Management Stockholder may request, subject to the conditions set forth herein, and shall specify, to the extent then known, the number and class of securities proposed to be registered, the proposed date of filing of such Registration Statement, any proposed means of distribution of such securities, and any proposed managing underwriter or underwriters of such securities. If Management Stockholder elects to have his Registrable Securities offered and sold pursuant to such Registration Statement, he shall so advise Activision in writing (such written notice from Management Stockholder being a "Piggyback Notice") not later than seven (7) business days after the date on which Management Stockholder received the Intended Offering Notice, setting forth the number of Registrable Securities that

Management Stockholder desires to have offered and sold pursuant to such Registration Statement. Upon the request of Activision, Management Stockholder shall enter into such underwriting, custody and other agreements as shall be customary in connection with registered secondary offerings or necessary or appropriate in connection with the offering. Management Stockholder shall be permitted to withdraw all or part of his Applicable Securities from any Registration pursuant to this Section 6.2 at any time prior to the sale thereof (or, if applicable, the entry into a binding agreement for such sale). If any Registration pursuant to this Section 6.2 shall relate to an underwritten offering, the right of Management Stockholder to participate therein shall be conditioned upon Management Stockholder's participation in the underwriting agreements and arrangements required by this Agreement.

        (b)   In connection with an underwritten offering, if the managing underwriter or underwriters advise Activision that in its or their good faith view the number of securities proposed to be registered exceeds the Maximum Number with respect to such offering, Activision shall include in such Registration such Maximum Number as follows: (i) first, the securities that Activision proposes to sell, and (ii) second, the Applicable Securities requested to be included in such Registration pro rata among such other holders of securities of Activision who have requested that their securities be included in such Registration Statement and who hold contractual registration rights with respect to such securities, based on the respective amount of Applicable Securities owned by them.

        (c)   The rights of Management Stockholder pursuant to Section 6.1 hereof and this Section 6.2 are cumulative, and the exercise of rights under one such Section shall not exclude the subsequent exercise of rights under the other such Section (except to the extent expressly provided otherwise herein). Notwithstanding anything herein to the contrary, Activision may abandon and/or withdraw any registration as to which rights under Section 6.2 may exist (or have been exercised) at any time and for any reason without liability hereunder. In such event, Activision shall notify Management Stockholder. No Registration of Registrable Securities effected pursuant to a request under this Section 6.2 shall be deemed to be, or shall relieve Activision of its obligation to effect, a Registration upon request under Section 6.1 hereof. Activision may enter into other registration rights agreements; provided, however, that the rights and benefits of a holder of securities of Activision with respect to registration of such securities as contained in any such other agreement shall not be inconsistent with, or adversely affect, the rights and benefits of holders of Registrable Securities as contained in this Agreement.

        6.3.    Registration Procedures.    In connection with a Registration Statement, the following provisions shall apply:

        (a)   Management Stockholder shall in a timely manner (i) deliver to Activision and its counsel a duly completed copy of any form of notice and questionnaire reasonably requested by Activision and (ii) provide Activision and its counsel with such other information as to himself as may be reasonably requested by Activision in connection with Activision's obligations under federal and state securities laws.

        (b)   Activision shall furnish to Management Stockholder, prior to the Effective Time, a copy of the Registration Statement initially filed with the Commission, and shall furnish to Management Stockholder copies of each amendment thereto and each amendment or supplement, if any, to the Prospectus included therein.

        (c)   Activision shall promptly take such action as may be reasonably necessary so that (i) each of the Registration Statement and any amendment thereto and the Prospectus forming part thereof and any amendment or supplement thereto (and each report or other document incorporated therein by reference in each case), when it becomes effective, complies in all material respects with the Securities Act and the Exchange Act and the respective rules and regulations thereunder, (ii) each of the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) each of the Prospectus forming part of the Registration Statement, and any amendment or supplement to such Prospectus, does not at any time during the period during which Activision is required to keep a Registration Statement continuously effective under Section 6.1(a) (other than any period during which it is entitled and elects to postpone offers and sales under Section 6.1(b) (each, a "Postponement Period")) include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Activision shall, promptly upon learning thereof, advise Management Stockholder, and shall confirm such advice in writing if so requested by any Management Stockholder:

          (i)    when the Registration Statement and any amendment thereto has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective;

          (ii)   of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus included therein or for additional information;

          (iii)  of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

          (iv)  of the receipt by Activision of any notification with respect to the suspension of the qualification of the securities included in the Registration Statement for sale in any jurisdiction or the initiation of any proceeding for such purpose;

          (v)   following the effectiveness of any Registration Statement, of the happening of any event or the existence of any state of facts that requires the making of any changes in the Registration Statement or the Prospectus included therein so that, as of such date, such Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading (which advice shall be accompanied by an instruction to Management Stockholder to suspend the use of the Prospectus until the requisite changes have been made which instruction Management Stockholder agrees to follow); and

          (vi)  if at any time any of the representations and warranties of Activision contemplated by paragraph (l) below cease to be true and correct or will not be true and correct as of the closing date for the offering.

        (e)   Activision shall use its commercially reasonable efforts to prevent the issuance, and if issued to obtain the withdrawal, of any order suspending the effectiveness of the Registration Statement at the earliest possible time.

        (f)    Activision shall furnish to Management Stockholder, without charge, at least one copy of the Registration Statement and all post-effective amendments thereto, including financial statements and schedules, and, if Management Stockholder so requests in writing, all reports, other documents and exhibits that are filed with or incorporated by reference in the Registration Statement.

        (g)   Activision shall, during the period during which Activision is required to keep a Registration Statement continuously effective under Section 6.1(a) or elects to keep effective under Section 6.2(a), deliver to Management Stockholder and any managing underwriter or agent, without charge, as many copies of the Prospectus (including each preliminary Prospectus) included in the Registration Statement and any amendment or supplement thereto and other documents as they may reasonably request to facilitate the distribution of the Registrable Securities; and Activision consents (except during the continuance of any event described in Section 6.3(d)(v) hereof) to the use of the Prospectus, with any amendment or supplement thereto, by Management Stockholder and any managing underwriter or agent in connection with the offering and sale of the Applicable Securities covered by the Prospectus and any amendment or supplement thereto during such period.

        (h)   Prior to any offering of Applicable Securities pursuant to the Registration Statement, Activision shall (i) use reasonable efforts to cooperate with Management Stockholder and his counsel in connection with the registration or qualification of such Applicable Securities for offer and sale under any applicable securities or "blue sky" laws of such jurisdictions within the United States as Management Stockholder may reasonably request, (ii) use reasonable efforts to keep such registrations or qualifications in effect and comply with such laws so as to permit the continuance of offers and sales in such jurisdictions for the period during which Activision is required to keep a Registration Statement continuously effective under Section 6.1(a) or elects to keep effective under Section 6.2(a) and (iii) take any and all other actions reasonably requested by Management Stockholder which are necessary or advisable to enable the disposition in such jurisdictions of such Applicable Securities; provided, however, that nothing contained in this Section 6.3 (h) shall require Activision to (A) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.3(h) or (B) take any action which would subject it to general service of process or taxation in any such jurisdiction if it is not then so subject.

        (i)    Activision shall, if requested by Management Stockholder, use commercially reasonable efforts to cause all such Applicable Securities to be sold pursuant to the Registration Statement to be listed on any securities exchange or automated quotation service on which securities of Activision are listed or quoted.

        (j)    Activision shall cooperate with Management Stockholder to facilitate the timely preparation and delivery of certificates representing Applicable Securities to be sold pursuant to the Registration Statement, which certificates shall comply with the requirements of any securities exchange or automated quotation service on which any securities of Activision are listed and quoted, and which certificates shall be free of any restrictive legends and in such permitted denominations and registered in such names as Management Stockholder or any managing underwriter or agent may request in connection with the sale of Applicable Securities pursuant to the Registration Statement.

        (k)   Upon the occurrence of any fact or event contemplated by Section 6.3(d)(v) hereof, Activision shall promptly prepare a post-effective amendment or supplement to the Registration Statement or the Prospectus, or any document incorporated therein by reference, or file any other required document so that, after such amendment or supplement, such Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that Activision shall not be required to take any such action during a Postponement Period (but it shall promptly thereafter). In the event that Activision notifies Management Stockholder of the occurrence of any fact or event contemplated by Section 6.3(d)(v) hereof, Management Stockholder agrees, as a condition of the inclusion of any of Management Stockholder's Applicable Securities in the Registration Statement, to suspend the use of the Prospectus until the requisite changes to the Prospectus have been made.

        (l)    Activision shall, together with Management Stockholder, enter into such customary agreements (including an underwriting agreement in customary form in the event of an underwritten offering) and take all other reasonable and appropriate action in order to expedite and facilitate the registration and disposition of the Registrable Securities, and in connection therewith, if an underwriting agreement is entered into, cause the same to contain indemnification provisions and procedures substantially similar to those set forth in Section 6.5 hereof with respect to all parties to be indemnified pursuant to Section 6.5 hereof. In addition, in such agreements, Activision will make such representations and warranties to Management Stockholder and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in primary equity offerings. Management Stockholder shall be party to such agreements and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, Activision to and for the benefit of such underwriters shall also be made to and for the benefit of Management Stockholder to the extent applicable. Management Stockholder shall not be required to make any representations or warranties to or agreements with Activision or the underwriters or agents other than representations, warranties or agreements relating to Management Stockholder, his Registrable Securities (including ownership and title) and his intended method of distribution or any other representations required by law or reasonably requested by the underwriters.

        (m)  If requested by the managing underwriter in any underwritten offering, Activision and Management Stockholder will agree to such limitations on sale, transfer, short sale, hedging, option, swap and other transactions relating to any securities of Activision or convertible or exchangeable for securities of Activision (including any sales under Rule 144 of the Securities Act), and public announcements relating to the foregoing as are then customary in underwriting agreements for registered underwritten offerings; provided, however, that such limitations shall not continue beyond the 90th day after the effective date of the Registration Statement in question or, if later, the commencement of the public distribution of securities to the extent timely notified in writing by the managing underwriters.

        (n)   Activision shall use commercially reasonable efforts to:

          (i)    (A) make reasonably available for inspection by Management Stockholder, any underwriter participating in any disposition pursuant to the Registration Statement, and any attorney, accountant or other professional retained by Management Stockholder or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of Activision and its subsidiaries, and (B) cause Activision's officers, directors and employees to participate in road shows or other customary marketing activities and to supply all information reasonably requested by Management Stockholder or any such underwriter, attorney, accountant or professional in connection with the Registration Statement as is customary for similar due diligence examinations; provided, however, that all records, information and documents that are designated by Activision, in good faith, as confidential shall be kept confidential by Management Stockholder and any such underwriter, attorney, accountant or agent, unless such disclosure is required in connection with a court proceeding after such advance notice to Activision (to the extent practicable in the circumstances) so as to permit Activision to contest the same, or required by law, or such records, information or documents become available to the public generally or through a third party without an accompanying obligation of confidentiality; and provided, further that, the foregoing inspection and information gathering shall, to the greatest extent possible, be coordinated on behalf of Management Stockholder and the other parties entitled thereto by one counsel designated by and on behalf of Management Stockholder and such other parties;

          (ii)   in connection with any underwritten offering, obtain opinions of counsel to Activision (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the underwriters) addressed to the underwriters, covering the matters customarily covered in opinions requested in secondary underwritten offerings of equity securities, to the extent reasonably required by the applicable underwriting agreement;

          (iii)  in connection with any underwritten offering, obtain "cold comfort" letters and updates thereof from the independent public accountants of Activision (and, if necessary, from the independent public accountants of any Subsidiary of Activision or of any business acquired by Activision for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to Management Stockholder (if Management Stockholder has provided such letter, representations or documentation, if any, required for such cold comfort letter to be so addressed) and the underwriters, in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with secondary underwritten offerings of equity securities;

          (iv)  in connection with any underwritten offering, deliver such documents and certificates as may be reasonably requested by Management Stockholder and the underwriters, if any, including, without limitation, certificates to evidence compliance with any conditions contained in the underwriting agreement or other agreements entered into by Activision; and

          (v)   use its best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders, as soon as reasonably practicable (but not more than fifteen months) after the effective date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.

        (o)   Not later than the effective date of the applicable Registration Statement, Activision shall provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company.

        (p)   Activision shall cooperate with Management Stockholder and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD.

        (q)   As promptly as practicable after filing with the Commission of any document which is incorporated by reference into the Registration Statement or the Prospectus, Activision shall provide copies of such document to counsel for Management Stockholder and to the managing underwriters and agents, if any.

        (r)   Activision shall provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement.

        (s)   Activision shall use reasonable best efforts to take all other steps necessary to effect the timely registration, offering and sale of the Applicable Securities covered by the Registration Statements contemplated hereby.

        6.4.    Registration Expenses.    Activision shall bear all of the Registration Expenses and all other expenses incurred by it in connection with the performance of its obligations under this Agreement. Management Stockholder shall bear all other expenses relating to any Registration or sale in which Management Stockholder participates, including without limitation the fees and expenses of counsel and any applicable underwriting discounts, fees or commissions.

        6.5.    Indemnification and Contribution.

        (a)   Upon the Registration of Applicable Securities pursuant to Section 6.1 or Section 6.2 hereof, Activision shall indemnify and hold harmless Management Stockholder and each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Applicable Securities, and each of their respective officers and directors and each person who controls such underwriter, selling agent or other securities professional within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, an "Indemnified Person") against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Applicable Securities are to be registered under the Securities Act, or any Prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Activision hereby agrees to reimburse such Indemnified Person for any reasonable and documented legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that Activision shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Prospectus, or amendment or supplement, in reliance upon and in conformity with written information furnished to Activision by such Indemnified Person or its agent expressly for use therein; and provided, further, that Activision shall not be liable to the extent that any loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon the use of any Prospectus after such time as Activision has advised Management Stockholder in writing that a post-effective amendment or supplement thereto is required, except such Prospectus as so amended or supplemented.

        (b)   Management Stockholder agrees, as a consequence of the inclusion of any of his Applicable Securities in such Registration Statement, and shall cause each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Applicable Securities to agree, as a consequence of facilitating such disposition of Applicable Securities, severally and not jointly, to indemnify and hold harmless Activision, its directors and officers and each person, if any, who controls Activision within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which Activision or such other persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus, or any amendment or supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Activision by Management Stockholder, underwriter, selling agent or other securities professional, as applicable, expressly for use therein; provided, however, that notwithstanding anything herein to the contrary the maximum aggregate amount that Management Stockholder shall be required to pay pursuant to this Section 6.5 in respect of any Registration shall be the net proceeds received by Management Stockholder from sales of Registrable Securities pursuant to such Registration.

        (c)   Promptly after receipt by any Person entitled to indemnity under Section 6.5(a) or (b) hereof (an "Indemnitee") of any notice of the commencement of any action or claim, such Indemnitee shall, if a claim in respect thereof is to be made against any other person under this Section 6.5 (an "Indemnitor"), notify such Indemnitor in writing of the commencement thereof, but the omission so to notify the Indemnitor shall not relieve it from any liability which it may have to any Indemnitee except to the extent the Indemnitor is actually prejudiced thereby. In case any such action shall be brought against any Indemnitee and it shall notify an Indemnitor of the commencement thereof, such Indemnitor shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other Indemnitor similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such Indemnitee (which shall not be counsel to the Indemnitor without the consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed). After notice from the Indemnitor to such Indemnitee of its election so to assume the defense thereof, such Indemnitor shall not be liable to such Indemnitee under this Section 6.5 or otherwise for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee, in connection with the defense thereof (other than reasonable costs of investigation) unless the Indemnitee shall have been advised by counsel that representation of the Indemnitee by counsel provided by the Indemnitor would be inappropriate due to actual or potential conflicting interests between the Indemnitee and the Indemnitor, including situations in which there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to

Indemnitor; provided, however, that the Indemnitor shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate counsel at any time for all Indemnitees, except to the extent that local counsel, in addition to their regular counsel, is required in order to effectively defend against such action. No Indemnitor shall, without the written consent of the Indemnitee, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnitee from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnitee. No indemnification shall be available in respect of any settlement of any action or claim effected by an Indemnitee without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

        (d)   If the indemnification provided for in this Section 6.5 is unavailable or insufficient to hold harmless an Indemnitee under Section 6.5(a) or Section 6.5(b) hereof in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnitor and the Indemnitee in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such Indemnitor and Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnitor or by such Indemnitee, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.5(d) were determined solely by pro rata allocation (even if Management Stockholder or any underwriters, selling agents or other securities professionals or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the considerations referred to in this Section 6.5(d). The amount paid or payable by an Indemnitee as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of Management Stockholder and any underwriters, selling agents or other securities professionals in this Section 6.5(d) to contribute shall be several in proportion to the percentage of Applicable Securities registered or underwritten, as the case may be, by them and not joint.

        7.    Additional Covenant of Management Stockholder.    Management Stockholder shall notify Vivendi of any development occurring after the date of this Agreement that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties set forth in Section 2 hereof.

        8.    Expenses.    Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by them or on their behalf in connection with the transactions contemplated hereunder, including fees and expenses of their own financial consultants, investment bankers, accountants and counsel.

        9.    Fiduciary Duties.    Nothing contained herein shall limit or affect any actions taken by Management Stockholder or any person or entity controlling or under the control of Management

Stockholder of the types described in the Combination Agreement (including Sections 6.3 and 6.4 thereof) in response to a Activision Acquisition Proposal, to the extent that Activision is permitted to take such actions under the Combination Agreement and provided that Management Stockholder acts in accordance with any requirement set forth in the Combination Agreement, nor shall anything contained herein limit or affect any actions taken by Management Stockholder or any other person in his capacity as a director of Activision, and none of such actions taken in accordance with the provisions of this Section 9 or in accordance with the provisions of the Combination Agreement shall be deemed to constitute a breach of this Agreement.

        10.    Specific Performance.    Each party hereto acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance herewith or were otherwise breached. Accordingly, each party hereto agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such breach and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law or in damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

        11.    Successors and Assigns.    This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, heirs and devises, as applicable. This Agreement shall not be assignable without the written consent of the other party hereto, except that Vivendi may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates.

        12.    Termination.    This Agreement will terminate automatically, without any action on the part of any party hereto, on the earlier of (a) the termination of the Combination Agreement pursuant to its terms prior to the Closing; (b) at any time by mutual agreement between Vivendi and Management Stockholder; and (c) the date that is 120 days after the Closing Date; provided, however, the provisions of Section 6 of this Agreement shall survive until the earlier of (i) Management Stockholder's Registrable Securities becoming transferable pursuant to paragraph (k) of Rule 144 (or any successor provision thereto) and (ii) the first occurrence of a Termination Event (as defined in the Amended and Restated Bylaws of Activision in effect after the consummation of the transactions contemplated by the Combination Agreement).

        13.    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        14.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

        15.    Jurisdiction; Waiver of Venue.    Each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) any right to a trial by jury.

        16.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made by a party hereto only upon receipt by the receiving party at the following addresses (if mailed) or the following telecopy numbers (if delivered by facsimile), or at such other address or telecopy number for a party as shall be specified by like notice:

          (a)   if to Vivendi, to

        Vivendi S.A.
        42, avenue de Friedland
        75380 Paris cedex 08
        Attention: Frédéric Crépin
        Telecopy: + 33 1 71 71 11 43

    with a copy (which shall not constitute notice) to:

        Vivendi S.A.
        800 Third Avenue, 5th Floor
        New York, New York 10022
        Attention: George E. Bushnell III, Esq.
        Telecopy: (212) 572-7496

    and:

        Gibson, Dunn & Crutcher LLP
        2029 Century Park East
        Los Angeles, California 90067
        Attention: Ruth Fisher, Esq.
        Telecopy: (310) 551-8741

          (b)   if to Activision, to

        Activision, Inc.
        3100 Ocean Park Boulevard
        Santa Monica, California 90405
        Attention: George L. Rose, Esq.
        Telecopy: (310) 255-2152

    with a copy (which shall not constitute notice) to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        300 South Grand Avenue
        Los Angeles, California 90071
        Attention: Brian J. McCarthy, Esq.
        Telecopy: (213) 687-5600

          (c)   if to Management Stockholder, to

        Mr. Robert A. Kotick
        c/o Activision, Inc.
        3100 Ocean Park Boulevard
        Santa Monica, California 90405

    with a copy (which shall not constitute notice) to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Michael J. Segal, Esq.
        Telecopy: (212) 403-2000

        17.    Severability.    This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

        18.    Waiver.    The parties hereto may, to the extent permitted by applicable Law, subject to Section 19 hereof, (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        19.    Modification.    No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

        20.    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        21.    Headings.    All Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

VIVENDI S.A.
By:	/s/ JEAN-BERNARD LÉVY
	Name:	Jean-Bernard Lévy
	Title:	Chairman of the Board and CE:
ACTIVISION, INC.
By:	/s/ GEORGE ROSE
	Name:	George Rose
	Title:	Senior Vice President and General Counsel
/s/ ROBERT A. KOTICK
Robert A. Kotick

[Signature Page to Voting and Lock-Up Agreement]

Schedule 1

Please see attached schedule.

Annex F

VOTING AND LOCK-UP AGREEMENT

        THIS VOTING AND LOCK-UP AGREEMENT, dated as of December 1, 2007 (this "Agreement"), is by and among VIVENDI S.A., a societe anonyme organized under the laws of France ("Vivendi"), ACTIVISION, INC., a Delaware corporation ("Activision"), and MR. BRIAN G. KELLY, an individual ("Management Stockholder").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Vivendi, VGAC LLC, a limited liability company organized under the laws of the State of Delaware, Vivendi Games, Inc., a Delaware corporation and wholly owned subsidiary of Vivendi ("Games"), Activision and Sego Merger Corporation, a Delaware corporation and wholly owned subsidiary of Activision ("Merger Sub"), are entering into a Business Combination Agreement, dated as of the date hereof (the "Combination Agreement"), which provides for, among other things, the combination of the respective businesses of Activision and Games upon the terms and subject to the conditions set forth therein;

        WHEREAS, Management Stockholder is the record holder of such number of outstanding shares, par value $0.000001 per share, of Activision ("Activision Common Stock") as is listed on Schedule 1 attached hereto (the "Current Shares");

        WHEREAS, as a condition to its willingness to enter into the Combination Agreement, Vivendi has required that Management Stockholder execute and deliver this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

        1.    Definitions.

        (a)   For purpose of this Agreement, the following terms shall have the meanings set forth below:

        "Applicable Securities" means, with respect to any Registration Statement, the Registrable Securities identified in the Demand Notice or Piggyback Notice relating to such Registration Statement, and any Registrable Securities which any other Electing Holder is entitled to, and requests, be included in such registration statement within 20 days after receiving such notice.

        "Commission" means the Securities and Exchange Commission.

        "Demand Registration" means a registration under the Securities Act of an offer and sale of Registrable Securities effected pursuant to Section 6.1 hereof.

        "Demand Registration Statement" means a registration statement filed under the Securities Act by Activision pursuant to the provisions of Section 6.1 hereof, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

        "Effectiveness Period" means, with respect to any Registration Statement, the period during which such Registration Statement is effective.

        "Electing Holder" means, with respect to any Registration, each stockholder that is entitled and elects to sell Registrable Securities pursuant to such Registration.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "NASD" means the National Association of Securities Dealers, Inc.

ANNEX F-1

        "NASD Rules" means the Rules of the NASD, as amended from time to time.

        "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

        "Piggyback Demand Registration" means a registration under the Securities Act of an offer and sale of Registrable Securities effected pursuant to Section 6.2 hereof.

        "Prospectus" means the prospectus (including, without limitation, any preliminary prospectus, any final prospectus and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Act) included in a Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Applicable Securities covered by a Registration Statement and by all other amendments and supplements to such prospectus, including all material incorporated by reference in such prospectus and all documents filed after the date of such prospectus by Activision under the Exchange Act and incorporated by reference therein.

        "Registrable Securities" means any Common Stock or other securities acquired by Management Stockholder from Activision other than any such securities that are Unrestricted Securities.

        "Registration" means a Demand Registration or Piggyback Registration.

        "Registration Expenses" means all expenses incident to Activision's performance of its obligations in respect of any Registration of Registrable Securities pursuant to this Agreement, including but not limited to all registration, filing and NASD fees, fees of any stock exchange upon which the Registrable Securities are listed, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for Activision and of its independent public accountants, including the expenses of any special audits or "comfort" letters required by or incident to such performance and compliance, premiums and other costs of policies of insurance obtained by Activision against liabilities arising out of the public offering of Registrable Securities being registered; provided, however, that notwithstanding the foregoing Registration Expenses shall not include any fees and disbursements of counsel retained by Management Stockholder, underwriters, selling brokers or similar professionals or any transfer taxes or underwriting discounts, fees or commissions relating to the sale of the Registrable Securities.

        "Registration Statement" means a registration statement filed by Activision with the Commission under the Securities Act pursuant to the provisions of Section 6.1 or 6.2 hereof, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Shares" shall mean (i) all issued and outstanding shares of Activision Common Stock owned of record or beneficially by Management Stockholder as of the date of this Agreement; and (ii) all additional shares of Activision Common Stock that Management Stockholder purchases or otherwise acquires beneficial ownership of (including pursuant to the exercise of any options or other securities) during the period from the date of this Agreement through the termination of this Agreement pursuant to Section 12.

        "Subject Securities" shall mean (i) those securities set forth on Schedule 1 hereto; and (ii) all additional securities of Activision (including all additional Shares and all additional options, warrants and other rights to acquire Shares) that Management Stockholder purchases or otherwise acquires

ANNEX F-2

beneficial ownership of during the period from the date of this Agreement through the termination of this Agreement pursuant to Section 12.

        "Transfer" shall mean, with respect to any Subject Security, any direct or indirect (i) offer, sale, contract to sell, sale of option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan, redemption, tender, cash-out or other transfer or disposition, (ii) pledge, grant of lien, preemptive right, security interest, claim, charge or other encumbrance, or (iii) entering into any agreement or commitment providing for any of the foregoing.

        "Unrestricted Security" means any Registrable Security that (i) has been offered and sold pursuant to a registration statement that has become effective under the Securities Act, (ii) has been transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) under circumstances after which such Registrable Securities became freely transferable without registration under the Securities Act and any legend relating to transfer restrictions under the Securities Act has been removed or (iii) is transferable pursuant to paragraph (k) of Rule 144 (or any successor provision thereto).

        "Voting Shares" shall mean all issued and outstanding Shares owned of record or beneficially by Management Stockholder or over which Management Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at, the special meeting of the stockholders of Activision called for the purpose of voting on the matters referred to in Section 3, or (ii) to take action by written consent of the stockholders of Activision with respect to the matters referred to in Section 3. Management Stockholder agrees that any shares of capital stock of Activision that Management Stockholder purchases or over which Management Stockholder exercises voting power during the period from the date of this Agreement through the earlier of the Closing Date and the date of termination of this Agreement pursuant to Section 11 shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Voting Shares on the date hereof.

        (b)   For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Combination Agreement.

        2.    Representations of Management Stockholder.

        (a)   Management Stockholder hereby represents and warrants to Vivendi as follows:

          (i)    Management Stockholder is the record and beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act and the rules and regulations promulgated thereunder, but without regard to any conditions (including the passage of time) to the acquisition of such shares) of, and has good and valid and marketable title to, the Current Shares.

          (ii)   As of the date hereof, Management Stockholder is not the record or beneficial owner of any shares of Activision Common Stock or other voting securities of Activision, other than the Current Shares, and, except as set forth on Schedule 1 attached hereto, Management Stockholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of Activision, including without limitation any options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Activision Common Stock or any securities convertible into or exchangeable for any shares of Activision Common Stock or obligating Activision to grant, issue, extend or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement, and has no other interest in or voting rights with respect to any such securities of Activision.

ANNEX F-3

          (iii)  Management Stockholder has all requisite power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          (iv)  This Agreement has been duly executed and delivered by Management Stockholder and, assuming due execution and delivery of this Agreement by Vivendi, constitutes a valid and binding agreement of Management Stockholder, enforceable against Management Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

          (v)   Other than as required or permitted by this Agreement, the Current Shares and other Subject Securities listed on Schedule 1 hereto are now and shall at all times during this Agreement be owned as set forth on Schedule 1, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of the Subject Securities in any such case that would, individually or in the aggregate, reasonably be expected to materially impair the ability of Management Stockholder to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any of the Subject Securities other than this Agreement.

          (vi)  The execution and delivery of this Agreement by Management Stockholder and the performance by Management Stockholder of its obligations hereunder will not (including with or without due notice or lapse of time or both):

            (1)   require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

            (2)   result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Management Stockholder is a party or by which Management Stockholder or any of his assets is bound that would, individually or in the aggregate, reasonably be expected to materially impair the ability of Management Stockholder to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or

            (3)   violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Management Stockholder in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair the ability of Management Stockholder to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

          (vii) Management Stockholder understands and acknowledges that Vivendi is entering into the Combination Agreement in reliance upon Management Stockholder's execution, delivery and performance of this Agreement.

ANNEX F-4

        (b)   Except where expressly stated to be given as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of each date from the date hereof through and including the date of termination of this Agreement.

        3.    Agreement to Vote Shares.    During the period commencing on the date hereof and continuing until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, Management Stockholder agrees to: (i) appear (in person or by proxy) at any annual or special meeting of the stockholders of Activision for the purpose of obtaining a quorum; and (ii) vote (or, if requested, execute proxies with respect to), or execute a written consent or consents if stockholders of Activision are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of Activision, all Voting Shares: (a) in favor of approval of the Combination Agreement and the transactions contemplated thereby at every meeting (or in connection with any action by written consent) of the stockholders of Activision at which such matters are considered and at every adjournment or postponement thereof; (b) against (1) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Activision under the Combination Agreement or of Management Stockholder under this Agreement and (2) any Activision Acquisition Proposal. Notwithstanding the foregoing, Management Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Voting Shares with respect to any matter not covered by this Section 3 in any manner he deems appropriate; provided, that such vote (or execution of consents or proxies with respect thereto) would not reasonably be expected to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the transactions contemplated by the Combination Agreement.

        4.    Representations of Vivendi.    Vivendi hereby represents and warrants to Management Stockholder that:

        (a)   Vivendi is a corporation duly organized, validly existing and in good standing under the laws of France and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

        (b)   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and no other corporate proceedings on the part of Vivendi are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vivendi and is a valid and binding agreement of Vivendi enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

        (c)   The execution, delivery and performance by Vivendi of this Agreement and the consummation by Vivendi of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both):

          (i)    contravene or conflict with the certificate of incorporation or the bylaws (or similar organizational documents) of Vivendi;

          (ii)   require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party;

          (iii)  result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Vivendi is a party or by which Vivendi or any of its assets may be bound that would,

ANNEX F-5

  individually or in the aggregate, reasonably be expected to materially impair the ability of Vivendi to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or

          (iv)  violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Vivendi in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair the ability of Vivendi to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

        5.    Restrictions on Transfer.

        (a)   Subject to the terms of this Agreement, for a period beginning on the date hereof and continuing until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the "Voting Period"), Management Stockholder agrees that, without the prior written consent of Vivendi, he shall not: (i) Transfer any Subject Securities or Management Stockholder's voting or economic interest therein, (ii) grant any proxies, options or rights of first offer or refusal with respect to any of the Subject Securities, or (iii) enter into any voting agreement, voting trust or other voting arrangement with respect to any of the Subject Securities.

        (b)   Subject to the terms of this Agreement, for a period beginning on the Closing Date and continuing until the date which is 120 days after the Closing Date (the "Lock-Up Period"), Management Stockholder agrees that, without the prior written consent of Vivendi, he shall not: (i) Transfer (including pursuant to the Tender Offer) any Subject Security or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Security, whether any such transaction described in clause (i) or (ii) of this Section 5(b) is to be settled by delivery of Activision Common Stock or such other securities, in cash or otherwise.

        (c)   Notwithstanding the foregoing, the provisions of Sections 5(a) and (b) shall not apply to Transfers of Subject Securities by gift, will or intestacy, including, without limitation, transfers by gift, will or intestacy to family members of Management Stockholder or to a settlement or trust established under the laws of any country (a "Permitted Transfer"); provided, that in the event of any Permitted Transfer, the transferee shall enter into an agreement substantially in the form hereof (or a joinder hereto in a form reasonably satisfactory to Vivendi) and agrees to be bound by its terms; provided, however, that notwithstanding such Transfer, Management Stockholder shall continue to be liable for any breach by such transferee of its agreements and covenants hereunder or thereunder. Management Stockholder also agrees and consents to the entry of stop transfer instructions with Activision's transfer agent and registrar against the transfer of the undersigned's Subject Securities except in compliance with the terms hereof.

        (d)   Notwithstanding the foregoing, Vivendi and Management Stockholder agree that, during the Lock-Up Period, Management Stockholder may, without the prior written consent of Vivendi, sell Subject Securities during the Lock-Up Period as follows:

          (i)    Management Stockholder may Transfer (including pursuant to the Tender Offer) up to 33 1/3% of the Current Shares; and

          (ii)   Management Stockholder may Transfer (including pursuant to the Tender Offer) up to 33 1/3% of the Subject Securities (other than the Current Shares) that are owned by Management Stockholder on the Closing Date (which percentage shall be calculated based on the number of Shares issuable upon exercise or otherwise underlying or in respect of such Subject Securities).

ANNEX F-6

        6.    Registration Rights.

        6.1.    Demand Registration.

        (a)   Following the Lock-Up Period, Management Stockholder shall have the right, subject to the terms of this Agreement, to require Activision to register for offer and sale under the Securities Act all or a portion of the Registrable Securities then owned by Management Stockholder subject to the requirements and limitations in this Section 6.1. In order to exercise such right, Management Stockholder must give written notice to Activision (a "Demand Notice") requesting that Activision register under the Securities Act the offer and sale of Registrable Securities (i) having a market value on the date the Demand Notice is received (the "Demand Date") of at least $50 million based on the then prevailing market price, or (ii) representing all of the Registrable Securities then held by Management Stockholder. Upon receipt of the Demand Notice, Activision shall (i) promptly notify such other Persons as may be entitled to participate in such sale of the receipt of such Demand Notice, (ii) prepare and file with the Commission as soon as practicable and in no event later than 90 days after the Demand Date a Demand Registration Statement relating to the offer and sale of the Applicable Securities on any available form agreed to by the Management Stockholder and Activision for which Activision then qualifies (which may include a "shelf" Registration Statement under Rule 415 promulgated under the Securities Act solely for use in connection with delayed underwritten offerings under Rule 415 promulgated under the Securities Act) and (iii) use reasonable efforts to cause such Demand Registration Statement to be declared effective under the Securities Act as promptly as practicable. Activision shall use reasonable efforts to have each Demand Registration Statement remain effective until the earlier of (i) one year (in the case of a shelf Demand Registration Statement) or 60 days (in the case of any other Demand Registration Statement) from the Effective Time of such Registration Statement and (ii) such time as all of the Applicable Securities have been disposed of by the Electing Holders.

        (b)   Activision shall have the right to postpone (or, if necessary or advisable, withdraw) the filing, or to delay the effectiveness, of a Registration Statement or offers and sales of Applicable Securities registered under a shelf Demand Registration Statement if a majority of the Independent Directors (as defined in Activision's bylaws) of Activision determines in good faith that the sale of Registrable Securities covered by such Registration Statement (i) would interfere with any pending financing, acquisition, corporate reorganization or other corporate transaction involving Activision or any of its Subsidiaries, (ii) would require disclosure of any event or condition that such directors determine would be disadvantageous for Activision to disclose and which Activision is not otherwise required to disclose at such time, or (iii) would otherwise be materially detrimental to Activision and its Subsidiaries, taken as a whole, and furnishes to the Electing Holders a copy of a resolution of such Independent Directors setting forth such determination; provided, however, that no single postponement shall exceed 120 days in the aggregate. Activision shall advise the Electing Holders of any such determination as promptly as practicable.

        (c)   Notwithstanding anything in this Section 6.1, Activision shall not be obligated to take any action under this Section 6.1:

          (i)    with respect to more than two (2) Demand Registration Statements relating to underwritten offerings which have become effective and which covered all the Registrable Securities requesting to be included therein; or

          (ii)   with respect to more than two (2) Demand Registration Statements which have become and remained effective as required by this Agreement in a twenty-four month period.

        (d)   Activision may include in any registration requested pursuant to Section 6.1(a) hereof other securities for sale for its own account or for the account of another Person, subject to the following sentence. In connection with an underwritten offering, if the managing underwriter advises Activision and the Electing Holders that in its good faith view the number of securities requested to be registered

ANNEX F-7

exceeds the maximum number which can be sold in such offering without materially adversely affecting the pricing, timing or likely success of the offering (with respect to any offering, the "Maximum Number"), Activision shall include such Maximum Number in such Registration Statement as follows: (i) first, the Applicable Securities requested to be registered by Management Stockholder, (ii) second, the Applicable Securities requested to be included by any other Electing Holders, if any, (iii) third, any securities proposed to be included by Activision and (iv) fourth, any other securities requested to be included in such Registration Statement. For purposes of this Agreement, an "underwritten offering" shall be an offering pursuant to which securities are sold to a broker-dealer or other financial institution or group thereof for resale by them to investors.

        (e)   Management Stockholder shall have the right to withdraw his Demand Notice (in which case such Demand Notice shall be deemed never to have been given for purposes of Section 6.1(a) or Section 6.1(c)) (i) at any time prior to the time the Demand Registration Statement has been declared or becomes effective if Management Stockholder reimburses Activision for the reasonable out-of-pocket expenses incurred by it prior to such withdrawal in effecting such Registration, (ii) upon the issuance by the Commission or any court or other governmental agency or authority of a stop order, injunction or other order which prohibits or interferes with such Registration, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied other than as a result of default by Management Stockholder, or (iv) if Activision exercises any of its rights under Section 6.1(b) of this Agreement. If Management Stockholder withdraws a Demand Notice pursuant to this Section 6.1(e) and Activision nevertheless decides to continue with the Registration as to securities other than the Applicable Securities, then Management Stockholder shall be entitled to participate in such Registration pursuant to Section 6.2 hereof, but in such case the Intended Offering Notice must be given to Management Stockholder at least 10 business days prior to the anticipated filing date of the Registration Statement and Management Stockholder shall be required to give the Piggyback Notice no later than five (5) business days after Activision's delivery of such Intended Offering Notice.

        (f)    If any Registration pursuant to this Section 6.1 shall relate to an underwritten offering, Management Stockholder and Activision shall select a joint lead managing underwriter reasonably acceptable to the other party, which consent shall not be unreasonably withheld, conditioned or delayed, and the right of any other stockholder to participate therein shall be conditioned upon such stockholder's participation in the underwriting agreements and arrangements required by this Agreement.

        6.2.    Piggyback Registrations.

        (a)   Following the Lock-Up Period, if at any time Activision intends to file on its behalf or on behalf of any holder of its securities a Registration Statement under the Securities Act in connection with a public offering of any securities of Activision (other than a registration statement on Form S-8 or Form S-4 or their successor forms), then Activision shall give written notice of such intention (an "Intended Offering Notice") to Management Stockholder at least 10 business days prior to the date such Registration Statement is filed. Such Intended Offering Notice shall offer to include in such Registration Statement for offer to the public the number or amount of Registrable Securities as Management Stockholder may request, subject to the conditions set forth herein, and shall specify, to the extent then known, the number and class of securities proposed to be registered, the proposed date of filing of such Registration Statement, any proposed means of distribution of such securities, and any proposed managing underwriter or underwriters of such securities. If Management Stockholder elects to have his Registrable Securities offered and sold pursuant to such Registration Statement, he shall so advise Activision in writing (such written notice from Management Stockholder being a "Piggyback Notice") not later than seven (7) business days after the date on which Management Stockholder received the Intended Offering Notice, setting forth the number of Registrable Securities that Management Stockholder desires to have offered and sold pursuant to such Registration Statement.

ANNEX F-8

Upon the request of Activision, Management Stockholder shall enter into such underwriting, custody and other agreements as shall be customary in connection with registered secondary offerings or necessary or appropriate in connection with the offering. Management Stockholder shall be permitted to withdraw all or part of his Applicable Securities from any Registration pursuant to this Section 6.2 at any time prior to the sale thereof (or, if applicable, the entry into a binding agreement for such sale). If any Registration pursuant to this Section 6.2 shall relate to an underwritten offering, the right of Management Stockholder to participate therein shall be conditioned upon Management Stockholder's participation in the underwriting agreements and arrangements required by this Agreement.

        (b)   In connection with an underwritten offering, if the managing underwriter or underwriters advise Activision that in its or their good faith view the number of securities proposed to be registered exceeds the Maximum Number with respect to such offering, Activision shall include in such Registration such Maximum Number as follows: (i) first, the securities that Activision proposes to sell, and (ii) second, the Applicable Securities requested to be included in such Registration pro rata among such other holders of securities of Activision who have requested that their securities be included in such Registration Statement and who hold contractual registration rights with respect to such securities, based on the respective amount of Applicable Securities owned by them.

        (c)   The rights of Management Stockholder pursuant to Section 6.1 hereof and this Section 6.2 are cumulative, and the exercise of rights under one such Section shall not exclude the subsequent exercise of rights under the other such Section (except to the extent expressly provided otherwise herein). Notwithstanding anything herein to the contrary, Activision may abandon and/or withdraw any registration as to which rights under Section 6.2 may exist (or have been exercised) at any time and for any reason without liability hereunder. In such event, Activision shall notify Management Stockholder. No Registration of Registrable Securities effected pursuant to a request under this Section 6.2 shall be deemed to be, or shall relieve Activision of its obligation to effect, a Registration upon request under Section 6.1 hereof. Activision may enter into other registration rights agreements; provided, however, that the rights and benefits of a holder of securities of Activision with respect to registration of such securities as contained in any such other agreement shall not be inconsistent with, or adversely affect, the rights and benefits of holders of Registrable Securities as contained in this Agreement.

        6.3.    Registration Procedures.    In connection with a Registration Statement, the following provisions shall apply:

        (a)   Management Stockholder shall in a timely manner (i) deliver to Activision and its counsel a duly completed copy of any form of notice and questionnaire reasonably requested by Activision and (ii) provide Activision and its counsel with such other information as to himself as may be reasonably requested by Activision in connection with Activision's obligations under federal and state securities laws.

        (b)   Activision shall furnish to Management Stockholder, prior to the Effective Time, a copy of the Registration Statement initially filed with the Commission, and shall furnish to Management Stockholder copies of each amendment thereto and each amendment or supplement, if any, to the Prospectus included therein.

        (c)   Activision shall promptly take such action as may be reasonably necessary so that (i) each of the Registration Statement and any amendment thereto and the Prospectus forming part thereof and any amendment or supplement thereto (and each report or other document incorporated therein by reference in each case), when it becomes effective, complies in all material respects with the Securities Act and the Exchange Act and the respective rules and regulations thereunder, (ii) each of the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) each of the Prospectus forming part of the Registration Statement, and any amendment or supplement to such Prospectus, does not at any

ANNEX F-9

time during the period during which Activision is required to keep a Registration Statement continuously effective under Section 6.1(a) (other than any period during which it is entitled and elects to postpone offers and sales under Section 6.1(b) (each, a "Postponement Period")) include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Activision shall, promptly upon learning thereof, advise Management Stockholder, and shall confirm such advice in writing if so requested by any Management Stockholder:

          (i)    when the Registration Statement and any amendment thereto has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective;

          (ii)   of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus included therein or for additional information;

          (iii)  of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

          (iv)  of the receipt by Activision of any notification with respect to the suspension of the qualification of the securities included in the Registration Statement for sale in any jurisdiction or the initiation of any proceeding for such purpose;

          (v)   following the effectiveness of any Registration Statement, of the happening of any event or the existence of any state of facts that requires the making of any changes in the Registration Statement or the Prospectus included therein so that, as of such date, such Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading (which advice shall be accompanied by an instruction to Management Stockholder to suspend the use of the Prospectus until the requisite changes have been made which instruction Management Stockholder agrees to follow); and

          (vi)  if at any time any of the representations and warranties of Activision contemplated by paragraph (l) below cease to be true and correct or will not be true and correct as of the closing date for the offering.

        (e)   Activision shall use its commercially reasonable efforts to prevent the issuance, and if issued to obtain the withdrawal, of any order suspending the effectiveness of the Registration Statement at the earliest possible time.

        (f)    Activision shall furnish to Management Stockholder, without charge, at least one copy of the Registration Statement and all post-effective amendments thereto, including financial statements and schedules, and, if Management Stockholder so requests in writing, all reports, other documents and exhibits that are filed with or incorporated by reference in the Registration Statement.

        (g)   Activision shall, during the period during which Activision is required to keep a Registration Statement continuously effective under Section 6.1(a) or elects to keep effective under Section 6.2(a), deliver to Management Stockholder and any managing underwriter or agent, without charge, as many copies of the Prospectus (including each preliminary Prospectus) included in the Registration Statement and any amendment or supplement thereto and other documents as they may reasonably request to facilitate the distribution of the Registrable Securities; and Activision consents (except during the continuance of any event described in Section 6.3(d)(v) hereof) to the use of the Prospectus, with any amendment or supplement thereto, by Management Stockholder and any managing underwriter or agent in connection with the offering and sale of the Applicable Securities covered by the Prospectus and any amendment or supplement thereto during such period.

ANNEX F-10

        (h)   Prior to any offering of Applicable Securities pursuant to the Registration Statement, Activision shall (i) use reasonable efforts to cooperate with Management Stockholder and his counsel in connection with the registration or qualification of such Applicable Securities for offer and sale under any applicable securities or "blue sky" laws of such jurisdictions within the United States as Management Stockholder may reasonably request, (ii) use reasonable efforts to keep such registrations or qualifications in effect and comply with such laws so as to permit the continuance of offers and sales in such jurisdictions for the period during which Activision is required to keep a Registration Statement continuously effective under Section 6.1(a) or elects to keep effective under Section 6.2(a) and (iii) take any and all other actions reasonably requested by Management Stockholder which are necessary or advisable to enable the disposition in such jurisdictions of such Applicable Securities; provided, however, that nothing contained in this Section 6.3 (h) shall require Activision to (A) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.3(h) or (B) take any action which would subject it to general service of process or taxation in any such jurisdiction if it is not then so subject.

        (i)    Activision shall, if requested by Management Stockholder, use commercially reasonable efforts to cause all such Applicable Securities to be sold pursuant to the Registration Statement to be listed on any securities exchange or automated quotation service on which securities of Activision are listed or quoted.

        (j)    Activision shall cooperate with Management Stockholder to facilitate the timely preparation and delivery of certificates representing Applicable Securities to be sold pursuant to the Registration Statement, which certificates shall comply with the requirements of any securities exchange or automated quotation service on which any securities of Activision are listed and quoted, and which certificates shall be free of any restrictive legends and in such permitted denominations and registered in such names as Management Stockholder or any managing underwriter or agent may request in connection with the sale of Applicable Securities pursuant to the Registration Statement.

        (k)   Upon the occurrence of any fact or event contemplated by Section 6.3(d)(v) hereof, Activision shall promptly prepare a post-effective amendment or supplement to the Registration Statement or the Prospectus, or any document incorporated therein by reference, or file any other required document so that, after such amendment or supplement, such Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that Activision shall not be required to take any such action during a Postponement Period (but it shall promptly thereafter). In the event that Activision notifies Management Stockholder of the occurrence of any fact or event contemplated by Section 6.3(d)(v) hereof, Management Stockholder agrees, as a condition of the inclusion of any of Management Stockholder's Applicable Securities in the Registration Statement, to suspend the use of the Prospectus until the requisite changes to the Prospectus have been made.

        (l)    Activision shall, together with Management Stockholder, enter into such customary agreements (including an underwriting agreement in customary form in the event of an underwritten offering) and take all other reasonable and appropriate action in order to expedite and facilitate the registration and disposition of the Registrable Securities, and in connection therewith, if an underwriting agreement is entered into, cause the same to contain indemnification provisions and procedures substantially similar to those set forth in Section 6.5 hereof with respect to all parties to be indemnified pursuant to Section 6.5 hereof. In addition, in such agreements, Activision will make such representations and warranties to Management Stockholder and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in primary equity offerings. Management Stockholder shall be party to such agreements and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, Activision to and for the benefit of such underwriters shall also be made to and for the benefit of Management Stockholder to

ANNEX F-11

the extent applicable. Management Stockholder shall not be required to make any representations or warranties to or agreements with Activision or the underwriters or agents other than representations, warranties or agreements relating to Management Stockholder, his Registrable Securities (including ownership and title) and his intended method of distribution or any other representations required by law or reasonably requested by the underwriters.

        (m)  If requested by the managing underwriter in any underwritten offering, Activision and Management Stockholder will agree to such limitations on sale, transfer, short sale, hedging, option, swap and other transactions relating to any securities of Activision or convertible or exchangeable for securities of Activision (including any sales under Rule 144 of the Securities Act), and public announcements relating to the foregoing as are then customary in underwriting agreements for registered underwritten offerings; provided, however, that such limitations shall not continue beyond the 90th day after the effective date of the Registration Statement in question or, if later, the commencement of the public distribution of securities to the extent timely notified in writing by the managing underwriters.

        (n)   Activision shall use commercially reasonable efforts to:

          (i)    (A) make reasonably available for inspection by Management Stockholder, any underwriter participating in any disposition pursuant to the Registration Statement, and any attorney, accountant or other professional retained by Management Stockholder or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of Activision and its subsidiaries, and (B) cause Activision's officers, directors and employees to participate in road shows or other customary marketing activities and to supply all information reasonably requested by Management Stockholder or any such underwriter, attorney, accountant or professional in connection with the Registration Statement as is customary for similar due diligence examinations; provided, however, that all records, information and documents that are designated by Activision, in good faith, as confidential shall be kept confidential by Management Stockholder and any such underwriter, attorney, accountant or agent, unless such disclosure is required in connection with a court proceeding after such advance notice to Activision (to the extent practicable in the circumstances) so as to permit Activision to contest the same, or required by law, or such records, information or documents become available to the public generally or through a third party without an accompanying obligation of confidentiality; and provided, further that, the foregoing inspection and information gathering shall, to the greatest extent possible, be coordinated on behalf of Management Stockholder and the other parties entitled thereto by one counsel designated by and on behalf of Management Stockholder and such other parties;

          (ii)   in connection with any underwritten offering, obtain opinions of counsel to Activision (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the underwriters) addressed to the underwriters, covering the matters customarily covered in opinions requested in secondary underwritten offerings of equity securities, to the extent reasonably required by the applicable underwriting agreement;

          (iii)  in connection with any underwritten offering, obtain "cold comfort" letters and updates thereof from the independent public accountants of Activision (and, if necessary, from the independent public accountants of any Subsidiary of Activision or of any business acquired by Activision for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to Management Stockholder (if Management Stockholder has provided such letter, representations or documentation, if any, required for such cold comfort letter to be so addressed) and the underwriters, in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with secondary underwritten offerings of equity securities;

ANNEX F-12

          (iv)  in connection with any underwritten offering, deliver such documents and certificates as may be reasonably requested by Management Stockholder and the underwriters, if any, including, without limitation, certificates to evidence compliance with any conditions contained in the underwriting agreement or other agreements entered into by Activision; and

          (v)   use its best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders, as soon as reasonably practicable (but not more than fifteen months) after the effective date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.

        (o)   Not later than the effective date of the applicable Registration Statement, Activision shall provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company.

        (p)   Activision shall cooperate with Management Stockholder and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD.

        (q)   As promptly as practicable after filing with the Commission of any document which is incorporated by reference into the Registration Statement or the Prospectus, Activision shall provide copies of such document to counsel for Management Stockholder and to the managing underwriters and agents, if any.

        (r)   Activision shall provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement.

        (s)   Activision shall use reasonable best efforts to take all other steps necessary to effect the timely registration, offering and sale of the Applicable Securities covered by the Registration Statements contemplated hereby.

        6.4.    Registration Expenses.    Activision shall bear all of the Registration Expenses and all other expenses incurred by it in connection with the performance of its obligations under this Agreement. Management Stockholder shall bear all other expenses relating to any Registration or sale in which Management Stockholder participates, including without limitation the fees and expenses of counsel and any applicable underwriting discounts, fees or commissions.

        6.5.    Indemnification and Contribution.

        (a)   Upon the Registration of Applicable Securities pursuant to Section 6.1 or Section 6.2 hereof, Activision shall indemnify and hold harmless Management Stockholder and each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Applicable Securities, and each of their respective officers and directors and each person who controls such underwriter, selling agent or other securities professional within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, an "Indemnified Person") against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Applicable Securities are to be registered under the Securities Act, or any Prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Activision hereby agrees to reimburse such Indemnified Person for any reasonable and

ANNEX F-13

documented legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that Activision shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Prospectus, or amendment or supplement, in reliance upon and in conformity with written information furnished to Activision by such Indemnified Person or its agent expressly for use therein; and provided, further, that Activision shall not be liable to the extent that any loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon the use of any Prospectus after such time as Activision has advised Management Stockholder in writing that a post-effective amendment or supplement thereto is required, except such Prospectus as so amended or supplemented.

        (b)   Management Stockholder agrees, as a consequence of the inclusion of any of his Applicable Securities in such Registration Statement, and shall cause each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Applicable Securities to agree, as a consequence of facilitating such disposition of Applicable Securities, severally and not jointly, to indemnify and hold harmless Activision, its directors and officers and each person, if any, who controls Activision within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which Activision or such other persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus, or any amendment or supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Activision by Management Stockholder, underwriter, selling agent or other securities professional, as applicable, expressly for use therein; provided, however, that notwithstanding anything herein to the contrary the maximum aggregate amount that Management Stockholder shall be required to pay pursuant to this Section 6.5 in respect of any Registration shall be the net proceeds received by Management Stockholder from sales of Registrable Securities pursuant to such Registration.

        (c)   Promptly after receipt by any Person entitled to indemnity under Section 6.5(a) or (b) hereof (an "Indemnitee") of any notice of the commencement of any action or claim, such Indemnitee shall, if a claim in respect thereof is to be made against any other person under this Section 6.5 (an "Indemnitor"), notify such Indemnitor in writing of the commencement thereof, but the omission so to notify the Indemnitor shall not relieve it from any liability which it may have to any Indemnitee except to the extent the Indemnitor is actually prejudiced thereby. In case any such action shall be brought against any Indemnitee and it shall notify an Indemnitor of the commencement thereof, such Indemnitor shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other Indemnitor similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such Indemnitee (which shall not be counsel to the Indemnitor without the consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed). After notice from the Indemnitor to such Indemnitee of its election so to assume the defense thereof, such Indemnitor shall not be liable to such Indemnitee under this Section 6.5 or otherwise for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee, in connection with the defense thereof (other than reasonable costs of investigation) unless the Indemnitee shall have been advised by counsel that representation of the Indemnitee by counsel provided by the Indemnitor would be inappropriate due to actual or potential conflicting interests between the Indemnitee and the Indemnitor, including situations in which there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to

ANNEX F-14

Indemnitor; provided, however, that the Indemnitor shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate counsel at any time for all Indemnitees, except to the extent that local counsel, in addition to their regular counsel, is required in order to effectively defend against such action. No Indemnitor shall, without the written consent of the Indemnitee, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnitee from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnitee. No indemnification shall be available in respect of any settlement of any action or claim effected by an Indemnitee without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

        (d)   If the indemnification provided for in this Section 6.5 is unavailable or insufficient to hold harmless an Indemnitee under Section 6.5(a) or Section 6.5(b) hereof in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnitor and the Indemnitee in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such Indemnitor and Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnitor or by such Indemnitee, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.5(d) were determined solely by pro rata allocation (even if Management Stockholder or any underwriters, selling agents or other securities professionals or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the considerations referred to in this Section 6.5(d). The amount paid or payable by an Indemnitee as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of Management Stockholder and any underwriters, selling agents or other securities professionals in this Section 6.5(d) to contribute shall be several in proportion to the percentage of Applicable Securities registered or underwritten, as the case may be, by them and not joint.

        7.    Additional Covenant of Management Stockholder.    Management Stockholder shall notify Vivendi of any development occurring after the date of this Agreement that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties set forth in Section 2 hereof.

        8.    Expenses.    Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by them or on their behalf in connection with the transactions contemplated hereunder, including fees and expenses of their own financial consultants, investment bankers, accountants and counsel.

        9.    Fiduciary Duties.    Nothing contained herein shall limit or affect any actions taken by Management Stockholder or any person or entity controlling or under the control of Management

ANNEX F-15

Stockholder of the types described in the Combination Agreement (including Sections 6.3 and 6.4 thereof) in response to a Activision Acquisition Proposal, to the extent that Activision is permitted to take such actions under the Combination Agreement and provided that Management Stockholder acts in accordance with any requirement set forth in the Combination Agreement, nor shall anything contained herein limit or affect any actions taken by Management Stockholder or any other person in his capacity as a director of Activision, and none of such actions taken in accordance with the provisions of this Section 9 or in accordance with the provisions of the Combination Agreement shall be deemed to constitute a breach of this Agreement.

        10.    Specific Performance.    Each party hereto acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance herewith or were otherwise breached. Accordingly, each party hereto agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such breach and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law or in damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

        11.    Successors and Assigns.    This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, heirs and devises, as applicable. This Agreement shall not be assignable without the written consent of the other party hereto, except that Vivendi may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates.

        12.    Termination.    This Agreement will terminate automatically, without any action on the part of any party hereto, on the earlier of (a) the termination of the Combination Agreement pursuant to its terms prior to the Closing; (b) at any time by mutual agreement between Vivendi and Management Stockholder; and (c) the date that is 120 days after the Closing Date; provided, however, the provisions of Section 6 of this Agreement shall survive until the earlier of (i) Management Stockholder's Registrable Securities becoming transferable pursuant to paragraph (k) of Rule 144 (or any successor provision thereto) and (ii) the first occurrence of a Termination Event (as defined in the Amended and Restated Bylaws of Activision in effect after the consummation of the transactions contemplated by the Combination Agreement).

        13.    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        14.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

        15.    Jurisdiction; Waiver of Venue.    Each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions

ANNEX F-16

contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) any right to a trial by jury.

        16.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made by a party hereto only upon receipt by the receiving party at the following addresses (if mailed) or the following telecopy numbers (if delivered by facsimile), or at such other address or telecopy number for a party as shall be specified by like notice:

          (a)   if to Vivendi, to

        Vivendi S.A.
        42, avenue de Friedland
        75380 Paris cedex 08
        Attention: Frédéric Crépin
        Telecopy: + 33 1 71 71 11 43

    with a copy (which shall not constitute notice) to:

        Vivendi S.A.
        800 Third Avenue, 5th Floor
        New York, New York 10022
        Attention: George E. Bushnell III, Esq.
        Telecopy: (212) 572-7496

    and:

        Gibson, Dunn & Crutcher LLP
        2029 Century Park East
        Los Angeles, California 90067
        Attention: Ruth Fisher, Esq.
        Telecopy: (310) 551-8741

          (b)   if to Activision, to

        Activision, Inc.
        3100 Ocean Park Boulevard
        Santa Monica, California 90405
        Attention: George L. Rose, Esq.
        Telecopy: (310) 255-2152

    with a copy (which shall not constitute notice) to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        300 South Grand Avenue
        Los Angeles, California 90071
        Attention: Brian J. McCarthy, Esq.
        Telecopy: (213) 687-5600

ANNEX F-17

          (c)   if to Management Stockholder, to

        Mr. Brian G. Kelly
        c/o Activision, Inc.
        3100 Ocean Park Boulevard
        Santa Monica, California 90405

    with a copy (which shall not constitute notice) to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Michael J. Segal, Esq.
        Telecopy: (212) 403-2000

        17.    Severability.    This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

        18.    Waiver.    The parties hereto may, to the extent permitted by applicable Law, subject to Section 19 hereof, (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        19.    Modification.    No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

        20.    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        21.    Headings.    All Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

ANNEX F-18

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

VIVENDI S.A.
By:	/s/ JEAN-BERNARD LÉVY
	Name:	Jean-Bernard Lévy
	Title:	Chairman of the Board and CE:
ACTIVISION, INC.
By:	/s/ GEORGE ROSE
	Name:	George Rose
	Title:	Senior Vice President and General Counsel
/s/ BRIAN G. KELLY Brian G. Kelly

[Signature Page to Voting and Lock-Up Agreement]

ANNEX F-19

Schedule 1

Please see attached schedule.

ANNEX F-20

Annex G

$1,025,000,000

CREDIT AGREEMENT

dated as of April 29, 2008,

among

ACTIVISION BLIZZARD, INC.,
as Borrower,

and

VIVENDI S.A.,
as Lender

Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, California 90067-3026

i

ii

ARTICLE VII EVENTS OF DEFAULT
SECTION 7.01	Events of Default	G-47
SECTION 7.02	Application of Proceeds	G-49
ARTICLE VIII MISCELLANEOUS
SECTION 8.01	Notices	G-49
SECTION 8.02	Waivers; Amendment	G-50
SECTION 8.03	Expenses; Indemnity; Damage Waiver	G-50
SECTION 8.04	Successors and Assigns	G-51
SECTION 8.05	Survival of Agreement	G-53
SECTION 8.06	Counterparts; Integration; Effectiveness	G-53
SECTION 8.07	Severability	G-54
SECTION 8.08	Right of Setoff	G-54
SECTION 8.09	Governing Law; Jurisdiction; Consent to Service of Process	G-54
SECTION 8.10	Waiver of Jury Trial	G-55
SECTION 8.11	Headings	G-55
SECTION 8.12	USA Patriot Act Notice	G-55
SECTION 8.13	Interest Rate Limitation	G-55
SECTION 8.14	Obligations Absolute	G-55
SCHEDULES
Schedule 1.01	Cash Management Policy
Schedule 2.14	Lender's Bank and Account Information
Schedule 3.06	Intellectual Property
Schedule 3.08	Litigation
Schedule 6.01(a)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.03(b)	Existing Investments
EXHIBITS
Exhibit B-1	Form of Borrowing Request
Exhibit C-1	Form of Compliance Certificate
Exhibit I-1	Form of Interest Election Request
Exhibit N-1	Form of Tranche A Loan Note
Exhibit N-2	Form of Tranche B Loan Note
Exhibit N-3	Form of Revolving Loan Note

iii

CREDIT AGREEMENT

        CREDIT AGREEMENT dated as of April 29, 2008 (the "Agreement") between ACTIVISION, INC., a Delaware corporation (to be re-named Activision Blizzard, Inc. after consummation of the Transactions (as herein defined))(the "Borrower"), and VIVENDI S.A., a societé anonyme organized under the laws of France (the "Lender").

WITNESSETH:

        WHEREAS, the Borrower and the Lender have entered into the Business Combination Agreement dated as of December 1, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the "Business Combination Agreement") among the Parent (as defined herein), VGAC LLC, a Delaware limited liability company, Vivendi Games, Inc., a Delaware corporation, the Borrower (known as Activision Inc. when such agreement was executed), and Sego Merger Corporation, a Delaware corporation.

        WHEREAS, in order to facilitate the consummation of the transactions contemplated by the Business Combination Agreement, the Borrower has requested that the Lender enter into this Agreement prior to the consummation of the Share Purchase and the Merger (each as defined in the Business Combination Agreement) and extend credit in the form of (a) Term Loans, in an aggregate principal amount not in excess of $550.0 million, and (b) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $475.0 million, none of which will be drawn on the Closing Date.

        WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

        NOW, THEREFORE, the Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        SECTION 1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

        "ABR", when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

        "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

        "ABR Loan" shall mean any ABR Term Loan or ABR Revolving Loan.

        "ABR Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

        "ABR Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

        "Acquisition Consideration" shall mean the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, "earn-outs" and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any of its Subsidiaries.

        "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term "Affiliate" shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

        "Agreement" shall have the meaning assigned to such term in the preamble hereto.

        "Anti-Terrorism Laws" shall have the meaning assigned to such term in Section 3.19.

        "Applicable Fee" shall mean, for any date, with respect to the Revolving Commitment, 0.42%.

        "Applicable Margin" shall mean, for any day, the percentage per annum set forth below corresponding to the applicable Loan:

Loan:	If an ABR Loan	If a Eurodollar Loan:
Tranche A Loan	-0.15%	0.85%
Tranche B Loan	0.20%	1.20%
Revolving Loans	0.20%	1.20%

        "Asset Sale" shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by the Borrower or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of the Borrower, in each case, to any person other than to the Borrower or any other Subsidiary.

        "Asset Sale Prepayment Trigger Date" have the meaning assigned to such term in Section 2.10(c).

        "Attributable Indebtedness" shall mean, when used with respect to any Sale Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale Leaseback Transaction.

        "Base Rate" means a variable per annum rate, as of any date of determination, equal to the greater of (i) the Federal Funds Effective Rate plus one-half of one percent (0.50%) per annum and (ii) the rate of interest which is identified and normally published by Bloomberg Professional Service Page Prime as the "Prime Rate" (or, if more than one rate is published as the Prime Rate, then the highest of such rates). If Bloomberg Professional Service no longer reports the Prime Rate, or if such Page no longer exists, or the Lender determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, the Lender may select a reasonably comparable index or source to use as the basis for the Base Rate. Any change in the Base Rate due to a change in the Federal Funds Effective Rate or the "Prime Rate" shall be effective on the effective date of such change in the Federal Funds Effective Rate or the "Prime Rate", as the case may be.

        "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

        "Board of Directors" shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

        "Borrower" shall have the meaning assigned to such term in the preamble hereto.

        "Borrowing" shall mean Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

        "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-1, or such other form as shall be approved by the Lender.

        "Business Combination Agreement" shall have the meaning assigned to such term in the recitals hereto.

        "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in New York City or Paris, France are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

        "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "Cash Equivalents" shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of "A" (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-1 or the equivalent thereof by Moody's Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit accounts maintained in the ordinary course of business; and (g) investments made in accordance with the investment policy attached hereto as Schedule 1.01.

        "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

        "Change in Law" shall mean, with respect to any party to this Agreement, the occurrence, after the date such party becomes party to this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

        "Charges" shall have the meaning assigned to such term in Section 8.13.

        "Class," when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are the Revolving Loans, the Tranche A Loan or the Tranche B Loans and, when used in reference to any Commitment, refers to whether such Commitment is the Revolving Commitment, the Tranche A Commitment or the Tranche B Commitment, in each case, under this Agreement, of which such Loan, Borrowing or Commitment shall be a part.

        "Closing Date" shall have the meaning set forth in the Business Combination Agreement.

        "Code" shall mean the Internal Revenue Code of 1986.

        "Commercial Letter of Credit" means any letter of credit or similar instrument issued for the purpose of ensuring payment in connection with the purchase of any materials, goods or services by any Company Entity on customary trade terms and in the ordinary course of business of the Company Entities.

        "Commitments" shall mean the Lender's Tranche A Commitment, Tranche B Commitment and Revolving Commitment.

        "Commitment Fee" shall have the meaning assigned to such term in Section 2.05(a).

        "Company Entity" means the Borrower and each of its Subsidiaries.

        "Company's Equity" means, as of a date, all outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, the Borrower, (ii) securities or debt instruments of the Borrower or of any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or ownership interests in the Borrower, (iii) subscriptions, calls, contracts, arrangements, commitments, understandings, restrictions, rights, warrants, options or other rights to acquire from any Company Entity, or obligations of any Company Entity to issue, any capital stock, voting securities or other ownership interests in the Borrower, or obligations of the Borrower or of any Subsidiary of the Borrower to grant, extend or enter into any such agreement or commitment.

        "Compliance Certificate" shall mean a certificate of the chief financial officer substantially in the form of Exhibit C-1.

        "Consolidated Amortization Expense" shall mean, for any period, the amortization expense of the Company Entities for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Depreciation Expense" shall mean, for any period, the depreciation expense of the Company Entities for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period, plus (in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication):

  (a)
  Consolidated Interest Expense for such period;

  (b)
  Consolidated Tax Expense for such period;

  (c)
  Consolidated Depreciation Expense for such period;

  (d)
  Consolidated Amortization Expense for such period;

  (e)
  costs and expenses directly incurred in connection with the Transactions (including without limitation costs and expenses incurred in connection with the negotiation and documentation of this Agreement);

  (f)
  severance and restructuring charges or reserves relating to the Transactions;

  (g)
  integration costs relating to the Transactions;

  (h)
  costs incurred in connection with discontinued operations; and

  (i)
  any non-cash employee compensation expense attributable to employee stock ownership plans or other equity-based compensation plans, and other non-cash charges (and minus any non-cash income items included in Consolidated Net Income for such period); provided, that any non-cash charges or losses that increase Consolidated EBITDA for any period pursuant to this clause (i) shall be deducted from Consolidated EBITDA in any subsequent period in which, and to the extent that, (x) cash disbursements attributable thereto are made or (y) Consolidated Net Income in such subsequent period is increased by the reversal of any such reserves.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transaction, the Tender Offer, any Permitted Acquisition and Asset Sales consummated at any time on or after the first day of the Test Period and prior to the date of determination as if the Transaction, the Tender Offer and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

        "Consolidated Interest Expense" shall mean, for any period, the total consolidated interest expense of the Company Entities for such period determined on a consolidated basis in accordance with GAAP. Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination as if such incurrence, assumption, repayment or extinguishment had been effected on the first day of such period.

        "Consolidated Net Income" shall mean, for any period, the consolidated net income (or loss) of the Company Entities determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

  (a)
  the net income (or loss) of any person (other than a Subsidiary of the Borrower) in which any person other than a Company Entity has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;

  (b)
  the net income of any Subsidiary of the Borrower (other than a Foreign Subsidiary) during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that the Borrower's equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

  (c)
  any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Borrower or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by the Borrower or any of its Subsidiaries;

  (d)
  gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

  (e)
  earnings resulting from any reappraisal, revaluation or write-up of assets;

  (f)
  unrealized gains and losses with respect to Hedging Obligations for such period; and

  (g)
  any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by the Borrower or any of its Subsidiaries during such period.

        "Consolidated Net Indebtedness" shall mean, as at any date of determination, the aggregate amount of all Indebtedness of the Company Entities, determined on a consolidated basis in accordance with GAAP, minus the aggregate amount of Unrestricted Cash of the Borrower and its Subsidiaries at such time. Consolidated Net Indebtedness shall be calculated on a Pro Forma Basis and shall be determined assuming that all conditions or other contingencies have been satisfied in connection with any "earnout" obligations incurred in connection with any Permitted Acquisition, obligations to repurchase or redeem equity interests issued in connection with any Permitted Acquisition (including roll-over equity interests) or other deferred contingent purchase price obligations payable in connection with any Permitted Acquisition. For purposes hereof, all "earnout" obligations incurred in connection with Permitted Acquisitions, obligations to repurchase or redeem equity interests issued in connection with Permitted Acquisitions and other deferred contingent purchase price obligations payable in connection with Permitted Acquisitions shall be valued at the reasonably anticipated amount of the Company Entities' potential liability to make payments in respect thereof in cash or other property (other than by delivery of Shares) upon satisfaction of all conditions or contingencies with respect thereto, as reflected in an Officer's Certificate delivered by the Borrower to the Lender).

        "Consolidated Stockholders' Equity" shall mean, as of any date of determination, the consolidated stockholders' equity of the Borrower, as of such date, determined in accordance with GAAP.

        "Consolidated Tax Expense" shall mean, for any period, the tax expense of the Company Entities, for such period, determined on a consolidated basis in accordance with GAAP.

        "Contingent Obligation" shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

        "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

        "Credit Extension" shall mean the making of a Loan by the Lender.

        "Default" shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

        "Default Rate" shall have the meaning assigned to such term in Section 2.06(c).

        "Designated Asset Sale" shall mean any individual Asset Sale, or series of related Asset Sales, resulting in Net Cash Proceeds to the Company Entities in excess of $30.0 million.

        "dollars" or "$" shall mean lawful money of the United States.

        "Environment" shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

        "Environmental Claim" shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

        "Environmental Law" shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

        "Environmental Permit" shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

        "Equity Interest" shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

        "Equity Issuance" shall mean, without duplication, any issuance or sale by the Borrower after the Closing Date of any Equity Interests in the Borrower (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase such Equity Interests; provided, however, that an Equity Issuance shall not include (x) any such sale or issuance by the Borrower of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests) to directors, officers or employees of any Company Entity, or (y) any issuance and sale by the Borrower of its Equity Interests, the proceeds of which are applied to pay, or where such Equity Interests serve as, consideration for any Permitted Acquisition or other Investment permitted under Section 6.03 (other than under Section 6.03(h)) or the acquisition of any capital asset, or (z) any such issuance and sale by the Borrower of its Equity Interests to the Parent or any of its Subsidiaries not constituting a Company Entity.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

        "ERISA Affiliate" shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

        "ERISA Event" shall mean (a) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company Entity or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company Entity or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company Entity or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company Entity or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the "substantial cessation of operations" within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company Entity.

        "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

        "Eurodollar Loan" shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

        "Eurodollar Revolving Borrowing" shall mean a Borrowing comprised of Eurodollar Revolving Loans.

        "Eurodollar Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.

        "Eurodollar Term Borrowing" shall mean a Borrowing comprised of Eurodollar Term Loans.

        "Eurodollar Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.

        "Event of Default" shall have the meaning assigned to such term in Section 7.01.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Excluded Taxes" shall mean, (a) with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office in such jurisdiction or as a result of a present or former connection between the Lender and the jurisdiction (other than any such connection arising solely from such Lender having executed, delivered or performed its obligation or received a payment under, or enforced, this Agreement or any Loan Document) and (b) in the case of any Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign

Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (c), or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.15(e).

        "Executive Order" shall have the meaning assigned to such term in Section 3.19.

        "Existing Lien" shall have the meaning assigned to such term in Section 6.02(c).

        "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

        "Fees" shall mean the Commitment Fees.

        "Final Maturity Date" shall mean the latest to occur of the Tranche A Maturity Date, the Tranche B Maturity Date and the Revolving Maturity Date.

        "Foreign Lender" shall mean a person that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

        "Foreign Plan" shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company Entity with respect to employees employed outside the United States.

        "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis.

        "Governmental Authority" shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

        "Governmental Real Property Disclosure Requirements" shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

        "Hazardous Materials" shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls ("PCBs") or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

        "Hedging Agreement" shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

        "Hedging Obligations" shall mean obligations under or with respect to Hedging Agreements.

        "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days), including, without limitation, "earnout" obligations incurred in connection with Permitted Acquisitions, obligations to repurchase or redeem equity interests issued in connection with Permitted Acquisitions (including roll-over equity interests) and other deferred contingent purchase price obligations payable in connection with Permitted Acquisitions; (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations, Attributable Indebtedness in respect of Sale Leaseback Transactions and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all obligations (whether absolute or contingent) of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers' acceptances and similar credit transactions; (j) the liquidation preference of any Preferred Stock issued by such person; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person's ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

        "Indemnified Taxes" shall mean all Taxes other than Excluded Taxes.

        "Indemnitee" shall have the meaning assigned to such term in Section 8.03(b).

        "Intellectual Property" shall have the meaning assigned to such term in Section 3.06.

        "Interest Election Request" shall mean a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit I-1.

        "Interest Payment Date" shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, (c) with respect to any Revolving Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitment is terminated and (d) with respect to any Term Loan, the Tranche A Maturity Date or Tranche B Maturity Date, as the case may be.

        "Interest Period" shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or such other period as agreed to by the Lender) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Investments" shall have the meaning assigned to such term in Section 6.03.

        "Leases" shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

        "Lender" shall mean Vivendi S.A., a societé anonyme organized under the laws of France, and its successors and assigns.

        "LIBOR Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the applicable Interest Period under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used). If Bloomberg Professional Service no longer reports the LIBOR Rate or the Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to the Lender in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to the Lender in the London Interbank Market, the Lender may select a reasonably equivalent replacement index or replacement page, as the case may be.

        "Lien" shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease (or other lease entered into in connection with a Sale Leaseback Transaction) or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        "Loan Documents" shall mean this Agreement, the Notes and each other document or instrument executed in connection with this Agreement.

        "Loans" shall mean the Tranche A Loan, the Tranche B Loan and the Revolving Loans.

        "Margin Stock" shall have the meaning assigned to such term in Regulation U.

        "Material Adverse Effect" shall mean (a) a material adverse effect on the business, property, results of operations, prospects or condition, financial or otherwise, or material agreements of the Company Entities, taken as a whole; (b) material impairment of the ability of the Borrower to fully and timely perform any of its obligations under any Loan Document; or (c) material impairment of the rights of or benefits or remedies available to the Lender under any Loan Document.

        "Maximum Rate" shall have the meaning assigned to such term in Section 8.13.

        "Multiemployer Plan" shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company Entity is then making or accruing an obligation to make contributions; (b) to which any Company Entity has within the preceding five plan years made contributions; or (c) with respect to which any Company Entity could incur liability.

        "Net Cash Proceeds" shall mean:

  (a)
  with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by the Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by the Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers' fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower's good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by the Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) the Borrower's good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and

  (b)
  with respect to any Equity Issuance or any other issuance or sale of Equity Interests by the Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

        "Net Debt" shall mean, at any time, the positive difference, if any, between (x) the aggregate principal amount of Indebtedness then outstanding pursuant to Section 6.01(a), (c) and (h) (assuming that (1) all revolving or contingent funding commitments then in effect, including the Revolving Commitment and the Tranche B Commitment then in effect, are fully funded and (2) all conditions or other contingencies have been satisfied in respect of any "earnout" obligations incurred in connection with any Permitted Acquisition, obligations to repurchase or redeem equity interests issued in connection with any Permitted Acquisition (including roll-over equity interests) or other deferred contingent purchase price obligations payable in connection with any Permitted Acquisition) minus (y) the aggregate amount of Unrestricted Cash of the Borrower and its Subsidiaries at such time. For purposes hereof, all "earnout" obligations incurred in connection with Permitted Acquisitions, obligations to repurchase or redeem equity interests issued in connection with Permitted Acquisitions and other deferred contingent purchase price obligations payable in connection with any Permitted Acquisition shall be valued at the reasonably anticipated amount of the Company Entities' potential liability to make payments in respect thereof in cash or other property (other than by delivery of Shares) upon satisfaction of all conditions or contingencies with respect thereto, as reflected in an Officer's Certificate delivered by the Borrower to the Lender.

        "Notes" shall mean any notes evidencing the Term Loans or Revolving Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit N-1, N-2 or N-3.

        "Obligations" shall mean (a) obligations of the Borrower from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Loan Documents.

        "OFAC" shall have the meaning assigned to such term in Section 3.19.

        "Officers' Certificate" shall mean a certificate executed by the chief executive officer or the president and the chief financial officer, each in his or her official (and not individual) capacity.

        "Organizational Documents" shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

        "Other Taxes" shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

        "Parent" means Vivendi, S.A., a societé anonyme organized under the laws of France.

        "Participant" shall have the meaning assigned to such term in Section 8.04(c).

        "Participant Register" shall have the meaning assigned to such term in Section 8.04(c).

        "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

        "Permitted Acquisition" shall mean any transaction for the (a) acquisition of all or substantially all of the property of any person or of any business or division of any person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any person that becomes a Subsidiary after giving effect such transaction; provided that each of the following conditions shall be met:

  (i)
  no Event of Default then exists and no Default or Event of Default would occur as a result thereof, and the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect thereto, with Section 6.01 (provided that, for purposes of determining such pro forma compliance with Section 6.01, all existing Indebtedness of any person so acquired shall be deemed to be incurred at the time of such acquisition) and Section 6.08 hereof;

  (ii)
  the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

  (iii)
  all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law; and

  (iv)
  the aggregate Acquisition Consideration for such acquisition, together with the aggregate Acquisition Consideration for all other Permitted Acquisitions consummated after the Closing Date, shall not exceed $250.0 million.

        "Permitted Liens" shall have the meaning assigned to such term in Section 6.02.

        "person" shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company Entity r with respect to which any Company Entity could incur liability (including under Section 4069 of ERISA).

        "Preferred Stock" shall mean, with respect to any person, any and all Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date, which provide for (1) a liquidation preference over any other class of Equity Interests of such person, (2) the right to receive dividends that accrue at a variable or fixed rate or (3) any mandatory dividend or redemption obligation.

        "Priority Debt" shall mean (x) Indebtedness of any Subsidiary of the Borrower that has not executed and delivered to the Lender an unconditional guaranty of the Obligations, in form and substance satisfactory to the Lender (together with an opinion of counsel satisfactory to the Lender relating to such guaranty and such other documentation relating thereto as the Lender may request, all in form and substance satisfactory to the Lender) incurred pursuant to Section 6.01(a) (other than any guaranty of Obligations), (c), (h)(less, in the case of the aggregate such Indebtedness of Foreign Subsidiaries outstanding at any time, the aggregate cash and Cash Equivalents owned by Foreign Subsidiaries at such time that are not subject to a Lien or any other legal or contractual restriction as to use thereof), (l) or (m), and (y) Indebtedness of any Company Entity that is secured by a Lien on or in any asset or property of the Borrower or any Subsidiary that is permitted to be created, incurred or assumed or to exist under Section 6.02(c) or (h).

        "Pro Forma Basis" shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Lender.

        "property" shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

        "Purchase Money Obligation" shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (excluding Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

        "Real Property" shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by the Borrower or any of its Subsidiaries, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

        "Register" shall have the meaning assigned to such term in Section 8.04(b).

        "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        "Regulation S-X" shall mean Regulation S-X promulgated under the Securities Act.

        "Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        "Release" shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

        "Requirements of Law" shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

        "Response" shall mean (a)"response" as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

        "Responsible Officer" of any person shall mean any executive officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

        "Restricted Payment" means (i) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, with respect to any capital stock or other Equity Interest of any Subsidiary (other than a Wholly Owned Subsidiary of the Borrower) or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock or other Equity Interest, or on account of any return of capital to the Borrower's or any Subsidiary's (other than a Wholly Owned Subsidiary of the Borrower, directly or indirectly) stockholders, partners or members (or the equivalent person thereof).

        "Revolving Availability Period" shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day that is thirty calendar days preceding the Revolving Maturity Date (and, if such date is not a Business Day, the Business Day preceding such date) and (ii) the date of termination of the Revolving Commitment.

        "Revolving Borrowing" shall mean a Borrowing comprised of Revolving Loans.

        "Revolving Commitment" shall mean, with respect to the Lender, the commitment of the Lender to make Revolving Loans hereunder up to $475.0 million aggregate principal amount, as the same may be reduced from time to time in accordance with the terms hereof.

        "Revolving Loan" shall mean a Loan made by the Lender to the Borrower pursuant to Section 2.01(c). Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

        "Revolving Maturity Date" shall mean March 31, 2011.

        "Sarbanes-Oxley Act" shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Shares" means shares of common stock, par value $0.000001 per share, of the Borrower.

        "Standby Letter of Credit" means any letter of credit or similar instrument other than a Commercial Letter of Credit.

        "Subsidiary" shall mean, with respect to any person (the "parent") at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, "Subsidiary" refers to a Subsidiary of the Borrower.

        "Tax Return" shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

        "Taxes" shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

        "Tender Offer" shall have the meaning assigned to such term in the Business Combination Agreement.

        "Tender Offer Closing Date" shall mean the date following the Tender Offer Period on which the Shares validly tendered in the Tender Offer, if any, are paid for by the Borrower.

        "Tender Offer Period" means the period commencing on the first day of the Tender Offer and ending on 12:01 am on the first Business Day after the scheduled or expected expiration date of the Tender Offer.

        "Term Borrowing" shall mean a Borrowing comprised of Term Loans.

        "Term Loan Commitments" shall mean the Tranche A Commitment and the Tranche B Commitment, collectively.

        "Term Loans" shall mean the Tranche A Loan and the Tranche B Loan, collectively.

        "Test Period" shall mean, as of any date of determination, the period of four consecutive fiscal quarters of the Borrower (taken as one accounting period) most recently ended for which financial statements have been delivered to the Lender in accordance with Section 5.01 hereof.

        "Total Capital" shall mean, as of any date of determination, the sum of Consolidated Stockholders' Equity reported in the financial statements of the Borrower most recently delivered to the Lender in accordance with Section 5.01 hereof plus Consolidated Net Indebtedness on such date of determination.

        "Total Leverage Ratio" shall mean, at any date of determination, the ratio of (i) Consolidated Net Indebtedness on such date to (ii) Consolidated EBITDA for the Test Period then most recently ended.

        "Tranche A Commitment" shall mean, with respect to the Lender, the commitment of the Lender to make a Tranche A Loan hereunder on the Tender Offer Closing Date. The maximum aggregate amount of the Lender's Tranche A Commitment is the positive difference, if any, between (i) the Aggregate Required Offer Consideration certified pursuant to Section 4.02(iii)(B) minus (ii) $3.628 billion, provided in no event shall the Tranche A Commitment exceed $400.0 million.

        "Tranche A Commitment Termination Date" shall mean the earlier of (a) the date that is seven Business Days following the scheduled or expected expiration date of the Tender Offer, if the Tranche A Loan have not been made on or prior to such date, or if such date is not a Business Day, the immediately preceding Business Day and (b) the date the Tranche B Commitment is reduced to $0.

        "Tranche A Loan" shall mean the term loans made by the Lender to the Borrower pursuant to Section 2.01(a). Each Tranche A Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

        "Tranche A Maturity Date" shall mean March 31, 2010.

        "Tranche B Commitment" shall mean the commitment of the Lender to make a Tranche B Loan hereunder on the Vivendi Games Facility Repayment Date. The aggregate amount of the Lender's Tranche B Commitment is the lesser of (1) the aggregate principal amount outstanding under the Vivendi Games Facility on the Vivendi Games Facility Repayment Date or (2) $150.0 million.

        "Tranche B Commitment Termination Date" shall mean the earlier of (a) the date on which the Business Combination Agreement terminates in accordance with its terms, if such termination occurs prior to the Closing Date and (b) the date the Tranche B Commitment is reduced to $0 in accordance with the terms hereof.

        "Tranche B Loan" shall mean the term loans made by the Lender to the Borrower pursuant to Section 2.01(b). Each Tranche B Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

        "Tranche B Maturity Date" shall mean March 31, 2011.

        "Transactions" shall mean, collectively, the transactions to occur on or prior to the Closing Date contemplated by or required pursuant to the Business Combination Agreement, including (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (b) the Merger, (c) the Tender Offer, and (c) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

        "Type," when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Base Rate.

        "United States" shall mean the United States of America.

        "Unrestricted Cash" of the Borrower and its Subsidiaries shall mean, at any time, the aggregate consolidated cash and Cash Equivalent balances that would be reflected on a consolidated balance sheet of the Borrower prepared as at such time in accordance with GAAP, less the sum of (i) all cash and Cash Equivalents that are subject to a Lien or any other legal or contractual restriction as to use thereof and (ii) the lesser of (x) all cash and Cash Equivalents owned by Foreign Subsidiaries or (y) $50.0 million.

        "Vivendi Games Facility" shall mean the credit facility described in Part I of Schedule 6.01(a).

        "Vivendi Games Facility Repayment Date" shall mean the date the Indebtedness evidenced by the documents and instruments evidencing the Vivendi Games Facility becomes due and payable in accordance with its terms and all commitments thereunder are terminated, whether pursuant to optional repayment or otherwise.

        "Voting Stock" shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

        "Wholly Owned Subsidiary" shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than shares held by current or former directors, officers and employees up to a maximum of 20% of the outstanding shares of any class of such capital stock) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time (other than such equity interests held by current or former directors, officers and employees up to a maximum of 20% of any class of such equity interests).

        "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.02Classification of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing," "Borrowing of Tranche A Loans") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

        SECTION 1.03Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        SECTION 1.04Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by the Borrower and the Lender.

        SECTION 1.05Resolution of Drafting Ambiguities.    The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II
THE CREDITS

        SECTION 2.01Commitments.    Subject to the terms hereof, and subject to the conditions and in reliance upon the representations and warranties herein set forth, the Lender agrees:

  (a)
  to make a Tranche A Loan to the Borrower on the Tender Offer Closing Date in the principal amount not to exceed its Tranche A Commitment;

  (b)
  to make a Tranche B Loan to the Borrower on the Vivendi Games Facility Repayment Date in the principal amount not to exceed its Tranche B Commitment; and

  (c)
  to make Revolving Loans to the Borrower, at any time and from time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in the aggregate principal amount at such time of all outstanding Revolving Loans exceeding the Lender's Revolving Commitment.

        Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Within the limits set forth in clause (c) above and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

        SECTION 2.02Loans.

  (a)
  ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments.

  (b)
  Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Borrowings of more than one Type may be outstanding at the same time; provided that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

  (c)
  Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Borrower may designate.

  (d)
  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, Tranche A Maturity Date or Tranche B Maturity Date, as the case may be.

        SECTION 2.03Borrowing Procedure.    To request a Revolving Borrowing or Term Borrowing, the Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Lender not later than 9:00 a.m., New York City time, five Business Days (or, in the case of the initial Borrowing of the Tranche A Loan, four Business Days) before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

  (a)
  whether the requested Borrowing is to be a Borrowing of Revolving Loans, the Tranche A Loan or the Tranche B Loan;

  (b)
  the aggregate amount of such Borrowing;

  (c)
  the date of such Borrowing, which shall be a Business Day;

  (d)
  whether such Borrowing is to be a Eurodollar Borrowing or, subject to the last sentence of this Section 2.03, an ABR Borrowing;

  (e)
  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period";

  (f)
  the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

  (g)
  that the conditions set forth in Sections 4.04(b)-(d) have been satisfied as of the date of the notice.

        If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month duration. Notwithstanding anything herein to the contrary, the Borrower shall not have the right to request a Borrowing as an ABR Borrowing unless the Lender has delivered a notice pursuamt to Section 2.11 which, at the time of the requested Borrowing, continues in effect.

        SECTION 2.04Evidence of Debt; Repayment of Loans.

  (a)
  Promise to Repay.    The Borrower hereby unconditionally promises to pay (i) to the Lender the principal amount of each Term Loan as provided in Section 2.09, (ii) to the Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date.

  (b)
  Lender Records.    Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement. The Lender shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder; and (iii) the amount of any sum received by the Lender hereunder. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

  (c)
  Promissory Notes.    Lender by written notice to the Borrower may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns) in the form of Exhibit N-1, N-2 or N-3, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

        SECTION 2.05Fees.

  (a)
  Commitment Fee.    The Borrower agrees to pay to the Lender a commitment fee (a "Commitment Fee") equal to the Applicable Fee per annum on the average daily unused amount of the Revolving Commitment of the Lender during the period from and including the Closing Date to but excluding the date on which the Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and on the date on which the Revolving Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, the Revolving Commitment of the Lender shall be deemed to be used to the extent of the outstanding Revolving Loans.

  (b)
  All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Lender. Once paid, Commitment Fees shall not be refundable under any circumstances.

        SECTION 2.06Interest on Loans.

  (a)
  ABR Loans.    Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.

  (b)
  Eurodollar Loans.    Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

  (c)
  Default Rate.    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the "Default Rate").

  (d)
  Interest Payment Dates.    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan without a permanent reduction in the Revolving Commitment), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

  (e)
  Interest Calculation.    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBOR Rate shall be determined by the Lender in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

        SECTION 2.07Termination and Reduction of Commitments.

  (a)
  Termination of Commitments.    The Term Loan A Commitment shall terminate automatically at 5:00 p.m., New York City time, on the Tender Offer Closing Date and the Term Loan B Commitment shall terminate automatically at 5:00 p.m., New York City time, on the Vivendi Games Facility Repayment Date. The Revolving Commitment shall terminate automatically on the Revolving Maturity Date. Notwithstanding the foregoing, all the Commitments shall terminate automatically on the date on which the Business Combination Agreement terminates in accordance with its terms, if such termination occurs prior to the Closing Date.

  (b)
  Optional Terminations and Reductions.    At its option, the Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million and (ii) the Revolving Commitment shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate principal amount of all outstanding Revolving Loans would exceed the aggregate amount of the Revolving Commitment.

  (c)
  Borrower Notice.    The Borrower shall notify the Lender in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments of any Class shall be permanent.

        SECTION 2.08Interest Elections.

  (a)
  Generally.    Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that, notwithstanding anything herein to the contrary, the Borrower shall not have the right to convert a Borrowing to an ABR Borrowing unless the Lender has delivered a notice pursuant to Section 2.11 which, at the time of the requested conversion, continues in effect.. The Borrower may elect different options with respect to different portions of the affected Borrowing and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time.

  (b)
  Interest Election Notice.    To make an election pursuant to this Section, the Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Lender not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election.

    Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

    (i)
    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

    (ii)
    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

    (iii)
    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

    (iv)
    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

        If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, or if an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

        SECTION 2.09Term Borrowings Maturity Dates.    To the extent not previously paid, (i) all Tranche A Loans shall be due and payable on the Tranche A Maturity Date and (ii) all Tranche B Loans shall be due and payable on the Tranche B Maturity Date.

        SECTION 2.10Optional and Mandatory Prepayments of Loans.

  (a)
  Optional Prepayments.    The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million or, if less, the outstanding principal amount of such Borrowing.

  (b)
  Revolving Loan Prepayments.

  (i)
  In the event of the termination of all the Revolving Commitment, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings.

  (ii)
  In the event of any partial reduction of the Revolving Commitment, if the aggregate principal amount at such time of all outstanding Revolving Loans would exceed the aggregate amount of the Revolving Commitment after giving effect to such reduction, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Borrowings in an aggregate amount sufficient to eliminate such excess.

  (iii)
  In the event that the sum of the Revolving Borrowings exceeds the Lender's Revolving Commitment then in effect, the Borrower shall, without notice or demand, immediately repay or prepay Revolving Borrowings in an aggregate amount sufficient to eliminate such excess.

  (c)
  Asset Sales.    If, on or after the first date on which the Company Entities have received Net Cash Proceeds from Asset Sales consummated after the Closing Date in excess of an aggregate of $30.0 million (such date, the "Asset Sale Prepayment Trigger Date"), any Company Entity receives Net Cash Proceeds of any Designated Asset Sale, then, not later than ten (10) days following the receipt of such Net Cash Proceeds, the Borrower shall prepay the Loans in accordance with Sections 2.10(e) and (f) in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided that, so long as no Event of Default then exists and no Default or Event of Default would result therefrom, no such prepayment shall be required if, and to the extent that, the Borrower delivers an Officers' Certificate to the Lender on or prior to such 10th day stating that the Net Cash Proceeds of such Designated Asset Sale will be used to make capital expenditures in cash or to pay cash consideration in connection with a Permitted Acquisition within 180 days after such Asset Sale and setting forth in reasonable detail the anticipated use of use Net Cash Proceeds and estimates of the proceeds to be so expended; provided, further, that if any portion of such Net Cash Proceeds are not so reinvested in accordance with the first proviso to this Section 2.10(c), such unused portion shall be applied on the last day of such 180-day period as a mandatory prepayment as otherwise provided in this Section 2.10(c).

  (d)
  Equity Issuance.    Not later than two Business Days following the receipt of any Net Cash Proceeds of any Equity Issuance by the Borrower, the Borrower shall make prepayments in accordance with Sections 2.10(e) and (f) in an aggregate amount equal to 100% of such Net Cash Proceeds.

  (e)
  Application of Prepayments.    Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(f), subject to the provisions of this Section 2.10(e), provided, that any mandatory prepayment required under Section 2.10(c) or 2.10(d) shall be applied first to repay the Term Borrowings then outstanding and then to any Revolving Borrowings. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the aggregate amount of such prepayment shall be allocated first to the Tranche A Loans then outstanding and then to any Tranche B Loans outstanding. Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively. Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable.

  (f)
  Notice of Prepayment.    The Borrower shall notify the Lender by written notice of any prepayment hereunder five Business Days before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

        SECTION 2.11Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

  (a)
  the Lender determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or

  (b)
  the Lender determines that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loans included in such Borrowing for such Interest Period;

then the Lender shall give written notice thereof to the Borrower as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

        SECTION 2.12Yield Protection.

  (a)
  Increased Costs Generally.    If any Change in Law shall:

  (i)
  impose on or deem applicable to the Lender any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by commercial banks or other regulated financial institutions;

  (ii)
  subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

  (iii)
  impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

  (b)
  Capital Requirements.    Only to the extent applicable to the Lender, if the Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting the Lender or the Lender's holding company, if any, regarding regulatory capital requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by the Lender to a level below that which the Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or such Lender's holding company for any such reduction suffered.

  (c)
  Eurocurrency Adjustments.    The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves under Regulation D with respect to "Eurocurrency liabilities" within the meaning of Regulation D, or under any similar or successor regulation with respect Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Eurodollar Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Loan, provided the Borrower shall have received at least ten days prior notice of such additional interest from the Lender. If the Lender fails to give notice ten days prior to the relevant interest payment date, such additional interest shall be due and payable ten days from receipt of such notice.

  (d)
  Certificates for Reimbursement.    A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) or (c) of this Section 2.12 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

  (e)
  Delay in Requests.    Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of the Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

        SECTION 2.13Breakage Payments.    In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred at the LIBOR Rate applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the LIBOR Rate on the first day of such period, for dollar deposits of a comparable amount and period. A certificate of the Lender setting forth in reasonable detail any amount or amounts that the Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive and binding absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.

        SECTION 2.14Payments Generally.

  (a)
  Payments Generally.    The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13, 2.15 or 8.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the account of the Lender specified in Schedule 2.14 hereto, unless otherwise directed in writing by the Lender. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

        SECTION 2.15Taxes.

  (a)
  Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

  (b)
  Payment of Other Taxes by the Borrower.    Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

  (c)
  Indemnification by the Borrower.    The Borrower shall indemnify the Lender, within 10 Business Days after written demand therefor (which demand shall set forth in reasonable detail the basis and calculation of such amounts), for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

  (d)
  Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

  (e)
  Status of Lender.    If the Lender is a Foreign Lender it shall, to the extent it may lawfully do so, deliver to the Borrower on or prior to the Closing Date (and from time to time thereafter upon the request of the Borrower, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

  (i)
  duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

  (ii)
  duly completed copies of Internal Revenue Service Form W-8ECI,

  (iii)
  in the event the Lender is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in form reasonably acceptable to the Lender, to the effect that the Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

  (iv)
  any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable

      Requirements of Law to permit the Borrower to determine the withholding or deduction required to be made.

  (f)
  Treatment of Certain Refunds.    If the Lender determines, in its sole discretion, that it has received a refund of (or credit in lieu of a refund for) any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Lender be required to pay any amount to the Borrower the payment of which would place the Lender in a less favorable net after-tax position than the Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid. Upon the reasonable request of the Borrower (and at the Borrower's expense), the Lender shall use reasonable efforts to cooperate with the Borrower with a view to obtaining a refund of any Indemnified or other Taxes with respect to which the Borrower or any other Loan Party has paid any amounts pursuant to Section 2.15 and which the Borrower, on advice of counsel, reasonably believes were not correctly or legally asserted by the relevant Governmental Authority; provided that the Lender shall not be required to (i) take any action that the Lender determines, in its sole discretion, would have an adverse effect on the Lender or (ii) disclose any information that it deems to be confidential.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lender that:

        SECTION 3.01Organization; Powers.    Each Company Entity (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company Entity or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

        SECTION 3.02Authorization; Enforceability.    The Transactions to be entered into by each Company Entity are within such Company Entity's powers and have been duly authorized by all necessary action on the part of such Company Entity. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        SECTION 3.03No Conflicts.    Except as otherwise disclosed in Schedules 4.5(b) and 5.5(a) and (b) to the Business Combination Agreement, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company Entity, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company Entity or its property, or give rise to a right thereunder to require any payment to be made by any Company Entity, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company Entity, except Permitted Liens.

        SECTION 3.04Financial Statements; Projections.

  (a)
  Historical Financial Statements.    The Borrower has heretofore delivered to the Lender the consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower (i) as of and for the fiscal years ended March 31, 2007 and March 31, 2006, audited by and accompanied by the unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the nine-month period ended December 31, 2007, certified by the chief financial officer of the Borrower. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP and present fairly and accurately the financial condition and results of operations and cash flows of the Borrower as of the dates and for the periods to which they relate.

  (b)
  No Liabilities.    Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company Entity of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents. Since March 31, 2008, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.05Properties.    Each Company Entity has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Company Entities, taken as a whole, (i) is generally in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Company Entities as presently conducted.

        SECTION 3.06Intellectual Property.    Except as otherwise disclosed in Schedule 3.06 hereto or in Schedule 4.18 or 5.18(i) or (j) to the Business Combination Agreement, each Company Entity owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property"), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Company Entity know of any valid basis for any such claim. The use of such Intellectual Property by each Company Entity does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.07Equity Interests and Subsidiaries.    All Equity Interests of each Company Entity are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of the Borrower, are owned by the Borrower, directly or indirectly through its Subsidiaries.

        SECTION 3.08Litigation; Compliance with Laws.    Except as otherwise disclosed in Schedule 3.08 hereto or in Schedule 4.13 or 5.13 to the Business Combination Agreement, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company Entity, threatened against or affecting any Company Entity or any business, property or rights of any Company Entity (i) that involve any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.17, no Company Entity or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company Entity's Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.09Agreements.

  (a)
  Generally.    No Company Entity is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect or that could reasonably be expected to impair materially the Borrower's compliance with the terms of the Loan Documents. No Company Entity is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

  (b)
  Dividend Limitations.    No Subsidiary of the Borrower is party to any agreement or instrument or subject to any other restriction that encumbers or otherwise restricts the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or a Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary or (c) transfer any of its properties to the Borrower or any Subsidiary, except for such encumbrances or restrictions permitted to exist pursuant to Section 6.09 hereof.

  (c)
  Restrictions on Cash Equivalents.    No Company Entity is party to any agreement or instrument (other than the Loan Documents) or subject to any other restriction that prohibits or otherwise limits the ability of the Borrower to access and apply its available cash and Cash Equivalents for more than thirty consecutive days.

        SECTION 3.10Federal Reserve Regulations.    No Company Entity is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

        SECTION 3.11Investment Company Act.    No Company Entity is an "investment company" or a company "controlled" by an "investment company," as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

        SECTION 3.12Use of Proceeds.    The Borrower will use the proceeds of (a) the Tranche A Loans solely to consummate the Tender Offer and to pay related fees and expenses, (b) the Tranche B Loans solely to refinance, in its entirety, the Vivendi Games Facility and to pay related fees and expenses and (c) the Revolving Loans after the Closing Date for general corporate purposes (including those described in Section 5.07).

        SECTION 3.13Taxes.    Each Company Entity has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company Entity has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company Entity has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company Entity is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, no Company Entity has ever (a) been a party to any understanding or arrangement constituting a "tax shelter" within the meaning of Section 6662(d)(2)(C)(ii) of the Code, or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or (b) "participated" in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4.

        SECTION 3.14No Material Misstatements.    The information, reports, financial statements, certificates, exhibits and or schedules furnished by or on behalf of any Company Entity to the Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

        SECTION 3.15Solvency.    Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of the Borrower (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

        SECTION 3.16Employee Benefit Plans.    Each Company Entity and, to the knowledge of the Company Entities, each of the Company Entities' ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company Entity or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company Entity. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company Entity or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect. To the extent applicable, each Foreign Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities. No Company Entity has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except to the extent any such excess could not reasonably be expected to have a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company Entity on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Plan, and for each Plan which is not funded, the obligations of such Plan are properly accrued.

        SECTION 3.17Environmental Matters.

  (a)
  Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

  (i)
  The Company Entities and their businesses, operations and Real Property are in compliance with, and the Company Entities have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Company Entities, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next five years;

  (ii)
  The Company Entities have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Company Entities, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

  (iii)
  There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Company Entities or their predecessors in interest that could result in liability by the Company Entities under any applicable Environmental Law;

  (iv)
  There is no Environmental Claim pending or, to the knowledge of the Company Entities, threatened against the Company Entities, or relating to the Real Property currently or formerly owned, leased or operated by the Company Entities or their predecessors in interest or relating to the operations of the Company Entities, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

  (v)
  No person with an indemnity or contribution obligation to the Company Entities relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

  (b)
  Except as set forth in the Activision Disclosure Schedule or the Games Disclosure Schedule (as defined in the Business Combination Agreement):

  (i)
  No Company Entity is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company Entity is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

  (ii)
  No Real Property or facility owned, operated or leased by the Company Entities and, to the knowledge of the Company Entities, no Real Property or facility formerly owned, operated or leased by the Company Entities or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

  (iii)
  No Lien has been recorded or, to the knowledge of any Company Entity, threatened under any Environmental Law with respect to any Real Property or other assets of the Company Entities;

  (iv)
  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

  (v)
  The Company Entities have made available to the Lender all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Company Entities concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Company Entities.

        SECTION 3.18Insurance.    All insurance maintained by the Company Entities is in full force and effect, all premiums have been duly paid, no Company Entity has received notice of violation or cancellation thereof and the use, occupancy and operation of the properties of the Company Entities comply in all material respects with all conditions to the continued effectiveness of all such insurance maintained by the Company Entities. Each Company Entity has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

        SECTION 3.19Anti-Terrorism Law.

  (a)
  Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering ("Anti-Terrorism Laws"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

  (b)
  Neither the Borrower nor, to the knowledge of the Borrower, any Affiliate or broker or other agent of the Borrower acting or benefiting in any capacity in connection with the Loans is any of the following:

  (i)
  a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

    (ii)
    a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

    (iii)
    a person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

    (iv)
    a person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

    (v)
    a person that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control ("OFAC") at its official website or any replacement website or other replacement official publication of such list.

  (c)
  Neither the Borrower nor, to the knowledge of the Borrower, any broker or other agent of the Borrower acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

        SECTION 3.20Subordination of Subordinated Indebtedness.    The Obligations are unsubordinated obligations of the Borrower pari passu in right of payment with all other unsubordinated obligations of the Borrower and constitute "Senior Debt" or other similar term under any instrument of the Borrower purporting to subordinate in right of payment the obligations under such instrument to the prior payment in full of any other obligation of the Borrower.

ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS

        SECTION 4.01Conditions to Initial Credit Extension.    The obligation of the Lender to fund the initial Credit Extension on or after the Closing Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

  (a)
  Loan Documents.    There shall have been delivered to the Lender a counterpart of each of the Loan Documents executed by the Borrower, and all legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lender.

  (b)
  Corporate Documents.    The Lender shall have received:

  (i)
  a certificate of the secretary of the Borrower dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of the Borrower certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate described in this clause (i)); and

    (ii)
    a certificate as to the good standing of the Borrower (in so-called "long-form" if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

  (c)
  Officers' Certificate.    The Lender shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Borrower, confirming satisfaction of the conditions precedent set forth in this Section 4.01 and Sections 4.04(b), (c), and (d).

  (d)
  Opinions of Counsel.    The Lender shall have received a favorable written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower, (A) dated the Closing Date, (B) addressed to the Lender and (C) covering such matters relating to the Loan Documents as the Lender shall reasonably request.

  (e)
  Business Combination Agreement.    The "Closing" (as defined in the Business Combination Agreement) shall have occurred under and in accordance with the Business Combination Agreement.

  (f)
  Fees.    The Lender shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Gibson, Dunn & Crutcher LLP, solely in its capacity as counsel to the Lender) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

        SECTION 4.02Conditions to the Tranche A Loan.    In addition to satisfaction of the conditions precedent set forth in Section 4.01, the obligation of the Lender to fund the Tranche A Loan requested to be made by it shall be subject to the prior or concurrent satisfaction of the following additional conditions precedent:

  (a)
  Tranche A Commitment Termination Date.    The Tranche A Commitment Termination Date shall not have occurred;

  (b)
  Tender Offer Closing Date.    The Tender Offer Closing Date shall have occurred;

  (c)
  Aggregate Required Offer Consideration.    The amount of the Aggregate Required Offer Consideration (as defined in the Business Combination Agreement) payable on the Tender Offer Closing Date shall exceed $3.628 billion; and

  (d)
  Closing Certificate.    The Lender shall have received not less than two Business Days prior to the date on which the Borrower requests the Credit Extension of the Tranche A Loan, a certificate signed by the chief financial officer of the Borrower certifying (A) that the foregoing conditions precedent have been satisfied, (B) the Aggregate Required Offer Consideration, and (C) that the amount of the Tranche A Loan requested to be funded does not exceed the Tranche A Commitment.

        SECTION 4.03Conditions to the Tranche B Loan.    In addition to satisfaction of the conditions precedent set forth in Section 4.01, the obligation of the Lender to fund the Tranche B Loan requested to be made by it shall be subject to the prior or concurrent satisfaction of the following additional conditions precedent (the date on which the Tranche B Loan is funded, if ever, being referred to herein as the "Tranche B Funding Date"):

  (a)
  Tranche B Commitment Termination Date.    The Tranche B Commitment Termination Date shall not have occurred; and

  (b)
  Vivendi Games Facility Repayment Date.    On the date of the funding of the Tranche B Loan, all Indebtedness outstanding under the Vivendi Games Facility shall, with the proceeds of the Tranche B Loan, be paid off in full, all other obligations of the borrower thereunder shall be satisfied (other than contingent indemnity obligations that survive the repayment of such Indebtedness and the termination of the lending commitments thereunder) and all lending commitments of the lender thereunder terminated.

        SECTION 4.04Conditions to Each Revolving Loan.    In addition to satisfaction of the conditions precedent set forth in Section 4.01, the obligation of the Lender to make each Revolving Loan shall be subject to the satisfaction of each of the conditions precedent set forth below.

  (a)
  Notice.    The Lender shall have received a Borrowing Request pursuant to Section 2.03.

  (b)
  No Default.    The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing.

  (c)
  Representations and Warranties.    Each of the representations and warranties made by the Borrower set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

  (d)
  No Legal Impediment.    No order, judgment or decree of any Governmental Authority shall purport to restrain the Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

        The delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.04(b) through (d) have been satisfied. The Borrower shall provide such information (including calculations in reasonable detail of the covenant in Section 6.08) as the Lender may reasonably request to confirm that the conditions in Sections 4.04(b) through (d) have been satisfied.

ARTICLE V
AFFIRMATIVE COVENANTS

        The Borrower covenants and agrees with the Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Lender shall otherwise consent in writing, the Borrower will, and will cause each of its Subsidiaries to:

        SECTION 5.01Financial Statements, Reports, etc.    Furnish to the Lender:

  (a)
  Annual Reports.    As soon as available and in any event within 90 days after the end of each fiscal year (or such earlier date on which the Borrower is required to file a Form 10-K under the Exchange Act), beginning with the fiscal year ending March 31, 2009, (i) the consolidated balance sheet of the Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders' equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (together with a consolidating balance sheet and statements of income and cash flows for the Borrower and the Subsidiaries), all prepared in accordance with GAAP and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing satisfactory to the Lender (which opinion shall not be qualified as to scope or contain any going concern or other material qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Lender setting forth key operational information and statistics for such fiscal year consistent with internal and industry-wide reporting standards, and (iii) a narrative report and management's discussion and analysis, in a form reasonably satisfactory to the Lender, of the financial condition and results of operations of the Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that the information required by clauses (i), (ii) and (iii) may be furnished in the form of the Borrower's annual report on Form 10-K);

  (b)
  Quarterly Reports.    As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such earlier date on which the Borrower is required to file a Form 10-Q under the Exchange Act), beginning with the fiscal quarter ending after the Closing Date, (i) the consolidated balance sheet of the Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (together with a consolidating balance sheet and statements of income and cash flows of the Company Entities), all prepared in accordance with GAAP and accompanied by a certificate of the chief financial officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower as of the date and for the periods specified in accordance with GAAP and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Lender setting forth key operational information and statistics for such fiscal quarter and for the then elapsed portion of the fiscal year consistent with internal and industry-wide reporting standards, and (iii) a narrative report and management's discussion and analysis, in a form reasonably satisfactory to the Lender, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being understood that the information required by clauses (i), (ii) and (iii) may be furnished in the form of the Borrower's quarterly report on Form 10-Q);

  (c)
  Chief Financial Officer's Certificate.    (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default or Event of Default has occurred since the then most recent Compliance Certificate or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (B) beginning with the fiscal quarter ending after the Closing Date, setting forth computations in reasonable detail satisfactory to the Lender demonstrating (x) compliance with the covenant contained in Section 6.08, and (y) the aggregate principal amounts of Indebtedness, Consolidated Net Indebtedness, Net Debt and Priority Debt outstanding on the last day of the period covered by such financial statements, and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ended March 31, 2009, a report of the accounting firm certifying such financial statements stating that in the course of its regular audit of the financial statements of the Company Entities, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that the Borrower was out of compliance with Section 6.08 as of the last day of the period to which such financial statements relate, or, if in the opinion of such accounting firm such noncompliance did exist, specifying the nature thereof;

  (d)
  Public Reports.    Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company Entity with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

  (e)
  Management Letters.    Promptly after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any "management letter" received by any such person from its certified public accountants and the management's responses thereto;

  (f)
  Other Information.    Promptly upon the request of the Lender from time to time, such other information regarding the operations, business affairs and financial condition of any Company Entity, or compliance with the terms of any Loan Document, as the Lender may reasonably request.

        SECTION 5.02Existence; Businesses and Properties

  (a)
  Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04 or, in the case of any Subsidiary, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

  (b)
  Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any zoning, building, Environmental Law, ordinance, code or approval, or any building permits or any restrictions of record or agreements, affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; perform its obligations under all of its material contracts and agreements, except where the failure to perform, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.02(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company Entity not otherwise prohibited hereby; (ii) the withdrawal by any Company Entity of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company Entity of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

        SECTION 5.03Insurance.    Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, as is customary with companies in the same or similar businesses, including insurance with respect to properties material to the business of the Borrower against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses, including (i) property casualty insurance, (ii) commercial general liability insurance against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) business interruption insurance, and (iv) worker's compensation insurance and such other insurance as may be required by any Requirement of Law.

        SECTION 5.04 Obligations and Taxes.

  (a)
  Payment of Obligations.    Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such property or any part thereof; provided that such payment and discharge shall not be required (x) with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the Borrower shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (y) in any event, if the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

  (b)
  Filing of Returns.    Timely and correctly file all material Tax Returns required to be filed by it, and withhold, collect and remit all material Taxes that it is required to collect, withhold or remit.

  (c)
  Tax Shelter Reporting.    The Borrower does not intend to treat the Loans as being a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4. In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Lender thereof.

        SECTION 5.05Employee Benefits.    (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Lender (x) as soon as possible after, and in any event within 15 days after any Responsible Officer of any Company Entity knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Company Entities or any of their ERISA Affiliates in an aggregate amount exceeding $5,000,000 or the imposition of a Lien, a statement of the chief financial officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Lender, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company Entity with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company Entity) as the Lender shall reasonably request.

        SECTION 5.06Maintaining Records; Access to Properties and Inspections; Annual Meetings.    Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company Entity will permit any representatives designated by the Lender to visit and inspect the financial records and the property of such Company Entity at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Lender to discuss the affairs, finances, accounts and condition of any Company Entity with the officers and employees thereof and advisors therefor (including independent accountants).

        SECTION 5.07Use of Proceeds.    Use the proceeds of (i) the Tranche A Loan for the purposes of financing directly or indirectly a portion of the Tender Offer Consideration (as defined in the Business Combination Agreement), (ii) the Tranche B Loan to retire the Indebtedness listed on Part I of Schedule 6.01(a) and (iii) the Revolving Loans for general corporate purposes.

        SECTION 5.08Compliance with Environmental Laws; Environmental Reports.    Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company Entity to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws.

ARTICLE VI
NEGATIVE COVENANTS

        The Borrower covenants and agrees with the Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Lender shall otherwise consent in writing, the Borrower will not, and the Borrower will not cause or permit any of its Subsidiaries to:

        SECTION 6.01Indebtedness.    Incur, create or assume, directly or indirectly, any Indebtedness, except:

  (a)
  (i) Indebtedness incurred under this Agreement and the other Loan Documents, (ii) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(a), and (iii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced plus any premium, penalty or fee payable in connection with such renewal or refinancing, and (B) any such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced;

  (b)
  Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate outstanding at the time such Hedging Obligations are incurred;

  (c)
  Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof; provided that any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced plus any premium, penalty or fee payable in connection with such renewal or refinancing;

  (d)
  Indebtedness in respect of bid, performance or surety bonds and workers' compensation self-insurance obligations incurred by any Company Entity in the ordinary course of business, including Indebtedness of any Company Entity with respect to letters of credit supporting such bid, performance or surety bonds or workers' compensation self-insurance obligations (in each case other than for an obligation for money borrowed);

  (e)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, including, in respect of intraday, ACH and purchasing card/T&E services;

  (f)
  Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

  (g)
  Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

  (h)
  Indebtedness arising from agreements of the Borrower or any Subsidiary providing for adjustment of purchase or acquisition price, "earnout" obligations, obligations to repurchase or redeem equity interests issued in connection with Permitted Acquisitions and other deferred contingent purchase price obligations or other similar obligations, in each case, incurred or assumed in connection with any Permitted Acquisition;

  (i)
  Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

  (j)
  (i) Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the purchase price of goods or services, provided that such obligations are on customary trade terms and are incurred in the ordinary course of business; and (ii) Indebtedness of the Borrower or any Subsidiary in respect of Commercial Letters of Credit;

  (k)
  Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in the ordinary course of business;

  (l)
  Any margin loan or other financing secured by auction rate securities owned by a Company Entity on the date hereof (less the aggregate principal amount or liquidation value of such auction rate securities that are redeemed, repurchased or repaid, or sold, assigned or otherwise disposed of by the Company Entities, after the date hereof) in an aggregate principal amount at any time outstanding not in excess of the aggregate principal amount or liquidation value, as the case may be, of such pledged auction rate securities; and

  (m)
  Indebtedness of the Borrower or any of its Subsidiaries not otherwise permitted under this Section 6.01 in an aggregate principal amount outstanding at the time of incurrence thereof, after giving effect thereto, not in excess of $1.5 billion less the aggregate principal amount of Net Debt then outstanding; provided, however, that no Indebtedness may be incurred pursuant to this clause (m) if, at the time of such incurrence, such Indebtedness would cause the Total Leverage Ratio to exceed 1.50 to 1.00; provided, further, in no event shall any Subsidiary incur, create or assume any Indebtedness pursuant to this Section 6.01(m) if, after giving effect thereto, the aggregate principal amount of Priority Debt then outstanding would exceed $75.0 million; provided, further, that no Indebtedness described in clause (a) or (b) in the definition thereof that is incurred pursuant to this Section 6.01(m) in excess of $10.0 million in aggregate principal amount at any time outstanding shall have a maturity date that is prior to the Final Maturity Date of the Loans; and provided, further, that for purposes of determining the Borrower's ability to make borrowings under any revolving or contingent credit facility entered into in reliance on this clause (m), compliance with the first proviso to this clause (m)

    shall be required only at the time commitments under such revolving or contingent credit facility are established (and borrowings under such commitment shall thereafter be permitted without regard to such proviso).

        SECTION 6.02Liens.    Create, incur, assume or permit or suffer to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it, except the following (collectively, the "Permitted Liens"):

  (a)
  inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

  (b)
  Liens in respect of property of any Company Entity imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, including carriers', warehousemen's, materialmen's, landlords', workmen's, suppliers', repairmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Company Entities, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company Entities, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

  (c)
  any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) or to the extent not listed in such schedule, where such property or assets have a fair market value that does not exceed $10 million in the aggregate and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) secures the same Indebtedness secured by such existing Lien on the Closing Date and refinancing Indebtedness in respect thereof permitted by Section 6.01(a)(iii)(A), and (ii) does not encumber any property other than the property subject to such existing Lien on the Closing Date (any such Lien, an "Existing Lien");

  (d)
  Liens arising out of judgments, attachments or awards not resulting in a Default or an Event of Default;

  (e)
  Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of Indebtedness or other obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that with respect to clauses (x), (y) and (z) of this clause (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

  (f)
  Leases of the properties of any Company Entity granted by such Company Entity to third parties, in each case entered into in the ordinary course of such Company Entity's business so long as such Leases do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company Entity;

  (g)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company Entity in the ordinary course of business in accordance with the past practices of such Company Entity;

  (h)
  Other Liens securing Indebtedness, including Indebtedness incurred (x) pursuant to Section 6.01(c) provided that any such Liens attach only to the property being so financed and do not encumber any other property of any Company Entity and (y) pursuant to Section 6.01(m); provided, however, that in no event shall the Borrower or any Subsidiary create, incur or assume or suffer or permit to exist any Lien on any of its property if, after giving effect thereto or as a result thereof, the aggregate principal amount of Priority Debt then outstanding would exceed $75.0 million;

  (i)
  Liens in favor of a lessor or sublessor not securing Indebtedness limited to personal property assets and fixtures located within the leased property;

  (j)
  Liens securing Indebtedness incurred pursuant to Section 6.01(l) provided that any such Liens attach only to the auction rate securities being so financed and do not encumber any other property of any Company Entity;

  (k)
  Liens on or in cash or Cash Equivalents (i) securing Indebtedness in respect of commercial or trade letters of credit incurred pursuant to Section 6.01(j)(ii), and (ii) in an aggregate amount not in excess of $10.0 million securing Indebtedness in respect of standby letters of credit incurred pursuant to Section 6.01(d);

  (l)
  bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company Entity, in each case in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

  (m)
  licenses of Intellectual Property granted by any Company Entity in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company Entities;

  (n)
  deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; and

  (o)
  Liens in favor of any Company Entity.

        SECTION 6.03Investment, Loan and Advances.    Directly or indirectly, lend money or extend credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other equity interest or other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, "Investments"), except that the following shall be permitted:

  (a)
  the Company Entities may consummate the Transactions in accordance with the Business Combination Agreement;

  (b)
  Investments outstanding on the Closing Date and identified on Schedule 6.03(b);

  (c)
  the Company Entities may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

  (d)
  Hedging Obligations incurred pursuant to Section 6.01(b);

  (e)
  Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (f)
  Investments comprised of non-cash consideration received by the Borrower or any Subsidiary in connection with an Asset Sale;

  (g)
  Permitted Acquisitions in compliance with Section 6.05;

  (h)
  Investments in a Subsidiary of the Borrower that either (i) immediately prior to and after the Investment, was a Wholly Owned Subsidiary or (ii) has executed and delivered to the Lender an unconditional guaranty of the Obligations, in form and substance satisfactory to the Lender (together with an opinion of counsel satisfactory to the Lender relating to such guaranty and such other documentation relating thereto as the Lender may request, all in form and substance satisfactory to the Lender); and

  (i)
  other Investments in an aggregate amount for all such Investments not to exceed $30.0 million at any time outstanding.

An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to a Company Entity.

        SECTION 6.04Mergers and Consolidations.    Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

  (a)
  the Transactions contemplated by the Business Combination Agreement;

  (b)
  Permitted Acquisitions in compliance with Section 6.05;

  (c)
  the merger or consolidation of any Subsidiary with or into the Borrower or any other Subsidiary in a transaction in which the surviving entity is the Borrower or, if the Borrower is not a party to such transaction, a Wholly Owned Subsidiary (or a Subsidiary that has executed and delivered to the Lender an unconditional guaranty of the Obligations, in form and substance satisfactory to the Lender (together with an opinion of counsel satisfactory to the Lender relating to such guaranty and such other documentation relating thereto as the Lender may request, all in form and substance satisfactory to the Lender));

  (d)
  as long as no Event of Default exists, and no Default or Event of Default would result therefrom, any Subsidiary may merge or consolidate with or into any other person in order to effect an Investment otherwise permitted under Section 6.03 hereto so long as the surviving person shall be a Wholly Owned Subsidiary (or a Subsidiary that has executed and delivered to the Lender an unconditional guaranty of the Obligations, in form and substance satisfactory to the Lender (together with an opinion of counsel satisfactory to the Lender relating to such guaranty and such other documentation relating thereto as the Lender may request, all in form and substance satisfactory to the Lender));

  (e)
  any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided, that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

        SECTION 6.05Acquisitions. Purchase or otherwise acquire all or any substantial portion of the property of any person or of any business or division of any person, or purchase or acquire (including by merger or consolidation) Equity Interests of any person, except that the following shall be permitted:

  (a)
  Investments made in compliance with Section 6.03;

  (b)
  the Transactions contemplated by the Business Combination Agreement; and

  (c)
  Permitted Acquisitions.

        SECTION 6.06Restricted Payments.    Authorize, declare or pay, directly or indirectly, any Restricted Payment, except that so long as no Default or Event of Default shall have occurred and be continuing, the following shall be permitted:

  (a)
  The Borrower may declare and pay dividend payments or other distributions payable solely in the common stock or other Equity Interests of the Borrower;

  (b)
  The Borrower and each Subsidiary may declare or pay cash dividends to its stockholders;

  (c)
  Repurchases of Company Equity pursuant to the Tender Offer (as defined in the Business Combination Agreement);

  (d)
  The Borrower may make Restricted Payments the proceeds of which are used to purchase or redeem Equity Interests held by then present or former directors, consultants, officers or employees of any Company Entity or by any Plan or any shareholders' agreement then in effect upon such persons death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; and

  (e)
  Other repurchases of Company Equity approved by the Board of Directors of the Borrower.

        SECTION 6.07Transactions with Affiliates.    Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company Entity (other than solely between or among Company Entities), other than on terms and conditions at least as favorable to such Company Entity as would reasonably be obtained by such Company Entity at that time in a comparable arm's-length transaction with a person other than an Affiliate, except that the following shall be permitted:

  (a)
  Restricted Payments permitted by Section 6.06;

  (b)
  Investments permitted by Section 6.03(a);

  (c)
  reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Borrower;

  (d)
  (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors entered into in the ordinary course of business, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

  (e)
  the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Borrower and any Subsidiary in the ordinary course of business;

  (f)
  any transaction in respect of which the Borrower delivers to the Lender a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm's length transaction with a person that is not an Affiliate;

  (g)
  transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

  (h)
  sales of common stock of the Borrower to Affiliates of the Borrower; and

  (i)
  all of the agreements between the Borrower and Parent or any Affiliate of Parent referenced in or contemplated by the Business Combination Agreement, or entered into on or after the Closing Date and approved by the Borrower's Board of Directors in compliance with its Organizational Documents.

        SECTION 6.08Maximum Ratio of Consolidated Indebtedness to Total Capital.    Permit, at any time, Consolidated Net Indebtedness to exceed 20.0% of Total Capital.

        SECTION 6.09Limitation on Certain Restrictions on Subsidiaries.    Directly or indirectly, create or otherwise cause or suffer to exist or become or remain effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Company Entity, or pay any Indebtedness owed to any Company Entity, (b) make loans or advances to any Company Entity or (c) transfer any of its properties to any Company Entity, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (v) any agreement governing Indebtedness (x) of a Foreign Subsidiary permitted by Section 6.01(m) restricting the ability of such Foreign Subsidiary to engage in the transactions described in clause (a), (b) or (c), or (y) secured by a Lien permitted by Section 6.02(c) or (h) restricting the transfer of the property subject thereto; (vi) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Borrower; or (vii) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person.

        SECTION 6.10Limitation on Issuance of Capital Stock.    No Subsidiary shall issue or permit to remain outstanding any Preferred Stock (other than Preferred Stock issued to and held by another Company Entity).

        SECTION 6.11Sale Leaseback Transactions.    Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale Leaseback Transaction") unless the Attributable Indebtedness incurred in connection therewith is permitted by Section 6.01(m) and the Lien incurred in connection therewith is permitted by Section 6.02(h).

ARTICLE VII
EVENTS OF DEFAULT

        SECTION 7.01Events of Default.    Upon the occurrence and during the continuance of the following events ("Events of Default"):

  (a)
  default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

  (b)
  default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

  (c)
  any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

  (d)
  default shall be made in the due observance or performance by any Company Entity of any covenant, condition or agreement contained in Section 5.02(a) or 5.07 or in Article VI;

  (e)
  default shall be made in the due observance or performance by any Company Entity of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Lender to the Borrower;

  (f)
  any Company Entity shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $25.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Company Entities if such Hedging Obligations were terminated at such time);

  (g)
  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company Entity, or of a substantial part of the property of any Company Entity, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company Entity or for a substantial part of the property of any Company Entity; or (iii) the winding-up or liquidation of any Company Entity; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

  (h)
  any Company Entity shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company Entity or for a substantial part of the property of any Company Entity; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

  (i)
  one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $25.0 million shall be rendered against any Company Entity or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company Entity to enforce any such judgment;

  (j)
  one or more ERISA Events or noncompliance with respect to Foreign Plans shall have occurred that, in the reasonable opinion of the Lender, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien on any properties of a Company Entity;

  (k)
  any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower shall repudiate or deny any portion of its liability or obligation for the Obligations;

  (l)
  any Company Entity shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Lender may by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

        SECTION 7.02Application of Proceeds.    The proceeds received by the Lender in respect of any sale of, collection from or other realization upon all or any part of the assets of the Borrower in connection with the exercise of default remedies by the Lender shall be applied by the Lender as follows:

  (a)
  First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Lender and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Lender in connection therewith and all amounts for which the Lender is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

  (b)
  Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

  (c)
  Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

  (d)
  Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon; and

  (e)
  Fifth, the balance, if any, to the person lawfully entitled thereto (including the Borrower or its successors or assigns) or as a court of competent jurisdiction may direct.

ARTICLE VIII
MISCELLANEOUS

        SECTION 8.01Notices.

  (a)
  Generally.    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

    (i)
    if to the Borrower, to it at:

    Activision Blizzard, Inc.
    3100 Ocean Park Boulevard
    Santa Monica, CA 90405
    Attention: George Rose
    email: grose@activision.com

    (ii)
    if to the Lender, to it at:

    Vivendi S.A.
    42, avenue de Friedland
    75380 Paris cedex 08
    Attention: Frédéric Crépin
    email: frederic.crepin@vivendi.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

  (b)
  Change of Address, etc.    Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

        SECTION 8.02Waivers; Amendment.

  (a)
  Generally.    No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section 8.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

  (b)
  Required Consents.    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

        SECTION 8.03Expenses; Indemnity; Damage Waiver.

  (a)
  Costs and Expenses.    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 8.03, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.

  (b)
  Indemnification by the Borrower.    The Borrower shall indemnify the Lender and each Related Party (each such person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or the performance by the parties hereto of their respective obligations hereunder or thereunder, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company Entity at any time, or any Environmental Claim related in any way to any Company Entity, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a knowing and willful breach of such Indemnitee's obligations hereunder or under any other Loan Document.

  (c)
  Waiver of Consequential Damages, Etc.    To the fullest extent permitted by applicable Requirements of Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

  (d)
  Payments.    All amounts due under this Section shall be payable not later than three Business Days after demand therefor.

        SECTION 8.04Successors and Assigns.

  (a)
  Successors and Assigns Generally.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 8.04, (ii) by way of participation in accordance with the provisions of paragraph (c) of this Section 8.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 8.04 (and any other attempted assignment or transfer by the Borrower or the Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

  (b)
  Assignments by the Lender.    The Lender may at any time after the Closing Date (or, in respect of the Tranche B Commitment and the Tranche B Loans, after the Tranche B Funding Date) assign to one or more persons (1) all or any portion of the Term Loans owing to it and its related rights and obligations under this Agreement and/or (2) with the consent of the Borrower, which shall not unreasonably be withheld or delayed, all (but not less than all) of the Revolving Commitment and the Revolving Loans owing to it and its related rights and obligations under this Agreement. Each assignee of the Revolving Commitment and/or Loans shall be a party to this Agreement and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, to the extent of the interest assigned by the Lender and the Lender shall be released from its obligations under this Agreement to the extent of the interest assigned. In any event, in the case of an assignment covering all of the Lender's rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. The Borrower shall maintain a register for the recordation of the names and addresses of the Lenders and the commitments of, and principal amounts (and related interest amounts) of the Loans and other amounts owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower and the Lenders shall treat each person whose name is recorded in the Register as the owner of such Loan or other obligation hereunder as the Lender hereunder for all purposes of this Agreement notwithstanding any notice to the contrary. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale of a participation in such rights and obligations in accordance with paragraph (c) of this Section 8.04.

  (c)
  Participations.    The Lender may at any time, without the consent of, or notice to, the Borrower sell participations to any person (each, a "Participant") in all or a portion of the Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. The Lender shall maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant's participation interest in the Loans (or other rights and obligations) held by it (the "Participant Register"). The entries in the Participant Register shall be conclusive, absent manifest error, and the Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, the Lender shall be acting as the agent of the Borrower solely for purposes of applicable United States federal income tax law and Treasury regulations promulgated thereunder; provided, however, that the Lender thereby undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall the Lender be a fiduciary of the Borrower for any purpose), except that the Lender shall maintain the Participant Register and, upon request by the Borrower, the Lender shall show the Participant Register to the Borrower.

        Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (d) of this the Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were the Lender, provided such Participant agrees to be subject to Section 2.14 as though it were the Lender.

  (d)
  Limitations on Participant Rights.    A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

  (e)
  Certain Pledges.    The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto. The Lender may, without the consent of the Borrower, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as the Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by the Lender or any Subsidiary thereof, as security for such obligations or securities.

        SECTION 8.05Survival of Agreement.    All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and Article VIII (other than Section 8.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

        SECTION 8.06Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and the Borrower. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 8.07Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 8.08Right of Setoff.    If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

        SECTION 8.09Governing Law; Jurisdiction; Consent to Service of Process.

  (a)
  Governing Law.    This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

  (b)
  Submission to Jurisdiction.    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

  (c)
  Waiver of Venue.    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 8.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

  (d)
  Service of Process.    Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

        SECTION 8.10Waiver of Jury Trial.    The Borrower hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

        SECTION 8.11Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 8.12USA Patriot Act Notice.    The Lender is subject to the Patriot Act (as hereinafter defined) and the Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow the Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act.

        SECTION 8.13Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

        SECTION 8.14Obligations Absolute.    To the fullest extent permitted by applicable Requirements of Law, all obligations of the Borrower hereunder shall be absolute and unconditional irrespective of:

  (a)
  any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Borrower;

  (b)
  any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against the Borrower;

  (c)
  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

  (d)
  any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

  (e)
  any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

  (f)
  any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrower or any surety.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ACTIVISION, INC.

By:	/s/ ROBERT A. KOTICK
Name: Robert A. Kotick
Title: Chief Executive Officer

VIVENDI S.A.

By:	/s/ JEAN-BERNARD LÉVY
Name: Jean-Bernard Lévy
Title: Chairman of the Board and CEO

PRELIMINARY COPY

VOTE VIA INTERNET OR BY TELEPHONE
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ACTIVISION, INC.

As a stockholder of Activision, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on                        , 2008.

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PROXY CARD—ACTIVISION, INC.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED BELOW. IF
THIS PROXY IS EXECUTED BUT NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES
REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" EACH OF PROPOSAL NO. 1, PROPOSAL
NO. 2 (INCLUDING EACH OF THE RELATED SUBPROPOSALS), PROPOSAL NO. 3 AND PROPOSAL NO. 4.

1.	Approval of the issuance of an aggregate of approximately 358.2 million new shares of Activision common stock, par value $0.000001 per share, to Vivendi S.A., and/or one or more of Vivendi's affiliates, in connection with (a) the merger of Vivendi Games, Inc. with and into a wholly-owned subsidiary of Activision, and (b) the purchase of shares of Activision common stock by Vivendi, in each case, in accordance with the business combination agreement, dated as of December 1, 2007, by and among Activision, Inc., Sego Merger Corporation, Vivendi S.A., VGAC LLC, and Vivendi Games, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL NO. 2—PLEASE MARK EACH OF SUB-PROPOSALS 2A–2L BELOW

2.	Approval of the proposed amendment and restatement of Activision's amended and restated certificate of incorporation, subject to the completion of the transaction, in its entirety, including each of the proposed amendments to the certificate of incorporation listed in subproposals 2A–2L below:
	2A—Approval of a proposal to change the combined company's name from "Activision, Inc." to "Activision Blizzard, Inc."	FOR ☐	AGAINST ☐	ABSTAIN ☐
	2B—Approval of a proposal to increase the number of authorized shares of capital stock from four hundred fifty-five million (455,000,000) to one billion two hundred five million (1,205,000,000).	FOR ☐	AGAINST ☐	ABSTAIN ☐
	2C—Approval of a proposal to eliminate the Series A Junior Preferred Stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	2D—Approval of a proposal to include certain quorum requirements for committees of the board of directors under certain circumstances.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	2E—Approval of a proposal to require supermajority stockholder approval to amend certain sections of the certificate of incorporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	2F—Approval of a proposal to limit the power of the board of directors to amend certain provisions of the bylaws without stockholder approval.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	2G—Approval of a proposal to grant the directors designated by Vivendi certain voting powers when other Vivendi designees are not present at board or committee meetings.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	2H—Approval of a proposal to include limitations on certain business activities in which Vivendi may, directly or indirectly, engage or participate.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	2I—Approval of a proposal to establish procedures allocating certain corporate opportunities between Activision Blizzard and Vivendi.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	2J—Approval of a proposal to require Vivendi or Activision Blizzard to purchase all of the combined company's issued and outstanding shares of common stock if and when Vivendi becomes the record owner of more than 90% of the issued and outstanding shares of common stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	2K—Approval of a proposal to establish procedures governing affiliate transactions.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	2L—Approval of a proposal to cause the combined company to be governed by Section 203 of the Delaware General Corporation Law, a statute which restricts business combinations between corporations and their significant stockholders.	FOR ☐	AGAINST ☐	ABSTAIN ☐

        A vote "FOR" all subproposals 2A–2L above constitutes a vote in favor of the amendment and restatement of Activision's certificate of incorporation. A vote "AGAINST" any of the subproposals 2A–2L above, or an "ABSTAIN" vote on any of the sub-proposals 2A–2L above, will have the same effect as a vote AGAINST the transaction.

3.	Approval of the proposed amendment of Section 7.4(a) of Activision's third amended and restated bylaws.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE APPROVAL OF EACH OF PROPOSAL NO. 1 RELATING TO THE ISSUANCE OF ACTIVISION COMMON STOCK, PROPOSAL NO. 2 RELATING TO THE AMENDMENT AND RESTATEMENT OF ACTIVISION'S CERTIFICATE OF INCORPORATION, INCLUDING EACH OF THE RELATED SUBPROPOSALS UNDER PROPOSAL NO. 2, AND PROPOSAL NO. 3 RELATING TO THE AMENDMENT OF SECTION 7.4(a) OF ACTIVISION'S THIRD AMENDED AND RESTATED BYLAWS IS A CONDITION TO THE COMPLETION OF THE PROPOSED TRANSACTION. IF YOU WISH TO APPROVE THE TRANSACTION, YOU MUST VOTE "FOR" EACH OF PROPOSAL NO. 1, PROPOSAL NO. 2 (INCLUDING THE RELATED SUBPROPOSALS UNDER PROPOSAL NO. 2) AND PROPOSAL NO. 3.

4.	Approval of any motion to adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals above.	FOR ☐	AGAINST ☐	ABSTAIN ☐
IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

MARK HERE IF YOU PLAN TO ATTEND    ☐
THE MEETING.

Signature	Signature	Dated	, 2008

Note: Please sign exactly as your name appears hereon, date and return this proxy. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, or as an officer signing for a corporation, please give full title under signature. If a corporation, please sign in full corporate name by president or other duly authorized officer, giving full titles as such. If a partnership, please sign in partnership name by authorized person.

Note: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

V            FOLD AND INSERT IN ENVELOPE PROVIDED            V

ACTIVISION, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

VOTE VIA INTERNET, BY TELEPHONE OR MAIL

        As a stockholder of Activision, Inc., a Delaware corporation (the "Company"), you have the option of voting your shares of common stock of the Company by proxy using the Internet, telephone or mail. If you vote electronically via the Internet or by telephone, you do not need to return the attached proxy card. Your vote by proxy authorizes Robert A. Kotick, Brian G. Kelly, Robert J. Corti, Ronald Doornink, Barbara S. Isgur, Robert J. Morgado, Peter J. Nolan and Richard Sarnoff and each of them, with full power of substitution, to vote and otherwise represent all the shares of common stock of the Company that you are entitled to vote at the special meeting of stockholders of the Company to be held on                        ,                              , 2008, at                        , at                                    , and at any adjournment(s) or postponement(s) thereof, with the same effect as if you were present and voting such shares, on the matters and in the manner set forth below and as further described in the accompanying proxy statement.

        Shares of stock of Activision, Inc. will be voted as specified. Unless otherwise specified, this proxy, when properly executed, will be voted "FOR" each of the proposals and subproposals above. If any other matter is properly presented at the special meeting of stockholders, this proxy will be voted in accordance with the judgment of the persons appointed as proxies.

(Continued, and to be marked, dated and signed, on the other side)

QuickLinks

ADDITIONAL INFORMATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD , 2008

CERTAIN FREQUENTLY USED TERMS
QUESTIONS AND ANSWERS
SUMMARY
The Transaction
The Business Combination Agreement
Special Meeting
Other Matters
Per Share Market Price Data
Selected Historical Financial Data of Activision
Selected Historical Financial Data of Vivendi Games
Summary Unaudited Pro Forma Condensed Combined Financial Data
Comparative Per Share Data
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
CAUTIONARY STATEMENT CONCERNING INFORMATION OF VIVENDI AND ITS AFFILIATES
THE SPECIAL MEETING
THE TRANSACTION
THE BUSINESS COMBINATION AGREEMENT
Structure of the Transaction and Tender Offer
The Merger
The Share Purchase
The Tender Offer
Conditions to the Transaction
Definition of Material Adverse Effect
Restrictions on Solicitation of Acquisition Proposals
Termination; Termination Fees and Expenses
Conduct of Business Prior to the Closing Date
Certain Other Covenants
Representations and Warranties
Miscellaneous
CERTAIN AGREEMENTS RELATED TO THE TRANSACTION
Voting and Lock-Up Agreements
Investor Agreement
Tax Sharing Agreement
Services Agreement
BOARD AND MANAGEMENT OF ACTIVISION BLIZZARD
CORPORATE GOVERNANCE OF ACTIVISION BLIZZARD
THE PROPOSALS
PROPOSAL NO. 1
The Issuance of Shares Under the Business Combination Agreement
PROPOSAL NO. 2
The Amendment and Restatement of Activision's Amended and Restated Certificate of Incorporation, as Amended
PROPOSAL NO. 3
The Amendment of Section 7.4(a) of Activision's Third Amended and Restated Bylaws
PROPOSAL NO. 4
Adjournment of the Special Meeting
OTHER MATTERS TO COME BEFORE THE MEETING
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Combined Statement of Operations For the Three Months Ended March 31, 2008
Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2007
Unaudited Pro Forma Condensed Combined Balance Sheet March 31, 2008
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
ACTIVISION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ACTIVISION
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF ACTIVISION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ACTIVISION
VIVENDI GAMES BUSINESS
VIVENDI GAMES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF VIVENDI GAMES
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK OF VIVENDI GAMES
QUARTERLY FINANCIAL INFORMATION FOR VIVENDI GAMES
FUTURE STOCKHOLDER PROPOSALS
HOUSEHOLDING OF SPECIAL MEETING MATERIALS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS ACTIVISION, INC.
VIVENDI GAMES, INC.
Report of Independent Registered Public Accounting Firm
ACTIVISION, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share data)
ACTIVISION, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands, except per share data)
ACTIVISION, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY For the fiscal years ended March 31, 2008, 2007, and 2006 (Amounts in thousands)
ACTIVISION, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands)
ACTIVISION, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements
  SCHEDULE II
ACTIVISION, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS (Amounts in thousands)
REPORT OF INDEPENDENT AUDITORS
Vivendi Games, Inc. Consolidated Balance Sheets (in thousands, except share and per share amounts)
Vivendi Games, Inc. Consolidated Statements of Operations (in thousands)
Vivendi Games, Inc. Consolidated Statements of Owner's Equity and Comprehensive Income (in thousands, except share amounts)
Vivendi Games, Inc. Consolidated Statements of Cash Flows (in thousands)
Vivendi Games, Inc. Notes to Consolidated Financial Statements
(Information subsequent to December 31, 2007 and pertaining to March 31, 2008 and the three months ended March 31, 2008 and 2007 is unaudited)
  Annex A

BUSINESS COMBINATION AGREEMENT
RECITALS
AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II CLOSING; THE COMBINATION TRANSACTIONS
ARTICLE III THE TENDER OFFER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACTIVISION AND MERGER SUB
ARTICLE V REPRESENTATIONS AND WARRANTIES OF VIVENDI, VGAC LLC AND GAMES
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX MISCELLANEOUS
  Annex B
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ACTIVISION, INC.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X
  Annex C
FORM OF AMENDED AND RESTATED BY-LAWS OF ACTIVISION BLIZZARD, INC.
ARTICLE I OFFICES
ARTICLE II STOCKHOLDERS
ARTICLE III DIRECTORS
ARTICLE IV OFFICERS
ARTICLE V CAPITAL STOCK
ARTICLE VI SECURITIES HELD BY THE CORPORATION
ARTICLE VII INDEMNIFICATION OF DIRECTORS AND OFFICERS
ARTICLE VIII MISCELLANEOUS
  Annex D
  Annex E
VOTING AND LOCK-UP AGREEMENT
RECITALS
AGREEMENT
Schedule 1
  Annex F
VOTING AND LOCK-UP AGREEMENT
RECITALS
AGREEMENT
Schedule 1
  Annex G

CREDIT AGREEMENT
WITNESSETH
ARTICLE I DEFINITIONS
ARTICLE II THE CREDITS
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV CONDITIONS TO CREDIT EXTENSIONS
ARTICLE V AFFIRMATIVE COVENANTS
ARTICLE VI NEGATIVE COVENANTS
ARTICLE VII EVENTS OF DEFAULT
ARTICLE VIII MISCELLANEOUS
  PRELIMINARY COPY